UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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Allis-Chalmers Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Allis-Chalmers Energy Inc. (“Allis-Chalmers”), relating to the proposed merger of Allis-Chalmers with and into a wholly owned subsidiary of Seawell Limited (“Seawell”). The meeting is scheduled for February 23, 2011 at 10:00 a.m., local time, and will be held at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056.

At the special meeting, you will be asked to approve and adopt the Agreement and Plan of Merger dated as of August 12, 2010, by and among Allis-Chalmers, Seawell and its wholly owned subsidiary, Wellco Sub Company, as amended by the parties on October 1, 2010 and as it may be further amended from time to time, which is referred to as the Merger Agreement, and to approve other proposals related to the completion of the merger.

In the merger, each share of Allis-Chalmers common stock (except for any dissenting shares) will be converted into the right to receive 1.15 Seawell common shares or $4.25 in cash. Allis-Chalmers common stockholders may elect to receive either Seawell common shares or cash in the merger, subject to proration if cash elections are made with respect to more than 35% of the outstanding shares of Allis-Chalmers common stock (including preferred stock on an as-converted basis). Under the current terms of the Certificate of Designations of 7% Convertible Perpetual Preferred Stock, or certificate of designations, each share of Allis-Chalmers preferred stock will be converted into a mix of cash and Seawell common shares (equal to the weighted average of the types of consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election) with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. If the proposed amendment to the certificate of designations is approved and adopted by the Allis-Chalmers stockholders, the holder of the Allis-Chalmers preferred stock will be entitled to elect the type of merger consideration it prefers to receive as described above with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. The holder of the preferred stock has agreed to elect to receive Seawell common shares if the proposed amendment is approved.

Based on the closing sale price for Seawell common shares and the Norwegian krone/U.S. dollar exchange rate on January 20, 2011, the last practicable day before the printing of this proxy statement/prospectus, the 1.15 exchange ratio represented approximately $7.46 in value for each share of Allis-Chalmers common stock. We estimate that immediately after the effective time of the merger, former Allis-Chalmers stockholders will hold Seawell common shares representing up to approximately 31.3% of the then-outstanding Seawell common shares.

The Seawell common shares are currently registered on the Oslo Stock Exchange under the symbol “SEAW.”

THE BOARD OF DIRECTORS OF ALLIS-CHALMERS HAS DETERMINED UNANIMOUSLY THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE ALLIS-CHALMERS STOCKHOLDERS, AND HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT. ACCORDINGLY, THE ALLIS-CHALMERS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE OR GIVE INSTRUCTIONS TO VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Your vote is important. Regardless of whether you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy to us or by voting by telephone or over the Internet. If your shares are held in “street name,” you must instruct your broker, bank or other nominee how to vote your shares.

If you were a record holder of Allis-Chalmers common stock or Allis-Chalmers preferred stock at the close of business on January 14, 2011 you have the right to vote or direct your vote at the special meeting.

By order of the Board of Directors,

Jørgen Rasmussen Executive Chairman Seawell Limited	Munawar H. Hidayatallah Chairman and CEO Allis-Chalmers Energy Inc.

THE MERGER AND THE SEAWELL COMMON SHARES INVOLVE VARIOUS RISKS, WHICH ARE DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS UNDER “RISK FACTORS” BEGINNING ON PAGE 25. WE URGE YOU TO READ THIS PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY.

THE SEAWELL COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement/prospectus is dated January 21, 2011 and is first being mailed to Allis-Chalmers’ stockholders on or about January 25, 2011.

ALLIS-CHALMERS ENERGY INC.

5075 Westheimer

Suite 890

Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on February 23, 2011

Notice is hereby given that a special meeting of stockholders will be held on February 23, 2011, at 10:00 a.m., local time, at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056. At the special meeting, you will be asked to:

1.	approve and adopt the Agreement and Plan of Merger, dated as of August 12, 2010, among Allis-Chalmers Energy Inc. (“Allis-Chalmers”), Seawell Limited (“Seawell”), and Wellco Sub Company, a copy of which is included as Annex A to this proxy statement/prospectus, as amended by the Amendment Agreement, dated as of October 1, 2010, by and among Seawell, Allis-Chalmers and Wellco Sub Company, a copy of which is included in Annex B to this proxy statement/prospectus;

2.	approve and adopt an amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock, a copy of which is included as Annex C to this proxy statement/prospectus; and

3.	approve any motion to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Allis-Chalmers will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Allis-Chalmers Board of Directors recommends that you vote FOR each of the proposals listed above.

Only Allis-Chalmers stockholders of record at the close of business on January 14, 2011, the record date for the special meeting, are entitled to notice of, and a vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. To ensure your representation at the Allis-Chalmers special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide such broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.

For more information about the merger, the proposals and the special meeting, please review the accompanying proxy statement/prospectus.

By order of the Board of Directors

Munawar H. Hidayatallah

Chairman and CEO

Allis-Chalmers Energy Inc.

Houston, Texas

January 21, 2011

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Allis-Chalmers from documents that Allis-Chalmers has filed with the U.S. Securities and Exchange Commission, which is referred to herein as the SEC, but that has not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference in this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” on page 210. Allis-Chalmers will provide you with copies of this information relating to Allis-Chalmers, without charge, upon written or oral request to:

Allis-Chalmers Energy Inc.

5075 Westheimer

Suite 890

Houston, Texas 77056

Attention: Investor Relations

Telephone Number: (713) 369-0550

In order for you to receive timely delivery of the documents before the special meeting, Allis-Chalmers should receive your request no later than February 16, 2011.

The documents that Allis-Chalmers files with the SEC can also be obtained without charge from the “Investor Relations” section of Allis-Chalmers’ website at www.alchenergy.com and from the SEC’s website at www.sec.gov. The information provided on Allis-Chalmers’ website is not part of this proxy statement/prospectus, and it is not incorporated by reference herein.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Seawell (File No. 333-171724), constitutes a prospectus of Seawell under Section 5 of the Securities Act of 1933, which is referred to as the Securities Act, with respect to the Seawell common shares to be issued to Allis-Chalmers stockholders in the merger pursuant to the Merger Agreement.

This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, which is referred to as the Exchange Act, with respect to the Allis-Chalmers special meeting, at which Allis-Chalmers stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and approve certain related proposals.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ALLIS-CHALMERS SPECIAL MEETING

The following are some questions that you may have regarding the proposed merger and related matters being considered at the Allis-Chalmers special meeting and brief answers to those questions. Seawell and Allis-Chalmers urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. Unless stated otherwise, all references in this proxy statement/prospectus to Seawell are to Seawell Limited, a Bermuda company, all references to Allis-Chalmers are to Allis-Chalmers Energy Inc., a Delaware corporation, and all references to the Merger Agreement are to the Agreement and Plan of Merger, dated as of August 12, 2010, by and among Seawell, Allis-Chalmers and Wellco Sub Company, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein, as amended by the Amendment Agreement, dated as of October 1, 2010, by and among Seawell, Allis-Chalmers and Wellco Sub Company, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein.

Questions and Answers about the Merger

What is the proposed transaction?

A:	Seawell, Allis-Chalmers and Wellco Sub Company, or Wellco, a wholly owned subsidiary of Seawell, have entered into a Merger Agreement pursuant to which Allis-Chalmers will merge with and into Wellco, with Wellco surviving the merger as a wholly owned subsidiary of Seawell. Seawell and its subsidiaries following the merger are referred to as the combined company.

Why are Seawell and Allis-Chalmers proposing the merger?

A:	The boards of directors of Seawell and Allis-Chalmers believe that the combination of Seawell and Allis-Chalmers will provide substantial strategic and financial benefits to the stockholders of Allis-Chalmers and shareholders of Seawell and will allow them the opportunity to participate in the growth of an oilfield services company offering a broad range of drilling and well services, oilfield rentals and facilities engineering to the oil and gas industry across the global marketplace. To review the reasons for the merger in greater detail, see “The Merger—Reasons for the Merger—Allis-Chalmers Energy Inc.” beginning on page 56 and “The Merger—Reasons for the Merger—Seawell Limited” beginning on page 59.

Why am I receiving these materials?

A:	The merger cannot be completed unless Allis-Chalmers stockholders approve and adopt the Merger Agreement. Under the governing documents for Allis-Chalmers and the General Corporation Law of the State of Delaware, to which Allis-Chalmers is subject, the approval and adoption of the Merger Agreement require the affirmative vote of both (i) the holders of a majority of the outstanding shares of Allis-Chalmers common stock and Allis-Chalmers 7% convertible perpetual preferred stock, or the preferred stock, voting together as a single class, with the shares of Allis-Chalmers preferred stock voting on an as-converted basis (subject to certain limitations described in this proxy statement/prospectus), and (ii) the holders of a majority of the outstanding shares of Allis-Chalmers preferred stock, voting as a separate class. This proxy statement/prospectus contains important information about the proposed merger, the Merger Agreement and the Allis-Chalmers special meeting, which you should read carefully before voting. The enclosed voting materials allow you to cause your shares of Allis-Chalmers common stock and/or preferred stock to be voted without attending the Allis-Chalmers special meeting in person.

This proxy statement/prospectus constitutes both a proxy statement of Allis-Chalmers and a prospectus of Seawell. It is a proxy statement because the board of directors of Allis-Chalmers is soliciting proxies from its stockholders. It is a prospectus because Seawell will issue its common shares in exchange for outstanding shares of Allis-Chalmers common stock and preferred stock in the merger.

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What am I being asked to vote on?

A:	Allis-Chalmers stockholders are being asked to vote:

1.	to approve and adopt the Merger Agreement, pursuant to which Allis-Chalmers will be merged with and into a wholly owned subsidiary of Seawell, which is referred to as the “merger proposal”;

2.	to approve and adopt an amendment to the certificate of designations of the preferred stock, or the certificate of designations, to allow the preferred stockholder of Allis-Chalmers to elect the type of consideration it receives in the merger, which is referred to as the “amendment proposal”; and

3.	to approve any motion to adjourn or postpone the Allis-Chalmers special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Only approval of the merger proposal is required for completion of the merger, and neither the merger proposal nor completion of the merger is conditioned on approval of the amendment proposal.

What will I receive for my shares of Allis-Chalmers stock in the merger?

A:	If the Merger Agreement is approved and adopted and the merger is consummated, each outstanding share of Allis-Chalmers common stock and preferred stock (treated on an as-converted basis) will be converted into the right to receive either (i) 1.15 Seawell common shares or (ii) $4.25 in cash, subject to proration as further described below. You will not receive any fractional Seawell common shares in the merger. Instead, Seawell will pay you cash for any fractional Seawell common shares that you would otherwise receive.

Under the Merger Agreement, holders of Allis-Chalmers common stock may elect the type of merger consideration they prefer to receive in the merger. Holders of Allis-Chalmers common stock who elect to receive cash in the merger are subject to proration if cash elections are made with respect to more than 35% of the total number of shares of Allis-Chalmers common stock outstanding immediately prior to the effective time of the merger (including preferred stock on an as-converted basis). Under the current terms of the certificate of designations, the holder of the preferred stock is not entitled to elect the type of consideration it prefers to receive in the merger and, upon the merger, the preferred stock would be converted into a mix of cash and Seawell common shares (equal to the weighted average of the types of consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election) with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. However, if the amendment proposal is approved and adopted, the holder of the preferred stock will be entitled to elect the type of merger consideration it prefers to receive as described above with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible.

For a more complete description of what Allis-Chalmers stockholders will be entitled to receive pursuant to the merger, see “The Merger Agreement—Merger Consideration” beginning on page 96.

What is the amendment proposal and why are Allis-Chalmers stockholders being asked to approve it?

A:	The Allis-Chalmers stockholders are being asked to approve and adopt an amendment to the certificate of designations of the preferred stock to permit the holder of the preferred stock to elect the type of consideration that it will receive in the merger in exchange for the outstanding preferred stock. Currently, the certificate of designations does not permit the holder of the preferred stock to make an election regarding the type of consideration that it will receive and provides that, upon the merger, the holder of the preferred stock will receive a mix of cash and Seawell common shares in proportion to the consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election.

Lime Rock Partners V, L.P., or Lime Rock, the owner of 100% of the Allis-Chalmers preferred stock, has entered into a voting agreement with Seawell pursuant to which it has agreed, among other things, that if it votes in favor of the merger proposal and if the amendment proposal is approved and adopted, it will elect to receive Seawell common shares in exchange for all of its shares of Allis-Chalmers common stock and preferred stock. As a result of this agreement, and because there is a cap on the aggregate amount of cash that will be paid by Seawell in the merger, there will be more cash available to the holders of Allis-Chalmers common stock (other than Lime Rock) if the amendment proposal is approved and adopted.

Under Delaware law, the certificate of designations is a part of Allis-Chalmers’ certificate of incorporation, and the approval and adoption of the proposed amendment of the certificate of designations requires the affirmative vote of the holders of a majority of the outstanding shares of Allis-Chalmers common stock (including the preferred stock voting on an as-converted basis, subject to the limitations described elsewhere in this proxy statement/prospectus, with the common stock as a single class) and the affirmative vote of the holders of a majority of the outstanding shares of Allis-Chalmers preferred stock, voting as a separate class.

Neither the merger proposal nor completion of the merger is conditioned on the amendment proposal.

How many votes do I have?

A:	Each holder of Allis-Chalmers common stock on the record date has one vote per share. On each proposal, the shares of preferred stock will vote on an as-converted basis together with the common stock. However, for purposes of voting on each proposal together with the common stock, the voting rights in respect of the preferred stock held by Lime Rock will be limited such that the votes attributable to Lime Rock’s preferred stock will not, when aggregated with the votes attributable to the common stock held by Lime Rock and its affiliates, exceed 35% of the total voting power of Allis-Chalmers stockholders. As a result of this limitation, as of January 20, 2011, the last practicable date prior to the mailing of this proxy statement/prospectus, the preferred stock held a number of votes equivalent to 9,098,119 shares of Allis-Chalmers common stock.

What constitutes a quorum?

A:	At least a majority of the outstanding shares of Allis-Chalmers common stock eligible to vote (including the preferred stock on an as-converted basis, representing an aggregate of 14,202,146 shares of Allis-Chalmers common stock for such purposes) must be represented at the special meeting, either in person or by proxy, to constitute a quorum of the common stockholders. In addition, at least a majority of the outstanding shares of preferred stock eligible to vote must be represented at the special meeting, either in person or by proxy, to constitute a quorum of the preferred stockholders. Abstentions will be counted for purposes of determining the presence or absence of a quorum.

What vote of Allis-Chalmers stockholders is required to approve each proposal?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Allis-Chalmers common stock (including the preferred stock voting on an as-converted basis with the common stock as a single class, subject to certain limitations described below) and the affirmative vote of the holders of a majority of the outstanding shares of Allis-Chalmers preferred stock, voting as a separate class, are required to approve each of the merger proposal and the amendment proposal. In each case, the number of outstanding shares will be determined as of the record date.

The affirmative vote of the holders of a majority of the shares of Allis-Chalmers common stock (including the preferred stock voting on an as-converted basis with the common stock as a single class, subject to certain limitations described below) represented in person or by proxy at the special meeting is required to approve any proposal to adjourn or postpone the special meeting.

For purposes of voting on each proposal together with the common stock, the voting rights in respect of the preferred stock held by Lime Rock will be limited such that the votes attributable to Lime Rock’s preferred stock will not, when aggregated with the votes attributable to the common stock held by Lime Rock and its affiliates, exceed 35% of the total voting power of the Allis-Chalmers common stockholders. As a result of this limitation, as of January 20, 2011, the last practicable date prior to the mailing of this proxy statement/prospectus, the preferred stock held a number of votes equivalent to 9,098,119 shares of common stock.

How does the Allis-Chalmers board of directors recommend that I vote my shares?

A:	The Allis-Chalmers board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the amendment proposal and “FOR” any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If I am a holder of Allis-Chalmers stock, when must I elect the type of merger consideration that I prefer to receive?

A:	In order to elect the type of merger consideration that you will receive pursuant to the merger, you should carefully review and follow the instructions set forth in the election form, which is being mailed separately from this proxy statement/prospectus. These instructions require that a properly completed and signed election form, along with the shares of Allis-Chalmers stock, be received by BNY Mellon Shareowner Services, the exchange agent, by the election deadline, which is 5:00 p.m., Houston time, on February 23, 2011. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, then you will have no control over the type of merger consideration you will receive, and, consequently, you will receive only cash, only Seawell common shares, or a combination of cash and Seawell common shares pursuant to the merger. For a more complete description of what Allis-Chalmers stockholders will be entitled to receive pursuant to the merger, see “The Merger Agreement—Merger Consideration.”

Are Allis-Chalmers stockholders entitled to appraisal rights?

A:	Yes. Under Delaware law, Allis-Chalmers stockholders that meet the statutory requirements will have the right to dissent from the merger and seek an appraisal of the fair value of their shares of Allis-Chalmers stock, as determined by the Delaware Chancery Court, rather than exchange their shares of Allis-Chalmers stock for Seawell common shares or cash. To exercise appraisal rights, Allis-Chalmers stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized under the section entitled “The Merger—Dissenters’ Shares and Appraisal Rights” beginning on page 86. The text of the applicable appraisal rights provisions of Delaware law is included as Annex F to this proxy statement/prospectus. If an Allis-Chalmers stockholder fails to exercise its appraisal rights in a timely manner, then the stockholder will lose the right to an appraisal and the stockholder’s shares will be converted into the right to receive the merger consideration.

Can the value of the transaction change between now and the time the merger is completed?

A:	The value of the cash consideration will not change, but the value of the stock consideration will fluctuate based on the trading price for Seawell common shares. Allis-Chalmers stockholders electing to receive Seawell common shares will receive 1.15 Seawell common shares for each share of Allis-Chalmers common stock owned, regardless of the trading price of Seawell common shares on the effective date of the merger. The market value of the Seawell common shares that Allis-Chalmers stockholders will receive in the merger will increase or decrease as the trading price of Seawell common shares increases or decreases, and may be different at the time the merger is completed than it was at the time the Merger Agreement was signed or will be at the election deadline or the time of the special meeting. The market price of Seawell common shares could be lower at any time prior to the completion of the merger or at any time thereafter than it was at the date of the Merger Agreement. Allis-Chalmers stockholders are urged to obtain current trading prices for Seawell common shares on the website of the Oslo Stock Exchange at www.oslobors.no/ob_eng. These websites are not incorporated by reference in this proxy statement/prospectus.

How will Seawell finance the cash component of the merger?

A:	Seawell has several options to fund the cash component of the merger, including making use of existing financing facilities or existing cash reserves, which include a portion of the proceeds from a private placement of Seawell common shares completed on August 17, 2010 ($100 million of which has been set aside by Seawell), issuing Seawell common shares at or following the listing of Seawell’s common shares on the Oslo Stock Exchange, and/or using cash obtained from completion of its long-term financing plans. The completion of the merger is not conditioned upon Seawell’s ability to obtain financing.

After the merger, how much of the combined company will Allis-Chalmers stockholders own?

A:	Upon closing of the merger, Seawell shareholders are expected to own between approximately 68.7% and approximately 77.2% and Allis-Chalmers stockholders are expected to own between approximately 22.8% and approximately 31.3% of the combined company (based on the number of outstanding shares of Allis-Chalmers common stock and preferred stock and the maximum number of additional shares of Allis-Chalmers common stock that may be issued in accordance with the Merger Agreement, and depending on the percentage of Allis-Chalmers stockholders that elects to receive Seawell common shares).

Will Seawell appoint any of the Allis-Chalmers directors to Seawell’s board of directors?

A:	Yes. Upon completion of the merger, Allis-Chalmers will select four directors, currently anticipated to be Messrs. Saad Bargach, John Reynolds, Alejandro P. Bulgheroni and Gianni Dell’Orto, to be appointed to Seawell’s board of directors. Mr. Bargach is also expected to be appointed to serve as Chairman of the combined company upon completion of the merger.

What effect will the merger have on stock options to purchase Allis-Chalmers common stock and other stock-based awards that have been granted to employees and directors of Allis-Chalmers?

A:	Under the Merger Agreement, at or prior to the election deadline, each holder of an outstanding option to purchase shares of Allis-Chalmers common stock, whether or not then exercisable or vested, and whether or not performance-based, may elect to receive, at the effective time of the merger, either (i) cash in an amount equal to the excess, if any, of $4.25 over the per share exercise price of such option multiplied by the number of shares of Allis-Chalmers common stock issuable upon exercise of such option, or (ii) a fully exercisable and vested option to purchase Seawell common shares with appropriate adjustments made to the number of shares and exercise price. The options to purchase Seawell common shares will otherwise have terms and conditions equivalent to the outstanding Allis-Chalmers stock options, and they will retain their original expiration date notwithstanding a termination of employment, retirement, death or disability of the holder.

Under the Merger Agreement, immediately prior to the effective time, all restrictions on each restricted share of Allis-Chalmers common stock then outstanding will be deemed to have lapsed, and each such share of restricted stock will then be deemed to be an unrestricted share of Allis-Chalmers common stock. In addition, the performance goals under each performance share award will be deemed to have been achieved as of immediately prior to the effective time of the merger, and at such time each such performance share will be deemed to be an unrestricted share of Allis-Chalmers common stock. At the effective time of the merger, the former restricted shares and performance shares will be treated the same as, and have the same rights and be subject to the same conditions as, shares of Allis-Chalmers common stock not subject to any restrictions. The holders of restricted shares or performance shares will have the ability to make the same election with respect to the type of merger consideration that they will receive pursuant to the merger as that made by any other holder of a share of Allis-Chalmers common stock.

For a more complete description of the effect of the merger on stock-based awards, see “The Merger—Treatment of Allis-Chalmers Stock Options and Other Equity Awards” beginning on page 88.

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What are the U.S. federal income tax consequences of the merger for me?

A:	The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In addition, Allis-Chalmers will use its reasonable best efforts to obtain a ruling by the IRS that the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Section 367(a)(1) of the Internal Revenue Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a nonrecognition transaction, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. While Seawell and Allis-Chalmers generally expect such requirements to be met, one such requirement is that the value of Seawell equal or exceed the value of Allis-Chalmers, as specifically determined for purposes of Section 367 of the Internal Revenue Code, as of the closing date of the merger. Whether this requirement is met cannot be known until the closing of the merger. Because the applicability of Section 367(a)(1) cannot be determined until the closing of the merger, counsel are not able to render opinions at this time as to whether Allis-Chalmers stockholders will be subject to tax on the merger. As a result, for purposes of deciding how to vote, Allis-Chalmers stockholders should assume that the merger will be treated as follows: if Section 367(a)(1) applies to the merger, a U.S. holder of Allis-Chalmers common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the merger of any Seawell common shares received in the merger, over such U.S. holder’s tax basis in the shares of Allis-Chalmers common stock surrendered by the U.S. holder in the merger. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Allis-Chalmers common stock for more that one year at the time the merger is completed. For a more complete description of the material U.S. federal income tax consequences of the merger if it is taxable, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 149. Assuming that the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code and that the transfer of shares of Allis-Chalmers common stock to Seawell pursuant to the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code, we expect that the material U.S. federal income tax consequences of the merger to Allis-Chalmers stockholders who do not own Allis-Chalmers preferred stock will be as follows:

•

If you exchange all of your Allis-Chalmers common stock for cash in the merger, you generally will recognize capital gain or loss equal to the difference between the amount of cash received with respect to your Allis-Chalmers stock and your tax basis in the stock surrendered.

•

If you exchange all of your Allis-Chalmers common stock for Seawell common shares in the merger, you will not recognize any gain or loss with respect to your Allis-Chalmers stock, except to the extent of any cash you may receive in lieu of a fractional Seawell common share.

•

If you exchange your Allis-Chalmers common stock for a combination of cash and Seawell common shares in the merger, you generally will recognize gain (but not loss) with respect to your Allis-Chalmers stock. The gain you recognize generally will equal the lesser of (1) the excess of the sum of the cash and the fair market value of the Seawell common shares received with respect to your Allis-Chalmers stock over your tax basis in the stock surrendered, or (2) the amount of cash received with respect to your Allis-Chalmers stock.

For a more complete description of the material U.S. federal income tax consequences of the merger, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 149.

When is the merger expected to be completed?

A:	Seawell and Allis-Chalmers are working to complete the merger as soon as practicable. We currently expect to complete the merger promptly after receiving Allis-Chalmers stockholder approval at the special meeting. Neither Seawell nor Allis-Chalmers can predict, however, the actual date on which the merger will be completed because it is subject to conditions beyond each company’s control, including certain regulatory approvals. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107.

If the merger is completed, when can I expect to receive the merger consideration for my shares of Allis-Chalmers stock?

A:	If you do not make a valid election, promptly after the effective time of the merger, Seawell will cause an exchange agent to mail to you a letter of transmittal and instructions for use by you in effecting your exchange of shares of Allis-Chalmers common stock or preferred stock, as applicable, for Seawell common shares and/or cash. After receiving the proper documentation from you, the exchange agent will send to you evidence of the Seawell common shares (and cash in lieu of any fractional share) and/or the cash to which you are entitled under the Merger Agreement. If you do make a valid election, you will not be required to provide any additional documentation, and the exchange agent will send to you evidence of the Seawell common shares (and cash in lieu of any fractional share) and/or the cash to which you are entitled under the Merger Agreement as soon as reasonably practicable after the effective time of the merger.

What happens if the merger is not completed?

A:	If the Merger Agreement is not approved and adopted by the Allis-Chalmers stockholders or if the merger is not completed for any other reason, Allis-Chalmers stockholders will not receive any Seawell common shares or cash in exchange for their shares of Allis-Chalmers stock. Instead, Allis-Chalmers will remain an independent public company and Allis-Chalmers common stock will continue to be listed and traded on the New York Stock Exchange. In addition, under the terms of the voting agreement between Lime Rock and Seawell, Lime Rock is not permitted to vote any of its shares of Allis-Chalmers common stock or preferred stock in favor of any other merger, combination or similar transaction involving Allis-Chalmers for a period of nine months following termination of the Merger Agreement. See “The Voting Agreement” beginning on page 118.

Has Seawell’s board of directors approved the merger?

A:	Yes. Seawell’s board of directors has unanimously determined that the merger will promote the success of Seawell and its shareholders as a whole and is in the best interests of its shareholders as a whole, and therefore unanimously approved the Merger Agreement and the transactions contemplated by it.

Where are Seawell common shares listed?

A:	Seawell common shares are listed for trading on the Oslo Stock Exchange and are traded under the symbol “SEAW.” No Seawell common shares or American Depositary Shares, or ADSs, representing Seawell common shares are listed or traded on any U.S. securities exchange.

Will Seawell common shares or ADSs trade on any U.S. securities exchange?

A:	No. Seawell has no present intention to list its common shares on any U.S. securities exchange or to establish a sponsored American Depositary Receipts, or ADR, program under which ADSs would be available.

How can I sell my Seawell common shares following the merger?

A.	Seawell common shares are listed for trading on the Oslo Stock Exchange. Many U.S.-based brokers are capable of assisting clients in selling or purchasing shares that are listed on the Oslo Stock Exchange, and you should contact your broker with any questions relating to selling your Seawell common shares.

If you elect to receive Seawell common shares, you will receive a copy of the BNY Mellon Sponsored Share Sale Plan. Under the BNY Mellon Sponsored Share Sale Plan, you will be able to sell your Seawell common shares through BNY Mellon on the Oslo Stock Exchange from time to time following completion of the merger. For a more complete description of the BNY Mellon Sponsored Share Sale Plan, please see “The Merger—Sales of Common Shares of Seawell Received in the Merger” beginning on page 90.

BNY Mellon Shareowner Services can be reached by telephone at 1-866-394-5449 between 9 a.m. and 6 p.m. (New York Time), or by mail at BNY Mellon Shareowner Services, Attn: Corporate Action Dept., P.O. Box

3301, South Hackensack, NJ 07606. BNY Mellon Shareowner Services maintains a website at www.bnymellon.com/shareowner, which is not incorporated by reference in this proxy statement/prospectus.

What are the implications of Seawell being a “foreign private issuer”?

A:	Seawell is subject to the disclosure and reporting requirements applicable to foreign private issuers under the Securities Act and the Exchange Act. Upon effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus forms a part, Seawell will be required to file its annual report on Form 20-F with the SEC within six months after the end of the fiscal year, and beginning with fiscal years ending on or after December 15, 2011, Seawell will be required to file its annual report on Form 20-F with the SEC within four months after the end of the fiscal year. In addition, Seawell will be required to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Seawell in Norway or filed with the Oslo Stock Exchange, or regarding information distributed or required to be distributed by Seawell to its shareholders. Seawell is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. Moreover, Seawell is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act; is not required to file financial statements prepared in accordance with U.S. GAAP; and is not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Seawell’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Seawell common shares. If Seawell or the combined company loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. Following the merger, Seawell intends to terminate the registration of its common shares under the Exchange Act if it is able to do so in accordance with the rules that permit the deregistration of eligible foreign private issuers with relatively low average daily trading volumes in the United States.

How will trading in shares of Allis-Chalmers common stock be affected in connection with the completion of the merger?

A:	All of the Allis-Chalmers common stock will be owned by Seawell as a result of the merger and will be delisted from the New York Stock Exchange. Upon completion of the merger, your interest in shares of Allis-Chalmers common stock will only represent the right to receive the consideration to be issued to you in the merger.

Questions and Answers about the Special Meeting

When and where will the special meeting of Allis-Chalmers stockholders be held?

A:	The special meeting of Allis-Chalmers stockholders will be held at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056, on February 23, 2011, at 10:00 a.m., local time.

What do I need to do now?

A:	After carefully reading and considering the information contained in or incorporated by reference into this proxy statement/prospectus, please complete, sign and date your proxy card and mail it in the enclosed return envelope, or submit your proxy over the Internet or by telephone, as soon as possible so that your shares will be represented at the Allis-Chalmers special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

How do I vote?

A:	If you are an Allis-Chalmers stockholder of record as of January 14, 2011, which is referred to as the record date, you may submit your proxy before the Allis-Chalmers special meeting in one of the following ways:

•	To vote using the enclosed proxy card, simply complete, sign and date the proxy card and return it using the enclosed return envelope.

•

To vote by telephone, call American Stock Transfer & Trust Company toll-free at 1-800-776-9437 in the United States or 1-718-921-8500 outside the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company Number and Account Number from the enclosed proxy card.

•	To vote on the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Company Number and Account Number from the enclosed proxy card.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide such broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Allis-Chalmers or by voting in person at the Allis-Chalmers special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Allis-Chalmers special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you do not instruct your broker, bank or other nominee on how to vote your shares:

•

your broker, bank or other nominee may not vote your shares on either the merger proposal or the amendment proposal, which broker non-votes will have the same effect as a vote AGAINST such proposal; and

•

your broker, bank or other nominee may not vote your shares on any proposal to adjourn or postpone the special meeting, which broker non-votes will have no effect on the outcome of any vote taken with respect to any such proposal.

What if I do not vote or abstain?

A:	For purposes of the Allis-Chalmers special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” vote. If you fail to vote, abstain or fail to instruct your broker, bank or other nominee how to vote on the merger proposal or the amendment proposal, it will have the same effect as a vote cast AGAINST such proposal, although it will have no effect on the outcome of any vote taken with respect to any proposal to adjourn or postpone the special meeting.

What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Allis-Chalmers common stock represented by your proxy will be voted as recommended by the Allis-Chalmers board of directors with respect to that proposal, and will therefore be voted FOR the approval of the merger proposal, FOR the approval of the amendment proposal and FOR any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in any of four ways. First, you can submit a proxy by telephone or through the Internet at a later time following instructions on the enclosed proxy card. Second, you can sign, date and return a later-dated proxy card in the postage-paid envelope provided. Third, you can send a written notice stating that you want to revoke your proxy, to the Secretary of Allis-Chalmers at the following address:

Allis-Chalmers Energy Inc.

5075 Westheimer, Suite 890

Houston, TX 77056

Attention: Theodore F. Pound III

General Counsel and Secretary

Fourth, you can attend the Allis-Chalmers special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting in order to do so.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Should I send in my stock certificates with my proxy card?

A:	Please DO NOT send your Allis-Chalmers stock certificates with your proxy card. Rather, prior to the election deadline, which is 5:00 p.m., Houston time, on February 23, 2011, you should send your Allis-Chalmers stock certificates to the exchange agent, together with your completed, signed election form. If your shares of Allis-Chalmers common stock are held in “street name” by your broker or other nominee you should follow your broker’s or other nominee’s instructions for making an election with respect to your shares of Allis-Chalmers stock.

What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive. If you are voting by telephone or over the Internet, you will need to vote separately with respect to each proxy card that you receive, using the Company Number and Account Number found on each proxy card.

Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Georgeson, Inc., the information agent for Allis-Chalmers, toll free at (866) 628-6024 (banks and brokers call (212) 440-9800).

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SUMMARY

The following summary highlights only selected information contained elsewhere in this proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

Parties to the Merger (see page 46)

Allis-Chalmers Energy Inc.

Allis-Chalmers Energy Inc., a corporation organized under the laws of Delaware, is a Houston, Texas-based multi-faceted oilfield service company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including in Texas, Louisiana, Pennsylvania, Arkansas, West Virginia, Oklahoma, Colorado, and offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil, Bolivia and Mexico. Allis-Chalmers provides land drilling, pulling and workover rigs and related services as well as directional drilling services, casing and tubing services, underbalanced drilling services and coiled tubing and production services and provides oilfield rental equipment, including drill pipe, tubing and blow-out prevention equipment.

Allis-Chalmers common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “ALY.”

Allis-Chalmers’ principal executive offices are located at 5075 Westheimer, Suite 890, Houston, Texas 77056, its telephone number is (713) 369-0550, and its website is located at www.alchenergy.com. The information provided on Allis-Chalmers’ website is not part of this proxy statement/prospectus, and it is not incorporated by reference herein.

Seawell Limited

Seawell Limited, a limited liability company organized under the laws of Bermuda, is an international platform drilling and well services company. Seawell provides drilling and well services, including innovative technologies, engineering expertise and operational excellence in a cost-efficient manner. Seawell’s core businesses are platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technologies. Seawell has offices in Stavanger, Bergen, Aberdeen, Newcastle, Houston and Esbjerg and a joint venture in Kuala Lumpur.

Seawell was established in August 2007 as a wholly owned subsidiary of Seadrill Limited, or Seadrill, as a result of the spin off of Seadrill’s well service division. As of September 30, 2010, Seadrill owned 52.26% of the outstanding Seawell common shares.

Seawell’s corporate address is Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda, its telephone number is +1 441 295 69 35, and its website is located at www.seawellcorp.com. The information provided on Seawell’s website is not part of this proxy statement/prospectus, and it is not incorporated by reference herein.

Wellco Sub Company

Wellco Sub Company (“Wellco”) is a direct, wholly owned subsidiary of Seawell, formed as a corporation under the laws of Delaware on August 9, 2010 solely for the purpose of effecting the merger. Wellco has not conducted any business operations other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

Wellco’s corporate address is Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda, and its telephone number is +1 441 295 69 35.

The Merger (see page 56)

Under the Merger Agreement, Allis-Chalmers will merge with and into Wellco, with Wellco surviving the merger as a wholly owned subsidiary of Seawell (subject to Seawell’s right under the Merger Agreement to require that Allis-Chalmers, not Wellco, continue as the surviving corporation, as further described in “The Merger Agreement—Terms of the Merger”).

The Agreement and Plan of Merger and the Amendment Agreement are attached as Annexes A and B to this proxy statement/prospectus, respectively, and are incorporated by reference herein. Seawell and Allis-Chalmers encourage you to read the Merger Agreement in its entirety because it is the legal document that governs the merger.

The Allis-Chalmers Special Meeting (see page 48)

•	Place, date and time. The special meeting will be held at 10:00 a.m., local time, on February 23, 2011, at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056.

•

Who can vote at the special meeting. Holders of record of shares of Allis-Chalmers common or preferred stock as of the close of business on January 14, 2011, the record date for the special meeting, have the right to vote or direct their vote at the special meeting. Stockholders whose shares are held in “street name” by a broker, bank or other nominee will need to instruct such broker, bank or other nominee how to vote such shares or obtain a proxy from such broker, bank or other nominee to vote such shares at the special meeting.

•

Procedure for voting. Holders of record of shares of Allis-Chalmers common or preferred stock may vote their shares by completing and mailing the enclosed proxy card, by voting by telephone or on the Internet as described herein or by attending the special meeting and voting in person. Stockholders whose shares are held in “street name” by a broker, bank or other nominee should follow the voting instructions provided by such broker, bank or other nominee.

•	Matters to be considered:

•	the merger proposal;

•	the amendment proposal; and

•	any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

Recommendation of the Allis-Chalmers Board of Directors (see page 54)

The Allis-Chalmers board of directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement, “FOR” the approval of the amendment to the certificate of designations and “FOR” any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Allis-Chalmers’ Reasons for the Merger (see page 56)

The Allis-Chalmers board of directors considered a number of factors in making its determination that the merger is advisable and in the best interests of Allis-Chalmers and its stockholders, including the following:

•

the ability of the Allis-Chalmers stockholders to choose the type of consideration they would receive pursuant to the merger, and secure a fixed cash price of $4.25 per share by making a cash election, thereby potentially eliminating the effect of fluctuations in the trading price of Seawell common shares;

•

after giving due consideration to the historical volatility in the trading price of Seawell common shares, the fact that the per share merger consideration of $4.25 in cash or $4.37 worth of Seawell common shares (based on an assumed exchange ratio of 1.15x, the closing price of the Seawell common shares on August 10, 2010 and a $/NOK exchange rate of 0.1653 as of August 10, 2010) represented a premium of 83.6% over the closing price per share of Allis-Chalmers common stock on August 10, 2010 and a premium of 14.5% over the average closing price per share of Allis-Chalmers common stock during the 180-day period ended August 10, 2010;

•

the substantial potential benefit to Allis-Chalmers in becoming part of a larger enterprise, the compatibility of Allis-Chalmers’ and Seawell’s assets, operations and expertise, and the potential tax benefits and cost savings associated with becoming part of a non-U.S. company;

•	Allis-Chalmers’ prospects as an independent company, including the substantial risks associated with remaining independent;

•

the opinion rendered by Allis-Chalmers’ financial advisor, RBC Capital Markets Corporation (referred to in this proxy statement/prospectus as “RBC”), dated August 12, 2010, that based on RBC’s experience as investment bankers, as of that date and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by the holders of Allis-Chalmers common stock in the merger was fair, from a financial point of view, to such holders (other than Lime Rock and its affiliates), as more fully described in “The Merger—Opinion of Allis-Chalmers’ Financial Advisor;”

•	the risk that conducting an auction or other solicitation could cause Seawell to terminate its discussions with Allis-Chalmers and the loss of employees and customers;

•	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants;

•	Allis-Chalmers’ ability to respond to and accept a superior proposal, and/or change its recommendation with respect to the merger, in certain circumstances;

•	the absence of any termination fee payable by Allis-Chalmers;

•

the relatively limited nature of the closing conditions included in the Merger Agreement, including the absence of any financing-related closing condition or any requirement that Seawell obtain the approval of its shareholders, and the likelihood that the merger will be approved by requisite regulatory authorities; and

•	the fact that Allis-Chalmers’ stockholders will be entitled to appraisal rights under Delaware law.

The board also identified and considered a number of countervailing factors and risks to Allis-Chalmers and its stockholders relating to the merger and the Merger Agreement, including the following:

•

the exposure of Allis-Chalmers stockholders who make a stock election to the risk of declines in the market price of Seawell common shares, and the historical volatility in the trading price of Seawell common shares;

•	the relative liquidity of the trading markets provided by the NYSE and the Oslo Stock Exchange;

•

the fact that Lime Rock’s agreement to vote against any alternative acquisition proposal for a period of time following the termination of the Merger Agreement would present an obstacle to the submission of an alternative proposal to acquire Allis-Chalmers;

•	the possibility that the merger may not be completed and the potential adverse consequences to Allis-Chalmers if the merger is not completed;

•	the limitations imposed in the Merger Agreement on the conduct of Allis-Chalmers’ business during the pre-closing period;

•	the fact that the merger will be a taxable transaction to Allis-Chalmers stockholders in certain circumstances; and

•	potential conflicts of interest of Allis-Chalmers’ directors and executive officers.

Merger Consideration (see page 96)

Upon completion of the merger, each share of Allis-Chalmers common stock issued and outstanding immediately prior to the effective time (except for any dissenting shares) will be converted into either (i) 1.15 Seawell common shares or (ii) $4.25 in cash, subject to proration as described below, at the election of the holder. You will not receive any fractional Seawell common shares in the merger. Instead, Seawell will pay you cash for any fractional Seawell common shares that you would otherwise receive.

If the amendment proposal is not approved and adopted, upon completion of the merger, each share of Allis-Chalmers preferred stock issued and outstanding immediately prior to the effective time will be converted into a mix of cash and Seawell common shares (equal to the weighted average of the types of consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election) with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. If the amendment proposal is approved and adopted, upon completion of the merger, and at the election of the holder, each share of Allis-Chalmers preferred stock issued and outstanding immediately prior to the effective time will be converted into either (i) 1.15 Seawell common shares or (ii) $4.25 in cash, subject to proration as described below, with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. Pursuant to its voting agreement with Seawell, Lime Rock has agreed that if it votes in favor of the merger proposal and if the amendment proposal is approved and adopted, it will elect to receive Seawell common shares in exchange for all of its shares of preferred stock.

Election of Merger Consideration (see page 97)

Under the Merger Agreement, holders of Allis-Chalmers common stock may elect the type of merger consideration they prefer to receive in the merger. Holders of Allis-Chalmers common stock who elect to receive cash in the merger are subject to proration if the number of shares of Allis-Chalmers common stock electing to receive cash exceeds 35% of the total number of shares of Allis-Chalmers common stock outstanding immediately prior to the effective time of the merger (including all shares of common stock that would be issuable upon the conversion of all of the outstanding preferred stock of Allis-Chalmers into common stock immediately prior to the effective time, but reduced by any such shares in exchange for which the holder of the preferred stock is required to take cash under the current terms of the certificate of designations, in the event that the amendment proposal is not approved and adopted). In such event, all cash election shares in excess of the 35% limit will be entitled to receive 1.15 Seawell common shares in exchange for each such cash election share. As a result, if you elect to receive cash in exchange for your shares of Allis-Chalmers common stock, you will not know until after the election results are announced whether you will be entitled to receive cash in exchange for all or only a portion of your shares of Allis-Chalmers common stock.

Under the terms of the certificate of designations, the holder of the Allis-Chalmers preferred stock is not currently entitled to elect the type of consideration it prefers to receive in the merger and, upon the merger, the preferred stock will be converted into a mix of cash and Seawell common shares (equal to the weighted average of the types of consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election) with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. If the amendment proposal is approved and adopted, the holder of the Allis-Chalmers preferred stock will be entitled to elect the type of merger consideration it prefers to receive as described above with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible.

For more information about the election procedures, see “The Merger Agreement—Election Procedures” beginning on page 97.

Completion and Delivery of the Election Form

You should have received in a separate mailing an election form with instructions for making an election regarding the type of merger consideration you prefer to receive in the merger. You should promptly complete and deliver to the exchange agent your election form along with your stock certificates, if any (or a properly completed notice of guaranteed delivery). If your shares of Allis-Chalmers stock are uncertificated, please follow the instructions included with the election form to tender your shares to the exchange agent through a book-entry transfer. Do not send any stock certificates or the election form with your proxy card.

Election forms and any stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., Houston time, on February 23, 2011. Once you tender your shares of Allis-Chalmers stock to the exchange agent you will not be able to transfer those shares until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed election form or properly tender your shares of Allis-Chalmers stock prior to the election deadline, you will be deemed not to have made an election. As a holder making no election, you may be paid all cash, all Seawell shares, or part cash and part Seawell shares, depending on the elections that other Allis-Chalmers stockholders have made.

If your shares of Allis-Chalmers common stock are held in “street name” by your broker or other nominee you should follow your broker’s or other nominee’s instructions for making an election with respect to your shares of Allis-Chalmers common stock.

If you wish to exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law, which are summarized under the section entitled “The Merger—Dissenters’ Shares and Appraisal Rights” beginning on page 86.

If the Merger Agreement is not approved and adopted by Allis-Chalmers stockholders, stock certificates will be returned by the exchange agent and uncertificated shares delivered in book-entry form to the exchange agent will be returned through book-entry transfer.

Required Approval of the Merger (see page 49)

Approval and adoption of the Merger Agreement require the affirmative vote of both (i) the holders of a majority of the outstanding shares of Allis-Chalmers’ common stock (including the preferred stock voting on an as-converted basis with the common stock as a single class, subject to the limitation described below) and (ii) the holders of a majority of the outstanding shares of the preferred stock, voting as a separate class. Because the required vote of Allis-Chalmers’ stockholders is based upon the total number of shares of common stock and preferred stock outstanding, and not on the number of shares represented in person or by proxy at the special meeting or on the number of votes cast, the failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the merger proposal. Abstentions and broker non-votes will also have the same effect as a vote AGAINST the merger proposal.

For purposes of voting on each proposal together with the common stock, the voting rights in respect of the preferred stock held by Lime Rock will be limited such that the votes attributable to Lime Rock’s preferred stock will not, when aggregated with the votes attributable to the common stock held by Lime Rock and its affiliates, exceed 35% of the total voting power of the Allis-Chalmers common stockholders. As a result of this limitation, as of January 21, 2011, the last practicable date prior to mailing of this proxy statement/prospectus, the preferred stock held a number of votes equivalent to 9,098,119 shares of Allis-Chalmers common stock.

Voting Agreement (see page 118)

As a condition to Seawell entering into the Merger Agreement, Lime Rock entered into a voting agreement with Seawell concurrently with the execution and delivery of the Merger Agreement pursuant to which it agreed, among other things, that until the nine-month anniversary of the termination of the Merger Agreement, it will vote or cause to be voted all of its shares of Allis-Chalmers common stock and preferred stock against (i) any other merger agreement or merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Allis-Chalmers or any of its subsidiaries or any Acquisition Proposal (as such term is defined in the Merger Agreement) or (ii) any amendment of the Allis-Chalmers certificate of incorporation or by-laws or other proposal or transaction which would in any manner delay, impede, frustrate, prevent or nullify the merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any outstanding class of capital stock of Allis-Chalmers. The voting agreement also provides that Lime Rock may not solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal or take certain other related actions in connection with any Acquisition Proposal. In addition, Lime Rock agreed that, if it votes in favor of the merger proposal, it will vote in favor of the amendment proposal and, if the amendment proposal is approved, it will elect to receive Seawell common shares in exchange for all of its shares of Allis-Chalmers common stock and preferred stock. Lime Rock further agreed to waive any appraisal rights it may have under Delaware law. Lime Rock also agreed not to transfer any of its shares of Allis-Chalmers common stock or preferred stock or to take certain other actions that would limit its ownership interest in its shares of Allis-Chalmers common stock and preferred stock. See “The Voting Agreement” beginning on page 118.

At the time of execution of the Merger Agreement, Lime Rock was the owner of (i) approximately 27.5% of the issued and outstanding common stock of Allis-Chalmers and (ii) 100% of the issued and outstanding 7.0% convertible perpetual preferred stock of Allis-Chalmers, after conversion of which Lime Rock would own approximately 39.4% of the issued and outstanding shares of common stock of Allis-Chalmers. The preferred stock confers the right to vote together with the common stock on an as-converted basis on all matters presented for a vote of the common stockholders and as a separate class with respect to certain matters, including the proposed merger. Through its ownership of Allis-Chalmers common stock and preferred stock, Lime Rock controls 35% of the voting power of the common stock, and 100% of the voting power of the Allis-Chalmers preferred stock, which gives it the ability to block a merger of Allis-Chalmers.

Interests of Allis-Chalmers’ Directors and Executive Officers in the Merger (see page 91)

When reading this proxy statement/prospectus, you should be aware that the executive officers and directors of Allis-Chalmers may have interests in the merger that are different from, or in addition to, the interests of other Allis-Chalmers stockholders generally. These interests may include, among other things, the following:

•	severance payments for certain executive officers whose employment is terminated in certain circumstances after the effective time of the merger;

•

the accelerated vesting of, and payment in the merger with respect to, certain stock options and performance awards, and the lapse of restrictions on shares of restricted stock, held by directors and executive officers;

•	the continuation of service of certain directors;

•

indemnification of all current and former directors and officers by Seawell with respect to acts or omissions by them in their capacities as directors and officers of Allis-Chalmers prior to the effective time of the merger; and

•	the indirect interest of certain directors in the shares of Seawell held by Lime Rock.

Allis-Chalmers’ board of directors was aware of these interests and considered them, among other factors, in approving the Merger Agreement and declaring the advisability of the merger.

For a further discussion of the interests of Allis-Chalmers’ directors and executive officers in the merger, see “The Merger—Interests of Allis-Chalmers’ Directors and Executive Officers in the Merger” beginning on page 91.

Treatment of Allis-Chalmers Stock Options and Other Equity Awards (see page 88)

Under the Merger Agreement, at or prior to the election deadline, each holder of an outstanding option to purchase shares of Allis-Chalmers common stock, whether or not then exercisable or vested, and whether or not performance-based, may elect to receive, at the effective time of the merger, either cash or fully exercisable and vested options to purchase Seawell common shares. At the effective time of the merger, each Allis-Chalmers stock option will be converted in accordance with the election of the holder into either (i) the right to receive cash in an amount equal to the product of (A) the excess, if any, of $4.25 over the per share exercise price of such Allis-Chalmers stock option multiplied by (B) the number of shares of Allis-Chalmers common stock issuable upon exercise of such Allis-Chalmers stock option immediately prior to the effective time of the merger (whether or not exercisable or vested) or (ii) a fully vested and exercisable option to purchase a number of Seawell common shares equal to the product of (A) the number of shares of Allis-Chalmers common stock issuable upon exercise of such Allis-Chalmers stock option multiplied by (B) the exchange ratio (with any resulting number of shares that contains a fraction of a share being decreased to the next whole number of shares), at an exercise price equal to the quotient of (X) the per share exercise price of such Allis-Chalmers stock option divided by (Y) the exchange ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), such stock option to otherwise have terms and conditions equivalent to such outstanding Allis-Chalmers stock option; provided, however, that each such converted stock option will retain its original expiration date notwithstanding the termination of employment, retirement, death or disability of the holder of the converted option. Prior to the election deadline, Allis-Chalmers will provide written notice to each holder of an Allis-Chalmers stock option and instructions regarding how to make the election.

Under the Merger Agreement, immediately prior to the effective time, all restrictions on each restricted share of Allis-Chalmers common stock then outstanding will be deemed to have lapsed, and each such share of restricted stock will then be deemed to be an unrestricted share of Allis-Chalmers common stock. In addition, the performance goals under each performance share award will be deemed to have been achieved as of immediately prior to the effective time of the merger, and at such time each such performance share will be deemed to be an unrestricted share of Allis-Chalmers common stock. At the effective time of the merger, the former restricted shares and performance shares will be treated the same as, and have the same rights and be subject to the same conditions as, shares of Allis-Chalmers common stock not subject to any restrictions. The holders of restricted shares or performance shares will have the ability to make the same election with respect to the type of merger consideration that they will receive pursuant to the merger as that made by any other holder of a share of Allis-Chalmers common stock.

Opinion of Allis-Chalmers’ Financial Advisor (see page 70)

On August 12, 2010, RBC rendered its oral opinion to the Allis-Chalmers board of directors, which opinion was subsequently confirmed in writing, that, based on RBC’s experience as investment bankers, as of that date and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by the holders of Allis-Chalmers common stock in the merger was fair, from a financial point of view, to such holders (other than Lime Rock and its affiliates). The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is included as Annex E to this proxy statement/prospectus. We urge you to read RBC’s opinion carefully in its entirety. RBC’s opinion was provided for the information and assistance of the Allis-Chalmers board of directors in connection with its consideration of the merger and was not on behalf of any other entity or person. RBC’s opinion addressed solely the fairness, from a financial point of view, of the merger consideration to be received by the holders of Allis-Chalmers common stock (other than Lime Rock and its affiliates) in the merger and did not in any way address other terms or conditions of the merger or the Merger Agreement. RBC expressed no opinion and made no recommendation to any stockholder of Allis-Chalmers or Seawell or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the merger, including any election that any Allis-Chalmers stockholder may make regarding the form of merger consideration to be received in the merger. For a more detailed discussion of RBC’s opinion, please see “The Merger—Opinion of Allis-Chalmers’ Financial Advisor” beginning on page 70.

Financing Related to the Merger (see page 121)

As a consequence of the merger, Seawell’s total financing requirement may be up to approximately $823.9 million. Following the completion of the merger, Seawell may be required to refinance a portion of Allis-Chalmers’ debt to due change of control provisions in certain of Allis-Chalmers’ debt agreements. Seawell may be required to refinance up to approximately $510.9 million of Allis-Chalmers indebtedness due to such change of control provisions, consisting of (i) up to approximately $435.0 million to repurchase any Allis-Chalmers’ senior notes tendered at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest, (ii) approximately $36.5 million under a revolving credit facility, (iii) approximately $4.1 million under letters of credit and (iv) approximately $35.3 million of other miscellaneous debt owed by Allis-Chalmers’ foreign subsidiaries. If Seawell were to retire the notes or determine to defease the covenants under the Allis-Chalmers indentures, the aggregate redemption premium would equal up to approximately $28.0 million. Seawell also intends to refinance its revolving line of credit with Fokus Bank. As of September 30, 2010, the outstanding amount under this facility was approximately NOK 1,112 million (approximately $180 million). In addition to its refinancing requirements, Seawell must also pay the cash component of the merger consideration. Seawell’s commitment for the cash component of the merger consideration is up to approximately $133 million.

Conditions to Completion of the Merger (see page 107)

The parties expect to complete the merger after all of the conditions to the merger in the Merger Agreement are satisfied or waived, including after Allis-Chalmers receives stockholder approval at its special meeting and after receipt of all required regulatory approvals. The parties currently expect to complete the merger promptly after receiving Allis-Chalmers stockholder approval at the special meeting. However, it is possible that factors outside of either company’s control could delay completion of the merger to a later time or prevent them from completing it at all.

The obligations of Seawell and Allis-Chalmers to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

•	the approval and adoption by the Allis-Chalmers stockholders of the Merger Agreement;

•	the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended;

•

a determination by the Committee on Foreign Investment in the United States, or the CFIUS, that the transactions contemplated by the Merger Agreement do not present any unresolved national security concerns;

•	the listing of Seawell’s common stock on the Oslo Stock Exchange;

•	the number of dissenting shares not exceeding 10.0% of the outstanding shares of Allis-Chalmers common stock; and

•

the ratio of Allis-Chalmers’ net debt to its prior 12-month adjusted EBITDA being equal to or less than (a) 5.50, if the closing date is on or before December 31, 2010, (b) 5.00, if the closing date is on or after January 1, 2011 and on or before March 31, 2011 or (c) 4.00, if the closing date is on or after April 1, 2011.

The conditions set forth in the Merger Agreement may be waived by Seawell and Allis-Chalmers, subject to applicable law and the terms of the Merger Agreement. For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107.

Restrictions on Solicitation of Third Party Acquisition Proposals (see page 104)

Allis-Chalmers has agreed that, subject to the limited exceptions described below, neither it nor any of its subsidiaries will, and that it and its subsidiaries will cause their respective representatives not to:

•	directly or indirectly initiate, solicit or knowingly encourage or facilitate any inquiries regarding any other acquisition proposal; or

•

participate in discussions or negotiations with, or provide any non-public information or access to its properties, books or records to, any third party that has made or is considering making such an acquisition proposal, or approve or recommend, propose to approve or recommend, or enter into any agreement relating to, such an acquisition proposal.

However, before receipt of the requisite approval by the Allis-Chalmers stockholders, Allis-Chalmers may engage in negotiations with a third party making an unsolicited, bona fide written acquisition proposal, provided that:

•

the Allis-Chalmers board of directors has determined in good faith that such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal, and that the failure to engage in such negotiations would be likely to be inconsistent with its fiduciary duties under applicable law; and

•	Allis-Chalmers has complied with the terms of the Merger Agreement relating to acquisition proposals.

In addition, before receipt of the requisite approval by the Allis-Chalmers stockholders, the board of directors of Allis-Chalmers may withdraw its recommendation of the Merger Agreement or recommend, adopt or approve another acquisition proposal if:

•	Allis-Chalmers receives an acquisition proposal that the board of directors of Allis-Chalmers determines in good faith constitutes a superior proposal; or

•

the board of directors of Allis-Chalmers determines in good faith in response to certain changes or developments that a failure to change its recommendation would be likely to be inconsistent with its fiduciary duties to Allis-Chalmers stockholders;

provided in either case that Allis-Chalmers and its board of directors have complied with the terms of the Merger Agreement relating to such actions.

For a more detailed discussion of the non-solicitation provisions in the Merger Agreement, see “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 104.

Termination of the Merger Agreement (see page 116)

Allis-Chalmers and Seawell may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger (whether before or after the Allis-Chalmers stockholders have approved and adopted the Merger Agreement at the special meeting). In addition, either Allis-Chalmers or Seawell may terminate the Merger Agreement upon written notice to the other if:

•

the merger has not been consummated on or before February 28, 2011 (which date will be extended to May 31, 2011 if the merger has not been consummated by February 28, 2011 due to the non-satisfaction of the conditions as to regulatory approvals and listing of Seawell’s shares and all other conditions under the Merger Agreement have theretofore been satisfied or waived);

•

any governmental entity has taken any action prohibiting consummation of the merger or making consummation of the merger illegal and such action has become final and non-appealable, provided that the party seeking termination under this provision will not be entitled to terminate the Merger Agreement if such party directly or indirectly initiated such action or failed to comply in all material respects with its obligations under the Merger Agreement;

•	the Allis-Chalmers stockholders fail to adopt the Merger Agreement by the required vote at the special meeting;

•

the other party has breached any of its representations, warranties, covenants or agreements in a way that the related condition to closing would not be satisfied, and such breach is not cured within 30 days or, by its nature, cannot be cured prior to the closing of the merger; or

•	there has been a material adverse effect on the other party that is not cured within 30 days or that, by its nature, cannot be cured prior to the closing of the merger.

Seawell may also terminate the Merger Agreement if, prior to obtaining the required vote of the Allis-Chalmers stockholders approving and adopting the Merger Agreement:

•	an adverse recommendation change has occurred or the Allis-Chalmers board or any committee thereof has resolved to make an adverse recommendation change; or

•

the Allis-Chalmers board fails to publicly reaffirm its recommendation within three business days of receipt of Seawell’s written request at any time when an acquisition proposal has been made and not publicly rejected by Allis-Chalmers’ board.

There are no termination fees payable by either Allis-Chalmers or Seawell under the Merger Agreement.

Effect of Termination (see page 117)

In the event of termination, the Merger Agreement will be null and void and there will be no liability or obligation on the part of any party, other than with respect to each party’s obligations under the confidentiality agreement or a willful breach of the Merger Agreement.

Regulatory Approvals (see page 91)

Under the Hart Scott Rodino Improvements Act of 1976, or the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the applicable waiting period has expired or been terminated. Allis-Chalmers and Seawell filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division and were granted early termination under the HSR Act on October 20, 2010. Seawell and Allis-Chalmers have also submitted a notice of the merger to the CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment to the Defense Production Act of 1950 and the CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, Allis-Chalmers and Seawell have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete the merger. Notwithstanding that agreement, it is a condition to the closing of the merger that there be no suit or action by any governmental entity seeking to limit the ownership or operation of, or to require the disposition or holding separate of, a substantial portion of the business or assets of Allis-Chalmers and its subsidiaries, taken as a whole, as a result of the merger.

Rights of Stockholders to Seek Appraisal (see page 86)

Under Delaware law, holders of Allis-Chalmers stock who have not voted in favor of approving and adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of stock as determined by the Delaware Court of Chancery if the merger is completed and they comply with all applicable requirements of Delaware law. This appraisal amount could be more than, the same as or less than the merger consideration. Among other requirements, any holder of Allis-Chalmers stock intending to exercise appraisal rights must submit a written demand for an appraisal to Allis-Chalmers prior to the special meeting. The failure to strictly follow the procedures specified under Delaware law will result in the loss of appraisal rights. For a summary of the requirements for asserting and perfecting appraisal rights, see “The Merger—Dissenters’ Shares and Appraisal Rights” beginning on page 86. The provisions of Delaware law that address appraisal rights and govern the required procedures are attached as Annex F to this proxy statement/prospectus.

Litigation Relating to the Merger (see page 148)

Shortly following the announcement of the Merger Agreement, several putative stockholder class action petitions and complaints were filed against various combinations of Allis-Chalmers, members of the Allis-Chalmers board of directors, Seawell, and Wellco in the District Court of Harris County, Texas and the Court of Chancery of the State of Delaware. These lawsuits challenge the proposed merger and generally allege, among other things, that the members of the Allis-Chalmers board of directors have breached their fiduciary duties owed to the public stockholders of Allis-Chalmers by approving the proposed merger and failing to take steps to maximize the value of Allis-Chalmers to its public stockholders, that Allis-Chalmers, Seawell, and Wellco aided and abetted such breaches of fiduciary duties, and that the Merger Agreement unreasonably dissuades potential suitors from making competing offers and restricts Allis-Chalmers from considering competing offers. These lawsuits generally seek, among other things, compensatory damages, attorneys’ and experts’ fees, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, and injunctive relief prohibiting the defendants from consummating the merger.

Allis-Chalmers, its directors, and Seawell believe these lawsuits are without merit and intend to defend them vigorously.

Comparison of the Rights of Seawell Shareholders and Allis-Chalmers Stockholders (see page 129)

As a result of the merger, some stockholders of Allis-Chalmers will become shareholders of Seawell, and their rights will be governed by Seawell’s memorandum of association (the “Memorandum of Association”) and amended and restated bye-laws (the “Bye-Laws”), which differ in material respects from the Amended and Restated Certificate of Incorporation of Allis-Chalmers, as amended (the “certificate of incorporation”), and the Second Amended and Restated Bylaws of Allis-Chalmers (the “bylaws”). For example:

•

only shareholders holding one-twentieth or more of the total voting rights of Seawell or 100 or more shareholders acting together will be able to propose resolutions to be moved at an annual general meeting of Seawell, whereas any Allis-Chalmers stockholder who is entitled to vote at an annual general meeting may, with sufficient notice, submit a proposal at an annual meeting of Allis-Chalmers stockholders;

•

amendments to Seawell’s Memorandum of Association will require the approval of an ordinary resolution passed by a simple majority of the votes cast at a general meeting of Seawell shareholders, whereas amendments to Allis-Chalmers’ Certificate of Incorporation require the approval of the Allis-Chalmers board of directors and the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon;

•

amendments to Seawell’s Bye-Laws will require the approval of the board of directors and the approval of an ordinary resolution passed by a simple majority of the votes cast at a general meeting of Seawell shareholders, whereas Allis-Chalmers’ bylaws may be amended by the holders of a majority of the Allis-Chalmers stock or by the Allis-Chalmers board of directors; and

•

although Seawell shareholders will ordinarily be permitted to initiate lawsuits on behalf of the company in limited circumstances, Seawell shareholders will not generally be able to initiate class action lawsuits against Seawell.

You should also be aware that it may be difficult to effect service of process to begin a lawsuit in a U.S. court against directors and officers of Seawell who are not residents of the United States.

Material U.S. Federal Income Tax Consequences (see page 149)

The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes. In addition, Allis-Chalmers will use its reasonable best efforts to obtain a ruling by the IRS that the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Section 367(a)(1) of the Internal Revenue Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a tax-free reorganization, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. While Seawell and Allis-Chalmers generally expect such requirements to be met, one such requirement is that the value of Seawell equal or exceed the value of Allis-Chalmers, as specifically determined for purposes of Section 367 of the Internal Revenue Code, as of the closing date of the merger. Whether this requirement is met cannot be known until the closing of the merger. Because the applicability of Section 367(a)(1) cannot be determined until the closing of the merger, counsel are not able to render opinions at this time as to whether Allis-Chalmers stockholders will be subject to tax on the merger. As a result, for the purposes of deciding how to vote, you should assume that the merger will be treated as follows: if Section 367(a)(1) applies to the merger, a U.S. holder of Allis-Chalmers common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the merger of any Seawell common shares received in the merger, over such U.S. holder’s tax basis in the shares of Allis-Chalmers common stock surrendered by the U.S. holder in the merger. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Allis-Chalmers common stock for more that one year at the time the merger is completed. For a more complete description of the material U.S. federal income tax consequences of the merger if it is taxable, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 149.

If the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code and your transfer of shares of Allis-Chalmers common stock to Seawell pursuant to the merger is not subject to Section 367(a)(1) of the Internal Revenue Code, we expect that the material U.S. federal income tax consequences of the merger to Allis-Chalmers stockholders who do not own Allis-Chalmers preferred stock will be as follows:

•

If you exchange all of your Allis-Chalmers common stock for cash in the merger, you generally will recognize capital gain or loss equal to the difference between the amount of cash received with respect to your Allis-Chalmers stock and your tax basis in the stock surrendered.

•

If you exchange all of your Allis-Chalmers common stock for Seawell common shares in the merger, you will not recognize any gain or loss with respect to your Allis-Chalmers stock, except to the extent of any cash you may receive in lieu of a fractional Seawell share.

•

If you exchange your Allis-Chalmers common stock for a combination of cash and Seawell common shares in the merger, you generally will recognize gain (but not loss) with respect to your Allis-Chalmers stock. The gain you recognize generally will equal the lesser of (1) the excess of the sum of the cash and the fair market value of the Seawell shares received with respect to your Allis-Chalmers stock over your tax basis in the stock surrendered, or (2) the amount of cash received with respect to your Allis-Chalmers stock.

Please refer to “Material U.S. Federal Income Tax Consequences” beginning on page 149 for a more complete discussion of the U.S. federal income tax consequences of the merger. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Market Price of Allis-Chalmers Common Stock (see page 21)

Allis-Chalmers common stock is listed on the NYSE under the trading symbol “ALY.” The closing sale price of Allis-Chalmers common stock on the NYSE on August 12, 2010, the last trading day prior to the announcement of the merger, was $2.30. On January 20, 2011, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Allis-Chalmers common stock on the NYSE was $7.18 per share.

Risk Factors (see page 25)

In evaluating the merger and Seawell, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 25.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIS-CHALMERS

The following selected historical consolidated financial data of Allis-Chalmers as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 have been derived from Allis-Chalmers’ historical audited consolidated financial statements contained in Allis-Chalmers’ Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this proxy statement/prospectus. The following selected historical consolidated financial data as of December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 have been derived from Allis-Chalmers’ historical audited consolidated financial statements not incorporated by reference into this proxy statement/prospectus. The following selected historical consolidated financial data for Allis-Chalmers as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 have been derived from Allis-Chalmers’ unaudited interim consolidated financial statements contained in Allis-Chalmers’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which is incorporated by reference into this proxy statement/prospectus. In the opinion of Allis-Chalmers’ management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations at the dates and for the periods indicated. Results of operations for interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and you should read this selected historical consolidated financial data together with Allis-Chalmers’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited and audited consolidated financial statements and notes thereto, incorporated by reference into this proxy statement/prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$108,022	$310,964	$570,967	$675,948	$506,253	$377,624	$473,302
Operating costs and expenses:
Direct costs	72,567	185,579	338,835	443,414	379,437	281,136	356,060
Depreciation	4,874	20,261	50,914	63,460	78,276	58,261	61,799
Selling, general and administrative	15,576	35,536	61,237	62,774	50,763	40,595	36,949
Loss (gain) on asset disposition	—	—	(8,868)	(166)	1,602	1,916	—
Impairment of goodwill	—	—	—	115,774	—
Amortization	1,487	1,858	4,067	4,212	4,722	3,558	3,567

Total operating costs and expenses	94,504	243,234	446,185	689,468	514,800	385,466	458,375

Income (loss) from operations	13,518	67,730	124,782	(13,520)	(8,547)	(7,842)	14,927

Other income (expense):
Interest expense	(4,746)	(21,309)	(49,534)	(48,411)	(48,145)	(37,492)	(33,986)
Interest income	49	972	3,259	5,617	72	53	499
Gain on debt extinguishment	—	—	—	—	26,365	26,365	—
Other	186	(347)	776	(563)	(798)	(231)	(2,479)

Total other expense	(4,511)	(20,684)	(45,499)	(43,357)	(22,506)	(11,305)	(35,966)

Income (loss) before income taxes	9,007	47,046	79,283	(56,877)	(31,053)	(19,147)	(21,039)
Provision for income taxes						6,802	3,563

Income tax benefit (expense)	(1,344)	(11,420)	(28,843)	17,413	9,863

Net income (loss)	$7,663	$35,626	$50,440	$(39,464)	$(21,190)	$(12,345)	$(17,476)

Preferred stock dividend	—	—	—	—	(1,302)	(665)	(1,911)

Net income (loss) attributable to non-controlling interests	488	—	—	—	—	—	—
Net income (loss) attributable to common stockholders	7,175	35,626	50,440	(39,464)	(22,492)	(13,010)	(19,387)

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(in thousands, except per share data)
Net income attributable to non-controlling interest	(488)	—	—	—	—
Income (loss) per common share:
Basic	$0.48	$1.73	$1.48	$(1.13)	$(0.42)	$(0.27)	$(0.27)
Diluted	$0.44	$1.66	$1.45	$(1.13)	$(0.42)	$(0.27)	$(0.27)
Weighted average number of common shares outstanding:
Basic	14,832	20,548	34,158	35,052	53,669	47,834	71,506
Diluted	16,238	21,410	34,701	35,052	53,669	47,834	71,506

	As of December 31,					As of September 30, 2010
	2005	2006	2007	2008	2009
						(Unaudited)
	(in thousands, except per share data)
Balance Sheet Data:
Total assets	$137,355	$908,326	$1,053,585	$1,115,051	$1,080,620	$1,103,137
Long-term debt classified as:
Current	5,632	6,999	6,434	14,617	17,027	23,624
Long-term	54,937	561,446	508,300	579,044	475,206	497,100
Stockholders’ equity:
Convertible perpetual preferred stock	—	—	—	—	34,183	34,183
Total stockholders’ equity	60,875	253,933	414,329	383,409	483,647	470,603
Book value per common share	$3.61	$8.99	$11.80	$10.75	$6.78	$6.41

SELECTED HISTORICAL FINANCIAL INFORMATION OF SEAWELL

The following selected historical consolidated financial data of Seawell as of and for the years ended December 31, 2009 and 2008 and combined and consolidated financial data of Seawell for the year ended December 31, 2007 have been derived from Seawell’s audited financial statements and related notes thereto included in this proxy statement/prospectus, which have been audited by PricewaterhouseCoopers AS. The following selected historical combined and consolidated financial data of Seawell as of December 31, 2007 has been derived from Seawell’s audited combined and consolidated financial statements not included in this proxy statement/prospectus. The following selected historical consolidated financial data of Seawell as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 have been derived from Seawell’s unaudited consolidated financial statements and related notes thereto included in this proxy statement/prospectus. In the opinion of Seawell’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations at the dates and for the periods indicated. Results of operations for interim periods are not necessarily indicative of the results expected for a full year or for future periods. This information is only a summary and you should read this selected historical consolidated financial data together with Seawell’s “Operating and Financial Review and Prospects of Seawell,” and the unaudited and audited consolidated financial statements and notes thereto, included elsewhere in this proxy statement/prospectus.

Seawell was incorporated on August 31, 2007 and acquired the shares in the entities comprising Seadrill Limited’s well service division on October 1, 2007. For historical comparison, Seawell’s statement of operations data for the year ended December 31, 2007 include the results of operations of Seadrill Limited’s well service division for the period from January 1, 2007 to September 30, 2007, and Seawell’s results of operations for the period from October 1, 2007 to December 31, 2007.

	Years Ended December 31,				Nine Months Ended September 30,
	2007(2)	2008	2009	2009(1)	2009	2010	2010(1)
				(Unaudited)	(Unaudited)

	(NOK in millions, except per share data and weighted average shares)			($ in millions, except per share data and weighted average shares)	(NOK in millions, except per share data and weighted average shares)		($ in millions, except per share data and weighted average shares)
Statement of Operations Data:
Operating revenues:
Operating revenues	2,276.4	3,006.2	3,101.2	$526.0	2,373.1	2,658.2	$450.8
Reimbursables	451.7	618.5	723.6	122.7	589.9	407.5	69.1

Total operating revenues	2,728.1	3,624.7	3,824.8	648.7	2,963.0	3,065.7	519.9

Operating expenses:
Operating expenses	1,896.3	2,538.8	2,538.3	430.5	1,955.2	2,175.7	369.0
Reimbursables expenses	439.0	600.9	692.5	117.4	564.6	389.0	66.0
Depreciation and amortization	53.6	107.4	131.6	22.3	94.8	99.3	16.8
General and administrative expenses	88.6	71.9	103.1	17.5	66.3	98.0	16.6

Total operating expenses	2,477.5	3,319.0	3,465.5	587.7	2,680.9	2,762.0	468.4
Operating income	250.6	305.7	359.3	60.9	282.1	303.7	51.5

Financial items:
Interest income	22.1	25.3	5.6	0.9	4.3	6.1	1.0
Interest expenses	(33.7)	(148.3)	(95.5)	(16.2)	(72.4)	(68.0)	(11.5)
Other financial items	3.3	(39.0)	(34.4)	(5.8)	(33.5)	(99.6)	(16.9)

Total financial items	(8.3)	(162.0)	(124.3)	(21.2)	(101.6)	(161.5)	(27.4)

	Years Ended December 31,				Nine Months Ended September 30,
	2007(2)	2008	2009	2009(1)	2009	2010	2010(1)
				(Unaudited)	(Unaudited)

	(NOK in millions, except per share data and weighted average shares)			($ in millions, except per share data and weighted average shares)	(NOK in millions, except per share data and weighted average shares)		($ in millions, except per share data and weighted average shares)
Income before income taxes	242.3	143.7	235.0	39.9	180.5	142.2	24.1

Income taxes	(67.8)	(24.7)	(60.6)	(10.3)	(47.9)	(69.4)	(11.8)

Net income	174.5	119.0	174.4	29.6	132.6	72.8	12.3

Net income attributable to the parent	175.9	122.5	176.2	29.9	134.1	73.2	12.4
Net income attributable to the non-controlling interest	(1.4)	(3.5)	(1.8)	(0.3)	(1.5)	(0.4)	(0.1)
Basic earnings per share	2.07	1.14	1.60	0.27	1.22	0.57	0.1
Diluted earnings per share	2.06	1.14	1.59	0.27	1.22	0.56	0.09
Weighted average number of common shares outstanding:
Basic	85,000,000	107,222,272	110,000,050	110,000,050	110,000,050	127,523,754	127,523,754
Diluted	85,371,574	107,222,272	110,567,792	110,567,792	110,266,717	129,823,758	129,823,758

	As of December 31,				As of September 30, 2010(1)
	2007	2008	2009	2009(1)
				(Unaudited)	(Unaudited)

	(NOK in millions)			($ in millions)	(NOK in millions)	($ in millions)
Balance Sheet Data:
Cash and cash equivalents	132.2	224.1	236.7	40.1	1,369.2	232.2
Total assets	2,010.3	3,447.4	3,339.8	566.4	5,279.5	895.4
Long-term debt classified as:
Current	75.0	218.7	260.8	44.2	170.9	29.0
Long-term	1,218.9	1,237.1	987.7	167.5	22.1	3.7
Total shareholders’ equity	86.9	388.1	627.3	106.4	3,325.2	564.0
Book value per common share	0.87	3.53	5.70	1.0	14.75	2.5

Note:

(1)	Solely for the convenience of the reader, certain NOK amounts presented as of and for the year ended December 31, 2009 and as of and for the nine months ended September 30, 2010, have been translated into U.S. dollars using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2010 of NOK 1.00 = $0.1696.
(2)	Seawell Limited was not operated as a separate entity prior to October 1, 2007. Financial information for 2007 has been provided on a combined and consolidated basis. The combined and consolidated financials statements include the financial statements of Seawell AS (previously Seadrill Well Service AS), Seawell Management Services Ltd (UK) (previously Seadrill Management Services Ltd (UK)), Seawell Ltd. (UK) (previously Seadrill Ltd (UK)), Seawell Offshore Denmark AS (DK) (previously Seadrill Offshore Denmark (DK)) and Seadrill Services Ltd (Hong Kong). These entities represented Seadrill Limited’s well services division prior to its transfer to Seawell.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information presents data as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009 for Seawell after giving effect to the completion of the pending merger of Allis-Chalmers with and into a subsidiary of Seawell. The unaudited pro forma balance sheet data was prepared as if the merger had occurred on September 30, 2010. The unaudited pro forma statement of operations data was prepared as if the merger had occurred on January 1, 2009.

The selected unaudited pro forma condensed combined financial information presented below reflects the purchase method of accounting and is for illustrative purposes only. The financial results of the combined company may have been different had the companies actually combined on the dates indicated above, and you should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or of the future results that may be achieved following the merger. The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes beginning on page 157.

	Year Ended December 31,		Nine Months Ended September 30,
	2009	2009(1)	2010	2010(1)
	(Unaudited)
	(NOK in millions, except per share amounts and weighted average shares)	($ in millions, except per share data and weighted average shares)	(NOK in millions, except per share amounts and weighted average shares)	($ in millions, except per share data and weighted average shares)
Statement of Operations Data:
Operating revenues:
Operating revenues	6,280.5	1,065.2	5,498.0	932.5
Reimbursables	723.6	122.7	407.5	69.1

Total operating revenues	7,004.1	1,187.9	5,905.5	1,001.6
Operating expenses:
Operating expenses	5,353.1	907.9	4,631.8	785.6
Reimbursables expenses	692.5	117.4	389.0	66.0
Depreciation and amortization	748.3	127.0	551.0	90.5

Total operating expenses	6,793.9	1,152.2	5,517.7	942.1
Operating income	210.1	35.6	338.9	59.5
Financial items:
Interest income	6.1	1.0	9.1	1.5
Interest expenses	(354.7)	(60.2)	(239.1)	(40.6)
Other financial items	(39.4)	(6.7)	(114.5)	(19.4)
Gain on debt extinguishment	165.6	28.1	—	—

Total financial items	(222.5)	(37.7)	(344.4)	(58.5)
Income before income taxes	(12.3)	(2.1)	(10.6)	1.0
Income taxes	33.8	5.7	(27.8)	(5.7)
Net income	21.4	3.6	(38.4)	(4.7)
Preferred stock dividend	(8.2)	(1.4)	(11.5)	(2.0)
Net income attributable to common shareholders	15.1	2.6	(49.5)	(8.4)
Net income attributable to the non-controlling interest	(1.8)	(0.3)	(0.4)	(0.07)
Basic earnings per share	0.06	0.02	(0.2)	(0.03)
Diluted earnings per share	0.06	0.02	(0.2)	(0.03)
Weighted average number of common shares outstanding:
Basic	252,563,000	252,563,000	252,563,000	252,563,000
Diluted	254,524,000	254,524,000	252,563,000	252,563,000

	As of September 30,
	2010	2010(1)
	(Unaudited)
	(NOK in millions)	($ in millions)
Balance Sheet Data:
Cash and cash equivalents	1,168.3	198.1
Total assets	12,208.5	2,070.6
Long-term debt classified as:
Current	1,258.8	213.5
Long-term	3,332.2	565.1
Total shareholders’ equity	6,373.9	1,081.0

Note:

(1)	Solely for the convenience of the reader, certain NOK amounts presented as of and for the year ended December 31, 2009, and as of and for the nine months ended September 30, 2010, have been translated into U.S. dollars using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2010 of NOK 1.00 = $0.1696.

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents, for the periods indicated, certain historical per share data of Allis-Chalmers and Seawell, and unaudited pro forma combined per share information giving effect to the acquisition of Allis-Chalmers by Seawell as if the merger had been completed on the first day of the periods presented.

The data has been derived from and should be read in conjunction with the selected historical consolidated financial information and the unaudited pro forma condensed combined financial information and the accompanying notes contained elsewhere in this proxy statement/prospectus, the separate historical consolidated financial statements and the accompanying notes of Seawell attached as Annex G to this proxy statement/prospectus and the separate historical consolidated financial statements and the accompanying notes of Allis-Chalmers incorporated by reference into this proxy statement/prospectus. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 210.

The unaudited pro forma per share data is presented for informational purposes only, is not intended to represent or be indicative of the combined consolidated results of operations or financial condition that would have been reported had the merger been completed on the first day of the period presented and should not be taken as representative of the future results of operations or financial condition of Seawell and Allis-Chalmers following the merger.

For information regarding historical $/NOK exchange rates, please see “Currency Exchange Rate Information” beginning on page 23.

	For the Year Ended December 31, 2009(1)	For the Nine Months Ended September 30, 2010(1)
	(Unaudited)
Net Income (Loss) Per Share
Seawell historical—NOK	NOK 1.60	NOK 0.57
Seawell historical—USD	$0.27	$0.10
Allis-Chalmers historical	$(0.42)	$(0.27)
Pro forma combined—NOK	NOK 0.06	NOK (0.20)
Pro forma combined—USD	$0.01	$(0.03)
Pro forma combined equivalent per share of Allis-Chalmers common stock—NOK	NOK 0.07	NOK (0.23)
Pro forma combined equivalent per share of Allis-Chalmers common stock—USD	$0.01	$(0.04)
Diluted Net Income (Loss) Per Share
Seawell historical—NOK	NOK 1.59	NOK 0.56
Seawell historical—USD	$0.27	$0.09
Allis-Chalmers historical	$(0.42)	$(0.27)
Pro forma combined—NOK	NOK 0.06	NOK (0.19)
Pro forma combined—USD	$0.01	$(0.03)
Pro forma combined equivalent per share of Allis-Chalmers common stock—NOK	NOK 0.07	NOK (0.22)
Pro forma combined equivalent per share of Allis-Chalmers common stock—USD	$0.01	$(0.04)
Basic Book Value Per Share at Period End
Seawell historical—NOK	NOK 5.70	NOK 14.75
Seawell historical—USD	$0.97	$2.50
Allis-Chalmers historical	$6.92	$6.50
Pro forma combined—NOK		NOK 21.99
Pro forma combined—USD		$3.73
Pro forma combined equivalent per share of Allis-Chalmers common stock—NOK		NOK 25.29
Pro forma combined equivalent per share of Allis-Chalmers common stock—USD		$3.84

Note:

(1)	Solely for the convenience of the reader, certain NOK amounts presented for the year ended December 31, 2009, and for the nine months ended September 30, 2010, have been translated into U.S. dollars using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2010 of NOK 1.00 = $0.1696.

COMPARATIVE SEAWELL AND ALLIS-CHALMERS MARKET PRICE DATA AND DIVIDEND

INFORMATION

Stock Prices

Seawell common shares are traded on the Oslo Stock Exchange under the symbol “SEAW.” Allis-Chalmers common stock is listed on the NYSE under the symbol “ALY.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Allis-Chalmers common stock as reported on the American Stock Exchange (for periods prior to March 22, 2007) and on the NYSE (beginning on March 22, 2007), and the high and low sale prices per Seawell common share as reported on the Norwegian over-the-counter system through November 25, 2010 and thereafter on the Oslo Stock Exchange. However, it is important to note that, due to reduced liquidity associated with the Norwegian over-the-counter market, sale prices prior to the listing of Seawell’s common shares on the Oslo Stock Exchange, as reported on the Norwegian over-the-counter system, may not be strictly comparable to those prices reported on the Oslo Stock Exchange after the listing of Seawell common shares.

For information regarding historical $/NOK exchange rates, please see “Currency Exchange Rate Information.”

	Allis-Chalmers Common Stock		Seawell Common Shares (NOK)		Seawell Common Shares (USD)(1)
	High	Low	High	Low	High	Low
2005	$14.70	$3.64	—	—	—	—
2006	25.55	9.80	—	—	—	—
2007	28.10	14.09	NOK 22.00	NOK 14.00	$3.73	$2.37

2008 First Quarter	15.21	9.56	22.00	15.00	3.73	2.54
Second Quarter	18.50	13.01	26.00	18.00	4.40	3.05
Third Quarter	18.00	9.76	25.00	15.00	4.24	2.54
Fourth Quarter	12.68	3.69	15.00	6.00	2.54	1.02
2009 First Quarter	6.07	0.71	10.00	6.50	1.70	1.10
Second Quarter	4.53	1.80	11.00	6.00	1.87	1.02
Third Quarter	4.94	2.01	13.00	9.25	2.20	1.57
Fourth Quarter	4.87	3.06	17.00	12.00	2.88	2.04
2010 First Quarter	4.57	3.36	22.00	15.00	3.73	2.54
Second Quarter	4.28	2.00	20.00	16.25	3.39	2.76
Third Quarter	4.18	1.79	23.90	22.70	4.05	3.85
Fourth Quarter	6.30	4.16	37.00	27.25	6.28	4.62
2011 First Quarter (through January 20, 2011)	8.00	6.65	43.00	35.50	7.29	6.02

April 2010	4.28	3.56	20.00	18.75	3.39	3.18
May 2010	4.20	2.52	20.00	17.00	3.39	2.88
June 2010	2.98	2.00	19.00	16.20	3.22	2.75
July 2010	2.70	1.79	20.00	16.00	3.39	2.71
August 2010	4.16	2.24	25.00	21.00	4.24	3.56
September 2010	4.18	3.85	23.90	22.70	4.05	3.85
October 2010	5.20	4.16	27.50	23.60	4.66	4.00
November 2010	6.69	4.93	37.00	27.25	6.28	4.62
December 2010	7.10	5.56	38.00	29.30	6.44	4.97

Note:

(1)	Solely for the convenience of the reader, the high and low sale prices per Seawell common share have been translated into U.S. dollars using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on September 30, 2010 of NOK 1.00 = $0.1696.

On August 12, 2010, the last trading day before the public announcement of the signing of the Merger Agreement, the closing sale price per share of Seawell common shares was NOK 22.00, as reported on the Norwegian over-the-counter system, which based on the $/NOK exchange rate on such day represented $3.57, and the closing sale price per share of Allis-Chalmers common stock was $2.30, as reported on the NYSE. On January 20, 2011, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of Seawell common shares was NOK 38.10, as reported on the Oslo Stock Exchange, which, based on the $/NOK exchange rate on such day, represented $6.49, and the closing sale price per share of Allis-Chalmers common stock was $7.18, as reported on the NYSE. Although the exchange ratio for Seawell shares is fixed at 1.15, the market prices of Seawell common shares and Allis-Chalmers common stock will fluctuate before the Allis-Chalmers special meeting and before the merger is completed. The market value of the merger consideration ultimately received by Allis-Chalmers stockholders electing to receive Seawell common shares will depend on the closing price of Seawell common shares on the day such stockholders receive their Seawell common shares and the $/NOK exchange rate on such day.

The table below sets forth the equivalent market value per share of Allis-Chalmers common stock on August 12, 2010 and January 20, 2011, as determined by multiplying the closing prices of Seawell common shares on those dates by the exchange ratio of 1.15 and converting Norwegian krone to U.S. dollars based on the $/NOK exchange rate on such day.

	Seawell Common Shares	Allis-Chalmers Common Stock	Equivalent Per Share of Allis- Chalmers Common Stock
August 12, 2010	NOK 22.00	$2.30	$4.11
January 20, 2011	NOK 38.10	$7.18	$7.46

Seawell and Allis Chalmers urge you to obtain current market quotations for Seawell common shares from the website of the Oslo Børs at www.oslobors.no/ob_eng, and for Allis-Chalmers common stock, before making any decision regarding the merger. These websites are not incorporated by reference in this proxy statement/prospectus.

Dividends

Seawell has never paid or declared any dividends on its common shares. Allis-Chalmers did not pay dividends to its common stockholders in the years ended December 31, 2007, 2008 and 2009 or in the nine months ended September 30, 2010. Allis-Chalmers has paid dividends to its preferred stockholder as required by the terms of the preferred stock.

CURRENCY EXCHANGE RATE INFORMATION

The table below sets forth, for the periods and dates indicated, certain information regarding the exchange rate between the Norwegian krone and the U.S. dollar based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. Fluctuations in the exchange rates between the Norwegian krone and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

	U.S. dollars per Norwegian krone
	High		Low
April 2010	0.1711		0.1670
May 2010	0.1683		0.1509
June 2010	0.1572		0.1499
July 2010	0.1654		0.1543
August 2010	0.1680		0.1576
September 2010	0.1713		0.1612

Nine months ended September 30,	High	Low	Average(1)	Period End(2)
2009	0.1731	0.1374	0.1554	0.1731
2010	0.1781	0.1499	0.1642	0.1696

Years ended December 31,
2005	0.1648	0.1470	0.1549	0.1483
2006	0.1670	0.1460	0.1575	0.1605
2007	0.1900	0.1545	0.1725	0.1841
2008	0.2022	0.1373	0.1789	0.1434
2009	0.1806	0.1374	0.1607	0.1727

(1)	The average rate for each interim period and annual period was calculated by taking the simple average of the historical exchange rates on the last business day of each month during the relevant period.
(2)	The period-end rate is the historical exchange rate on the last business day of the applicable period, as published by the Federal Reserve Bank of New York.

On August 12, 2010, the last trading day before the public announcement of the signing of the Merger Agreement, the exchange rate between the U.S. dollar and the Norwegian krone expressed in U.S. dollars per krone was NOK 1.00 = $0.1624. On January 20, 2011, the last practicable day prior to the date of this proxy statement/prospectus, the exchange rate was NOK 1.00 = $0.1703.

No representation is made that the Norwegian krone amounts referred to in this document could have been or could be converted into U.S. dollars at the above exchange rates or at any other rate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements preceded by, followed by or that include the words “estimate,” “plan,” project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “think,” “view,” “seek,” “target,” “goal,” or similar expressions; any projections of earnings, revenues, expenses, synergies, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including integration and any potential restructuring plans and the anticipated timing of filings and approvals relating to the merger; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. The safe harbor provisions of the PSLRA regarding forward-looking statements only apply to forward-looking statements made with respect to Allis-Chalmers.

Such forward-looking statements, whether expressed or implied, are subject to risks and uncertainties which could cause the actual results of Allis-Chalmers and its consolidated subsidiaries to differ materially from those implied by such forward-looking statements, due to a number of factors, many of which are beyond either of Seawell’s or Allis-Chalmers’ control. The factors that could cause actual results to differ from those implied by such forward looking statements include, but are not limited to:

•	the ability of the parties to consummate the merger;

•	the challenges of integration and restructuring associated with the merger or other planned acquisitions and the challenges of achieving anticipated synergies;

•	the possibility that the merger may involve unexpected costs;

•	the ability to finance the merger and continuing operations on acceptable terms;

•	difficulties and delays in satisfying the conditions set forth in the Merger Agreement, including obtaining the necessary regulatory approvals for the merger;

•	the impact of weak economic conditions and the future impact of such conditions on the oil and gas industry and demand for related services;

•	fluctuations in the price of oil and natural gas;

•	changes in existing, and the imposition of new, laws and governmental regulations;

•	unexpected future capital expenditures;

•	adverse weather conditions in certain regions;

•	the impact of political disturbances, war, or terrorist attacks and changes in global trade policies;

•	the effect of environmental liabilities that are not covered by an effective indemnity or insurance;

•	the effect of the announcement or completion of the merger on customer and supplier relationships, operating results and business generally;

•	risks that the merger disrupts current plans and operations, and the potential difficulties for employee retention as a result of the announcement or completion of the merger; and

•	the outcome of any pending or future litigation and administrative claims.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Allis-Chalmers could differ materially from the expectations in these statements. Allis-Chalmers does not undertake any obligation to update these forward-looking statements, except as required by law.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the Merger Agreement. Although Seawell and Allis-Chalmers believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information incorporated by reference herein. In addition, you should read and consider the risks associated with the business of Allis-Chalmers. These risks can be found in Allis-Chalmers’ Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each of which was filed with the SEC. For more on where Allis-Chalmers’ risk factors can be found, please see the section of this document entitled “Where You Can Find More Information.”

Risks Related to the Merger

Because the market price of Seawell common shares and the NOK/$ exchange rate will fluctuate, Allis-Chalmers stockholders who receive a portion of their merger consideration in stock cannot be sure of the U.S. dollar value of the merger consideration they will receive.

The U.S. dollar value of the stock consideration that Allis-Chalmers stockholders who receive Seawell common shares in the merger will depend on the market price of Seawell common shares and the NOK/$ exchange rate at the effective time of the merger. As an Allis-Chalmers stockholder, you will have the ability to elect to receive cash (subject to proration as described below) or Seawell common shares in the merger. Allis-Chalmers stockholders who receive Seawell common shares in the merger will receive 1.15 Seawell common shares for each share of Allis-Chalmers common stock, and the exchange ratio will not be adjusted to reflect changes in the market value of Seawell common shares. As a result, if the market price of Seawell common shares or the NOK/$ exchange rate increases or decreases, the U.S. dollar value of the consideration to be received by Allis-Chalmers stockholders who receive Seawell common shares in the merger will change. Because the date that the merger becomes effective will be later than the election deadline, Allis-Chalmers stockholders making a stock election will not know the U.S. dollar value of the merger consideration they will ultimately receive at the time they make their election. In addition, Allis-Chalmers stockholders who make a cash election are subject to proration if cash elections are made with respect to more than 35% of the total number of shares of Allis-Chalmers common stock outstanding immediately prior to the effective time of the merger (including the preferred stock on an as-converted basis). In such event, those stockholders will receive Seawell common shares in exchange for some of their shares of Allis-Chalmers stock, and will therefore be similarly exposed to the risk of declines in the market price of Seawell common shares and exchange rate fluctuations. Many of the factors that affect the market price of the Seawell common shares and NOK/$ exchange rates are beyond the control of Seawell and Allis-Chalmers. Seawell and Allis-Chalmers urge you to obtain current market quotations for Seawell common shares from the website of the Oslo Stock Exchange at www.oslobors.no/ob_eng. These websites are not incorporated by reference into this proxy statement/prospectus. In addition, Seawell and Allis-Chalmers urge you to obtain current NOK/$ exchange rates, which are available from your broker or financial institution.

The ability of Allis-Chalmers stockholders to elect to receive cash in exchange for their shares of Allis-Chalmers common stock could be subject to proration in the event of an oversubscription of the cash election.

In the merger, each Allis-Chalmers stockholder may elect to receive, in exchange for each share of Allis-Chalmers common stock, either cash or Seawell common shares. However, cash elections are subject to proration and adjustment to ensure that, in the aggregate, the maximum amount of cash to be paid by Seawell will not exceed the product of $4.25 multiplied by 0.35 multiplied by the number of shares of Allis-Chalmers common stock outstanding immediately prior to the effective time of the merger (counting the preferred stock on an as-converted basis), which is estimated to be $133 million. In the event there is an oversubscription of the cash election, you will receive Seawell common shares in exchange for a portion of your shares of Allis-Chalmers common stock. Accordingly, if you elect cash, you may not receive exactly the amount, type and mix of consideration that you elected to receive in exchange for your shares of Allis-Chalmers common stock, and to the extent that you receive Seawell common shares in the merger, that portion of the merger consideration payable to you will be subject to the risk of declines in the market price of Seawell common shares and exchange rate fluctuations.

If you tender shares of Allis-Chalmers common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you want to make an election with respect to the type of merger consideration you will receive, you must deliver any stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent no later than the election deadline of 5:00 p.m. Houston time on February 23, 2011. Once you have made a valid election, you will not be able to sell the shares of Allis-Chalmers common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. In the time between delivery of your shares of Allis-Chalmers common stock to the exchange agent and the closing of the merger, the market price of Seawell common shares may decrease, and you might otherwise want to sell your shares of Allis-Chalmers common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

Current Allis-Chalmers stockholders electing to receive Seawell common shares will have a reduced ownership and voting interest in the combined company after the merger, and Allis-Chalmers stockholders receiving cash will have no ownership or voting interest in the combined company.

Seawell will issue or reserve for issuance to Allis-Chalmers stockholders in the merger approximately 102.5 million Seawell common shares (including Seawell common shares to be issued in connection with outstanding Allis-Chalmers options and other equity awards). As a result of these issuances, current Allis-Chalmers stockholders are expected to hold up to approximately 31.3% of the combined company’s outstanding common shares immediately following completion of the merger (assuming 100% of Allis-Chalmers stockholders elect to receive Seawell common shares in the merger).

When the merger occurs, each Allis-Chalmers stockholder that receives Seawell common shares will become a shareholder of Seawell with a percentage ownership of the combined company that will be smaller than that stockholder’s percentage ownership of Allis-Chalmers. As a result of this reduced ownership percentage, Allis-Chalmers stockholders will have less voting power in the combined company than they now have in Allis-Chalmers.

Allis-Chalmers stockholders receiving cash in exchange for their shares of Allis-Chalmers common stock will have no ownership or interest in the combined company after the merger.

Seawell and Allis-Chalmers may be unable to obtain the regulatory approvals required to complete the merger or may incur significant costs in doing so.

The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Under this statute, Seawell and Allis-Chalmers are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period before completing the merger. Seawell and Allis-Chalmers filed their respective HSR Act filings, and the parties were granted early termination under the HSR Act on October 20, 2010.

Despite the expiration or early termination of the HSR statutory waiting period, and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Seawell, Allis-Chalmers or the combined company may not prevail in, or may incur significant costs in defending or settling, any action under the antitrust laws.

Any delay in completing the merger may also materially adversely affect the synergies and other benefits that Seawell and Allis-Chalmers expect to achieve if the merger and the integration of their respective businesses is completed within the expected timeframe.

Seawell and Allis-Chalmers will incur transaction, integration and restructuring costs in connection with the merger.

Seawell and Allis-Chalmers have incurred, and expect to continue to incur, significant costs in connection with the merger, including the fees of their respective professional advisors. Seawell will also incur integration and restructuring costs following the completion of the merger as Allis-Chalmers’ operations are integrated with Seawell’s operations. The efficiencies anticipated to arise from the merger may not be achieved in the near term or at all, and if achieved, may not be sufficient to offset the costs associated with the merger. Unanticipated costs, or the failure to achieve expected efficiencies, may have an adverse impact on the results of operations of the combined company following the completion of the merger.

The directors and executive officers of Allis-Chalmers may have potential conflicts of interest in recommending that you vote to approve and adopt the Merger Agreement.

In considering the recommendation of the board of directors of Allis-Chalmers to vote for the proposal to approve and adopt the Merger Agreement, you should be aware that certain members of the Allis-Chalmers board and certain members of Allis-Chalmers’ management team have interests in the merger that differ from, or are in addition to, those of Allis-Chalmers stockholders generally. These interests may include:

•	the receipt of severance payments;

•	the accelerated vesting of, and payment in the merger with respect to, Allis-Chalmers equity awards;

•	the continued indemnification of current directors and officers of Allis-Chalmers under the Merger Agreement and the continuation of directors’ and officers’ liability insurance after the merger;

•	the continuation of service of certain Allis-Chalmers directors (Messrs. Saad Bargach, John Reynolds, Alejandro P. Bulgheroni and Gianni Dell’Orto); and

•	the indirect interest of certain Allis-Chalmers directors in the shares of Seawell held by Lime Rock.

These additional interests are described in further detail in the section of this document entitled “The Merger—Interests of Allis-Chalmers’ Directors and Executive Officers in the Merger” beginning on page 91.

The rights of Allis-Chalmers stockholders will change as a result of the merger.

Following the completion of the merger, Allis-Chalmers stockholders will no longer be stockholders of Allis-Chalmers, a Delaware corporation, but will instead be shareholders of Seawell, a Bermuda corporation. There are important differences between your current rights as a stockholder of Allis-Chalmers, on the one hand, and the rights to which you will be entitled as a shareholder of Seawell, on the other hand. For a more complete discussion, see “Comparison of the Rights of Seawell Shareholders and Allis-Chalmers Stockholders” beginning on page 129.

Seawell is a “foreign private issuer” under the rules and regulations of the SEC and is thus exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer” under the Exchange Act, Seawell is exempt from certain rules under the Exchange Act, and will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, or to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. In addition, Seawell will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. Seawell’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information concerning Seawell than there is for Allis-Chalmers, and such information may not be provided as promptly as it is currently provided by Allis-Chalmers. If, following the merger, Seawell loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements with the SEC as if it were a company incorporated in the U.S. The costs incurred in complying with these additional requirements could be substantial.

Seawell intends to terminate the registration of its common shares under the Exchange Act and cease to be an SEC reporting company when it is able to do so under applicable regulations.

Following the merger, Seawell intends to terminate the registration of its common shares under the Exchange Act if it is able to do so in accordance with the rules that permit the deregistration of eligible foreign private issuers with relatively low average daily trading volumes in the United States. If Seawell is able to terminate such registration, it will no longer be subject to the reporting provisions of the Exchange Act and it will cease, among other things, to be subject to the liability provisions of the Exchange Act and the provisions of the Sarbanes-Oxley Act of 2002 relating to internal controls on financial reporting. If Seawell terminates the registration of its common shares under the Exchange Act, it will no longer be subject to any of the rules and regulations thereunder, including periodic filing requirements.

The Merger Agreement and the Lime Rock voting agreement contain provisions that could discourage a potential acquirer of Allis-Chalmers from making an alternative transaction proposal.

Under the Merger Agreement, Allis-Chalmers has agreed to provisions that may discourage a third party from submitting a business combination proposal to Allis-Chalmers, including a general prohibition on Allis-Chalmers’ initiation, solicitation or encouragement of any competing acquisition proposal. In addition, pursuant to the Merger Agreement, Allis-Chalmers must submit the Merger Agreement to the Allis-Chalmers stockholders for approval even if Allis-Chalmers has received an offer, or entered into an agreement, with respect to a superior proposal or if the Allis-Chalmers board of directors has modified or revoked its recommendation regarding the Merger Agreement. Pursuant to the voting agreement entered into between Lime Rock and Seawell, Lime Rock agreed, among other things, that until the nine-month anniversary of the termination of the Merger Agreement, it will vote against, and will not solicit, initiate or knowingly facilitate or encourage, any alternative acquisition proposal involving Allis-Chalmers. Because the Allis-Chalmers preferred stock is entitled to a separate class vote on any alternative acquisition proposal, and because Lime Rock owns 100% of the Allis-Chalmers preferred stock, if the Merger Agreement were to be terminated, an alternative acquisition proposal could not be approved for a period of nine months. These provisions might discourage a third party that has an interest in acquiring all or a significant part of Allis-Chalmers from considering or proposing an acquisition, even if that party is prepared to pay more than Seawell has agreed to pay. For a more complete discussion, see “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 104.

Failure to complete timely the proposed merger could disrupt Seawell’s and Allis-Chalmers’ business plans and operations.

Although Seawell and Allis-Chalmers expect to complete the merger promptly after receiving Allis-Chalmers stockholder approval at the special meeting, the transaction is subject to requisite stockholder and governmental regulatory approvals and other customary closing conditions. The companies’ inability to complete the merger on the expected schedule or at all would likely disrupt their operations and require the companies to revise their respective business plans, and could otherwise have a material adverse effect on each company’s business and on the trading price of Seawell’s common shares and Allis-Chalmers’ common stock. Moreover, if the merger is not completed, both companies will be subject to several risks, including having to pay certain costs relating to the merger and diverting the focus of their respective management teams from pursuing other opportunities that could be beneficial to Seawell or Allis-Chalmers, in each case, without realizing any of the benefits that might have resulted had the merger been completed.

The pendency of the merger could adversely affect Seawell and Allis-Chalmers.

In connection with the pending merger, certain customers of Seawell and Allis-Chalmers may delay or defer purchasing decisions, which could negatively impact revenues, earnings and cash flows regardless of whether the merger is completed.

The merger may fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or may be subject to Section 367(a)(1) of the Internal Revenue Code, resulting in your recognition of taxable gain or loss in respect of your Allis-Chalmers common stock.

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, Allis-Chalmers will use its reasonable best efforts to obtain a ruling by the IRS that the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Section 367(a)(1) of the Internal Revenue Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a reorganization, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. While Seawell and Allis-Chalmers generally expect such requirements to be met, one such requirement is that the value of Seawell equal or exceed the value of Allis-Chalmers, as specifically determined for purposes of Section 367 of the Internal Revenue Code, as of the closing date of the merger. Whether this requirement is met cannot be known until the closing of the merger. Because the applicability of Section 367(a)(1) cannot be determined until the closing of the merger, counsel are not able to render opinions at this time as to whether Allis-Chalmers stockholders will be subject to tax on the merger. As a result, for the purposes of deciding how to vote, you should assume that the merger will be treated as follows: if Section 367(a)(1) applies to the merger, a U.S. holder of Allis-Chalmers common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the merger of any Seawell common shares received in the merger, over such U.S. holder’s tax basis in the shares of Allis-Chalmers common stock surrendered by the U.S. holder in the merger. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Allis-Chalmers common stock for more that one year at the time the merger is completed. For a more complete description of the material U.S. federal income tax consequences of the merger if it is taxable, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 149. No assurance can be given that the IRS will not assert, or that a court would not sustain, that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Moreover, there can be no assurance that Allis-Chalmers will obtain the ruling from the IRS to the effect that the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. The obligation of Allis-Chalmers and Seawell to consummate the merger is not conditioned upon the receipt of the ruling, though failure to receive the ruling does not necessarily mean that the merger will be subject to Section 367(a)(1) of the Internal Revenue Code. Although Allis-Chalmers expects to request such ruling as soon as reasonably practicable, no assurance can be made that the IRS will have responded to the ruling request prior to the date of the special meeting of Allis-Chalmers stockholders. If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or is subject to

Section 367(a)(1) of the Internal Revenue Code, you generally would recognize gain or loss equal to the difference between the sum of the fair market value of the Seawell common shares and the amount of cash received in the merger (including cash received in lieu of fractional Seawell common shares) and your tax basis in shares of Allis-Chalmers common stock surrendered in exchange therefor. In addition, if the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Allis-Chalmers may be subject to tax on a deemed sale of its assets, with any gain or loss for this purpose measured by the difference between Allis-Chalmers’ tax basis in its respective assets and the cash and Seawell common shares conveyed in the merger plus the amount of Allis-Chalmers’ liabilities. For a further discussion see “Material U.S. Federal Income Tax Consequences” beginning on page 149.

Risks Related to the Combined Business of Seawell and Allis-Chalmers

Seawell and Allis-Chalmers may not achieve the expected benefits of the proposed transaction.

Seawell and Allis-Chalmers entered into the Merger Agreement with the expectation that the proposed transaction will result in various benefits. See “The Merger—Reasons for the Merger” beginning on page 56. Some of those benefits may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. Whether the combined company will actually realize these anticipated benefits depends on future events and circumstances, some of which are beyond the parties’ control. For example, future growth in revenues, earnings and cash flow will be partly dependent on future economic conditions and conditions in the oil and gas exploration and production industry. Also, the potential synergies that Seawell and Allis-Chalmers anticipate may not be realized. In addition, other risk factors discussed below may prevent the achievement of the expected advantages of the proposed merger.

Seawell’s inability to effectively integrate the business and operations of Allis-Chalmers with its own could disrupt its operations and force Seawell to incur unanticipated costs.

The proposed merger will significantly increase the size of Seawell’s operations. Seawell’s ability to integrate Allis-Chalmers’ operations with its own will be important to the future success of the combined company. Successful integration is subject to numerous conditions beyond Seawell’s control, including adverse general and regional economic conditions, general industry trends and competition. The successful integration of Allis-Chalmers’ business will also require Seawell to, among other things, retain key employees from Allis-Chalmers. Seawell’s future performance will depend, in part, on its ability to successfully integrate these new employees into Seawell. Seawell’s failure to retain and successfully integrate these new employees, or otherwise effectively integrate Allis-Chalmers’ operations with its own, could disrupt Seawell’s ongoing business, force Seawell to incur unanticipated costs and adversely affect the trading price of Seawell common shares. If Seawell is unable to realize the anticipated benefits of the merger due to its inability to address the challenges of integrating Allis-Chalmers’ business or for any other reason, it could have a material adverse effect on the combined company’s business and financial and operating results and require significant additional time on the part of its senior management dedicated to attempting to resolve integration issues.

Following the merger, on a consolidated basis, Seawell will have significantly more debt than prior to the merger, which could adversely affect its business.

Upon completion of the merger, Seawell will assume approximately $510.9 million of net debt obligations of Allis-Chalmers. Allis-Chalmers currently has $435.0 million of senior notes outstanding. As a result of the merger, Seawell will be required to make an offer to repurchase Allis-Chalmers’ senior notes at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest. The ability of the combined company to repurchase Allis-Chalmers’ senior notes and satisfy its other obligations will depend on its cash reserves, available financing and ongoing operating performance, and there can be no assurance that the combined company will possess the resources or be able to secure the resources to satisfy these obligations. Any failure on the part of the combined company to satisfy or refinance these obligations when due would have a material adverse effect on its ability to continue its business.

If Seawell is unable to retain key Seawell and/or Allis-Chalmers personnel after the merger is completed, Seawell’s business may suffer.

The success of the merger will depend in part on Seawell’s ability to retain key personnel currently employed by Seawell and Allis-Chalmers. There is no assurance that Seawell will be able to retain key employees of either Seawell or Allis-Chalmers after the merger. Current and prospective employees of Seawell and Allis-Chalmers may experience uncertainty about their future roles with their company until after the merger is completed. This may adversely affect the ability of both companies to attract and retain key personnel. If key employees terminate their employment, or if insufficient numbers of employees are retained to maintain effective operations, management’s attention might be diverted from successfully integrating Allis-Chalmers’ operations to hiring suitable replacements, and Seawell’s business might suffer. In addition, Seawell might not be able to locate suitable replacements for any key employees that leave Seawell or Allis-Chalmers, or Seawell may not be able to offer employment to potential replacements on terms they find acceptable.

The recent Deepwater Horizon incident in the U.S. Gulf of Mexico and its consequences, including the potential enactment of further restrictions or regulations on offshore drilling, could have a material adverse effect on the combined business of Seawell and Allis-Chalmers after the merger is completed.

On April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, owned by Transocean Ltd. and under contract to a subsidiary of BP plc. The accident resulted in the loss of life and a significant oil spill. In response to this incident, the Minerals Management Service of the U.S. Department of the Interior, or MMS, issued a notice on May 30, 2010 implementing a six-month moratorium on certain drilling activities in the U.S. Gulf of Mexico. The notice also stated that the MMS would not consider during the six-month moratorium period drilling permits for new wells and related activities for specified water depths. In addition, wells covered by the moratorium that were then being drilled were required to halt drilling and take steps to secure the well. On June 22, 2010, the U.S. District Court for the Eastern District of Louisiana issued a preliminary injunction prohibiting the enforcement of the moratorium, which the Department of the Interior appealed to the Fifth Circuit Court of Appeals.

On July 8, 2010, the court of appeals denied the government’s request that the district court’s order be stayed while the appeal is pending. On July 12, 2010, the Secretary of the Department of the Interior directed the Bureau of Ocean Energy Management, Regulation and Enforcement, or BOEM (successor to the MMS), to issue a revised suspension of drilling activities for specified drilling configurations and technologies, rather than a moratorium based on water depths. The revised suspension is to last until November 30, 2010 or such earlier date as the U.S. Secretary of the Interior determines that the suspended operations can proceed safely. On August 16, 2010, the BOEM announced that it would restrict the use of certain categorical exclusions to environmental regulations for deepwater exploration while it analyzes the environmental impact of deepwater operations. On September 30, 2010, the BOEM announced two new rules, the Drilling Safety Rule and the Workplace Safety Rule, which are intended to strengthen requirements for safety equipment, well control systems and blowout prevention practices on offshore oil and gas operations, and to improve workplace safety by reducing the risk of human error. On October 12, 2010, the moratorium was lifted, and deepwater oil and gas drilling in the U.S. Gulf of Mexico has been allowed to resume, provided that operators certify compliance with all existing rules and requirements, including those that recently went into effect, and demonstrate the availability of adequate blowout containment resources.

Allis-Chalmers’ business has historically been very dependent on drilling activity in the Gulf of Mexico. Although the moratorium on oil and gas drilling in the U.S. Gulf of Mexico has been lifted, the BOEM is expected to continue to issue new guidelines and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. These may include new or additional bonding and safety requirements, and other requirements regarding certification of equipment. The enactment of stricter restrictions on offshore drilling or further regulation of offshore drilling or contracting services operations could negatively affect the revenue and operating income of the combined company and/or make it difficult to obtain insurance at commercially reasonable rates, which could materially affect the combined company’s business, financial conditions and results of operations.

Historically, Allis-Chalmers has been dependent on several customers operating in a single industry; the loss of one or more customers could adversely affect the financial condition and results of operation of the combined company.

Allis-Chalmers’ customers are engaged in the oil and natural gas exploration business in the U.S., Argentina, Brazil, Bolivia, Mexico and elsewhere. Historically, Allis-Chalmers has been dependent upon a few customers for a significant portion of its revenues. For the nine months ended June 30, 2010, one of Allis-Chalmers’ customers, Pan American Energy, represented 32.2% of its consolidated revenues and represented 54.3% of its Drilling and Completion revenues. Allis-Chalmers’ strategic agreement with Pan American Energy currently has an expiration date of June 30, 2011. However, Pan American Energy may terminate the agreement (i) without cause at any time with 60 days’ notice, or (ii) in the event of a breach of the agreement by Allis-Chalmers if such breach is not cured within 20 days of notice of the breach. Because a majority of the revenues of Allis-Chalmers’ Drilling and Completion operations are currently generated under this agreement, the revenues and earnings of Allis-Chalmers’ Drilling and Completion operations will be materially adversely affected if this agreement is terminated unless Allis-Chalmers is able to enter into a satisfactory substitute arrangement.

There can be no assurance that, in the event of a termination of its agreement with Pan American Energy, Allis-Chalmers would be able to enter into a substitute arrangement on terms similar to those contained in the current agreement. Allis-Chalmers’ results of operations could be materially adversely affected if any of its major customers terminates its contracts with Allis-Chalmers, fails to renew its existing contracts or refuses to award new contracts to Allis-Chalmers, and Allis-Chalmers is unable to enter into contracts with new customers at comparable rates.

This concentration of customers may increase Allis-Chalmers’ overall exposure to credit risk. Its customers will likely be similarly affected by changes in economic and industry conditions. Its financial condition and results of operations will be materially adversely affected if one or more of its significant customers fails to pay or ceases to contract with Allis-Chalmers for services on terms that are favorable to Allis-Chalmers or at all.

Risks Related to Seawell’s Business

Global political, economic and market conditions could negatively impact Seawell’s business.

Seawell’s operations are affected by global political, economic and market conditions. The current worldwide economic downturn has reduced the availability of liquidity and credit to fund business operations worldwide and has adversely affected Seawell’s customers, suppliers and lenders. In addition, as a result of the current economic downturn, reduced demand for drilling and well services has negatively impacted Seawell’s activity levels and pricing for its services, adversely affecting Seawell’s financial condition and results of operations. The economic downturn has led to a decline in energy consumption, which has materially and adversely affected Seawell’s results of operations. Continued hostilities in the Middle East and West Africa and the occurrence or threat of terrorist attacks against the United States or other countries could contribute to the economic downturn in the economies of the United States and other countries in which Seawell operates. A sustained or deeper recession could further limit economic activity and thus result in an additional decrease in energy consumption, which in turn could cause Seawell’s revenues and margins to further decline and limit Seawell’s future growth prospects.

Seawell’s business depends on the level of activity in the exploration and production industry, which is significantly affected by volatile oil and natural gas prices.

Seawell’s business depends on the level of activity of oil and natural gas exploration, development and production in the North Sea and internationally, and in particular, the level of exploration, development and production expenditures of Seawell’s customers. Demand for Seawell’s drilling and well services is adversely affected by declines in exploration, development and production activity associated with depressed oil and natural gas prices. Even the perceived risk of a decline in oil or natural gas prices often causes exploration and production companies to reduce their spending. The worldwide deterioration in the financial and credit markets, which began in the second half of 2008, resulted in diminished demand for oil and gas and significantly lower oil and natural gas prices. The significant decline in oil and natural gas prices caused many of Seawell’s customers to reduce their activities and spending in 2009, and these reduced levels of activity and spending could continue through 2010 and beyond. In addition, higher prices do not necessarily translate into increased drilling activity since Seawell’s clients’ expectations about future commodity prices typically drive demand for Seawell’s services. Oil and natural gas prices are extremely volatile. On July 2, 2008 natural gas prices were $13.31 per million British thermal unit, or MMBtu, at the Henry Hub. They subsequently declined sharply, reaching a low of $1.88 per MMBtu at the Henry Hub on September 4, 2009. As of September 30, 2010, the closing price of natural gas at the Henry Hub was $3.83 per MMBtu. The spot price for West Texas intermediate crude has in the last few years ranged from a high of $145.29 per barrel as of July 3, 2008, to a low of $31.41 per barrel as of December 22, 2008, with a closing price of $79.97 per barrel as of September 30, 2010. Oil and natural gas prices are affected by numerous factors, including the following:

•	the demand for oil and natural gas in Europe, the United States and elsewhere;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	political, economic and weather conditions in Europe, the United States and elsewhere;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, commonly called OPEC, to set and maintain oil production levels and pricing;

•	the level of production in non-OPEC countries;

•	domestic and international tax policies and governmental regulations;

•	the development and exploitation of alternative fuels, and the competitive, social and political position of natural gas as a source of energy compared with other energy sources;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves;

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the worldwide military and political environment and uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East, West Africa and other significant oil and natural gas producing regions; and

•	acts of terrorism or piracy that affect oil and natural gas producing regions, especially in Nigeria, where armed conflict, civil unrest and acts of terrorism have recently increased.

As a result of the current economic downturn, reduced demand for drilling and well services has negatively impacted Seawell’s activity levels and pricing for its services, adversely affecting Seawell’s financial condition and results of operations. The economic downturn has led to a decline in energy consumption, which has materially and adversely affected Seawell’s results of operations. Continued hostilities in the Middle East and West Africa and the occurrence or threat of terrorist attacks against the United States or other countries could contribute to the economic downturn in the economies of the United States and other countries in which Seawell operates. A sustained or deeper recession could further limit economic activity and thus result in an additional decrease in energy consumption, which in turn would cause Seawell’s revenues and margins to further decline and limit Seawell’s future growth prospects.

Seawell’s industry is highly competitive, with intense price competition. Seawell’s inability to compete successfully may reduce its profitability.

Seawell’s industry is highly competitive. Seawell’s contracts are traditionally awarded on a competitive bid basis, with pricing often being the primary factor in determining which qualified contractor is awarded a job, although each contractor’s technical capability, safety performance record and reputation for quality also can be key factors in the determination.

Several other oilfield services companies are larger than Seawell and have resources that are significantly greater than Seawell’s resources. These competitors may be able to better withstand industry downturns, compete on the basis of price, and acquire new equipment and technologies, all of which could affect Seawell’s revenues and profitability. These competitors compete with Seawell both for customers and for acquisitions of other businesses. This competition may cause Seawell’s business to suffer. Seawell’s management believes that competition for contracts will continue to be intense in the foreseeable future.

The oilfield service industry is highly cyclical and lower demand and pricing could result in declines in Seawell’s profitability.

Historically, the oilfield service industry has been highly cyclical, with periods of high demand and favorable pricing often followed by periods of low demand and sharp reduction in pricing power. Periods of decreased demand or increased supply intensify the competition in the industry. As a result of the cyclicality of Seawell’s industry, management expects Seawell’s results of operations to be volatile and to decrease during market declines such as the downturn Seawell is currently experiencing.

A small number of customers account for a significant portion of Seawell’s total operating revenues, and the loss of, or a decline in the creditworthiness of, one or more of these customers could adversely affect Seawell’s financial condition and results of operations.

Seawell derives a significant amount of its total operating revenues from a few energy companies. During the nine months ended September 30, 2010, contracts from Statoil, BP, ConocoPhillips and Shell accounted for 50%, 8%, 13% and 5% of Seawell’s total operating revenues. In the year ended December 31, 2009, Statoil, BP and Shell accounted for approximately 51%, 16% and 6% of Seawell’s total operating revenues, respectively. Seawell’s financial condition and results of operations will be materially adversely affected if these customers interrupt or curtail their activities, terminate their contracts with Seawell, fail to renew their existing contracts or refuse to award new contracts to Seawell, and Seawell is unable to enter into contracts with new customers at comparable dayrates. The loss of any significant customer could adversely affect Seawell’s financial condition and results of operations.

Additionally, this concentration of customers may increase Seawell’s overall exposure to credit risk. Seawell’s customers will likely be similarly affected by changes in economic and industry conditions. Seawell’s financial condition and results of operations will be materially adversely affected if one or more of its significant customers fails to pay Seawell or ceases to contract with Seawell for its services on terms that are favorable to Seawell or at all.

Seawell can provide no assurance that its current backlog of platform drilling revenue will be ultimately realized.

As of September 30, 2010, Seawell’s total platform drilling and well services backlog was approximately NOK 8 billion. The Norwegian krone amount of Seawell’s backlog does not necessarily indicate actual future revenue or earnings related to the performance of that work. Management calculates its contract revenue backlog, or future contracted revenue, as the contract dayrate multiplied by the number of days remaining on the contract, assuming full utilization and excluding revenues for contract preparation and customer reimbursables. Seawell may not be able to perform under its contracts due to various operational factors, including unscheduled repairs, maintenance, operational delays, health, safety and environmental incidents, weather events in the North Sea and elsewhere and other factors (some of which are beyond Seawell’s control), and Seawell’s customers may seek to cancel or renegotiate Seawell’s contracts for various reasons, including the current financial downturn or falling commodity prices. In some of the contracts, Seawell’s customer has the right to terminate the contract without penalty and in certain instances, with little or no notice. Seawell’s inability or the inability of its customers to perform their respective contractual obligations may have a material adverse effect on Seawell’s financial position, results of operations and cash flows.

Seawell will experience reduced profitability if its customers reduce activity levels or terminate or seek to renegotiate their contracts or if Seawell experiences downtime, operational difficulties, or safety-related issues.

Currently, Seawell’s platform drilling contracts with major customers are dayrate contracts, pursuant to which Seawell charges a fixed charge per day regardless of the number of days needed to drill the well. Likewise, under Seawell’s current well services contracts, Seawell charges a fixed daily fee. During depressed market conditions, a customer may no longer need services that are currently under contract or may be able to obtain comparable services at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing platform drilling contracts or avoid their obligations under those contracts. In addition, Seawell’s customers may have the right to terminate, or may seek to renegotiate, existing contracts if Seawell experiences downtime, operational problems above the contractual limit or safety-related issues or in other specified circumstances, which include events beyond the control of either party.

Seawell’s contracts with its customers usually include terms allowing the customer to terminate the contracts without cause upon written notice specifying the termination date, and without penalty or early termination payments. In addition, under some of its existing contracts, Seawell could be required to pay penalties if such contracts are terminated due to downtime, operational problems or failure to perform. Some of Seawell’s other contracts with customers may be cancelable at the option of the customer upon payment of a penalty, which may not fully compensate Seawell for the loss of the contract. Early termination of a contract may result in Seawell’s employees being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. If Seawell’s customers cancel or require Seawell to renegotiate some of its significant contracts, and Seawell is unable to secure new contracts on substantially similar terms, or if contracts are suspended for an extended period of time, Seawell’s revenues and profitability would be materially reduced.

Seawell’s growth strategy includes making acquisitions, but Seawell may be unable to complete and finance future acquisitions on acceptable terms. In addition, Seawell may fail to successfully integrate assets or businesses it acquires or may incorrectly predict operating results.

As part of its growth strategy, Seawell may consider future acquisitions which could involve the payment by Seawell of a substantial amount of cash, the incurrence of a substantial amount of debt, the issuance of a substantial amount of equity or a combination of the foregoing. If Seawell is restricted from using cash or incurring debt to fund a potential acquisition, Seawell may not be able to issue, on terms it finds acceptable, sufficient equity to complete an acquisition or investment.

Management cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of Seawell’s common shares.

Any future acquisitions could present a number of risks, including:

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the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

If Seawell is unsuccessful in integrating its acquisitions in a timely and cost-effective manner, Seawell’s financial condition and results of operations could be adversely affected.

The loss of the services of key executives or Seawell’s failure to attract and retain skilled workers and key personnel could hurt Seawell’s operations.

Seawell is dependent upon the efforts and skills of its executives to manage Seawell’s business, identify and consummate additional acquisitions and obtain and retain customers. These executives include Seawell’s Executive Chairman and Chairman of the Board, Jørgen Rasmussen, and the Chief Executive Officer of Seawell Management AS, Thorleif Egeli.

In addition, Seawell and its competitors are dependent upon the available labor pool of skilled employees. Seawell’s development and expansion will require additional experienced management and operations personnel. No assurance can be given that Seawell will be able to identify and retain these employees. Seawell competes with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide Seawell’s customers with the highest quality service. A shortage of skilled workers, increases in wage rates or changes in applicable laws and regulations could make it more difficult for Seawell to attract and retain personnel and could require Seawell to enhance its wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in Seawell’s operating costs could cause its business to suffer.

Severe weather could have a material adverse impact on Seawell’s business.

Seawell’s business could be materially and adversely affected by severe weather. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	weather-related damage to facilities and equipment resulting in suspension of operations;

•	inability to deliver materials to job sites in accordance with contract schedules; and

•	loss of productivity.

A substantial portion of Seawell’s revenue from operations is generated from work performed in the North Sea. Adverse weather conditions during the winter months in the North Sea usually result in low levels of offshore activity. Further, in Brazil, where Seawell also generates a significant portion of revenue from operations, adverse weather conditions affect Seawell’s results of operations. Optimal weather conditions offshore Brazil normally exist only from October to April and most offshore operations in this region are scheduled for that period. Additionally, during certain periods of the year, Seawell may encounter adverse weather conditions such as tropical storms. Adverse seasonal weather conditions limit Seawell’s access to job sites and its ability to service wells in affected areas. During periods of curtailed activity due to adverse weather conditions, Seawell continues to incur expenses, but its revenues could be delayed or reduced.

Seawell has recorded substantial goodwill as the result of its acquisitions, and goodwill is subject to periodic reviews of impairment.

Seawell performs purchase price allocations to intangible assets when it makes acquisitions. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Seawell conducts periodic reviews of goodwill for impairment in value. Any impairments would result in a non-cash charge against earnings in the period reviewed, which may or may not create a tax benefit, and would cause a corresponding decrease in shareholders’ equity. In the event that market conditions deteriorate or there is a prolonged downturn, Seawell may be required to record an impairment of goodwill, and such impairment could be material.

Seawell does business in international jurisdictions whose political and regulatory environments and compliance regimes differ from those in the U.S.

A significant portion of Seawell’s revenue is attributable to operations in foreign countries. These activities accounted for approximately 99% of Seawell’s consolidated revenue in the nine months ended September 30, 2010 and approximately 98.7% of Seawell’s consolidated revenue in the year ended December 31, 2009. Risks associated with Seawell’s operations in foreign areas include, but are not limited to:

•	political, social and economic instability, war and acts of terrorism;

•	potential seizure, expropriation or nationalization of assets;

•	damage to Seawell’s equipment or violence directed at its employees, including kidnappings and piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts, disputes and legal proceedings in international jurisdictions;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

•	work stoppages or strikes;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	the inability to collect or repatriate currency, income, capital or assets;

•	foreign currency fluctuations and devaluation; and

•	other forms of government regulation and economic conditions that are beyond Seawell’s control.

Part of Seawell’s strategy is to prudently and opportunistically acquire businesses and assets that complement Seawell’s existing products and services, and to expand Seawell’s geographic footprint. If Seawell makes acquisitions in other countries, Seawell may increase its exposure to the risks discussed above.

Seawell’s non-U.S. platform drilling and well service operations are subject to various laws and regulations in countries in which Seawell operates, including laws and regulations relating to currency conversions and repatriation, oil and natural gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of supplies and equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in developing countries can be subject to legal systems which are not as predictable as those in more developed countries, which can lead to greater risk and uncertainty in legal matters and proceedings.

In some jurisdictions Seawell is subject to foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These regulations may adversely affect Seawell’s ability to compete. Additionally, Seawell’s operations in some jurisdictions may be significantly affected by union activity and general labor unrest. In Argentina and Brazil, where Seawell will have increased operations as a result of the merger, labor organizations have substantial support and have considerable political influence. The demands of labor organizations in Argentina have increased in recent years as a result of the general labor unrest and dissatisfaction resulting from the disparity between the cost of living and salaries in Argentina as a result of the devaluation of the Argentine Peso. There can be no assurance that Seawell’s operations in Argentina will not face labor disruptions in the future or that any such disruptions will not have a material adverse effect on Seawell’s financial condition or results of operations.

Seawell’s results of operations may be adversely affected by currency fluctuations.

Due to its international operations, Seawell may experience currency exchange losses when revenues are received and expenses are paid in nonconvertible currencies or when Seawell does not hedge an exposure to a foreign currency. Seawell may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital. Seawell attempts to limit the risks of currency fluctuation and restrictions on currency repatriation where possible by obtaining contracts providing for payment of a percentage of the contract indexed to the U.S. dollar exchange rate. To the extent possible, Seawell seeks to limit its exposure to local currencies by matching the acceptance of local currencies to Seawell’s local expense requirements in those currencies. Seawell may not be able to take these actions in the future, thereby exposing it to foreign currency fluctuations that could cause Seawell’s results of operations, financial condition and cash flows to deteriorate materially.

An increase in inflation in Argentina could have a material adverse effect on Seawell’s results of operations.

For the year ended December 31, 2009 and the nine months ended September 30, 2010, the pro forma operating revenues in Argentina of the combined company comprised 24.4% and 24.3%, respectively, of total pro forma revenues. Historically, the devaluation of the Argentine Peso has created pressure on the domestic price system that generates high rates of inflation. There can be no assurance that inflation rates will remain stable in the future. Following the merger, significant inflation in Argentina could have a material adverse effect on Seawell’s results of operations and financial conditions.

Limitations on Seawell’s ability to protect its intellectual property rights, including Seawell’s trade secrets, could cause a loss in revenue and a reduction in any competitive advantage that Seawell holds.

Some of Seawell’s products or services, and the processes Seawell uses to produce or provide them, have been granted patent protection, have patent applications pending or are trade secrets. Seawell’s business may be adversely affected if Seawell’s patents are unenforceable, the claims allowed under Seawell’s patents are not sufficient to protect the technology, Seawell’s patent applications are denied, or Seawell’s trade secrets are not adequately protected. In addition, Seawell’s competitors may be able to develop technology independently that is very similar to Seawell’s without infringing on Seawell’s patents or gaining access to Seawell’s trade secrets.

Seawell may be subject to litigation if another party claims that Seawell has infringed upon its intellectual property rights.

Third parties could assert that the tools, techniques, methodologies, programs and components Seawell uses to provide its services infringe upon the intellectual property rights of others. Infringement claims generally result in significant legal and other costs and may distract management from running Seawell’s core business. Additionally, if any of these claims were to be successful, developing non-infringing technologies and/or making royalty payments under licenses from third parties, if available, would increase Seawell’s costs. If a license were not available Seawell might not be able to continue to provide a particular service or product, which could adversely affect Seawell’s financial condition, results of operations and cash flows.

Seawell could be adversely affected if it fails to keep pace with technological changes and changes in technology could have a negative result on Seawell’s market share.

Seawell provides platform drilling and well services in increasingly challenging offshore environments. To meet its clients’ needs, Seawell must continually develop new, and update existing, technology for the services it provides. In addition, rapid and frequent technology and market demand changes can render existing technologies obsolete, requiring substantial new capital expenditures, and could have a negative impact on Seawell’s market share. Any failure by Seawell to anticipate or to respond adequately to changing technology, market demands and client requirements could adversely affect Seawell’s business and financial results.

Seawell is subject to numerous governmental laws and regulations, some of which may impose significant liability on Seawell for environmental and natural resource damages.

Seawell is subject to various federal, state, local and foreign laws and regulations, include those relating to the energy industry in general and the environment in particular, and may be required to make significant capital expenditures to comply with laws and the applicable regulations and standards of governmental authorities and organizations. Moreover, the cost of compliance could be higher than anticipated. Seawell’s operations are subject to compliance with the U.S. Foreign Corrupt Practices Act, certain international conventions and the laws, regulations and standards of other foreign countries in which Seawell operates. It is also possible that existing and proposed governmental conventions, laws, regulations and standards, including those related to climate and emissions of “greenhouse gases,” may in the future add significantly to Seawell’s operating costs or limit Seawell’s activities or the activities and levels of capital spending by Seawell’s customers.

In addition, many aspects of Seawell’s operations are subject to laws and regulations that relate, directly or indirectly, to the oilfield services industry, including laws requiring Seawell to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit Seawell’s operations. Laws and regulations protecting the environment have become more stringent in recent years and may, in certain circumstances, impose strict liability, rendering Seawell liable for environmental and natural resource damages without regard to negligence or fault on its part. These laws and regulations may expose Seawell to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploration and production activity could materially limit Seawell’s future contract opportunities, materially increase Seawell’s costs or both.

Seawell may be subject to claims for personal injury and property damage, which could materially adversely affect Seawell’s financial condition and results of operations.

Substantially all of Seawell’s operations are subject to hazards that are customary for exploration and production activity, including blowouts, reservoir damage, loss of well control, cratering, oil and gas well fires and explosions, natural disasters, pollution and mechanical failure. Any of these risks could result in damage to or destruction of drilling equipment, personal injury and property damage, suspension of operations or environmental damage. Seawell may also be subject to property, environmental and other damage claims by oil and natural gas companies and other businesses operating offshore and in coastal areas. Litigation arising from an accident at a location where Seawell’s products or services are used or provided may cause Seawell to be named as a defendant in lawsuits asserting potentially large claims. Generally, Seawell’s contracts provide for the division of responsibilities between Seawell and its customer, and consistent with standard industry practice, Seawell’s clients generally assume, and indemnify Seawell against, some of these risks. In particular, contract terms generally provide that Seawell’s customer, the operator, will retain liability and indemnify Seawell for (i) environmental pollution caused by any oil, gas, water or other fluids and pollutants originating from below the seabed, (ii) damage to customer and third-party equipment and property including any damage to the sub-surface and reservoir and (iii) personal injury to or death of customer personnel. There can be no assurance, however, that these clients will necessarily be financially able to indemnify Seawell against all risks. Also, Seawell may be effectively prevented from enforcing these indemnities because of the nature of Seawell’s relationship with some of its larger clients. Additionally, from time to time Seawell may not be able to obtain agreement from its customers to indemnify Seawell for such damages and risks.

To the extent that Seawell is unable to transfer such risks to customers by contract or indemnification agreements, Seawell generally seeks protection through customary insurance to protect its business against these potential losses. However, Seawell has a significant amount of self-insured retention or deductible for certain losses relating to general liability and property damage. There is no assurance that such insurance or indemnification agreements will adequately protect Seawell against liability from all of the consequences of the hazards and risks described above. The occurrence of an event for which Seawell is not fully insured or indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses.

Seawell’s insurance coverage has become more expensive, may become unavailable in the future, and may be inadequate to cover Seawell’s losses.

Seawell’s insurance coverage is subject to certain significant deductibles and levels of self-insurance, does not cover all types of losses and, in some situations, may not provide full coverage for losses or liabilities resulting from Seawell’s operations. In addition, Seawell is likely to continue experiencing increased costs for available insurance coverage, which may impose higher deductibles and limit maximum aggregated recoveries. For example, the Deepwater Horizon rig explosion in the Gulf of Mexico may lead to further tightening of an increasingly difficult market for insurance coverage. Insurers may not continue to offer the type and level of coverage which Seawell currently maintains, and its costs may increase substantially as a result of increased premiums, potentially to the point where coverage is not available on economically manageable terms. Should liability limits be increased via legislative or regulatory action, it is possible that Seawell may not be able to insure certain activities to a desirable level. If liability limits are increased and/or the insurance market becomes more restricted, Seawell’s business, financial condition and results of operations could be materially adversely affected.

Insurance costs may also increase in the event of ongoing patterns of adverse changes in weather or climate. Seawell may not be able to obtain customary insurance coverage in the future, thus putting Seawell at a greater risk of loss due to severe weather conditions and other hazards. Moreover, Seawell may not be able to maintain adequate insurance in the future at rates management considers reasonable or be able to obtain insurance against certain risks.

A significant portion of Seawell’s business is conducted in the North Sea. The mature nature of this region could result in less drilling activity in the area, thereby reducing demand for Seawell’s services.

The North Sea is a mature oil and natural gas production region that has experienced substantial seismic survey and exploration activity for many years. Because a large number of oil and natural gas prospects in this region have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. Oil and natural gas companies may be unable to obtain financing necessary to drill prospects in this region. The decrease in the size of oil and natural gas prospects, the decrease in production or the failure to obtain such financing may result in reduced drilling activity in the North Sea and reduced demand for Seawell’s services.

Seawell is a holding company, and as a result is dependent on dividends from its subsidiaries to meet its obligations.

Seawell is a holding company and does not conduct any business operations of its own. Seawell’s principal assets are the equity interests it owns in its operating subsidiaries, either directly or indirectly. As a result, Seawell is dependent upon cash dividends, distributions or other transfers it receives from its subsidiaries to repay any debt it may incur, and to meet its other obligations. The ability of Seawell’s subsidiaries to pay dividends and make payments to Seawell will depend on their operating results and may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of those subsidiaries. For example, the corporate laws of some jurisdictions prohibit the payment of dividends by any subsidiary unless the subsidiary has a capital surplus or net profits in the current or immediately preceding fiscal year. Payments or distributions from Seawell’s subsidiaries also could be subject to restrictions on dividends or repatriation of earnings under applicable local law, and monetary transfer restrictions in the jurisdictions in which Seawell’s subsidiaries operate. Seawell’s subsidiaries are separate and distinct legal entities. Any right that Seawell has to receive any assets of or distributions from any subsidiary upon the bankruptcy, dissolution, liquidation or reorganization of such subsidiary, or to realize proceeds from the sale of the assets of any subsidiary, will be junior to the claims of that subsidiary’s creditors, including trade creditors.

Seawell has a significant level of debt, and could incur additional debt in the future, which could have significant consequences for its business and future prospects.

As of September 30, 2010, Seawell had total outstanding debt of approximately NOK 1,142.9 million. This debt represented approximately 34% of Seawell’s total book capitalization. Seawell will assume a substantial amount of Allis-Chalmers debt in the merger. Please see the risk factor captioned “Following the merger, on a consolidated basis, Seawell will have significantly more debt than prior to the merger, which could adversely affect its business.” Seawell’s debt and the limitations imposed on Seawell by its existing or future debt agreements could have significant consequences for Seawell’s business and future prospects, including the following:

•	Seawell may not be able to obtain necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	Seawell will be required to dedicate a substantial portion of its cash flow from operations to payments of principal and interest on its debt;

•

Seawell could be more vulnerable during downturns in its business and be less able to take advantage of significant business opportunities and to react to changes in Seawell’s business and in market or industry conditions; and

•	Seawell may have a competitive disadvantage relative to its competitors that have less debt.

Seawell’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures will depend on Seawell’s ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Seawell’s control. Seawell’s earnings and cash flow may vary significantly from year to year due to the cyclical nature of the oilfield services industry. As a result, Seawell’s future cash flows may be insufficient to meet all of its debt obligations and other commitments, and any insufficiency could negatively impact Seawell’s business. To the extent Seawell is unable to repay its indebtedness as it becomes due or at maturity with cash on hand, Seawell will need to refinance its debt, sell assets or repay the debt with the proceeds from equity offerings. Additional indebtedness or equity financing may not be available to Seawell in the future for the refinancing or repayment of existing indebtedness, and Seawell may not be able to complete asset sales in a timely manner sufficient to make such repayments.

Seawell’s credit facility imposes restrictions on Seawell that may limit the discretion of management in operating Seawell’s business and that, in turn, could impair Seawell’s ability to meet its obligations.

Seawell’s credit facility contains various restrictive covenants that limit management’s discretion in operating its business. In particular, these covenants limit its ability to, among other things:

•	make certain types of loans and investments;

•	incur or guarantee additional indebtedness;

•	pay dividends, redeem or repurchase stock, prepay, redeem or repurchase other debt or make other restricted payments;

•	use proceeds from asset sales, new indebtedness or equity issuances for general corporate purposes or investment into its business;

•	place restrictions on Seawell’s subsidiaries’ ability to make dividends or other payments to Seawell;

•	invest in joint ventures;

•	create or incur liens;

•	enter into transactions with affiliates;

•	sell assets or consolidate or merge with or into other companies; and

•	enter into new lines of business.

The credit facility also imposes additional covenants and restrictions, including the imposition of a requirement to maintain a minimum equity ratio at all times. Seawell’s ability to comply with these financial covenants and restrictions may be affected by events beyond Seawell’s control. Seawell’s credit facility requires that Seawell meet certain financial ratios and tests and there can be no assurance that Seawell will be able to comply with the financial covenants. Continued reduced activity levels in the exploration and production industry could adversely impact Seawell’s ability to comply with such covenants in the future. Seawell’s failure to comply with such covenants would result in an event of default under the credit facility, which could result in Seawell having to immediately repay all amounts outstanding under the credit facility, and in foreclosure of liens on Seawell’s assets.

These covenants could materially and adversely affect Seawell’s ability to finance its future operations or capital needs. Furthermore, they may restrict Seawell’s ability to expand, to pursue its business strategies and otherwise to conduct its business. A breach of these covenants could result in a default under Seawell’s credit facility. If there were to be an event of default under the credit facility, the affected creditors could cause all amounts borrowed under the facility to be due and payable immediately. Additionally, if Seawell fails to repay indebtedness under its credit facility when it becomes due, the lender under the credit facility could proceed against the assets which Seawell has pledged as security. Seawell’s assets and cash flow might not be sufficient to repay its outstanding debt in the event of a default.

Seawell’s operations are subject to a significant number of tax regimes, and changes in legislation or regulations in any one of the countries in which Seawell operates could negatively and adversely affect Seawell’s results of operations.

Seawell’s operations are carried out in several countries across the world, and Seawell’s tax filings are therefore subject to the jurisdiction of a significant number of tax authorities and tax regimes, as well as cross-border tax treaties between governments. Furthermore, the nature of Seawell’s operations means that Seawell routinely has to deal with complex tax issues (such as transfer pricing, permanent establishment or similar issues) as well as competing and developing tax systems where tax treaties may not exist or where the legislative framework is unclear. In addition, Seawell’s international operations are taxed on different bases that vary from country to country, including net profit, deemed net profit (generally based on turnover) and revenue-based withholding taxes based on turnover.

Seawell’s management determines its tax provision based on its interpretation of enacted local tax laws and existing practices and uses assumptions regarding the tax deductibility of items and recognition of revenue. Changes in these assumptions and practices could impact the amount of income taxes that Seawell provides for in any given year and could negatively and adversely affect the result of Seawell’s operations.

Seawell’s tax liabilities could increase as a result of adverse tax audits, inquiries or settlements.

Seawell’s operations are, and may in the future become, subject to audit, inquiry and possible re-assessment by different tax authorities. In accordance with applicable accounting rules relating to contingencies, management provides for taxes in the amounts that it considers probable of being payable as a result of these audits and for which a reasonable estimate may be made. Management also separately considers if taxes payable in relation to filings not yet subject to audit may be higher than the amounts stated in Seawell’s filed tax return, and makes additional provisions for probable risks if appropriate. As forecasting the ultimate outcome includes some uncertainty, the risk exists that adjustments will be recognized to Seawell’s tax provisions in later years as and when these and other matters are finalized with the appropriate tax authorities.

Seawell is subject to litigation that could have an adverse effect on it.

Seawell is from time to time involved in litigation. The numerous operating hazards inherent in Seawell’s business increase Seawell’s exposure to litigation, which may involve, among other things, contract disputes, personal injury, environmental, employment, tax and securities litigation, and litigation that arises in the ordinary course of business. Management cannot predict with certainty the outcome or effect of any claim or other litigation matter. Litigation may have an adverse effect on Seawell because of potential negative outcomes, the costs associated with defending the lawsuits, the diversion of Seawell’s management’s resources and other factors.

Seawell’s reputation and its ability to do business may be impaired by corrupt behavior by any of its employees or agents or those of its affiliates.

Seawell operates in countries known to experience governmental corruption. While Seawell is committed to conducting business in a legal and ethical manner, there is a risk that Seawell’s employees or agents or those of its affiliates may take actions that violate either the U.S. Foreign Corrupt Practices Act or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable anti-corruption regulations. These actions could result in monetary penalties against Seawell or its affiliates and could damage Seawell’s reputation and, therefore, its ability to do business.

In addition to the risks that arise in countries that have experienced governmental corruption, there is also a risk that Seawell will not be able to ensure that its internal control policies and procedures will protect Seawell from fraud or other criminal acts committed by Seawell’s employees or agents or those of its affiliates.

Risks Related to Seawell’s Common Shares

An active public market for the Seawell common shares may not develop, or the Seawell common shares may trade at low volumes, both of which could have an adverse effect on the resale price, if any, of the Seawell common shares.

Although Seawell’s common shares were listed for trading on the Oslo Stock Exchange in November 2010, an active trading market may not develop or be sustained after the merger. Moreover, the Seawell common shares will not be listed on a U.S. stock exchange, which will make it more difficult for investors located in the U.S. to trade in those shares. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. If an active trading market for the Seawell common shares does not develop, the price of the shares may be more volatile and it may be more difficult to complete a buy or sell order for Seawell common shares.

Even if an active public trading market develops, there may be little or no market demand for the Seawell common shares, making it difficult or impossible to resell the shares, which would have an adverse effect on the resale price, if any, of the Seawell common shares. In addition, holders of Seawell common shares may incur brokerage charges in connection with the resale of Seawell common shares, which in some cases could exceed the proceeds realized by the holder from the resale of its shares. Seawell cannot predict the price, if any, at which Seawell common shares will trade following the closing of the merger.

The price of Seawell’s common shares has been, and may continue to be, volatile.

The trading price of Seawell common shares has historically fluctuated significantly. For example, during the twelve months ended December 31, 2009, the high sales price per share of Seawell common shares as reported by the Norwegian over-the-counter system was NOK 17 and the low sales price per share was NOK 6. The volatility of the price of Seawell’s common shares depends upon many factors including:

•	decreases in prices for oil and natural gas resulting in decreased demand for Seawell’s services;

•	variations in Seawell’s operating results and failure to meet expectations of investors and analysts;

•	increases in interest rates;

•	illiquidity of the market for Seawell’s common shares;

•	sales of common shares by existing shareholders;

•	Seawell’s substantial indebtedness; and

•	other developments affecting Seawell or the financial markets.

A reduced share price may result in a loss to investors and will adversely affect Seawell’s ability to issue common shares to fund Seawell’s activities.

An increase in trading activity caused by the increased number of shares of Seawell common shares outstanding after the proposed merger could cause volatility in the market price of Seawell common shares, and sales of Seawell common shares following the proposed merger could result in a decline in the market price of Seawell common shares.

On September 30, 2010, approximately 225.4 million Seawell common shares were issued and outstanding. If the merger consideration is not required to be adjusted in accordance with the provisions of the Merger Agreement, Seawell will issue or reserve for issuance to Allis-Chalmers stockholders approximately 102.5 million Seawell common shares (assuming that 100% of the Allis-Chalmers stockholders make a stock election and based on the number of Allis-Chalmers shares, options and other equity awards outstanding on September 30, 2010). All of the Seawell common shares issued to Allis-Chalmers stockholders in the proposed merger may be resold into the public market immediately after the proposed transaction, subject to limited exceptions. A substantial increase in trading activity could result in increased volatility in the market price of the Seawell common shares, and if large amounts of Seawell common shares are sold after completion of the proposed merger, the market price of the Seawell common shares may decline.

Seawell is a Bermuda company, and being a shareholder of a Bermuda company involves different rights and privileges than being a stockholder of a Delaware corporation.

The rights of shareholders of Seawell are governed by the law of Bermuda and by Seawell’s memorandum of association and amended and restated bye-laws. Bermuda law extends to shareholders certain rights and privileges that may not exist under Delaware law and, conversely, does not extend rights and privileges that stockholders governed by Delaware law may have. See “Comparison of the Rights of Seawell Shareholders and Allis-Chalmers Stockholders” beginning on page 129 for a discussion of these differences.

Because Seawell is organized under the laws of Bermuda, U.S. investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited.

It may be difficult to bring and enforce suits against Seawell because Seawell is organized under the laws of Bermuda. Following the merger, some of Seawell’s directors will reside in various jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Seawell’s non-U.S. directors, or enforce judgments obtained in the United States courts against Seawell or its non-U.S. directors. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of United States courts obtained against Seawell or its directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States or would hear actions against Seawell or those persons based on those laws. Seawell has been advised by its legal advisors in Bermuda that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries other than the United States.

Seawell may not have sufficient capital in the future to meet its needs. Future financings to provide this capital may dilute shareholders’ ownership in the combined company.

Seawell may raise additional capital in the future through public or private debt or equity financings by issuing additional common shares or other preferred financing shares, debt or equity securities convertible into common or preferred shares, or rights to acquire these securities. Seawell may need to raise this additional capital in order to (among other things):

•	take advantage of expansion or acquisition opportunities;

•	acquire, form joint ventures with or make investments in complementary businesses, technologies or products;

•	develop new products or services;

•	respond to competitive pressures;

•	repay debt; or

•	respond to a difficult market climate.

Seawell’s management expects to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. Seawell may also issue additional equity securities for other purposes. These securities may have the same rights as Seawell’s common shares or, alternatively, may have dividend, liquidation, or other preferences to Seawell’s common shares. The issuance of additional equity securities will dilute the holdings of existing shareholders and may reduce the price of Seawell’s common shares.

After the merger, Seadrill Limited and Lime Rock will control substantial ownership stakes in Seawell, and their interests could conflict with those of Seawell’s other shareholders.

Seawell is currently controlled by Seadrill Limited, or Seadrill, which, according to the shareholders’ register, held 52.3% of Seawell’s common shares as of September 30, 2010. Lime Rock currently owns 4,023,000 Seawell common shares, 19,889,044 shares of Allis-Chalmers common stock and 36,393 shares of Allis-Chalmers preferred stock, which are convertible into 14,202,146 shares of Allis-Chalmers common stock. Lime Rock has agreed that, if it votes in favor of the merger proposal, it will vote for the amendment proposal and will elect to receive Seawell common shares in exchange for all of its Allis-Chalmers stock. In addition, following the merger, Lime Rock’s voting power will no longer be limited by the terms of the certificate of designations because it will no longer hold shares of Allis-Chalmers preferred stock. Allis Chalmers’ certificate of designations provides that the voting rights in respect of the preferred stock currently held by Lime Rock are limited such that the votes attributable to Lime Rock’s preferred stock do not, when aggregated with the votes attributable to the common stock held by Lime Rock and its affiliates exceed 35% of the total voting power of Allis-Chalmers stockholders. As a result, after the merger, Seadrill and Lime Rock will own and be entitled to vote up to 35.9% and 13.2%, respectively, of Seawell’s common shares (assuming that the maximum number of Allis-Chalmers stockholders receive cash in exchange for their Allis-Chalmers stock in the merger).

As a result of these substantial ownership interests in Seawell, Seadrill and Lime Rock will have the ability to exert significant influence over certain actions requiring shareholder approval, including, but not limited to, increasing or decreasing the authorized share capital of Seawell (and disapplying pre-emptive rights), the election of directors, declaration of dividends, the appointment of management and other policy decisions. While transactions with a controlling shareholder could benefit Seawell, the interests of these significant shareholders could at times conflict with the interests of other holders of Seawell’s common shares. Although Seawell has in the past sought and continues to seek to conclude all related party transactions on an arm’s-length basis, and Seawell has adopted procedures for entering into transactions with related parties, conflicts of interest may arise between Seawell and Seawell’s principal shareholders or their respective affiliates, resulting in the conclusion of transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect Seawell’s business, financial condition and results of operations, and therefore the value of its shares.

THE PARTIES TO THE MERGER

Allis-Chalmers Energy Inc.

5075 Westheimer

Suite 890

Houston, Texas 77056

Telephone: (713) 369-0550

Allis-Chalmers Energy Inc., or Allis-Chalmers, a corporation organized under the laws of Delaware, is a Houston, Texas-based multi-faceted oilfield service company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including in Texas, Louisiana, Pennsylvania, Arkansas, West Virginia, Oklahoma, Colorado, and offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil, Bolivia and Mexico. Allis-Chalmers provides land drilling, pulling and workover rigs and related services as well as directional drilling services, casing and tubing services, underbalanced drilling services and coiled tubing and production services and provides oilfield rental equipment, including drill pipe, tubing and blow-out prevention equipment.

For more information about Allis-Chalmers, please visit its website at www.alchenergy.com. The information provided on Allis-Chalmers’ website is not part of this proxy statement/prospectus and is not incorporated herein by reference. Allis-Chalmers common stock is publicly traded on the NYSE under the symbol “ALY.” For more information on Allis-Chalmers, see the section entitled “Where You Can Find More Information.”

Seawell Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton HM 08

Bermuda

Telephone: +1 441 295 69 35

Seawell Limited, a limited liability company organized under the laws of Bermuda, is an international platform drilling and well services company. Seawell provides optimized wells and drilling facilities, delivering innovative technologies, engineering expertise and operational excellence in a cost-efficient manner. Seawell’s core businesses are platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technologies. Seawell has offices in Stavanger, Bergen, Aberdeen, Newcastle, Houston, Esbjerg and a joint venture in Kuala Lumpur.

Seawell was established in August 2007 as a wholly owned subsidiary of Seadrill Limited, or Seadrill, as a result of the spin off of Seadrill’s well service division. Seawell, together with is wholly owned subsidiary, Seawell Holding UK, acquired all of the shares in the entities comprising Seadrill’s well service division in October 2007. As of September 30, 2010, Seadrill owned 52.26% of Seawell.

For more information about Seawell, please visit its website at www.seawellcorp.com. The information provided on Seawell’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Seawell’s common shares are listed for trading on the Oslo Stock Exchange under the symbol “SEAW.”

Wellco Sub Company

c/o Seawell Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton HM 08

Bermuda

Telephone: +1 441 295 69 35

Wellco Sub Company, or Wellco, is a direct, wholly owned subsidiary of Seawell, formed as a corporation under the laws of Delaware on August 9, 2010 solely for the purpose of effecting the merger. Wellco has not conducted any business operations other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

THE ALLIS-CHALMERS SPECIAL MEETING

This section contains information from Allis-Chalmers for Allis-Chalmers stockholders about the Allis-Chalmers special meeting being held to consider proposals to approve and adopt the Merger Agreement, to approve and adopt an amendment to the certificate of designations governing Allis-Chalmers preferred stock, and to approve the adjournment or postponement of the Allis-Chalmers special meeting, if necessary or appropriate, to solicit additional proxies. Together with this proxy statement/prospectus, Allis-Chalmers is also sending a notice of the Allis-Chalmers special meeting and a form of proxy that is being solicited by the Allis-Chalmers board of directors for use at the Allis-Chalmers special meeting.

Date, Time, Place and Purposes of the Allis-Chalmers Special Meeting

The special meeting of stockholders of Allis-Chalmers will be held on February 23, 2011, at 10:00 a.m., Central Time, at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056. At the Allis-Chalmers special meeting, Allis-Chalmers stockholders will be asked to consider and vote upon:

1.	the proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 12, 2010, by and among Seawell Limited, Wellco Sub Company and Allis-Chalmers Energy Inc., a copy of which is attached to this proxy statement/prospectus as Annex A, as amended by the Amendment Agreement, dated as of October 1, 2010, by and among Seawell, Wellco and Allis-Chalmers, a copy of which is attached to this proxy statement/prospectus as Annex B (the “merger proposal”) (Item No. 1 on proxy card);

2.	the proposal to approve and adopt an amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock, a copy of which is attached to this proxy statement/prospectus as Annex C (the “amendment proposal”) (Item No. 2 on proxy card); and

3.	any proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals (Item No. 3 on proxy card).

The Allis-Chalmers board of directors unanimously recommends that Allis-Chalmers stockholders vote:

•	FOR the merger proposal;

•	FOR the amendment proposal, and

•	FOR any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Allis-Chalmers Special Meeting; Quorum

Holders of record of Allis-Chalmers common stock and preferred stock at the close of business on January 14, 2011, the record date for the Allis-Chalmers special meeting, are entitled to notice of and to vote at the Allis-Chalmers special meeting.

On the record date, there were 73,722,347 shares of Allis-Chalmers common stock issued and outstanding and entitled to be voted at the Allis-Chalmers special meeting, held by approximately 775 stockholders of record. Each share of Allis-Chalmers common stock is entitled to one vote at the Allis-Chalmers special meeting.

On the record date, there were 36,393 shares of Allis-Chalmers preferred stock issued and outstanding held by one stockholder of record, Lime Rock. Subject to certain limitations, the preferred stock is convertible into an aggregate of 14,202,146 shares of common stock. The preferred stock will vote on an as-converted basis together with the common stock, subject to certain limitations described elsewhere in this prospectus.

At least a majority of the outstanding shares of Allis-Chalmers common stock eligible to vote (including the preferred stock on an as-converted basis, representing an aggregate of 14,202,146 shares of Allis-Chalmers common stock for such purposes) must be represented at the special meeting, either in person or by proxy, to constitute a quorum of the common stockholders.

The preferred stock will vote together with the common stock as single class with respect to each of the foregoing proposals and, when voting together with the common stock as a single class, each share of preferred stock will be entitled to vote on an as-converted basis. However, for such purposes, the voting rights in respect of the preferred stock held by Lime Rock will be limited such that the votes attributable to Lime Rock’s preferred stock will not, when aggregated with the votes attributable to the common stock held by Lime Rock and its affiliates, exceed 35% of the total voting power of the stockholders. As a result of this limitation, each share of preferred stock will have a number of votes equivalent to approximately 250 shares of common stock.

The preferred stock will also vote as a separate class with respect to the merger proposal and the amendment proposal and, when voting as a separate class, each share of Allis-Chalmers preferred stock will be entitled to one vote at the Allis-Chalmers special meeting.

Abstentions will be treated as present at the Allis-Chalmers special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Required Vote

Merger Proposal (Item No. 1 on proxy card): The approval and adoption of the merger proposal require the affirmative vote of (i) the holders of a majority of the outstanding shares of Allis-Chalmers common stock (including the preferred stock voting on an as-converted basis with the common stock as a single class, subject to the limitation described above) and (ii) the holders of a majority of the outstanding shares of Allis-Chalmers preferred stock, voting as a separate class. Because the required vote of Allis-Chalmers’ stockholders is based upon the total number of shares of common stock and preferred stock outstanding as of the record date, and not on the number of shares represented in person or by proxy at the special meeting or on the number of votes cast, the failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the merger proposal. Abstentions and broker-non votes will also have the same effect as a vote AGAINST the merger proposal.

Amendment Proposal (Item No. 2 on proxy card): The approval and adoption of the amendment proposal require the affirmative vote of (i) the holders of a majority of the outstanding shares of Allis-Chalmers common stock (including the preferred stock voting on an as-converted basis with the common stock as a single class, subject to the limitation described above) and (ii) the holders of a majority of the outstanding shares of Allis-Chalmers preferred stock, voting as a separate class. Because the required vote of Allis-Chalmers’ stockholders is based upon the total number of shares of common stock and preferred stock outstanding as of the record date, and not on the number of shares represented in person or by proxy at the special meeting or on the number of votes cast, the failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the amendment proposal. Abstentions and broker-non votes will also have the same effect as a vote AGAINST the amendment proposal.

Proposal to Adjourn or Postpone the Special Meeting (Item No. 3 on proxy card): The approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares of Allis-Chalmers common stock (including the preferred stock voting on an as-converted basis with the common stock as a single class, subject to the limitation described above) present in person or represented by proxy at the special meeting.

Treatment of Abstentions; Failure to Vote

For purposes of the Allis-Chalmers special meeting, an abstention occurs when an Allis-Chalmers stockholder attends the special meeting, either in person or by proxy, but abstains from voting.

•	For purposes of the merger proposal and the amendment proposal, an abstention or a failure to vote will have the same effect as a vote cast AGAINST such proposal.

•	For purposes of any proposal to adjourn or postpone the special meeting, an abstention or failure to vote will have no effect on the outcome of the vote for any such proposal.

Adjournments

The Allis-Chalmers special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal or the amendment proposal.

If, at the Allis-Chalmers special meeting, the number of shares of Allis-Chalmers common stock and/or preferred stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve such proposal, Allis-Chalmers intends to move to adjourn the Allis-Chalmers special meeting in order to enable the Allis-Chalmers board of directors to solicit additional proxies in favor of approval of the merger proposal. If, at the Allis-Chalmers special meeting, the merger proposal is approved by the Allis-Chalmers stockholders, but the number of shares of Allis-Chalmers common stock and/or preferred stock present in person or represented by proxy and voting in favor of the amendment proposal is insufficient to approve such proposal, Allis-Chalmers may elect to move to adjourn the Allis-Chalmers special meeting in order to enable the Allis-Chalmers board of directors to solicit additional proxies in favor of approval of the amendment proposal.

Voting by Holders of Record; Proxies

Voting instructions are attached to your proxy card. If you properly submit your proxy to Allis-Chalmers in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. Your submission of a proxy authorizes Victor M. Perez and Theodore F. Pound III, and each of them, as proxies, each with the power to appoint his substitute, to represent and vote your shares. You may vote for or against any or all of the proposals submitted at the Allis-Chalmers special meeting or abstain from voting.

We refer to a stockholder who holds Allis-Chalmers stock in the stockholder’s own name (as opposed to being held in the name of their broker, bank or other nominee) as a “holder of record.” If you are a holder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. We prefer that you vote by internet or telephone, which saves Allis-Chalmers money. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy. The following further describes how you may vote your Allis-Chalmers stock if you are a holder of record:

•

By mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Allis-Chalmers before the special meeting, Allis-Chalmers will vote your shares as you direct.

•

By telephone. To vote over the telephone, call American Stock Transfer & Trust Company, Allis-Chalmers’ transfer agent and registrar, toll-free at 1-800-776-9437 in the United States or 1-718-921-8500 outside of the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company Number and Account Number from the enclosed proxy card. If you are voting by phone, your vote must be received prior to 11:59 p.m. Eastern Standard Time the day before the meeting to be counted.

•

Via the Internet. To vote on the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Company Number and Account Number from the enclosed proxy card. If you are voting on the Internet, your vote must be received prior to 11:59 p.m. Eastern Standard Time the day before the meeting to be counted.

•	In person. To vote in person, come to the special meeting and you will be given a ballot when you arrive.

Only the latest dated proxy received from you, whether by mail, telephone or Internet, will be voted at the Allis-Chalmers special meeting. If you submit your proxy by telephone or Internet, please do not mail your proxy card.

Voting of Shares Held in “Street Name”

If your shares of Allis-Chalmers stock are not held in your own name but rather by your broker, bank or another nominee, we refer to your shares as being held in “street name” by your nominee. If your shares are held in street name you must instruct your nominee how to vote your shares. Your nominee will send to you separate voting instructions on how to vote your shares. If you do not receive instructions well in advance of the Allis-Chalmers special meeting, we recommend that you directly contact your nominee to determine how vote your shares. Please note that you may not vote shares held in street name by returning a proxy card directly to Allis-Chalmers or by voting in person at the Allis-Chalmers special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Allis-Chalmers special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on either the merger proposal or the amendment proposal, and such broker non-votes will have the same effect as a vote AGAINST such proposals.

Voting of Proxies; Incomplete Proxies

All shares of Allis-Chalmers stock entitled to vote and represented by properly completed proxies received prior to the applicable deadline (unless properly revoked) will be voted at the Allis-Chalmers special meeting as instructed on the proxies. If Allis-Chalmers stockholders sign and return a proxy card but do not indicate how their shares of Allis-Chalmers stock should be voted on a matter, the shares of Allis-Chalmers stock represented by their proxy will be voted (unless properly revoked) as the Allis-Chalmers board of directors recommends and therefore will be voted:

•	FOR the merger proposal;

•	FOR the amendment proposal; and

•	FOR any proposal to adjourn or postpone the special meeting.

No proxy that is voted against a proposal described in this proxy statement/prospectus will be voted in favor of adjournment or postponement of the Allis-Chalmers special meeting for the purpose of soliciting additional proxies for such proposal, unless otherwise directed on the proxy.

Every Allis-Chalmers stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit a proxy via the Internet or by telephone, whether or not you plan to attend the Allis-Chalmers special meeting in person.

Revoking a Proxy

You may revoke your proxy at any time prior to the vote at the special meeting by:

•	submitting a new proxy card bearing a later date, or submitting a new proxy by telephone or through the Internet;

•	providing written notice of the revocation to Allis-Chalmers’ corporate secretary before the Allis-Chalmers special meeting; or

•	attending the Allis-Chalmers special meeting and voting in person.

If you are an Allis-Chalmers stockholder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received prior to the start of the Allis-Chalmers special meeting, although you may also revoke your proxy by attending the Allis-Chalmers special meeting and voting in person. However, if your shares are held in street name by a broker, bank or other nominee, you may revoke your instructions only by informing the broker, bank or other nominee in accordance with any procedures it has established.

Solicitation of Proxies and Expenses

The solicitation of proxies from Allis-Chalmers stockholders is being made on behalf of the Allis-Chalmers board of directors. Allis-Chalmers and Seawell will each pay one-half of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Allis-Chalmers will pay the cost of soliciting proxies from its stockholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Allis-Chalmers has retained Georgeson Inc. for a fee of approximately $6,500, plus certain expenses, to serve as information agent in connection with the Allis-Chalmers special meeting. Allis-Chalmers will also request brokers, banks and other nominees holding shares of Allis-Chalmers stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing.

Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitations by the directors, officers and employees of Allis-Chalmers. No additional compensation will be paid to Allis-Chalmers’ directors, officers or employees for their solicitation efforts.

Delivery of Proxy Materials to Households Where Two or More Allis-Chalmers Stockholders Reside

As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to Allis-Chalmers stockholders residing at the same address, unless Allis-Chalmers stockholders have notified Allis-Chalmers of their desire to receive multiple copies of this proxy statement/prospectus. This is known as householding. Allis-Chalmers will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any Allis-Chalmers stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056, Attention: Investor Relations, or by phone at (713) 369-0550.

Voting by Allis-Chalmers Directors and Executive Officers

On the record date, directors and executive officers of Allis-Chalmers and their affiliates owned and were entitled to vote 41,996,511 shares of Allis-Chalmers common stock (including the preferred stock on an as-converted basis), representing approximately 50.7% of the total voting power of the shares of Allis-Chalmers common stock outstanding on such date. It is currently expected that Allis-Chalmers’ directors and executive officers will vote their shares of Allis-Chalmers common stock in favor of each of the proposals to be considered at the Allis-Chalmers special meeting, although none of them have entered into any agreements obligating them to do so.

Questions About Voting or the Allis-Chalmers Meeting

If you have any questions or need further assistance in voting your shares, please call Georgeson Inc. at the following numbers:

•	brokers, banks and other nominees call (212) 440-9800, and

•	holders of record of Allis-Chalmers stock call (toll-free) (866) 628-6024.

PROPOSALS TO BE CONSIDERED AT THE ALLIS-CHALMERS SPECIAL MEETING

Item No. 1.	The Merger Proposal

As discussed throughout this proxy statement/prospectus, Allis-Chalmers is asking its stockholders to approve and adopt the Merger Agreement. Holders of Allis-Chalmers common stock and preferred stock should carefully read this proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the merger. In particular, holders of Allis-Chalmers common stock are directed to the Agreement and Plan of Merger and the Amendment Agreement, copies of which are attached as Annexes A and B, respectively, to this proxy statement/prospectus.

The Allis-Chalmers board of directors recommends a vote “FOR” the merger proposal.

Item No. 2.	The Amendment Proposal

Allis-Chalmers is asking its stockholders to approve and adopt an amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock, or certificate of designations, to permit the preferred stockholder to elect the type of merger consideration that it will receive in the merger in exchange for the outstanding preferred stock. Under the current terms of the certificate of designations, each share of Allis-Chalmers preferred stock will be converted into a mix of cash and Seawell common shares (equal to the weighted average of the type of consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election) with respect to that number of shares of Allis-Chalmers common stock into which the preferred stock is convertible. As a result, if the amendment proposal is not approved, and assuming one or more Allis-Chalmers stockholders elects to receive cash, Lime Rock is required under the terms of the certificate of designation to receive a mix of Seawell shares and cash as consideration for its Allis-Chalmers preferred stock. Any cash which Lime Rock is required to receive under the current terms of the certificate of designations will reduce the total amount of cash available to be paid to all other Allis-Chalmers common stockholders, and will increase the likelihood that those stockholders electing to receive cash will be subject to proration.

As discussed elsewhere in this proxy statement/prospectus, Lime Rock, which currently holds 100% of the Allis-Chalmers preferred stock, has agreed with Seawell that, if it votes in favor of the merger proposal and if the amendment proposal is approved and adopted, it will elect to receive Seawell common shares in exchange for all of its Allis-Chalmers stock, including the preferred stock. As a result, if the amendment proposal is approved and adopted, there will be more cash available to satisfy cash elections by the holders of Allis-Chalmers common stock (other than Lime Rock) in the merger.

To permit the Allis-Chalmers preferred stockholder to elect the form of consideration it receives in the merger, Allis-Chalmers would amend the certificate of designations immediately following the approval of the amendment proposal at the special meeting.

The amendment proposal is conditioned on approval and adoption of the merger proposal.

The Allis-Chalmers board of directors recommends a vote “FOR” the amendment proposal.

Item No. 3.	Proposal to Adjourn or Postpone the Special Meeting

The Allis-Chalmers special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or the amendment proposal.

If, at the Allis-Chalmers special meeting, the number of shares of Allis-Chalmers common stock and/or preferred stock present in person or represented by proxy and voting in favor of the merger proposal is insufficient to approve such proposal, Allis-Chalmers intends to move to adjourn the Allis-Chalmers special meeting in order to enable the Allis-Chalmers board of directors to solicit additional proxies in favor of approval of the merger proposal. In that event, Allis-Chalmers will ask its stockholders to vote only on the adjournment proposal, and not on the merger proposal or the amendment proposal. If, at the Allis-Chalmers special meeting, the merger proposal is approved by the Allis-Chalmers stockholders, but the number of shares of Allis-Chalmers common stock and/or preferred stock present in person or represented by proxy and voting in favor of the amendment proposal is insufficient to approve such proposal, Allis-Chalmers may elect to move to adjourn the Allis-Chalmers special meeting in order to enable the Allis-Chalmers board of directors to solicit additional proxies in favor of approval of the amendment proposal.

In this proposal, Allis-Chalmers is asking its stockholders to authorize the holder of any proxy solicited by the Allis-Chalmers board of directors to vote in favor of adjourning or postponing the Allis-Chalmers special meeting to another time or place for the purpose of soliciting additional proxies. If the Allis-Chalmers stockholders approve any such proposal, Allis-Chalmers could adjourn the special meeting and use the additional time to solicit additional proxies, including from Allis-Chalmers stockholders who have previously voted.

The Allis-Chalmers board of directors recommends a vote “FOR” any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement/prospectus is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached to this proxy statement/prospectus as Annex A, and the Amendment Agreement, which is attached to this proxy statement/prospectus as Annex B, each of which is incorporated by reference into this document. We encourage you to read carefully this entire proxy statement/prospectus, including the Agreement and Plan of Merger and the Amendment Agreement, for a more complete understanding of the merger.

Reasons for the Merger

Allis-Chalmers Energy Inc.

The Allis-Chalmers board of directors, by unanimous vote, has determined that it is advisable and in the best interests of Allis-Chalmers and its stockholders to consummate the merger, and unanimously recommends that stockholders vote FOR the proposal to adopt and approve the Merger Agreement. When you consider the board’s recommendation, you should be aware that Allis-Chalmers’ directors may have interests in the merger that are different from, or in addition to, your interests. These interests are described in “—Interests of Allis-Chalmers’ Directors and Executive Officers in the Merger” beginning on page 91.

In determining that the merger is advisable and in the best interests of Allis-Chalmers and its stockholders, the Allis-Chalmers board of directors consulted with management and its financial and legal advisors and considered a number of factors, including the following:

•

Merger Consideration. The board considered that the ability of the Allis-Chalmers stockholders to choose the type of consideration they would receive pursuant to the merger (subject to proration as described elsewhere in this proxy statement/prospectus) would provide the stockholders with the opportunity to (i) secure a fixed cash price of $4.25 per share, and thereby potentially eliminate the effect of fluctuations in the trading price of Seawell common shares on the consideration they would receive, by making a cash election, (ii) participate in the potential growth in the value of Seawell common shares by making a stock election or (iii) secure a fixed cash price for some of their shares and participate in the potential growth in the value of Seawell common shares by making a cash election with respect to some of their shares and a stock election with respect to the remainder. In addition, the board concluded that the per share merger consideration of $4.25 in cash or $4.37 worth of Seawell common shares (based on an assumed exchange ratio of 1.15x, the closing price of the Seawell common shares on August 10, 2010 and a $/NOK exchange rate of 0.1653 as of August 10, 2010) represented an attractive valuation for Allis-Chalmers. The per share stock consideration represented:

•	a premium of 83.6% over the closing price per share of Allis-Chalmers common stock on August 10, 2010;

•	a premium of 48.5% over the average closing price per share of Allis-Chalmers common stock during the 30-day period ended August 10, 2010;

•	a premium of 33.3% over the average closing price per share of Allis-Chalmers common stock during the 90-day period ended August 10, 2010; and

•	a premium of 14.5% over the average closing price per share of Allis-Chalmers common stock during the 180-day period ended August 10, 2010.

The board believed that Seawell would not be willing to further increase the merger consideration, and that given the compatibility of Allis-Chalmers’ and Seawell’s assets, operations and expertise, it was highly unlikely that another potential acquiror would offer a higher price to acquire Allis-Chalmers.

•

Specific Benefits of a Combination with Seawell. The board considered that as a result of Baker Hughes’ acquisition of BJ Services and Schlumberger’s acquisition of Smith International, a significant gap would emerge between the four largest oilfield service companies and the rest of the industry, and that there could be substantial benefits to Allis-Chalmers, including cross-selling opportunities and access to new markets, particularly the North Sea, in becoming part of an enterprise with a larger market capitalization and broader range of service offerings and geographic footprint that could potentially fill that gap. In addition, the board believed that Allis-Chalmers’ and Seawell’s assets, operations and expertise were highly compatible, especially with respect to their respective areas of operation and service offerings. Further, the board considered Seawell’s impressive technology and the potential for its use in Allis-Chalmers’ markets and with Allis-Chalmers’ other service offerings. The board also considered that becoming part of a non-U.S. company would provide substantial tax benefits and other cost savings. In addition, the board considered that the combined company might attract more interest from analysts and investors by being listed on the Oslo Stock Exchange than Allis-Chalmers has been able to attract due to its size relative to many of the companies listed on the NYSE.

•

Review of Prospects in Remaining Independent. The board considered Allis-Chalmers’ financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including Allis-Chalmers’ current and anticipated near-term operating results, the dynamics of the oilfield services industry, which is characterized by intense competition and low margins, and overall market and industry conditions. In connection with the foregoing considerations, the board concluded that the value embodied in Allis-Chalmers’ operations could be best realized as part of a larger enterprise. The board also discussed the depressed level of Allis-Chalmers’ stock price, the effects of the BP oil spill on the stock price, and the risk that Allis-Chalmers would not be able to achieve a stock price equal to or greater than the proposed merger consideration within a reasonable period of time. After considering these factors, the board concluded that there were significant risks associated with Allis-Chalmers’ remaining independent.

•

Opinion of Allis-Chalmers’ Financial Advisor. The board considered the opinion of RBC, Allis-Chalmers’ financial advisor, rendered orally to the board of directors on August 12, 2010 and subsequently confirmed in writing, that, based on RBC’s experience as investment bankers, as of that date and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by the holders of Allis-Chalmers common stock in the merger was fair, from a financial point of view, to such holders (other than Lime Rock and its affiliates). The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is included as Annex E to this proxy statement/prospectus. You are urged to read RBC’s opinion carefully in its entirety. RBC’s opinion was provided for the information and assistance of the Allis-Chalmers board of directors in connection with its consideration of the merger and was not on behalf of any other entity or person. RBC’s opinion addressed solely the fairness, from a financial point of view, of the merger consideration to be received by the holders of Allis-Chalmers common stock (other than Lime Rock and its affiliates) in the merger and did not in any way address other terms or conditions of the merger or the Merger Agreement. RBC expressed no opinion and made no recommendation to any stockholder of Allis-Chalmers or Seawell or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the merger, including any election that any Allis-Chalmers stockholder may make regarding the form of merger consideration to receive in the merger. For a more detailed discussion of RBC’s opinion, please see “The Merger—Opinion of Allis-Chalmers’ Financial Advisor” beginning on page 70.

•

Risk of an Auction Process. The board considered that conducting an auction process or other effort to solicit interest from other potential acquirors prior to the execution and delivery of the Merger Agreement was unlikely to yield any viable alternative proposals, a view which was supported by the board’s financial advisors, because, despite the depressed level of Allis-Chalmers’ stock price over the previous 18 months, no one had approached Allis-Chalmers or its financial advisors to express an interest in acquiring the company. The board also considered that conducting an auction or other solicitation could cause Seawell to terminate its discussions with Allis-Chalmers and result in the loss of employees and customers, that the consideration reflected in the Merger Agreement was the highest value that was available to Allis-Chalmers at the time, and that there was no assurance that a more favorable opportunity to sell Allis-Chalmers would arise later.

•

Terms of the Merger Agreement. The board considered the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their obligations to complete the merger. In particular, the board considered:

•

that structuring the transaction as a merger, requiring the approval of Allis-Chalmers stockholders, would result in detailed public disclosure and a period of time prior to the completion of the merger during which an unsolicited competing proposal could be submitted to Allis-Chalmers;

•

Allis-Chalmers’ right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board concludes in good faith, after consultation with its outside counsel and financial advisors, that such proposal constitutes, or is reasonably likely to lead to, a superior proposal and that the failure to engage in negotiations with, or provide information to, such third party would be likely to be inconsistent with the board’s fiduciary duties under applicable law;

•

the board’s right to change or withdraw its recommendation of the merger if it concludes in good faith, after consultation with its outside counsel, that the failure to make such a change or withdrawal would be likely to be inconsistent with the board’s fiduciary duties under applicable law;

•	the absence of any fee payable by Allis-Chalmers to Seawell if Allis-Chalmers enters into an agreement with respect to, or consummates, an alternative transaction; and

•	the absence of any requirement that any Allis-Chalmers stockholder enter into an agreement to vote in favor of the merger.

•

Likelihood of Closing. The board considered the relatively limited nature of the closing conditions included in the Merger Agreement, including the absence of any financing-related closing condition or any requirement that Seawell obtain the approval of its stockholders, and the likelihood that the merger will be approved by requisite regulatory authorities and Allis-Chalmers’ stockholders.

•	Appraisal Rights. The board considered that Allis-Chalmers stockholders will be entitled to appraisal rights under Delaware law.

The board also identified and considered a number of countervailing factors and risks to Allis-Chalmers and its stockholders relating to the merger and the Merger Agreement, including the following:

•

Price and Liquidity of Seawell Common Shares. The board considered that because the Merger Agreement provides for a fixed exchange ratio of either 1.15 or 1.20 Seawell common shares per share of Allis-Chalmers common stock for those Allis-Chalmers stockholders making a stock election, and that because such stockholders will be required to choose between cash and stock consideration in advance of the closing of the merger, the stockholders who choose the stock consideration could be adversely affected by a decline in the trading price of Seawell common shares after the election deadline. The board also considered the fact that the trading price of Seawell common shares had been, and might continue to be, volatile, and that the Merger Agreement does not provide Allis-Chalmers with a termination right based on the trading price of Seawell common shares. In addition, the board considered the relative liquidity of the trading markets provided by the NYSE and the Oslo Stock Exchange, and whether the Allis-Chalmers stockholders would be significantly adversely impacted by exchanging an NYSE-listed stock for an Oslo Stock Exchange-listed stock.

•

The Lime Rock Voting Agreement. The board considered that Lime Rock’s agreement to vote against any alternative acquisition proposal for a period of time following the termination of the Merger Agreement would present an obstacle to the submission of an alternative proposal to acquire Allis-Chalmers.

•

Potential Inability to Complete the Merger. The board considered the possibility that the merger may not be completed and the potential adverse consequences to Allis-Chalmers if the merger is not completed, including the diversion of management’s time and attention, the potential reduction in the value offered by others to Allis-Chalmers in a future business combination, the adverse impact that a public announcement of the termination of the Merger Agreement could have on the trading price of Allis-Chalmers common stock, and the erosion of customer, supplier and employee confidence in Allis-Chalmers.

•

Absence of Solicitation. The board considered the absence of an auction process or other effort to solicit interest from other potential acquirors prior to the execution and delivery of the Merger Agreement.

•

Interim Operating Covenants. The board considered the limitations imposed in the Merger Agreement on the conduct of Allis-Chalmers’ business during the pre-closing period, which may delay or prevent Allis-Chalmers from taking advantage of business opportunities that arise pending completion of the merger, and on its ability to solicit and respond to competing proposals and to change or withdraw its recommendation of the merger.

•	Taxability. The board considered that the merger will be a taxable transaction to Allis-Chalmers stockholders in certain circumstances.

•

Interests of Allis-Chalmers’ Directors and Executive Officers. The board considered the potential conflicts of interest of Allis-Chalmers’ directors and executive officers, as described in the section entitled “—Interests of Allis-Chalmers’ Directors and Executive Officers in the Merger” beginning on page 91.

•	Other Risks. The board considered other risks of the nature described in the section entitled “Risk Factors” beginning on page 25.

The foregoing discussion of the information and factors considered by the Allis-Chalmers board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In view of the complexity and wide variety of factors considered, the board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the board conducted an overall analysis of the factors described above, including discussions with Allis-Chalmers’ management and its financial and legal advisors. In considering the factors described above, individual members of the board may have given different weights to different factors.

Seawell Limited

By unanimous vote at a meeting held on August 12, 2010, the Seawell board of directors determined that the execution and delivery of the Merger Agreement was advisable and the transactions contemplated by it were in the best interests of Seawell and its shareholders and approved and adopted the Merger Agreement and the transactions contemplated thereby, including the issuance of Seawell common shares.

In reaching this decision, the Seawell board of directors consulted with Seawell’s management and legal and financial advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Seawell board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Seawell board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, different directors may have given weight to different factors. This explanation for Seawell’s reasons for the proposed merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Many of the factors considered favored the conclusion of the Seawell board of directors that the merger is advisable and in the best interests of Seawell and its shareholders, including the following:

Financial Considerations

The Seawell board of directors considered a number of financial factors pertaining to the merger as generally supporting its decision to enter into the Merger Agreement, including the following:

•

information concerning the financial condition, results of operations, prospects and businesses of both Seawell and Allis-Chalmers provided by management of the companies, including the respective companies’ cash flows from operations, recent performance of common stock and the ratio of the Seawell common share price to Allis-Chalmers common stock price over various periods, as well as current industry, economic and market conditions;

•	acceleration of Seawell’s revenue opportunities by expanding its geographic presence beyond its historical concentration in the North Sea; and

•	the earnings per share of the common stock and other market factors of both Seawell and Allis-Chalmers.

Strategic Considerations

The Seawell board of directors also considered a number of factors pertaining to the strategic rationale for the merger as generally supporting its decision to enter into the Merger Agreement, including the following expectations:

•	that the merger would enhance Seawell’s customer opportunities and product and service offerings;

•	that the merger would enhance the assets of Seawell and lead to future business opportunities;

•	that the addition of Allis-Chalmers’ services would make Seawell more competitive with respect to opportunities to provide integrated operations in both the North Sea and the Americas;

•	that the addition of Allis-Chalmers’ geographic presence, customer base, and revenue opportunities would accelerate deployment of and cost recovery for Seawell’s existing and new technologies; and

•

that the merger would result in meaningful operational synergies projected to accelerate revenue growth of Seawell technologies by lowering the entry costs for new markets through shared facilities and district operations housing multiple product and service lines, including savings for consolidated district management and support staff, facility rent and other overhead allocations, shared support services such a mechanics, engineers, and HSE (health, safety and environment) personnel;

Other Transaction Considerations

The Seawell board of directors also considered a number of additional factors as generally supporting its decision to enter into the Merger Agreement, including the following:

•

the terms of the Merger Agreement, the structure of the transaction, including the conditions to each party’s obligation to complete the merger, and the ability of the Seawell board of directors to terminate the agreement under certain circumstances;

•

the ability of Seawell and Allis-Chalmers to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations in connection with obtaining those approvals;

•	the merger’s structure, which is expected to constitute a reorganization under section 368(a) of the Code; and

•	the results of Seawell’ business, legal and financial due diligence review of Allis-Chalmers.

Risks

In making its decision, the Seawell board of directors also considered a number of risks, uncertainties and other potentially negative factors, including:

•	the significant risks inherent in combining and integrating two companies, including, but not limited to the following:

•	that the companies may not be successfully integrated;

•	that the expected synergies from combining the two companies may not be realized; and

•

that successful integration of the companies will require the dedication of significant management resources, which will temporarily divert attention from the day-to-day businesses of the combined company;

•	the net indebtedness of Allis-Chalmers and its ability to generate sufficient cash flows to comply with its debt covenants and obligations;

•	the impact of a change in control event on Allis-Chalmers’ debt instruments;

•

the effects on cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing and execution risk with respect to the anticipated benefits of the merger;

•	the significant increase in Seawell’s exposure to the North American market;

•	the effect of the U.S. government’s attempted moratorium on certain drilling activities and possible regulatory changes for operations in the Gulf of Mexico;

•	the risk that the merger might not be completed as a result of a failure to satisfy the conditions contained in the Merger Agreement, including failure to receive necessary regulatory approvals;

•	the possible loss of key employees and skilled workers as a result of the merger;

•	the possibility that key customers may choose not to do business with the combined company; and

•	the risks of the type and nature described above under “Risk Factors” beginning on page 25.

This section includes all of the material factors considered by Seawell’s board of directors but is not intended to be exhaustive, nor are such factors provided in any specific order or ranking. The Seawell board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall analysis of such factors and determined that, in the aggregate, the potential benefits outweighed the risks and possible negative consequences of approving the Merger Agreement and the issuance of Seawell common shares pursuant to the Merger Agreement. As of the date of this proxy statement/prospectus, there have been no material changes in the operations or performance of Seawell, and Seawell does not anticipate such changes to occur prior to the special meeting of Seawell shareholders.

Background of the Merger

Each of Allis-Chalmers’ board of directors and Seawell’s board of directors has from time to time engaged in strategic reviews with its senior management and considered alternatives to enhance stockholder value.

Seawell has made several strategic acquisitions focusing on emerging technologies for wellbore evaluation and construction, including Peak Well Solutions AS in May 2008, TecWel AS in July 2008, and Viking Intervention Technology in April 2010, and has continually reviewed technology acquisition candidates that could accelerate its geographic growth.

Allis-Chalmers has made a number of strategic acquisitions that have focused on developing its oilfield services, rental services and drilling and completion segments. Since embarking on a new course of direction into the oilfield service industry in 2001, Allis-Chalmers has completed 25 acquisitions, including six in 2005, six in 2006, four in 2007, one in 2008 and one in 2010. Through strategic acquisitions, Allis-Chalmers entered the underbalanced drilling market in May 2001, the directional drilling business and tubular services business in February 2002 and the production services business in December 2004. In September 2004, Allis-Chalmers entered the rental services market, and it completed additional acquisitions in this segment in April 2005 and January and December 2006. Allis-Chalmers established its drilling and completion segment with the acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, in Argentina, and further expanded this segment with the acquisition of BCH Ltd. in Brazil in December 2008. Allis-Chalmers expanded its directional drilling capability with several small acquisitions in 2007. Messrs. Saad Bargach and John Reynolds, directors of Allis-Chalmers who are affiliated with Lime Rock Partners V, L.P., or Lime Rock, and certain related entities, and who participated in the negotiations with Seawell as described below, did not have a role in negotiating any of these transactions. For information regarding the relationship between Lime Rock and Allis-Chalmers, please see the disclosure under the heading “The Voting Agreement” beginning on page 118.

In early May 2010, Jørgen Rasmussen, Seawell’s Executive Chairman, and Thorleif Egeli, Seawell’s Chief Executive Officer, attended the Offshore Technology Conference in Houston. Before the conference, Mr. Rasmussen contacted Mr. Bargach to try to arrange a time to get together during the conference. Messrs. Rasmussen, Egeli and Bargach have been acquaintances for many years, and previously worked together at Schlumberger. On May 5, 2010, Messrs. Rasmussen and Egeli met informally with Mr. Bargach to discuss, and they did discuss, among other things, general trends in the oilfield services industry, including the recent acquisitions of Smith International by Schlumberger and of BJ Services by Baker Hughes and their perception that there was now a substantial gap in market share between the four largest service companies and the rest of the oilfield services industry, and an opportunity for the emergence of a new oil field services company that would be positioned within that gap. Messrs. Rasmussen, Egeli and Bargach did not discuss a transaction between Allis-Chalmers and Seawell at that time.

On May 6, 2010, Messrs. Rasmussen and Egeli met with Mr. Bargach and John Reynolds at Lime Rock’s Houston office. Mr. Reynolds is affiliated with Lime Rock and certain related entities, and is a director of Allis-Chalmers. Mr. Rasmussen gave Messrs. Bargach and Reynolds an overview of Seawell and discussed its strength in technologies and services in the North Sea region. Mr. Rasmussen discussed that Seawell planned to grow its business aggressively outside of the North Sea, and that he viewed the recent major acquisitions by Schlumberger and Baker Hughes as an opportunity for a new independent service company to emerge and capture customer demand for an alternative source of oilfield services and products. Messrs. Bargach and Reynolds agreed with this view. Messrs. Bargach and Rasmussen also held similar strategic views on how to develop a wellbore focused service company targeting the world’s existing oil and gas fields. Mr. Rasmussen expressed his view that if Lime Rock, as a significant investor in several energy industry companies, held a sincere interest in considering a potential combination transaction involving Seawell, then Seawell would be prepared to invest the time and resources required to develop a proposal. Mr. Bargach noted that in 2009 Lime Rock had made a substantial investment in Allis-Chalmers, whose business might provide a strategic fit with Seawell. Mr. Bargach also stated his belief that in order to compete effectively, Allis-Chalmers would need to acquire, develop or otherwise obtain a broader technology portfolio to differentiate its service offerings from other mid-market service companies. Messrs. Bargach and Rasmussen agreed that a follow-up meeting would be beneficial to explore their common strategic views for the development of a global oilfield services company and to evaluate what, if any, joint enterprise between Seawell and Lime Rock or any of its portfolio companies may be attractive. Mr. Bargach stated that, although he serves on the Allis-Chalmers board of directors, neither he nor Lime Rock was authorized to negotiate on behalf of Allis-Chalmers, and that if Seawell was interested in evaluating a transaction with Allis-Chalmers, a meeting with Micki Hidayatallah, the Allis-Chalmers Chairman and Chief Executive Officer, should be arranged at the appropriate time.

On May 11, 2010, Mr. Rasmussen informed Mr. Bargach that Seadrill would consider a transaction as long as it owned at least 33% and that Lime Rock and Seadrill jointly owned at least 50% of the combined company.

On May 20, 2010, Messrs. Rasmussen and Egeli, and Lars Bethuelsen, Seawell’s Chief Financial Officer, met with Messrs. Reynolds and Bargach in Oslo. Max Bouthillette, Seawell’s General Counsel, and Kjetil Schetjne of Alpha Corporate Finance, financial advisor to Seawell, also joined the meeting. The parties acknowledged the opportunity that existed in the industry given the void in the sector that resulted from the widespread consolidation that had occurred in recent years, as many leading “mid-tier” companies had disappeared, and that a new, midsized oilfield services company with a global footprint and broad range of service offerings might be able to fill that void. Messrs. Rasmussen and Egeli indicated their belief that, among Lime Rock’s portfolio companies, the most obvious and best fit with Seawell’s strategy was Allis-Chalmers. Messrs. Rasmussen and Egeli discussed the strengths of Seawell’s product and service portfolios, its strong balance sheet and cash flows and its intent to rapidly grow its geographic footprint to accelerate deployment of its new technologies, potentially through a combination with Allis-Chalmers. The Lime Rock representatives stressed that if Seawell was interested in making an offer for Allis-Chalmers, it should be prepared to make a significant and compelling offer, as Allis-Chalmers was not actively pursuing any strategic transactions with third parties.

On May 25, 2010, Mr. Bargach informed Mr. Hidayatallah of the discussions with Seawell.

On June 1, 2010, Tor Olav Troim, a director of Seawell, was in Houston on unrelated business and met with Messrs. Bargach and Reynolds, who introduced Mr. Troim to Victor Perez, Allis-Chalmers’ Chief Financial Officer, and Greg Price, President of Allis-Chalmers’ tubular services division. Due to a prior engagement, Micki Hidayatallah, Chairman and Chief Executive Officer of Allis-Chalmers, did not attend this meeting. At this meeting, Messrs. Perez and Price gave Mr. Troim an overview of Allis-Chalmers’ businesses, including its service offerings and strategic position.

On June 8, 2010, Messrs. Reynolds and Bargach met with Messrs. Rasmussen, Egeli, Bouthillette, Bethuelsen, and Schetjne in London to further discuss the possibility of a business combination between Seawell and Allis-Chalmers. Messrs. Reynolds and Bargach stated that, although they serve on the Allis-Chalmers board of directors, neither they nor Lime Rock were authorized to negotiate on behalf of Allis-Chalmers, and that a follow-up meeting should be arranged with Mr. Hidayatallah, the Allis-Chalmers CEO, at an appropriate time. Messrs. Reynolds and Bargach also reemphasized that if Seawell intended to make an offer for Allis-Chalmers, it should make a significant and compelling offer, as Allis-Chalmers was not actively pursuing a strategic combination transaction. Mr. Rasmussen requested an introduction to Mr. Hidayatallah to discuss the possibility of such a transaction.

On June 9, 2010, Messrs. Reynolds and Bargach met with Mr. Troim to discuss the possibility of a business combination between Seawell and Allis-Chalmers. At the June 8 and June 9 meetings, the parties compared the respective service offerings and geographical areas of operation of Allis-Chalmers and Seawell, and determined that there was little significant overlap either operationally or geographically.

On June 23, 2010, Messrs. Hidayatallah, Bargach and Reynolds met with Messrs. Rasmussen, Egeli and Bouthillette in New York. Mr. Rasmussen provided an overview of Seawell and outlined the benefits of a potential transaction between Seawell and Allis-Chalmers. Mr. Hidayatallah provided an overview of Allis-Chalmers. Mr. Rasmussen then delivered a proposal letter dated June 23, 2010 from Seawell to Allis-Chalmers, for the acquisition of all of the outstanding shares of Allis-Chalmers common stock and preferred stock. The proposal provided that each share of Allis-Chalmers common stock (or its equivalent) would be exchanged for, at each Allis-Chalmers’ stockholders election, either 1.11 Seawell common shares or $3.50 in cash, subject to a limitation that the cash component would be subject to pro-ration if cash elections were made with respect to more than 35% of the total number of shares of Allis-Chalmers’ stock (including the preferred stock on an as-converted basis). The proposed cash price represented a 26% premium over Allis-Chalmers’ then current 30-day trading average price of $2.785 per share. Seawell’s proposal included a request for a response by June 29, 2010. Seawell also presented its initial due diligence investigation request to Allis-Chalmers, as well as a confidentiality agreement, which the parties jointly executed on June 23, 2010. Also on June 23, 2010, the same participants attended a dinner meeting in New York along with Victor Germack and Zane Tankel, two of Allis-Chalmers’ independent directors. All attendants further discussed a possible combination between Seawell and Allis-Chalmers as well as the general terms of the Seawell proposal.

On June 28-29, 2010, all members of the Allis-Chalmers board of directors were informed of the discussions with Seawell and provided with a copy of Seawell’s June 23 letter.

On June 30, 2010, Mr. Bouthillette met with Mr. Bargach to request a binding commitment from Lime Rock to support the transaction. However, Lime Rock made no commitment at that time.

On July 1, 2010, the Allis-Chalmers board of directors met telephonically, along with Mr. Perez, representatives of RBC, Allis-Chalmers internal legal counsel and Allis-Chalmers’ external legal counsel, Andrews Kurth LLP, or Andrews Kurth, to consider the June 23 proposal letter submitted to Allis-Chalmers by Seawell and a draft of a proposed response letter from Allis-Chalmers to Seawell. Mr. Hidayatallah informed the board that Allis-Chalmers had received an unsolicited offer from Seawell regarding a possible business combination transaction and described the general terms of Seawell’s proposal. Andrews Kurth then counseled the board members regarding their fiduciary duties in light of the Seawell proposal and potential alternative transactions. Representatives of RBC gave a presentation, which included a discussion of preliminary strategic and financial considerations with respect to a proposed combination of Allis-Chalmers with Seawell, as well as a review of certain financial metrics and the compatibility of the service offerings of both companies. The Allis-Chalmers board discussed the strategic rationale for the proposed transaction with Seawell, financial considerations, a comparison of Allis-Chalmers’ and Seawell’s operations, and potential advantages and disadvantages posed by a potential combination of the two companies. The Allis-Chalmers board also discussed the involvement of Messrs. Bargach and Reynolds in the discussions with Seawell. The Allis-Chalmers board also considered forming a special committee to act on its behalf in connection with the potential combination with Seawell, but after consultation with Andrews Kurth, the board did not take action to form such a committee, since none of the members of the board had a significant interest in the potential transaction different from, or in addition to, the interests of Allis-Chalmers’ stockholders.

Later on July 1, 2010, after the board meeting, Allis-Chalmers informed Seawell that Allis-Chalmers was willing to begin mutual due diligence investigations and explore the merits of a possible business combination transaction between Seawell and Allis-Chalmers. Accordingly, on that same day, Mr. Hidayatallah delivered, on behalf of Allis-Chalmers, a response letter to Seawell acknowledging that the Allis-Chalmers board of directors and its advisors continued to review the proposed business combination transaction presented by Seawell in its June 23, 2010 proposal letter and stating that the Allis-Chalmers board had authorized Mr. Hidayatallah to initiate mutual due diligence reviews while concurrently negotiating terms of a potential business combination transaction.

On July 6, 2010, the parties entered into an amendment to the confidentiality agreement, effective as of June 30, 2010, which provided for an exclusivity period through August 3, 2010. The agreement also included a one-year mutual “standstill” provision, pursuant to which each of Allis-Chalmers and Seawell agreed that, without the invitation of the board of directors of the other party, it would not, among other things, (1) acquire any voting securities of the other party, (2) participate in a solicitation of proxies with respect to the voting securities of the other party, (3) submit or announce a proposal with respect to a merger or other extraordinary transaction involving the other party or (4) seek to control or influence the board of directors of the other party. Also on July 6, 2010, representatives of Allis-Chalmers and Seawell met together with their respective legal counsels and representatives of RBC at the Houston offices of Andrews Kurth. At this meeting, the parties and their advisers discussed the potential terms of a business combination transaction and possible alternative transaction structures.

On July 7, 2010, Allis-Chalmers made available to Seawell and its advisers a virtual data room containing materials responsive to Seawell’s due diligence investigation request.

On July 12, 2010, RBC delivered to Seawell a formal due diligence investigation request on behalf of Allis-Chalmers.

During the week of July 12, 2010, Messrs. Egeli and Hidayatallah traveled to Buenos Aires, Argentina to meet with Alejandro Bulgheroni, a director and stockholder of Allis-Chalmers. During this trip, Mr. Egeli also met with representatives of Allis-Chalmers’ management in Argentina and Brazil to discuss operations and to perform diligence. In addition, throughout this week, Seawell’s representatives conducted site visits at Allis-Chalmers’ locations in the United States.

On July 16, 2010, Seawell made available to Allis-Chalmers and its advisers a virtual data room containing materials responsive to Allis-Chalmers due diligence investigation request.

During the week of July 19, 2010, Seawell representatives conducted additional site visits to Allis-Chalmers’ drilling rig locations in Argentina, Brazil and Bolivia.

On July 19, 2010, Messrs. Egeli and Hidayatallah discussed certain Allis-Chalmers’ financial information, the combined company’s capital structure and various governance arrangements. In addition, on July 20, 2010, Seawell’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden, provided an initial draft of the merger agreement for the review and consideration of Allis-Chalmers and its counsel and advisors.

On July 21, 2010, the board of directors of Allis-Chalmers met telephonically to consider the proposed transaction with Seawell. Mr. Perez, representatives of RBC, Allis-Chalmers internal legal counsel and attorneys from Andrews Kurth also attended the meeting. At the invitation of the Allis-Chalmers board, Messrs. Egeli and Bouthillette were in attendance, and Mr. Egeli made a presentation regarding Seawell’s business and discussed the strategic rationale for the combination of the two companies, highlighting the complementary service offerings of the companies, the synergies between the companies and the prospective future growth before responding to questions from the Allis-Chalmers’ board of directors regarding Seawell’s business and corporate structure.

Following Mr. Egeli’s presentation, Messrs. Egeli and Bouthillette left the meeting and the Allis-Chalmers’ board of directors, its advisors and members of management discussed the potential transaction. Representatives of RBC made a presentation on preliminary transaction valuation analyses. During the course of this presentation, members of the Allis-Chalmers board of directors and management participated in a discussion of current market conditions, analyst research perspectives, peer comparisons, standalone risks, implications of being listed on a foreign stock exchange and the split consideration being offered in the proposed transaction by Seawell. The board also discussed the strategic rationale for the transaction, financial considerations, a comparison of the Allis-Chalmers’ and Seawell’s operations, the risks to the Allis-Chalmers as a stand-alone entity, and potential advantages and disadvantages of the transaction. Allis-Chalmers’ board of directors authorized its officers and advisors to continue negotiations with Seawell, and to make a counter proposal to Seawell’s offer based on proposed merger consideration equal to an exchange ratio of 1.6 Seawell common shares per share of Allis-Chalmers common stock.

Following the Allis-Chalmers board meeting, Messrs. Hidayatallah, Egeli and Bouthillette and representatives of RBC met. Mr. Hidayatallah summarized the view of the board of directors of Allis-Chalmers that the combination of Seawell and Allis-Chalmers was compelling, but that his view of the valuations of the two companies implied a higher value for Allis-Chalmers stock than the value represented by Seawell’s initial offer of 1.11 Seawell common shares or $3.50 in cash per share of Allis-Chalmers’ common stock. Mr. Hidayatallah then made a counteroffer of $4.50 per share of Allis-Chalmers’ stock or an equivalent value in Seawell common shares, and requested a follow-up meeting with Mr. Rasmussen to further discuss a potential combination of the two companies.

Also during the course of the day on July 21, 2010, Allis-Chalmers and RBC executed an engagement agreement with respect to RBC’s services as a financial advisor to Allis-Chalmers related to a potential strategic business combination transaction involving Allis-Chalmers, including a potential transaction with Seawell. RBC had been contacted by Allis-Chalmers about the transaction shortly after the transaction was initially proposed based on Allis-Chalmers’ familiarity with RBC from several prior engagements. The engagement agreement formalized this engagement as a financial advisor for this transaction that had begun when contacted.

During the week of July 26, 2010, members of Allis-Chalmers’ management attended presentations by various Seawell division managers and visited Seawell’s office and operational facilities in Stavanger, Norway.

On July 26, 2010, Mr. Egeli met with Giovanni Dell’ Orto, a director of Allis-Chalmers, as well as Carlos Etcheverry, Allis-Chalmers’ Senior Vice President for Drilling and Completion, and Peter Fassbender, DLS’ Vice President of Operations and Business Development—Drilling and Completion International, to discuss the potential business combination transaction between Allis-Chalmers and Seawell.

On July 29, 2010, Messrs. Hidayatallah, Rasmussen, and Bouthillette met in London with a representative of RBC. Mr. Hidayatallah continued to suggest a price of $4.50 per share of Allis-Chalmers common stock. Seawell, noting the increase in the NOK/USD exchange rate as well as the changes in the share prices of both Seawell’s and Allis-Chalmers’ stock over the preceding month, continued to support a per-share price of $3.50.

On July 30, 2010, Mr. Bargach met separately with Mr. Troim and Messrs. Rasmussen and Bouthillette in London to discuss various issues, including valuation, the possible composition of a new board of directors for the combined company (including the possibility that Messrs. Bargach and Reynolds would serve as members of such board), operations and management of the combined company, long-term capital structure and the impact of the transaction on Allis-Chalmers’ outstanding debt. Mr. Rasmussen agreed to consider making an improved proposal, and Messrs. Bargach and Bouthillette discussed Seawell’s concerns with proceeding with a transaction without a binding commitment from Lime Rock to support the transaction. Following those discussions, Messrs. Hidayatallah, Bargach and Reynolds discussed and agreed to Messrs. Bargach and Reynolds serving on the board of directors of the combined company.

On August 3, 2010, Seawell and Allis-Chalmers entered into a second amendment to their confidentiality agreement to extend the duration of the exclusivity provision through August 10, 2010. Also on August 3, Messrs. Bouthillette and Rasmussen discussed the proposed transaction with Mr. Bargach.

On August 4, 2010, Seawell delivered to Allis-Chalmers a revised proposal with a per-share price of $4.25 or 1.15 Seawell common shares for each share of Allis-Chalmers’ common stock (with a possible adjustment of the share exchange ratio up to 1.20 if the volume-weighted average trading price of Seawell’s common shares over a period of 30 calendar days immediately prior to November 15, 2010 is equal to or less than NOK 20). The revised proposal was an increase of $0.75 per share over the prior proposal and the letter noted that the higher proposed price represented a 62% premium over the closing price of Allis-Chalmers common stock on August 3, 2010 of $2.63, an 82% premium over the then current Allis-Chalmers 30-day average closing price of $2.34, a 59% premium over the three month average closing price of $2.68, a 30% premium over the six month average closing price of $3.26 and a 21% premium over the twelve month average closing price of $3.50. The revised proposal did not include a termination fee or any commitment by any Allis-Chalmers stockholders to vote in favor of the proposed merger, but was conditioned on an agreement by each of Lime Rock and Mr. A. Bulgheroni not to participate in or support any other merger or similar transaction for a period of 12 months following termination of the proposed transaction and to elect to receive Seawell common shares in the merger.

Later that day, both Allis-Chalmers’ finance committee and board of directors met in Houston to review and consider Seawell’s revised proposal and Allis-Chalmers’ proposed counter-offer. The finance committee discussed the terms of a potential counter-offer and recommended that the board approve a counter-offer in the form of a letter that set forth certain key terms of the transaction structure and consideration, the merger agreement and timing and conditions to closing that would be acceptable to Allis-Chalmers. The proposed counter-offer requested that the merger consideration payable for each Allis-Chalmers share consist of $4.25 in value based on an exchange ratio calculated using the closing price of Seawell’s stock and the currency exchange rate on the day prior to closing, subject to the limitation that the exchange rate of Seawell common shares for each share of Allis-Chalmers common stock will not be less than 1.15 nor greater than 1.21. The proposed letter also included requests for the following: (1) reciprocal interim operating covenants, (2) reciprocal representations and warranties and (3) the completion of a Seawell financing and initial public offering as conditions precedent to Allis-Chalmers’ obligation to complete the merger, and the payment by Seawell to Allis-Chalmers of a fee equal to 4% of the total transaction equity value if Allis-Chalmers were to terminate the merger agreement due to Seawell’s inability to procure transaction financing or complete the aforementioned initial public offering. In addition, the proposed letter requested cash out rights for Allis-Chalmers’ option holders, and the right to make an adverse recommendation change if the Allis-Chalmers board were to deem such a course of action to be in the best interest of Allis-Chalmers’ stockholders. The proposed letter also noted that Allis-Chalmers would accept a “force the vote” provision that would require an Allis-Chalmers stockholder vote to be called even in the event of an adverse recommendation of the Allis-Chalmers board. The proposed letter stated that Allis-Chalmers understood that Lime Rock would be subject to an agreement providing that it would vote against any alternative transaction for a period of 6 months from the date of termination of the merger agreement between Seawell and Allis-Chalmers. The proposed letter also accepted Seawell’s proposal that no termination fee would be payable by Allis-Chalmers in any circumstance.

Later that day, the board held a regularly scheduled meeting. Messrs. Perez, Etcheverry, in-house counsel, and representatives of RBC and Andrews Kurth joined the meeting at the invitation of the board. At its meeting, the board discussed the revised proposal from Seawell and the proposed counter-offer recommended by the finance committee. A representative of RBC made a presentation to the board on the business and financial results of Seawell. A discussion then ensued concerning takeaways from Allis-Chalmers’ due diligence on Seawell, Seawell’s current capitalization and liquidity, and analyst research. Throughout this presentation, members of the board asked questions regarding and discussed RBC’s presentation. The board also considered and discussed preliminary due diligence investigation findings, after hearing a report from Carlos Etcheverry, President of Allis-Chalmers’ Drilling and Completion segment, who had recently visited Seawell’s facilities. The board also discussed the synergies and technological capabilities of Seawell and the potential benefits thereof to Allis-Chalmers, including but not limited to issues of technological integration between the two companies and contract backlog and prospects. After consulting with its advisers, the board decided that it would not request a provision for a termination fee from Seawell. Accordingly, the board authorized the submission of a non-binding counter offer in the form of a letter from Allis-Chalmers to Seawell, with no termination fee to be paid by either party.

After these meetings and additional consultation with its counsel and advisors, Allis-Chalmers delivered to Seawell a response letter dated August 4, 2010 that set forth the key terms described in the second immediately preceding paragraph above relating to the transaction structure and consideration, the merger agreement and timing and conditions to closing that would be acceptable to Allis-Chalmers.

Seawell responded to Allis-Chalmers’ letter that same day by delivering via email a list of responses to the terms proposed in Allis-Chalmers’ letter. Seawell (1) agreed that it would consider eliminating any condition restricting Mr. Bulgheroni’s ability to vote for an alternative transaction, (2) proposed that the duration of Lime Rock’s commitment be 9 months, (3) reaffirmed its proposal that the exchange ratio would be either 1.15 or 1.20 (depending on the volume-weighted average trading price of Seawell’s common shares over a period of 30 calendar days immediately prior to November 15, 2010), and not a floating exchange ratio, (4) agreed to consider some expanded representations and warranties by Seawell, (5) largely declined making additional interim operating covenants that would restrict Seawell’s operations between signing and closing, (6) confirmed its intention to raise not less than $100 million via the Oslo Bors as a condition precedent to closing, and (7) reaffirmed its position that existing contractual rights with respect to Allis-Chalmers equity awards would be honored, but that no awards would accelerate.

On August 5, 2010, following review of Seawell’s comments to Allis-Chalmers’ response letter of the previous day and consultation with its counsel and advisors, Allis-Chalmers delivered to Seawell a response letter proposing principal terms of a business combination transaction that would be acceptable to Allis-Chalmers. In this letter, Allis-Chalmers proposed that all holders of Allis-Chalmers equity interests (including all common stock and all preferred stock, on a converted basis, and all employee options and restricted stock) would have an option to receive either (1) $4.25 in value per share of common stock (or its equivalent) in cash, or (2) 1.15 Seawell common shares; provided that on the closing date, the ratio of Seawell common shares to shares of Allis-Chalmers common stock would be adjusted based on the thirty trading days volume-weighted average closing price of Seawell common shares immediately preceding that date, such that if the if the 30-day average

Seawell trading price were greater than 20 NOK, then such ratio would equal 1.15, and if the 30-day average Seawell trading price were less than or equal to 20 NOK, then such ratio would equal 1.20. Allis-Chalmers also requested: (1) additional interim operating covenants, (2) mutual representations and warranties, (3) financing and initial public offering as mutual conditions precedent to the completion of the merger, (4) cash out rights for Allis-Chalmers’ option holders and (5) the right to make an adverse recommendation change if the Allis- Chalmers board were to deem such a course of action to be in the best interest of Allis-Chalmers’ stockholders. The letter noted that Allis-Chalmers would be amenable to a “force the vote” provision that would require an Allis-Chalmers stockholder vote to be called even in the event of an adverse recommendation of the board. It also stated that Allis-Chalmers understood that Lime Rock would be subject to an agreement providing that it would vote against any alternative transaction for a period of either 6 months or 9 months from the date of termination of the merger agreement between Seawell and Allis-Chalmers, with such period to be agreed upon between Lime Rock and Seawell. The letter also stated that it would be amenable to Seawell’s proposal that no termination fee would be payable by Allis-Chalmers in any circumstance.

In addition, on behalf of Allis-Chalmers, Andrews Kurth delivered a revised draft of the merger agreement to Seawell and its counsel and advisors on August 5, 2010.

From August 5, 2010 to August 12, 2010, Allis-Chalmers, Seawell and their respective counsel and advisors continued to conduct mutual due diligence investigations and negotiate the terms of the proposed transaction, including revising, discussing and circulating drafts of a merger agreement. Lime Rock and Seawell also negotiated the terms of a voting agreement to be executed contemporaneously with the merger agreement. Throughout the day on August 11, 2010 and the morning of August 12, 2010, representatives of Allis-Chalmers, Seawell and their respective counsel and other advisors met telephonically to negotiate the final terms of the merger agreement and related disclosure schedules. In particular, Allis-Chalmers requested, among other things, (1) changes to Allis-Chalmers’ interim operating covenants to clarify that there would be no prohibition on Allis-Chalmers incurring indebtedness consistent with its annual budgets, (2) removal of a provision stating that any breach of Allis-Chalmers’ no-shop obligations would be deemed to be a willful breach, (3) modifications to the notice provisions relating to Allis-Chalmers’ no-shop obligations that would allow Allis-Chalmers to react to competing acquisition proposals more quickly and efficiently, (4) replacement of a requirement to provide copies of written materials relating to a competing acquisition proposal with a requirement to provide written summaries of the material terms of such documents, (5) expansion of the definition of “superior proposal” that would potentially allow the Allis-Chalmers board of directors to withdraw its recommendation in favor of the merger transaction with Seawell if pursuing a sale of a significant portion of its assets would be required in order to exercise its fiduciary duties and (6) the addition, as a condition to Allis-Chalmers’ obligation to close the merger, of the receipt by Seawell of cash proceeds of the Seawell financing contemplated by the merger agreement.

On August 12, 2010, Seawell’s board of directors met to consider the proposed transaction between Seawell and Allis-Chalmers and approved the transaction and authorized Mr. Rasmussen to execute on behalf of Seawell, the merger agreement with Allis-Chalmers, and the voting agreement with Lime Rock.

Also on August 12, 2010, Allis-Chalmers’ board of directors met telephonically to consider the proposed transaction between Seawell and Allis-Chalmers. Messrs. Perez, Etcheverry, in-house counsel and representatives of RBC and Andrews Kurth joined the meeting at the invitation of the board. Prior to the meeting, the directors of Allis-Chalmers received a packet that included the current draft of the merger agreement, a summary of the merger agreement, and other discussion materials to facilitate their review and consideration of the proposed transaction. During the meeting, following initial discussion among directors as to the strategic fit of Seawell with Allis-Chalmers and the rationale and risks of the proposed transaction, representatives of Andrews Kurth reviewed the fiduciary duties of the board of directors of Allis-Chalmers and then reviewed the terms of the proposed merger agreement, including a discussion of how those terms allowed the Allis-Chalmers directors to consider any unsolicited potential superior transaction. Following the legal issues presentation, representatives of RBC made a presentation of its financial analyses of the proposed merger and rendered to the Allis-Chalmers board of directors RBC’s oral opinion (which was subsequently confirmed in writing by delivery of RBC’s written opinion dated August 12, 2010) to the effect that, based on RBC’s experience as investment bankers, as of August 12, 2010 and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by holders of Allis-Chalmers common stock in the merger was fair, from a financial point of view, to such holders (other than Lime Rock and its affiliates). For more information on RBC’s opinion, please see “—Opinion of Allis-Chalmers’ Financial Advisor,” below. The board discussed the terms and conditions of the proposed merger, the historical and projected financials of Allis-Chalmers as a stand-alone entity, the historical and projected financials of Seawell as a stand-alone entity, RBC’s presentation and methods to consider the value of the consideration to be received in the merger. Following discussion and questions from the directors, the board, accounting for the various factors and potential risks as described above under “—Reasons for the Merger—Allis-Chalmers Energy Inc.,” unanimously determined that the proposed merger agreement and the transactions contemplated by the proposed merger agreement were advisable, fair to and in the best interests of Allis-Chalmers and its stockholders, and approved and adopted the proposed merger agreement and the transactions contemplated by the proposed merger agreement.

Following the approvals of Seawell’s board of directors and Allis-Chalmers’ board of directors, Seawell and Allis-Chalmers executed the Merger Agreement, and Seawell and Lime Rock executed the voting agreement. The transaction was announced on August 12, 2010 via a joint press release.

On August 13, 2010, Mr. Hidayatallah and Mr. Rasmussen held a press conference from Oslo to discuss the transaction and respond to investor questions.

On August 13, 2010, Mr. Rasmussen at Seawell contacted Mr. Reynolds at Lime Rock to solicit Lime Rock’s interest in participating in a private placement for Seawell.

On August 23, 2010, Lime Rock purchased 4,023,000 common shares of Seawell in a private placement for 23 NOK ($3.73) per share. As a result of this investment, Lime Rock currently owns approximately 1.8% of the outstanding common shares of Seawell.

On September 17, 2010, Mr. Bouthillette contacted Mr. Hidayatallah to request that Allis-Chalmers agree to remove the closing condition that Seawell will have conducted a broadly distributed underwritten public offering of Seawell common shares on the Oslo Stock Exchange or the London Stock Exchange yielding at least $100 million of gross proceeds because Seawell had raised NOK 2,654 million (approximately $430 million) in a private placement of its common stock on August 17, 2010.

On September 21, 2010, Allis-Chalmers received a draft amendment to the Merger Agreement from Seawell providing for the removal of this closing condition.

On September 22, 2010, the board of directors of Allis-Chalmers met telephonically. Allis-Chalmers internal counsel and representatives of RBC and Andrews Kurth joined the meeting at the invitation of the Allis-Chalmers board. The board discussed the proposed draft amendment and authorized Allis-Chalmers to negotiate with Seawell to revise the draft amendment to add a new covenant that would require Seawell to set aside $100 million in proceeds from its recent private placement to ensure it has sufficient cash on hand to satisfy payment of the cash portion of the merger consideration at closing.

Seawell agreed to this revision and delivered a revised draft amendment to the Merger Agreement later on the same day.

The Allis-Chalmers board of directors met again telephonically on September 27, 2010. Allis-Chalmers internal counsel and Andrews Kurth joined the meeting at the invitation of the board and engaged in a discussion of the proposed amendment to the Merger Agreement. The board then approved the proposed amendment to the Merger Agreement and authorized its execution by Allis-Chalmers.

On October 1, 2010, Allis-Chalmers and Seawell executed the Amendment Agreement.

At no time during Allis-Chalmers’ negotiations with Seawell or following the announcement of the proposed merger did any other party approach Allis-Chalmers regarding a potential strategic transaction.

Opinion of Allis-Chalmers’ Financial Advisor

Allis-Chalmers retained RBC to act as its financial advisor with respect to a possible merger, sale or other business combination of Allis-Chalmers with Seawell. In connection with that engagement, the Allis-Chalmers board of directors requested that RBC evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Allis-Chalmers common stock (other than Lime Rock and its affiliates) in the merger. On August 12, 2010, RBC rendered its oral opinion to the Allis-Chalmers board of directors, which opinion was subsequently confirmed in writing, that, based on RBC’s experience as investment bankers, as of that date and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by the holders of Allis-Chalmers common stock in the merger was fair, from a financial point of view, to such holders (other than Lime Rock and its affiliates).

The full text of RBC’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by RBC, is included as Annex E to this proxy statement/prospectus. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read RBC’s opinion carefully in its entirety.

RBC’s opinion was provided for the information and assistance of the Allis-Chalmers board of directors in connection with its consideration of the merger. RBC’s opinion did not address the underlying business decision by Allis-Chalmers to engage in the merger or any other transaction related thereto or the relative merits of the merger compared to any alternative business strategy or transaction in which Allis-Chalmers might engage. RBC expressed no opinion and made no recommendation to any stockholder of Allis-Chalmers or Seawell or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the merger, including any election that any Allis-Chalmers stockholder may make regarding the form of merger consideration to be received in the merger.
RBC’s opinion was intended for the use and benefit of the Allis-Chalmers board of directors and was not on behalf of any other entity or person. RBC’s opinion may not be used for any other purpose without the prior written consent of RBC except as required by law. Neither Allis-Chalmers nor RBC has evaluated or reached any conclusions about whether applicable law would permit persons who were not the intended recipients of RBC’s opinion, including the Allis-Chalmers stockholders, to use or benefit from the opinion or the circumstances upon which any such person may do so despite RBC’s and Allis-Chalmers’ intent to the contrary. The availability of any basis under applicable law upon which any such claim would be based, and any defenses that RBC or Allis-Chalmers would have to such claim, would, if asserted, be determined by a court of competent jurisdiction. RBC’s opinion, together with the analyses performed by RBC in connection with its opinion and reviewed with the Allis-Chalmers board of directors, were only one of the many factors taken into consideration by the Allis-Chalmers board of directors in making its determination to approve the merger and enter into the Merger Agreement. RBC has consented to the use of RBC’s opinion in this proxy statement/prospectus, but RBC has not assumed any responsibility for the form or content of this proxy statement/prospectus, other than RBC’s opinion itself.

RBC’s opinion addressed solely the fairness, from a financial point of view, of the merger consideration to be received by the holders of Allis-Chalmers common stock (other than Lime Rock and its affiliates) in the merger and did not in any way address other terms or conditions of the merger or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement. RBC expressed no opinion as to the allocation of the consideration or any form of the consideration among the various holders of Allis-Chalmers common stock and/or Allis-Chalmers preferred stock. RBC did not express any opinion as to the prices at which Allis-Chalmers common stock or Seawell common shares have traded or would trade at any time, including following the announcement or consummation of the merger, regardless of whether or not the merger is consummated. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. RBC did not express any opinion as to any tax or other consequences that might result from the merger, nor did RBC’s opinion address any legal, tax, regulatory or accounting matters, as to which RBC understood that Allis-Chalmers had obtained such advice as it deemed necessary from qualified professionals.

In arriving at its opinion, RBC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Allis-Chalmers or any of its assets.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all the information that was reviewed by RBC, including all of the financial, legal, tax, operating and other information provided to or discussed with RBC by or on behalf of Allis-Chalmers or Seawell (including, without limitation, the financial statements and related notes thereto of each of Allis-Chalmers and Seawell), and RBC assumed and relied upon the assurances of the management of Allis-Chalmers and Seawell that they are not aware of any relevant information that had been omitted or that remained undisclosed to RBC, and RBC did not assume responsibility for independently verifying, and did not independently verify, such information. RBC assumed that all forecasts prepared by or on behalf of Allis-Chalmers or Seawell, as the case may be (including forecasts prepared by Allis-Chalmers with respect to certain potential benefits of the merger expected to be realized from the merger and the timing of their occurrence), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Allis-Chalmers or Seawell (as the case may be), respectively, as standalone entities (or, in the case of the benefits of the merger, as a combined company). RBC expressed no opinion as to any such forecasts or the assumptions upon which they were based.

In rendering its opinion, RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Allis-Chalmers or Seawell, and RBC was not furnished with any such valuations or appraisals. RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Allis-Chalmers or Seawell. RBC did not investigate, and made no assumption regarding, any litigation or other claims affecting Allis-Chalmers or Seawell.

In rendering its opinion, RBC also assumed that the merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger and the financing for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Allis-Chalmers or Seawell or the contemplated benefits of the merger. RBC further assumed that all representations and warranties set forth in the Merger Agreement were and would be true and correct as of the date or the dates made or deemed made and that all parties to the Merger Agreement would comply with all covenants of such party thereunder. RBC assumed that the Seawell common shares to be offered by Seawell in the equity offering contemplated by the Merger Agreement would be sold at a price per share equal to the closing price per share of Seawell common shares on August 10, 2010 less applicable underwriting fees. RBC further assumed that the executed version of the Merger Agreement would not differ, in any respect material to its opinion, from the latest draft of the Merger Agreement provided to RBC on August 11, 2010.

In rendering its opinion, RBC did not consider any effects of (A) any share of Allis-Chalmers common stock held directly or indirectly by Seawell, Wellco or Allis-Chalmers or any of their respective subsidiaries, (B) any share of Allis-Chalmers common stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the General Corporation Law of the State of Delaware as to appraisal rights, or (C) any share of Allis-Chalmers preferred stock. In addition, RBC assumed that each holder of shares of Allis-Chalmers preferred stock will receive consideration in the merger equal to the consideration to be received by the holders of each share of Allis-Chalmers common stock in the merger multiplied by the applicable rate of conversion of each share of Allis-Chalmers preferred stock into shares of Allis-Chalmers common stock.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC had been supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of August 10, 2010.

For the purposes of rendering its opinion, RBC undertook such review and inquiries it deemed necessary or appropriate under the circumstances, including the following:

•	RBC reviewed the financial terms of the latest draft of the Merger Agreement provided to RBC on August 11, 2010;

•

RBC reviewed and analyzed certain publicly available financial and other data with respect to Allis-Chalmers and Seawell and certain other relevant historical operating data relating to Allis-Chalmers and Seawell made available to RBC from published sources and from the internal records of Allis-Chalmers and Seawell, respectively;

•

RBC reviewed financial projections and forecasts of Allis-Chalmers prepared by Allis-Chalmers’ management, financial projections and forecasts of Seawell prepared by Seawell’s management, and forecasts of certain potential benefits of the merger expected to be realized by the combined post-merger company from the merger prepared by Allis-Chalmers’ management;

•

RBC conducted discussions with members of the senior managements of Allis-Chalmers and Seawell with respect to the business prospects and financial outlook of Allis-Chalmers and Seawell as standalone entities as well as the strategic rationale and potential benefits of the merger;

•	RBC reviewed the reported prices and trading activity for Allis-Chalmers common stock and Seawell common shares; and

•	RBC performed other studies and analyses as it deemed appropriate.

In arriving at its opinion, in addition to the review, inquiries and analyses listed above, RBC performed the following analyses:

•

RBC performed a valuation analysis of Allis-Chalmers as a standalone entity, using historical trading price, analyst research estimates, comparable company trading analysis, precedent transaction analysis and discounted cash flow analysis with respect to Allis-Chalmers;

•

RBC performed a valuation analysis of Seawell as a standalone entity, using historical trading price, analyst research estimates, comparable company trading analysis and discounted cash flow analysis with respect to Seawell;

•

RBC performed a relative valuation analysis of Allis-Chalmers as a standalone entity relative to Seawell as a standalone entity, using historical trading price, analyst research estimates, comparable company trading analysis and discounted cash flow analysis, with respect to each of Allis-Chalmers and Seawell;

•	RBC performed a historical exchange ratio analysis of Allis-Chalmers common stock relative to Seawell common shares, using historical trading prices;

•	RBC performed a relative contribution analysis; and

•	RBC reviewed the pro forma transaction impact on the pro forma company after the merger and the stockholders of Allis-Chalmers and shareholders of Seawell.

In connection with the rendering of its opinion to the Allis-Chalmers board of directors, RBC reviewed with the Allis-Chalmers board of directors the analyses listed above and other information material to the opinion.

Set forth below is a summary of the significant analyses performed by RBC and reviewed with the Allis-Chalmers board of directors on August 12, 2010 in connection with the delivery of RBC’s opinion. The financial analyses summarized below include information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC’s financial analyses. For the purpose of RBC’s analyses, valuation multiples greater than 100x or with negative earnings before interest, taxes, depreciation and amortization adjusted for non-recurring, one-time items and stock-based compensation (“EBITDA”) were deemed not meaningful (as denoted below in this section with the expression “NM”) and unavailable metrics were deemed not available (as denoted below in this section with the expression “NA”). In addition, for all purposes of its analyses summarized in this section, RBC defined enterprise value (as denoted below in this section with the expression “EV”) as equity value, calculated as fully diluted market capitalization of each public company, plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

For purposes of the analyses summarized below, RBC calculated the “implied value” of the merger consideration under three forms of consideration that may be received by holders of Allis-Chalmers common stock in the merger as a result of their election, which are all cash merger consideration, all stock merger consideration, and a blended cash and stock consideration in proportions equal to 65% stock and 35% cash merger consideration, based on the maximum aggregate cash consideration payable under the Merger Agreement.

For the purposes of this analysis, RBC used a value for Seawell common shares equal to the price per share of a Seawell common share as of the close of trading on the Norwegian over-the-counter market (“OTC”) on August 10, 2010 of NOK 23, which was equal to $3.80 per share based on the prevailing $/NOK exchange rate of 0.1652 on August 10, 2010. This value is referred to in this section as the “August 10 Seawell closing price.” RBC assigned a value to the all cash merger consideration equal to the cash merger consideration to be received by holders of Allis-Chalmers common stock making a cash election, which was $4.25 per share of Allis-Chalmers common stock (referred to in this section as the “Implied Cash Value”). RBC calculated the value of the all stock merger consideration to be equal to the value of 1.15 Seawell common shares using the August 10 Seawell closing price, which RBC calculated to be $4.37 per share of Allis-Chalmers common stock (referred to in this section as the “Implied Stock Value”). In addition, RBC calculated the implied value of the blended cash and stock consideration in proportions equal to 65% stock and 35% cash merger consideration to be equal to the value of 0.7475 Seawell common shares (equal to 65% of the 1.15 all stock exchange ratio) using the August 10 Seawell closing price, which RBC calculated to be $2.84 for the stock component of the blended consideration, plus $1.49 (equal to 35% of the $4.25 per share all cash merger consideration) for the cash component of the blended consideration. Based on these calculations, RBC calculated the implied blended value to be $4.33 per share of Allis-Chalmers common stock (referred to in this section as the “Implied Blended Value”). RBC used these three various forms of implied value of the merger consideration for purposes of certain of the analyses performed.

Allis-Chalmers Standalone Valuation Analysis

RBC used several methodologies to derive a current standalone valuation for Allis-Chalmers in order to determine, as of August 10, 2010, the relationship between the market valuation of Allis-Chalmers and its valuation as determined by other selected metrics.

Last Twelve Months (“LTM”) Trading Range

Over the twelve months prior to August 10, 2010, shares of Allis-Chalmers common stock traded within a range of $1.79 to $4.94 per share. Based on the August 10, 2010 closing price of $2.38 per share, Allis-Chalmers common stock was trading at a 51.8% discount to its 52-week high and at a 33.0% premium to its 52-week low.

RBC also noted the $2.38 closing sales price per share of Allis-Chalmers common stock on the NYSE on August 10, 2010, as compared to the Implied Cash Value of $4.25 per share, the Implied Stock Value of $4.37 per share and the Implied Blended Value of $4.33 per share.

Research Price Target Analysis

Using information available through Bloomberg regarding the most recent Wall Street research reports issued with respect to Allis-Chalmers (including RBC’s research report), RBC identified estimated one-year targets for the price of Allis-Chalmers common stock ranging from $3.18 to $7.00 per share, and applied a discount rate reflecting an estimated equity cost of capital of 15.1% after taking into account the estimated five-year betas of the selected comparable publicly traded well services companies. These calculations indicated implied net present values for Allis-Chalmers ranging from $2.77 to $6.09 per share, as compared to the Implied Cash Value of $4.25 per share, the Implied Stock Value of $4.37 per share and the Implied Blended Value of $4.33 per share.

Analysis of Selected Comparable Companies

RBC prepared a comparable company analysis of certain implied multiples of Allis-Chalmers in relation to the corresponding implied multiples of a group of publicly traded companies that RBC deemed for purposes of its analysis to be comparable to Allis-Chalmers.

RBC reviewed the relevant metrics of the following publicly traded well services companies:

•	Key Energy Services, Inc.

•	Oil States International, Inc.

•	Parker Drilling Company

•	Pioneer Drilling Company

Although none of the selected companies is directly comparable to Allis-Chalmers, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Allis-Chalmers. Accordingly, RBC believes that an analysis of this kind is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in RBC’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. RBC applied a range of selected implied multiples derived from its analysis to corresponding financial information for Allis-Chalmers to calculate a range of implied per share equity values for Allis-Chalmers. RBC selected such ranges based on its professional judgment after review of the median, high and low of such multiples.

The following table compares certain information derived by RBC with respect to Allis-Chalmers, based on both IBES consensus research estimates and management projections for Allis-Chalmers, with certain information derived by RBC with respect to the selected range of the peer group and, in certain cases, other information not limited only to the selected range:

	Selected Range of Peer Group		Median of Peer Group	Current Trading Allis-Chalmers Energy, Inc.
	Low	High		IBES Estimates	Management Estimates
Enterprise value as a multiple of:
2010E EBITDA	6.0x	7.0x	6.8x	6.2x	6.6x
2011E EBITDA	4.5x	5.5x	4.9x	4.5x	4.5x
Stock price as a multiple of:
2010E Cash Flow per share	4.0x	5.0x	5.2x	2.5x	2.8x
2011E Cash Flow per share	3.0x	4.0x	4.1x	1.9x	1.8x

IBES (more formally known as The Institutional Brokers’ Estimate System) is a database provided by Thomson Reuters that provides detailed and consensus estimates of forecast measures, including GAAP and pro-forma EPS, revenue/sales, net income, pre-tax profit and operating profit, and price targets and recommendations for more than 60,000 companies in 67 countries worldwide. Estimates available by IBES are commonly relied upon by financial advisors as a proxy for the consensus of research analyst estimates in their analysis.

Using multiples reflected in the table above, RBC calculated a range of implied stock prices of Allis-Chalmers common stock and compared those implied stock prices to the Implied Cash Value, the Implied Stock Value and the Implied Blended Value. The following table sets forth the results of this analysis and, in certain cases, other information not limited only to the selected range:

	Implied Stock Price Per Share Range		Median Implied Stock Price Per Share	Allis-Chalmers Energy, Inc.
	Low	High		Closing Price 8/10/10	Implied Cash Value	Implied Stock Value	Implied Blended Value
Enterprise value as a multiple of:
2010E EBITDA	$1.61	$2.85	$2.61	$2.38	$4.25	$4.37	$4.33
2011E EBITDA	$2.39	$4.19	$3.18	$2.38	$4.25	$4.37	$4.33
Stock price as a multiple of:
2010E Cash Flow per share	$3.43	$4.29	$4.50	$2.38	$4.25	$4.37	$4.33
2011E Cash Flow per share	$3.95	$5.26	$5.37	$2.38	$4.25	$4.37	$4.33

Analysis of Selected Precedent Transactions

RBC reviewed the terms of certain recent merger and acquisition transactions in the well services industry since January 2007, as reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources:

Date Announced	Acquiror	Target/Seller
August 9, 2010	Nabors Industries Ltd.	Superior Well Services
July 27, 2010	Key Energy Services, Inc.	ArcLight Capital Partners, LLC & OFS Energy Services
April 12, 2010	Halliburton Co.	Boots & Coots/International Control, Inc.
February 22, 2010	Schlumberger Ltd.	Smith International, Inc.
August 31, 2009	Baker Hughes, Inc.	BJ Services Co.
June 3, 2008	Smith International, Inc.	W-H Energy Services, Inc.

In addition, RBC also reviewed the terms of certain recent merger and acquisition transactions in the U.S. land drilling sector since October 2001, as reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources:

Date Announced	Acquiror	Target/Seller
June 13, 2007	Trinidad Energy Services Income Trust	P.C. Axxis, LLC & DPR International, LLC
November 30, 2005	Trinidad Energy Services Income Trust	Cheyenne Drilling L.P.
October 4, 2005	Saxon Energy Services, Inc.	Drillers Technology Corp.
February 1, 2005	Oil States International, Inc.	Elenburg Exploration Co., Inc.
October 21, 2004	Trinidad Energy Services Income Trust	Jade Drilling, Inc.
February 24, 2003	Trinidad Energy Services Income Trust	Saturn Drilling, Inc.

In addition, RBC also considered a number of other recent mergers and acquisitions transactions in the well services industry and U.S. land drilling sectors, as reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. However, RBC determined not to include those transactions in its analysis or any of the calculations that appear below because there was insufficient public information available on them at the time of the analyses. The following transactions are those for which there was insufficient information available:

Selected Well Services Precedent Transactions

Date Announced	Acquiror	Target/Seller
July 6, 2010	Patterson-UTI Energy Incorporated	Key Energy Services Incorporated
June 1, 2010	Baker Hughes Incorporated	Oilpump Services
April 29, 2010	Nova Energy Inc	Undisclosed
April 5, 2010	Flint Energy Services Ltd.	PES Surface Inc.
March 25, 2010	Schlumberger Ltd	Astorg Partners; Geoservices
March 3, 2010	Trican Well Service Ltd	Undisclosed private company
December 18, 2009	Toromont Industries Ltd	Enerflex Systems Income Fund
November 3, 2009	Redhawk Energy Corp	Xxtreme Tubular Processors LLC and Others
October 1, 2009	Wood Group	Michael Baker Corporation
September 21, 2009	Calfrac Well Services Ltd	Century Oilfield Services Ltd.
May 6, 2009	Pure Energy Services Ltd	Canadian Sub-Surface Energy Services Corp
November 26, 2008	Golden Gate Capital	U.S. Silica Company
October 7, 2008	Complete Production Services Inc.	TSWS Inc
October 6, 2008	Century Oilfield Services Inc.	Frac Source Inc
September 29, 2008	Basic Energy Services Inc.	Azurite Leasing Company LLC & Others
September 25, 2008	Deepwell Energy Services Trust	Palko Energy Ltd
September 15, 2008	Superior Well Services Inc.	Diamondback Holdings LLC
August 29, 2008	Key Energy Services Incorporated	Geostream Services Group
July 18, 2008	Superior Well Services Inc.	Nuex Wireline Inc
June 27, 2008	China Petroleum & Chemical Corporation	China Petrochemical Corporation
June 12, 2008	Halliburton Company	Royal Dutch Shell plc & Others
June 12, 2008	Expro International Group	CiDRA Corp
June 9, 2008	Integra Group Holdings	Nizhnevartovskyi Kapitalnyi
June 3, 2008	Capital City Energy Group Inc	Osage Wireline Inc
March 25, 2008	BlackWatch Energy Services Trust	Loadrunner Oilfield Hauling Inc
March 3, 2008	Pioneer Drilling Company	Competition Wireline Services Ltd & Others
February 29, 2008	Candover Investments Plc	Expro International Group
January 3, 2008	Central Alberta Well Services Corp.	Wellco Energy Services Trust
December 20, 2007	Peak Energy Services Trust	Wellco Energy Services Trust
December 12, 2007	Regency Energy Partners LP	CDM Resource Management Ltd
December 10, 2007	Key Energy Services Incorporated	Kings Oil Tools Inc
November 13, 2007	NATCO Group Inc.	ConSepT AS
September 25, 2007	Stonebridge Resources Exploration Ltd.	WW Oil & Gas Inc
September 7, 2007	Integra Group Holdings	Obnefteremont
July 30, 2007	Oil States International Inc.	Schooner Petroleum Services, Inc.
July 2, 2007	Well Renewal Inc.	Team Services LLC
July 2, 2007	Oil States International Incorporated	Well Testing Wire Line Service Ltd
May 1, 2007	Stallion Oilfield Services, Inc.	Salty’s Well Service, Ltd
April 9, 2007	Superior Energy Services	Advanced Oilwell Services Inc

Date Announced	Acquiror	Target/Seller
March 1, 2007	Centre Partners Management LLC	Shareholders; Falcon Wireline LLC
February 2, 2007	Superior Well Services Inc.	ELI Wireline Services Inc; Shareholders
February 1, 2007	RPS Group plc	APA Petroleum Engineering Inc; Shareholders
January 16, 2007	Petrofac Ltd.	SPD Group Ltd
January 4, 2007	Well Renewal Inc.	Pro-Formance Oil Field Services LLC

Selected Land Drilling Precedent Transactions

Date Announced	Acquiror	Target/Seller
March 4, 2010	BlackWatch Energy Services Trust	Undisclosed
February 9, 2010	InterOil Corp.	Undisclosed
February 9, 2010	Undisclosed	Unit Corp.
December 31, 2009	Eurasia Drilling Co Ltd.	LUKOIL
October 1, 2009	BlackWatch Energy Services Corp.	Undisclosed
September 18, 2009	Carso Infraestructura y Construccion	Bronco Drilling Co.
September 3, 2009	GeoStream Services Group	Key Energy Services
June 17, 2008	Savanna Energy Services Corp.	Undisclosed
November 15, 2007	Bronco Drilling Co, Inc.	Challenger Ltd.
November 1, 2007	Allis-Chalmers Energy, Inc.	Diamondback Oilfield Services, Inc.
October 10, 2007	Patterson-UTI Energy, Inc.	Undisclosed
August 10, 2007	GP Investments	Pride International
July 30, 2007	GulfCap FZC	Aabar Petroleum Investments Co.
July 13, 2007	Technicoil Corp.	Storm Service Rigs, Inc.
March 15, 2007	Basic Energy Services, Inc.	Sledge Drilling Holding Corp.
February 8, 2007	IROC Systems Corp.	JMAC Drilling Ltd.
August 31, 2006	Oil States International, Inc.	Eagle Rock Drilling, LLC
August 28, 2006	Blast Energy Services, Inc.	Eagle Domestic Drilling Operations LLC
April 28, 2006	Allis-Chalmers Energy, Inc.	DLS & Bridas Group
April 11, 2006	Union Drilling, Inc.	National Oilwell Varco
January 17, 2006	Chesapeake Energy Corp.	Martex Drilling Company, LLP
December 12, 2005	Union Drilling, Inc.	National Oilwell Varco
September 2, 2005	Bronco Drilling Co, Inc.	Thomas Drilling Co.
August 8, 2005	Unit Corp.	Texas Wyoming Drilling, Inc.
July 15, 2005	Aabar Petroleum Investments Co.	Dalma Energy, LLC
June 15, 2005	Saxon Energy Services, Inc.	Parker Drilling Land Rigs
December 8, 2004	Patterson-UTI Energy, Inc.	Key Energy Services, Inc.
November 11, 2004	Pioneer Drilling Co.	Wolverine Drilling, Inc.
June 29, 2004	Unit Corp.	Tom Brown, Inc. & Sauer Drilling Co.
April 2, 2004	Precision Drilling Corp.	GlobalSantaFe Corp.
March 8, 2004	Grey Wolf, Inc.	New Patriot Drilling, Inc.
November 21, 2003	Unit Corp.	Serdrilco, Inc.
March 14, 2002	Ensign Resource Service Group	Australian Oil & Gas Corp.
October 29, 2001	Nabors Industries, Inc.	Command Drilling Corp.

Although none of the selected transactions involved businesses that are directly comparable to Allis-Chalmers’ business, each of the target businesses involved in the selected transactions had operations in the well services or U.S. land drilling business, and the operations of the target businesses involved in the selected transactions as a whole for purposes of analysis may be considered comparable to Allis-Chalmers’ operations. RBC reviewed, among other things, transaction values as a multiple of latest twelve months EBITDA. The following table sets forth the range of selected transaction multiples in this analysis and, in certain cases, other information not limited only to the selected range:

	Range of Selected Well Services Transaction Multiples		Median of Selected Well Services Transaction Multiples	Range of Selected Land Drilling Transaction Multiples		Median of Selected Land Drilling Transaction Multiples
	Low	High		Low	High
Enterprise value as a multiple of:
LTM EBITDA	6.9x	24.1x	9.9x	3.9x	6.4x	4.7x

Based on its analysis of the multiples calculated for the selected acquisitions, including qualitative judgments involving non-mathematical considerations, RBC determined the relevant range to be 8.0x to 10.0x Allis-Chalmers’ LTM EBITDA as of June 30, 2010, for an implied per share equity value range for Allis-Chalmers of $2.41 to $4.45 per share, as compared to the Implied Cash Value of $4.25 per share, the Implied Stock Value of $4.37 per share and the Implied Blended Value of $4.33 per share.

Discounted Cash Flow Analysis

RBC performed a discounted cash flow analysis of Allis-Chalmers to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Allis-Chalmers could generate based on internal estimates of Allis-Chalmers’ management for (i) the second half of fiscal year 2010 through fiscal year 2014, and (ii) the present value of the projected terminal value, based on a multiple of projected EBITDA for fiscal year 2014.

RBC’s discounted cash flow analysis of Allis-Chalmers was based on terminal value EBITDA multiples ranging from 4.0x to 5.0x and applied discount rates reflecting a weighted-average cost of capital of 11.0% to 14.0%. The range of discount rates used in this analysis was based on RBC’s estimate of the equity cost of capital of Allis-Chalmers after taking into account the estimated five-year betas of the selected comparable publicly traded well services companies used in the Comparable Company Analysis for Allis-Chalmers on a standalone basis, as described above.

The projections of terminal value EBITDA multiples were based upon RBC’s judgment as well as its review of the publicly available business and financial information, and the respective financial and business characteristics of Allis-Chalmers and the comparable publicly traded well services companies used in the Comparable Company Analysis as well as the targets in the selected precedent transactions in the well services and U.S. land drilling sectors used in the Selected Precedent Transaction Analysis for Allis-Chalmers on a standalone basis, as described above.

After adjusting for Allis-Chalmers’ current leverage, these calculations indicated implied per-share equity values for Allis-Chalmers ranging from $3.12 to $5.46 per share, as compared to the Implied Cash Value of $4.25 per share, the Implied Stock Value of $4.37 per share and the Implied Blended Value of $4.33 per share.

Premiums Paid Analysis

RBC performed a premiums paid analysis based upon its review and analysis of the range of premiums paid in selected announced public acquisition transactions. RBC selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and applying the following criteria:

•	transactions announced since January 1, 2007, involving North American target companies with enterprise values between $50 million and $1 billion;

•	transactions in which the North American target company operated in the energy industry sector;

•	transactions in which the North American target company operated in the oilfield equipment and services sub-sector; and

•	transactions in which the North American target company was acquired with a mix of stock / cash consideration.

Premiums were calculated to the target’s average closing stock price for the specified period from the day before transaction announcement. The ranges of premiums paid relative to the target company’s stock price one month prior to announcement of the transaction were as follows:

	All M&A Transactions	Energy M&A Transactions	Oilfield Equipment & Services Transactions	M&A Transactions with Stock/Cash Mix
1-Day Premium
Mean	38.7%	25.4%	23.4%	42.6%
Median	26.1%	19.0%	22.3%	29.3%
1-Week Premium
Mean	42.4%	27.3%	23.9%	51.4%
Median	29.4%	19.9%	18.1%	34.0%
1- Month Premium
Mean	46.3%	28.8%	18.3%	68.5%
Median	32.7%	22.2%	17.4%	38.1%

Seawell Standalone Valuation Analysis

RBC used several methodologies to calculate a current standalone valuation for Seawell in order to determine, as of August 10, 2010, whether the market valuation of Seawell common shares could reasonably be used for purposes of analyzing the value of the exchange ratio in the merger. The valuation methodologies that RBC used for these analyses were the same as those used for the standalone valuation of Allis-Chalmers, with the exception of the selected precedent transaction analysis for the Allis-Chalmers standalone valuation analysis, because Allis-Chalmers is being acquired by Seawell in the merger.

Last Twelve Months Trading Range

Over the twelve months prior to August 10, 2010, Seawell common shares traded within a range of $1.91 to $3.88, based on prevailing historical NOK-U.S. dollar exchange rates. Based on the August 10 Seawell closing price of $3.80 per share, RBC calculated that Seawell common shares were trading at a 2.1% discount to their 52-week high and at a 99.0% premium to their 52-week low.

Research Price Target Analysis

Using information available through Bloomberg regarding the most recent Wall Street research reports issued with respect to Seawell, RBC identified estimated one-year targets for the price of Seawell common shares ranging from NOK 26 to NOK 30 per share, and applied a discount rate reflecting an estimated equity cost of capital of 15.7% after taking into account the estimated five-year betas of the selected comparable publicly traded offshore well services companies. For purposes of its analysis, RBC converted Seawell’s one-year target prices to U.S. dollars using the prevailing $/NOK exchange rate of 0.1652x on August 10, 2010. These calculations indicated implied net present values for Seawell ranging from $3.72 to $4.79 per share, as compared to the August 10 Seawell closing price of $3.80 per share.

Analysis of Selected Comparable Companies

RBC prepared a comparable company analysis of certain implied multiples of Seawell in relation to the corresponding implied multiples of a group of publicly traded companies that RBC deemed for purposes of its analysis to be comparable to Seawell.

RBC reviewed the relevant metrics of the following publicly traded well services companies:

•	AGR Group ASA

•	Oceaneering International, Inc.

•	Prosafe Production Public Limited

•	Superior Energy Services, Inc.

•	Sevan Marine ASA

Although none of the selected companies is directly comparable to Seawell, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Seawell. Accordingly, RBC believes that an analysis of this kind is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in RBC’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. RBC applied a range of selected implied multiples derived from its analysis to corresponding financial information for Seawell to calculate a range of implied per share equity values for Seawell. RBC selected such ranges based on its professional judgment after review of the median, high and low of such multiples.

The following table compares certain information derived by RBC with respect to Seawell, based on both IBES consensus research estimates and management projections for Seawell, with certain information derived by RBC with respect to the selected range of the peer group and, in certain cases, other information not limited only to the selected range:

	Selected Range of Peer Group		Median of Peer Group	Seawell Ltd.
	Low	High		IBES Estimates	Management Estimates
Enterprise value as a multiple of:
2010E EBITDA	6.5x	7.5x	6.3x	8.5x	8.9x
2011E EBITDA	6.5x	7.5x	6.3x	7.3x	6.7x
Stock price as a multiple of:
2010E Cash Flow per share	7.0x	9.0x	6.8x	7.7x	8.0x
2011E Cash Flow per share	5.0x	7.0x	4.6x	6.4x	5.7x
Stock price as a multiple of:
2010E Earnings per share	14.0x	16.0x	15.3x	13.5x	16.5x
2011E Earnings per share	12.0x	15.0x	13.0x	10.4x	11.0x

Using multiples reflected in the table above, RBC calculated a range of implied stock prices of Seawell common shares and compared those implied stock prices to the August 10 Seawell closing price. The following table sets forth the results of this analysis and, in certain cases, other information not limited only to the selected range:

	Implied Stock Price Per Share Range		Median Implied Stock Price Per Share	Seawell Ltd. Closing Price 8/10/10
	Low	High
Enterprise value as a multiple of:
2010E EBITDA	$2.46	$3.01	$2.35	$3.80
2011E EBITDA	$3.66	$4.40	$3.55	$3.80
Stock price as a multiple of:
2010E Cash Flow per share	$3.31	$4.26	$3.24	$3.80
2011E Cash Flow per share	$3.33	$4.66	$3.04	$3.80
Stock price as a multiple of:
2010E Earnings per share	$3.22	$3.68	$3.51	$3.80
2011E Earnings per share	$4.13	$5.17	$4.49	$3.80

Discounted Cash Flow Analysis

RBC performed a discounted cash flow analysis of Seawell to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Seawell could generate based on internal estimates of Seawell’s management for (i) the second half of fiscal year 2010 through fiscal year 2014, and (ii) the present value of the projected terminal value, based on a multiple of projected EBITDA for fiscal year 2014.

RBC’s discounted cash flow analysis of Seawell was based on terminal value EBITDA multiples ranging from 4.0x to 5.0x and applied discount rates reflecting a weighted-average cost of capital of 10.0% to 12.0%. The range of discount rates used in this analysis was based on RBC’s estimate of the equity cost of capital of Seawell after taking into account the estimated five-year betas of the selected comparable publicly traded well services companies used in the Comparable Company Analysis for Seawell on a standalone basis, as described above.

The projections of terminal value EBITDA multiples were based upon RBC’s judgment as well as its review of publicly available business and financial information, and the respective financial and business characteristics of Seawell and the comparable publicly traded well services companies used in the Comparable Company Analysis for Seawell on a standalone basis, as described above.

After adjusting for Seawell’s then-current leverage, these calculations indicated implied per share equity values for Seawell common shares ranging from $3.69 to $5.26 per share, as compared to the August 10 Seawell closing price of $3.80 per share.

Relative Valuation Analysis

RBC calculated the implied exchange ratios using the Allis-Chalmers standalone per share equity valuation reference ranges and the Seawell standalone per share equity valuation reference ranges obtained from the methodologies mentioned above. The results for each methodology were as follows:

	Allis-Chalmers		Seawell		Implied Exchange Ratio
	Low	High	Low	High	Low		High
Last Twelve Months Trading	$1.79	$4.94	$1.91	$3.88	0.46	x	2.59	x
NPV of 1-Year Analyst Price Targets	$2.77	$6.09	$3.72	$4.29	0.64	x	1.64	x
Comparable Company Analysis:
Enterprise value as a multiple of:
2010E EBITDA	$1.61	$2.85	$2.46	$3.01	0.54	x	1.16	x
2011E EBITDA	$2.39	$4.19	$3.66	$4.40	0.54	x	1.14	x
Stock price as a multiple of:
2010E Cash Flow per share	$3.43	$4.29	$3.31	$4.26	0.81	x	1.30	x
2011E Cash Flow per share	$3.95	$5.26	$3.33	$4.66	0.85	x	1.58	x
Stock price as a multiple of:
2010E Earnings per share	N/A	N/A	$3.22	$3.68	N/A		N/A
2011E Earnings per share	N/A	N/A	$4.13	$5.17	N/A		N/A
Precedent Transaction Analysis:
Enterprise value as a multiple of:
LTM EBITDA	$2.41	$4.45	N/A	N/A	N/A		N/A
Discounted Cash Flow Analysis	$3.12	$5.46	$3.69	$5.26	0.59	x	1.48	x

RBC noted that the exchange ratio for the all stock merger consideration in the merger was 1.15x, or 1.20x if the 30-day volume weighted average closing price of Seawell common shares prior to November 15, 2010 is equal to or less than NOK 20.

Historical Exchange Ratio Analysis

RBC reviewed the historical closing trading prices of Allis-Chalmers common stock and Seawell common shares for the one-year period ended August 10, 2010. RBC also analyzed the historical trading ratio of the respective common stock of Allis-Chalmers and Seawell for various periods during the one-year period ended August 10, 2010 as set forth in the table below, and compared them to the all stock merger consideration exchange ratio of 1.15x, or 1.20x if the 30-day volume weighted average closing price of Seawell common shares prior to November 15, 2010 is equal to or less than NOK 20, to be paid in the merger and the premium (or discount) implied by that exchange ratio in the merger at each historical trading ratio.

For purposes of its analysis, RBC converted Seawell’s daily closing prices to U.S. dollars using the prevailing NOK/$ exchange rate.

		Offer Premium / (Discount)
	Exchange Ratio	1.15x	1.20x
August 10, 2010	0.626x	83.6%	91.6%
1-Week Average	0.677x	69.8%	77.1%
30-Day Average	0.774x	48.5%	54.9%
60-Day Average	0.783x	46.9%	53.3%
90-Day Average	0.863x	33.3%	39.1%
180-Day Average	1.004x	14.5%	19.5%
52-Week High	2.262x	(49.2)%	(47.0)%
52-Week Low	0.624x	84.4%	92.4%

Relative Contribution Analysis

RBC reviewed and analyzed the estimated future operating and financial contribution of each of Allis-Chalmers and Seawell to the pro forma merged entity, both on an unlevered (enterprise value) basis for fiscal year 2010 and fiscal year 2011 EBITDA, EBITDA less capital expenditures, and earnings before interest and taxes (“EBIT”), and on a levered (equity ownership) basis for net income and cash flow, calculated as net income plus depreciation and amortization, stock-based compensation and amortization of deferred financing fees, based on the respective managements’ estimates and blended trading multiples. These values were compared to the Allis-Chalmers contribution to the combined entity of 56.9%, on an unlevered basis (assuming a 1.15x exchange ratio), and 47.6%, on a levered basis (pro forma stock ownership of Allis-Chalmers stockholders assuming a 1.15x exchange ratio). The following table presents the results of this analysis:

	Enterprise Value (Unlevered) Basis			Equity Value (Levered) Basis
	EBITDA	EBITDA less Capital Expenditures	EBIT	Net Income	Cash Flow
FY 2010	58.8%	11.1%	27.8%	NM	58.8%
FY 2011	61.1%	66.7%	48.0%	17.7%	60.8%

Pro Forma Combination Analysis

To analyze the pro forma potential impact of the merger on Allis-Chalmers, RBC performed an accretion/dilution analysis using a December 31, 2010 illustrative closing date for the merger, and information as of August 10, 2010 related to the implied value of the merger consideration under scenarios of both all stock merger consideration and a blended 65% stock and 35% cash merger consideration, based on the maximum aggregate cash consideration payable under the Merger Agreement, incorporating 1.15x and 1.20x exchange ratios under each scenario. RBC analyzed the potential pro forma effect of the merger on the fiscal year 2011 to 2014 projected earnings per share of Seawell, determined on the basis of generally accepted accounting principles, as provided by Seawell management. In the case of an all stock merger consideration, RBC also analyzed the potential pro forma effect of the merger on fiscal 2011 to 2014 projected earnings per share of Allis-Chalmers, determined on the basis of generally accepted accounting principles, as provided by Allis-Chalmers management. In analyzing the pro forma effect of the merger, RBC assumed that all Seawell common shares were issued at the August 10 Seawell price of $3.80 per shares, and incorporated an additional $100.0 million offering of Seawell common shares on the Oslo Stock Exchange. In addition, RBC assumed $10.0 in annual pre-tax operating synergies beginning in fiscal year 2011.

Based on the then-current share prices of Allis-Chalmers common stock and Seawell common shares as of August 10, 2010 and the other assumptions used by RBC in its pro forma combination analysis, RBC calculated the following pro forma accretive or (dilutive) impact on Seawell and Allis-Chalmers shareholders as follows:

	All Stock Merger Consideration				65% Stock / 35% Cash Merger Consideration
	Allis-Chalmers		Seawell		Seawell
	1.15x Exchange Ratio	1.20x Exchange Ratio	1.15x Exchange Ratio	1.20x Exchange Ratio	1.15x Exchange Ratio	1.20x Exchange Ratio
FY 2011	279.4%	289.2%	(0.2)%	(1.9)%	12.1%	10.7%
FY 2012	135.9%	142.0%	(6.2)%	(7.7)%	5.6%	4.3%
FY 2013	100.9%	106.0%	(10.6)%	(12.2)%	0.6%	(0.7)%
FY 2014	91.8%	96.8%	(16.4)%	(17.8)%	(5.4)%	(6.6)%

Overview of Analyses; Other Considerations

In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, as of August 12, 2010 and based on the aggregate of the analyses used and the results they yielded and subject to the various assumptions and limitations set forth in its opinion, the merger consideration to be received by the holders of Allis-Chalmers common stock in the merger was fair, from a financial point of view, to such holders (other than Lime Rock and its affiliates). RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Allis-Chalmers and the merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Allis-Chalmers, Seawell or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Allis-Chalmers common stock (other than Lime Rock and its affiliates) in the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion RBC reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions RBC reached were based on all the analyses and factors presented, taken as a whole, and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. RBC’s opinion was approved by RBC’s Fairness Opinion Committee.

In connection with its analyses, RBC made, and was provided by Allis-Chalmers’ management and/or Seawell’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Allis-Chalmers’ and/or Seawell’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Allis-Chalmers or Seawell or its respective advisors, none of Allis-Chalmers, Seawell, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Under its engagement agreement with Allis-Chalmers, RBC became entitled to receive a fee of $800,000 upon the delivery of RBC’s opinion, which fee is not contingent upon the successful completion of the merger. In addition, for RBC’s services as financial advisor to Allis-Chalmers in connection with the merger, if the merger is successfully completed, RBC will receive an additional fee based on the formula set forth in its engagement agreement (which is based on the “Aggregate Transaction Value,” as defined in the July 29, 2010 engagement agreement) of approximately $7.2 million, against which the fee RBC received for delivery of its opinion will be credited. In addition, if, in connection with the merger not being completed, Allis-Chalmers receives a termination fee, RBC will be entitled to a specified percentage of that fee in cash (less the amount of expenses incurred in connection with the merger), when it is received by Allis-Chalmers. Under its engagement agreement with Allis-Chalmers, Allis-Chalmers has also agreed to indemnify RBC and its related parties for claims, damages, losses, liabilities or expenses that relate to or may arise out of the merger or RBC’s engagement under the engagement agreement. In addition, Allis-Chalmers also agreed to reimburse RBC and its related parties for its reasonable out-of-pocket expenses incurred in connection with RBC’s services or the investigation of, or preparation for or defense of any pending or threatened claim that relates to or may arise out of the merger or RBC’s engagement under the engagement agreement. The terms of the engagement letter were negotiated at arm’s-length between Allis-Chalmers and RBC and the Allis-Chalmers board of directors was aware of this fee arrangement and the other terms of the engagement at the time of its approval of the Merger Agreement.

RBC, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of Allis-Chalmers and/or Seawell and receive customary compensation, and may also actively trade securities of Allis-Chalmers and/or Seawell for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities. In addition, RBC and/or one or more of its affiliates have in the past provided investment banking services to Allis-Chalmers, for which RBC received customary fees. In particular, RBC served as a financial advisor in connection with Allis-Chalmers’ 2008 proposed acquisition of Bronco Drilling Company, Inc., which transaction was ultimately terminated, its 2009 rights offering and concurrent sale of securities to Lime Rock and/or certain of its affiliates and a 2009 proposed acquisition transaction, which transaction was ultimately terminated, as well as the dealer manager for Allis-Chalmers’ tender offer for certain of its senior notes in 2009 in connection with its 2009 rights offering and concurrent sale of securities. In addition, RBC’s parent company, Royal Bank of Canada, has extended financing to Allis-Chalmers in the past, including $17.5 million of a $90 million revolving credit facility in 2007 for which RBC acts as the lead arranger and administrative agent and is paid customary fees for such services, and financing commitments in connection with the financing of the 2008 potential acquisition of Bronco Drilling Company, Inc. through a $350 million bridge financing commitment (together with Goldman Sachs Credit Partners L.P.) and other related financing activities. As a result of these engagements, Allis-Chalmers paid RBC and its affiliates aggregate consideration equal to $5.187 million between the start of 2008 and the date of the delivery of RBC’s opinion (excluding amounts payable as a result of the delivery of RBC’s opinion and excluding reimbursement of expenses). In light of RBC’s prior services to Allis-Chalmers, RBC anticipates that it may be selected by Allis-Chalmers and/or Seawell to provide investment banking and financial advisory and/or financing services that may be required by Allis-Chalmers and/or Seawell in the future, regardless of whether the merger is successfully completed, for which RBC would expect to receive customary fees.

RBC has not received any fees from Allis-Chalmers or Seawell in the prior two years except as described above, will not receive any fees from Seawell relating to the merger and does not have any agreement or understanding with Allis-Chalmers or Seawell regarding any other services to be performed now or in the future, other than pursuant to its engagements described above. The Allis-Chalmers board of directors, in selecting RBC as its financial advisor and in receiving and taking into consideration RBC’s opinion, was aware of these facts but determined that RBC’s prior services did not preclude, but rather they supported, the re-engagement of RBC as its financial advisor.

RBC is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Allis-Chalmers selected RBC as its financial advisor based on RBC’s experience in mergers and acquisitions and in securities valuation generally.

RBC’s opinion was one of many factors taken into consideration by the Allis-Chalmers board of directors in determining to enter into the Merger Agreement. See “The Merger—Reasons for the Merger—Allis-Chalmers Energy Inc.” beginning on page 56. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Allis-Chalmers board of directors or any director with respect to the merger consideration or of whether the Allis-Chalmers board of directors would have been willing to determine that a different exchange ratio was fair. The merger consideration to be paid pursuant to the merger was determined through arm’s-length negotiations between Allis-Chalmers and Seawell and was recommended by the Allis-

Chalmers board of directors. RBC did not recommend any specific merger consideration to the Allis-Chalmers board of directors or Allis-Chalmers or that any given exchange ratio constituted the only appropriate consideration for the merger.

Dissenters’ Shares and Appraisal Rights

Under Delaware law, holders of Allis-Chalmers common stock who do not wish to accept the merger consideration and who vote against the merger have the right to receive payment in cash for the fair value of their shares of Allis-Chalmers common stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL, which is referred to in this proxy statement/prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex F to this proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Allis-Chalmers common stock exercise their appraisal rights.

Under Section 262, where a merger is to be adopted by stockholders at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each stockholder of the corporation that appraisal rights are available. This proxy statement/prospectus constitutes the notice to Allis-Chalmers’ stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F to this proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of shares of Allis-Chalmers common stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Allis-Chalmers prior to the taking of the vote on the Merger Agreement at the special meeting. A demand for appraisal must reasonably inform Allis-Chalmers of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Allis-Chalmers common stock held by such stockholder. All demands for appraisal should be addressed to Allis-Chalmers Energy Inc., 5075 Westheimer Road, Suite 890, Houston, Texas 77056, United States, Attention: General Counsel, and should be executed by, or on behalf of, the record holder of shares of Allis-Chalmers common stock. ALL DEMANDS MUST BE RECEIVED BY ALLIS-CHALMERS PRIOR TO THE TAKING OF THE VOTE ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. A VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL RIGHTS.

If you fail to deliver a written demand for appraisal prior to the taking of the vote on the Merger Agreement at the special meeting and the merger is completed, you will be entitled to receive the merger consideration for your shares of Allis-Chalmers common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Allis-Chalmers common stock.

To be effective, a demand for appraisal by a holder of shares of Allis-Chalmers common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Only a holder of record of Allis-Chalmers common stock as of January 14, 2011 is entitled to seek appraisal rights for the shares registered in that holder’s name. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Allis-Chalmers. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

If you hold your shares of Allis-Chalmers common stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who did not vote in favor of the merger and properly filed a written demand for appraisal in accordance with Section 262. At any time within sixty days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding has the right to withdraw the demand and accept the terms of the merger. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Allis-Chalmers common stock.

Within one hundred twenty days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and the surviving corporation has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit any stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within one hundred twenty days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Allis-Chalmers common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than sixty days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Treatment of Allis-Chalmers Stock Options and Other Equity Awards

Under the Merger Agreement, at or prior to the election deadline, each holder of an outstanding option to purchase shares of Allis-Chalmers common stock, including those issued under Allis-Chalmers’ Second Amended and Restated 2006 Incentive Plan, as amended, and the 2003 Incentive Stock Plan, as amended, whether or not then exercisable or vested, and whether or not performance-based, may elect to receive, at the effective time of the merger, either cash or fully exercisable and vested options to purchase Seawell common shares. At the effective time of the merger, each Allis-Chalmers stock option will be converted in accordance with the election of the holder into either (i) the right to receive cash, subject to applicable withholding tax obligations, in an amount equal to the product of (A) the excess, if any, of $4.25 over the per share exercise price of such option multiplied by (B) the number of shares of Allis-Chalmers common stock issuable upon exercise of such option immediately prior to the effective time of the merger (whether or not exercisable or vested) or (ii) a fully vested and exercisable option to purchase a number of Seawell common shares equal to the product of (A) the number of shares of Allis-Chalmers common stock issuable upon exercise of such option multiplied by (B) the exchange ratio (with any resulting number of shares that contains a fraction of a share being decreased to the next whole number of shares), at an exercise price equal to the quotient of (X) the per share exercise price of such option divided by (Y) the exchange ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), such stock option to otherwise have terms and conditions equivalent to such outstanding Allis-Chalmers stock option; provided, however, that each such converted option to purchase Seawell common shares will retain its original expiration date notwithstanding the termination of employment, retirement, death or disability of the holder of the converted option. Prior to the election deadline, Allis-Chalmers will provide written notice to each holder of an Allis-Chalmers stock option and instructions regarding how to make the election.

Under the Merger Agreement, immediately prior to the effective time, all restrictions on each restricted share of Allis-Chalmers common stock then outstanding will be deemed to have lapsed, and each such share of restricted stock will then be deemed to be an unrestricted share of Allis-Chalmers common stock, subject to applicable tax withholding obligations. At the effective time of the merger, the former restricted shares will be treated the same as, and have the same rights and be subject to the same conditions as, shares of Allis-Chalmers common stock not subject to any restrictions, including the right to make an election with respect to the type of merger consideration to be received pursuant to the merger.

Under the Merger Agreement, the performance goals under each performance share award will be deemed to have been achieved as of immediately prior to the effective time of the merger, and at such time each such performance share will be deemed to be an unrestricted share of Allis-Chalmers common stock, subject to applicable tax withholding obligations. At the effective time of the merger, the former performance shares will be treated the same as, and have the same rights and be subject to the same conditions as, shares of Allis-Chalmers common stock not subject to any restrictions, including the right to make an election with respect to the type of merger consideration to be received pursuant to the merger.

Fees and Expenses

Seawell and Allis-Chalmers will incur significant transaction related integration costs in connection with the merger. Seawell and Allis-Chalmers expect to pay transaction costs of approximately $15 million in the aggregate, excluding change of control severance payments to some of Allis-Chalmers’ departing employees. These transaction fees include investment banking, legal and accounting fees and expenses, expenses associated with the financing of the merger, SEC filing fees, printing expenses, mailing expenses and other related charges. These amounts are preliminary estimates that are subject to change. A portion of the transaction costs will be incurred regardless of whether the merger is consummated. Seawell and Allis-Chalmers will each pay its own transaction costs, except that they will share equally certain filing and printing and other costs and expenses. Seawell and Allis-Chalmers also expect to incur costs associated with integrating the operations of the two companies. Seawell and Allis-Chalmers are in the early stages of assessing the magnitude of these integration costs.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles, Seawell will account for the merger under the purchase method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations.” Accordingly, the aggregate fair value of the consideration paid by Seawell in connection with the merger will be allocated to the net tangible and intangible assets of Allis-Chalmers based on their estimated fair values as of the completion of the merger, and the results of operations of Allis-Chalmers will be included in Seawell’s consolidated results of operations only for periods subsequent to the completion of the merger.

Listing of Seawell Common Shares on the Oslo Stock Exchange

Seawell agreed to use its reasonable best efforts to cause the Seawell common shares to be issued in connection with the merger to be approved for listing on the Oslo Stock Exchange upon the completion of the merger, subject to official notice of issuance. Seawell has filed an application for listing of Seawell common shares on the Oslo Stock Exchange, and its application was approved on November 24, 2010. Seawell common shares are currently listed for trading on the Oslo Stock Exchange under the symbol “SEAW.”

Delisting and Deregistration of Allis-Chalmers Common Stock

If the merger is completed, Seawell intends to delist Allis-Chalmers common stock from the NYSE and deregister it under the Exchange Act. Upon delisting and deregistration, Allis-Chalmers will no longer file periodic reports with the SEC on account of Allis-Chalmers common stock. However, to the extent that the Allis-Chalmers’ senior notes remain outstanding following the merger, the surviving corporation will continue to file periodic reports with the SEC as required by the terms of the applicable indenture.

Sales of Common Shares of Seawell Received in the Merger

The common shares of Seawell to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for common shares of Seawell issued to any person who is deemed to be an “affiliate” of Seawell upon completion of the merger. Persons who may be deemed to be “affiliates” of Seawell upon completion of the merger generally include individuals or entities that control, are controlled by, or are under common control with, Seawell. “Affiliates” of Allis-Chalmers may no longer be subject to trade restrictions, provided they are not deemed affiliates of Seawell following the merger.

Persons who may be deemed to be affiliates of Seawell upon completion of the merger may not sell any of the common shares of Seawell received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares; or

•	any other applicable exemption under the Securities Act.

Seawell’s registration statement on Form F-4, of which this proxy statement/prospectus forms a part, does not cover the resale of common shares of Seawell to be received in connection with the merger by persons who may be deemed to be affiliates of Seawell upon completion of the merger.

Allis-Chalmers stockholders who elect to receive Seawell common shares in connection with the merger will be able to sell their Seawell common shares through Bank of New York Mellon under the BNY Mellon Sponsored Share Sale Plan, which is filed as exhibit 99.3 to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Under the terms of the Sponsored Share Sale Plan, a shareholder wishing to sell all or a portion of his or her shares can do so by visiting BNY Mellon Shareowner Services’ web site at www.bnymellon.com/shareowner and then clicking Investor ServiceDirect®, or by calling toll-free at 1-866-394-9175. Requesting a sale through this program constitutes enrollment in the program, which is administered by The Bank of New York Mellon. All sales are to be processed through a registered broker/dealer that is an affiliate of the administrator. All sales under the program are subject to a transaction fee of $25 per transaction plus $0.10 per share, which will be deducted from the proceeds of any sale. The administrator will combine shares being sold by various persons and periodically submit them to the broker/dealer for sale. Shares will be sold promptly after the administrator receives instructions from the seller, usually within one business day, but in no event more than five business days after receiving such instructions (except where deferral is necessary under applicable law). The price per share for any Seawell common shares sold through the program will equal the market price that the broker/dealer receives for the shares (or the weighted average of the market prices of each sale if more than one broker trade is necessary to sell all of the combined shares). On the settlement date, which is three business days after the shares have been sold, the administrator will mail the proceeds in U.S. dollars (converted from NOK at the prevailing exchange rate) by check to the address of record of the seller. All sale requests are final, and once received cannot be cancelled. All sales are subject to market conditions and other factors. Under the program, directions to sell shares on a specific day or at a specific price cannot be accepted. The actual sale date or price received for any shares sold through the program cannot be guaranteed. Participants must perform their own research and must make their own investment decisions. Neither the plan administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the program.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the applicable waiting period has expired or been terminated. Allis-Chalmers and Seawell filed their respective notification and report forms under the HSR Act with the FTC and the Antitrust Division and were granted early termination under the HSR Act on October 20, 2010. Seawell and Allis-Chalmers have also submitted a notice of the merger to the CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment to the Defense Production Act of 1950 and the CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement. Seawell also plans to make the requisite notices in Minnesota, Nevada, New York, Oklahoma, Rhode Island, Utah and Washington D.C., under each such jurisdiction’s applicable Blue Sky Laws.

At any time before or after the completion of the merger, the Antitrust Division, the FTC, or a state attorney general could take any action under U.S. federal or state antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of substantial assets of Allis-Chalmers, Seawell, or their subsidiaries and affiliates. Private parties may also bring legal actions under U.S. federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of the challenge.

Subject to the terms and conditions of the Merger Agreement, Allis-Chalmers and Seawell have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to complete the merger. Notwithstanding that agreement, it is a condition to the closing of the merger that there be no suit or action by any governmental entity seeking to limit the ownership or operation of, or to require the disposition or holding separate of, a substantial portion of the business or assets of Allis-Chalmers and its subsidiaries, taken as a whole, as a result of the merger.

Interests of Allis-Chalmers’ Directors and Executive Officers in the Merger

When reading this proxy statement/prospectus, you should be aware that the executive officers and directors of Allis-Chalmers may have interests in the merger that are different from, or in addition to, the interests of other Allis-Chalmers stockholders generally. Allis-Chalmers’ board of directors was aware of these interests and considered them, among other factors, when approving the Merger Agreement and the merger and recommending that Allis-Chalmers’ stockholders adopt and approve the Merger Agreement. A description of these interests is set forth below.

Each person who is currently an executive officer of Allis-Chalmers’ has an employment or other agreement with Allis-Chalmers that will provide severance benefits if his employment is terminated in certain circumstances following the merger, as described below. In addition, each of Allis-Chalmers’ executive officers and directors holds Allis-Chalmers equity awards. All equity awards held by Allis-Chalmers’ executive officers and directors will be treated the same as equity awards held by its employees, as described in the section entitled “The Merger Agreement—Equity Awards” beginning on page 99.

Severance and Change in Control Arrangements

Chief Executive Officer. The employment agreement between Allis-Chalmers and Munawar H. Hidayatallah, dated April 1, 2007 and amended December 31, 2008, provides that if he is terminated by Allis-Chalmers without cause (as defined in his agreement), if he does not accept employment with Seawell following the merger, or if he resigns within six months of otherwise being constructively terminated (as defined in the agreement), he will receive:

•	his earned but unpaid salary;

•	a payment equal to three times his annual salary in effect immediately prior to the termination;

•	reimbursement for any unreimbursed expenses;

•	compensation for accrued but unused vacation as of the date of termination; and

•

a gross-up, if applicable, for any “golden parachute” excise tax that may be payable under section 4999 of the Code, and any income or other taxes on the gross-up payment, with respect to the severance payment and other benefits due to Mr. Hidayatallah whether under the employment agreement or otherwise.

If Mr. Hidayatallah were to be terminated without cause upon or following the completion of the merger, he would be entitled to a payment of approximately $1,938,461 (including the value of his unused vacation time) and he would not be entitled to an excise tax gross-up payment.

Other Executive Officers. The employment agreement between Allis-Chalmers and each of Victor M. Perez, Terrence P. Keane, Theodore F. Pound III and Mark Patterson, each effective as of August 1, 2010, provides that if the executive’s employment is terminated by Allis-Chalmers without cause (as defined in his agreement), or by the executive with good reason (as defined in his agreement), he will receive:

•	his earned but unpaid salary and incentive bonus compensation;

•

a continuation of his annual salary (including car allowance) in effect immediately prior to such termination for a period of one year following such termination (two years if such termination occurs within 18 months after the merger);

•	reimbursement for any unreimbursed expenses; and

•	continuation of health insurance coverage for himself and his beneficiaries for the salary continuation period referred to in the second bullet of this paragraph.

The employee retention agreement between Allis-Chalmers and Bruce Sauers effective as of August 1, 2010, provides that if the executive’s employment is terminated by Allis-Chalmers without cause (as defined in his agreement), or by him with good reason (as defined in his agreement), in each case within 18 months of the completion of the merger, he will receive:

•	his earned but unpaid salary, car allowance and incentive compensation;

•	a continuation of his annual salary (including car allowance) in effect immediately prior to such termination for a period of two years following such termination;

•	reimbursement for any unreimbursed expenses; and

•	a continuation of health insurance for himself and his beneficiaries for two years following such termination at Allis-Chalmers’ expense.

In addition, each of Messrs. Perez, Keane, Pound, Patterson and Sauers is entitled to payment for accrued but unused vacation time pursuant to Allis-Chalmers’ vacation policy.

The employment agreement between Allis-Chalmers and Carlos F. Etcheverry, dated April 21, 2010, provides that if his employment is terminated without cause, and he has not violated the non-competition provisions of the agreement, he will receive $800,000, paid over a two year period.

The following table sets forth the estimated payments that would be provided to each executive officer if such executive’s employment were to be terminated without cause within 18 months following the completion of the merger:

Name	Salary Continuation(1)	Continuation of Health Insurance(2)	Total
Victor M. Perez	$678,346	$12,455	$690,801
Terrence P. Keane	690,462	19,780	710,242
Theodore F. Pound III	637,846	6,336	644,182
Mark Patterson	578,577	19,925	598,502
Bruce Sauers	440,250	12,374	452,624
Carlos F. Etcheverry	800,000	—	800,000

(1)	Including car allowance and payment for accrued but unused vacation time, if applicable.
(2)	Calculated by multiplying the current monthly cost of such health insurance by 26 months.

Executive Officers’ and Directors’ Equity Holdings

Pursuant to the terms of the Merger Agreement, each holder of an outstanding option to purchase shares of Allis-Chalmers common stock, including Allis-Chalmers’ executive officers, will have the ability to elect to receive, at the effective time of the merger, in exchange therefor either (a) an amount of cash equal to the product of (i) the excess of $4.25 over the exercise price of such option multiplied by (ii) the number of shares of Allis-Chalmers common stock issuable upon exercise of such option or (b) a fully exercisable and vested option to purchase a number of Seawell common shares equal to product of (i) the number of shares of Allis-Chalmers common stock issuable upon exercise of such option multiplied by (ii) the exchange ratio, at an exercise price equal to the quotient of (x) the per share exercise price of such option divided by (y) the exchange ratio, such Seawell option to otherwise have the same terms and conditions.

In addition, pursuant to the terms of the Merger Agreement, immediately prior to the effective time, all restrictions on each outstanding restricted share of Allis-Chalmers common stock will lapse and all performance goals under each outstanding performance share award will be deemed to have been achieved, and each such share of restricted stock or performance share will be deemed to be, will be treated the same as, and will have the same rights and be subject to the same conditions as, a share of Allis-Chalmers common stock not subject to any restrictions.

The following table sets forth the value of the restricted stock and options held by Allis-Chalmers’ executive officers and directors, assuming in each case that the restricted stock and options are exchanged for cash in connection with the merger:

Name	Value of Restricted Stock(1)	Value of Options(2)	Total
Munawar H. Hidayatallah	$4,157,915	$238,000	$4,395,915
Victor M. Perez	212,500	147,300	359,800
Terrence P. Keane	335,750	70,900	406,650
Theodore F. Pound III	76,500	122,600	199,100
Mark Patterson	—	24,000	24,000
Bruce Sauers	84,575	33,210	117,875
Carlos F. Etcheverry	685,313	23,513	708,825
Saad Bargach	—	—	—
Alejandro Bulgheroni	—	—	—
Giovanni Dell’ Orto	—	—	—
Victor F. Germack	—	—	—
James M. Hennessy	—	—	—
Robert E. Nederlander	—	—	—
John T. Reynolds	—	—	—
Zane Tankel	—	—	—

(1)	Includes performance share awards. Assumes that, in each case, the executive officer or director elects to receive cash in exchange for the shares of restricted stock or performance shares held by him. Values were calculated in each case by multiplying the number of shares of restricted stock or performance shares held by the executive officer or director by $4.25. Effective December 29, 2010 and as part of tax planning measures implemented for the benefit of Allis-Chalmers and its employees, the Compensation Committee of the Board of Directors of Allis-Chalmers approved the acceleration of the vesting of certain shares of performance-based and time-based restricted stock, including shares held by certain executive officers of the company having a value (calculated by multiplying the number of accelerated shares by $4.25) as follows: Mr. Perez—$786,250; Mr. Keane—$403,750; Mr. Pound—$637,500; Mr. Patterson—$503,625; and Mr. Sauers—$144,500. None of these amounts have been included in the table above.
(2)	Assumes that, in each case, the executive officer or director elects to receive cash in exchange for the options held by him. Values were calculated in each case by multiplying the excess of $4.25 over the exercise price of such option by the number of shares of common stock issuable upon exercise of such option.

Continuation of Service of Certain Allis-Chalmers Directors

Pursuant to the terms of the Merger Agreement, Seawell will appoint four Allis-Chalmers directors to the Seawell board of directors upon the effectiveness of the merger. It is currently anticipated that Messrs. Bargach, Reynolds, A. Bulgheroni and Dell’ Orto will be appointed to the Seawell board of directors.

Investment by Lime Rock Partners in Seawell

On August 17, 2010, Seawell completed a private placement of 115.4 million common shares. Lime Rock, Allis-Chalmers’ largest stockholder, purchased 4,023,000 common shares of Seawell in such private placement for NOK 23 per share. As a result of this investment, Lime Rock currently owns approximately 1.8% of the outstanding common shares of Seawell. Messrs. Bargach and Reynolds are Lime Rock’s designees to the Allis-

Chalmers board of directors. Seawell first offered Lime Rock the opportunity to participate in the private placement after the Merger Agreement between Allis-Chalmers and Seawell was executed. No discussions regarding this investment were held between Seawell and its representatives, on the one hand, and Lime Rock, Allis-Chalmers or their respective representatives (including Messrs. Bargach and Reynolds), on the other hand, prior to the execution of the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that after the effective time of the merger, to the fullest extent permitted by applicable law, the surviving company and Seawell will indemnify, and advance expenses to, the current or former officers and directors of Allis-Chalmers with respect to acts or omissions, or alleged acts or omissions, occurring at or prior to the effective time of the merger, provided that any person to whom expenses are advanced provides an undertaking to repay any advances made to the extent required by law. The Merger Agreement further provides that, prior to the effective time of the merger, Allis-Chalmers will purchase, and following the effective time, the surviving company will maintain, a six-year “tail” officers’ and directors’ liability insurance policy on terms and conditions no less favorable than those of Allis-Chalmers’ existing directors’ and officers’ liability insurance, provided that at no time may the annual premiums for such insurance exceed 250% of the premiums in effect as of the date of the Merger Agreement.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that may be important to you. The following summary is qualified by reference to the complete text of the Agreement and Plan of Merger, which is attached as Annex A to this proxy statement/prospectus, and the Amendment Agreement, which is attached as Annex B to this proxy statement/prospectus, each of which is incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the merger. References throughout this proxy statement/prospectus to the “Merger Agreement” are to the Merger Agreement, as amended by the Amendment Agreement.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and may be subject to important qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating risk between the parties to the Merger Agreement rather than the purpose of establishing these matters as facts, and may apply standards of materiality in ways that are different from what may be viewed as material by investors. These representations and warranties do not survive completion of the merger. For the foregoing reasons, one should not read them or any description thereof as characterizations of the actual state of facts or condition of Seawell or Allis-Chalmers, which are disclosed in the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference herein.

Terms of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the merger, Allis-Chalmers will merge with and into Wellco, with Wellco continuing as the surviving entity and as a direct, wholly owned subsidiary of Seawell. Notwithstanding the foregoing, Seawell has the right, with the prior written consent of Allis-Chalmers, to require that Allis-Chalmers and not Wellco be the surviving entity, in which case, at the effective time of the merger, Wellco will merge with and into Allis-Chalmers, with Allis-Chalmers continuing as the surviving entity and as a direct, wholly owned subsidiary of Seawell. In either case, the surviving entity will be referred to as the “surviving corporation,” the officers and directors of which will be those serving in such capacity for Wellco immediately prior to the effective time and the bylaws and certificate of incorporation of which will be the bylaws and certificate of incorporation of Wellco as in effect immediately prior to the effective time (unless the right described above is exercised, in which case the bylaws of Wellco as in effect immediately prior to the effective time will be the bylaws of the surviving corporation and the certificate of incorporation of the surviving corporation will be amended to conform as nearly as possible to the certificate of incorporation of Wellco as in effect immediately prior to the effective time).

In addition, Seawell will take all necessary corporate action so that upon and after the effective time, the size of Seawell’s Board of Directors will be nine, and four members of the Board of Directors of Allis-Chalmers selected by Allis-Chalmers and approved by Seawell will be appointed to Seawell’s Board of Directors, with one of such four directors being appointed to serve as Chairman of Seawell’s Board of Directors for a term of one year following the effective time.

Merger Consideration

At the effective time, each share of Allis-Chalmers common stock issued and outstanding immediately prior to the effective time (except any shares held directly or indirectly by Seawell, Wellco or Allis-Chalmers and except for any dissenting shares) will be converted into the right to receive either (1) the “per share cash consideration” in an amount equal to $4.25 or (2) the “per share stock consideration” consisting of a number of Seawell common shares equal to the exchange ratio. The “exchange ratio” was to be either (A) 1.15 Seawell common shares if the volume-weighted average sale price of Seawell common shares on the over-the-counter list operated by the Norwegian Securities Dealer Association for the 30 calendar days immediately prior to November 15, 2010 was in excess of NOK 20 or (B) 1.20 Seawell common shares if the volume-weighted average sale price of Seawell common shares on the over-the-counter list operated by the Norwegian Securities Dealer Association for the 30 calendar days immediately prior to November 15, 2010 was equal to or less than NOK 20. Based on such volume-weighted average sale price, the exchange ratio will be 1.15.

At the effective time, if the amendment proposal providing for the amendment to the certificate of designations of 7.0% convertible perpetual preferred stock of Allis-Chalmers, or certificate of designations, has been approved by the Allis-Chalmers stockholders, then each share of Allis-Chalmers preferred stock issued and outstanding immediately prior to the effective time (except for any dissenting shares) will be converted into the right to receive either (1) the “as-converted per share cash consideration” in an amount equal to $4.25 multiplied by the number of shares of Allis-Chalmers common stock that would be issuable immediately prior to the effective time of the merger upon conversion of a share of Allis-Chalmers preferred stock into shares of Allis- Chalmers common stock pursuant to the terms of the certificate of designations or (2) the “as-converted per share stock consideration” consisting of a number of Seawell common shares equal to the exchange ratio multiplied by the number of shares of Allis-Chalmers common stock that would be issuable immediately prior to the effective time of the merger upon conversion of a share of Allis-Chalmers preferred stock into shares of Allis-Chalmers common stock pursuant to the terms of the certificate of designations. However, if the amendment proposal has not been approved by the Allis-Chalmers stockholders, then, under the existing terms of the certificate of designations, the Allis-Chalmers preferred stock will be converted into the right to receive a combination of cash and Seawell common shares based upon the weighted average of the types of consideration received by the holders of Allis-Chalmers common stock who affirmatively make an election.

All shares of Allis-Chalmers common stock and Allis-Chalmers preferred stock that are converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and cease to exist and each holder of such shares (whether certificated or not) will cease to have any rights with respect to such securities, except the right to receive the merger consideration discussed above, certain distributions and dividends pursuant to the terms of the Merger Agreement and cash in lieu of fractional shares. The merger consideration will be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, or any dividend or distribution that may occur with respect to the Seawell common shares or Allis-Chalmers common stock in the period prior to the effective time of the merger.

Election Procedures

An election form and other appropriate and customary transmittal materials will be mailed to each holder of Allis-Chalmers common stock and Allis-Chalmers preferred stock, which will entitle each such holder to specify (1) the number of shares of its common or preferred stock, as applicable, with respect to which it elects to receive cash, (2) the number of shares of its common or preferred stock, as applicable, with respect to which it elects to receive Seawell common shares or (3) that such holder makes no election. Any share of common stock or preferred stock with respect to which the designated exchange agent has not received an effective, properly completed election form by the election deadline, which will be the 33rd day following the day such form was mailed or such other date that the parties determine, will be deemed to be a share as to which the holder has not made an election.

Notwithstanding the election rights described above, pursuant to the terms of the Merger Agreement, there is a maximum amount of cash that will be paid to Allis-Chalmers stockholders in exchange for their shares of Allis-Chalmers stock. The “maximum cash amount” is equal to the product of $4.25 multiplied by 35% of the sum of (1) (x) the number of shares of Allis-Chalmers common stock that would be issuable immediately prior to the effective time upon conversion of a share of Allis-Chalmers preferred stock into shares of Allis-Chalmers common stock pursuant to the terms of the certificate of designations multiplied by (y) the number of shares of Allis-Chalmers preferred stock outstanding immediately prior to the effective time and (2) the number of shares of Allis-Chalmers common stock outstanding immediately prior to the effective time. The maximum cash amount will be reduced by any amount of cash which the holders of preferred stock are required to take under the current terms of the certificate of designations, in the event that the amendment proposal is not approved.

Within ten business days after the election deadline, unless the effective time of the merger has not yet occurred, in which case as soon after the effective time of the merger as practicable (and in no event more than ten business days after the effective time), Seawell will cause the exchange agent to effect the allocation among the holders of Allis-Chalmers common stock and preferred stock of rights to receive Seawell common shares or cash in the merger as follows:

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If the aggregate cash amount that would be paid upon conversion of all shares of Allis-Chalmers common and preferred stock as to which the holders elect to receive cash is greater than the maximum cash amount, then (1) each share of common and preferred stock of Allis-Chalmers as to which the holders either elect to receive stock or make no election will be converted into the right to receive the per share stock consideration or the as-converted per share stock consideration, as applicable; (2) the exchange agent will select from among the shares of Allis-Chalmers common and preferred stock that elect to receive cash, by a pro-rata selection process (treating each share of preferred stock as representing the number of shares of common stock into which it would have been converted immediately prior to the effective time), a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the maximum cash amount, and each share of common stock and preferred stock so selected will be converted into the right to receive the per share stock consideration or the as-converted per share stock consideration, as applicable; and (3) each share of Allis-Chalmers common stock and preferred stock remaining after taking into account the selection and conversion of shares under clause (2) will be converted into the right to receive the per share cash consideration or the as-converted per share cash consideration, as applicable.

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If the aggregate cash amount that would be paid upon conversion of all shares of Allis-Chalmers common and preferred stock as to which the holders elect to receive cash is less than the maximum cash amount, then (1) each share of common and preferred stock of Allis-Chalmers as to which the holders elect to receive cash will be converted into the right to receive the per share cash consideration or the as-converted per share cash consideration, as applicable; (2) (A) if the aggregate cash amount that would be paid upon conversion of all shares of common and preferred stock of Allis-Chalmers as to which the holders either elect to receive cash or make no election (assuming each such share is converted into the right to receive the per share cash consideration or the as-converted per share cash consideration, as applicable) is equal to or less than the maximum cash amount, then each share of common stock and preferred stock of Allis-Chalmers as to which the holders make no election will be converted into the right to receive the per share cash consideration or the as-converted per share cash consideration, as applicable, or (B) if the aggregate cash amount that would be paid upon conversion of all shares of Allis-Chalmers common stock and preferred stock as to which the holders either elect to receive cash or make no election (assuming each such share is converted into the right to receive the per share cash consideration or the as-converted per share cash consideration, as applicable) is greater than the maximum cash amount, then the exchange agent will select from among the shares of Allis-Chalmers common stock and preferred stock that make no election, by a pro-rata selection process (treating each share of preferred stock as representing the number of shares of common stock into which it would have been converted immediately prior to the effective time), a sufficient number of shares such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the maximum cash amount, and each share of common stock and preferred stock so selected will be converted into the right to receive the per share cash consideration or the as-converted per share cash consideration, as applicable; and (3) (A) each share of Allis-Chalmers common stock and preferred stock as to which the holders elect to receive stock will be converted into the right to receive the per share stock consideration or the as-converted per share stock consideration, as applicable, and (B) if clause (2)(B) of the immediately preceding paragraph is applicable, each share of Allis-Chalmers common stock and preferred stock as to which the holders make no election, but which was not selected by the exchange agent to receive cash, will be converted into the right to receive the per share stock consideration or the as-converted per share stock consideration, as applicable.

If the aggregate cash amount that would be paid upon conversion of all shares of Allis-Chalmers common stock and preferred stock as to which the holders elect to receive cash is equal to the maximum cash amount, then (1) each share of Allis-Chalmers common stock and preferred stock as to which the holders elect to receive cash will receive the per share cash consideration or the as-converted per share cash consideration, as applicable; and (2) each share of common and preferred stock of Allis-Chalmers as to which the holders either elect to receive stock or make no election will receive the per share stock consideration or the as-converted per share stock consideration, as applicable.

Equity Awards

At or prior to the election deadline, each holder of an outstanding stock option to purchase shares of common stock of Allis-Chalmers, whether or not then exercisable or vested, and whether or not performance-based, will by written notice to Allis-Chalmers elect to receive either cash or fully exercisable and vested options to purchase Seawell common shares. At the effective time of the merger, each such outstanding stock option will automatically be converted in accordance with the election of the holder thereof into either (1) the right to receive cash in amount equal to the product of (A) the excess, if any, of $4.25 over the per share exercise price of such option multiplied by (B) the number of shares of common stock of Allis-Chalmers issuable upon the exercise of such option immediately prior to the effective time (whether or not exercisable or vested immediately prior to the effective time) or (2) a fully vested and exercisable option to purchase a number of Seawell common shares equal to the product of (A) the number of shares of common stock of Allis-Chalmers issuable upon exercise of such option multiplied by (B) the exchange ratio (with any resulting number of shares that contains a fraction of a share being decreased to the nearest whole number of shares), at an exercise price equal to the quotient of (x) the per share exercise price of such option divided by (y) the exchange ratio (with any resulting exercise price that contains a fraction of a cent being increased to the nearest whole cent). Each such converted option will have the same terms as the Allis-Chalmers option from which it was converted; provided, however, that each such converted option will retain its original expiration date notwithstanding a termination of employment, retirement, death or disability of the holder of the converted option. Prior to the election deadline, Allis-Chalmers is required to provide written notice to each holder of an Allis-Chalmers option and instructions regarding how to make the election in such forms and manner as approved by Seawell and, promptly following the effective time, Seawell will deliver to the exchange agent a list of all holders of Allis-Chalmers options and the amount to be paid thereto.

Immediately prior to the effective time, (1) all restrictions on each share of restricted stock of Allis-Chalmers then outstanding will automatically be deemed to have lapsed and each such share of restricted stock will then be deemed to be an unrestricted share of common stock of Allis-Chalmers and (2) subject to, and in accordance with, the terms of the applicable stock plan and award agreement, the performance goals under each performance share award of Allis-Chalmers will automatically be deemed to have been achieved and, at such time, each such Allis-Chalmers performance award will be deemed to be an unrestricted share of Allis-Chalmers common stock. At the effective time, each such unrestricted share of common stock of Allis-Chalmers and each such unrestricted share of common stock represented by a performance award of Allis-Chalmers will be treated the same as, and have the same rights and be subject to the same conditions as, each share of common stock of Allis-Chalmers not subject to any restrictions, except that the holder may satisfy the applicable withholding tax obligations by payment by cash or check or by returning to the surviving corporation a sufficient number of shares of common stock of Allis-Chalmers equal in value to the tax obligation.

Dissenting Shares

With respect to each share of common or preferred stock of Allis-Chalmers as to which the holder thereof properly complies with the provisions of Section 262 of the DGCL as to appraisal rights, if any, such holder will be entitled to payment, solely from the surviving corporation of the fair value of such shares to the extent permitted by, and determined in accordance with, the provisions of Section 262 of the DGCL; provided, however, that (1) if any such holder affirmatively withdraws his demand for appraisal, (2) if any such holder fails to establish his entitlement to appraisal rights, or (3) if any such holder takes or fails to take any action the consequence of which is that such holder is not entitled to payment under the DGCL, such holder will forfeit the right to appraisal for such shares of common or preferred stock of Allis-Chalmers, as the case may be, and such shares of common or preferred stock, as the case may be, will thereupon cease to be dissenting shares and if such forfeiture occurs after the election deadline, each such share will be deemed to have been converted into and to have become, as of the effective time, the right to receive, without interest, the per share cash consideration or the as-converted per share cash consideration, as applicable. Allis-Chalmers will give Seawell prompt notice of any written demands actually received by Allis-Chalmers for appraisal of any common or preferred stock and an opportunity to participate, at Seawell’s expense, in all negotiations and proceedings with respect to such demands. Allis-Chalmers will not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the written consent of Seawell.

Exchange of Certificates

Prior to the effective time, Seawell will deposit or cause to be deposited with the “exchange agent,” which will be a bank or trust company designated by Seawell and reasonably satisfactory to Allis-Chalmers, for the benefit of holders of Allis-Chalmers common stock, Allis-Chalmers preferred stock and Allis-Chalmers options, for exchange in accordance with the Merger Agreement, an “exchange fund” of cash and Seawell common shares sufficient to pay the aggregate merger consideration, including payments in lieu of fractional shares. Prior to the effective time, Seawell will enter into an exchange agent agreement with the exchange agent in form and substance reasonably satisfactory to Allis-Chalmers, and the exchange agent will, pursuant to irrevocable instructions, deliver the merger consideration contemplated to be paid for the Allis-Chalmers common stock, preferred stock and options, as well as dividends and other distributions paid or distributed with respect to Seawell common shares.

Promptly after the effective time, Seawell will cause the exchange agent to mail to each holder of record of a share of common or preferred stock of Allis-Chalmers who did not make a proper election a letter of transmittal and instructions for use in effecting the surrender or transfer of their shares of stock of Allis-Chalmers in exchange for the merger consideration. Upon the surrender of a certificate or receipt by the exchange agent of evidence of transfer, in each case, together with a properly completed letter of transmittal and such other documents as may be required, the holder of such share(s) will be entitled to receive in exchange therefore (1) Seawell common shares representing the whole number of such shares that such holder is entitled to receive and (2) a check in an amount equal to the cash portion of the merger consideration that such holder has the right to receive, including all payments in lieu of fractional shares and dividends and other distributions to which such holder is entitled under the Merger Agreement. Such shares and check are to be delivered promptly after the surrender or transfer of shares and no interest will accrue on any merger consideration, cash in lieu of fractional shares or unpaid distributions or dividends, if any, payable to any holder of Allis-Chalmers shares. In the event of a transfer of ownership of shares of Allis-Chalmers common or preferred stock prior to the effective time that is not registered in the transfer records of Allis-Chalmers, any merger consideration may be paid to a transferee if such transferee presents the exchange agent with the certificate representing such transferee’s shares as well as all documents required to evidence and effect such transfer and pays to the exchange agent in advance any transfer or other taxes required for any reason. Until surrendered or transferred, as applicable, each share of Allis-Chalmers preferred stock or common stock will be deemed at any time after the effective time to represent only the right to receive upon such surrender or transfer the merger consideration payable in respect of such shares, including any cash in lieu of fractional shares, dividends or other distributions or dissenter’s rights to which the holder might be entitled.

Distributions with Respect to Unexchanged Allis-Chalmers Stock

No dividends or other distributions of Seawell declared or made after the effective time with respect to Seawell common shares with a record date after the effective time are to be paid to any holder of a share of Allis-Chalmers common or preferred stock that has not been properly surrendered or transferred, as applicable. Following the surrender or transfer, as applicable, of any such share, its holder will be paid in exchange therefore, without interest, (1) the amount of dividends or other distributions with a record date after the effective time and (2) at the appropriate date, the amount of dividends or distributions with a record date after the effective time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such Seawell common shares. All Seawell common shares issued pursuant to the merger will be entitled to dividends or other distributions described in the preceding sentence as if such Seawell common shares were issued and outstanding at the effective time. The merger consideration paid to holders of Allis-Chalmers common and preferred stock will be deemed to be issued in full satisfaction of all rights pertaining to any such shares of Allis-Chalmers common or preferred stock.

Fractional Shares

Fractional Seawell shares will not be issued pursuant to the merger. Instead, each holder of shares of Allis-Chalmers common or preferred stock who would otherwise be entitled to receive a fraction of a Seawell common share will be entitled to receive a cash payment, in lieu thereof, in an amount equal to the product of (1) the final per share closing sale price of Seawell common shares on the last trading day prior to the closing date, (2) the exchange rate in U.S. dollars of one Norwegian krone or one British pound, as applicable, as of the closing date, as quoted in The Wall Street Journal on the day following the closing date and (3) the fraction of a Seawell common share that such holder would otherwise be entitled to receive. No cash payment in lieu of fractional shares will be paid to a holder of any share that has not been properly surrendered or transferred.

Termination of Exchange Fund; No Liability

Any portion of the exchange fund, or dividends payable pursuant to the Merger Agreement, made available to the exchange agent that remains unclaimed by holders of shares of Allis-Chalmers common or preferred stock for 12 months after the effective time will be delivered to Seawell upon demand. Thereafter, a holder of Allis-Chalmers common or preferred stock must look only to Seawell for payment of the merger consideration to which the holder is entitled under the terms of the Merger Agreement. None of Seawell, Allis-Chalmers, the surviving corporation, the exchange agent or any other person will be liable to any former holder of shares of Allis-Chalmers common or preferred stock for any Seawell common shares or cash delivered to a public official pursuant to any law.

Lost Certificates

If a certificate representing shares of Allis-Chalmers common or preferred stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such share and, if required by Seawell, the posting of a bond in such reasonable amount as Seawell may direct, as indemnity against any claim that may be made against it in respect of such certificate, the exchange agent will issue the consideration properly payable under the Merger Agreement.

Withholding

Each of Seawell, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Allis-Chalmers common or preferred stock or any option to purchase shares of Allis-Chalmers common stock, such amounts as are required to be deducted and withheld under any provision of law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder in respect of whom such deduction and withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Allis-Chalmers, on the one hand, and of Seawell and Wellco, on the other hand, has made representations and warranties to the other in the Merger Agreement with respect to the following matters:

•	organization, valid existence, good standing, qualification to do business and subsidiaries;

•	capitalization, including ownership of subsidiary capital stock;

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corporate power and authority to enter into and perform the transactions contemplated under the Merger Agreement, enforceability of the Merger Agreement, approval of the Merger Agreement by each party’s board of directors;

•	absence of conflicts with or violations of organizational documents, contracts or applicable law;

•	required regulatory filings and consents and approvals of government entities;

•	financial statements;

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conduct of business and absence of certain changes since December 31, 2009, including that there has been no event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the party making the representation;

•	absence of undisclosed liabilities;

•	accuracy of information supplied for inclusion in this proxy statement/prospectus;

•	employee benefit plans;

•	absence of litigation and absence of government agreements, orders, judgments, decrees, injunctions and awards;

•	compliance with laws;

•	intellectual property;

•	material contracts;

•	tax matters

•	environmental matters;

•	real property;

•	insurance;

•	labor matters;

•	affiliate transactions;

•	investment company status;

•	receipt of opinion(s) of financial advisor(s);

•	certain business practices and compliance with the FCPA;

•	export controls, trade sanctions and compliance with OFAC rules;

•	customers and suppliers; and

•	absence of undisclosed brokers’ fees.

Allis-Chalmers has made additional representations and warranties to Seawell and Wellco in the Merger Agreement with respect to the following:

•	filings and reports made with the SEC;

•	ERISA;

•	assets;

•	recommendation of merger by board of directors;

•	required vote by stockholders; and

•	derivative transactions and hedging.

Seawell and Wellco have made additional representations and warranties to Allis-Chalmers in the Merger Agreement with respect to the following:

•	internal controls;

•	interim operations of Wellco;

•	financing; and

•	ownership of Allis-Chalmers common stock.

Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or reasonably be expected to have a material adverse effect). For purposes of the Merger Agreement, “material adverse effect” means, with respect to any person, any fact, circumstance, effect, event, change, development, condition or occurrence that, individually or in the aggregate with other facts, circumstances, effects, events, changes, developments, conditions or occurrences, has had, or would be reasonably likely to have or result in, a material adverse effect on the assets, properties, business, results of operations or condition of such person, taken as a whole, or that would be reasonably likely to prevent, materially delay or materially impair the ability of such person to complete the merger in the timeframe provided by the Merger Agreement, but, subject to the limitations below, will not include any fact, circumstance, effect, event, change, development, condition or occurrence to the extent that it results from any of the following:

•	changes or conditions generally affecting the industry in which such person operates;

•	changes in the economy or the financial markets in the US or anywhere else in the world;

•	natural disasters or any other acts of God;

•	any regulatory or political conditions or developments or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism or insurrection;

•	fluctuations in the price or trading volume of shares of any trading stock;

•	changes in applicable law, rules, or regulation or in GAAP after the date of the Merger Agreement;

•	the negotiation or performance of the Merger Agreement, the announcement of the execution of the Merger Agreement or the consummation or the pendency of the merger;

•	any legal proceedings initiated by any of the current or former stockholders of such person and related to the Merger Agreement and the transactions contemplated thereby;

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any failure by such person to meet any published analyst estimates or expectations regarding such person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results;

•	any change or announcement of a potential change in the credit rating of any person; or

•	any adverse change in any industry analyst’s recommendation with respect to any trading stock of such person.

However, the extent of any change or condition resulting from any of the first six factors set forth in the preceding list may be taken into account in determining whether there has been a material adverse effect if such change or condition disproportionately affects the assets, properties, business, results of operations or financial condition of such person and its subsidiaries, taken as a whole, relative to other industry participants.

No Solicitation of Alternative Transactions

Allis-Chalmers has agreed that, subject to the limited exceptions described below, neither it nor any of its subsidiaries will, and Allis-Chalmers and its subsidiaries will cause their respective representatives not to:

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directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries with respect to, or the making or submission of, any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

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participate or engage in discussions or negotiations with, furnish any non-public information or data relating to itself or any of its subsidiaries or any of their respective assets to, or provide access to properties, books or records, to any person that has made an acquisition proposal or in contemplation of an acquisition proposal; or

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execute or enter into any agreement (other than a confidentiality agreement in certain circumstances that contains specified terms) that (1) relates to or that could reasonably be expected to lead to any acquisition proposal or (2) requires it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the Merger Agreement.

The Merger Agreement permits Allis-Chalmers to take and disclose to its stockholders a position with respect to an acquisition proposal from a third party to the extent required under applicable federal securities laws or other applicable law. If Allis-Chalmers has received a written acquisition proposal from a third party at any time prior to obtaining the Allis-Chalmers stockholder vote and has provided the required notice of such acquisition proposal to Seawell, then Allis-Chalmers and its board of directors may participate or engage in discussions or negotiations with, furnish any non-public information or data relating to itself or any of its subsidiaries or any of their respective assets to, or provide access to properties, books or records, to any person that has made an acquisition proposal or in contemplation of an acquisition proposal if:

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the acquisition proposal was not directly or indirectly initiated, solicited or knowingly encouraged or facilitated (including by way of furnishing non-public information) by Allis-Chalmers, its subsidiaries, or any of its officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives after the date of the Merger Agreement;

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the board of directors of Allis-Chalmers determines in good faith, after receiving the advice of its financial advisors, that such proposal constitutes, or is reasonably likely to lead to, a superior proposal;

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the board of directors of Allis-Chalmers determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be likely to be inconsistent with the board’s fiduciary duties under applicable law;

•	the person making the acquisition proposal has entered into a confidentiality agreement on terms no less favorable to Allis-Chalmers than its confidentiality agreement with Seawell; and

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Allis-Chalmers makes available to Seawell any non-public information concerning itself or its subsidiaries that is made available to any other person or group in connection with such acquisition proposal that was not previously made available to Seawell as promptly as practicable after its delivery to such third party.

Allis-Chalmers and its subsidiaries have also agreed to, and to instruct their respective representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted prior to execution of the Merger Agreement with respect to any possible acquisition proposal. Allis-Chalmers has agreed that it will (1) take the necessary steps to promptly inform its representatives involved in the transactions contemplated by the Merger Agreement of its obligations thereunder and (2) request each person who had executed a confidentiality agreement in connection with such person’s consideration of acquiring Allis-Chalmers or any portion thereof to return or destroy (which destruction must be certified in writing by an executive officer of such person) all confidential information furnished to such person by or on its behalf.

Allis-Chalmers’ Ability to Make an Adverse Recommendation Change in Response to a Superior Proposal

Allis-Chalmers has agreed that it will not, nor will its board of directors or any committee thereof, make an “adverse recommendation change,” which is defined as (1) withdrawing or withholding (or amending or modifying in a manner adverse to Seawell or Wellco), or publicly proposing to withdraw or withhold (or amend or modify in a manner adverse to Seawell or Wellco), the approval, recommendation or declaration of advisability by the Allis-Chalmers board of directors or any such committee thereof of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement, or (2) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any acquisition proposal.

At any time prior to obtaining the required Allis-Chalmers stockholder vote, and subject to Allis-Chalmers’ compliance at all times with the non-solicitation provisions of the Merger Agreement described above and its obligations to submit the Merger Agreement to the Allis-Chalmers stockholders for adoption at the special meeting, the Allis-Chalmers board may make an adverse recommendation change in response to an acquisition proposal if:

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a written acquisition proposal (that did not result from a breach of the obligations described in the first paragraph under “No Solicitation of Alternative Transactions” above) is made to Allis-Chalmers by a third party, and such acquisition proposal is not withdrawn;

•	the Allis-Chalmers board determines in good faith after consultation with its legal and financial advisors that such acquisition proposal constitutes a superior proposal;

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the Allis-Chalmers board determines in good faith, after consultation with its outside counsel, that the failure to make such adverse recommendation change would be likely to be inconsistent with its fiduciary duties under applicable law;

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Allis-Chalmers provides Seawell five business days’ prior written notice of its intention to take such action, provided that any material revisions to the acquisition proposal will require a new notice and an additional two business days following the end of such five business day period (or any extension thereof); and

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at the end of the five business day period described in the preceding bullet point (including any extension of such period required thereunder), the Allis-Chalmers board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Seawell) that the acquisition proposal constitutes a superior proposal and that the failure to make such adverse recommendation change would be likely to be inconsistent with its fiduciary duties under applicable law.

Acquisition Proposal. For purposes of this proxy statement/prospectus, the term “acquisition proposal” means any bona fide proposal by a third party, whether or not in writing, for:

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the direct or indirect acquisition of a business or assets that constitute 15% or more of the net revenues, net income or assets (based on the fair market value thereof) of Allis-Chalmers and its subsidiaries, taken as a whole;

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the direct or indirect acquisition of equity securities of Allis-Chalmers representing 15% or more of its total voting power (or of the surviving parent entity in any such transaction) or of equity securities of any of its subsidiaries representing 50% or more of the total voting power of such subsidiary if the business of such subsidiary constitutes 15% or more of the net revenues, net income or assets of Allis-Chalmers and its subsidiaries, taken as a whole, or

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any merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or group beneficially owning equity securities of Allis-Chalmers representing 15% or more of its total voting power (or of the surviving parent entity in any such transaction) or equity securities of any of its subsidiaries representing 50% or more of the total voting power of such subsidiary if the business of such subsidiary constitutes 15% or more of the net revenues, net income or assets of Allis-Chalmers and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

Superior Proposal. For purposes of this proxy statement/prospectus, the term “superior proposal” means any written acquisition proposal to purchase:

•	50% or more of the outstanding equity securities of Allis-Chalmers pursuant to a tender offer, exchange offer or merger; or

•	assets of Allis-Chalmers that comprise 50% or more of the revenues and assets (based on the fair market value thereof) of Allis-Chalmers and its subsidiaries, taken as a whole; and

in each case, which:

•

a majority of the board of directors of Allis-Chalmers determines in good faith (after consultation with its financial advisors, and taking into account all financial, legal and regulatory aspects of the acquisition proposal, any conditions to and the expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to Allis-Chalmers and its stockholders than the transactions contemplated hereby and any alternative transaction or changes to the terms of the Merger Agreement proposed by Seawell;

•	is reasonably likely to be consummated on its terms; and

•	is reasonably capable of being fully financed.

Allis-Chalmers’ Ability to Make an Adverse Recommendation Change Other than in Response to a Superior Proposal

At any time prior to obtaining the required Allis-Chalmers stockholder vote, and subject to the Allis-Chalmers’ compliance at all times with the non-solicitation provisions of the Merger Agreement described above, and with its obligations to submit the Merger Agreement to the Allis-Chalmers stockholders for approval and adoption at the special meeting, the Allis-Chalmers board may make an adverse recommendation change if:

•

in response to a material development or change in circumstances occurring or arising after the date of the Merger Agreement that was neither known to the Allis-Chalmers board nor reasonably foreseeable at the date of the Merger Agreement (and which change or development does not relate to an acquisition proposal), the Allis-Chalmers board determines in good faith after consultation with its outside legal counsel that not making such adverse recommendation change would be likely to be inconsistent with its fiduciary duties under applicable law;

•

Allis-Chalmers has notified Seawell in writing, at least five days in advance of such adverse recommendation change, that it is considering taking such action and specifying in reasonable detail the reasons therefore; and

•

during such five day period, Allis-Chalmers has considered and, at the reasonable request of Seawell, engaged in good faith negotiations with Seawell regarding, any changes or modifications to the terms and conditions of the Merger Agreement that would allow the Allis-Chalmers board not to make such adverse recommendation change consistent with its fiduciary duties.

Allis-Chalmers’ Duty to Notify Seawell of any Acquisition Proposal

Allis-Chalmers has also agreed to:

•

advise Seawell in writing within 24 hours of any request for information or any acquisition proposal received from any person, or any inquiry, discussions or negotiations with respect to any acquisition proposal, the material terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations, and to promptly provide to Seawell a detailed, written summary of all of the material terms, provisions and other information set forth in any materials (including any draft agreements) received by Allis-Chalmers in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place;

•

keep Seawell reasonably informed of the status of any acquisition proposals (including the identity of the parties and price involved and any material changes to any terms and conditions thereof and detailed, written summaries of all of the material terms, provisions or other information set forth in any amended or additional documents received from or provided to any person with respect to an acquisition proposal); and

•

not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party and use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Seawell.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived:

Conditions to Each Party’s Obligation To Effect the Merger

Each party’s obligation to complete the merger is subject to satisfaction or waiver of the following conditions:

•	the adoption by the Allis-Chalmers stockholders of the Merger Agreement;

•

the absence of any statute, rule, order, decree or regulation, and the absence of any action taken by any governmental entity that temporarily, preliminarily or permanently restrains, precludes, enjoins, prevents or otherwise prohibits the completion of the merger, imposes any material restrictions on the parties to the Merger Agreement with respect to the consummation of the merger, or makes the merger illegal;

•	the applicable waiting period under the Hart Scott Rodino Act (including extensions thereof) has expired or been terminated;

•

the CFIUS or the President of the United States has issued a written notice to the parties that the CFIUS has made a determination that the transactions contemplated by the Merger Agreement do not present any unresolved national security concerns;

•	other than filing the certificate of merger in accordance with Delaware law, all other authorizations, permits, consents and approvals of all governmental entities required to be obtained prior to the effective time to consummate the merger have been obtained, except for such authorizations, permits, consents, and approvals the absence of which, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a material adverse effect on Seawell, Allis-Chalmers, or, assuming the merger has taken place, the surviving corporation;

•

the effectiveness of the registration statement of which this proxy statement/prospectus constitutes a part, the absence of any stop order suspending such effectiveness and proceedings for such purpose pending before or threatened by the SEC, and the receipt of any and all necessary approvals under state securities laws relating to the issuance or trading of the Seawell common shares to be issued in the merger; and

•

the receipt of all material consents and approvals of any person necessary to the consummation of the merger, including consents and approvals from parties to loans (other than those required under certain Allis-Chalmers debt documents), contracts, leases and other agreements.

Conditions to the Obligation of Allis-Chalmers to Effect the Merger

The obligation of Allis-Chalmers to effect the merger is further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of each of Seawell and Wellco as to (1) organization, capitalization and authorization are true and correct both at and as of the date of the Merger Agreement and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (2) all other representations and warranties are true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) both at and as of the date of the Merger Agreement and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (2) for any failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a material adverse effect on Seawell or the surviving corporation;

•	the performance in all material respects by Seawell and Wellco of each of its material covenants and obligations under the Merger Agreement;

•	the receipt by Allis-Chalmers of an officer’s certificate from Seawell confirming that the conditions described in the immediately preceding two bullets have been satisfied;

•	the absence of any events, circumstances or developments that, individually or in the aggregate, have had a material adverse effect on Seawell or Wellco;

•	the receipt by Allis-Chalmers of an opinion of Andrews Kurth to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the listing of Seawell’s common shares on the Oslo Stock Exchange; and

•	the receipt by Seawell of the cash proceeds of the financing.

Conditions to Obligations of Seawell and Wellco to Effect the Merger

The obligations of Seawell and Wellco to effect the merger are further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Allis-Chalmers as to (1) organization, capitalization and authorization are true and correct both at and as of the date of the Merger Agreement and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (2) all other representations and warranties of Allis-Chalmers are true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) both at and as of the date of the Merger Agreement and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (2) for any failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a material adverse effect on Allis-Chalmers;

•	the performance in all material respects by Allis-Chalmers of each of its material covenants and obligations under the Merger Agreement;

•	the receipt by Seawell of an officer’s certificate from Allis-Chalmers confirming that the conditions described in the immediately preceding two bullets have been satisfied;

•	the absence of any events, circumstances or developments that, individually or in the aggregate, have had a material adverse effect on Allis-Chalmers;

•	the receipt by Seawell of an opinion of Skadden to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the number of dissenting shares not exceeding 10.0% of the outstanding shares of Allis-Chalmers common stock;

•

the debt ratio of Allis-Chalmers being equal to or less than (a) 5.50, if the closing date is on or before December 31, 2010, (b) 5.00, if the closing date is on or after January 1, 2011 and on or before March 31, 2011 or (c) 4.00, if the closing date is on or after April 1, 2011; and

•

the absence of any suit, action or proceeding by any governmental entity seeking to prohibit or limit in any material respect the ownership or operation by Allis-Chalmers, Seawell, Wellco or any of their respective affiliates of a substantial portion of the business or assets of Allis-Chalmers and its subsidiaries, taken as a whole, or to require any such person to dispose or hold separate any material portion of the business or assets of Allis-Chalmers and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the Merger Agreement.

Conduct of Business Pending the Merger

Each of Allis-Chalmers and Seawell has undertaken customary covenants in the Merger Agreement restricting the conduct of its respective business between the date of the Merger Agreement and completion of the merger (or, if applicable, earlier terminated). In general, each of Allis-Chalmers and Seawell has agreed to (1) conduct its and its subsidiaries’ business in the ordinary course of business consistent with past practices and (2) use reasonable best efforts to preserve intact its and its subsidiaries’ business organization and goodwill and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors.

In addition, between the date of the Merger Agreement and completion of the merger, each of Allis-Chalmers and Seawell, with respect to itself and, where applicable, its subsidiaries, covenant and agree not to, and not to enter into any contract or obligation to, among other things, undertake any of the following (except (1) as expressly contemplated by the Merger Agreement, (2) for transactions between itself and its subsidiaries, (3) as required by applicable law, (4) with the prior written consent of the other party, or (5) as set forth in its disclosure letter):

•

amend its certificate of incorporation, bylaws or similar organizational documents (except, in the case of Seawell only, to the extent required to comply with the rules of the Oslo Stock Exchange or London Stock Exchange);

•	declare, set aside or pay any dividend or other distribution;

•

adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights agreements, other than issuances of shares of common stock pursuant to outstanding and previously disclosed stock options, or redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements, except shares withheld to satisfy applicable tax withholding requirements;

•	change in any material respect its methods of accounting in effect as of December 31, 2009, except in accordance with changes in GAAP as concurred with by its independent auditors;

•

sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (1) the sale of inventory or the leasing of equipment in the ordinary course of business consistent with past practices and (2) sales to non-affiliated persons in arms-length transactions for not less than fair market value, not less than book value, and not in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than, in the case of Allis-Chalmers, sales of assets resulting from equipment lost down hole;

•

discharge any material claims, liabilities or obligations if such discharge would require any material payment, other than the discharge of liabilities or obligations in accordance with the terms of any material contract in effect on the date of the Merger Agreement or a settlement authorized under the provision described in the next bullet;

•

compromise, settle, grant any waiver or release relating to any litigation, other than settlements or compromises of litigation in which the full amount to be paid is covered by insurance or in which the amount to be paid in excess of applicable insurance coverage does not exceed $500,000 individually or $1,500,000 in the aggregate;

•

except pursuant to the terms of a material contract as in effect on the date of the Merger Agreement, engage in any transaction with, or enter into any agreement with, directly or indirectly, any affiliate (other than an employee);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger);

•

(1) incur or assume any indebtedness, except indebtedness incurred in the ordinary course of business consistent with past practices (and, in the case of Allis-Chalmers only, as contemplated in its 2010/2011 budget), under any credit agreement to which it or any of its subsidiaries is a party and that is outstanding as of the date of the Merger Agreement, or, in the case of Allis-Chalmers, in an amount not exceeding $14 million in the aggregate, or (2) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except in the ordinary course of business consistent with past practices; or

•

fail to maintain in full force and effect the existing insurance policies covering it and its subsidiaries or their respective properties, assets and businesses or replacement policies that are comparable in all material respects, except to the extent such policies cease to be available on commercially reasonable terms.

In addition, Allis-Chalmers, with respect to itself and, where applicable, its subsidiaries, covenants and agrees not to, and not to enter into any contract or obligation to, among other things, undertake any of the following, (except (1) as expressly contemplated by the Merger Agreement, (2) for transactions between itself and its subsidiaries, (3) as required by applicable law, (4) with the prior written consent of the other party, or (5) as set forth in its disclosure letter):

•	enter into any new line of business material to it and its subsidiaries taken as a whole;

•

make or commit to make capital expenditures in any fiscal quarter exceeding its capital budget (as previously disclosed to Seawell) for such fiscal quarter by more than $1,000,000; provided that Allis- Chalmers may accelerate or defer any quarterly budgeted capital expenditure to the immediately preceding or succeeding fiscal quarter so long as the aggregate original budgeted capital expenditures for all fiscal quarters is not exceeded;

•

(1) enter into, adopt, amend, renew or terminate any benefit plan, (2) except as required by the terms of any of its benefit plans in effect as of the date of the Merger Agreement and except with respect to non-executive officer employees, independent contractors and consultants in the ordinary course of business consistent with past practices, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount to, any current or former director, officer, employee, independent contractor or consultant; provided that no equity based grant will be made; (3) pay any benefit or amount not required under any of its or its subsidiaries’ benefit plans, (4) grant or pay any severance or termination pay or increase such pay as to any person, (5) except as required to comply with any agreement or policy in place as of the date of the Merger Agreement in the ordinary course of business consistent with past practices, grant awards under any compensation plan or arrangement or benefit plan, take any action to fund or secure the payment of compensation under any plan or arrangement or take action to accelerate the vesting of payment of compensation under any plan.

•

acquire an amount of assets material to it by merging or consolidating with, or by purchasing an equity interest in or all or a portion of the assets or business of, any person other than in the ordinary course of business consistent with past practices;

•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien (other than certain permitted liens) any assets of Allis-Chalmers;

•	make or change any election relating to taxes, amend any return, settle or compromise any tax liability or change its method of tax accounting, in any material respect;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees and customers in the ordinary course of business consistent with past practices not exceeding $1,000,000 in the aggregate) or enter into any material commitments or transactions except as set forth in its 2010/2011 budget and in the ordinary course of business consistent with past practices or involving amounts not exceeding $1,000,000 in the aggregate;

•

enter into any agreement, understanding or commitment that materially restrains its or any of its subsidiaries’ ability to compete with or conduct any business, including geographic limits on its or any of its subsidiaries’ activities; or

•

enter into any material contract other than in the ordinary course of business consistent with past practices or modify or amend in any material respect, waive in any material respect or assign any of its rights or claims under, or terminate any material contract to which it or any of its subsidiaries is a party.

Covenants

Access to Information and Properties

Each of Allis-Chalmers and Seawell and their respective subsidiaries will afford to the authorized representatives of the other party reasonable access, during normal business hours, to all of its properties, books, records, data and personnel and make available all information concerning its business, properties and personnel as the other party may reasonably request and to review such information in a manner that does not interfere with the conduct of the other party’s business and indemnify the other party for any loss resulting directly or indirectly from the action or inaction of any of its representatives, other than as results from the negligence or willful misconduct of the other party. Each party and its subsidiaries will also use reasonable best efforts to cause its customers, suppliers, lenders and other creditors to be available to the other party, but will not be required to provide such access if it would violate or prejudice the rights of any customers, jeopardize any attorney-client privilege or contravene any law, in which case, such party will make reasonable and appropriate substitute disclosure arrangements.

In addition, each of Allis-Chalmers and Seawell and their authorized representatives, with the prior written consent of the other party, may, at its sole risk and expense, enter into the other party’s real property in order to assess its environmental condition, which assessment may include an environmental site assessment or similar investigation, and the other party and each of its subsidiaries will cooperate with such investigation and will allow full access to its businesses and real property and provide the investigating party with all plans, soil or surface or ground water tests or reports and any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by it or on its behalf. However, (1) all information obtained in such investigation will be subject to the provisions of the confidentiality agreement between Seawell and Allis-Chalmers, (2) neither party will be obligated to disclose information that is subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party (which it will use its best efforts to obtain) and (3) no such investigation will affect the representations, warranties, covenants or agreements of the other set forth in the Merger Agreement.

Further Action; Reasonable Best Efforts

Each of Allis-Chalmers and Seawell agrees to use reasonable best efforts to:

•

take all action necessary, proper or advisable under applicable laws to consummate the transactions contemplated under the Merger Agreement, including the satisfaction of the conditions precedent and obtaining necessary financing;

•	furnish all necessary information and reasonable assistance and provide the other parties with copies of all filings with governmental entities made in connection with the Merger Agreement;

•

file notification and report forms under the Hart Scott Rodino Act with the Federal Trade Commission and Department of Justice and to cause any applicable waiting periods to terminate or expire as soon as possible;

•

take all actions to ensure that no state takeover law applies to the Merger Agreement and, in the event any state takeover law becomes applicable to the Merger Agreement, take all actions necessary to ensure the merger may be completed as promptly as practicable on the terms contemplated by the Merger Agreement and to minimize the effect of such law on the merger, provided that Seawell will not be required to take action to exempt Allis-Chalmers stockholders from such law;

•

prevent the entry of, and to cause to be discharged, any order, decree, ruling or injunction precluding or delaying the merger or to have any such order declared ineffective, if already made or entered;

•

give the other party advance notice of any meetings with governmental entities, give the other party the opportunity to participate in such meetings, provide the other party with reasonable advance notice to review and comment upon any written communications to any governmental authority in connection therewith and provide the other party with any copies of any written communications to or from any governmental authority; and

•

make any necessary filing to the CFIUS under the Exon-Florio Act and cooperate in the provision of any information in connection with proceedings under or relating to the Exon-Florio Act, provided that Seawell will not be required to agree to any terms that would have a material adverse effect on Allis-Chalmers or Seawell or on certain aspects of Seawell’s business in the United States, that would materially impair Seawell’s control over Allis-Chalmers’ or its business in the United States or that would materially impair Seawell’s ability to compete in the United States; provided that neither party will be required, as a condition to obtaining any necessary approval, to divest any assets if such divestiture would have a material adverse effect.

Proxy Statement; Form F-4; Stockholders’ Meeting

Allis-Chalmers and Seawell agree to cooperate in preparing and filing with the SEC the registration statement of which this proxy statement/prospectus is a part, and to furnish any information required to be included by the SEC and to give the other party and its counsel a reasonable opportunity to review and comment on such documents prior to their being filed with the SEC. The information supplied by either party will not contain any untrue statement of material fact nor will it omit to state any material fact required to be stated to make any statements therein not misleading, and if such a material fact or omission is discovered prior to the effective time, the discovering party will promptly notify the other party and both will cooperate to make any necessary amendment thereto.

Allis-Chalmers, acting through its board, will call, as soon as practicable after the date upon the effectiveness of the registration statement of which this proxy statement/prospectus is a part and no later than 45 days thereafter, a special meeting of its stockholders for the purpose of considering and taking action upon the Merger Agreement and the transactions contemplated thereby and will subject to limited exceptions discussed above, recommend the approval and adoption of the Merger Agreement and approval of the amendment to the certificate of designations and use reasonable best efforts to solicit such adoption. Notwithstanding any adverse recommendation change or existence of any acquisition proposal, the Merger Agreement will be submitted to Allis-Chalmers stockholders for approval and adoption, and any statement or disclosure made regarding an acquisition proposal will be deemed an adverse recommendation change unless the Allis-Chalmers board reaffirms its approval of the Merger Agreement in such statement or disclosure. No acquisition proposal may be presented to the Allis-Chalmers stockholders at the special meeting or at any other meeting of the Allis-Chalmers stockholders.

Notification of Certain Matters

Allis-Chalmers and Seawell will each give prompt notice to the other parties of any representation or warranty made by it becoming untrue or inaccurate in any material respect, the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement or any fact, event or circumstance known by it that is reasonably likely to result in a material adverse effect on it.

Directors’ and Officers’ Insurance and Indemnification

The Merger Agreement provides that Seawell will and will cause the surviving corporation to, subject to applicable law, comply with the obligations of Allis-Chalmers under the organizational documents of Allis-Chalmers and indemnification agreements between Allis-Chalmers and its directors and officers, in each case as in effect immediately prior to the effective time, and each of the surviving corporation and Seawell will indemnify present and former officers, directors, employees and agents of Allis-Chalmers and its subsidiaries to the fullest extent permitted by applicable law against any losses, damages, expenses or liabilities arising out of such person’s position with Allis-Chalmers and arising out of an action or omission occurring at or prior to the effective time. The Merger Agreement further provides that, prior to closing, Allis-Chalmers will purchase and, after the effective time, the surviving corporation will maintain directors’ and officers’ liability insurance for a period of six years after the effective time, covering the directors and officers of Allis-Chalmers and its subsidiaries who are currently covered by Allis-Chalmers’ existing directors’ and officers’ liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect as of the date of the Merger Agreement, provided that the aggregate annual premiums for such insurance may not exceed 250% of the per annum rate of premiums currently paid by Allis-Chalmers and its subsidiaries for such insurance.

Publicity

Except as may be required by applicable law, order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Seawell and Allis-Chalmers will consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the Merger Agreement or the transactions contemplated thereby. The Merger Agreement further provides that no party will issue any press release or other public statement concerning the transactions contemplated by the Merger Agreement without first providing the other parties with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld or delayed; provided that consent will not be required if the delay would preclude the timely issuance of a press release or public statement required by law or applicable regulations and the parties will not be limited from making communications consistent with the purposes of the Merger Agreement, including but not limited to seeking the regulatory and stockholder approvals contemplated thereby.

Financing

Seawell will use its reasonable best efforts to obtain and effectuate the financing described in “Financing of the Merger.” Seawell will use its reasonable best efforts to keep Allis-Chalmers reasonably informed with respect to all material developments concerning such financing. Without the prior written consent of Allis-Chalmers (which may not be unreasonably withheld, conditioned or delayed), Seawell will not amend or alter, or agree to amend or alter, the terms of such financing in any manner that would reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Allis-Chalmers, its subsidiaries and its and their respective officers and employees will use reasonable best efforts to cause its advisors and accountants to provide reasonable and customary cooperation with Seawell and its affiliates in connection with Seawell’s arrangement of any financing that Seawell, in its reasonable discretion, deems necessary to fund the transaction, including providing access to documents, personnel and facilities, participating in meetings, due diligence sessions, road shows, rating agency presentations, the preparation of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, other marketing material and similar documents, obtaining comfort letters from Allis-Chalmers’ accountants (which comfort letters will be customary in form, scope and substance), and obtaining legal opinions from Allis-Chalmers’ outside counsel (which legal opinions will be customary in form, scope and substance), as may be reasonably requested by Seawell.

Seawell has agreed that, until the earlier of the effective time of the merger or the termination of the Merger Agreement, it will set aside and reserve at least $100 million from the private placement it completed on August 17, 2010 and shall not spend, commit or invest such funds (other than investments in any interest-bearing time deposits, government securities or other marketable securities, or any combination thereof).

Stock Exchange Listing

Seawell has agreed to apply for a listing on the Oslo Stock Exchange, or, at its option, the London Stock Exchange, for all Seawell common shares, including those common shares to be issued in the merger, and will use its reasonable best efforts to obtain such listing prior to the effective time of the merger. Seawell will use its reasonable best efforts to keep Allis-Chalmers reasonably informed with respect to all material developments concerning the listing, including, but not limited to, providing access to drafts and final versions of the pre-listing report and the listing application.

Employee Benefits

Following the merger, Seawell or the surviving corporation will provide to individuals who are employed by Allis-Chalmers and its subsidiaries immediately prior to the effective time who remain employed with Seawell or any of its subsidiaries, for a period of one year, employee benefits (1) pursuant to the Allis-Chalmers benefit plans substantially as in effect immediately prior to the effective time or (2) pursuant to employee benefit plans, programs, policies or arrangements maintained by Seawell or any of its subsidiaries provided to similarly situated employees of Seawell on terms no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Seawell. Seawell or the surviving corporation will give any such employee full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit and compensation plans or arrangements maintained by Seawell, the surviving corporation or any of their respective subsidiaries for such employees’ service with Allis-Chalmers or any of its subsidiaries (or any predecessor entity) to the same extent that such service was credited for purposes of any comparable employee benefit plan of Allis-Chalmers or any of its subsidiaries immediately prior to the effective time. Seawell or the surviving corporation will use its commercially reasonable efforts to cause its third-party insurance providers or third-party administrators to, (1) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to such employees or their covered dependents under any medical, dental, vision or other welfare benefit plans that such employees may be eligible to participate in after the effective time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the effective time under any comparable benefit plan that is a welfare benefit plan maintained for any such employees immediately prior to the effective time, and (2) provide each such employee with credit for any co-payments and deductibles paid prior to the effective time during the calendar year in which the effective time occurs for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements under any medical, dental, vision or other welfare benefit plans that such employees and their covered dependents are eligible to participate in after the effective time. Following the effective time, Seawell will honor, fulfill and discharge and will cause the surviving corporation to honor, fulfill and discharge in accordance with their terms the benefit plans (as in effect as of the effective time); provided, however, that nothing will prevent Seawell from amending or terminating any benefit plans in accordance with the terms of such plans.

Nothing in the Merger Agreement will (1) be construed to create any third-party beneficiary rights in any affected employee or former employee of Allis-Chalmers or its subsidiaries (including any dependent thereof) or any person other than the parties to the Merger Agreement or any right to employment or continued employment for any specified period or to a particular term or condition of employment with Seawell, the surviving corporation, Allis-Chalmers or any of their respective subsidiaries, (2) require Seawell, the surviving corporation, Allis-Chalmers or any of their respective subsidiaries to continue any specific employee benefit plans, (3) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (4) limit the ability of Allis-Chalmers or any of its subsidiaries, or following the closing, Seawell, the surviving corporation or any of their respective subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Tax Matters

The Merger Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Seawell and Allis-Chalmers will each use its reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and to obtain the tax opinions required under the Merger Agreement and to obtain a ruling from the IRS under Treasury Regulation Section 1.367(a)-3(c)(9) to the effect that the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Seawell and Allis-Chalmers will jointly cooperate in connection with Allis-Chalmers’ request for such IRS ruling and will promptly provide all information in connection with such IRS ruling request. The preparation of such IRS ruling request, and any oral or written communication with the IRS, will be conducted jointly by the parties.

Officers of each party will execute and deliver to Andrews Kurth and Skadden certificates substantially in the form agreed to by the parties and such law firms by the closing date, in connection with such tax counsel’s respective delivery of opinions pursuant to the Merger Agreement. Each party will use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in such certificates.

The parties will cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar taxes which become payable in connection with the merger that are required or permitted to be filed on or before the effective time. Each party will pay, without deduction from any amount payable to holders of Allis-Chalmers common stock and without reimbursement from the other party, any such taxes or fees imposed on it by any governmental entity (or for which its stockholders are primarily liable), which becomes payable in connection with the merger and, with respect to the merger, Seawell will file or cause to be filed the statement described in Treasury Regulation Section 1.367(a)-3(c)(6).

Termination

General

The Merger Agreement may be terminated by written notice at any time prior to the effective time of the merger in any of the following ways:

•	by the mutual written consent of Seawell and Allis-Chalmers;

•	by either Allis-Chalmers or Seawell upon written notice to the other, if:

•

the merger has not been consummated on or before February 28, 2011 (which date will be extended to May 31, 2011 if the merger has not been consummated by February 28, 2011 due to the non-satisfaction of the conditions as to regulatory approvals and the listing of Seawell’s common shares on the Oslo Stock Exchange and all other conditions under the Merger Agreement have theretofore been satisfied), unless the failure of the party seeking to terminate the Merger Agreement to fulfill any material obligation under, or a material breach of such party under, the Merger Agreement has been the cause of, or resulted in, the failure of the merger to have been consummated on or before such date;

•

any governmental entity has taken any action prohibiting consummation of the merger or making consummation of the merger illegal and such action has become final and nonappealable, provided that the party seeking termination under this provision will not be entitled to terminate the Merger Agreement if such party directly or indirectly initiated such action or failed to comply in all material respects with its obligations under the Merger Agreement;

•

the stockholders of Allis-Chalmers fail to adopt the Merger Agreement, provided that Allis-Chalmers will not be entitled to terminate pursuant to this provision if it has breached any of its obligations relating to the non-solicitation of alternative transactions described above or any of its obligations relating to completing and filing the registration statement of which this proxy statement/prospectus is a part or the convening a special meeting; or

•

there has been a breach of any of the representations, warranties, covenants or agreements on the part of any of the other parties, which would give rise to the failure of the condition to closing related to the accuracy of the representations and warranties or performance of the covenants in the Merger Agreement and which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the party seeking to terminate or which breach, by its nature, cannot be cured prior to the closing of the merger, provided that neither party will be entitled to terminate pursuant to these provisions if the party seeking to terminate is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•	by Seawell, if prior to obtaining the required vote of the Allis-Chalmers stockholders approving and adopting the Merger Agreement:

•	an adverse recommendation change has occurred or the Allis-Chalmers board or any committee thereof has resolved to make an adverse recommendation change;

•	the Allis-Chalmers board fails to publicly reaffirm its recommendation within three business days of receipt of Seawell’s written request at any time when an acquisition proposal has been made and not publicly rejected by Allis-Chalmers’ board (provided that such three business day period will be extended for an additional three business days following any material modification to such acquisition proposal occurring after receipt of Seawell’s written request); or

•

if there has been a material adverse effect on Allis-Chalmers that (1) would cause a failure of the condition as to the absence of a material adverse effect on Allis-Chalmers and (2) is incapable of being cured by the outside date or is not cured by Allis-Chalmers within 30 days following receipt of written notice from Seawell of such material adverse effect on Allis Chalmers.

•

by Allis-Chalmers, upon written notice to Seawell, if there has been a material adverse effect on Seawell that (1) would cause a failure of the condition as to the absence of a material adverse effect on Seawell and (2) is incapable of being cured by the outside date or is not cured by Seawell within 30 days following receipt of written notice from Allis-Chalmers of such material adverse effect on Seawell.

Effect of Termination

In the event of termination, the Merger Agreement will be null and void and there will be no liability or obligation (other than as a result of willful breach) on the part of Seawell, Wellco, or Allis-Chalmers, other than with respect to each party’s obligations under the confidentiality agreement.

Amendment and Waiver

Amendment

The Merger Agreement may be amended by the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the required vote, but after obtaining such vote no amendment will be made without the approval of the stockholders of Allis-Chalmers if such amendment (1) requires a stockholder vote under applicable law or Allis-Chalmers’ listing agreement with the New York Stock Exchange or (2) alters or changes the merger consideration, any term of the certificate of incorporation or any terms or conditions of the Merger Agreement in any way that materially adversely affects, or would reasonably be expected to materially adversely affect, the stockholders of Allis-Chalmers. The Merger Agreement may not be amended except by an instrument in writing signed by an authorized representative on behalf of each of the parties to the Merger Agreement.

Waiver

At any time prior to the effective time, the parties to the Merger Agreement may (1) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document, certificate or writing delivered pursuant the Merger Agreement by the other parties thereto, and (3) waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

THE VOTING AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the voting agreement between Seawell and Lime Rock, but does not describe all of the terms of the voting agreement. The following summary is qualified by reference to the complete text of the voting agreement, which is attached as Annex D to this proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the voting agreement because it is the legal document that governs the agreements set forth below.

General

As a condition to Seawell entering into the Merger Agreement, Lime Rock Partners V, L.P., or Lime Rock, executed a voting agreement with Seawell concurrently with the execution and delivery of the Merger Agreement. At the time of execution of the Merger Agreement, Lime Rock was the owner of (i) approximately 27.5% of the issued and outstanding common stock of Allis-Chalmers and (ii) 100% of the issued and outstanding 7.0% convertible perpetual preferred stock of Allis-Chalmers, after conversion of which Lime Rock would own approximately 39.4% of the issued and outstanding common stock of Allis-Chalmers.

Covenants of Lime Rock

Acquisition Proposals

For the “applicable period” from and including the date of the voting agreement to and including the nine-month anniversary of the termination of the Merger Agreement, at any meeting of stockholders of Allis-Chalmers or any other circumstance in which a vote, consent or approval of Allis-Chalmers stockholders is sought, Lime Rock agreed to vote all of its shares of Allis-Chalmers common stock and preferred stock against (1) any other merger agreement or merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Allis-Chalmers or any of its subsidiaries or any acquisition proposal (as such term is defined in the Merger Agreement) or (2) any amendment of the Allis-Chalmers certificate of incorporation or by-laws or other proposal or transaction which would in any manner delay, impede, frustrate, prevent or nullify the merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any outstanding class of capital stock of Allis-Chalmers. Furthermore, Lime Rock agreed not to commit or agree to take any action inconsistent with the foregoing.

Transfers

During the applicable period, Lime Rock agreed not to directly or indirectly (1) transfer, or enter any arrangement with respect to the transfer of, any of its Allis-Chalmers preferred stock or common stock, (2) enter into or become subject to a derivative transaction, (3) grant any proxy or enter into any voting agreement or voting trust or (4) convert any of its shares of preferred stock into common stock. Furthermore, Lime Rock agreed not to commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, Lime Rock may transfer to an affiliate, but only if such affiliate agrees in writing to be bound by the voting agreement and to accept any shares subject to the terms of the voting agreement, and provided that no transfer will relieve Lime Rock from its obligations under the voting agreement.

Non-Solicitation

Except to the extent that Allis-Chalmers or its board is permitted to do so under the Merger Agreement, but subject to any limitations imposed by the Merger Agreement on Allis-Chalmers or its board, Lime Rock, in its capacity as a stockholder of Allis-Chalmers, agreed not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage an acquisition proposal, (2) participate in any negotiations regarding, or furnish any information with respect to, any acquisition proposal, (3) engage in discussions with any person with respect to an acquisition proposal, or (4) enter into any letter of intent or similar document or commitment with respect to an acquisition proposal. Lime Rock also agreed to, and agreed to cause its representatives to, terminate all activities with any person that could reasonably be expected to lead to an acquisition proposal. If Lime Rock receives any inquiry or proposal relating to an acquisition proposal, it agreed to promptly inform Seawell of such inquiry and the details thereof. Notwithstanding the foregoing, nothing in the voting agreement prevents any person affiliated with Lime Rock from exercising any fiduciary duties as a director or officer of Allis-Chalmers.

Other Covenants

Lime Rock also agreed to the following additional covenants:

•

if Lime Rock votes for the adoption of the Merger Agreement and approval of the merger and related transactions, it will also vote for the proposed amendment to the certificate of designations, as contemplated by the Merger Agreement;

•

if Lime Rock votes for the adoption of the Merger Agreement and approval of the merger and related transactions, then, subject to the approval and adoption of the amendment to the certificate of designations, Lime Rock will elect to receive its merger consideration in Seawell common shares;

•	Lime Rock waived any appraisal rights under Section 262 of the DGCL; and

•

in the event of any stock dividend or distribution or any change in the Allis-Chalmers preferred stock or common stock, all such dividends and distributions and any securities into which or for which any of Lime Rock’s existing shares of Allis-Chalmers preferred stock and common stock are changed or exchanged, will be subject to the terms of the voting agreement.

Representations and Warranties

Each of Lime Rock and Seawell made representations and warranties to the other party (1) that it is duly organized and validly existing in its jurisdiction of organization, (2) that it has all necessary power and authority to execute and deliver the voting agreement and to perform its obligations thereunder, and that the voting agreement is a binding obligation and enforceable in accordance with its terms (subject to bankruptcy or other similar proceedings and the general principles of equity), and (3) that the execution of, and the performance of its obligations under, the voting agreement (i) does not violate any of its organizational documents, (ii) does not conflict with any applicable law and (iii) does not violate, result in a breach of or creation of any lien under, or the result in the termination, acceleration or cancellation of, any agreement to which it or any of its affiliates or any of their respective assets may be bound.

Lime Rock also made the following representations and warranties to Seawell:

•

that it is the beneficial owner of, and has the sole right to vote and dispose of, all of its shares of Allis-Chalmers common stock and preferred stock, that there are no agreements or other arrangements obligating it to transfer any of such shares and that it is not subject to any derivative transactions;

•

that since January 1, 2010, other than certain restricted stock units that vest January 29, 2011, it has not purchased, received, accepted as collateral, sold, transferred, hypothecated, pledged or exchanged any shares of Allis-Chalmers common stock or preferred stock;

•	that there is no litigation pending or, to its knowledge, threatened that seeks to delay or prevent the consummation of the transactions contemplated by the voting agreement;

•	that no consent of or filing with any person or governmental entity is required in connection with the execution, delivery and performance of the voting agreement;

•	that it understands that Seawell is entering into the Merger Agreement in reliance on its execution and delivery of the voting agreement;

•	that no broker is entitled to a fee payable by Seawell, Wellco or Allis-Chalmers in respect of the voting agreement based on any arrangement made by it or on its behalf;

•	that it is financially able to bear the financial risk of, and that it has the knowledge to evaluate the risks of, its investment in Seawell’s common shares; and

•	that it has been provided with a reasonable opportunity to obtain information and to ask questions concerning its investment in Seawell’s common shares.

Assignment; Termination

Except as provided in the voting agreement, neither the voting agreement nor any of the rights, interests or obligations thereunder may be assigned without the prior written consent of the other party, except that Seawell may make an assignment to any direct or indirect wholly owned subsidiary. Except as expressly provided, the voting agreement is not intended to confer any third-party benefits. The voting agreement will terminate upon the mutual written consent of both parties. The covenants as to voting and transfer of shares will terminate upon consummation of the merger and the covenant as to adjustment of shares will terminate upon the earlier of either the consummation of the merger or the termination of the Merger Agreement.

General

The voting agreement contains other miscellaneous provisions, including, but not limited to, the following:

•	the voting agreement may not be amended except by an instrument in writing signed by all parties;

•	the voting agreement is governed by the laws of the State of Delaware;

•

any provision of the voting agreement may be waived by the party that is entitled to the benefit of such provision, which waiver must be in writing and signed by the waiving party and will not operate as a waiver of any provision in the future; and

•	the parties to the voting agreement consent to jurisdiction of any Delaware federal or state court and agree that specific performance is the desired remedy in the case of a breach.

FINANCING OF THE MERGER

In connection with the merger, Seawell may refinance some or all of Allis-Chalmers’ debt. As a result of the merger, Seawell will be required to make an offer to repurchase Allis-Chalmers’ senior notes at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest. In addition, Seawell may be required to repay all of the principal and interest outstanding under Allis-Chalmers’ revolving credit facility. The aggregate amount of Allis-Chalmers debt that Seawell could be required to refinance in connection with the merger is approximately $510.9 million, consisting of (i) up to approximately $435.0 million to repurchase any Allis-Chalmers senior notes tendered at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest, (ii) approximately $36.5 million under a revolving credit facility, (iii) approximately $4.1 million under letters of credit and (iv) approximately $35.3 million of other miscellaneous debt owed by Allis-Chalmers’ foreign subsidiaries. If the note-holders do not exercise their put rights Seawell could elect to use the proceeds from the various financing activities discussed below to retire the notes or defease the covenants under the two indentures. Under the terms of the indentures, the borrower can defease the covenants by fulfilling several conditions, the most significant of which is that it must deposit with the trustee an amount of cash sufficient to pay the principal and interest, and any applicable redemption premium, with respect to all outstanding notes on the stated maturity or applicable redemption date. If Seawell were to determine to defease the covenants under the Allis-Chalmers indentures, the aggregate redemption premium would equal up to approximately $28.0 million.

In addition to the refinancing of any of Allis-Chalmers’ debt, Seawell must also pay the cash component of the merger consideration. The Merger Agreement allows Allis-Chalmers stockholders to elect to receive $4.25 in cash per share of Allis-Chalmers common stock, subject to proration if the cash election is oversubscribed. Seawell’s commitment for the cash component of the merger consideration is up to approximately $133 million if 35% of Allis-Chalmers stockholders elect to receive cash merger consideration.

As part of the completion of the Merger, Seawell also intends to refinance its revolving line of credit with Fokus Bank. The outstanding amount under this facility is approximately NOK 1,112 million (approximately $180 million). As a result, Seawell’s total financing requirement in connection with the merger may be up to approximately $823.9 million.

On August 17, 2010, Seawell completed a NOK 2,654 million (approximately $430 million) private placement pursuant to which it issued 115.4 million shares, 34.9 million of which were purchased by Seadrill. The proceeds of the private placement were used to repay NOK 831.5 million (approximately $135 million) in intercompany debt to Seadrill. The remaining proceeds of approximately NOK 1,822 million have been converted into U.S. dollars (approximately $295 million) and will be used to finance a portion of the acquisition of Allis-Chalmers. Under the terms of the Amendment Agreement, Seawell has agreed to set aside $100 million of the proceeds of the private placement.

Short-term / Bridge Financing

Prior to entering into the Merger Agreement, Seawell entered into a Revolving Credit Facility of NOK 1,500 million (approximately $250 million) with Fokus Bank. This facility was used to refinance NOK 1,215 million of a NOK 1,500 million five-year term loan. As of September 30, 2010, the amount available under this facility was NOK 388 million (approximately $65 million). This facility incurs interest at a rate of NIBOR plus 2.5% and matures on September 7, 2011.

Seawell’s Revolving Credit Facility Agreement contains certain financial covenants, including, among others:

•	Seawell’s ratio of consolidated total net debt to consolidated EBITDA cannot exceed 3.0;

•	Seawell’s ratio of equity to total assets must be at least 25%.

Also prior to entering into the Merger Agreement, Seawell secured a letter of commitment from its parent company, Seadrill. This commitment was limited to $450 million and was reduced by the proceeds from the private placement of Seawell shares described above to $155 million. This financing incurs interest at LIBOR plus 11% per annum, capped at 13% and incurs a commitment fee of 1.5% per annum on the daily undrawn and uncancelled amount under the letter. This commitment letter terminates on August 10, 2011 or when Seawell has secured third-party financing.

As of August 31, 2010, Seawell had a cash position of NOK 340 million (approximately $55 million), $295 million cash available from the private placement and undrawn credit lines of NOK 100 million (approximately $16 million).

Long Term Financing of the Combined Company

In order to be able to finance the cash portion of the merger consideration, refinance existing Seawell debt and refinance a portion of Allis-Chalmers’ debt, on November 11, 2010, Seawell entered into a $550 million (approximately NOK 3,263 million) Multi Currency Term and Revolving Facility Agreement with Danske Bank AS, DnB NOR Bank AS, Swedbank AB and Nordea Bank Norge ASA as original lenders. The facility is divided into three tranches: Tranche A is $250 million, Tranche B is $85 million and Tranche C is $215 million. The maturity date of all three tranches is five years from the signing date of the agreement. The interest rate under the facility is the aggregate of LIBOR, NIBOR or EURIBOR, plus between 2.00% and 3.00% per annum, depending on the ratio of Net Interest Bearing Debt to EBITDA, plus mandatory costs, if any. The loans made under the facility are secured by pledges of shares in certain subsidiaries of Seawell, and assignment of intercompany debt, as well as by guarantees issued by such subsidiaries. The facility can be drawn in several currencies, including NOK.

Seawell’s Credit Facility Agreement contains certain financial covenants, including, but not limited to, the following:

•	Seawell’s total consolidated net interest bearing debt must not exceed 3.0x EBITDA.

•	Seawell’s ratio of equity to total assets must be at least 30.0%.

•	Seawell is to maintain the higher of $30 million and 5% of interest bearing debt in freely available cash (including undrawn committed credit lines)

•

Seawell’s capital expenditure for each year cannot exceed $175,000,000, plus any capital expenditure for the Newbuilding modular rig to be delivered to Seawell Emerald Limited, provided that if the merger is not completed on or before June 30, 2011, the capital expenditure amount will automatically be reduced to NOK 150,000,000, plus any capital expenditure for the Newbuilding modular rig to be delivered to Seawell Emerald Limited.

The Credit Facility Agreement contains events of default which include payment defaults, breach of financial covenants, breach of other obligations, breach of representations and warranties, insolvency, illegality, unenforceability, curtailment of business, claims against an obligor’s assets, appropriation of an obligor’s assets, failure to maintain exchange listing, material adverse effect, repudiation and material litigation.

DESCRIPTION OF SEAWELL COMMON SHARES

Seawell is a Bermuda corporation with registration number 40612 in the register of companies maintained by the Bermuda Registrar of Companies. Set out below is a description of the Seawell common shares. The Seawell common shares to be issued pursuant to the merger will be issued under the laws of Bermuda, and will be subject to the provisions attached to, and rank pari passu with, all existing common shares from the date of issue as set forth in Seawell’s memorandum of association (“Memorandum of Association”) and amended and restated bye-laws (“Bye-Laws”), and the applicable provisions of the Bermuda Companies Act 1981 (“Companies Act”). For further information, see “Comparison of the Rights of Seawell Shareholders and Allis-Chalmers Stockholders” beginning on page 129.

Share Capital

Seawell has one class of common shares which are listed for trading on the Oslo Stock Exchange under the symbol “SEAW.” Each share carries equal rights including an equal voting right at annual or special general meetings of shareholders of Seawell.

The authorized share capital of Seawell is $1,200,000,000 divided into 600,000,000 common shares of a par value of $2.00 each. As of January 21, 2011, 225,400,050 shares each with a par value of $2.00 were issued and outstanding. Subject to the provisions of Seawell’s Bye-Laws, Seawell’s board of directors is authorized to issue additional common shares, at such times and for such consideration and upon such terms as the board shall determine. The board may from time to time make calls upon shareholders in respect of any amounts unpaid on any such future issuance of common shares, but no shareholder can be compelled to contribute more than the original subscription amount for his or her shares.

On August 31, 2007, an authorized share capital of $100.00, constituting 100 shares, each with a par value of $1.00, was created. On September 18, 2007, the then sole shareholder of Seawell resolved to redesignate Seawell’s then 100 common shares of par value $1.00 each to 50 common shares of $2.00 each and to increase the authorized share capital of Seawell by $599,999,900 to $600,000,000. A Memorandum of Increase of Share Capital was deposited with the Registrar of Companies in Bermuda in relation to that increase on September 21, 2007. The Registrar of Companies issued a Certificate of Deposit of Memorandum of Increase of Share Capital on September 25, 2007. On September 24, 2010, the annual general meeting of shareholders of Seawell resolved to increase the authorized share capital by $600,000,000 to $1,200,000,000. A Memorandum of Increase of Share Capital was deposited with the Registrar of Companies in Bermuda in relation to that increase on September 29, 2010. The Registrar of Companies issued a Certificate of Deposit of Memorandum of Increase of Share Capital on October 4, 2010.

Principal Shareholders

The following table sets forth information as at the date hereof with respect to the beneficial ownership of Seawell common shares by each person who is known to be the beneficial owner of more than 10% of the common shares, and all directors and senior management as a group.

Shareholder	Number of Shares	Percentage
Seadrill Limited	117,798,650	52.26%
Hemen Holding Ltd.(1)	28,721,000	12.74%
All directors and senior management as a group	598,000	0.27%

Total	147,117,650	65.27%

Note

(1)	Hemen Holding Ltd, or Hemen, is a Cyprus holding company, which is indirectly controlled by trusts established by Mr. John Fredriksen for the benefit of his immediate family. Mr. Fredriksen disclaims beneficial ownership of the 28,721,000 Seawell common shares held by Hemen, except to the extent of his voting and dispositive interest in such common shares. Mr. Fredriksen has no pecuniary interest in the common shares held by Hemen.

Options

Seawell has granted options to its senior management and directors, which provide the rights to subscribe for new shares. The options are not transferable and may be withdrawn upon termination of employment under certain conditions.

Certain employees and directors of Seawell receive remuneration in the form of share-based payment transactions, whereby employees and directors render services as consideration for equity instruments (“equity-settled transactions”). The options awarded are subject to employment status and a change of control event. As at December 31, 2009, there were three programs issued, one in 2007 and two in 2009, and Seawell had 6,147,000 options issued to employees. The details and terms of the options issued were as follows:

Program	2007 Program	1st 2009 Program	2nd 2009 Program
Share options granted	4,097,000	1,600,000	500,000

Share options outstanding				Total
Directors	825,000	150,000	—	975,000
Chief Executive Officer	—	—	500,000	500,000
Other executive management	435,000	500,000	—	935,000
Other employees	2,787,000	950,000	—	3,737,000

	4,047,000	1,600,000	500,000	6,147,000

Last exercise date	October 12, 2012	December 31, 2015	December 31, 2015
Weighted average exercise price (NOK per share)	13.75	10.00	12.00

Options issued under the 2007 Program may be exercised up to October 5, 2012. The exercise price is initially NOK 13.75 per share increasing by 6 percent per anniversary. One third of the options issued under the 2007 Program become exercisable each year, commencing January 1, 2009. As at December 31, 2009, one third of the options granted under the 2007 Program were exercisable.

Options issued under the first 2009 Program may be exercised up to December 31, 2015. The exercise price is NOK 10 per share. One third of the options issued under the first 2009 Program become exercisable each year, commencing January 1, 2010. As at December 31, 2009, none of the options granted under the first 2009 Program were exercisable.

Options issued under the second 2009 Program may be exercised up to December 31, 2015. The exercise price is NOK 12 per share. One third of the options issued under the second 2009 Program become exercisable each year, commencing October 1, 2010. As at December 31, 2009, none of the options granted under the second 2009 Program were exercisable.

The following table illustrates the number and weighted average exercise prices of, and movements in, share options during the time periods indicated:

Share options awarded under 2007 program:
	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2007		—
Options granted	NOK 13.75	4,097,000
Options forfeited		—
Outstanding at December 31, 2007		4,097,000
Outstanding at January 1, 2008	NOK 13.75	4,097,000
Options granted		—
Options forfeited		—
Outstanding at December 31, 2008		4,097,000
Outstanding at January 1, 2009	NOK 13.75	4,097,000
Options granted		—
Options forfeited		50,000
Outstanding at December 31, 2009		4,047,000

Share options awarded under first 2009 program:
	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2009		—
Options granted	NOK 10.00	1,600,000
Options forfeited		—
Outstanding at December 31, 2009		1,600,000

Share options awarded under second 2009 program:
	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2009		—
Options granted	NOK 12.00	500,000
Options forfeited		—
Outstanding at December 31, 2009		500,000

The fair value of equity-settled share options granted is estimated at the date of grant using a Black-Scholes model, taking account of the terms and conditions upon which the options were granted.

A new long term incentive plan, referred to as the 2010 long term incentive plan, was approved by Seawell’s board on September 23, 2010. Pursuant to the 2010 long term incentive plan, the board, in its sole discretion, may grant (i) options to subscribe for new shares to eligible persons (as defined in the 2010 long term incentive plan) for a period of 10 years from the adoption date, (ii) restricted stock units or (iii) performance based restricted stock units. To date, 450,000 options have been awarded under the 2010 long term incentive plan.

Form and Transfer of Shares

Specific permission is required from the Bermuda Monetary Authority pursuant to the provisions of the Bermuda Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the Bermuda Monetary Authority has granted a general permission. On 1 June 2005, the Bermuda Monetary Authority granted a general permission for the issue and subsequent transfer of any equity securities of a company listed on an appointed stock exchange from and/or to a non-resident, for as long as any equity securities of such company remain so listed. An appointed stock exchange is a stock exchange so designated pursuant to the Companies Act. The Oslo Stock Exchange has been an appointed stock exchange since 1995. Equity securities that are not listed on an appointed stock exchange are not freely transferrable and the prior approval of the Bermuda Monetary Authority would be required before such securities can be issued or subsequently transferred. The shares in Seawell are otherwise freely transferable and, subject to the Companies Act, Seawell’s Bye-Laws and any applicable securities laws, there are no restrictions on trading in Seawell’s shares. Seawell’s board of directors, however, under certain conditions as set out in Seawell’s Bye-Laws, may refuse to register a transfer of shares.

Issuance of Common Shares

Seawell’s board of directors’ mandate to increase Seawell’s issued share capital is limited to the extent of the authorized share capital of Seawell in accordance with its Memorandum of Association and Bye-Laws, which are in accordance with Bermuda law.

The authorized share capital of Seawell may be increased by an ordinary resolution passed by a simple majority of votes cast at a general meeting of Seawell shareholders.

Pre-emptive Rights

Seawell’s Bye-Laws do not provide shareholders with pro rata pre-emptive rights to subscribe for any newly issued common shares. Additionally, the Companies Act does not provide shareholders with a statutory pre-emption right.

Repurchase of Shares

Seawell’s board of directors can approve the purchase of Seawell shares for cancellation or to be held as treasury shares in accordance with Seawell’s Bye-Laws, subject to the rules, if applicable, of any stock exchange or quotation system upon which any of Seawell’s shares are listed at the time.

Capital Reduction

Seawell may by ordinary resolution passed by a simple majority of votes cast at a general meeting of Seawell shareholders cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

General Meetings

The annual general meeting is held each year in accordance with the requirements of the Companies Act and Seawell’s Bye-Laws at such times and places as Seawell’s board of directors appoints. The board of directors of Seawell may also whenever it thinks fit, and shall when required by the Companies Act, convene general meetings other than annual general meetings which are called special general meetings. An annual general meeting and a special general meeting are called by not less than 7 days notice in writing. A notice of meeting includes the place, day and time of the meeting, and in the case of a special general meeting, the general nature of the business to be considered. No shareholder is entitled to attend any general meeting unless notice in writing of the intention to attend and vote in person or by proxy signed by or on behalf of the shareholder addressed to Seawell’s Company Secretary is deposited (by post, courier, facsimile transmission or other electronic means) at Seawell’s registered office at least 48 hours prior to the time appointed for holding the general meeting.

The Chairman of Seawell’s board of directors or, in his absence, the President of Seawell, ordinarily chairs every general meeting. If neither the Chairman nor the President is not present within five minutes after the time appointed for holding the general meeting, or if neither of them is willing to act as chairman, the Directors present will choose one of their number to act as chairman of the general meeting or if one Director only is present he shall preside as chairman if willing to act. If no Director is present or if each of the Directors declines to chair the general meeting, shareholders present and entitled to vote on a poll will elect one of their number to chair the general meeting.

Voting Rights

Every Seawell shareholder who is present in person or by proxy has one vote for every Seawell share of which he is the holder. However, Seawell’s Bye-Laws establish a right to divide the share capital into different classes of shares with varied rights attached to the shares. An ordinary resolution passed by a simple majority of votes cast at a general meeting of Seawell shareholders is required for such alteration of the share capital.

Annual Accounts

Seawell’s board of directors is required to cause to be kept accounting records sufficient to give a fair presentation in all material respects of the state of Seawell’s affairs. The records of account are kept at Seawell’s registered office or at such other place(s) as the board of directors of Seawell thinks fit. No shareholder has any right to inspect any accounting records of Seawell except as required by law, a stock exchange or quotation system upon which Seawell’s shares or listed or as authorized by Seawell’s board of directors or by ordinary resolution passed by a simple majority of votes cast at a general meeting of Seawell shareholders.

A copy of every balance sheet and statement of income, which is to be presented before Seawell in a general meeting, together with a copy of the auditor’s report is to be sent to each Seawell shareholder in accordance with the requirements of Seawell’s Bye-Laws and the Companies Act.

Dividends

Seawell’s board of directors may from time to time declare cash dividends (including interim dividends) or distributions out of contributed surplus to be paid to Seawell’s shareholders according to their rights and interests as appear to the board to be justified by the position of Seawell. Seawell’s board of directors is prohibited by the Companies Act from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that (a) Seawell is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of Seawell’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Amendment to the Bye-Laws

Seawell’s Bye-Laws may be amended from time to time in the manner provided for in the Companies Act, provided that any such amendment will only become operative to the extent that it has been confirmed by ordinary resolution of Seawell’s shareholders passed by a simple majority of votes cast at a general meeting of Seawell shareholders.

Winding Up

In the event of the winding up and liquidation of Seawell, the liquidator may, with the authority of an extraordinary resolution of the shareholders of Seawell, such resolution requiring approval of not less than two-thirds of the votes cast at a general meeting of Seawell, and any other sanction required by the Companies Act, divide among the shareholders in specie or kind all or any part of the assets of Seawell and may for such purposes set such values as he deems fair upon any property to be divided and may determine how such division is to be carried out between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest all or part of Seawell’s assets in trustees upon such trust for the benefit of the shareholders, however, no shareholder will be compelled to accept any shares or other assets in respect of which there is any liability.

EXCHANGE CONTROLS

Under Norwegian foreign exchange controls currently in effect, transfers of capital to and from Norway are not subject to prior government approval except for the physical transfer of payments in currency, which is restricted to licensed banks. This means that non-Norwegian resident shareholders may receive dividend payments without a Norwegian exchange control consent as long as the payment is made through a licensed bank.

COMPARISON OF THE RIGHTS OF SEAWELL SHAREHOLDERS AND ALLIS-CHALMERS STOCKHOLDERS

As a result of the merger, some stockholders of Allis-Chalmers will become shareholders of Seawell and their rights will be governed by Seawell’s memorandum of association (the “Memorandum of Association”) and amended and restated bye-laws (the “Bye-Laws”), which differ in material respects from the Amended and Restated Certificate of Incorporation of Allis-Chalmers, as amended (the “certificate of incorporation”), and the Second Amended and Restated Bylaws of Allis-Chalmers (the “bylaws”). The following is a summary of the material differences between the rights of an Allis-Chalmers stockholder and a Seawell shareholder arising from the differences between the laws of the State of Delaware and the laws of Bermuda and the governing documents of the respective companies. Allis-Chalmers is incorporated under the laws of the State of Delaware. Seawell is incorporated under the laws of Bermuda.

The following summary does not purport to be a complete statement of the rights of holders of Allis-Chalmers common stock under the applicable provisions of the Delaware General Corporation Law (“DGCL”) or Allis-Chalmers’ certificate of incorporation or bylaws, the rights of holders of Seawell common shares under the applicable provisions of the Bermuda Companies Act 1981 (“Companies Act”) or Seawell’s Memorandum of Association or Bye-Laws, or a complete description of the specific provisions referred to in this summary. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the laws of Delaware, the U.S. and Bermuda, Allis-Chalmers’ certificate of incorporation and bylaws and Seawell’s Memorandum of Association and Bye-Laws.

Copies of the governing corporate documents of Allis-Chalmers and Seawell are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions under “Where You Can Find More Information” beginning on page 210.

Summary of Material Differences between the Rights of Allis-Chalmers Stockholders and the Rights of Seawell Shareholders

	Allis-Chalmers Stockholder	Seawell Shareholder
Corporate Governance	The rights of Allis-Chalmers stockholders are currently governed by the Allis-Chalmers certificate of incorporation and bylaws and the DGCL.	Upon completion of the merger, the rights of Seawell shareholders and Allis-Chalmers stockholders, who will become Seawell shareholders, will be governed by Seawell’s Memorandum of Association and Bye-Laws and Bermuda Law.

Authorized Share Capital

The total number of authorized shares of capital stock of Allis-Chalmers is 225,000,000, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

The authorized share capital of Seawell is set forth under “Description of Seawell Common Shares” beginning on page 123.

	Allis-Chalmers Stockholder	Seawell Shareholder
Outstanding Share Capital	As of January 14, 2011, there were: • 73,722,347 shares of common stock issued and outstanding; • 0 shares of common stock held in treasury;	The outstanding share capital of Seawell is set forth under “Description of Seawell Common Shares” beginning on page 123.

•    no shares of common stock held by Allis-Chalmers’ subsidiaries;

•    2,683,101 shares of common stock reserved for future issuance pursuant to outstanding stock options and performance share awards; and

•    36,393 shares of preferred stock issued and outstanding.

Allis-Chalmers common stock is listed on the New York Stock Exchange under the symbol “ALY,” and the rights of Allis-Chalmers stockholders are determined in part by the New York Stock Exchange listing requirements.

Dividends

Under the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock (i) out of its surplus, as defined in the DGCL, or (ii) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A distribution out of net profits is not permitted if a corporation’s capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

The Allis-Chalmers bylaws provide that dividends and other distributions with respect to outstanding shares of stock of the corporation may be declared by the board of directors at any regular or special meeting, and may be paid in cash, bonds, property, or in stock of the

Under the Companies Act, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or after such payment would be, unable to pay its liabilities as they become due, or (ii) the realizable value of the company’s assets after the payment or distribution would be less than the aggregate amount of its liabilities and its issued share capital and share premium accounts.

Seawell’s Bye-Laws provide that the Seawell board of directors may from time to time declare cash dividends (including interim dividends) or distributions out of contributed surplus.

Dividends or distributions declared under Seawell’s Bye-Laws may be paid in cash or in kind, and payments in kind may be made from the assets of the company, including paid up shares or debentures of any other body corporate.

	Allis-Chalmers Stockholder	Seawell Shareholder
	corporation. The board of directors has full power and discretion, subject to the provisions of the certificate of incorporation or the terms of any other corporate document, to determine what, if any, dividends or distributions will be declared and paid or made.	The Seawell board of directors may deduct from a dividend or distribution payable to any shareholder all monies due from such shareholder to the company on account of calls or otherwise.

The certificate of designations of the preferred stock provides that holders of the preferred stock are entitled to receive cumulative cash dividends at the annual rate of 7.0% of the purchase price per share ($1,000), payable quarterly, until the third anniversary of the issue date.

Special Shareholder Meetings

Under the DGCL, a special meeting of the stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

The Allis-Chalmers bylaws provide that a special meeting of stockholders may be called for any purpose and at any time by a majority of the board of directors.

Under the Companies Act, a special general meeting of shareholders must be convened by the board of directors of a company on the requisition of shareholders holding not less than one-tenth of the paid-up capital of the company as at the date of the deposit carrying the right to vote at a general meeting.

Seawell’s Bye-Laws provide that the Seawell board of directors may whenever it thinks fit, and shall when required by the Companies Act, convene a special general meeting of the Seawell shareholders.

Shareholder Action by Written Consent

The DGCL and the Allis-Chalmers bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consent(s) in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Where corporate action is taken in such matter by less than unanimous written consent, prompt written notice of the taking of such action shall be given to all stockholders.

The Companies Act provides that, except in the case of the removal of an auditor or director and subject to a company’s bye-laws, anything which may be done by resolution of a company in a general meeting or by resolution of a meeting of any class of the members of a company, may be done by resolution in writing.

Other than in respect of proposed variation of rights attaching to any class of Seawell shares, Seawell’s Bye-Laws do not provide for action by written consent of shareholders.

	Allis-Chalmers Stockholder	Seawell Shareholder
Voting Rights; Shareholder Meeting Quorum; Voting Requirement

The holders of shares of Allis-Chalmers common stock are entitled to one vote per share. The holders of shares of Allis-Chalmers preferred stock are entitled to vote together with the holders of the common stock as a single class on an as-converted basis, subject to the limitations set forth in the certificate of designations of the preferred stock, on all matters, and as a separate class on certain matters.

The Allis-Chalmers bylaws provide that holders of a majority of the issued and outstanding shares of stock entitled to vote, represented in person or by proxy, shall be necessary to and shall constitute a quorum for the transaction of business at any meeting of stockholders.

Except as otherwise provided by law, the certificate of incorporation or the bylaws, all matters shall be decided by the vote of a majority of the shares of stock present or represented at any meeting of stockholders, so long as a quorum is present. There is no cumulative voting.

The voting rights of Seawell common shares are set forth under “Description of Seawell Common Shares” beginning on page 123.

Seawell’s Bye-Laws provide that save as otherwise provided by the Bye-Laws that one or more shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying 33 1/3% of the voting rights entitled to be exercised at any general meeting shall constitute a quorum for such meeting.

Except where a greater majority is required by the Companies Act or the Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast. There is no cumulative voting.

The Allis Chalmers bylaws provide that the stockholders entitled to vote for the election of directors shall do so by a plurality vote.

Notice of Shareholder Meetings	The DGCL and the Allis-Chalmers bylaws require not less than 10 days, nor more than 60 days’ written notice of any meeting of stockholders to be given to each stockholder entitled to vote at such meeting.

The Companies Act requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to, or the non-receipt of a notice of a meeting by, any person entitled to receive notice does not invalidate the proceedings of the meeting.

Seawell’s Bye-Laws provide that at least 7 days’ notice in writing to shareholders is required for an annual general meeting and a special general meeting. If a general meeting is called on shorter notice, it will be deemed to have been properly called if it is so

	Allis-Chalmers Stockholder	Seawell Shareholder
agreed (i) in the case of a meeting called as an annual general meeting by all the shareholders entitled to attend and vote thereat; and (ii) in the case of any other meeting by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving that right.

Notice of Shareholder Proposals

Any Allis-Chalmers stockholder wishing to submit a proposal at an annual meeting of stockholders and to have such proposal included in the proxy statement and form of proxy relating to that annual meeting must submit the proposal to Allis-Chalmers not less than 120 calendar days before the anniversary of the date of the proxy statement that was released to stockholders in connection with the previous year’s annual meeting to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Any Allis-Chalmers stockholder wishing to submit a proposal at an annual meeting of stockholders that is not to be included in the proxy statement and form of proxy relating to that annual meeting must deliver notice of the proposal to Allis-Chalmers not less than 45 days before the anniversary of the date of the proxy statement that was released to stockholders in connection with the previous year’s annual meeting.

Under the Companies Act, shareholders holding not less than one-twentieth of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates, or not less than 100 shareholders, may, as set forth below, at their own expense (unless the company otherwise resolves), require a company to give notice of any resolution which may properly be moved and is intended to be moved at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at the annual general meeting.

	Allis-Chalmers Stockholder	Seawell Shareholder
Board Meeting Quorum; Voting Requirement	The Allis-Chalmers bylaws provide that a majority of the entire board of directors shall be necessary to, and shall constitute a quorum for, the transaction of business at any meeting of directors, unless otherwise provided by law, the certificate of incorporation or the bylaws. The act of a majority of the directors present at a meeting where a quorum is present shall be the act of the board of directors.	Seawell’s Bye-Laws provide that the board may fix the number of directors necessary to form a quorum and, unless so fixed by the board, a majority of the board present in person or by proxy shall constitute a quorum. The Companies Act provides that, notwithstanding the Bye-Laws, a quorum for a directors’ meeting shall not be less than two directors. Questions arising at any meeting of the Seawell board of directors shall be determined by a majority of votes cast. In the event of an equality of votes, the motion shall be deemed to have been lost.

Number of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by, or in the manner provided in, the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors.

The Allis-Chalmers bylaws provide that the number of directors shall be fixed from time to time by a vote of a majority of the entire board of directors and shall be not less than three nor more than 15.

The Allis-Chalmers board of directors currently consists of 9 directors.

Under the Companies Act, the minimum number of directors on the board of directors of a company is two, although the minimum number of directors may be set higher, and the maximum number of directors may be set by the shareholders at a general meeting or in accordance with the bye-laws of the company. The maximum number of directors is usually fixed by the shareholders in a general meeting. Only the shareholders may increase or decrease the number of directors’ seats last approved by the shareholders.

Seawell’s Bye-Laws currently provide that the number of directors shall be such number not less than two as the shareholders by ordinary resolution may from time to time determine.

The Seawell board of directors currently consists of 6 directors. At the September 24, 2010 annual general meeting of shareholders, Seawell’s shareholders approved an ordinary resolution to increase the maximum number of directors to 9.

	Allis-Chalmers Stockholder	Seawell Shareholder
Removal of Directors

Under the DGCL, stockholders holding a majority of the shares entitled to vote at an election of directors may remove any director or the entire board of directors, with or without cause, subject to limited exceptions in the case of corporations with a classified board of directors or that permit cumulative voting.

The Allis-Chalmers bylaws provide that any director may be removed at any time by vote of the stockholders then entitled to vote for the election of directors at a special meeting called for that purpose, either with or without cause.

Subject to Seawell’s Bye-Laws, the Companies Act states that the shareholders of a company may, at a special general meeting called for that purpose, remove any director. Any director whose removal is to be considered at such a special general meeting is entitled to receive not less than 14 days notice and shall be entitled to be heard at the meeting.

Seawell’s Bye-Laws provide that a director may be removed from office at a special general meeting called for that purpose provided notice of any such special general meeting is served upon the director concerned not less than 14 days before the meeting. Such director is entitled to be heard at the meeting.

Newly Created Directorships and Vacancies on the Board of Directors

Under the DGCL, unless a corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

The Allis-Chalmers bylaws provide that newly created directorships and vacancies occurring for any reason whatsoever shall be filled by vote of the board. If the number of directors then is office is less than a quorum, such newly created directorships and vacancies may be filled by a vote of the majority of the directors then in office. Any director elected to fill a vacancy shall serve until the next meeting of stockholders at which an election of directors is to be held, and until his successor has been elected and qualified.

Under the Companies Act, the directors shall be elected at each annual general meeting of the company or elected or appointed by the shareholders in such other manner and for such term as may be provided in the bye-laws. Additionally, a vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director or in the absence of such election, by the other directors. Unless the bye-laws of a company provide otherwise and provided there remains a quorum of directors in office, the remaining directors may fill a vacancy on the board.

The Bye-Laws provide that, so long as a quorum of directors remains in office, the Board has the power to fill casual vacancies on the board. In addition, the Bye-laws provide that any vacancy created by the removal of a director at a special general meeting may be filled at the special general meeting by the election of another person as director or, in the absence of any such election, by the Board.

	Allis-Chalmers Stockholder	Seawell Shareholder
Under Seawell’s Bye-Laws, any vacancy in the board of directors may be filled by the election or appointment by the shareholders at a general meeting, and the board of directors may also fill any vacancy in the number left unfilled. A director so appointed holds office until the next annual general meeting.

Interested Directors

Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other entity in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

• the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with a company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

Under Seawell’s Bye-Laws, any director, or any director’s firm, may hold any other office or place of profit with Seawell (except that of auditor) for such period and on such terms as the board may determine and shall be entitled to remuneration as if such director were not a director.

So long as, where it is necessary, a director declares the nature of his interest at the first opportunity at a meeting of the Seawell board of directors or by writing to the Seawell board of directors as required by the Companies Act, a director shall not by reason of his office be accountable to Seawell for any benefit which he derives from any office or employment to which the Seawell Bye-Laws allow him to be appointed or from any transaction or arrangement in which the Seawell Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

	Allis-Chalmers Stockholder	Seawell Shareholder
Duties of Directors

The Allis-Chalmers certificate of incorporation provides that, subject to the provisions of applicable law and the Allis-Chalmers certificate of incorporation and bylaws, the board of directors shall have the control and management of Allis-Chalmers’ business and affairs.

Under Delaware law, directors of a corporation have a duty of care, which requires directors to act prudently in light of all reasonably available information in overseeing the corporation’s business and making decisions on it behalf, and a duty of loyalty, which requires directors to act in good faith, to act in the best interests of the corporation and its stockholders, and to refrain from receiving improper personal benefits as a result of their relationship with the corporation.

The Bye-Laws provide that Seawell’s business is to be managed and conducted by the board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Director Liability

The DGCL permits, and Allis-Chalmers has adopted, a provision in the certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, in accordance with the DGCL, such provision does not eliminate or limit the liability of a director for:

•    breaching the duty of loyalty to the corporation or its stockholders;

•    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

The Companies Act permits a company to exempt or indemnify any director, officer or auditor from loss or liability in circumstances where it is permissible for the company to indemnify such director, officer or auditor, as indicated in “—Indemnification of Officers, Directors and Employees” below.

	Allis-Chalmers Stockholder	Seawell Shareholder
• the unlawful payment of a dividend or the unlawful stock purchase or redemption; or • for any transactions from which the director derived an improper personal benefit.

Variation of Shareholder Rights	See “Amendment of Memorandum of Association or Certificate of Incorporation” below.

Seawell’s Bye-Laws provide that, subject to the Companies Act, all or any of the rights for the time being attached to any class of shares for the time being issued may from time to time be altered or abrogated with the consent in writing of the holders of not less than 75% in nominal value of the issued shares of that class or with the sanction of a resolution passed by a majority of 75% of the votes cast at a separate general meeting of the holders of such shares voting in person or by proxy.

Seawell’s Bye-Laws specify that the rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

Indemnification of Officers, Directors and Employees

The DGCL generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in

The Companies Act permits a company to indemnify its directors, officers and auditor with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the director, officer or auditor may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. The Companies Act also permits a company to indemnify a director, officer or auditor against liability incurred in defending any civil or criminal proceedings in which judgment is given in his or her favor or

Allis-Chalmers Stockholder	Seawell Shareholder

good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The DGCL generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other court shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

in which he or she is acquitted, or when the Supreme Court of Bermuda (the “Court”) grants relief to such director, officer or auditor. The Companies Act permits a company to advance moneys to a director, officer or auditor to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved against them. The Court may relieve a director, officer or auditor from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director, officer or auditor has acted honestly and reasonably and, having regard to all the circumstances of the case, ought fairly to be excused.

Seawell’s Bye-Laws provide that the current and former directors, officers and members of board committees of Seawell as well as current and former directors and officers of Seawell’s subsidiaries, shall be indemnified out of the funds of Seawell from and against all civil liabilities, loss, damage or expense incurred or suffered by him as such director, officer or committee member of Seawell, or as a director or officer of any of Seawell’s subsidiaries and the indemnity extends to any person acting as a director, officer or committee member of Seawell, or as a director or officer of any of Seawell’s subsidiaries in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

Allis-Chalmers Stockholder	Seawell Shareholder
The Allis-Chalmers certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or other entity, including service with respect to employee benefit plans, shall be indemnified by the corporation to the fullest extent permitted by the DGCL as the same exists or may be amended, against all expenses, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the board of directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the board of directors; provided, however, that if the DGCL so requires, the director, officer or employee shall deliver to the corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under the certificate of incorporation.

The Allis-Chalmers bylaws provide that to the extent permitted by law, as it exists or may be amended to permit broader indemnification rights, Allis-Chalmers shall indemnify any person against any and all judgments, fines, and amounts paid in settling or otherwise disposing of actions or threatened

	Allis-Chalmers Stockholder	Seawell Shareholder
actions, and expenses in connection therewith, incurred by reason of the fact that such person, such person’s testator or intestate is or was a director of Allis-Chalmers or any other corporation of any type or kind, domestic or foreign, which such person served in any capacity at the request of Allis-Chalmers. To the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall at such person’s request be paid by Allis-Chalmers in advance of the final disposition of such action or proceeding.

Amendment of Memorandum of Association or Certificate of Incorporation

The DGCL provides that a certificate of incorporation may be amended, so long as it is amended to contain provisions that would be lawful and proper to insert in an original certificate of incorporation. The approval of the board of directors, a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class is required to amend a certificate of incorporation.

The DGCL provides that the holders of the outstanding shares of a class of stock shall be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

The Companies Act provides that the memorandum of association of a company may be amended by a resolution passed by a simple majority of the votes cast at a general meeting of shareholders of which due notice has been given.

Under the Companies Act, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof, or the holders of not less than 20% of the company’s debentures entitled to object to amendments to the memorandum of association, have the right to apply to the Court for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting.

This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Court. An application for an annulment of an amendment to the memorandum of association passed in accordance with the Companies Act may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

	Allis-Chalmers Stockholder	Seawell Shareholder
Amendment of Bye-Laws and Bylaws

The Allis-Chalmers certificate of incorporation provides that the stockholders may adopt, amend or repeal any bylaws of Allis-Chalmers at any annual meeting, or at any special meeting, provided notice of any proposed adoption, amendment or repeal of a bylaw is included in the notice of such meeting. The board of directors may also adopt, amend or repeal any bylaws except any bylaws adopted or amended by the stockholders.

The Allis-Chalmers bylaws provide that the board of directors may amend or repeal the bylaws, and any new bylaws may be adopted by the directors; provided that the bylaws amended or adopted by the board of directors may be amended or reinstated, and new bylaws may be adopted, by the stockholders entitled to vote at the time for the election of directors.

Under Bermuda law, any rescission, alteration, amendment or adoption of the Seawell Bye-Laws must be approved by a resolution of the board of directors and by an ordinary resolution of the shareholders passed by a simple majority of the votes cast at a general meeting of shareholders.

Seawell’s Bye-Laws provide that the Bye-Laws may be amended from time to time in the manner provided for in the Companies Act, provided that any such amendment shall only become operative to the extent that it has been confirmed by an ordinary resolution passed by a simple majority of the votes cast at a general meeting of Seawell shareholders.

Inspection of Books and Records; Shareholder Lists

Under the DGCL, any stockholder may inspect Allis-Chalmers’ books and records for a proper purpose.

Under the DGCL, a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in each stockholder’s name, shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting, either (i) on a reasonably accessible electronic network, or (ii) during ordinary business hours, at the principal place of business of the corporation.

Under the DGCL, the stockholder list shall be kept at the place of the meeting (if the meeting is to be held at a place) during the whole time thereof and shall be open to the examination of any such stockholder who is present. If the

The Companies Act provides the general public with a right of inspection of a Bermuda company’s public documents at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers and all amendments to the memorandum of association. The Companies Act also provides shareholders of a Bermuda company with a right of inspection of the company’s bye-laws, minutes of general (shareholder) meetings and the company’s audited financial statements. The register of shareholders is also open to inspection by the members of the public free of charge. A Bermuda company is required to maintain its share register at its registered office in Bermuda or upon giving notice to the Registrar of Companies at such other place in Bermuda. A company may, in certain circumstances, establish a branch

	Allis-Chalmers Stockholder	Seawell Shareholder
	meeting is held by means of remote communication, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network.	register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers that is open for inspection by members of the public without charge. The Companies Act does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amalgamations and Business Combinations

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with any person owning 15% or more of the corporation’s voting stock, or an affiliate thereof, for a period of three years following the time that such person became a 15% stockholder, with certain exceptions. Allis-Chalmers has not opted out of Section 203 in its certificate of incorporation and is therefore governed by the terms of Section 203 of the DGCL.

Under the DGCL, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation generally must be approved by the holders of a majority of the shares entitled to vote thereon.

Under the DGCL, no vote of the stockholders of a corporation surviving a merger is required to approve a merger if:

•    the agreement of merger does not amend the certificate of incorporation of the corporation;

•    each share of stock of the corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation thereafter; and

either no shares of common stock of the surviving corporation and no shares,

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. The Companies Act does require, however, that shareholders approve certain forms of mergers such as amalgamations and schemes of arrangement.

Pursuant to the Companies Act, an amalgamation of two or more non-affiliated companies requires approval of the board of directors and the approval of the shareholders of each Bermuda company by a three-fourths majority, unless the company’s bye-laws otherwise provide. The quorum for such a meeting must be two persons holding or representing by proxy more than one-third of the issued shares of the company. For purposes of approval of an amalgamation, all shares whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation.

Seawell’s Bye-Laws provide that the Seawell board of directors may, with the sanction of an ordinary resolution of the shareholders, amalgamate Seawell with another company (whether or not Seawell will be the surviving company and whether or not such an amalgamation involves a change in the jurisdiction of Seawell).

	Allis-Chalmers Stockholder	Seawell Shareholder
	securities or obligations convertible into such stock are to be issued or delivered under the Merger Agreement or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the Merger Agreement plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the Merger Agreement do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the merger.	Pursuant to the Companies Act, a company could be acquired by a scheme of arrangement effected by obtaining the agreement of a company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer, who would act as a separate class) present and voting at a court-ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Bermuda Registrar of Companies, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

Dissenters’ Rights

Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Under the DGCL, appraisal rights are not available for any shares of common stock of a surviving corporation if the merger did not require for its approval the vote of the surviving corporation under the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class or series of stock which is either:

•    listed on a national securities exchange; or

•    held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights shall be available to those stockholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

•    shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

Under the Companies Act, a shareholder who did not vote in favor of an amalgamation between non-affiliated companies and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of the giving of the notice of the shareholders’ meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. If the Court appraised value is greater than the value received or to be received in the amalgamation, the company must pay the Court appraised value to the dissenting shareholder within one month of the appraisal, unless it decides to terminate the amalgamation.

The Companies Act also provides that where an offer is made for shares or a class of shares in a company by another company not already owned by, or by a nominee for, the offeror or any of its subsidiaries and, within four months of the offer, the holders of not less than 90% in value of the shares which are the subject of the offer approve the offer, the offeror may by notice, given within two months from

	Allis-Chalmers Stockholder	Seawell Shareholder

•    shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;

•    cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or

•    any combination of the items listed above.

the date such approval is obtained, require the dissenting shareholders to transfer their shares on the same terms of the offer. Dissenting shareholders will be compelled to sell their shares to the offeror unless the Court, on application to the Court within a one month period from the date of such offeror’s notice, orders otherwise.

Under another provision of the Companies Act, the holders (the purchasers) of 95% or more of the shares of a company may give notice to the remaining shareholders requiring them to sell their shares on the terms described in the notice. Within one month of receiving the notice, any remaining shareholder may apply to the Court for an appraisal of its shares. Within one month of the Court’s appraisal, the purchasers are entitled to either acquire all shares involved at the price fixed by the Court or cancel the notice given to the remaining shareholders. Where shares had been acquired under the notice at a price less than the Court’s appraisal, the purchasers must either pay the difference in price or cancel the notice and return to each shareholder concerned the shares acquired and each shareholder must repay the purchaser the purchase price.

See also “—Amendment of Memorandum of Association or Certificate of Incorporation” above.

Shareholder Suits	The DGCL requires that a stockholder bringing a derivative suit against a corporation must have been a stockholder at the time of the transaction of which such stockholder complains or that he received the stock by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. Furthermore, a stockholder may not sue derivatively unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders

Allis-Chalmers Stockholder	Seawell Shareholder

or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. However, generally a derivative action will not be permitted where there is an alternative action available that would provide an adequate remedy. Any property or damages recovered by derivative action go to the company, not to the plaintiff shareholders. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company or that the company be wound up.

A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement contained in the prospectus, but this confers no right of action against the Bermuda company itself. In addition, an action can be brought by a shareholder on behalf of the company to enforce a right of the company (as opposed to a right of its shareholders) against its officers (including directors) for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

	Allis-Chalmers Stockholder	Seawell Shareholder
Preemptive Rights

Under the DGCL, security holders of a corporation only have preemptive rights as may be provided in the corporation’s certificate of incorporation.

The Allis-Chalmers certificate of incorporation is silent with respect to preemptive rights.

Under the Companies Act, no shareholder has a pre-emptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Seawell’s Bye-Laws do not provide for pre-emptive rights.

LITIGATION RELATED TO THE MERGER

Texas State Court

Beginning on August 16, 2010, seven putative stockholder class action petitions were filed against various combinations of Allis-Chalmers, members of the Allis-Chalmers board of directors, Seawell, and Wellco in the District Court of Harris County, Texas, challenging the proposed merger and seeking, among other things, compensatory damages, attorneys’ and experts’ fees, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties and injunctive relief prohibiting the defendants from consummating the merger.

The lawsuits generally allege, among other things, that the Merger Agreement was reached through an unfair process and that the consideration upon which the Merger Agreement is premised is inadequate, that the transaction was timed to take advantage of an overall decline in the market price of Allis-Chalmers stock and that the Merger Agreement unfairly caps the price of Allis-Chalmers stock, that the Merger Agreement’s “no shop” provision unreasonably dissuades potential suitors from making competing offers and that the Merger Agreement otherwise unduly restricts Allis-Chalmers from considering competing offers.

Beginning on August 26, 2010, various plaintiffs in these lawsuits filed competing motions to consolidate the suits, to appoint their counsel as interim class counsel and to compel expedited discovery. On September 16, 2010, the defendants filed joint motions to stay the Texas lawsuits in favor of a first-filed Delaware lawsuit, and opposing the motions for expedited discovery. There is no hearing date set for these motions. The parties to the Texas State Court actions have agreed that the various defendants need not respond to the petitions until after lead counsel is appointed, a consolidated amended petition is filed and served or, alternatively, an active petition is designated by lead counsel.

Delaware Chancery Court

Beginning on August 16, 2010, three putative stockholder class action suits were filed against various combinations of Allis-Chalmers, members of the Allis-Chalmers board of directors, Seawell, and Wellco in the Court of Chancery of the State of Delaware, challenging the proposed merger and seeking, among other things, compensatory and rescissory damages, attorneys’ and experts’ fees and injunctive relief concerning the alleged breaches of fiduciary duties and prohibiting the defendants from consummating the merger.

The lawsuits generally allege, among other things, that the Merger Agreement was reached through an unfair process and that the consideration upon which the Merger Agreement is premised is inadequate, that the transaction was timed to take advantage of an overall decline in the market price of Allis-Chalmers stock, that the transaction unfairly favors Seawell, that the Merger Agreement’s “no shop” provision unreasonably dissuades potential suitors from making competing offers and that the Merger Agreement otherwise unduly restricts Allis-Chalmers from considering competing offers.

On September 21, 2010, the plaintiffs in the three actions wrote the Court seeking consolidation of the Delaware cases. Defendants did not oppose consolidation and took no position regarding lead plaintiff. On September 29, 2010, the Court granted the Motion to Consolidate. On September 16, 2010, Seawell and Wellco answered the first-filed Girard Complaint (which is the operative complaint post-consolidation). Allis-Chalmers and the members of the Allis-Chalmers board of directors answered the consolidated complaint on October 4, 2010.

Allis-Chalmers, its directors, and Seawell believe these lawsuits are without merit and intend to defend them vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion of material United States federal income tax consequences of the merger and of the ownership of Seawell common shares is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change, and is the opinion of Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP insofar as it sets forth specific legal conclusions under United States federal income tax law. The opinions of counsel are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations, and assumptions upon which the opinions are based and are subject to the limitations, qualifications and assumptions set forth below and in the opinions. Because the applicability of Section 367(a)(1) cannot be determined until the closing of the merger (as discussed under “Application of Section 367 of the Code” beginning on page 153), counsel are not able to render opinions at this time as to whether Allis-Chalmers stockholders will be subject to tax on the merger. As a result, for the purposes of deciding how to vote, you should assume that the merger will be subject to tax due to the application of Section 367(a)(1). For a more complete description of the material U.S. federal income tax consequences of the merger if it is taxable due to the application of Section 367(a)(1), please see the section entitled “Application of Section 367 of the Code” beginning on page 153. This discussion does not deal with all potential tax consequences that may be relevant to you, such as the tax consequences under state, local and other tax laws.

General

The following is a discussion of the material U.S. federal income tax consequences of the merger and of the ownership of Seawell common shares that may be relevant to you if you are a beneficial owner and hold shares of Allis-Chalmers common stock, and will hold the Seawell common shares received in the merger, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and are a U.S. holder, meaning that you are:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

This discussion is addressed only to Allis-Chalmers stockholders who exchange shares of Allis-Chalmers common stock for Seawell common shares, cash or a combination of both in the merger.

This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to you. Moreover, this discussion does not apply to you if you are subject to special treatment under the Internal Revenue Code, including, without limitation, because you are:

•	a foreign person or entity;

•	a tax-exempt organization, financial institution, mutual fund, dealer or broker in a securities or insurance company;

•	a trader who elects to mark its securities to market for U.S. federal income tax purposes;

•	a person who holds shares of Allis-Chalmers common stock as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•	a person who holds shares of Allis-Chalmers common stock in an individual retirement or other tax-deferred account;

•	a person whose functional currency is not the U.S. dollar;

•

an individual who received shares of Allis-Chalmers common stock, or who acquires Seawell common shares, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•

a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes) and persons who hold an interest in such entities; or

•	a person subject to the alternative minimum tax.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, exchanges its shares of Allis-Chalmers common stock in the merger, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. Partners in a partnership that intends to exchange its shares of Allis-Chalmers common stock in the merger are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

In addition, this discussion does not address the tax consequences to you if you will become a “five-percent transferee shareholder” of Seawell within the meaning of the applicable Treasury Regulations under Section 367 of the Internal Revenue Code. In general, a five-percent transferee shareholder is a person who holds shares of Allis-Chalmers common stock and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of Seawell common shares immediately after the merger. If you believe you could become a five-percent transferee shareholder of Seawell, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement, which might apply regarding your ability to obtain tax-free treatment in the merger. The ruling requested of the IRS (discussed below) will assume that any shareholder who is a “five-percent transferee shareholder” with respect to Seawell within the meaning of the applicable Treasury Regulations under Section 367 of the Internal Revenue Code will in timely and proper manner file the gain recognition agreement described in such Treasury Regulations.

This discussion also does not address the tax consequences of the merger under foreign, state, local or other tax laws. The following discussion is based on existing U.S. federal income tax law, including the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, IRS rulings, judicial decisions and other administrative pronouncements, all as in effect on the date of this proxy statement/prospectus. Neither Allis-Chalmers nor Seawell can provide any assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax law or interpretation thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, neither Allis-Chalmers nor Seawell can assure you that the IRS will agree with the conclusions expressed herein.

You are strongly urged to consult your tax advisor as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from your own facts and circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the merger and the ownership and disposition of Seawell common shares.

Tax Opinions and Ruling Request

The obligation of Allis-Chalmers and Seawell to consummate the merger is conditioned upon the receipt of tax opinions, reasonably satisfactory in form and in substance, dated the closing date of the merger, from Andrews Kurth and Skadden, respectively, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” qualifying under the provisions of Section 368(a) of the Internal Revenue Code. Neither Seawell nor Allis-Chalmers intends to waive this opinion condition to its obligation to consummate the merger. If the conclusions in the tax opinions delivered at closing are materially different from the opinions described herein, Seawell and Allis-Chalmers will recirculate the proxy statement/prospectus and resolicit the stockholder votes of Allis-Chalmers. Further, if either Seawell or Allis-Chalmers does waive this opinion condition after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the merger to you have materially changed, Seawell and Allis-Chalmers will recirculate the proxy statement/prospectus and resolicit the stockholder votes of Allis-Chalmers.

As described below, under Section 367(a)(1) of the Internal Revenue Code, a transaction qualifying as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code in which a U.S. person exchanges stock of a U.S. corporation for stock of a foreign corporation will nevertheless be fully taxable to such U.S. person unless the transaction qualifies for an exception. Because the applicability of Section 367(a)(1) cannot be determined until the closing of the merger (as discussed under “Application of Section 367 of the Code” on page 153), counsel are not able to render opinions at this time as to whether Allis-Chalmers stockholders will be subject to tax on the merger. As a result, for the purposes of deciding how to vote, you should assume that the merger will be subject to tax due to the application of section 367(a)(1). For a more complete description of the material U.S. federal income tax consequences of the merger if it is taxable due to the application of Section 367(a)(1), please see the section entitled “Application of Section 367 of the Code” on page 153. Allis-Chalmers will use its reasonable best efforts to obtain a ruling from the IRS providing that the transfer of shares of Allis-Chalmers common stock and preferred stock to Seawell by Allis-Chalmers stockholders pursuant to the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. The obligation of Allis-Chalmers and Seawell to consummate the merger is not conditioned upon the receipt of a favorable ruling from the IRS.

The tax opinions and the ruling request described above will be based on certain facts, representations, covenants and assumptions, including representations of Seawell and Allis-Chalmers, and assume that the parties will comply with certain reporting obligations under the Internal Revenue Code. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected. The tax opinions are not binding on the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion. Therefore, while the merger is conditioned upon the receipt of tax opinions from Andrews Kurth and Skadden that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, no assurance can be provided that the IRS will agree with this conclusion. Moreover, there can be no assurance that Allis-Chalmers will obtain the ruling from the IRS to the effect that the merger will not be subject to Section 367(a)(1) of the Internal Revenue Code. Failure to receive the ruling does not necessarily mean that the merger will be subject to Section 367(a)(1) of the Internal Revenue Code.

Material U.S. Federal Income Tax Consequences of the Merger to Allis-Chalmers Stockholders

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the Merger Agreement and this proxy statement/prospectus and that, following the effective time of the merger, Seawell will cause Wellco, or Allis-Chalmers if it becomes the surviving corporation pursuant to the election by Seawell discussed above under “The Merger Agreement—Terms of the Merger,” to comply with certain reporting requirements set forth in Treasury Regulations under Section 367 of the Internal Revenue Code. In the opinion of Andrews Kurth and Skadden, the merger will be treated for U.S. federal income tax purposes as a “reorganization” qualifying under the provisions of Section 368(a) of the Internal Revenue Code. Subject to the application of Section 367 of the Internal Revenue Code, if the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger will have the following U.S. federal income tax consequences to you if you own Allis-Chalmers common stock and do not own Allis-Chalmers preferred stock:

•

If you exchange all of your Allis-Chalmers common stock solely for Seawell common shares in the merger, you will not recognize any gain or loss with respect to your Allis-Chalmers stock (except with respect to cash received instead of a fractional Seawell share, as discussed below).

•

If you exchange all of your Allis-Chalmers common stock solely for cash in the merger, you generally will recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in your Allis-Chalmers stock exchanged therefor. If, however, you are treated, as a result of the application of certain constructive ownership rules, as owning Seawell common shares after the merger, the amount of cash you receive might be treated as a dividend (discussed below).

•

If you exchange all of your Allis-Chalmers common stock for a combination of Seawell common shares and cash, you generally will recognize capital gain (but not loss) in the merger. Any such gain recognized will equal the lesser of (1) the excess, if any, of (a) the sum of the amount of cash

(excluding any cash received instead of a fractional Seawell common share) and the fair market value of the Seawell common shares you receive in exchange for your Allis-Chalmers stock over (b) your adjusted tax basis in your Allis-Chalmers stock and (2) the amount of cash you receive in exchange therefor (excluding cash received instead of a fractional Seawell common share, as discussed below).

•

If you have differing bases or holding periods in respect of your Allis-Chalmers common stock, you must determine the bases and holding periods in the Seawell common shares received in the merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Allis-Chalmers common stock you exchange. You should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Seawell common shares received in the merger.

•

The aggregate tax basis of any Seawell common shares you receive in exchange for all of your Allis-Chalmers common stock in the merger, including fractional Seawell common shares deemed received and redeemed, as discussed below, will be the same as the aggregate tax basis of your Allis-Chalmers stock, decreased by the amount of cash you receive in exchange therefor (excluding any cash received in lieu of a fractional share) and increased by the amount of gain you recognize with respect to your Allis-Chalmers stock (including any portion of the gain that is treated as a dividend as discussed below, but excluding any gain recognized as a result of cash received in lieu of a fractional share).

•

The holding period of any Seawell common shares (including fractional Seawell common shares deemed received and redeemed as discussed below) you receive in the merger generally will include the holding period of the Allis-Chalmers common stock you exchanged for such Seawell common shares.

•

Because Seawell will not issue any fractional Seawell common shares in the merger, if you exchange Allis-Chalmers common stock in the merger and would otherwise have received a fraction of a Seawell common share, you will receive cash. If you receive cash instead of a fractional Seawell common share, you will be treated as having received a fractional share and having received such cash in redemption of the fractional share. The amount of any capital gain or loss you recognize will equal the amount of cash received with respect to the fractional share less the ratable portion of the tax basis of the Allis-Chalmers common stock surrendered that is allocated to the fractional share.

Treatment of Gain Recognized

Capital gain or loss generally will be long-term capital gain or loss if your holding period in the Allis-Chalmers common stock is more than one year on the date of completion of the merger. The deductibility of capital losses is subject to limitations.

If, after the merger, you own, or are treated as owning under the constructive ownership rules of Section 318 of the Internal Revenue Code, Seawell common shares, it is possible that your gain recognized in the merger will be treated as a dividend rather than as capital gain. The characterization of any gain recognized on the receipt of cash pursuant to the merger as a capital gain or as ordinary dividend income will depend on whether or not the receipt of such cash has the effect of a distribution of a dividend under Sections 302 and 356(a)(2) of the Internal Revenue Code. For this purpose, you will be treated as if the portion of your Allis-Chalmers common stock exchanged for cash in the merger had instead been exchanged for Seawell common shares and then was redeemed for the cash you actually received. Gain recognized in the deemed redemption generally will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to you (that is, in general, if your deemed percentage share ownership in Seawell, including the shares you actually or constructively owned, as well as those you were deemed to own for purposes of the deemed redemption analysis, was reduced in the deemed redemption by at least 20%) or (2) “not essentially equivalent to a dividend,” which requires a “meaningful reduction” in your deemed share ownership of Seawell. In applying the above tests, you will, under the constructive ownership rules, be deemed to own not only shares that you actually own, but also shares that are owned by certain related persons and entities or that you or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a shareholder in a publicly held corporation whose relative common stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the above analysis. Thus, any shareholder in this situation generally should recognize capital gain. These rules are complex and dependent upon the specific factual circumstances particular to each holder. You should consult your tax advisor as to the application of these rules to your particular facts.

Application of Section 367 of the Code

Section 367(a)(1) of the Internal Revenue Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a tax-free reorganization, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. While Seawell and Allis-Chalmers generally expect such requirements to be met, one such requirement is that the value of Seawell equal or exceed the value of Allis-Chalmers, as specifically determined for purposes of Section 367 of the Internal Revenue Code, as of the closing date of the merger. Whether this requirement is met cannot be known until the closing date of the merger. However, Andrews Kurth and Skadden have advised Allis-Chalmers and Seawell that, assuming that the number of Seawell common shares outstanding as of the closing of the merger is equal to the number outstanding as of January 20, 2011, if as of the closing date of the merger, the excess of (I) over (II) is greater than NOK 2.929 billion, then the U.S. federal income tax treatment of the merger to U.S. holders will be as described in the preceding paragraphs of this discussion. For this purpose, (I) equals the product of the number of Seawell common shares outstanding immediately prior to the consummation of the merger (225,400,050) multiplied by the low trading price of Seawell common shares (in NOK) on the closing date; and (II) equals (i) the product of the total number of shares of Allis-Chalmers common stock outstanding as of the closing of the merger (including all outstanding preferred stock on an as-converted basis and all shares of Allis-Chalmers common stock issuable upon the exercise of all outstanding Allis-Chalmers options and other equity awards) (90,607,594) multiplied by the high trading price of Allis-Chalmers common stock on the closing date, multiplied by (ii) the prevailing NOK/$ exchange rate on the closing date. Alternatively, if as of the closing date the test described above is not satisfied, the applicability of Section 367(a)(1) is uncertain, because it depends on a number of factors, including the trading price of Seawell common shares, and in some cases Section 367(a)(1) will apply to the merger. If you do not expect the test described above to be satisfied on the closing date, you should assume, for purposes of deciding how to vote, that the merger will be treated as follows: if Section 367(a)(1) applies to the merger, a U.S. holder of Allis-Chalmers common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the merger of any Seawell common shares received in the merger, over such U.S. holder’s tax basis in the shares of Allis-Chalmers common stock surrendered by the U.S. holder in the merger. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Allis-Chalmers common stock for more that one year at the time the merger is completed.

If the merger qualifies as a tax-free reorganization but is subject to Section 367(a)(1) of the Internal Revenue Code, neither Allis-Chalmers nor Seawell would be subject to U.S. federal income taxation with respect to the merger.

Failure to Qualify as a Reorganization

If the IRS were successfully to challenge the qualification of the merger as a tax-free reorganization, you would generally be required to recognize gain or loss equal to the difference between your adjusted tax basis in the Allis-Chalmers common stock you surrender in the merger and an amount equal to any cash received plus the fair market value, as of the effective time of the merger, of any Seawell common shares received or to be received in the merger. Generally, in such event, your tax basis in the Seawell common shares you received in the merger would equal their fair market value as of the date of the merger, and your holding period for the Seawell common shares would begin on the day after the merger.

In addition, if the merger fails to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, unless Seawell had exercised its right under the Merger Agreement to require that Allis-Chalmers, not Wellco, continue as the surviving corporation, Allis-Chalmers would recognize taxable gain or loss on a deemed sale of its assets, with any gain or loss for this purpose measured by the difference between

(1) Allis-Chalmers’ tax basis in its respective assets and (2) the cash and Seawell common shares conveyed in the merger plus the amount of Allis-Chalmers’ liabilities. Although Seawell itself would not be subject to U.S. federal income taxation as a result of the merger, its subsidiary, Wellco, as the surviving corporation, would succeed to any tax liability resulting from such deemed asset sale. If the merger fails to qualify as a tax-free reorganization under Section368(a) of the Internal Revenue Code, and Seawell has exercised its right under the Merger Agreement to cause Allis-Chalmers to continue as the surviving corporation, neither Allis-Chalmers nor Seawell would be subject to U.S. federal income taxation with respect to the merger.

U.S. Information Reporting and Backup Withholding

If you receive Seawell common shares in the merger, you will be required (i) to file a statement with your U.S. federal income tax return providing a complete statement of all facts pertinent to the non-recognition of gain or loss upon your exchange of Allis-Chalmers common stock, including the tax basis in the Allis-Chalmers common stock that you surrendered and the fair market value of the Seawell common shares and any cash you received in the merger and (ii) to retain permanent records of these facts relating to the merger. Additionally, you may be subject to a backup withholding tax at the applicable rate with respect to any cash received in the merger, unless you (1) are a corporation or come within certain other exempt categories or (2) provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. To prevent backup withholding on payments made to you pursuant to the merger, you must provide the exchange agent with your correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the IRS in addition to backup withholding. Any amounts withheld under these rules may be credited against your U.S. federal income tax liability if you file proper documentation with the IRS.

Material U.S. Federal Income Tax Consequences of Holding Seawell Common Shares

Dividends

Any cash distributions paid on Seawell common shares out of its current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income. Because Seawell does not intend to determine its earnings and profits on the basis of United States federal income tax principles, U.S. holders should expect that any distribution paid will generally be reported to them as a “dividend” for United States federal income tax purposes. Dividends received on Seawell common shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes. The rules with respect to foreign tax credits are complex and U.S. holders are urged to consult their independent tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Seawell Common Shares

A U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Seawell common shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Seawell common shares. The ability to deduct any loss may be subject to limitations. If you are an individual, capital gain or loss generally will be long-term if your holding period in the Seawell common shares is more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as Seawell, will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes, if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the fair market value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and unbooked intangibles will be taken into account and generally treated as nonpassive assets. The corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. While Seawell does not anticipate becoming a PFIC in the current or future taxable years, there can be no assurance that it will not be a PFIC for any taxable year, as PFIC status is tested each taxable year and depends on the composition of its assets and income in such taxable year. If Seawell is classified as a PFIC for any year during which a U.S. holder holds Seawell common shares, Seawell will generally continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds Seawell common shares. Because PFIC status is a fact-intensive determination made on an annual basis and depends on the composition of Seawell’s assets and income at such time, no assurance can be given that Seawell is not or will not become classified as a PFIC.

If Seawell is classified as a PFIC for any taxable year during which a U.S. holder holds Seawell common shares, unless a U.S. holder makes a mark-to-market election (as described below), a U.S. holder will generally be subject to imputed interest charges, characterization of a portion of any gain from the sale or exchange of Seawell common shares as ordinary income, and other disadvantageous tax treatment with respect to Seawell common shares.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the Seawell common shares are actively traded. No assurances may be given that Seawell common shares should qualify as being actively traded. If you make this election, you will generally (i) include as income for each taxable year the excess, if any, of the fair market value of Seawell common shares held at the end of the taxable year over the adjusted tax basis of such shares and (ii) deduct as a loss the excess, if any, of the adjusted tax basis of the Seawell common shares over the fair market value of such shares held at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the Seawell common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

A qualified electing fund election, or QEF election, could also alleviate certain of the tax consequences referred to above. However, it is expected that the conditions necessary for making a QEF election will not apply in the case of the Seawell common shares, because Seawell does not make available the information necessary for U.S. holders to report income and certain losses in a manner consistent with the requirements for such elections.

If you own Seawell common shares during any taxable year in which Seawell is a PFIC, you may be subject to certain reporting obligations with respect to Seawell common shares, including reporting on Internal Revenue Service Form 8621. In the case of a U.S. holder that has held Seawell common shares during any taxable year in respect of which Seawell was classified as a PFIC and continues to hold such Seawell common shares (or any portion thereof), and has not previously determined to make a mark-to-market election, and that is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such Seawell common shares. Each U.S. holder is urged to consult its tax advisor concerning the United States federal income tax consequences of holding and disposing of Seawell common shares if Seawell is or becomes classified as a PFIC, including the possibility of making a mark-to-market or other election.

Information Reporting and Back-up Withholding

Dividends may be subject to backup withholding, currently at a 28% rate, unless a holder (1) is a corporation or other exempt entity or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

BERMUDA TAX CONSEQUENCES

Under current law, Bermuda will not impose on Seawell or any of its operations or the shares, debentures or other obligations of Seawell, any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate, duty or inheritance tax. Seawell has obtained a written assurance from the Minister of Finance of Bermuda under The Exempted Undertakings Tax Protection Act 1966 of Bermuda to the effect that in the event of the enactment in Bermuda of any legislation imposing any such tax, then the imposition of such tax shall not be applicable to Seawell or to any of its operations or the shares, debentures or other obligations of Seawell until March 28, 2016. The assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (Seawell is not currently so designated) or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land, if any, leased to Seawell. Seawell is required to pay certain annual Bermuda government fees. Under current rates, Seawell will pay a maximum fixed annual fee of $31,120.

Under current Bermuda law, there will be no Bermuda income or withholding tax on dividends paid by Seawell to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of a shareholder) of Seawell’s common shares (other than by shareholders resident in Bermuda).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements of Seawell and Allis-Chalmers have been prepared using the purchase method of accounting under accounting principles generally accepted in the United States of America, and are based on the historical consolidated financial statements of each of Seawell and Allis-Chalmers which include, in the opinion of the management of both companies, all adjustments necessary to present fairly the results as of and for such periods. The historical financial information has been adjusted to give effect to pro forma items that are: (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results. However, the unaudited pro forma condensed combined financial statements do not give effect to the impact, if any, of cost savings that may result from the acquisition. The unaudited pro forma condensed combined balance sheet was prepared as if the acquisition occurred as of September 30, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 and the nine months ended September 30, 2010 were prepared as if the acquisition had occurred as of January 1, 2009. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes of Seawell that are included in this joint proxy statement and of Allis-Chalmers that are incorporated by reference into this joint proxy statement.

The unaudited pro forma condensed combined financial statements reflect Seawell as the “acquirer” for accounting and legal purposes. Accordingly, consideration paid by Seawell to consummate the acquisition will be allocated to Allis-Chalmers’s assets and liabilities based upon their fair values as of the date of the consummation of the acquisition. The notes to the unaudited pro forma condensed combined financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements. The allocation of the purchase price is dependent upon a final determination of the fair value of Allis-Chalmers’s assets and liabilities as of the date of the consummation of the acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Final determinations of fair market value may differ materially from those presented herein.

Allis-Chalmer’s consolidated financial statements are historically presented in US dollars. The consolidated financial statements of Allis-Chalmers are reported in Norwegian Kroner (NOK) within the unaudited pro forma condensed combined financial statements. The presentation of Allis-Chalmer’s consolidated financial statements in NOK was applied retrospectively whereby Allis-Chalmer’s assets and liabilities were converted at the period end rate of exchange (NOK to USD rate of 5.84) and the statements of earnings were converted at the average rate for the period (NOK to USD rate of 6.08).

The pro forma results of operations do not include any anticipated cost reductions from the elimination of redundant public company expenses that management believes will be specifically identified during the integration planning process or after consummation of the acquisition. The historical balance sheet of Seawell at September 30,2010 includes the effects of a private placement in August 2010 and the subsequent repayment of intercompany debt due to Seadrill and third party debt repaid to Fokus Bank. The pro forma condensed combined financial statements have been compiled from historical financial statements and other information, but do not purport to represent the actual combined financial position or results of operations had the transactions occurred on the dates indicated, or to project financial performance for any future periods.

SEAWELL LIMITED

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF September 30, 2010

( in NOK millions, except par value)

(Unaudited)

	Seawell Historical	Allis- Chalmers Historical	Adjustments		Pro forma Combined
Assets
Current assets
Cash and cash equivalents	1,369.2	89.5	(290.4	)(a)(e)	1,168.3
Restricted cash	41.1	—	—		41.1
Accounts receivable, net	694.8	818.3	—		1,513.1
Other current assets	773.5	293.6	—		1,067.1

Total current assets	2,878.6	1,201.4	—		3,789.5

Non-current assets
Property, plant and equipment	379.0	4,279.9	(34.2	)(b)	4,624.7
Assets under construction	178.1	—	—		178.1
Deferred tax assets	0.6	202.9	—		203.5
Other intangible assets	201.1	205.2	533.6	(b)	939.9
Goodwill	1,642.1	269.7	277.7	(b)	2,189.5
Other non-current assets	0.0	283.3	—		283.3

Total non-current assets	2,400.9	5,240.9	—		8,418.9
Total assets	5,279.5	6,442.3	—		12,208.5

Liabilities and shareholders equity
Current liabilities
Current portion of long term debt	1,120.8	138.0	—		1,258.8
Other current liabilities	640.5	603.1	—		1,243.6

Total current liabilities	1,761.3	741.1	—		2,502.4

Non-current liabilities
Long term debt	22.1	2,903.1	25.1	(b)	2,950.3
Deferred Tax liability	0.0	47.2	161.2	(b)	208.4
Other non-current liabilities	170.9	2.6	—		173.5

Total non-current liabilities	193.0	2,952.9	—		3,332.2

Shareholders equity
Common stock	2,622.4	241.6	835.6	(c)(d)	3,699.6
Additional paid in capital	1,369.3	2,969.7	(929.0	)(c)(d)	3,410.0
Retained earnings	410.2	45.3	(114.5	)(d)(e)	340.9
Accumulated other comprehensive income	25.2	(508.3)	508.3	(d)	25.2
Contributed deficit	(1,102.1)	—	—		(1,102.1)
Non-controlling interest	0.2	—	—		0.2

Total shareholders equity	3,325.2	2,748.3	—		6,373.9
Total liabilities and shareholders equity	5,279.5	6,442.3	—		12,208.5

SEAWELL LIMITED

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the Twelve Months Ended December 31, 2009

(in NOK millions, except per share data)

(Unaudited)

	Seawell Historical	ALY Historical	Depreciation Adjustments(f)	Amortisation Adjustments(g)	Interest Adjustments(h)	Tax Adjustments	Total Adjustments		Pro forma Combined
	(in mNOK)
Operating revenues
Operating revenues	3,101.2	3,179.3							6,280.5
Reimbursables	723.6	—							723.6

Total operating revenues	3,824.8	3,179.3							7,004.1
Operating expenses
Operating expenses	2,641.4	2,711.7							5,353.1
Reimbursables expenses	692.5	—							692.5
Depreciation and amortisation	131.6	521.2	(16.3)	111.8			95.5	(f),(g)	748.3

Total operating expenses	3,465.5	3,232.9							6,793.9
Operating income/(loss)	359.3	(53.7)							210.1
Financial Items
Interest income	5.6	0.5							6.1
Interest expense	(95.5)	(302.4)			43.2		43.2	(h)	(354.7)
Other financial items	(34.4)	(5.0)							(39.4)
Gain on debt extinguishment	—	165.6							165.6

Total financial items	(124.3)	(141.3)							(222.5)
Income before income taxes	235.0	(195.0)							(12.3)
Income taxes	(60.6)	61.9				32.5	32.5	(i)	33.8

Net income (loss)	174.4	(133.1)							21.4
Preferred stock dividend	—	(8.2)							(8.2)
Net income (loss) attributable to common stockholders	176.2	(141.2)							15.1
Net income (loss) attributable to the non-controlling interest	(1.8)	—							(1.8)
Earnings (loss) per share
Basic	1.60	(2.63)					—	[j]	0.06
Diluted	1.59	(2.63)					—	[j]	0.06
Weighted average shares outstanding
Basic	110,001	53,669							252,563
Diluted	110,568	53,669							254,524

SEAWELL LIMITED

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

for the Nine Months Ended September 30, 2010

(in NOK millions, except per share data)

(Unaudited)

	Seawell Historical	ALY Historical	Depreciation Adjustments(f)	Amortisation Adjustments(g)	Interest Adjustments(h)	Tax Adjustments	Total Adjustments		Pro forma Combined
	(in mNOK)
Operating revenues
Operating revenues	2,658.2	2,839.8							5,498.0
Reimbursables	407.5	—							407.5

Total operating revenues	3,065.7	2,839.8							5,905.5
Operating expenses
Operating expenses	2,273.7	2,358.1							4,631.8
Reimbursables expenses	389.0	—							389.0
Depreciation and amortisation	99.3	392.2	11.8	71.3			59.5	(f)(g)	551.0

Total operating expenses	2,762.0	2,750.3							5,571.7

Operating income/(loss)	303.7	89.6							333.8

Financial Items
Interest income	6.1	3.0							9.1
Interest expense	(68.0)	(203.9)			32.9		32.9	(h)	(239.1)
Other financial items	(99.6)	(14.9)							(114.5)

Total financial items	(161.5)	(215.8)							(344.4)
Income before income taxes	142.2	(126.2)							(10.6)
Income taxes	(69.4)	21.4				20.2	20.2	(i)	(27.8)

Net income (loss)	72.8	(104.9)							(38.4)
Preferred stock dividend	0	(11.5)							(11.5)
Net income (loss) attributable to common stockolders	73.2	(116.3)							(49.5)
Net income (loss) attributable to the non-controlling interest	(0.4)	—							(0.4)
Earnings (loss) per share
Basic	0.57	(1.63)						(j)	(0.20)
Diluted	0.56	(1.63)						(j)	(0.20)
Weighted average shares outstanding
Basic	127,524	71,506							252,563
Diluted	129,824	71,506							252,563
Book Value per share
Note 1—Basis of Preparation

The historical consolidated balance sheet and statements of income of Seawell and Allis-Chalmers have been prepared in accordance with accounting principles generally accepted in the United States of America. There were no transactions between Seawell and Allis-Chalmers. The following notes set forth the assumptions used in preparing the unaudited pro forma financial statements. The pro forma adjustments are based on estimates made by Seawell’s management using information currently available.

As noted in the Merger Agreement, the ratio of cash consideration to equity consideration is not fixed until Aliss-Chalmers shareholders conclude their elections. For this reason, the numbers contained in this pro forma are preliminary values. For the purpose of this pro forma, the ratios used have been 1.15 Seawell shares for each

Aliss-Chalmers share and a 10%/90% ratio of cash to equity as consideration for the common shares, preference shares and restricted stock units holders. The assumed cash to equity conversion ratio of 10%/90% is based on a number of factors. Allis-Chalmers’ largest stockholder, Lime Rock, has agreed to elect to receive Seawell common shares in exchange for all of its shares of Allis-Chalmers common stock and preferred stock if it votes in favor of the merger proposal. See “The Voting Agreement” beginning at page 118. In addition, since the announcement of the proposed merger, Allis-Chalmers’ stockholder base has consolidated, and we believe that most of the Allis-Chalmers stockholders appear to be investors seeking future exposure in Seawell shares. As a result, we think that a 10%/90% ratio represents a fair approximation of the likely breakdown between the types of merger consideration to be paid in the merger.

1(a)	The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The estimated purchase price of NOK 3,339.1 million has been calculated as follows:

Allis-Chalmers common stock outstanding	73,430,682
Allis-Chalmers preferred stock converted	14,202,146
Allis-Chalmers restricted stock units converted	1,476,083

89,108,911

Estimated conversion ratio	10%
Multiplied by the ‘per share cash consideration’ in USD	$4.25 (NOK 24.82)

Total estimated cash merger impact (NOK millions)	221.2

Total number of Allis-Chalmers stock units	89,108,911
Multiplied by ‘per share exchange ratio’ of 1.15	1.15
Estimated conversion ratio	90%

Estimated number of Seawell common stock to be issued	92,227,723

Assumed Seawell market price per share as of merger date	34.0
Total estimated value of Seawell common stock to be issued	3,135.8
FV effect of Options exchanged	(17.8)

Total Purchase Price (NOK millions)	3,339.1

An independent appraisal firm has been engaged to assist in finalizing the allocation of the purchase price. The preliminary purchase price allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above.

1(b)	The estimated purchase price has been preliminarily assigned to the net tangible and intangible assets acquired and liabilities assumed as follows (in NOK millions):

Cash Paid	221.2
FV of options swapped	(17.8)
Common shares	3,135.7

Consideration	3,339.1

Preliminary allocation of consideration
Book value of ALY assets assumed	2,748.3

Adjustments to historical book values
FV adjustment to fixed assets	(34.2	)(1)
Write off of historical intangibles	(205.2)
Record FV of new intangible assets	738.8	(2)
To record debt at fair value	(25.1	)(3)
Write off of historical goodwill	(269.7)

	204.6
Deferred Tax impact	161.2
Implied Goodwill	547.4

The purchase price allocation has given rise to implied goodwill of NOK 547.4 million, including the deferred tax impact of NOK 161.2 million, which the Company considers is supportable by the implied value of the workforce acquired, cost and revenue synergies, and by the value of other acquired intangible assets that cannot be separately identified.

This amount is highly dependent on the share price of Seawell shares. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the NOK 34.0 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Each NOK 1.00 movement in the Seawell share price, assuming the cash to equity ratio remains at 10% as detailed in Note 1(a) above, would impact the transaction consideration by approximately NOK 87.0 million (gross of tax) with a corresponding impact on goodwill recognised. Should the share price decline prior to the merger date, this could result in a bargain purchase being recognised.

The preliminary allocation adjustments are as follows:

(1)	To reduce the book value of fixed assets acquired to their fair value of NOK 4,245.7. This is a preliminary estimate of impairment and may differ materially prior to the merger date.

(2)	To record intangible assets at their fair value. As part of the purchase price allocation process, the Company has identified the following fair values of intangible assets acquired;

NOK millions
Customer relationships	315.4
Order backlog	182.2
Trademarks and trade names	200.9
Technology	40.3

Intangible assets acquired	738.8

Final purchase price adjustments related to the intangible assets valuation may differ materially from the numbers stated above.

(3)	To increase the fair value of ALY external debt to the price at which it is currently traded in the market.

Note 2 – Pro forma adjustments

The adjustments to the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2010 are described below:

(a)	To record the payment of cash consideration to Allis-Chalmers stockholders in the amount of NOK 221.1 million, representing the 10% of shareholders electing to receive cash consideration.

(b)	To record the difference between the preliminary estimate of the fair value and the historical amount of Allis-Chalmer’s net assets. See note 1 above for the allocation of fair values. This includes the tax impact of the FV exercise of NOK 161.2 million.

(c)	To record the issuance of approximately 92.23 million of Seawell common stock, par value $2.00, at an assumed price of NOK 34, which is the Dec 8, 2010 market value and which will be updated for the merger date, and will approximate to the acquisition close date trading value, net of the ASC 718 charge of NOK 17.8 million relating to the options exchange described in note 1(a).

(d)	To eliminate Allis-Chalmer’s historical equity accounts.

(e)	To reflect the payment of an estimate of Seawell and ALY transaction costs associated with the acquisition totalling NOK 69.3 million. These costs represent accounting, legal, consulting, M&A and taxation advice provided by external parties subject to contract that are directly attributable to the transaction.

The adjustments to the accompanying unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2009 and nine months ended September 30, 2010 are described below:

(f)	To reflect the net adjustment to depreciation expense for the net decrease in estimated fair value of the acquired tangible assets. For purposes of the tangible asset adjustment, we analyzed Allis-Chalmer’s historical carrying values of its rigs and related assets and adjusted these historical carrying values to fair value. There has been no change to the useful lives of these assets, as they are broadly consistent with Seawell policies and assessment of remaining lives. These adjustments generated a net decrease in depreciation and amortisation expense in the amount of NOK 16.3 million in the 12 months ended December 31, 2009 and NOK 11.8 million in the nine months ended September 30, 2010. These numbers are preliminary in nature and may alter materially prior to the merger date.

(g)	To reflect the net adjustment to amortisation expense for the net increase in estimated fair value of the acquired intangible assets. The acquired intangible assets are displayed in Note 1(b). These adjustments generated a net increase in amortisation expense in the amount of NOK 111.8 million in the 12 months ended December 31, 2009 and NOK 71.3 million in the nine months ended September 30, 2010. These numbers are preliminary in nature and may alter materially prior to the merger date.

(h)	Reflects the adjustment to reduce historical interest expense by NOK 38.7 million in the year ended 31 December 2009 and NOK 29.48 million for the nine months ended September 30, 2010 associated with debt balances between Seawell and Seadrill Limited that were repaid during August 2010. As these repayments were made from private placement proceeds received pursuant to the Merger Agreement terms, the Company has adjusted the pro forma earnings to reflect the lower interest costs. The effects of the private placement and the subsequent repayment of debt in August 2010 have been included in the historical balance sheet of Seawell as at September 30, 2010. In addition, there is a decrease in interest expense for the repayment of NOK 100 million to Fokus Bank of NOK 4.5 million and NOK 3.35 million for the 12 months ended December 31, 2009 and nine months ended September 30, 2010, respectively.

(i)	To record the income tax related to the effect of the pro forma adjustments at the applicable statutory rate (approximately 34.0% for adjustments pertaining to depreciation and amortisation). This credit amounted to NOK 32.5 million in the 12 months ended December 31, 2009 and NOK 20.2 million in the nine months ended September 30, 2010. This amount is preliminary in nature and may materially change prior to the merger date.

(j)	Pro forma weighted average shares outstanding have been adjusted to reflect the conversion of Allis-Chalmer’s outstanding common stock and stock equivalents to shares of Seawell common stock assuming the transaction was consummated at the beginning of the period presented. This has the following effect:

Number
Outstanding Seawell shares at Jan 1, 2009	110,001
Proportion of private placement shares issued and applicable to debt repayment	40,919
Proportion of private placement shares issued and applicable to ALY cash consideration	9,715
Shares issued to ALY shareholders on purchase	92,227

Basic EPS denominator	252,563

Dilution effect
Number of Seawell options granted to ALY shareholders as consideration	1,393
Dilutive effect of current Seawell options	568

Diluted EPS denominator	254,524

INFORMATION ABOUT SEAWELL

Overview

Seawell is a global oilfield service company providing drilling and well services to the oil and natural gas exploration and production industry. Seawell’s core businesses include platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technology. Seawell is capable of providing a variety of services such as oil and gas exploration and development drilling, well service, platform inspection maintenance and de-commissioning operations. Seawell provides drilling and well services to national oil and gas companies, major integrated energy companies and independent oil and natural gas operators by delivering innovative technologies, engineering expertise and operational excellence in the most cost-efficient manner. With operations in thirteen countries on six continents, Seawell’s operations are supported by a skilled and experienced multinational workforce of approximately 3,200 employees.

Seawell was established in August 2007 as a wholly owned subsidiary of Seadrill Limited, which we refer to as Seadrill, as a result of the spin off of Seadrill’s well service division. As of September 30, 2010, Seadrill owned 52.26% of Seawell.

Seawell’s total operating revenues and reimbursables, which are items purchased on behalf of customers for which Seawell is reimbursed, for the nine months ended September 30, 2010 were NOK 3,065.7 million compared to NOK 3,963.0 million for the same period in 2009. Seawell’s total operating revenues and reimbursables for fiscal year 2009 were NOK 3,824.8 million compared to NOK 3,624.7 million for 2008 and NOK 2,728.1 million for 2007. Seawell’s backlog was NOK 8 billion on September 30, 2010, compared to NOK 8 billion on December 31, 2009 and NOK 4.7 billion on December 31, 2008. Of the September 30, 2010 backlog amount, management expects that approximately NOK 2.5 billion will be recognized as revenue in fiscal year 2010, approximately NOK 2.5 billion will be recognized as revenue in fiscal year 2011 and approximately NOK 3 billion will be recognized in later years. Although Seawell’s backlog represents business that management believes to be firm, these figures are subject to change due to factors outside Seawell’s control. See “Risk Factors—Risks Related to Seawell’s Business—Seawell can provide no assurance that its current backlog of platform drilling revenue will be ultimately realized” on page 34.

History and Development of Seawell

Seawell is organized as a “Company Limited by Shares” under the laws of Bermuda. Seawell was established in August 2007 following the spin off of Seadrill’s well service division. Seawell, together with its wholly owned subsidiary, Seawell Holding UK, acquired the shares in the entities comprising Seadrill’s well service division in October 2007. The following entities represented Seadrill’s well services division prior to its acquisition by Seawell: Seawell AS, Seawell Engineering AS, Seawell Management Services Ltd (UK), Seawell Ltd. (UK), Seawell Offshore Denmark AS (DK) and Seawell Services Ltd (Hong Kong).

As a company incorporated in Bermuda, Seawell is subject to Bermuda laws and regulations with respect to corporate governance. In addition, certain aspects of Norwegian securities law apply as a result of the listing of Seawell common shares on the Oslo Stock Exchange.

Seawell’s registered office and principal executive offices are at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda. Seawell’s website address is www.seawellcorp.com. None of the contents of Seawell’s website are incorporated by reference herein.

Seawell Milestones Since 2007

•

Following its acquisition of Seadrill’s Well Service division in October 2007, Seawell acquired a 40.3% interest in a wireline technology company, Wellbore Solutions AS, for a purchase price of NOK 25 million. In 2009, Seawell increased its ownership in Wellbore Solutions AS to 42.6%.

•

In April 2008, Seawell acquired Noble Corporation’s North Sea platform drilling division for a purchase price of approximately NOK 168 million. The acquisition included platform drilling contracts on 11 fixed installations covering five different fields on the UK continental shelf.

•

In May 2008, Seawell acquired Peak Well Solutions AS, a Norwegian owned oil service company offering products and services for the upstream offshore oil and gas industry. Peak Well Solutions performs development, engineering, assembly, testing, sales and operations, plugs and cementing technologies and services, employing approximately 70 people. The purchase price for the acquisition was NOK 412.3 million.

•

In July 2008, Seawell completed the acquisition of TecWel AS. TecWel develops and manufactures proprietary high frequency ultrasound investigation tools and provides cased-hole services within production optimization and well integrity to the oil and gas industry worldwide. The purchase price for the acquisition was NOK 172.7 million.

•

In May 2010, Seawell acquired Viking Intervention Technology AS, a company developing an integrated carbon cable intervention system. The purchase price for the acquisition was NOK 50 million, plus an earn-out of up to NOK 25 million.

•

In August 2010, Seawell acquired Rig Inspection Services, a survey assessment and inspection company to the oil and gas industry. The purchase price for the acquisition was 2.5 million Singapore dollars, subject to an earn out provision of up to an additional 7.5 million Singapore dollars.

Recent Developments

On December 16, 2010, Seawell Americas, Inc., a subsidiary of Seawell, completed the acquisition of Gray Holdco, Inc. and its subsidiaries, including Gray Wireline Service, Inc., or Gray, for total consideration of $157.5 million on a debt-free and cash-free basis. Gray is a provider of a full range of cased-hole wireline services in the Permian basin in Texas and in unconventional plays such as the Barnett, Marcellus, Haynesville, Bakken, Eagle Ford and Woodford oil and natural gas shales, located throughout the U.S. Gray has a total of 110 wireline units and operates in 18 district locations, providing access to approximately 85% of all active U.S. drilling rigs and generating a balanced revenue stream from liquids and gas. For the fiscal year ended June 30, 2010, Gray reported revenues of approximately $72.1 million and losses before taxes of approximately $(16.6) million and, at June 30, 2010, Gray had total assets of approximately $90.0 million.

Strategy

Seawell’s strategic objective is to build a profitable and high growth oilfield services company focused on offering a differentiated portfolio of products and services through its two business segments, Drilling Services and Well Services. The key strategies to achieve this objective are:

•	Developing and maintaining a solid footprint in each of the world’s significant oil producing regions through good customer relationships, strong local presence and superior personnel;

•	Developing and providing packaged, integrated services across Seawell’s operating divisions in response to customer requirements; and

•	Exploiting opportunities to strengthen Seawell’s service offering by acquiring unique technologies and skills within the drilling and well services market.

Competitive Strengths

Seawell’s management believes the following competitive strengths will enable Seawell to capitalize on future opportunities:

•

Strategic position in existing fields. Seawell focuses on providing services in existing oil producing fields. The high decline rates in these fields combined with global energy demand and the inability of new fields to provide sufficient additional production capacity provide a good foundation for long-term further growth.

•

Relationships with diversified customer base across various geographic regions. Seawell has relationships with many of the major and independent oil and natural gas producers and service companies in Norway, Denmark, the United Kingdom, Malaysia and Brazil. Seawell’s largest customers include Statoil, ConocoPhillips, Shell, BP, Chevron, Apache and Maersk Oil. Seawell has broadened its customer base and geographic footprint as a result of its acquisitions, technical expertise and customer service and by providing customers with advanced technology and highly skilled operating personnel.

•

Successful execution of growth strategy. Since its inception, Seawell has grown both organically and through successful acquisitions of competing businesses. These acquisitions and organic growth have expanded Seawell’s geographic presence and customer base and, in turn, have enabled Seawell to offer its technology to a large number of international exploration and production operators.

•

Diversified and increased cash flow sources. Seawell operates as a diversified oilfield service company through its two business segments. Management believes that Seawell’s diverse product and service offerings and geographical presence through its two business segments provide Seawell with stable cash flow and the opportunity for continued further growth.

•

Experienced management team. Seawell’s executive management team has extensive experience in the energy sector, and consequently has developed strong and longstanding relationships with many of the major and independent exploration and production companies.

Business Segments

Seawell’s operations are managed through two business segments, Drilling Services and Well Services.

Drilling Services

Seawell’s largest business segment by revenue is its Drilling Services business, which generated total revenues of NOK 2,549.8 million, or 83.2% of total revenues, for the nine months ended September 30, 2010, compared to NOK 2,479.3 million, or 83.7% of total revenues, for the same period in 2009. In 2009, the Drilling Services business segment generated NOK 3,199.4 million in total revenues compared to NOK 3,053.3 million in 2008 and NOK 2,309.2 million in 2007. As a percentage of total revenues, total revenues generated by Seawell’s Drilling Services accounted for 83.6%, 84.2% and 84.6% in 2009, 2008 and 2007, respectively. Seawell’s Drilling Services operations include platform drilling and drilling facility engineering on several fixed installations in the North Sea and offshore Brazil.

Platform Drilling

Seawell’s core business is the provision of offshore drilling services, which Seawell conducts on client-owned fixed oil and gas installations, referred to as “platforms.” Seawell supplies experienced personnel for drilling and technical operations on fixed production platforms. The scope of services Seawell provides is detailed in client-specific contracts, which are also used to govern the relationship between Seawell and its clients. Seawell’s business requires a high volume of personnel who are employed offshore to provide the services on a structured work rotation cycle.

Beginning with its inception as a division of Seadrill’s predecessor, Smedvig ASA, Seawell has more than 30 years of experience drilling production wells on fixed platforms, including managing the operation, maintenance and provision and installation of spare parts of client-owned drilling equipment. Seawell has been a key provider of platform drilling services in the North Sea since 1977, when Smedvig ASA was awarded the Unocal platform drilling contract for the Heather field. Seawell currently operates on approximately 33 fixed installations in the North Sea. Approximately 2,200 experienced employees are trained to deliver quality services and performance.

The primary services that Seawell’s Platform Drilling segment provides are management of its clients’ drilling facilities and the provision of drilling and maintenance services.

•

Rig management. Seawell’s electronic management system, COMPASS, provides a resource in Seawell’s efforts to increase rig uptime and ensure operational safety on its clients’ drilling facilities. Seawell strives to provide the highest quality, most efficient and safest drilling services to its clients.

•

Drilling crews. Seawell supplies drill crews to support all phases of its clients’ drilling operations. Seawell provides its clients with highly competent drilling crews, helping to ensure clients have the best workforce in the market place. In addition, Seawell’s multi-skilled drill crews are able to undertake additional tasks such as plug setting and cutting and cleaning operations. This reduces costs and personnel on board for Seawell’s clients’ facilities.

•

Maintenance crews. Seawell maintenance crews maintain the drilling facility on board its clients’ platforms in prime condition. Seawell’s crews conduct preventive and corrective maintenance, helping to minimize non-productive time on the drilling facilities.

In addition to providing core drilling services, Seawell is also able to provide integrated services. By offering a combination of multi-skilled personnel, innovative Seawell technology and intelligently-designed systems, Seawell is able to provide its clients with effective integration of drilling and well services. This integrated services approach enables well cost reductions by utilizing and combining drilling and maintenance crews for additional tasks such as crane and deck operations, cutting and cleaning operations, scaffolding and plug setting, applying new technology to transfer data onshore, thus reducing the requirement for third party involvement, developing and applying innovative technology and equipment to reduce personnel on board and integrating drilling and engineering personnel.

The following table lists the fixed offshore installations where Seawell currently conducts Platform Drilling operations:

Customer	Platform	Location	Contract Start Date	Duration	Renewal Option	Options Exercised
Statoil Petroleum	Statfjord A, B, C	Norway	September 30, 2004	4 years	3 x 2 years	Yes, 1 x 2 years remaining
Statoil Petroleum	Gulfaks A, B, C	Norway	September 30, 2004	4 years	3 x 2 years	Yes, 1 x 2 years remaining
Statoil Petroleum	Veslefrikk	Norway	October 25, 1996	Field lifetime	N/A	N/A
BP	Ula & Valhall	Norway	May 1, 2008	5 years	2 x 3 years	No, 2 x 3 years remaining
Talisman Energy	Gyda	Norway	January 1, 2009	1 year	Options of 1 year each	Yes
ConocoPhillips	Ekofisk / Eldfisk A, B, E, X	Norway	July 1, 2010	5 years	Consecutive periods	No, up to 5 years remaining
Apache	Forties A, B, C, D, E	UK	July 1, 2009	3 years	2 x 1 year	No, 2 x 1 year remaining
Chevron	Alba-Captain	UK	April 1, 2004	5 years	3 x 1 year	Yes, 1 x 1 year remaining
Fairfield	Dunlin	UK	January 3, 2008	Field lifetime	N/A	N/A
Marathon	Brae A, B and East Brae	UK	July 27, 1994	Field lifetime	N/A	N/A
Shell	Brent A, B, C, D	UK	May 3, 2004	4 years	2 x 2 years	Yes, 1 x 2 years remaining
Taqa	Cormorant A, North Cormorant, Eider, Tern	UK	April 1, 2009	2 years	1 x 1 year	No
Statoil Petroleum	Peregrino A, B	Brazil	March 20, 2009	5 years	2 x 3 years	No, 2 x 3 years remaining

Drilling Facility Engineering

Seawell’s engineering division offers services covering conceptual engineering, front-end engineering design studies, detailed engineering and design, project management, planning and cost control, procurement and logistics management, construction follow-up, integration, installation, testing and commissioning for the modification and upgrade of projects for drilling facilities and related systems on fixed platforms. Seawell also offers full technical support services for mobile drilling units. Seawell’s drilling facility engineering services are provided out of its facilities in: Bergen, Norway; Stavanger, Norway; Aberdeen, Scotland; Newcastle, England; and Houston, Texas.

Seawell’s engineering services cover a wide array of engineering disciplines key to the offshore oil and gas exploration and production industry, including drilling equipment, electrical engineering, well construction designs, drilling operations, instrumentation, automation, structural engineering, mechanical engineering, piping, materials and marine engineering. Seawell provides specialist engineering services, including classification of mobile units, cranes and material handling, risk assessment and graphic inspection. In addition, Seawell’s drilling facility engineering division also supplies consultants to major oil companies for long- or short-term assignments, with qualified and experienced personnel capable of providing top quality technical expertise.

Seawell’s engineering experience and expertise cover fixed installations, mobile drilling units and marine services.

•

Fixed installations. Seawell is able to provide facility engineering for fixed installation projects of all sizes. Seawell’s fixed installation engineering services include compliance assessments, front-end engineering design, 3D design and drafting of fixed installation projects, offshore installation and demolition work, commissioning of offshore facilities, meeting clients’ documentation requirements and project management from concept to closeout.

•

Mobile drilling units (“MODU”). Seawell provides facility engineering for mobile drilling projects from initial study to project hand-over to operation of the unit. Seawell is able to provide modifications of all sizes of MODU and offshore vessels and can perform the entire project from inspection and concept through to procurement, engineering and installation, testing and as built update. In addition, Seawell provides planning and support for MODU five-year Classification Special Survey through planning, preparation, survey support and remediation.

•

Marine services. Seawell provides operation engineering services for offshore drilling rigs, providing practical solutions for challenges facing drilling contractors in deep and ultra-deep water. Seawell’s marine services include vessel weight control services, riser analysis, dynamic position analysis, mooring system design and vessel stability assessments.

Modular Rigs

Seawell has developed a 400 ton offshore modular drilling and workover rig concept in conjunction with Max Streicher GmbH & Co. KG, a German mechanical engineering and construction company. The modular rig is scheduled for delivery in the fourth quarter of 2010 and is currently not contracted. The modular rig’s design is based on a rack-and-pinion concept, which provides both pull (400 tons) and push (100 tons) capability. The 400 ton modular rig is capable of performing conventional drilling/sidetrack operations, snubbing services, workover services, through tubing rotary drilling, managed-pressure drilling and plug and abandon activities. Seawell’s modular rig design is flexible, and can be delivered with or without a mud system and power generation. In addition, the modular rig’s design allows it to replace all or a portion of conventional drilling facilities, snubbing units and hydraulic workover units.

Well Services

Seawell’s Well Services business segment generated total operating revenues of NOK 515.9 million, or 16.8% of total operating revenues, for the nine months ended September 30, 2010, compared to NOK 483.7 million, or 16.3% of total operating revenues, for the same period in 2009. In 2009, the Well Services business segment generated NOK 625.4 million in total operating revenues compared to NOK 571.4 million in 2008 and NOK 418.9 million in 2007. As a percentage of total operating revenues, total operating revenues generated by Seawell’s Well Services accounted for 16.4%, 15.8% and 15.4% in 2009, 2008 and 2007, respectively. Seawell’s Well Services operations encompass various well intervention and oilfield technology services, including, but not limited, to the offering of (i) advanced multi-line units, which are wireline winches capable of performing either mechanical or electrical interventions from the same unit; (ii) specialized intervention tools, including fishing tools used for removing lost items in the wellbore; (iii) cased hole investigation services, which utilize tools to measure the integrity of the wellbore, leaks in the casing and thickness of the wellbore; and (iv) delivery of well barrier technology, which include removable downhole mechanical isolation plugs.

Wireline Intervention

Seawell is a major player in the North Sea well intervention market and offers a full range of wireline and investigation services through the well life cycle, from drilling to abandonment. Intervention by wireline allows for the maintenance and repair of oil and natural gas wells and is the most efficient and frequently used well-intervention method. Wireline intervention is applied in all phases of a well’s life: in drilling, workover, completion, production, stimulation, repair and maintenance and abandonment.

Seawell’s wireline intervention team provides packages of multi-skilled personnel and state-of-the-art conveying equipment for slick, braided and electric-line services, spanning the full range of mechanical and electrical wireline operations.

Seawell’s wireline intervention capabilities include operations planning and well intervention modeling, subsea well intervention, horizontal and extended-reach intervention, downhole video cameras, wireline tractors, heavy duty fishing and multi-lateral well intervention. In addition, Seawell’s special services group provides specialized wireline services to solve complex downhole challenges.

Wireline Logging

Seawell provides oil and gas exploration and production companies with wireline logging services capable of providing detailed records of the conditions of the wellbore through the use of ultrasonic investigation tools that determine well integrity and optimize well production. Seawell’s ultrasonic investigation tool capabilities include leak detection, annular flow detection and sand detection. In addition, in 2010, Seawell began operating the well performance eye, or WPE, a camera that can image the well in opaque fluids, providing operators with a visualization of conditions downhole, both inside and outside the well bore. The WPE is unique in that it serves a need no tool was previously able to serve.

Seawell’s well intervention services are further supported by TecWel AS, a company acquired by Seawell in 2008. TecWel develops and manufactures proprietary high frequency cased hole investigation tools, an effective and powerful diagnostic resource utilizing the properties of ultrasonic energy to facilitate well production optimization and ensure well integrity for the oil and gas industry worldwide.

Oilfield Technologies

In order to enhance oil and gas recovery for its clients, Seawell acquires and/or develops technologies to optimize drilling and well service activities. Seawell’s research and development departments offer products in ultrasonic technologies, well construction and well intervention.

Seawell Oil Tools (former Peak Well Solutions) was acquired by Seawell in 2008 and partners with oil and gas exploration and production companies to enhance their casing and liner performance. Seawell Oil Tools provides clients with the following mechanical tools: VMB barrier plug, a retrievable gas-tight plug providing reduced deployment cycles, increased flexibility and greater security, C-Flex cementing valve, a gas-tight solution for precision primary or contingency staged cementing, and remote controlled cement heads.

The following table sets forth the fixed offshore installations where Seawell currently conducts Well Services operations:

Customer	Platform	Location	Contract Start Date	Duration	Renewal Option	Options exercised
Statoil Petroleum	Kvitebjørn	Norway	March 1, 2002	8 years	N/A	N/A
Statoil Petroleum	Tyrihans	Norway	December 1, 2009	2 years	N/A	N/A
Statoil Petroleum	Morvin	Norway	December 1, 2009	2 years	N/A	N/A
ConocoPhillips	Ekofisk Area	Norway	December 31, 2009	5 years	2 x 2 years	No, 2 x 2 years remaining
Maersk	All fixed platforms in Denmark	Denmark	November 1, 2010	3 years	3 x 1 years	No, 3 x 1 years remaining
Total	Victoria / Hild	Norway	March 1, 2009	3 years	2 x 2 years	No, 2 x 2 years remaining
Shell	Draugen	Norway	September 1, 2008	3 years	Rebid in process	N/A

Principal Markets

The principal markets for Seawell’s services are Norway, the United Kingdom, Denmark, Malaysia, Brazil and the United States.

The following table sets forth Seawell’s total revenues by geographic market for the nine months ended September 30, 2010 and 2009.

	Nine months ended September 30,
	2009	2010
	(NOK in millions)
Norway	2,106.6	2,256.5
United Kingdom	746.4	604.0
Other	110.0	205.2

Total	2,963.0	3,065.7

The following table sets forth Seawell’s total revenues by geographic market for the years ended December 31, 2009, 2008 and 2007.

	Years ended December 31,
	2007	2008	2009
	(NOK in millions)
Norway	2,171.3	2,599.2	2,745.8
United Kingdom	539.5	967.3	930.4
Other	17.3	58.2	148.6

Total	2,728.1	3,624.7	3,824.8

Competition

Seawell experiences significant competition in all areas of its business. In general, the markets in which Seawell competes are highly fragmented, and a large number of companies offer services that overlap and are competitive with Seawell’s services and products. Seawell’s management believes that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While Seawell has considerable experience, there are many other companies that have comparable skills. Many of Seawell’s competitors are larger and have greater financial resources than Seawell does.

Seawell’s primary competitors in the North Sea for drilling services are KCA Deutag and Odfjell Drilling, both of which provide similar products and services. Seawell’s largest competitors for well intervention services are Aker Solutions and Deepwell.

Seasonality

A significant portion of Seawell’s revenue is generated from work performed in the North Sea, where adverse weather conditions during the winter months usually result in low levels of activity, although this is less apparent than in the past due to technological advances. Further, in Brazil, where Seawell also generates revenue from operations, adverse weather conditions affect Seawell’s results of operations. Optimal weather conditions offshore Brazil normally exist only from October to April and most offshore operations in this region are scheduled for that period. Therefore full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters. Additionally, during certain periods of the year, Seawell’s business may be affected by delays caused by adverse weather conditions such as hurricanes or tropical storms. During periods of curtailed activity due to adverse weather conditions, Seawell continues to incur operating expenses.

Equipment

The equipment utilized in Seawell’s business is generally available new from manufacturers or at auction. However, the cost of acquiring new equipment to expand Seawell’s business could increase as demand for equipment in the industry increases.

Marketing

Marketing of Seawell’s services is performed through Seawell’s regional offices. Seawell’s marketing strategy is focused on ensuring that Seawell is invited to bid on all proposed projects that are consistent with Seawell’s strategy, and where Seawell has a competitive advantage on the basis of its capabilities, its engineering excellence or its technological specialization. Seawell uses its industry know-how and relationships with its clients to ensure Seawell is aware of all projects in its markets that fit these criteria.

Most of Seawell’s work is obtained through a competitive tendering process. When a target project, or “tender,” is identified by Seawell’s marketing team, the decision to prepare and submit a competitive bid is taken by management in accordance with delegated authority limits. Cost estimates are prepared on the basis of a detailed standard cost manual, and the selling price and contract terms are based on Seawell’s commercial standards and market conditions. Before the tender package is submitted to the client, it is subject to a detailed review process by senior management of Seawell.

The implementation of Seawell’s tendering policies has resulted in the information contained in tender review packages being uniform across Seawell’s organization, allowing Seawell to weigh the risks and benefits of tendering for various projects. A larger proportion of tenders are reviewed centrally by Seawell’s management and Seawell continues to place great emphasis on its standard contractual terms and conditions. With these policies in place, Seawell devotes significant management time to the tendering process and is selective with respect to the initiation of new projects.

Once Seawell has been awarded a project to provide drilling services or well services, Seawell will enter into a project contract with its client. Typically, Seawell enters into day-rate contracts; however, on rare occasions, lump-sum contracts may be entered into. Currently, all of Seawell’s Drilling Services and Well Services contracts are day-rate contracts.

Where services are to be performed pursuant to a day-rate contract, Seawell will enter into a framework agreement outlining the terms of the project, with individual project call-offs being utilized to provide the details of the specific work Seawell is to conduct. Under the terms of Seawell’s day-rate contracts, Seawell receives payment based on the days its services are utilized. Seawell’s day-rate contracts typically include provisions for a reduced day-rate due to weather or equipment downtime.

Under the terms of Seawell’s contracts, Seawell’s clients usually have the right to terminate without cause upon written notification specifying the termination date. Where the client terminates without cause, Seawell is entitled to payment for work performed in accordance with the contract, including Seawell’s reasonable costs.

Intellectual Property

Seawell owns or has a right to use a number of patents and trademarks, as well as software and other intellectual property to support its operational activities. A limited number of Seawell’s patents are held in common with other industrial partners. Seawell also conducts some of its operations under licensing agreements allowing Seawell to make use of specific techniques or equipment patented by third parties. However, no one patent or technology is responsible for a significant percentage of revenue.

Research and Development

Seawell’s research and development programs have concentrated on the requirements of its clients, who are constantly seeking to develop oil and gas reserves in more demanding environments, and on increasing the efficiency of Seawell’s equipment and operations. Seawell has research and development programs aimed at developing new technologies and extending existing technologies for the provision of platform drilling and well intervention services. Seawell’s research and development activities are typically carried out internally using both dedicated research personnel and as part of specific projects. External research and development is performed either through strategic technological alliances or via joint industry collaborative projects, where appropriate.

The table below sets forth information on Seawell’s research and development expenditures during the interim period and the last three fiscal years.

Year ended December 31,			Nine months ended September 30, 2010
2007	2008	2009
(NOK in millions)
16.2	25.6	29.1	25.5

Environmental Regulations

Seawell’s operations are subject to federal, state and local laws and regulations of the jurisdictions in which it operates relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because Seawell provides services to companies producing oil and natural gas, which may cause damage to the environment, Seawell may become subject to claims relating to the release of such substances into the environment. Seawell strives to conduct its business activities in an environmentally sustainable manner that is achieved through the use of written processes and risk management procedures focused on the proactive assessment of environmental risks associated with Seawell’s operations. These risk assessments help facilitate a reduction of the environmental impact of Seawell’s activities and help prevent the accidental release of oil and natural gas into the environment. While Seawell’s management is not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on Seawell, it is possible that an environmental claim could arise that could cause Seawell’s business to suffer. Seawell’s management does not anticipate any material expenditure to comply with environmental regulations affecting Seawell’s operations.

Other Matters

Health, Safety and Environmental Management

Seawell conducts business in accordance with a well-defined set of processes. Seawell’s Health, Safety and Environmental, or HSE, philosophy is to establish and maintain a culture where there are no accidents, injuries or losses. Management believes that a good working environment is a prerequisite for achieving good safety results and that sincere commitment from senior management is a key factor in reaching the goal of no accidents, injuries or losses. At Seawell, line management is responsible for the implementation of systematic and preventive HSE work, as well as encouraging and promoting a sound health, environment and safety culture. In addition, Seawell has implemented a program to encourage and stress each individual’s responsibility for and commitment to HSE matters. This program includes seminars, on-the-job training, best practice campaigns and a focus on leadership.

Seawell’s management system meets the relevant requirements of authorities, customers and partners. The management system has certified according to ISO 9001:2008, Quality Management. In addition, the management system has met the requirements of ISO 14001:2006, Environmental Management Standards, for several years and Seawell’s management is currently in the process of certifying Seawell according to these standards. In addition, relevant authorities such as the Petroleum Safety Authority Norway and the UK Health & Safety Executive have accepted the management system through the Acknowledgement of Compliance and the Safety Case certification, respectively.

As a result of Seawell’s systematic and focused safety management program, improvements have been shown in most safety statistics. In addition, the majority of incidents still taking place have a very low potential for serious personal injuries, spills or emissions to the environment or economic losses. In addition, Seawell is actively working to prevent damage to the environment as a result of Seawell’s operations. This includes the systematic registration of emissions and discharges and pre-emptive action in selecting chemicals that cause minimum harm to the environment.

Risks and Insurance

Seawell’s operations are subject to all the risks normally associated with offshore development and operations and could result in damage to, or loss of, property, suspension of operations or injury or death to employees or third parties. Seawell’s operations are conducted in hazardous environments where accidents involving catastrophic damage or loss of life could result, and litigation arising from such an event may result in Seawell being named a defendant in lawsuits asserting large claims. As is customary in the oilfield services industry, Seawell attempts to mitigate its exposure to some of these risks through indemnification arrangements and insurance policies.

Seawell’s platform drilling contracts are identified on page 167, and its well services contracts are identified on page 170. Generally, such contracts contain contractual indemnities against liability for pollution, well and environmental damages, damages to equipment and property, and personal injury, consistent with industry practices. These indemnities provide that Seawell’s customer, the operator, will retain liability and indemnify Seawell for:

•	environmental pollution caused by any oil, gas, water or other fluids and pollutants originating from below the seabed;

•	damage to customer and third-party equipment and property including any damage to the sub-surface and reservoir; and

•	personal injury to or death of customer personnel.

The allocation of risk described above is not unique to Seawell and is generally accepted in the oil and gas industry by and between service companies such as Seawell, on the one hand, and operators and exploration and production companies, on the other. This allocation reflects the risk-reward model as defined in the industry for several decades.

Seawell also carries insurance coverage for its operations and is partially self-insured for certain claims in amounts that management believes to be customary and reasonable. In line with industry practice, Seawell maintains insurance worldwide for liability arising from its operations, and its insurance covers all of its material assets, including all capital items such as major equipment and real property. Among the risks insured are loss of, or damage to, third-party property, consequential interruptions in business, death or injury to employees and/or third parties, statutory workers’ compensation protection and pollution.

Seawell’s insurance coverage is consistent with industry practices, including a policy for general third party and product liability insurance with If Property & Casualty Insurance NUF, Norway. The current policy expires May 31, 2011, and Seawell currently anticipates that it will be able to renew its policy on commercially reasonable terms. The policy includes coverage of NOK 250 million per occurrence for contractual liability for damage caused to a third party (any party other than the insured, its affiliates and co-licensees and their respective employees). The policy also has extended coverage of up to $700,000 per occurrence with an annual aggregate limit of $3.5 million for professional liability as a result of faulty product design, feasibility studies, procurement, supervision, license agreements or sales of electronic data processing software and reservoir monitoring system. This policy has a deductible of NOK 500,000 (in the U.S., Canada and Australia, local policies will be taken out with a minimum limit of USD/CAD/AUD 1,000,000, which applies as the deductible).

Seawell’s general third party and product liability insurance policy does, however, expressly exclude coverage for certain types of environmental damages. In all locations except North America the policy covers only environmental damages that are the direct and unavoidable consequences of a sudden, unforeseen and identifiable event and, in the case of recoverable pollution damage, the policy also covers clean-up related expenses imposed by public authorities. In North America, the policy includes what is known as “Named Perils Coverage”, which covers claims for personal injury or damage to soil, air, water or other property damage, provided that such loss is a direct and unavoidable consequence of any of the following perils:

•	unintended and unforeseen fire, lightning or explosion;

•	collision or overturning of road vehicles; and

•	explosion of piping or pressure vessels within the insured’s premises that are not caused by insufficient maintenance or monitoring.

The Named Perils Coverage expressly excludes the following:

•	loss of or damage to or loss of use of property or indirectly resulting from sub-surface operations or installations of the insured;

•	costs for removal of, loss of or damage to substances stored or handled under ground, such as oil, gas or any other substance;

•	losses emanating from any site or location used in whole or in part for handling, processing, treating, storing, disposing or dumping of any waste material or similar substance;

•	costs for evaluation, monitoring, or controlling of suspect or known seeping, polluting or contaminating substances; and

•	costs of removing or cleaning up seeping, polluting or contaminating substances on property at any time owned or leased by the insured or under control of the insured.

Such insurance would cover claims made against Seawell by or on behalf of individuals who are not Seawell employees regardless of whether Seawell held indemnity rights from its customer or another third party.

Seawell has not previously, and does not now, own an offshore rig. Seawell does have a contract for the purchase of a modular rig currently under construction in Germany and such modular rig will be insured upon transfer of title under Seawell’s existing insurance coverage above. In addition, Seawell may procure a hull and marine policy for such modular rig.

Management considers Seawell’s level of insurance coverage to be appropriate for the risks inherent in Seawell’s business. The determination of the appropriate level of insurance coverage is made on an individual asset basis taking into account several factors, including the age, market value, cash flow value and replacement value of the asset in hand. However, there can be no assurance that the amount of insurance Seawell carries is sufficient to protect Seawell fully in all events, and a successful liability claim for which Seawell is under-insured or uninsured could have a material adverse effect on Seawell. Additionally, insurance rates have in the past been subject to wide fluctuations, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. See “Risk Factors—Risks Related to Seawell’s Business—Seawell’s insurance coverage has become more expensive, may become unavailable in the future, and may be inadequate to cover Seawell’s losses” on page 40.

The acquired business of Allis-Chalmers includes providing services and rental equipment to owners and operators of offshore rigs in the Gulf of Mexico. Allis-Chalmers is a party to various master service agreements establishing the terms and conditions under which it provides oilfield services to its customers. These master service agreements generally require customers to indemnify Allis-Chalmers against claims relating to pollution or other environmental liabilities arising from subsurface conditions or resulting from drilling activities of the customers or its operators. However, pursuant to these agreements, Allis-Chalmers retains potential liability for any gross negligence or willful misconduct on its part. The master services agreements are designed to allocate potential liabilities relating to the services provided by Allis-Chalmers and the activities of its customers between Allis-Chalmers, on the one hand, and its customers, on the other. Generally, the customers agree to indemnify Allis-Chalmers against claims arising from their employees’ personal injury or death, unless resulting from Allis-Chalmers’ gross negligence or willful misconduct. Similarly, Allis-Chalmers generally agrees to indemnify its customers for liabilities arising from personal injury to, or death of, any of Allis-Chalmers’ employees, unless resulting from gross negligence or willful misconduct of the customer. In addition, the customers generally agree to indemnify Allis-Chalmers for loss or destruction of customer-owned property or equipment, and in turn, Allis-Chalmers generally agrees to indemnify our customers for loss or destruction of property or equipment it owns. However, for equipment Allis-Chalmers rents to its customers, the contracts generally provide that the customer is responsible for the replacement of any damaged or lost equipment in their care. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer.

Allis-Chalmers’ general liability insurance policy generally covers third-party bodily injury and property damage, subject to policy exclusions. The limits and deductibles for this policy are as follows:

•	General Aggregate $2,000,000

•	Products/Completed Operations Aggregate $2,000,000

•	Occurrence Limit $1,000,000

•	Personal / Advertising Injury Limit $1,000,000

•	Deductible (Bodily Injury & Property Damage Combined) Per Claim $100,000

In addition, this general liability insurance policy is scheduled under Allis-Chalmers’ umbrella / excess liability insurance policy, which provides $30 million in coverage. Allis-Chalmers also has workers’ compensation insurance coverage up to $1,000,000 and a contractors pollution liability insurance policy of $10 million with a $200,000 deductible.

Allis-Chalmers does not own or operate offshore rigs in the Gulf of Mexico or elsewhere. Seawell expects to renew Allis-Chalmers’ existing insurance policies to extend through 2011 as the combined businesses are integrated, after which it plans to re-assess its coverage in light of the new scope of the combined business. Any revised insurance coverage would cover the acquired business of Allis-Chalmers after the merger.

Emergency Response Protocol

Although, as discussed above, Seawell, as is customary for a provider of oilfield services, is generally protected from responsibility for oil spills and leaks by its insurance policies and indemnification arrangements with its customers, it also has in place an emergency preparedness protocol that is designed to address these and other emergencies. Seawell employs emergency call receivers who are on duty or on call 24 hours a day to receive initial calls regarding any emergency, conduct an initial assessment of the extent of the emergency and notify the appropriate persons and authorities according to an established communication matrix. In the case of emergencies that occur on the facilities operated by Seawell’s customers, the customer/operator leads the emergency response. Seawell works with its customers to insure that all employees on the facility in question have received the training specified in the Guidelines for Safety and Emergency Training as required by the Petroleum Safety Authority Norway. Seawell also maintains onshore response teams at each of its workshop and office sites. These teams number between six and fifteen individuals, depending on the size of the location. Each team includes a fire protection leader and a floor warden and at least one deputy. The teams conduct drills at least twice a year and are regularly provided with first aid training. Seawell has dedicated a room in all of its locations for the emergency response teams to meet and manage the situations that arise. Once the necessary persons have been notified, Seawell’s onshore emergency response team first prepares an emergency response room, based on both a company-wide protocol as well as specific instructions depending on the location and type of emergency. The onshore emergency response team is also responsible for determining at an early stage whether an offshore response is needed and whether further third-party assistance is required. The emergency response team then proceeds to work with the applicable authorities and third parties to normalize the situation. In all cases of an emergency, Seawell’s emergency response protocol does not permit normal activity to resume without the approval of the highest authority involved.

Organizational Structure

The following table sets forth Seawell’s significant subsidiaries as of September 30, 2010.

Subsidiary	Jurisdiction of Incorporation	Principal Activities	% Owned
Wellco Sub Company	United States	Holding Company	100
Seawell Management (US) LLC	United States	Management Company	100
Seawell Management AS	Norway	Management company	100
Seawell Management Ltd	United Kingdom	Management Company	100
Seawell Management (Bermuda) Ltd	Bermuda	Management Company	100
Seawell Management (Hong Kong) Limited	Hong Kong	Management Company	100	(1)
Seawell Norge AS	Norway	Onshore administration and holding company	100
Seawell AS	Norway	Drilling, engineering and well services	100
Seawell Offshore Denmark AS	Denmark	Well services	100
Seawell Services Ltd.	Hong Kong	Drilling services	100
Seawell Overseas Contracting Ltd.	Hong Kong	Drilling services	100
Seawell Ltd. (UK)	United Kingdom	Drilling, engineering and well services	100
Seawell Consulting Services Ltd.	United Kingdom	Onshore administration and management	100
Seawell Holding UK Ltd.	United Kingdom	Holding company	100
Seawell Drilling Ltd.	United Kingdom	Drilling services	100
Seawell America Inc.	United States	Drilling, engineering and well services	100
Seawell Emerald Ltd.	Bermuda	Owner of modular rig	100
Seawell Oil Tools Ltd.	Bermuda	Rental services	100
Seawell do Brasil Servicos de Petroleo Ltda	Brazil	Drilling and engineering services	100
Seawell Oil Tools AS	Norway	Well services	99
Peak Well Solutions AS	Norway	Well services	99
TecWel AS	Norway	Well services	100
TecWel Telemetri AS	Norway	Well services	100
TecWel Inc.	United States	Well services	100
TecWel Ltd.	United Kingdom	Well services	100
C6 Technologies AS	Norway	Oilfield Equipment	100	(2)
Viking Intervention Technology AS	Norway	Oilfield Equipment	100	(3)
Wellbore Solutions AS	Norway	Oilfield Equipment	42.6
Rig Inspection Services Pte. Ltd	Singapore	Inspection Services	100
Romeg Holdings Pty. Ltd.	Australia	Inspection Services	100

(1)	Under registration.

(2)	A shareholder agreement is currently being negotiated between Seawell and IKM Gruppen AS, or IKM, upon execution of which, C6 Technologies AS will be owned 50% indirectly by Seawell and 50% by IKM.
(3)	Upon execution of the shareholder agreement discussed in Note (2) above, Viking Intervention Technology AS will be 100% owned by C6 Technologies AS.

Property, Plant and Equipment

As of September 30, 2010 Seawell owned or held under long-term leases the real estate property described below.

Location	Function	Status
Hamilton, Bermuda	Principal executive offices	Leased
Stavanger, Norway	Offices and warehouses	Leased
Bergen, Norway	Offices and warehouses	Leased
Aberdeen, Scotland, UK	Offices and warehouses	Leased
Newcastle, England, UK	Offices and warehouses	Leased
Houston, Texas, USA	Offices and warehouses	Leased
Esbjerg, Denmark	Offices and warehouses	Leased
Rio, Brazil	Offices and warehouses	Leased

Capital Expenditures

Capital Expenditures

Capital expenditures for property, plant and equipment for operations in the nine months ended September 30, 2010 were approximately NOK 115.9 million compared to capital expenditures of approximately NOK 169.9 million in the same period in 2009. Capital expenditures for fiscal year 2009 were approximately NOK 195.8 million compared to approximately NOK 265.5 million for 2008 and NOK 96.9 million for 2007.

The table below sets forth information on Seawell’s capital expenditures by business segment during the interim period and the last three fiscal years:

	Years ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
	(NOK in millions)
Drilling Services	26.8	207.5	121.2	101.0	59.5
Well Services	70.1	58.0	74.6	68.9	56.4

Total	96.9	265.5	195.8	169.9	115.9

The four largest capital expenditure projects during fiscal year 2009 are set out in the table below:

Asset Category	Operating Area	(NOK in millions)
Tools & equipment	Wireline logging and oilfield technology	47
Real estate building	Bergen office	45
Rental drilling equipment	Drilling services/Platform drilling	34
Wireline equipment	Well services/Wireline operations	32

Total		158

The four largest capital expenditure projects during fiscal year 2008 are set out in the table below:

Asset Category	Operating Area	(NOK in millions)
Drilling equipment	Drilling services/Platform drilling	160
Wireline equipment	Well services/Wireline operations	45
Tools & equipment	Oilfield technology	36
Tools & equipment	Wireline logging	22

Total		263

The four largest capital expenditure projects during fiscal year 2007 are set out in the table below:

Asset Category	Operating Area	(NOK in millions)
Wireline equipment	Well services/Wireline operations	63
Drillpipes	Drilling services/Platform drilling	15
Sondex tractor	Well services/Wireline operations	5
Drilling equipment	Drilling services/Platform drilling	4

Total		87

Capital Expenditures for Fiscal Year 2011

Estimated capital expenditures on property, plant and equipment for fiscal year 2011 is approximately NOK 120 million, including drilling equipment and tools and equipment within Seawell Oiltools and TecWel.

Divestitures

In July 2010, Seawell completed the sale of Sandsliåsen 59 AS, a property company owning Seawell’s engineering facility in Bergen, Norway. The net proceeds from the sale amounted to approximately NOK 57 million.

Since its formation in 2007, Seawell has had no other significant divestitures.

Employees

As of September 30, 2010, Seawell employed approximately 3,560 employees in nine countries.

The following table sets forth the number of employees of Seawell as at December 31, 2007, 2008 and 2009:

	Year ended December 31,
	2007	2008	2009
Employees	1,800	2,300	2,600

Legal and Arbitration Proceedings

Other than litigation arising in connection with the merger as described on page 148, neither Seawell nor any of its subsidiaries is involved in any legal proceedings. See “Risk Factors—Risks Related to Seawell’s Business—Seawell may be subject to claims for personal injury and property damage, which could materially adversely affect Seawell’s financial condition and results of operations” on page 39 for a discussion of the possible effects of litigation on Seawell’s business.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF SEAWELL

The following discussion and analysis of Seawell’s financial condition and results of operations should be read together with Seawell’s consolidated financial statements, including the accompanying notes, included in this proxy statement/prospectus. Some of the information in the discussion and analysis set forth below and elsewhere in this proxy statement/prospectus includes forward-looking statements based on current expectations that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 and “Risk Factors” beginning on page 25 for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in this proxy statement/prospectus.

Overview

Seawell is a leading global oilfield service company providing drilling and well services to the oil and natural gas exploration and production industry. Seawell’s core businesses include platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technology. Seawell is capable of providing a variety of services such as oil and gas exploration and development drilling, well services, platform inspection maintenance and de-commissioning operations. Seawell provides drilling and well services to national oil and gas companies, major integrated energy companies and independent oil and natural gas operators by delivering innovative technologies, engineering expertise and operational excellence in the most cost-efficient manner. With operations in thirteen countries on six continents, Seawell’s operations are supported by a skilled and experienced multinational workforce of approximately 3,200 employees.

Seawell’s total operating revenues and reimbursables for the nine months ended September 30, 2010 were NOK 3,065.7 million compared to NOK 2,963.0 million for the same period in 2009. Seawell’s total operating revenues and reimbursables for the year ended December 31, 2009 were NOK 3,824.8 million compared to NOK 3,624.7 million for the year ended December 31, 2008 and NOK 2,728.1 million for the year ended December 31, 2007. Seawell’s backlog was NOK 8 billion on September 30, 2010, compared to NOK 8 billion on December 31, 2009 and NOK 4.7 billion on December 31, 2008. Of the September 30, 2010 backlog amount, management expects that approximately NOK 2.5 billion will be recognized as revenue in fiscal year 2010, approximately NOK 2.5 billion will be recognized as revenue in fiscal year 2011 and approximately NOK 3 billion will be recognized in later years. Although Seawell’s backlog represents business that management believes to be firm, these figures are subject to change due to factors outside Seawell’s control. See “Risk Factors—Risks Related to Seawell’s Business—Seawell can provide no assurance that Seawell’s current backlog of platform drilling revenue will be ultimately realized” on page 34.

Seawell’s operations are managed through its two business segments, Drilling Services and Well Services.

•

Drilling Services. Seawell’s Drilling Services segment provides platform drilling services, drilling facility engineering and modular rigs to support the offshore oil and gas exploration and production industry from well construction to plug and abandonment. Seawell’s drilling teams secure the production of oil and gas on more than 40 platforms globally.

•

Well Services. Seawell’s Well Services segment conducts wireline intervention and wireline logging and provides well barrier technology to improve the integrity and performance of Seawell’s clients’ wells.

Material Factors Affecting Seawell’s Results of Operations

Business Environment

The oilfield services industry is cyclical and volatile. Seawell’s business depends on the level of activity in oil and gas production in offshore areas worldwide. Given that Seawell’s customers are oil and gas companies, the strength of the market in which Seawell operates is dependent on the level of exploration, development and production activities for oil and gas. The level of activity in the oilfield services industry and, consequently, its profitability are directly related to factors such as:

•	the prevailing prices of oil and gas,

•	expectations about future prices,

•	the cost of exploring for, producing and delivering oil and gas,

•	the sale and expiration dates of offshore leases,

•	the discovery rate of new oil and gas reserves in offshore areas,

•	local and international political and economic conditions,

•	technological advances,

•	the ability of oil and gas companies to generate funds for capital expenditures, and

•	the level of competition in the marine construction sector.

Utilization of Personnel and Equipment

The majority of Seawell’s contracts for the provision of drilling services and well services are day-rate contracts, the revenues of which depend on the utilization rate of Seawell’s personnel and equipment. Seawell does not generate revenue under these contracts unless its personnel and/or equipment are being utilized and many of these contracts do not require a minimum level of utilization by Seawell’s customers.

Acquisitions

Seawell has developed its current business through several strategic acquisitions. Some of these acquisitions have had a significant effect on Seawell’s financial condition and results of operations since its inception. Seawell’s business is primarily comprised of the following acquisitions:

Rig Inspection Services Pte. Ltd and Romeg Hodings Pty. Ltd

In August 2010, Seawell acquired Rig Inspection Services Pte. Ltd, or RIS, and Romeg Hodings Pty. Ltd for a consideration of SGD 7.5 million (approximately NOK 30 million) plus a contingent consideration of up to SGD 7.5 million (approximately NOK 30 million). RIS offers specialized industry knowledge and experience with broad inspection expertise. RIS surveyors and inspectors are on call 24 hours a day, seven days a week, specifically to provide a wide range of services within the oil and gas industry, including Rig Acceptance & Safety Surveys, Rig Condition & Benchmark Surveys, Subsea & Surface Well Control Equipment Inspection and Oil Country Tubular Goods (OCTG) services.

Viking Intervention Technology AS

In May 2010, Seawell acquired Viking Intervention Technology AS for consideration of NOK 50 million plus an earn-out of up to NOK 25 million. Viking Intervention Technology is a company developing an integrated carbon cable intervention system.

Sandsliåsen 59 AS

In April 2009, Seawell exercised an option to purchase Sandsliåsen 59 AS, a property company located in Bergen, Norway that owns Seawell’s operational support office in Bergen. The purchase price for the acquisition was NOK 33.3 million. This transaction was accounted for as a purchase of asset under Accounting Standards Codification 805, and all surplus value has been allocated to the property owned by Seawell. Seawell subsequently sold Sandsliåsen 59 AS in July 2010 for approximately NOK 57 million.

Noble Corporation’s North Sea Platform Division

In April 2008, Seawell purchased Noble Corporation’s North Sea Platform division by acquiring all shares in Noble Drilling UK Limited for a purchase price of approximately US$ 51 million (approximately NOK 168.3 million). The acquisition included platform drilling contracts on 11 fixed installations covering five different fields on the UK continental shelf. The purchase closed on April 1, 2008 and the North Sea Platform division’s results of operations have been included in Seawell’s consolidated results from such date.

Peak Well Solutions AS (previously Seawell Oilservice AS)

In May 2008, Seawell acquired Peak Well Solutions AS for a purchase price of NOK 412.3 million. Peak Well Solutions is a Norwegian-based oil service company offering products and services for the upstream offshore oil and gas industry. Peak Well Solutions performs development, engineering, assembly, testing, sales and operations of casing, plugs, and liner technologies and services, employing approximately 60 people. The purchase closed on May 1, 2008, and Peak Well Solutions’ results of operations have been included in Seawell’s consolidated results from such date. In 2009, an adjustment of NOK 2.4 million to the purchase price of Peak Well Solutions AS was made, reducing the total purchase price to NOK 409.9 million. The reduction has been booked as a reduction in goodwill in the consolidated accounts.

TecWel AS

In July 2008, Seawell acquired TecWel AS for a purchase price of NOK 172.7 million. TecWel develops and manufactures proprietary high frequency ultrasound investigation tools and provides cased-hole services for production optimization and well integrity to the oil and gas industry worldwide. The purchase closed on July 1, 2008, and TecWel’s results of operations have been included in Seawell’s consolidated results from such date.

Wellbore Solutions AS

On November 7, 2007, Seawell Norge AS completed the purchase of 33.7% of the shares in Wellbore Solutions AS, or Wellbore, a company developing equipment to be used in the oil service industry, for a purchase price of NOK 20 million. Simultaneously with the purchase, Wellbore issued shares to Seawell for total consideration of NOK 5 million, increasing Seawell’s ownership interest to 40.3%. Wellbore’s results have been consolidated from the date of acquisition as Seawell is considered to have control over Wellbore through a shareholder agreement that gives Seawell the power to vote 50.1% of Wellbore’s shares. In 2009, Seawell increased its ownership in Wellbore to 42.6% at a cost of NOK 2.0 million.

Seadrill’s Well Service Division

On October 1, 2007, Seawell, together with its wholly owned subsidiary Seawell Holding UK, acquired the shares in the entities comprising Seadrill’s Well Services division for total consideration of NOK 2,413.1 million. The following entities represented Seadrill’s Well Services division prior to its transfer to Seawell; Seawell AS, Seawell Engineering AS, Seawell Management Services Ltd (UK), Seawell Ltd. (UK), Seawell Offshore Denmark AS (DK) and Seawell Services Ltd (Hong Kong). These entities were acquired in a common control transaction between Seawell and its parent company, Seadrill. The net assets acquired were settled through issuances of an equity stake in Seawell of 73.8% and the proceeds of a subordinated loan of NOK 515 million.

In August 2010, Seawell acquired the shares of Rig Inspection Services (“RIS”) at a purchase price of 7.5 million Singapore dollars (approximately NOK 30 million) plus up to an additional 7.5 million (approximately NOK 30 million) Singapore dollars through an earn out mechanism based on financial performance over the next two years. RIS is an inspection services company based in Singapore and Perth, Australia, which operates on a global basis. RIS has 56 employees and provides a wide range of services within the oil and gas exploration and production industry, including rig acceptance and safety surveys, rig condition and benchmark surveys, subsea and surface well control equipment inspection and oil country tubular goods services.

Results of Operations

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2010 —Consolidated Results

	Nine months ended September 30,		% Change
	2009	2010
	(NOK in millions)
Operating revenues	2,373.1	2,658.2	12.0
Reimbursables	589.9	407.5	(30.9)

Total operating revenues	2,963.0	3,065.7	3.5

Operating expenses	1,955.2	2,175.7	11.2
Reimbursables expenses	564.6	389.0	(31.1)
Depreciation and amortization	94.8	99.3	4.7

Total operating expenses	2,680.9	2,762.0	3.0

Operating income	282.1	303.7	7.6

Interest income	4.3	6.1	41.8
Interest expenses	(72.4)	(68.0)	(6.0)
Other financial items	(33.5)	(99.6)	197.3

Total financial items	(101.6)	(161.5)	59.0

Income before income taxes	180.5	142.2	(21.2)

Income taxes	(47.9)	(69.4)	44.9

Net income	132.6	72.8	(45.1)

Net income attributable to the parent	134.1	73.2	(45.4)

Net income attributable to the non-controlling interest	(1.5)	(0.4)	(73.3)

Total operation revenues

	Nine months ended September 30,
	2009	2010	% Change
Drilling services:
Operating revenues	1,927.0	2,149.7	11.6%
Reimbursables	552.3	400.1	(27.6)%

Total operating revenues	2,479.3	2,549.8	2.8%
Well services:
Operating revenues	446.1	508.5	14.0%
Reimbursables	37.6	7.4	(80.3)%

Total operating revenues	483.7	515.9	6.7%

Total operating revenues increased from NOK 2,963.0 million in the nine months ended September 30, 2009 to NOK 3,065.7 million in the nine months ended September 30, 2010, reflecting an increase of NOK 70.5 million in total operating revenues for Seawell’s Drilling Services segment, and a NOK 32.2 million increase in total operating revenues in Seawell’s Well Services segment.

Seawell’s Drilling Services segment’s total operating revenues increased from NOK 2,479.3 million in the nine months ended September 30, 2009 to NOK 2,549.8 million in the nine months ended September 30, 2010.

The increase in total operating revenues in Seawell’s Drilling Services segment reflects a NOK 152.2 million decline in reimbursables offset by an increase in operating revenues of NOK 222.7 million. Reimbursables declined from NOK 552.3 million to NOK 400.1 million consistent with the decline in reimbursables expenses described below. The increase in operating revenues was due to an increase in Seawell’s platform drilling operating revenues associated with the start up of the Statoil-Peregrino drilling services contract in Brazil and the ConocoPhillips Ekofisk contract in the North Sea.

Total operating revenues for Seawell’s Well Services segment increased from NOK 483.7 million in the nine months ended September 30, 2009 to NOK 515.9 million in the nine months ended September 30, 2010. The increase in total operating revenues in Seawell’s Well Services segment reflects a NOK 62.4 million increase in operating revenues offset by a decline in reimbursables of NOK 30.2 million. The increase in operating revenues for Seawell’s Well Services segment was due to an increase in operating revenues for both the well intervention services and oilfield technology divisions. The increase in well intervention services operating revenues reflects an increase of NOK 16 million in wireline services operating revenues associated with high utilization rates under a newly awarded five year contract for all of ConocoPhillips’ wireline work, which was partially offset by the completion of a wireline services contract with Statoil at the end of 2009, as well as an increase of NOK 20 million in cased hole investigation services revenues associated with the completion of jobs utilizing Seawell’s new Well Performance Eye tool and its new caliper job capabilities. The increase in oilfield technology operating revenues reflects an increase in the provision of Peak C-Flex smart cementing completion services and in VMB plug operations. Reimbursables declined from NOK 37.6 million to NOK 7.4 million consistent with the decline in reimbursables expenses described below.

Total operation expenses

	Nine months ended September 30,
	2009	2010	% Change
Drilling services:
Operating expenses	1,697.7	1,889.2	11.3%
Reimbursables expenses	528.2	381.7	(27.7)%
Depreciation and amortization	40.2	39.8	(1.0)%

Total operating expenses	2,266.1	2,310.8	2.0%
Well services:
Operating expenses	323.9	384.4	18.7%
Reimbursables expenses	36.4	7.3	(79.9)%
Depreciation and amortization	54.6	59.5	9.0%

Total operating expenses	414.8	451.2	8.8%

Total operating expenses increased from NOK 2,680.9 million for the nine months ended September 30, 2009 to NOK 2,762.0 million for the nine months ended September 30, 2010, reflecting a NOK 44.7 million increase in total operating expenses for Seawell’s Drilling Services segment, and a NOK 36.4 million increase in total operating expenses for Seawell’s Well Services segment.

Seawell’s Drilling Services segment’s total operating expenses increased from NOK 2,266.1 million in the nine months ended September 30, 2009 to NOK 2,310.8 million in the nine months ended September 30, 2010. The increase in total operating expenses in the Drilling Services segment reflects a NOK 146.5 million decline in reimbursables expenses and a NOK 0.4 million decline in depreciation and amortization offset by a NOK 191.5 million increase in operating expenses. The decline in Seawell’s Drilling Services segment’s reimbursables expenses reflects preparation for modification work on the Statfjord field as well as completion of the Gullfaks minimum pressure drilling project in 2009 and the loss of the BP Clair platform drilling contract in the UK. Operating expenses consist primarily of onshore and offshore personnel expenses, and repair and maintenance expenses. Operating expenses increased from NOK 1,697.7 million in the nine months ended September 30, 2009 to NOK 1,889.2 million in the nine months ended September 30, 2010 consistent with the increase in Drilling Services operating revenues described above.

Total operating expenses for Seawell’s Well Services segment increased from NOK 414.8 million in the nine months ended September 30, 2009 to NOK 451.2 million in the nine months ended September ,30, 2010. The increase in total operating expenses in the Well Services segment reflects a NOK 60.5 million increase in operating expenses and a NOK 4.9 million increase in depreciation and amortization offset by a NOK 29.1 million decline in reimbursables expenses. Operating expenses increased from NOK 323.9 million in the nine months ended September 30, 2009 to NOK 384.4 million in the nine months ended September 30, 2010 consistent with the increase in Well Services operating revenues described above. The increase in depreciation and amortization was primarily due to investment in new VMB plugs. The decline in reimbursables expenses was primarily due to completion of the Statoil contract at the end of 2009.

Total financial items

Interest income for the nine months ended September 30, 2010 was NOK 6.1 million compared to NOK 4.3 million for the same period in 2009. The increase in interest income reflects a increase in Seawell’s consolidated cash balances due to private placement made in August 2010.

Interest expenses decreased from NOK 72.4 million in the nine months ended September 30, 2009 to NOK 68.0 million in the nine months ended September 30, 2010. The decline in interest expense was primarily due to a decline in interest rates between the nine month period ended September 30, 2009 and the nine month period ended September 30, 2010, causing a decrease in the floating interest rate on the unhedged part of Seawell’s credit facility with Fokus Bank and its subordinated loan from Seadrill, as well as the repayment of NOK 210 million on the credit facility with Fokus Bank. These lower rates were offset by an increase in the margin on Seawell’s subordinated loan from Seadrill.

In the nine months ended September 30, 2010, Seawell recorded a loss of NOK 99.6 million related to other financial items. The loss was due to unrealized foreign exchange based in endring FX rate for NOK/USD of 5.85.

Income taxes

Income taxes for the nine months ended September 30, 2010 were NOK 69.4 million compared to NOK 47.9 million for the same period in 2009. The effective tax rate increased from 26.5% in the nine months ended September 30, 2009 to 48.8% in the nine months ended September 30, 2010, principally reflecting an increase in operations in countries with higher corporate tax rates, in particular, the start up of Seawell’s Brazilian operations, which are subject to a tax rate of 34%, and unrealized foreign exchange loss on Bermuda which has a statutory tax rate of 0%.

2008 Compared to 2009—Consolidated Results

	Years ended December 31,
	2008	2009	% Change
	(NOK in millions)
Operating revenues	3,006.2	3,101.2	3.2
Reimbursables	618.5	723.6	17.0

Total operating revenues	3,624.7	3,824.8	5.5

Operating expenses	2,610.7	2,641.4	1.2
Reimbursable expenses	600.9	692.5	15.2
Depreciation and amortization	107.4	131.6	22.5

Total operating expenses	3,319.0	3,465.5	4.4

Operating income	305.7	359.3	17.5

Interest income	25.3	5.6	(77.9)
Interest expenses	(148.3)	(95.5)	(35.6)
Other financial items	(39.0)	(34.4)	(11.8)

Total financial items	(162.0)	(124.3)	(23.3)

Income before income taxes	143.7	235.0	63.5

Income taxes	(24.7)	(60.6)	145.3

Net income	119.0	174.4	46.6

Net income attributable to the parent	122.5	176.2	40.9

Net income attributable to the non-controlling interest	(3.5)	(1.8)	(48.6)

Total operating revenues

	Years ended December 31,
	2008	2009	% Change
	(NOK in millions)
Drilling Services
Operating revenues	2,521.5	2,514.6	(0.3)
Reimbursables	531.8	684.8	28.8

Total operating revenues	3,053.2	3,199.4	4.8
Well Services
Operating revenues	484.7	586.6	21.0
Reimbursables	86.7	38.8	(55.2)

Total operating revenues	571.5	625.4	9.5

Total operating revenues increased from NOK 3,624.7 million in the year ended December 31, 2008 to NOK 3,824.8 million in the year ended December 31, 2009, reflecting an increase of NOK 146.2 million in total operating revenues for Seawell’s Drilling Services segment and an increase of NOK 53.9 million in total operating revenues for Seawell’s Well Services segment.

Seawell’s Drilling Services segment’s total operating revenues increased from NOK 3,053.3 million in the year ended December 31, 2008 to NOK 3,199.4 million in the year ended December 31, 2009. The increase in total operating revenues in the Drilling Services segment reflects a NOK 153.0 million increase in reimbursables offset by a decline in operating revenues of NOK 6.9 million. Reimbursables increased from NOK 531.8 million in 2008 to NOK 684.8 million in 2009 consistent with the increase in reimbursables expenses described below. The decline in operating revenues was due to decreased activity in the UK resulting from the loss of the BP Clair platform drilling contract and a decrease in the number of Shell’s operating rigs.

Total operating revenues for Seawell’s Well Services segment increased from NOK 571.5 million in the year ended December 31, 2008 to NOK 625.4 million in the year ended December 31, 2009. The increase in total operating revenues in the Well Services segment reflects a NOK 101.9 million increase in operating revenues offset by a decline in reimbursables of NOK 47.9 million. The increase in operating revenues for Seawell’s Well Services segment was due to the acquisition of Peak Well Solutions in May 2008 and the acquisition of TecWel in July 2008. Reimbursables declined from NOK 86.7 million in 2008 to NOK 38.8 million in 2009 consistent with the decrease in reimbursables expenses described below.

Total operating expenses

	Years ended December 31,
	2008	2009	% Change
	(NOK in millions)
Drilling Services:
Operating expenses	2,268.9	2,206.2	(2.8)
Reimbursables expenses	516.9	654.9	26.7
Depreciation and amortization	42.8	53.7	25.5

Total operating expenses	2,828.6	2,914.8	3.0
Well Services
Operating expenses	341.8	435.2	27.3
Reimbursables expenses	84.0	37.6	(55.2)
Depreciation and amortization	64.6	77.9	20.6

Total operating expenses	490.4	550.6	12.3

Total operating expenses increased from NOK 3,319.0 million for the year ended December 31, 2008 to NOK 3,465.5 million for the year ended December 31, 2009, reflecting a NOK 86.2 million increase in total operating expenses for Seawell’s Drilling Services segment and a NOK 60.2 million increase in total operating expenses for Seawell’s Well Services segment.

Seawell’s Drilling Services segment’s total operating expenses increased from NOK 2,828.6 million in the year ended December 31, 2008 to NOK 2,914.8 million in the year ended December 31, 2009. The increase in total operating expenses in the Drilling Services segment reflects a NOK 138.0 million increase in reimbursables expenses and a NOK 10.9 million increase in depreciation and amortization offset by a NOK 62.7 million decrease in operating expenses. The increase in the Drilling Services segment’s reimbursables expenses reflects a higher level of modification work on the Statfjord field as well as work on the Gullfaks minimum pressure drilling project and a full accounting year in 2009 for Noble’s UK operations, which Seawell acquired in April 2008, compared to only nine months in 2008. The increase in depreciation and amortization in 2009 resulted in part from the acquisition of Noble Corporation’s North Sea platform drilling division in April 2008 and its results not being consolidated for the entire year. Operating expenses consist primarily of onshore and offshore personnel expenses, and repair and maintenance expenses. Operating expenses declined from NOK 2,268.9 million in 2008 to NOK 2,206.2 million in 2009 consistent with the decrease in Drilling Services operating revenues described above.

Total operating expenses for Seawell’s Well Services segment increased from NOK 490.4 million in the year ended December 31, 2008 to NOK 550.6 million in the year ended December 31, 2009. The increase in total operating expenses in the Well Services segment reflects a NOK 93.4 million increase in operating expenses and a NOK 13.3 million increase in depreciation and amortization offset by a NOK 46.4 million decrease in reimbursables expenses. Operating expenses increased from NOK 341.8 million in 2008 to NOK 435.2 million in

2009. Due to difficult economic conditions existing between 2008 and mid-2010, Seawell had to make some one-time decisions in respect of economic pricing of material contracts. This had the effect of decreasing margins on certain commercial arrangements during this period but is not reflective of Seawell’s long-term pricing and is not expected to be a recurring factor. The increase in depreciation and amortization in 2009 resulted from the acquisition of Peak Well Solutions and TecWel in May and June 2008, respectively, and their results not being consolidated for the entire year. The decline in reimbursables expenses was primarily due to a decrease in purchases on behalf of customers, and was linked to the decrease in reimbursable revenue.

Total financial items

Interest income for the year ended December 31, 2009 was NOK 5.6 million compared to NOK 25.3 million in 2008. The decrease in interest income reflects a decline in interest rates between 2008 and 2009.

Interest expenses decreased from NOK 148.3 million in 2008 to NOK 95.5 million in 2009. The decline in interest expense was primarily due to a decline in interest rates on Seawell’s Fokus Bank credit facility and its subordinated loan from Seadrill. The weighted average interest rate for the loans was 4.55% in 2009 compared to 7.24% in 2008. The decrease in interest rates was partially offset by increased borrowings under the Fokus Bank credit facility in 2009.

In the year ended December 31, 2009, Seawell recorded a loss of NOK 34.4 million related to other financial items. The loss was due to a weakening of the British pound against the Norwegian krone resulting in a gain related to an intra-group loan denominated in British pounds.

Income taxes

Income taxes for the year ended December 31, 2009 were NOK 60.6 million compared to NOK 24.7 million for the year ended December 31, 2008. The effective tax rate increased from 17.2% in 2008 to 25.8% in 2009, principally reflecting increases in taxable income in tax jurisdictions with higher tax rates.

2007 Compared to 2008—Consolidated and Combined Results

	Years ended December 31,
	2007	2008	% Change
	(NOK in millions)
Operating revenues	2,276.4	3,006.2	32.1
Reimbursables	451.7	618.5	36.9

Total operating revenues	2,728.1	3,624.7	32.9

Operating expenses	1,984.9	2,610.7	31.5
Reimbursable expenses	439.0	600.9	36.9
Depreciation and amortization	53.6	107.4	100.4

Total operating expenses	2,477.5	3,319.0	34.0

Operating income	250.6	305.7	22.0

Interest income	22.1	25.3	14.5
Interest expenses	(33.7)	(148.3)	340.1
Other financial items	3.3	(39.0)	(1281.8)

Total financial items	(8.3)	(162.0)	1851.8

Income before income taxes	242.3	143.7	(40.7)

Income taxes	(67.8)	(24.7)	(63.6)

Net income	174.5	119.0	(56.6)

Net income attributable to the parent	175.9	122.5	(30.4)

Net income attributable to the non-controlling interest	(1.4)	(3.5)	150.0

Total operating revenues

	Years ended December 31,
	2007	2008	% Change
	(NOK in millions)
Drilling Services
Operating revenues	1,992.5	2,521.5	26.5
Reimbursables	316.7	531.8	67.9

Total operating revenues	2,309.2	3,053.2	32.2
Well Services
Operating revenues	283.9	484.7	70.7
Reimbursables	135.0	86.7	(35.8)

Total operating revenues	418.9	571.5	36.4

Total operating revenues increased from NOK 2,728.1 million in the year ended December 31, 2007 to NOK 3,624.7 million in the year ended December 31, 2008, reflecting an increase of NOK 744.1 million in total operating revenues for Seawell’s Drilling Services segment and an increase of NOK 152.5 million in total operating revenues for in Seawell’s Well Services segment.

Seawell’s Drilling Services segment’s total operating revenues increased from NOK 2,309.2 million in the year ended December 31, 2007 to NOK 3,053.2 million in the year ended December 31, 2008. The increase in total operating revenues in the Drilling Services segment reflects a NOK 529.0 million increase in operating revenues and a NOK 215.1 million increase in reimbursables. The increase in operating revenues was due to increased activity on Seawell’s Drilling Services contracts in the North Sea. Reimbursables increased from NOK 316.7 million in 2007 to NOK 531.8 million in 2008 consistent with the increase in reimbursables expenses described below.

Total operating revenues for Seawell’s Well Services segment increased from NOK 418.9 million in the year ended December 31, 2007 to NOK 571.5 million in the year ended December 31, 2008. The increase in total operating revenues in the Well Services segment reflects a NOK 200.8 million increase in operating revenues offset by a decline in reimbursables of NOK 48.3 million. The increase in operating revenues for the Well Services segment was due to increased activity on Seawell’s Well Services contracts in the North Sea. Reimbursables declined from NOK 135.0 million in 2007 to NOK 86.7 million in 2008 consistent with the decrease in reimbursables expenses described below.

Total operating expenses

	Years ended December 31,
	2007	2008	% Change
	(NOK in millions)
Drilling Services:
Operating expenses	1,783.7	2,268.9	27.2
Reimbursables expenses	309.2	516.9	67.2
Depreciation and amortization	25.9	42.8	65.3

Total operating expenses	2,118.8	2,828.6	33.5
Well Services
Operating expenses	201.2	341.8	69.9
Reimbursables expenses	129.8	84.0	(35.3)
Depreciation and amortization	27.7	64.6	133.2

Total operating expenses	358.7	490.4	36.7

Total operating expenses increased from NOK 2,477.5 million for the year ended December 31, 2007 to NOK 3,319.0 million for the year ended December 31, 2008, reflecting a NOK 709.8 million increase in total operating expenses for Seawell’s Drilling Services segment and a NOK 131.7 million increase in total operating expenses for Seawell’s Well Services segment.

Seawell’s Drilling Services segment’s total operating expenses increased from NOK 2,118.8 million in the year ended December 31, 2007 to NOK 2,828.6 million in the year ended December 31, 2008. The increase in total operating expenses in the Drilling Services segment reflects a NOK 485.2 increase in operating expenses, a NOK 207.7 million increase in reimbursables expenses and a NOK 16.9 million increase in depreciation and amortization. Operating expenses consist primarily of onshore and offshore personnel expenses and repair and maintenance expenses. Operating expenses increased from NOK 1,783.7 million in 2007 to NOK 2,268.9 million in 2008 consistent with the increase in Drilling Services operating revenues described above. The increase in Seawell’s Drilling Services segment’s reimbursables expenses reflects increased activity related to purchases on behalf of customers. The increase in depreciation and amortization was primarily due to the purchase and consolidation of Noble Corporation’s UK drilling operations beginning in April 2008, which were not included in 2007.

Total operating expenses for Seawell’s Well Services segment increased from NOK 358.7 million in the year ended December 31, 2007 to NOK 490.4 million in the year ended December 31, 2008. The increase in total operating expenses in the Well Services segment reflects a NOK 140.6 million increase in operating expenses and a NOK 36.9 million increase in depreciation and amortization offset by a NOK 45.8 million decrease in reimbursables expenses. Operating expenses increased from NOK 201.2 million in 2007 to NOK 341.8 million in 2008 consistent with the increase in Well Services operating revenues described above. The increase in depreciation and amortization was primarily due to the purchase and consolidation of Peak Well Solutions and TecWel in 2008, which were not included in 2007. The decline in reimbursables expenses was primarily due to decreased activity related to purchases on behalf of customers.

Total financial items

Interest income for the year ended December 31, 2008 was NOK 25.3 million compared to NOK 22.1 million in 2007. The increase in interest income reflects an increase in interest rates between 2007 and 2008.

Interest expenses increased from NOK 33.7 million in 2007 to NOK 148.3 million in 2008. The increase in interest expense was primarily due to an increase in interest rates in 2008 as compared to 2007 and to increased borrowings under Seawell’s loan facility.

In the year ended December 31, 2008, Seawell recorded a loss of NOK 39.0 million related to other financial items. The loss was related to foreign exchange differences and primarily due to the weakening of the Norwegian krone compared to the British pound, U.S. dollar and the euro in the fourth quarter of 2008.

Income taxes

Income taxes for the year ended December 31, 2008 were NOK 24.7 million compared to NOK 67.8 million for the year ended December 31, 2007. The effective tax rate decreased from 28.0% in 2007 to 17.2% in 2008, principally reflecting a decline in taxable income in tax jurisdictions with higher tax rates.

Liquidity and Capital Resources

Overview

Seawell’s historical sources of liquidity have been cash generated from operations, credit facilities provided by major financial institutions, equity issuances and shareholder loans. Cash generated from operations continues to be Seawell’s primary source of funds to finance operating needs, capital expenditures and debt service. Seawell had cash and cash equivalents of NOK 1,369.2 as of September 30, 2010, compared to NOK 236.7 million at December 31, 2009.

Management believes that Seawell’s ability to obtain funding from the sources described above will continue to provide the cash flows necessary to satisfy Seawell’s present working capital requirements and capital expenditure requirements, as well as meet Seawell’s debt repayments and other financial commitments for the next 12 months.

Cash Flows from Operating Activities

Net cash provided by operating activities during the nine months ended September 30, 2010 was NOK 75.8 million, compared to NOK 113.1 million for the nine months ended September 30, 2009. The illegible operating cash flow performance in the nine months ended September 30, 2010 principally reflects an increase in net working capital.

Net cash provided by operating activities during the year ended December 31, 2009 was NOK 343.7 million, compared to NOK 372.6 million for the year ended December 31, 2008 and NOK 387.6 for the year ended December 31, 2007. Operating cash flows are affected primarily by net income and movement in working capital. In particular, during Seawell’s first full year of operations, both trade accounts receivable and trade accounts payable grew significantly by NOK 215.5 million and NOK 356.9 million, respectively. These numbers were significantly reduced as a result of enhancements of Seawell’s accounts receivable and accounts payable management function. In addition, in 2008, Seawell’s customers took longer to pay outstanding invoices, which management believes was largely due to the effect of the credit crisis and the corresponding slowdown in the oil and gas exploration and production industry.

Cash Flows from Investing Activities

Net cash used in investing activities was NOK (573.2) million for the nine months ended September 30, 2010 and NOK (125.5) million for the nine months ended September 30, 2009. The cash outflow for the nine months ended September 30, 2010 was substantially higher than that for the previous quarter mainly due to a cash settlement of a short-term loan to Seadrill Ltd.

Net cash used in investing activities was NOK 168.0 million for the year ended December 31, 2009, NOK 1,104.9 million for the year ended December 31, 2008 and NOK 1,213.4 million for the year ended December 31, 2007. In 2009, the net cash outflows primarily related to routine purchases of drilling equipment. In 2008, investing cash flows included the acquisition of subsidiaries referred to in “—Acquisitions” above as well as payments on the construction of Seawell’s modular rig, expected to be delivered in the fourth quarter of 2010. Investing cash flows in 2007 principally reflect the impact of the establishment of Seawell and its acquisition of Seadrill’s well services division.

Cash Flows from Financing Activities

In the nine months ended September 30, 2010, net cash provided by financing activities was NOK 1,705.6 million, as compared to net cash provided by financing activities of NOK 9.7 million in the nine months ended September 30, 2009. This increase in cash received from financing activities is attributable to the proceeds from issuance of equity.

In 2009, net cash used in financing activities was NOK 194.1 million. Net cash provided by financing activities was NOK 856.0 million in 2008 and NOK 880.1 million in 2007. Cash flows from financing activities principally reflect Seawell’s acquisition of Seadrill’s well services division, which was financed through a combination of an equity issuance of NOK 1,148 million (net of issuance costs) and a long-term bank facility of NOK 750 million. In addition, in 2008, Seawell received NOK 191.6 million from a private placement of shares to external investors, which was used to partially finance the acquisition of subsidiaries.

Description of Indebtedness

The debt facilities comprise a revolving credit facility and a shareholder loan.

Revolving Credit Facility Agreement

On September 7, 2010, Seawell entered into a NOK 1,500 million Revolving Credit Facility with Fokus Bank, the Norwegian branch of Danske Bank AS, replacing the NOK 1,500 million Senior Bank Debt Facility outstanding as at June 30, 2010, the proceeds of which will be used for general corporate purposes, capital expenditures, working capital and the issuance of guarantees to support contract performance obligations and other operating requirements. The facility is divided into two tranches. The first tranche, Tranche A, is for NOK 1,215 million, while the second tranche, Tranche B, is for NOK 285 million. Both tranches have a final maturity date of 12 months from the date of signing of the agreement. The interest rate of the tranches is the aggregate of LIBOR, NIBOR or EURIBOR, plus 2.50%, plus mandatory costs, if any. The facility can be drawn in several currencies, including NOK.

The NOK 1,500 million Revolving Credit Facility Agreement contains events of default which include payment defaults, breach of financial covenants, breach of other obligations, breach of representations and warranties, insolvency, illegality, unenforceability, conditions subsequent, curtailment of business, claims against an obligor’s assets, appropriation of an obligor’s assets, cross-defaults to other indebtedness in excess of NOK 5 million, material adverse effect, and material litigation. As of September 30, 2010, approximately NOK 1,000 million and EUR 14 million (approximately $180 million) of the facility had been drawn.

Seawell’s Revolving Credit Facility Agreement contains certain financial covenants, including, among others:

•	Seawell’s ratio of consolidated total net debt to consolidated EBITDA cannot exceed 3.0;

•	Seawell’s ratio of equity to total assets must be at least 25%.

Multicurrency Term and Revolving Facility Agreement

In November 2010, Seawell entered into a $550 million (approximately NOK 3,263 million) Multicurrency Term and Revolving Facility Agreement with Danske Bank AS, DnB NOR Bank AS, Swedbank AB and Nordea Bank Norge ASA as original lenders. The purpose of the facility is to refinance Seawell’s existing NOK 1,500 Revolving Credit Facility Agreement described above, to finance general corporate purposes, to partially finance the cash option payable to Allis-Chalmers’ shareholders if exercised as part of the merger, and to refinance existing indebtedness in Allis-Chalmers and its subsidiaries.

The facility is divided into three tranches. The first tranche, Tranche A, is for $250 million, the second tranche, Tranche B, is for $85 million and the third tranche, Tranche C, is for $215 million. The final maturity date of all three tranches is five years from the signing date of the agreement.

The interest rate of the tranches is the aggregate of LIBOR, NIBOR or EURIBOR, plus between 2.00% and 3.00% per annum, depending on the ratio of Net Interest Bearing Debt to EBITDA, plus mandatory costs, if any.

Loans made under the Multicurrency Term and Revolving Facility Agreement will be secured by (i) pledges of Seawell’s shares in Seawell Norge AS, Seawell AS, Seawell Ltd. UK and Seawell Oil Tools AS, (ii) guarantees provided by these same subsidiaries and (iii) assignment of various intercompany loans. As at June 30, 2010, the assets of these material subsidiaries comprised NOK 2,948.2 million, or 82% of Seawell’s total assets.

Seawell’s Multicurrency Term and Revolving Facility Agreement contains certain financial covenants, including, among others:

•	Seawell’s total consolidated net interest bearing debt cannot exceed 3.0x EBITDA;

•	Seawell’s ratio of equity to total assets must be at least 30.0%;

•	Seawell must maintain the higher of $30 million and 5% of interest bearing debt in freely available cash (including undrawn committed credit lines).

•

Seawell’s capital expenditure for each year cannot exceed $175,000,000, plus any capital expenditure for the Newbuilding modular rig to be delivered to Seawell Emerald Limited, provided that if the merger is not completed on or before June 30, 2011, the capital expenditure amount will automatically be reduced to NOK 150,000,000, plus any capital expenditure for the Newbuilding modular rig to be delivered to Seawell Emerald Limited.

The Revolving Credit Facility Agreement contains events of default which include payment defaults, breach of financial covenants, breach of other obligations, breach of representations and warranties, insolvency, illegality, unenforceability, curtailment of business, claims against an obligor’s assets, appropriation of an obligor’s assets, failure to maintain listing of Seawell’s shares on an exchange, material adverse effect, repudiation and material litigation.

As of January 21, 2011, Seawell was in compliance with all of the covenants under its long-term facilities.

Management believes that Seawell’s cash balances of NOK 1,369.2 million as of September 30, 2010, should provide sufficient liquid resources and working capital to meet Seawell’s present and future operating requirements. The Fokus Bank credit facility, with up to $550 (approximately NOK 3,263 million) million available for drawing will provide additional liquid resources and working capital. See “Financing of the Merger—Long Term Financing of the Combined Company” on page 122.

Off-Balance Sheet Arrangements

Historically, Seawell has not used special-purpose vehicles or similar financing arrangements. In addition, Seawell does not have any off-balance sheet arrangements with any of its affiliates or with any unconsolidated entities.

Contractual Obligations

As of September 30, 2010, Seawell’s contractual cash obligations for future periods were as follows:

	Payments Due
	Less than 1 year	1-3 Years	3-5 Years	After 5 Years	Total
	(NOK in millions)
Debt Obligations(1)	1,114.1	0.0	0.0	0.0	1,114.1
Interest Expenses(2)	56.0	0.0	0.0	0.0	56.0
Finance Lease Obligations	9.4	14.6	4.8	0.0	58.8
Operating Lease Obligations	47.2	87.7	62.6	71.0	268.5
Purchase Obligations	148.8	0.0	0.0	0.0	148.8

Total	1,375.5	102.3	67.4	71.0	1,616.2

(1)	In November 2010, Seawell entered into a $550 million Multicurrency Term and Revolving Facility Agreement in order to refinance its NOK 1,500 million Revolving Credit Facility entered into on September 7, 2010. The amounts outstanding under the Revolving Credit Facility represented all of Seawell’s debt obligations as at September 30, 2010. As at December 31, 2010, NOK 1,000 million at an annual interest rate of 5.37% and EUR 14 million at an annual interest rate of 3.796% were outstanding under the Multicurrency Term and Revolving Facility Agreement.
(2)	Estimated based on currently applicable interest rate.

Inflation

Seawell’s business transactions are denominated primarily in NOK. Management believes that inflation has not had a material effect on Seawell’s results of operations.

Application of Critical Accounting Policies, Estimates and Judgments

Significant accounting policies are described in Note 2 to the Financial Statements. The preparation of financial statements requires management to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of revision and future periods if the revision affects both current and future periods.

Management has identified the policies below as critical to Seawell’s business operations and the understanding of Seawell’s results of operations. The impact and any associated risks related to these policies on Seawell’s business operations is discussed throughout “Operating and Financial Review and Prospects of Seawell” where such policies affect Seawell’s reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 to the Combined and Consolidated Financial Statements included elsewhere in this document. Management’s preparation of the information in this section requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of Seawell’s financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Receivables

Receivables, including accounts receivable and unbilled revenue, are recorded in the balance sheet at their full amount less allowance for doubtful receivables. Seawell establishes reserves for doubtful receivables on a case-by-case basis. In establishing these reserves, management considers changes in the financial position of the customer. Uncollectible trade accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance.

Revenue Recognition

Seawell recognizes revenue for services and products when purchase orders, contracts or other persuasive evidence of an arrangement with the customer exist, the price is fixed or determinable, collectability is reasonable assured and services have been performed. Revenue from contract services performed on an hourly, daily or monthly rate basis is recognized as the service is performed.

All known or anticipated losses on contracts are provided for when they become evident.

Reimbursements for the purchase of supplies, equipment, personnel services and other services provided at the request of Seawell’s customers in accordance with a contract or agreement are recorded as revenue when incurred. The related costs are recorded as reimbursable expenses when incurred.

Impairment of long-lived assets, including fixed asset and intangible asset

Whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate, Seawell assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposal. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Goodwill

Seawell allocates the cost of acquired businesses to the identifiable tangible and intangible assets and liabilities acquired, with any remaining amount being capitalized as goodwill. Goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Seawell has determined that its reporting units are the same as the operating segments for the purpose of allocating goodwill and the subsequent testing of goodwill for impairment. The goodwill impairment test requires Seawell to compare the fair value of its reporting units to their carrying value. In the event that the fair value is less than carrying value, Seawell must perform an exercise similar to a purchase price allocation in a business combination in order to determine the amount of the impairment charge.

Seawell performs its annual test of goodwill impairment as of December 31 for each reporting segment, based on a discounted cash flow model. When testing for impairment management has used expected future cash flows using contract day rates during the contract periods. For periods after expiry of the contract periods, day rates have been forecasted based on estimates regarding future market conditions, including zero escalation of day rates. The estimated future cash flows have been calculated based on remaining asset lives. The estimated cash flows have been discounted using a weighted average cost of capital. Seawell had no impairment of goodwill for the years ended December 31, 2009, 2008 and 2007 as the net present value of the estimated future cash flows justify the book value of goodwill. Management has also performed a sensitivity analysis using different scenarios regarding future cash flows, remaining asset lives and discount rates showing acceptable tolerance to changes in underlying assumptions in the impairment model before changes in assumptions would result in impairment.

Purchase Price Allocation of Acquired Businesses

Management allocates the purchase price of acquired businesses to the identifiable assets and liabilities of the businesses, post acquisition, based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Seawell may engage third-party appraisal firms and valuation experts to assist in the determination of the estimated fair value of identifiable assets and liabilities. Management’s judgments and estimates for the allocation of purchase price are based on information available during the measurement period. These judgments and estimates can materially impact Seawell’s financial position as well as Seawell’s results of operations.

Income taxes

Seawell Limited is a Bermuda company. Under current Bermuda law, Seawell is not required to pay taxes in Bermuda on either income or capital gains. Seawell has received written assurance from the Minister of Finance in Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda that, in the event of any such taxes being imposed, Seawell will be exempted from taxation until March 28, 2016. Certain of Seawell’s subsidiaries operate in other jurisdictions where taxes are imposed, mainly Norway and the UK. Consequently income taxes have been provided in respect of taxes in such jurisdictions.

Significant judgment is involved in determining the provision for income taxes across Seawell and its subsidiaries. There are certain transactions for which the ultimate tax determination is unclear due to uncertainty in the ordinary course of business. Seawell recognizes tax liabilities based on estimates of whether additional taxes will be due.

Income tax expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules. Deferred tax assets and liabilities are based on temporary differences that arise between the carrying values for financial reporting purposes and the amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilized. The amount of deferred tax provided is based upon the expected manner of settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted or substantially enacted.

Defined benefit pension plans

Seawell has several defined benefit plans which provide retirement, death and termination benefits. Seawell’s net obligation is calculated separately for each plan by estimating the amount of the future benefit that employees have earned in return for their cumulative service.

The projected future benefit obligation is discounted to its present value, and the fair value of any plan assets is deducted. The discount rate is the market yield at the balance sheet date on government bonds in the currency and based on terms consistent with the post-employment benefit obligations. The retirement benefits are generally a function of years of employment and amount of compensation. The plans are primarily funded through payments to insurance companies. Seawell records its pension costs in the period during which the services are rendered by the employees. Actuarial gains and losses are recognized in the income statement when the net cumulative unrecognized actuarial gains or losses for each individual plan at the end of the previous reporting year exceed 10% of the higher of the present value of the defined benefit obligation and the fair value of plan assets at that date. These gains and losses are recognized over the expected remaining working lives of the employees participating in the plans. Otherwise, recognition of actuarial gains and losses is not recognized in the income statement. On December 31, 2006, Seawell adopted amended recognition and disclosures provisions, which requires the recognition of the funded status of the plan in the balance sheet with a corresponding adjustment to accumulated other comprehensive income. The adjustment to other comprehensive income represents the net unrecognized actuarial losses and unrecognized prior service costs, all of which were previously netted against the plans’ funded status on the balance sheet. These amounts will continue to be recognized as net periodic pension cost pursuant to our historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income.

Quantitative and Qualitative Disclosure about Market Risk

Financial risk management objectives

Seawell is exposed to various market risks, including foreign currency fluctuations, changes in interest rates, equity and credit risk. Seawell’s policy is to hedge its exposure to these risks where possible, within boundaries deemed appropriate by management. Seawell accomplishes this by entering into a variety of derivative instruments and contracts to maintain the desired level of risk exposure.

Market risk

Seawell’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates as described below.

Foreign currency risk management

Seawell and the majority of its subsidiaries use the Norwegian krone as their functional currency because the majority of their revenues and expenses are denominated in krone. Accordingly, Seawell’s reporting currency is also the Norwegian krone. Seawell does, however, earn revenue and incur expenses in other currencies and there is thus a risk that currency fluctuations could have an adverse effect on the value of Seawell’s cash flows.

Seawell’s foreign currency risk arises from the measurement of debt and other monetary assets and liabilities denominated in foreign currencies converted to Norwegian krone, with the resulting gain or loss recorded as “Other financial items” and the impact of fluctuations in exchange rates on the reported amounts of Seawell’s revenues and expenses which are contracted in foreign currencies.

Subsequent to its establishment in October 2007, Seawell has not used any financial instruments to manage these foreign currency risks, but management is constantly monitoring the risks.

Interest rate risk

A significant portion of Seawell’s debt obligations and surplus funds placed with financial institutions are subject to movements in interest rates. It is management’s policy to obtain the most favorable interest rates available without increasing Seawell’s foreign currency exposure. In keeping with this, Seawell’s surplus funds are placed with reputable financial institutions. The deposits generally have short-term maturities so as to provide Seawell with the flexibility to meet working capital and capital investments.

During 2007, 2008 and 2009 and the first six months of 2010 a substantial portion of Seawell’s borrowings were in the form of a loan from its controlling shareholder, Seadrill. Further details of this loan are set out in “—Description of Indebtedness” above.

At September 30, 2010 Seawell had a revolving credit facility with Fokus Bank, the Norwegian branch of Danske Bank AS, for NOK 1,500 million for a contractually specified period of time and at an interest rate determined with reference to NIBOR at the time of borrowing.

Seawell had no significant interest bearing assets other than cash and cash equivalents, therefore its income and operating cash flows are substantially independent of changes in market interest rates.

Seawell’s management uses interest rate swaps to manage Seawell’s exposure to interest rate risks. Interest rate swaps are used to convert floating rate debt obligations to a fixed rate in order to achieve an overall desired position of fixed and floating rate debt. In 2009, Seawell entered into an interest rate swap agreement securing the interest rate on NOK 750 million of its credit facility for 42 months. The agreement was entered into in mid-March 2009, with the commencement of the hedging period and start of hedging accounting beginning by the end of April 2009. Seawell has interest rate risk arising from long-term borrowings. Borrowings at variable rates expose Seawell to cash flow interest rate risk and borrowings at fixed rates expose Seawell to fair value interest rate risk.

Financial instruments

Seawell uses interest rate swaps to manage its interest rate risk and entered into an interest rate swap agreement in March 2009, securing the interest rate on NOK 750 million of its NOK 1,500 million credit facility for 3.5 years. The following table summarizes the notional amounts and estimated fair values of Seawell’s financial instruments:

	2009 notional amount	Fair value
	(NOK in millions)
Interest rate swap(1)	750	(5.5)

(1)	Relates to interest rate swaps assigned as a hedge to interest bearing debt related to the NOK 1,500 million revolving facility; the fair value of the interest rate swaps includes accrued interest.

The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that a bank would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates. The valuation technique used to determine the fair value of interest rate swaps approximates the net present value of future cash flows.

Concentration of credit risk

The market for Seawell’s services is the offshore oil and gas industry, and its customers consist primarily of major integrated oil companies, independent oil and gas producers and government-owned oil companies. Seawell performs ongoing credit evaluations of its customers and generally does not require collateral in its business agreements. Reserves for potential credit losses are maintained when necessary.

The following table shows those of Seawell’s customers who have generated more than ten percent of Seawell’s contract revenues in one of the periods shown:

	Years Ended December 31,			Nine Months Ended September 30, 2010
Customer	2007	2008	2009
Statoil	65%	52%	51%	50%
Shell	17%	11%	6%	5%
BP	8%	12%	16%	8%
ConocoPhillips	0%	0%	0%	13%
Other customers	10%	25%	27%	22%

Total	100%	100%	100%	100%

Seawell may also face credit related losses in the event that counterparties to its derivative financial instrument contracts do not perform according to the terms of the contract. The credit risk arising from these counterparties relates to unrealized profits from interest rate swaps. Seawell generally does not require collateral for its financial instrument contracts. In the opinion of management, Seawell’s counterparties are creditworthy financial institutions, and management does not expect any significant loss to result from their non-performance. The credit exposure of interest rate swap agreements is represented by the fair value of contracts with a positive fair value at the end of each period.

Liquidity and capital risk management

Prudent liquidity risk management includes maintaining sufficient cash and cash equivalents and the availability of funding through an adequate amount of committed credit facilities. Seawell regularly reviews the efficiency of its capital structure.

As of September 30, 2010 cash and cash equivalents amounted to NOK 1,369.2 million, compared to NOK 249.3 million as of September 30, 2009.

Related Party Transactions

Establishment of Seawell

Seawell was established at the end of the third quarter of 2007 as a spin-off of Seadrill’s Well Service division. Seawell, together with its wholly owned subsidiary, Seawell Holding UK, acquired the shares in the Seadrill Well Service division entities on October 1, 2007 for total consideration of NOK 2,413.1 million. The acquisition was accounted for as a common control transaction with the asset and liabilities acquired recorded by Seawell at historical carrying value of Seadrill.

Non-current liabilities—Intercompany debt

On October 1, 2007, Seawell entered into a NOK 515 million subordinated loan with Seadrill as part of Seawell’s acquisition of Seadrill’s Well Service division. The subordinated loan has an interest rate of 6 months NIBOR plus 3.5%, with the interest of the loan added to the loan. The maturity of both the loan and the interest is January 31, 2013.

On August 17, 2010, the full amount of the loan and accrued interest together with short-term indebtedness owed to Seadrill aggregating to NOK 831.5 million were repaid in connection with the private placement described on page 121. As part of this transaction, NOK 802.1 million of the loan was extinguished in exchange for 34.9 million shares of Seawell’s common stock with the remainder owed (NOK 29.5 million) to Seadrill repaid with a portion of the cash proceeds of the private placement.

Management fee

Seadrill controlled 52.26% of Seawell as of September 30, 2010. Seadrill Management AS, a company within the Seadrill group, charged Seawell a fee of NOK 1.6 million for providing management support and administrative services in the nine months ended September 30, 2010, compared to a fee of NOK 11.3 million for the same period in 2009. In 2009, Seadrill Management AS charged Seawell a fee of NOK 11.3 million, compared to NOK 33.0 million in 2008. The fees charged by Seadrill Management AS are based on the actual cost of services incurred by Seadrill Management AS plus a margin of 4.85%. Frontline Management (Bermuda) Limited, a company under common control with Seadrill, charged Seawell a fee of NOK 0.7 million for providing management support and administrative services in the nine months ended September 30, 2010, compared to no payments during the same period in 2009. For the year ended December 31, 2009, Seawell paid Frontline Management (Bermuda) Limited NOK 0.8 million for management support and administrative services, compared to no payments in 2008. The fees charged by Frontline are based on the actual cost of services incurred by Frontline Management (Bermuda) Limited.

Other current intercompany debt and liabilities

As of September 30, 2010 NOK 439.1 million of other current assets stated in the balance sheet is related to short-term loans to Seadrill, compared to NOK 182.3 million stated in the balance sheet as at 30 September 2009 as a part of other current liabilities.

Performance Guarantees

Seawell’s controlling shareholder, Seadrill, has provided performance guarantees for the obligations of members of the Seawell Group. These performance guarantees were provided due to Seawell having been a subsidiary of Seadrill. The following performance guarantees have been provided by Seadrill:

•	NOK 75 million performance guarantee in favor of Statoil ASA, dated August 24, 2004;

•	NOK 33 million performance guarantee in favor of ConocoPhilips Skandianvia AS effective January 1, 2010; and

•	NOK 33 million performance guarantee in favor of ConocoPhilips Skandianvia AS effective January 1, 2010.

MANAGEMENT OF SEAWELL AFTER THE MERGER

Directors

Overall responsibility for the management of Seawell and its subsidiaries rests with Seawell’s board of directors. Seawell’s Bye-Laws provide that Seawell’s board of directors consist of at least two directors. Pursuant to the terms of the Merger Agreement, prior to completion of the merger, the size of Seawell’s board of directors will be increased to nine members, with four members of Allis-Chalmers’ board of directors being appointed to Seawell’s board of directors following completion of the merger. In addition, the Merger Agreement requires one of Allis-Chalmers’ directors to be appointed Chairman of Seawell’s board of directors for a one year term following completion of the merger. Upon consummation of the merger, the directors of Seawell are expected to be as follows:

Name	Age	Position	Current Affiliation
Saad Bargach	52	Chairman of the Board	Allis-Chalmers
Tor Olav Trøim	47	Deputy Chairman of the Board	Seawell
John Reynolds	40	Director	Allis-Chalmers
Alejandro P. Bulgheroni	66	Director	Allis-Chalmers
Giovanni Dell’Orto	65	Director	Allis-Chalmers
Cecilie Fredriksen	27	Director	Seawell
Frederick Halvorsen	37	Director	Seawell
Kate Blankenship	45	Director	Seawell
Jørgen Rasmussen	51	Director	Seawell

Saad Bargach has served as a director of Allis-Chalmers since June 2009. Mr. Bargach is a Managing Director at Lime Rock Partners. Prior to joining Lime Rock, Mr. Bargach worked for more than 25 years at Schlumberger Inc. Most recently, he served Schlumberger’s Chief Information Officer and, from July 2004 to March 2006, as President, Well Completions & Productivity Group which included Artificial Lift, Completions, Testing, Subsea and Sand Management Services. During his career at Schlumberger, Mr. Bargach also served as President of Consulting & Systems Integration for SchlumbergerSema in several European locations; as President of the Drilling & Measurements division with worldwide responsibility for drill bits, directional drilling, measurements-while-drilling, and logging-while-drilling services; and as the Cairo-based President, Oilfield Services for Africa and Near East. Mr. Bargach has a bachelor’s degree in electrical engineering and a master’s degree in control systems. He is also a member of the Board of the American Productivity and Quality Center and currently serves on the board of directors of Gas2 Limited, an Aberdeen-based oil service technology company, Tiway Oil, a Dubai-based oil and gas producing company, Expert Petroleum, a Bucharest-based production enhancement company, ITS International Tubular Services, an Aberdeen-based oilfield services global company, Omni Oil Technology Holdings Limited, a Dubai-based oilfield services technology company and Xtreme Oil Drilling, an Alberta-based oil services technology provider.

Tor Olav Trøim has served as Deputy Chairman and a director of Seawell since its incorporation in August, 2007. Mr. Trøim is also Vice-President and a director of Seadrill, where he has served since May 2005. Mr. Trøim graduated as M.Sc Naval Architect from the University of Trondheim, Norway in 1985. From 1987 to 1990, Mr. Trøim served as Portfolio Manager Equity for Storebrand ASA and from 1992 to 1995, he was Chief Executive Officer of Norwegian Oil Company DNO AS. Mr. Trøim serves as a director of four Oslo Stock Exchange listed companies, Golden Ocean Group Limited, Golar LNG Energy Limited, Aktiv Kapital ASA and Marine Harvest ASA. Mr. Trøim served as a director of Frontline Ltd from November 1997 until February 2008. He also has acted as Chief Executive Officer for Knightsbridge Tankers Limited, a Bermuda company listed on the Nasdaq Global Select Market, until September 2007 and for Golar until April 2006.

John Reynolds has served as a director of Allis-Chalmers since June 2009. Mr. Reynolds co-founded Lime Rock Partners in 1998, where he is currently a Managing Director. Mr. Reynolds remains an active member of the Lime Rock investment team, investigating and executing primarily energy service investment opportunities worldwide. Prior to co-founding Lime Rock, Mr. Reynolds worked at Goldman Sachs where he spent six years in the Investment Research Department and had senior analyst responsibility for global oil service sector research and was one of the top-rated analysts in the sector. He currently serves on the Board of Directors of Tesco Corporation, EnerMech, Ltd., Revelation Energy Holdings, LLC, Omni Oil Technology Holdings Limited and VEDCO Holdings, Inc. He previously served on the Board of Directors of Hercules Offshore, Inc., Eastern Drilling ASA, IPEC, Ltd., Noble Rochford Drilling, Ltd., Patriot Drilling, Roxar ASA, Sensa, Ltd., and Torch Offshore Inc. Mr. Reynolds is a graduate of Bucknell University where he received his B.A.

Alejandro P. Bulgheroni has served as a director of Allis-Chalmers since August 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. Mr. Bulgheroni has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993, where he is also a director. He also serves as Chairman, President and CEO of Associated Petroleum Investors Ltd., an international oil and gas holding company, as Chairman and President of Global Oilfield Holdings Ltd., as Chairman of Beusa Energy, Inc. and as President and CEO of Nuevo Manantial S.A. and Agroland S.A. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers, Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Argentine Business Council for Sustainable Development and Vice-President of the Educando Foundation (Argentina). Mr. Bulgheroni is a graduate of the University of Buenos Aires with a degree in industrial engineering.

Giovanni Dell’Orto has served as a director of Allis-Chalmers since June 2009. Mr. Dell’ Orto was President and Chief Executive Officer of DLS Drilling, Logistics & Services Corporation (then a subsidiary of Bridas Corporation) from 1994 to August 2006. Following Allis-Chalmers’ purchase of DLS, he served as Vice Chairman of DLS Argentina Limited. He is a member of the Board of Directors and the Executive Committee of Energy Developments and Investments Corporation, or EDIC, supervising EDIC’s gas marketing activities in Europe and other upstream projects in North Africa. He is also a non-executive member of the Board of Directors of Gas Plus Spa, an Italian company listed on the Milan Stock Exchange. Prior to joining Bridas and DLS in 1994, he worked for 23 years with ENI in Italy, holding various positions. Mr. Dell’ Orto has also served as the Chairman and CEO of Saipem and is a former member of the Board of Directors of ENI, Agip and Snam.

Cecilie Fredriksen has served as a director of Seawell since September 2008. Ms. Fredriksen is currently employed by Frontline Corporate Services in London, where she has served as an investment director since 2007. Her responsibilities include providing the group with strategic and investment advice in addition to administrative day-to-day services. Ms. Fredriksen has been a director of Aktiv Kapital ASA since 2006, Golden Ocean Group Limited, an affiliated company of Seadrill, since September 2008 and Ship Finance International Limited, an affiliated company of Seadrill, since November 2008 and Frontline Ltd since September 2010. Ms. Fredriksen also serves as a director of Marine Harvest ASA and Marine Harvest Ireland and has been a director of Northern Offshore Ltd. since February 2010. She received a BA in Business and Spanish from the London Metropolitan University in 2006.

Fredrik Halvorsen has served as a director of Seawell since October 2010. Mr. Halvorsen is a director of Deep Sea Supply Plc, where he has served since October 2010. Mr. Halvorsen is currently employed by Frontline Corporate Services Ltd. Prior to joining Frontline, Mr. Halvorsen served as CEO of Tandberg ASA, as Senior Vice President of Cisco Systems Inc. and as the leader of McKinsey & Company’s Southeast Asia Corporate Finance Practice. Mr. Halvorsen graduated from the Norwegian School of Economics and Business Administration with a degree in business administration and from the J.L. Kellogg Graduate School of Management with a Masters degree in finance.

Kate Blankenship has served as a director of Seawell since Seawell’s incorporation in August 2007. Mrs. Blankenship has also served as a director of Seadrill since 2005 and as a director of Frontline Ltd., an affiliated company of Seadrill, since 2004. Mrs. Blankenship joined Frontline Ltd. in 1994 and served as its Chief

Accounting Officer and Secretary until October 2005. Mrs. Blankenship has been a director of Ship Finance International Limited, an affiliated company of Seadrill, since October 2003. Mrs. Blankenship has also served as a director of Independent Tankers Corporation Limited since February 2008, Golar LNG Limited since July 2003 and Golden Ocean Group Limited, an affiliated company of Seadrill, since November 2004. Mrs. Blankenship served as Chief Financial Officer of Knightsbridge Tankers Limited from April 2000 to September 2007 and as its Secretary from December 2000 to March 2007. She is a member of the Institute of Chartered Accountants in England and Wales.

Jørgen Rasmussen has served as Chairman of the Board and a director of Seawell since its incorporation in August 2007. Prior to joining Seawell, Mr. Rasmussen was employed by Schlumberger Limited for 25 years. From 1998 to 2001, Mr. Rasmussen served as General Manager of Schlumberger’s Scandinavian office. From 2001 to 2003, he served a President and Chief Executive Officer of Schlumberger Smart Cards. From 2003 to 2005, he was Chief Executive Officer of Atos Origin Northern Europe and from 2005 to 2007, he served as Vice President of WesternGeco. He has held various board positions in industry associations and oilfield companies and holds a M.Sc. in Geology and Geophysics from the University of Aarhus, Denmark.

The business address of the above directors is P.O. Box HM 1593, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda (telephone: +1 441 295 69 35).

Management and Executive Officers

Ultimate responsibility for the management of Seawell is vested in Seawell’s board of directors.

Seawell’s board of directors has determined that Seawell shall not directly employ any individuals and that all of Seawell’s management requirements shall be contracted with subsidiaries and third parties. Seawell’s board of directors, however, retains sole authority on all issues, including:

•	defining Seawell’s business;

•	setting goals in relation to Seawell’s business; and

•	approving all strategic plans to achieve the goals set.

Seawell has formed a limited company in Bermuda, Seawell Management (Bermuda) Limited, which provides, through subsidiary and third party subcontractors, all the administrative services required in the day-to-day management of Seawell. Currently, Seawell Management AS (Norway) and Seawell Management (US) LLC (US) each act as subcontractors to Seawell Management (Bermuda) Limited and provide intra-group management services to the Seawell group from Stavanger, Norway, and Houston, Texas, United States, respectively. Seawell supplements the services provided by these subsidiaries with services provided by Frontline Management (Bermuda) Limited. In the past, Frontline Management (Bermuda) Limited has had an arrangement with Seadrill Limited (Bermuda) through which Frontline Management (Bermuda) Limited has provided services at cost to Seawell, which has been a controlled subsidiary of Seadrill Limited (Bermuda). In addition, Seadrill Management AS has also from time to time in the past provided certain services to Seawell at cost plus a margin of 4.85%, although Seawell has never entered into any written agreement with Seadrill Management AS. In anticipation of no longer being a controlled subsidiary of Seadrill Limited (Bermuda) following the closing of the merger with Allis-Chalmers, Seawell has negotiated and plans to enter into a corporate administrative services agreement with Frontline Management (Bermuda) Limited, the form of which is filed as exhibit 10.6 to the registration statement of which this proxy statement/prospectus forms a part. The fees to be charged by Frontline Management (Bermuda) Limited pursuant to this corporate administrative services agreement will continue to be based on actual cost of services incurred. Seadrill Management AS has not provided any material services to Seawell in the past two quarters and Seawell anticipates that it will no longer rely on Seadrill Management AS for any material services following the closing of the merger.

The individuals in the Seawell Group’s executive management team with major areas of responsibility for Seawell’s day-to-day management requirements following the merger are:

Name	Age	Position
Jørgen Rasmussen	51	Chief Executive Officer & President, Seawell Management Limited
Thorleif Egeli	47	Chief Operating Officer and Executive Vice-President, Seawell Management (US) LLC
Lars Bethuelsen	47	Chief Financial Officer, Seawell Management AS
Max Bouthillette	42	Executive Vice President and General Counsel, Seawell Management (US) LLC
Gunnar Lemvik	45	Senior Vice President, Human Resources, Seawell Management AS

All of the executive officers listed above are currently executive officers of Seawell. Certain executive officers of Allis-Chalmers may become non-executive officers of Seawell following the merger.

Thorleif Egeli has served as Chief Executive Officer of Seawell Management AS from October 2009 to December 2010, and as Chief Executive Officer of Seawell Management (US) LLC since January 1, 2011. Prior to joining Seawell Management AS, Mr. Egeli was employed by Schlumberger Limited, where he served in a variety of positions since 1993. From 2007 to 2009, Mr. Egeli served as Vice President, Schlumberger North America and from 2004 to 2007, he served as Marketing Director North Sea. Prior to 2004, Mr. Egeli held management positions within Schlumberger as Managing Director Dowell Norge A.S., QHSE Manager East Asia and as country manager in Well Services and Drilling Fluids. Mr. Egeli holds a degree in mechanical engineering from the Norwegian Technical University and an MBA from Erasmus School of Management in Rotterdam.

Lars Bethuelsen has served as the Chief Financial Officer of Seawell Management AS since 2007. In addition, he currently serves on the board of directors of several of Seawell’s subsidiaries. Prior to joining Seawell Management AS, Mr. Bethuelsen held several senior positions at Smedvig and Seadrill, including finance manager for Smedvig Asia and, most recently, commercial manager of Seadrill. Mr. Bethuelsen has a degree in finance from the University of Stavanger.

Gunnar Lemvik has served as the Senior Vice President, Human Resources of Seawell Management AS since January 2009. From 2005 to 2009 Mr. Lemvik served as HR director, North Europe & Canada for Acergy S.A. Mr. Lemvik has served as an officer in the Norwegian armed forces and has a degree in law with specialization in labor and company law from the University of Oslo awarded in 1993.

Max Bouthillette has been Executive Vice President and General Counsel of Seawell Management (US) LLC since August 6, 2010. Prior to this, Mr. Bouthillette was employed for the last 16 years by BJ Services, Schlumberger Limited and the U.S. national law firm of Baker Hostetler LLP. His professional experience includes serving as Chief Compliance Officer and Associate General Counsel for BJ Services from 2006 to 2010, as a partner with Baker Hostetler LLP from January 2004 to 2006, and in several positions with Schlumberger in North America, Asia, and Europe from 1998 to December 2003. Mr. Bouthillette holds a degree in Accounting from Texas A&M University and a Juris Doctorate from the University of Houston Law Center.

The business address of Mr. Bethuelsen and Mr. Lemvik is Seawell Management AS, Løkkeveien 107, 4002 Stavanger, Norway (telephone: +47 51308000). The business address of Mr. Egeli and Mr. Bouthillette is Seawell Management (US) LLC, 11125 Equity Drive, Suite 200, Houston, Texas (telephone: 1-713-856-2394), The business address of Mr. Rasmussen is Seawell Management Limited, 2nd Floor, 2 Basil Street, London SW3 1AA, United Kingdom.

Compensation of Directors and Executive Officers

Compensation for Seawell’s directors is generally determined by the affirmative vote of a majority of its shareholders. However, any director who, by request, goes or resides abroad for any purposes related to Seawell or who performs services which in the opinion of Seawell’s board of directors go beyond the ordinary duties of a director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as Seawell’s board of directors may determine.

The table below sets forth remuneration paid to Seawell’s directors, executive officers and other key personnel for the year ended December 31, 2010.

	Year ended December 31, 2010
	Salary and bonus payment	Income from exercised options	Total
	(NOK in thousands)
Board of Directors	2,750.0	—	2,750.0
Chief Executive Officer of Seawell Management AS	3,491.6	—	3,491.6
Other key personnel(1)	5,190.3	1,719.2	6,909.5

Total	11,431.9	1,719.2	13,151.1

Note:
(1)	Other key personnel consists of the Chief Financial Officer—Seawell Management AS, Director Human Resources—Seawell Management AS and Executive Vice President and General Counsel.

The total amount of compensation accrued by Seawell’s directors and executive officers was NOK 13.2 million in 2010 compared to NOK 10.3 million in 2009 and NOK 9.7 million in 2008. In addition, in 2010 Seawell paid premiums totaling NOK 285,000 in respect of pension arrangements for certain members of Seawell’s management.

The Chief Executive Officer has a bonus arrangement based on achieving specific targets. The maximum amount of the bonus is limited to 50% of the CEO’s annual salary. Other key personnel have similar bonus arrangements with various limits.

Pursuant to the Chief Executive Officer’s employment contract, in the event the Chief Executive Officer resigns at the request of Seawell’s board of directors, he will receive compensation equal to 18 months’ salary.

The following table sets forth share ownership in Seawell of Seawell’s directors, executive officers and other key personnel as of September 30, 2010.

	Shares in Seawell Limited	Options in Seawell Limited granted in 2007, 2009 and 2010 and outstanding	Total
Jørgen Rasmussen	223,000	925,000	1,148,000
Thorleif Egeli	31,500	500,000	515,000
Kate Blankenship	60,000	100,000	160,000
Tor Olav Trøim	200,000	100,000	300,000
Fredrik Halvorsen	—	—	—
Alf Ragnar Løvdal	70,000	725,000	795,000
Cecilie Fredriksen	—	50,000	50,000
Saad Bargach(1)	4,023,000	—	4,023,000
John T. Reynolds(2)	4,023,000	—	4,023,000
Max Bouthillette	0	150,000	150,000
Lars Bethuelsen	30,000	535,000	565,000
Gunnar Lemvik	0	250,000	250,000

Total	8,660,500	3,335,000	11,995,500

(1)	The reported securities include 4,023,000 Seawell common which are directly owned by Lime Rock. Mr. Bargach serves as a member of the Investment Committee of Lime Rock Partners GP V, L.P., which shares voting and dispositive power over the securities held by Lime Rock. Mr. Bargach disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Bargach is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(2)	The reported securities include 4,023,000 Seawell common which are directly owned by Lime Rock. Mr. Reynolds serves as a member of the Investment Committee of Lime Rock Partners GP V, L.P. and as a director of LRP GP V, Inc., which shares voting and dispositive power over the securities held by Lime Rock. Mr. Reynolds disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Reynolds is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

Board Practices

Audit Committee

The audit committee, which is comprised of one director, Kate Blankenship is responsible for ensuring that Seawell has an independent and effective internal and external audit system. The audit committee supports Seawell’s board of directors in the administration and exercise of its responsibility for supervisory oversight of financial reporting and internal control matters and to maintain appropriate relationships with Seawell’s auditors. The audit committee charter details the terms of reference for the audit committee. The company’s auditor meets the audit committee annually regarding the preparation of the annual accounts and also to present their report on the internal control procedures. The audit committee holds separate discussions with Seawell’s external auditor on a quarterly basis without executive management being present. The scope, resources and the level of fees proposed by the external auditor in relation to the group’s audit are approved by the audit committee.

The audit committee recognizes that it is occasionally in the interests of Seawell to engage its auditor to undertake certain other non-audit assignments. Fees paid to the auditor for audit services are presented and approved at Seawell’s annual general meeting.

Corporate Governance Requirements

As a company incorporated in Bermuda, Seawell is subject to Bermuda laws and regulations with respect to corporate governance. Bermuda corporate law is to a great extent based on English law. In addition, the listing of Seawell common shares on the Oslo Stock Exchange subjects Seawell to certain aspects of Norwegian securities law, which include the requirement to adhere to the Norwegian Code of Practice for Corporate Governance, or the Code.

Seawell is committed to ensuring that high standards of corporate governance are maintained and supports the principles set out in the Code. Seawell’s corporate governance policies and procedures are explained below in the format of how it currently addresses the principles of corporate governance as set out in the sections identified in the Code.

Seawell endeavors to comply with the Code and generally to maintain high standards of corporate governance and is committed to ensure that all shareholders of the company are treated equally.

It is the opinion of the Seawell’s board of directors that Seawell in all material respects complies with the Code, subject to the following:

1.	The board’s mandate to increase Seawell’s issued share capital is limited to the extent of the authorized share capital of Seawell in accordance with Seawell’s Memorandum of Association and Bye-Laws. This is in accordance with Bermuda law. The authorized capital of Seawell is currently $1,200,000,000, divided into 600,000,000 shares of a par value of $2.00 each, of which 225,400,050 shares were issued and outstanding at September 30, 2010.

2.

The appointment of a nomination committee is not a requirement under Bermuda law, and Seawell has so far not seen sufficient reason to appoint such a committee. However, prior to proposing candidates to the annual general meeting for election to the board, the board seeks to consult with Seawell’s major shareholders. The board further endeavors to ensure that it is constituted by directors with a varied background and with the necessary expertise and capacity. Seawell does not have a corporate assembly.

3.	The directors are elected by the shareholders of Seawell at the annual general meeting for a one-year term, following which they can stand for reelection. The directors serving on the board are encouraged to hold shares in Seawell as the board believes it encourages a common financial interest between the members of the board and the shareholders of Seawell. However, there is no requirement at law or in Seawell’s Bye-Laws that directors of Seawell own shares of Seawell.

4.	Seawell’s chief executive officer following the completion of the merger, Mr. Jørgen Rasmussun, has also been appointed a director. The board has organized its work, inter alia through the establishment of an audit committee, so as to address any negative implications of the chief executive officer being a member of the board.

5.	Seawell’s Bye-Laws permit the board to approve the granting of share options to employees. A total of 6,507,000 share options (included the 2010 program and excluded forfeited options) have been granted to employees since October 1, 2007.

6.	Where it is considered beneficial for Seawell that any of its directors, by request, go or reside abroad for any purposes related to the business of Seawell or perform services which go beyond the ordinary duties of a director (e.g. in situations where the director has special expertise), the director may receive extra remuneration for such services (whether by way of salary, commission, participation in profits or otherwise). In accordance with the Code, such matters are approved by the board and all directors must be kept informed.

7.	Seawell’s Bye-Laws permit general meetings to be convened on not less than 7 days’ notice.

8.	Pursuant to Seawell’s Memorandum of Association, the objects for which Seawell was formed and incorporated are unrestricted.

Seawell’s board of directors annually sets a plan for its work in December for the following year which includes a review of strategy, objectives and their implementation, the review and approval of the annual budget and review and monitoring of Seawell’s current year financial performance. The board is scheduled to meet in person approximately four times a year, with further meetings being held by telephone conference as required to react to operational or strategic changes in the market and company circumstances.

Seawell’s board of directors receives appropriate, precise and timely information on the operations and financial performance of Seawell from the executive management team, which is imperative for the board to perform its duties.

Seawell’s board of directors has established an audit committee, which has formal terms of reference approved by the board. Matters are delegated to committees as appropriate.

In the event that the chairman of Seawell’s board of directors cannot attend or is conflicted in leading the work of the board, the deputy chairman will lead.

Seawell’s board of directors acknowledges its responsibility for Seawell’s system of internal control and for reviewing its effectiveness. Seawell’s system of internal control is designed to manage rather than eliminate the risk of failure to achieve business objectives and can only provide reasonable but not absolute assurance against material misstatement or loss.

Seawell adopts internal controls appropriate to its business and culture. The key components of Seawell’s system of internal control are described below.

Seawell has in place clearly defined lines of responsibility and limits of delegated authority. Comprehensive procedures provide for the appraisal, approval, control and review of expenditures. The senior management team meets with the regional and global vice-presidents on a regular basis to discuss particular issues affecting each region and business unit, including their key risks, health and safety statistics and legal and financial matters. The group maintains a comprehensive annual planning and management reporting system and a detailed annual budget is prepared in advance of each year and supplemented by revised forecasts during the course of the year. In addition, a five year strategic plan is updated annually. Actual financial results are reported monthly and compared to budget, revised forecasts and prior year results. The board reviews and approves all reports on projected and actual financial performance.

Seawell’s board of directors derives further assurance from the reports from the audit committee, which has been delegated responsibility to review the effectiveness of the internal financial control systems implemented by management and is assisted by the internal auditor and external auditors where appropriate.

The performance of Seawell’s board of directors is constantly monitored and reviewed to ensure the composition and the way in which the directors function both individually and as a collegiate body is effective and efficient.

Indemnification of Seawell’s Officers and Directors

The Companies Act permits a company to indemnify its directors, officers and auditor with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the director, officer or auditor may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. The Companies Act also permits a company to indemnify a director, officer or auditor against liability incurred in defending any civil or criminal proceedings in which judgment is given in his or her favor or in which he or she is acquitted, or when the Bermuda Supreme Court, or the Court, grants relief to such director, officer or auditor. The Companies Act permits a company to advance moneys to a director, officer or auditor to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved against them. The Court may relieve a director, officer or auditor from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director, officer or auditor has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

Seawell’s Bye-Laws provide that the current and former directors, officers and members of board committees of Seawell as well as current and former directors and officers of Seawell’s subsidiaries, shall be indemnified out of the funds of Seawell from and against all civil liabilities, loss, damage or expense incurred or suffered in the capacity as a director, officer or committee member of Seawell, or as a director or officer of any of Seawell’s subsidiaries, and the indemnity extends to any person acting as a director, officer or committee member of Seawell, or as a director or officer of any of Seawell’s subsidiaries in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers of, or persons controlling, Seawell pursuant to the foregoing provisions, Seawell has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ALLIS-CHALMERS STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of Allis-Chalmers and no public participation in any future meetings of Allis-Chalmers’ stockholders. However, if the merger is not completed, Allis-Chalmers will hold a 2011 annual meeting of stockholders.

Any stockholder who wishes to submit a proposal at the Allis-Chalmers 2011 annual meeting of stockholders and to have such proposal included in the proxy statement and form of proxy relating to that annual meeting must submit the proposal to Allis-Chalmers by no later than February 1, 2011 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If the date of the 2011 annual meeting is changed by more than 30 days from the anniversary date of the 2010 annual meeting of stockholders, then the deadline for inclusion of a stockholder proposal in the proxy statement and form of proxy will be instead a reasonable time before Allis-Chalmers begins to print and mail proxy materials. The proposal must comply with the requirements of Exchange Act Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder who wishes to submit a proposal at the Allis-Chalmers 2011 annual meeting of stockholders that is not to be included in the proxy statement and form of proxy relating to that annual meeting must deliver notice of the proposal to Allis-Chalmers by no later than March 15, 2011.

Any such proposals should be timely sent to Allis-Chalmers’ Secretary at its principal executive officers located at 5075 Westheimer, Suite 890, Houston, Texas 77056.

LEGAL MATTERS

The validity of the issuance of the Seawell shares to be issued pursuant to the merger will be passed upon for Seawell by Mello Jones & Martin, Hamilton, Bermuda.

Certain U.S. federal income tax consequences relating to the merger will be passed upon for Allis-Chalmers by Andrews Kurth LLP, Houston, Texas, and for Seawell by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

EXPERTS

The consolidated financial statements of Seawell as of December 31, 2008 and 2009 and for each of the years ended December 31, 2007, 2008 and 2009 have been attached as Annex G to this proxy statement/prospectus in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Allis-Chalmers as of December 31, 2008 and 2009, and for each of the years ended December 31, 2007, 2008 and 2009, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of UHY LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Allis-Chalmers files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Allis-Chalmers files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding Allis-Chalmers. The address of the SEC website is www.sec.gov. You also may obtain free copies of the documents Allis-Chalmers files with the SEC by going to the “Investor Relations” section of Allis-Chalmers’ website at www.alchenergy.com. The information provided on Allis-Chalmers’ website is not part of this proxy statement/prospectus, and it is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus, regarding the content of any contract or other document are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Allis-Chalmers to “incorporate by reference” into this proxy statement/prospectus documents it files with the SEC. This means that Allis-Chalmers can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that Allis-Chalmers files with the SEC up to the date on which the merger is completed will update and supersede that information. You should rely only on the information contained in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Allis-Chalmers incorporates by reference the documents listed below and any documents filed by Allis-Chalmers pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the Allis-Chalmers special meeting:

•	Allis-Chalmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 9, 2010;

•	Allis-Chalmers’ Quarterly Report on Form 10-Q for the three-month period ended March 31, 2010, as filed on May 7, 2010;

•	Allis-Chalmers’ Quarterly Report on Form 10-Q for the six-month period ended June 30, 2010, as filed on August 5, 2010; and

•	Allis-Chalmers’ Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2010, as filed on November 5, 2010.

•

Allis-Chalmers’ Current Reports on Form 8-K, as filed on January 5, 2010, February 3, 2010, March 2, 2010, March 9, 2010, April 26, 2010, May 20, 2010, June 21, 2010, July 14, 2010, August 13, 2010, August 17, 2010, September 30, 2010, October 5, 2010, November 12, 2010, December 17, 2010 and January 5, 2011.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the documents incorporated by reference in this document or other information concerning Allis-Chalmers, without charge, by written or telephonic request directed to Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056, Attention: Investor Relations, and on the “Investor Relations” section of Allis-Chalmers’ website at www.alchenergy.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Neither Seawell nor Allis-Chalmers has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated into this proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A—AGREEMENT AND PLAN OF MERGER

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

SEAWELL LIMITED

WELLCO SUB COMPANY

and

ALLIS-CHALMERS ENERGY INC.

dated as of

August 12, 2010

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-43
Acquisition Agreement	A-44
Acquisition Proposal	A-45
Adverse Recommendation Change	A-43
Advisers Act	A-25
Affected Employees	A-52
affiliates	A-61
Agreement	A-1
Amendment	A-3
Andrews Kurth	A-53
Antitrust Division	A-47
As-Converted Per Share Cash Consideration	A-3
As-Converted Per Share Stock Consideration	A-3
beneficial ownership	A-61
Book Entry Shares	A-4
Business Day	A-61
Cash Designated Shares	A-6
Cash Election Common Shares	A-4
Cash Election Preferred Shares	A-5
Cash Election Shares	A-5
Certificate	A-4
Certificate of Designations	A-3
Certificate of Merger	A-2
CFIUS	A-48
Claim	A-50
Closing	A-2
Closing Date	A-2
Code	A-1
Commitment Letter	A-37
Company	A-1
Company 2010/2011 Budget	A-61
Company Assets	A-24
Company Balance Sheet	A-16
Company Benefit Plan	A-17
Company Board	A-14
Company Common Stock	A-13
Company Debt Documents	A-61
Company Directors	A-2
Company Disclosure Letter	A-12
Company Equity Awards	A-8
Company Financial Statements	A-15
Company Foreign Plans	A-19
Company Investigation	A-46
Company Lease	A-61
Company Leased Real Property	A-61
Company Material Contract	A-21
Company Option	A-7
Company Owned Real Property	A-61
Company Performance Awards	A-8
Company Permits	A-19

Company Preferred Stock	A-13
Company Real Property	A-61
Company Required Vote	A-14
Company Restricted Share	A-8
Company SEC Documents	A-15
Company Stock Plans	A-7
Competition Laws	A-61
Confidentiality Agreement	A-47
Contract	A-61
Debt Ratio	A-61
Derivative Transaction	A-62
DGCL	A-1
Dissenting Share	A-9
Effective Time	A-2
Election Deadline	A-5
Election Form	A-4
Election Form Record Date	A-4
Employment and Withholding Taxes	A-62
Environmental Laws	A-23
ERISA	A-17
ERISA Affiliate	A-17
Exchange Act	A-15
Exchange Agent	A-9
Exchange Fund	A-9
Exchange Ratio	A-3
Exon-Florio Act	A-15
F-4	A-15
FCPA	A-26
Financing	A-62
FTC	A-47
GAAP	A-16
Goldman Sachs	A-37
Governmental Entity	A-14
Hazardous Substances	A-23
HSR Act	A-15
Indebtedness	A-62
Indemnified Parties	A-50
Intellectual Property	A-20
Investment Company Act	A-25
IRS	A-17
IRS Ruling	A-53
Laws	A-14
Liens	A-62
Lime Rock	A-1
Litigation	A-62
LSE	A-52
LTM 12-month Adjusted EBITDA	A-63
Mailing Date	A-4
Material Adverse Effect	A-63
Maximum Cash Amount	A-7

A-iv

Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Net Debt	A-63
No Election Common Shares	A-4
No Election Preferred Shares	A-5
No Election Shares	A-5
OFAC	A-26
OSE	A-52
Parent	A-1
Parent Balance Sheet	A-31
Parent Benefit Plan	A-32
Parent Board	A-29
Parent Common Shares	A-28
Parent Disclosure Letter	A-28
Parent Equity Offering	A-63
Parent Financial Statements	A-30
Parent Foreign Plans	A-32
Parent Investigation	A-46
Parent Lease	A-64
Parent Leased Real Property	A-64
Parent Material Contract	A-34
Parent Permits	A-33
Parent Real Property	A-64
Parent Stock Options	A-28
Parent Owned Real Property	A-64
Per Share Cash Consideration	A-3

Per Share Stock Consideration	A-3
Permit	A-64
Permitted Liens	A-64
Person	A-64
Predecessor Claims	A-64
Preferred Stock Conversion Rate Number	A-3
Prohibited Person	A-27
Proxy Statement	A-49
RBC	A-26
Reorganization Plan	A-65
Representatives	A-43
Return	A-65
SEC	A-15
Secretary of State	A-2
Securities Act	A-15
Skadden Arps	A-54
SOX	A-15
Special Meeting	A-49
Stock Designated Shares	A-6
Stock Election Common Shares	A-4
Stock Election Preferred Shares	A-4
Stock Election Shares	A-5
Subsidiary	A-65
Superior Proposal	A-45
Surviving Corporation	A-1
Tax	A-65
Technology	A-20

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 12, 2010, by and among Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), Seawell Limited, a Bermuda corporation (“Parent”), and Wellco Sub Company, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger, this Agreement and the transactions contemplated hereby are in the best interests of their respective companies and stockholders;

WHEREAS, in order to induce Parent to enter into this Agreement, Lime Rock Partners V, L.P., a Cayman Island exempted limited partnership (“Lime Rock”), is contemporaneously entering into a Voting Agreement, of even date herewith (the “Voting Agreement”), with Parent, in the form of Exhibit A attached hereto; and

WHEREAS, for United States federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement will constitute a plan of reorganization and (c) Parent, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Merger Sub. Upon the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

Section 1.2 Adjustment to Merger. Parent shall have the right, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), to require that the Company and not Merger Sub be the Surviving Corporation in the Merger for all purposes in this Agreement, provided that the respective tax counsel of Parent and the Company deliver the opinions pursuant to Section 6.2(e) and Section 6.3(e) hereof with respect to the Merger. If the right provided in this Section 1.2 is exercised, then for all purposes in this Agreement:

(a) The Merger shall be the Merger of Merger Sub with and into the Company; and

(b) The Company will be the Surviving Corporation.

Section 1.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The Merger shall become effective on the date and at the time when the Certificate of Merger has been accepted for filing by the Secretary of State or, subject to the DGCL, such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.4 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Houston time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in ARTICLE VI (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, Suite 6800, Houston, Texas 77002, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.5 Certificate of Incorporation; Bylaws. Pursuant to the Merger, (a) if the right provided for in Section 1.2 is not exercised, (i) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, or (b) if the right provided for in Section 1.2 is exercised (i) the Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to conform as nearly as possible to the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, and (ii) the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation; Directors of Parent.

(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b) The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(c) Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and after the Effective Time the size of the Parent Board is increased to nine members, and four members of the Company Board selected by the Company and approved by Parent (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Company Directors”) are appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase, it being understood and agreed that the Company Directors shall nominate, and the Parent Board shall appoint, one of the Company Directors as the Chairman of the Parent Board for a term of one year following the Effective Time. Parent, through the Parent Board and subject to the Parent Board’s fiduciary duties to the stockholders of Parent, shall take all necessary action to nominate the Company Directors for election to the Parent Board in the proxy statement or equivalent document relating to the first annual meeting of the stockholders of Parent following the Closing.

Section 1.7 Effect on Capital Stock.

(a) At the Effective Time, subject to the other provisions of this ARTICLE I and Section 2.1, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent, Merger Sub or the Company or any of their respective Subsidiaries and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of this Section 1.7, either (i) a number of Parent Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) cash in an amount equal to $4.25 (the “Per Share Cash Consideration”; each of the Per Share Cash Consideration, the As-Converted Per Share Cash Consideration (as defined herein), the As-Converted Per Share Stock Consideration (as defined herein) and the Per Share Stock Consideration is referred to herein as the “Merger Consideration”).

(b) “Exchange Ratio” shall mean: (i) 1.15, if the volume-weighted average sale price of the Parent Common Shares on the over-the counter list operated by the Norwegian Securities Dealer Association (the “OTC-List”) for the thirty calendar days immediately prior to November 15, 2010 is in excess of NOK 20, or (ii) 1.20, if the volume-weighted average sale price of the Parent Common Shares on the OTC-List for the thirty calendar days immediately prior to November 15, 2010 is equal to or less than NOK 20.

(c) At the Effective Time, subject to the other provisions of this ARTICLE I and Section 2.1, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of this Section 1.7, either (i) a number of Parent Common Shares equal to the product of (A) the Per Share Stock Consideration multiplied by (B) the Preferred Stock Conversion Rate Number (the “As-Converted Per Share Stock Consideration”) or (ii) cash in an amount equal to the product of (A) the Per Share Cash Consideration multiplied by (B) the Preferred Stock Conversion Rate Number (the “As-Converted Per Share Cash Consideration”). The number of shares of Company Common Stock (including fractional shares) that would be issuable immediately prior to the Effective Time upon conversion of a share of Company Preferred Stock into shares of Company Common Stock pursuant to the terms of the Certificate of Designations of 7% Convertible Perpetual Preferred Stock (the “Certificate of Designations”) governing such Company Preferred Stock is referred to herein as the “Preferred Stock Conversion Rate Number”. The Company shall use reasonable best efforts to ensure that, prior to the Effective Time, the Amendment to the Certificate of Designations attached hereto as Exhibit B (the “Amendment”) is approved by the requisite holders of the Company Common Stock and Company Preferred Stock and filed with the Delaware Secretary of State as promptly as practicable thereafter. Notwithstanding anything to the contrary set forth herein, if the Amendment is not approved by the holders of the Company Common Stock and Company Preferred Stock, then at the Effective Time, (x) all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for any Dissenting Shares) shall by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into the right to receive an amount of cash and a number of Parent Common Shares that the holder thereof is entitled to receive pursuant to the terms of the Certificate of Designations, and (y) appropriate adjustment shall be made to Section 1.8 so that the “Maximum Cash Amount” is reduced by the amount of cash that the holders of the Company Preferred Stock are entitled to receive pursuant to the Certificate of Designations (and in no event shall any of the shares of Company Preferred Stock be deemed to be “No Election Shares” under Section 1.8).

(d) All of the shares of Company Common Stock and Company Preferred Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock or Company Preferred Stock or (y) non-certificated shares of Company Common Stock or Company Preferred Stock represented by book entry (“Book Entry Shares”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.1(c), and (iii) any cash to be paid in lieu of fractional Parent Common Shares in accordance with Section 2.1(e).

(e) If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of, or occurrence of a record date with respect to, any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend or distribution thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Exchange Ratio and the Merger Consideration to provide the holders of Company Common Stock or Company Restricted Shares with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

(f) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent, Merger Sub or the Company or any of their respective Subsidiaries shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. At the Effective Time, all Parent Common Shares that are owned by the Company or any of its Subsidiaries shall be cancelled and retired.

(g) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub then issued and outstanding shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.8 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares theretofore representing shares of Company Common Stock or shares of Company Preferred Stock shall pass, only upon proper surrender or transfer of such Certificates or Book Entry Shares, as the case may be, to the Exchange Agent) in such form and having such provisions as Parent may reasonably specify (the “Election Form”) shall be mailed together with the Proxy Statement or at such other time as the Company and Parent may agree (the “Mailing Date”) to each holder of record of Company Common Stock or Company Preferred Stock as of the record date for notice of the Company Special Meeting (the “Election Form Record Date”).

(b) Each Election Form submitted with respect to shares of Company Common Stock shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Common Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Common Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Common Shares”). Each Election Form submitted with respect to shares of Company Preferred Stock shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Preferred Stock with respect to which such holder elects to receive the As-Converted Per Share Stock Consideration (“Stock Election Preferred Shares”), (ii) the number of shares of such holder’s Company Preferred Stock with respect to which such holder elects to receive the As-Converted Per Share Cash Consideration (“Cash Election Preferred Shares”) or (iii) that such holder makes no election with respect to such holder’s Company Preferred Stock (“No Election Preferred Shares”). The Cash Election Common Shares and Cash Election Preferred Shares are referred to collectively herein as the “Cash Election Shares.” The Stock Election Common Shares and the Stock Election Preferred Shares are referred to collectively herein as the “Stock Election Shares.” The No Election Common Shares and No Election Preferred Shares are referred to collectively herein as the “No Election Shares.” Any Company Common Stock and any Company Preferred Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Houston time, on the 33rd day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of Company Common Stock or Company Preferred Stock that constitute Dissenting Shares as of such time) shall also be deemed to be No Election Common Shares or No Election Preferred Shares, as the case may be.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock or Company Preferred Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. With respect to shares of Company Common Stock or Company Preferred Stock represented by a Certificate, an Election Form shall be deemed properly completed only if accompanied by such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate or the guaranteed delivery of such Certificate), together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock or Company Preferred Stock represented by such Election Form shall become No Election Shares, and Parent shall cause the Certificates, if any, representing Company Common Stock or Company Preferred Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Company Common Stock or Company Preferred Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of the Company, Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable (and in no event more than ten Business Days after the Effective Time), Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock and Company Preferred Stock of rights to receive Parent Common Shares or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Election Shares Greater Than Maximum Cash Amount. If the aggregate cash amount that would be paid upon the conversion of the Cash Election Shares in the Merger is greater than the Maximum Cash Amount, then:

(1) each Stock Election Common Share and No Election Common Share shall be converted into the right to receive the Per Share Stock Consideration, and each Stock Election Preferred Share and No Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Stock Consideration;

(2) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process (treating each Cash Election Preferred Share as representing a number of shares of Company Common Stock equal to the Preferred Stock Conversion Rate Number), a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger in respect of the Cash Election Shares that are not Stock Designated Shares equals as closely as practicable the Maximum Cash Amount, and each share of Company Common Stock that is a Stock Designated Share shall be converted into the right to receive the Per Share Stock Consideration, and each share of Company Preferred Stock that is a Stock Designated Share shall be converted into the right to receive As-Converted Per Share Stock Consideration; and

(3) each Cash Election Common Share that is not a Stock Designated Share shall be converted into the right to receive the Per Share Cash Consideration, and each Cash Election Preferred Share that is not a Stock Designated Share shall be converted into the right to receive As-Converted Per Share Cash Consideration.

(ii) Cash Election Shares Less Than Maximum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is less than the Maximum Cash Amount, then:

(1) each Cash Election Common Share shall be converted into the right to receive the Per Share Cash Consideration, and each Cash Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration;

(2) (A) if the aggregate cash amount that would be paid in the Merger upon conversion of the Cash Election Shares, the No Election Common Shares (assuming each such share was converted into the right to receive the Per Share Cash Consideration) and the No Election Preferred Shares (assuming each such share was converted into the right to receive the As-Converted Per Share Cash Consideration) is equal to or less than the Maximum Cash Amount, then each No Election Common Share shall be converted into the right to receive the Per Share Cash Consideration and each No Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration, or (B) if the aggregate cash amount that would be paid in the Merger upon conversion of the Cash Election Shares, the No Election Common Shares (assuming each such share was converted into the right to receive the Per Share Cash Consideration) and the No Election Preferred Shares (assuming each such share was converted into the right to receive the As-Converted Per Share Cash Consideration) is greater than the Maximum Cash Amount, then Exchange Agent shall then select from among the No Election Shares, by a pro rata selection process (treating each No Election Preferred Share as representing a number of shares of Company Common Stock equal to the Preferred Stock Conversion Rate Number), a sufficient number of shares (the “Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger in respect of the Cash Election Shares and Cash Designated Shares equals as closely as practicable the Maximum Cash Amount, and each share of Company Common Stock that is a Cash Designated Share shall be converted into the right to receive the Per Share Cash Consideration, and each share of Company Preferred Stock that is a Cash Designated Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration; and

(3) each Stock Election Common Share and, if clause (B) of the preceding paragraph is applicable, each No Election Common Share that is not a Cash Designated Share shall be converted into the right to receive the Per Share Stock Consideration, and each Stock Election Preferred Share and No Election Preferred Share that is not a Cash Designated Share shall be converted into the right to receive the As-Converted Per Share Stock Consideration.

(iii) Cash Election Shares Equal to Maximum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is equal to the Maximum Cash Amount, then subparagraphs (i) and (ii) above shall not apply, and:

(1) each Cash Election Common Share shall be converted into the right to receive the Per Share Cash Consideration, and each Cash Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Cash Consideration;

(2) each Stock Election Common Share and No Election Common Share shall be converted into the right to receive the Per Share Stock Consideration, and each Stock Election Preferred Share and No Election Preferred Share shall be converted into the right to receive the As-Converted Per Share Stock Consideration.

For purposes of this Agreement, “Maximum Cash Amount” shall mean the product obtained by multiplying (x) the Per Share Cash Consideration by (y) 35% of the sum of (1) the Preferred Stock Conversion Rate Number times the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time and (2) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

Notwithstanding anything in this Agreement to the contrary, for purposes of determining the allocations set forth in this Section 1.8(e), Parent shall have the right, but not the obligation, to require that any shares of Company Common Stock or Company Preferred Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares, although no such shares shall be subject to any of the pro rata selection processes contemplated by this Section 1.8(e).

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

Section 1.9 Equity Awards.

(a) At or prior to the Election Deadline, each holder of an outstanding stock option to purchase shares of Company Common Stock, including those issued under the Company’s Second Amended and Restated 2006 Incentive Plan, as amended, and the 2003 Incentive Stock Plan, as amended (collectively, the “Company Stock Plans”), whether or not then exercisable or vested, and whether or not performance-based (each, a “Company Option”) shall by written notice to the Company elect to receive, at the Effective Time, either cash or fully exercisable and vested options to purchase Parent Common Shares in accordance with this Section 1.9(a)(i) or (ii) below. At the Effective Time, each Company Option shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted in accordance with the election of the holder thereof into either (i) the right to receive cash, subject to applicable withholding Tax obligations, in an amount equal to the product of (A) the excess, if any, of the Per Share Cash Consideration over the per share exercise price of such Company Option multiplied by (B) the number of shares of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time (whether or not exercisable or vested immediately prior to the Effective Time) or (ii) a fully vested and exercisable option to purchase a number of Parent Common Shares equal to the product of (A) the number of shares of Company Common Stock issuable upon exercise of such Company Option multiplied by (B) the Exchange Ratio (with any resulting number of shares that contains a fraction of a share being decreased to the next whole number of shares), at an exercise price equal to the quotient of (X) the per share exercise price of such Company Option divided by (Y) the Exchange Ratio (with any resulting exercise price that contains a fraction of a cent being increased to the next whole cent), such option to otherwise have the same terms and conditions equivalent to such outstanding Company Option; provided, however, that each such converted option to purchase Parent Common Shares shall retain its original expiration date notwithstanding a termination of employment, retirement, death or disability of the holder of the converted option to purchase Parent Common Shares. Prior to the Election Deadline, the Company shall provide written notice to each holder of a Company Option and instructions regarding how to make the election as described in this Section 1.9(a) in such forms and manner as approved by Parent whose approval shall not be unreasonably withheld. Promptly following the Effective Time, Parent shall deliver to the Exchange Agent a list of all holders of Company Options and amounts to be paid pursuant to this Section 1.9(a) and no further action shall be required by the holders of such Company Options. The parties shall use their reasonable best efforts to ensure that the conversion of any Company Options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) provided for in this Section 1.9(a) shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Immediately prior to the Effective Time, all restrictions on each share of restricted Company Common Stock then outstanding, including those issued under the Company Stock Plans (each, a “Company Restricted Share”), shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be deemed to have lapsed and each such Company Restricted Share shall then be deemed to be an unrestricted share of Company Common Stock. At the Effective Time, each such unrestricted share of Company Common Stock shall be treated the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Corporation a sufficient number of shares of Company Common Stock equal in value to that obligation.

(c) Subject to, and in accordance with, the terms of the applicable Company Stock Plan and award agreement, the performance goals under each performance share award (the “Company Performance Awards”) shall, by virtue of this Agreement and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be deemed to have been achieved as of immediately prior to the Effective Time, and at such time each such Company Performance Award shall be deemed to be an unrestricted share of Company Common Stock. At the Effective Time, the unrestricted shares of Company Common Stock represented by each Company Performance Award shall be treated the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Corporation a sufficient number of shares of Company Common Stock equal in value to that obligation.

(d) The Company and Parent agree that prior to the Effective Time, the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 1.9, including, but not limited to, amending the terms of any Company Stock Plan, any Company Option, Company Restricted Share or Company Performance Award (collectively, “Company Equity Awards”) or any award agreement evidencing such Company Equity Award. From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any Company Equity Awards shall be deemed to refer to Parent, unless Parent determines otherwise.

(e) As soon as practicable after the Effective Time, Parent shall take all action necessary or appropriate to have available for issuance under an effective registration statement filed with the SEC a sufficient number of Parent Common Shares for delivery upon exercise or vesting of an assumed Company Equity Award.

(f) As of the Effective Time, except as provided in this Section 1.9, all rights under any Company Equity Award and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.9, no Person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any Subsidiary thereof.

Section 1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock or Company Preferred Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a

“Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the “fair value” of the Dissenting Shares to the extent permitted by, and determined in accordance with, the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder shall forfeit the right to appraisal of such shares of Company Common Stock or Company Preferred Stock, as the case may be, and such shares of Company Common Stock or Company Preferred Stock, as the case may be, shall thereupon cease to constitute Dissenting Shares and if such forfeiture shall occur following the Election Deadline, each such share of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Cash Consideration, and each such share of Company Preferred Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the As-Converted Per Share Cash Consideration. The Company shall give Parent prompt notice of any written demands actually received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock, and an opportunity to participate at Parent’s own expense in all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent“), for the benefit of the holders of shares of Company Common Stock, shares of Company Preferred Stock and Company Options, for exchange in accordance with this ARTICLE II, through the Exchange Agent, sufficient cash and shares in uncertificated book entry form representing Parent Common Shares to make pursuant to this ARTICLE II all deliveries of cash and Parent Common Shares as required by ARTICLE I and sufficient to make payments in lieu of fractional shares pursuant to Section 2.1(e). Prior to the Effective Time, Parent shall enter into an exchange agent agreement, in form and substance reasonably satisfactory to the Company, with such Exchange Agent to act as agent for payment of the Merger Consideration in accordance with this ARTICLE II from time to time after the Effective Time. The Exchange Agent shall, pursuant to irrevocable instructions consistent with the terms of this Agreement given on or prior to the Closing Date, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock, shares of Company Preferred Stock and Company Options pursuant to this Agreement, as well as the dividends or other distributions with respect to Parent Common Shares pursuant to Section 2.1(c) and cash in lieu of fractional shares pursuant to Section 2.1(e), out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose. Any cash and shares in uncertificate book entry representing Parent Common Shares deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.1(e)) shall hereinafter be referred to as the “Exchange Fund.” Subject to the terms of this Agreement, the Exchange Agent shall receive and hold all dividends or other distributions paid or distributed with respect to the Parent Common Shares held by it from time to time hereunder after the establishment of the Exchange Fund for the account of Persons entitled thereto.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or of any Book Entry Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such shares shall pass, only upon proper delivery or transfer of such shares to the Exchange Agent and shall be in customary form and subject to the reasonable approval of the Company prior to the Effective Time) and (ii) instructions for use in effecting the surrender or transfer of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificates or Book Entry Shares. Upon (i) surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a Book Entry Share, in each case, together with such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor (A) one or more Parent Common Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock and/or Company Preferred Stock then held by such holder) and (B) a check in the amount equal to the cash portion of the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.7 and this ARTICLE II, including cash payable in lieu of any fractional Parent Common Shares pursuant to Section 2.1(e) and dividends and other distributions pursuant to Section 2.1(c). Such shares and check shall be delivered by the Exchange Agent promptly after the surrender or transfer of Certificates of Book Entry Shares, as the case may be, by the holder of record of such Certificates or Book Entry Shares. No interest shall be paid or accrue on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions, if any, payable to holders of Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock prior to the Effective Time that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock or Company Preferred Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered or, in the case of any Book Entry Share, transferred, as contemplated by this Section 2.1, each Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificate or Book Entry Share, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.1(c), or, with respect to any Dissenting Share, the right to demand to be paid the amount determined pursuant to the provisions of Section 262 of the DGCL as contemplated by Section 1.10.

(c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any Certificate that has not been properly surrendered or Book Entry Share that has not been properly transferred with respect to the Parent Common Shares that such holder would be entitled to receive upon proper surrender of such Certificate or transfer of such Book Entry Share. Following surrender of any such Certificate or transfer of any such Book Entry Share, there shall be paid to such holder of Parent Common Shares issuable in exchange therefor, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or transfer and a payment date subsequent to such surrender or transfer payable with respect to such Parent Common Shares. For purposes of dividends or other distributions in respect of Parent Common Shares, all Parent Common Shares to be issued pursuant to the Merger shall be entitled to dividends or other distributions pursuant to the immediately preceding sentence as if such Parent Common Shares were issued and outstanding as of the Effective Time.

(d) Further Rights in Company Common Stock and Company Preferred Stock. The Merger Consideration issued and paid upon conversion of a share of Company Common Stock or Company Preferred Stock in accordance with the terms hereof (including any payments made pursuant to Section 2.1(c) or Section 2.1(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock or Company Preferred Stock.

(e) Fractional Shares. No certificates or scrip of Parent Common Shares representing fractional Parent Common Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or transfer of Book Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Shares (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount in cash rounded to the nearest whole cent (without interest) equal to the product of (i) the final per share offering price (expressed in Norwegian Kroner (NOK), or British Pounds (£), as applicable) of the Parent Common Shares in the Parent Equity Offering, (ii) the exchange rate in U.S. Dollars of one (1) NOK as of the closing date of the Parent Equity Offering, as quoted in The Wall Street Journal on the day following the closing date, and (iii) the fraction of a Parent Common Share which such holder would otherwise be entitled to receive pursuant to Section 1.7. No cash payment in lieu of fractional Parent Common Shares shall be paid to a holder of any Certificate that has not been properly surrendered or Book Entry share that has not been properly transferred. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Common Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Parent Common Shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock and Company Preferred Stock for twelve months after the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any holders of Company Common Stock or Company Preferred Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock or Company Preferred Stock, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to Parent Common Shares to which they are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

(g) No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any Parent Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock represented by such Certificate, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), in each case, without any interest thereon.

(i) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock or Company Options such amounts as are required to be deducted and withheld under any provision of any Law relating to Taxes, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Preferred Stock or Company Options, as the case may be, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock theretofore outstanding on the records of the Company. From and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock previously represented by such Certificates, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c), without any interest thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter or item in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent) and (ii) as disclosed in the publicly available Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements or any statements of a cautionary nature other than any historical facts included therein), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except (with respect to non-U.S. Subsidiaries of the Company) as would have an immaterial effect on the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) The Company has previously delivered to Parent a complete and correct copy of each of its certificate of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of the common stock of the Company, par value $.01 per share (the “Company Common Stock”), and 25,000,000 shares of preferred stock, par value $.01 per share, of which 36,393 are designated 7.0% Convertible Perpetual Preferred Stock (the “Company Preferred Stock”). As of the date of this Agreement, (i) 72,429,916 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 36,393 shares of Company Preferred Stock are issued and outstanding, (iv) 14,202,146 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Preferred Stock, and (v) 7,585,387 shares of Company Common Stock are reserved for issuance under the Company’s equity compensation plans, of which 1,752,018 shares are issuable upon the exercise of outstanding Company Options. No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s capital stock are, all shares that may be issued as permitted by this Agreement will be, and all shares that may be issued pursuant to the exercise of Company Options, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Company Options and shares of Company Preferred Stock, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. Section 3.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) number of shares of Company Common Stock issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.

(b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company (except for any such shares of capital stock or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others), free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as set forth in Section 3.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

Section 3.3 Authorization; Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the affirmative vote of (i) the holders of a majority of the outstanding shares of Company

Common Stock voting together as a single class with the holders of the Company Preferred Stock, who shall vote on an as converted basis to the extent set forth in the Certificate of Designations for the Company Preferred Stock, and (ii) the holders of a majority of the outstanding shares of the Company Preferred Stock voting as a separate class (such votes together, the “Company Required Vote”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”). The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the Company Required Vote and the filing of the Certificate of Merger pursuant to the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) Subject to the accuracy of the representations in Section 4.27, the Company Board has taken all requisite action that is necessary so that the restrictions on “business combinations” between the Company and an “interested stockholder” as provided in Section 203 of the DGCL are inapplicable to the Merger and any of the other transactions contemplated by this Agreement, including the Voting Agreement and the transactions contemplated thereby. Except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement, including the Voting Agreement and the transactions contemplated thereby.

Section 3.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of the Company, or the certificate of incorporation, bylaws or similar governing documents of any of the Company’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, Contract, collective bargaining agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or (iv) conflict with or violate any U.S. federal, state or local or non-U.S. ordinance, order, writ, injunction, judgment, settlement, award, decree, statute, law, rule, regulation or agency requirement of any Governmental Entity (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, terminations, rights, accelerations or Liens that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any U.S. federal, state or local or non-U.S. court, arbitral, or legislative, executive or regulatory commission, body, entity, authority or agency (a “Governmental Entity”) or any other Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption of this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the registration statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws and the rules of the New York Stock Exchange (the “NYSE”), (iii) the adoption of this Agreement and the approval of the Merger by the Company Required Vote, (iv) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or (B) any other Competition Laws, rules or regulations, (v) compliance with any applicable requirements of the Exon-Florio Amendment to the Defense Production Act of 1998 (the “Exon-Florio Act”) and the Foreign Investment and National Security Act of 2007, and the regulations thereunder, (vi) the filing of the Certificate of Merger with the Secretary of State and (vii) such other filings, registrations, notifications, order, authorizations, consents or approvals the absence or omission of which has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has timely filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2008 (such documents, the “Company SEC Documents”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010, (iii) all proxy statements (other than preliminary materials) relating to meetings of stockholders of the Company since January 1, 2008 (in the form mailed to stockholders), and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since January 1, 2008. As of their respective dates, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (“SOX”), as the case may be.

(b) The consolidated balance sheet of the Company as of December 31, 2009 and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheet of the Company (including the related notes, where applicable) as of June 30, 2010 and the related (i) unaudited consolidated statements of income for the three- and six-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders’ equity for the six-month period then ended (including, in each case, the related notes, where applicable), included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed with the SEC under the Exchange Act (all of the foregoing financial statements, including the related notes, if applicable, the “Company Financial Statements”), fairly presented in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount); the Company Financial

Statements complied, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with the published rules and regulations of the SEC with respect thereto; and the Company Financial Statements were, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. UHY LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

Section 3.6 Absence of Certain Changes.

(a) From December 31, 2009 to the date of this Agreement, (i) the Company and its Subsidiaries conducted their respective operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b) From December 31, 2009 to the date of this Agreement, neither the Company nor any of its Subsidiaries (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, or pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2009 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Company Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Options, in each case awarded prior to the date of this Agreement in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any material income tax liability, (vi) made any change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of twenty (20) days, or (vii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet dated as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the term ended December 31, 2009 (the “Company Balance Sheet”) or in the notes thereto, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practices that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (ii) in respect of Litigation (which are the subject of Section 3.10), or (iii) arising under this Agreement and the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

Section 3.8 Proxy Statement; Form F-4; Merger Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the (a) F-4 at the time the F-4 becomes effective under the Securities Act, (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, or (c) any other document filed with any other Governmental Entity in connection with this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the F-4 will comply in all material respects with the provisions of the Exchange Act and the Securities Act, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Merger Sub for inclusion in the Proxy Statement or the F-4.

Section 3.9 Employee Benefit Plans; ERISA.

(a) Section 3.9(a) of the Company Disclosure Letter contains a list of all the Company Benefit Plans. As used in this Agreement, “Company Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer or director of the Company or any of its Subsidiaries or any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) or (y) any beneficiary or dependent of any such employee, officer or director, (ii) in which any of the foregoing is a participant, (iii) that is sponsored , maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (iv) with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise. No Company Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate which has not been satisfied in full and no event has occurred and no connection exists that could result in the Company or any ERISA Affiliate incurring a material liability under Title IV of ERISA. The Company has provided or made available to Parent true and complete copies of the Company Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent determination or opinion letters of the Internal Revenue Service (the “IRS”), summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, the three most recent summary annual reports and actuarial reports, if applicable, and all material correspondence with any Governmental Entity for each Company Benefit Plan.

(b) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that, individually or in the aggregate with other reportable events, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company; to the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Laws of any applicable jurisdiction, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made that could reasonably be expected to result in the disqualification of any of such Company Benefit Plans; the Company Benefit Plans have been maintained and operated in compliance in all material respects with their terms; there are no pending or, to the knowledge of the Company, threatened claims against or otherwise involving any Company Benefit Plan (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) that, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on the Company; all material contributions required to be made as of the date hereof to the Company Benefit Plans have been made; neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability, contingent or otherwise, under Title IV of ERISA that has not been satisfied in full; and with respect to the Company Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, regardless of whether waived.

(c) Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) any plan funded by a “VEBA” within the meaning of Section 501(c)(9) of the Code.

(d) No Company Benefit Plan maintained by the Company and each of its Subsidiaries provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service other than coverage mandated by applicable Law.

(e) All accrued material obligations of the Company and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.

(f) The execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would not (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. As to each Company Benefit Plan, the Company or the applicable Subsidiary of the Company, as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.

(g) No Company Benefit Plan provides for payment of any amount that would reasonably be expected to be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

(i) No Company Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code.

(j) With respect to all Company Benefit Plans established or maintained outside of the United States (“Company Foreign Plans”), (i) to the knowledge of the Company, the Company Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (ii) if intended to qualify for special Tax treatment, the Company Foreign Plans meet the requirements for such treatment in all material respects, and (iii) if intended to be funded and/or book-reserved, the Company Foreign Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions.

Section 3.10 Litigation; Compliance with Law.

(a) (i) There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such) that, individually or in the aggregate with all other such Litigation, and taking into consideration the aggregate amount reserved for such matters in the Company’s consolidated balance sheet as of June 30, 2010 included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed with the SEC under the Exchange Act, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, (ii) there is no Litigation pending or, to the knowledge of the Company, threatened which seeks to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, (iii) there are no agreements, orders, judgments, decrees, injunctions or awards of any Governmental Entity against or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, and (iv) there is no material Litigation that the Company or any of its Subsidiaries has pending against other parties.

(b) Neither the Company nor any of its Subsidiaries is in violation of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, and no notices, charges, claims or actions have been received by the Company or any of its Subsidiaries or been filed, commenced, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such Laws or Permits that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Company Assets and the conduct of their respective businesses as currently conducted (“Company Permits”), except for any such failures to hold such Company Permits that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewal thereof.

(d) This Section 3.10 does not relate to matters with respect to (i) Company Benefit Plans, ERISA and other employee benefit matters (which are treated exclusively in Section 3.9), (ii) Tax Laws and other Tax matters (which are treated exclusively in Section 3.13, (iii) Environmental Laws and (iv) labor matters (which are treated exclusively in Section 3.18).

Section 3.11 Intellectual Property.

(a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, geophysical data, Internet domain names and copyrights, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as “Technology” and together with trademarks, trade names, trade dress, logos and service marks, referred to as “Intellectual Property”) necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens). The Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned; and (b) use by the Company and its Subsidiaries of any Intellectual Property, and the conduct of the business of the Company and its Subsidiaries as currently or previously conducted, has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such infringement, misappropriation, dilution or other violation. No claims, suits, or other proceedings alleging such infringement, misappropriation, dilution or other violation have been brought, or threatened or asserted in writing, against the Company or any of its Subsidiaries.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a list of all of the following Contracts (other than those set forth in an exhibit index in the Company SEC Documents) to which the Company or any of its Subsidiaries is a party or by which any of them is bound (other than this Agreement): (i) any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in the Company or any of its Subsidiaries; (ii) any voting agreement relating to any equity interest of the Company or any of its Subsidiaries; (iii) any Contract outside the ordinary course between the Company or any of its Subsidiaries and any current or former affiliate of the Company; (iv) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (v) any drilling Contracts of one year or greater in remaining duration; (vi) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2,000,000 or more; (vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S–K of the SEC) to be performed after the date of this Agreement; (viii) any Contract which, upon receipt of the Company Required Vote or upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof; (ix) any Contract which requires remaining payments by the Company or any of its Subsidiaries in excess of $2,000,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of six months or less; (x) any Contract which materially restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s (or any of its affiliates’), ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s (or any of its affiliates’) activities (xi) any material joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses; (xii) any Contract governing the terms of Indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $1,000,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practices; (xiii) any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xiv) any Contract which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of the Merger Agreement or the Merger; (xv) any material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefore; (xvi) any Contract relating to the sale of any of the assets or properties of the Company or any of its Subsidiaries with a value in excess of $10,000,000 other than those as to which the sale transaction has previously closed (and is reflected as such in the Company Financial Statements) and under which the Company and its Subsidiaries have no continuing obligation or those that relate to an intercompany transaction among the Company and its Subsidiaries in the ordinary course of business consistent with past practices; or (xvii) any Contract relating to the acquisition by the Company or any of its Subsidiaries of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in the Company Financial Statements) and under which the Company and its Subsidiaries have no continuing obligation (each Contract of the types described in clauses (i) through (xvii), regardless of whether listed in Section 3.12(a) of the Company Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as a “Company Material Contract”). The Company has previously made available to Parent a true, complete and correct copy of each Company Material Contract.

(b) Each of the Company Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto, as the case may be, and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has breached, or is in violation of or in default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Company Material Contract, nor does the Company or any of its subsidiaries have knowledge of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.

Section 3.13 Taxes.

(a) (i) Except as has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, all income tax Returns and all material other tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have timely paid all income Taxes and all material other Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Company Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and (vi) there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Company, threatened or scheduled to commence against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c) The Company was not a “United States real property holding corporation” as defined in Section 897 of the Code during the applicable period specified in Section 897(c)(9)(A)(ii) of the Code.

(d) There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

(e) Neither the Company nor any of its Subsidiaries have, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.

(f) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(g) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.

(i) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of Tax Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, or (C) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law).

(k) Since October 2007, the Company has not undergone an “ownership change” as defined pursuant to Section 382(g) of the Code.

(l) None of the Company or any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(m) The Company has made available to Parent correct and complete copies of (i) all U.S. federal and other material Returns of the Company and its Subsidiaries relating to the taxable periods ended December 31, 2007, 2008 and 2009, filed through the date hereof, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(n) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(1)(i) or (ii) following the Merger.

Section 3.14 Environmental Matters.

Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company:

(a) The Company and each of its Subsidiaries has been and is in compliance with all applicable Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Substances, (iii) occupational health and safety, or (iv) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas (“Environmental Laws”). The term “Hazardous Substances” refers to any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Entity or subject to liability under any Environmental Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof. The Company and each of its Subsidiaries possesses and is in compliance with any Permits required under Environmental Laws. There are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude, the conduct of any of the Company’s or its Subsidiaries’ businesses as now conducted or that interfere with continued compliance with applicable Environmental Laws.

(b) No proceedings, claims, actions, causes of action, suits, notices, demands, orders or known investigations by any Governmental Entity are pending or threatened against the Company or its Subsidiaries (or any other Person the obligations of which have been assumed by the Company or any of its Subsidiaries) that allege the violation of or seek to impose liability pursuant to any Environmental Laws, and, to the knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current or former businesses, assets or properties of the Company or any of its Subsidiaries (or any other Person the obligations of which have been assumed by the Company or any of its Subsidiaries), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Substances, which constitute a violation of Environmental Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, order or agreement with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

(d) Without in any way limiting the generality of the foregoing, (i) there are no underground storage tanks located at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any

Hazardous Substances, or (iii) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 3.15 Company Assets. The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (real, personal or mixed, tangible or intangible) (the “Company Assets”). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Company Assets, including all such Company Assets reflected in the Company Balance Sheet or acquired since the date thereof (except as may have been disposed of since December 31, 2009 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case, free and clear of any Liens, except Permitted Liens. All properties and assets (including the Real Property) reflected in the Company Balance Sheet, taken as a whole, have a fair market and realizable value at least equal to the value thereof as reflected therein. The Company Assets constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing, and all significant operating equipment of the Company and its Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and correct list of all Company Real Property setting forth information sufficient to specifically identify such Company Real Property and, to the extent Company Owned Real Property, the legal owner thereof. The Company and its Subsidiaries have good and marketable title to the Company Owned Real Property and all buildings, structures and other improvements located thereon, and a valid leasehold interest in the Company Leased Real Property, in each case free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Company Owned Real Property, or any material portion thereof or interest therein. Each Company Lease grants the lessee under the Company Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Company Leases of its respective Company Leased Real Property.

(b) The Company Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. The use and operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries do not violate any instrument of record or agreement affecting the Company Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Company Real Property is dependent on a nonconforming use or other Governmental Approval.

Section 3.17 Insurance. Except as has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (a) all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement are, and at the Closing such policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will have been paid and (b) the Company and its Subsidiaries have complied with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

Section 3.18 Labor Matters.

(a) As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (i) neither the Company nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any employment-related litigation or material violation of any Laws with respect to the employment of individuals by, or the employment practices of, the Company or any of its Subsidiaries or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against the Company or any of its Subsidiaries pending or, to the knowledge of Parent, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened against the Company or any of its Subsidiaries.

Section 3.19 Affiliate Transactions. Except (i) for compensation or other employment arrangements in the ordinary course of business consistent with past practices, and (ii) for arrangements contemplated by this Agreement, since January 1, 2009 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, agreements, arrangements or understandings, between the Company or any of its Subsidiaries, on the one hand, and any affiliate thereof (including any director or officer thereof but excluding any wholly owned subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Annual Report on Form 10-K or proxy statement pertaining to an annual meeting of the Company’s stockholders.

Section 3.20 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The Company’s internal control over financial reporting are designed to provide reasonable assurance (a) regarding the reliability of the Company’s financial reporting and its preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that the Company’s receipts and expenditures are being made only in accordance with the authorization of the Company’s management and the Company Board and (d) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. Neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s internal controls as contemplated under Section 404 of SOX.

Section 3.21 Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

Section 3.22 Recommendation of Company Board of Directors; Opinion of Financial Advisor.

(a) The Company Board, by resolutions adopted at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company and (iv) directed that such matter be submitted to the stockholders of the Company at the Special Meeting.

(b) The Company Board has received an opinion of RBC Capital Markets Corporation (“RBC”) to the effect that, as of the date of the opinion and subject to the other various assumptions and limitations set forth in its opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement. The Company has received the approval of RBC to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to RBC’s review and approval of the Proxy Statement.

Section 3.23 Required Vote by Company Stockholders. The separate votes comprising the Company Required Vote are the only vote of any class of capital stock of the Company required by the DGCL, the rules and regulations of the NYSE and the certificate of incorporation or the bylaws of the Company to approve and adopt this Agreement and the Merger and the other transactions contemplated hereby.

Section 3.24 Certain Business Practices.

(a) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to the Company, any of its Subsidiaries or their respective operations.

(b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any affiliate of the Company or any of its Subsidiaries is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA, and the Company, its Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their respective businesses in compliance with the FCPA.

Section 3.25 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect on the Company:

(a) The Company and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC“), and any similar rules or regulations of the European Union or other jurisdiction. Neither the Company nor any of its Subsidiaries or affiliates, nor, to the knowledge of the Company, any of their respective directors, officers, employees or affiliates, is a Person with whom transactions are currently prohibited under any U.S. sanctions administered OFAC or equivalent European Union measure. Neither the Company, nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person“ means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

(b) No civil or criminal penalties have been imposed on the Company or any of its affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.

Section 3.26 Customers and Suppliers. Since June 30, 2009:

(a) No material customer or supplier of the Company or any Subsidiary of the Company has cancelled or otherwise terminated its relationship with the Company or any Subsidiary of the Company;

(b) No material customer or supplier of the Company or any Subsidiary of the Company has overtly threatened to cancel or otherwise terminate its relationship with the Company or any Subsidiary of the Company or its usage of the services of the Company or any Subsidiary of the Company; and

(c) Neither the Company nor any Subsidiary of the Company has any direct or indirect ownership interest that is material to the Company and the Subsidiaries of the Company taken as a whole in any customer or supplier of the Company or any Subsidiary of the Company.

Section 3.27 Derivative Transactions and Hedging. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 3.28 Brokers. Except for RBC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company has previously delivered to Parent a true and correct copy of the engagement letter, dated July 21, 2010, by and between the Company and RBC.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither the Company nor any other Person makes, and the Company disclaims, any other representations or warranties (whether express or implied) on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter or item in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization.

(a) Each of Parent, Merger Sub and their respective Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except as would have an immaterial effect on Parent and its Subsidiaries, taken as a whole.

(b) Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except for any failures to be so qualified or licensed, individually or in the aggregate, that have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(c) Parent has previously delivered to the Company a complete and correct copy of each of its certificate of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Parent nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

(d) Section 4.1(d) of the Parent Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Parent and their respective jurisdictions of incorporation or organization. Merger Sub is a wholly owned subsidiary of Parent. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control its Subsidiaries.

Section 4.2 Capitalization.

(a) The authorized share capital of Parent is $600,000,000 divided into common shares of a par value of $2.00 each (the “Parent Common Shares”). As of the date hereof, (i) 110,000,050 Parent Common Shares are issued and outstanding, (ii) no Parent Common Shares are issued and held in the treasury of Parent, and (iii) 567,792 Parent Common Shares are reserved for issuance upon exercise of options under Parent’s share option plans (the “Parent Stock Options”). No bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All issued and outstanding Parent Common Shares are, all Parent Common Shares that may be issued as permitted by this Agreement will be, and all Parent Common Shares that may be issued pursuant to the exercise of the Parent Stock Options, when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the Parent Stock Options, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries. Section 4.2(a) of the Parent Disclosure Letter sets forth the following information with respect to the Parent Stock Options outstanding on the date of this Agreement: (i) aggregate number of Parent Common Shares issuable upon exercise thereof; (ii) exercise price; (iii) issue date; and (iv) termination date.

(b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of Parent’s Subsidiaries are owned, directly or indirectly, by Parent (except for any such shares of capital stock or equity interests representing an immaterial ownership required under the Laws of any non-U.S. jurisdiction to be owned by others) free and clear of any Liens, other than such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized and validly issued, and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as set forth in Section 4.1(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

Section 4.3 Authorization; Validity of Agreement.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) No “moratorium,” “control share,” “fair price” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, bylaws or similar governing documents of Parent, Merger Sub any of Parent’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens), upon any of the respective properties or assets of Parent or any of its Subsidiaries or result in the increase of any compensation or benefit payable pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of Indebtedness, lease, license, Contract, collective bargaining agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) conflict with or violate any Laws applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, terminations, rights, accelerations or Liens that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with the approval and adoption of this Agreement and the transactions contemplated hereby, and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus, (ii) any other filings required under U.S. federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws and the rules of or agreements with the Norwegian Securities Dealer Association or the OSE or the LSE, as applicable, (iii) such filings, authorizations or approvals as may be required under (A) the HSR Act or (B) any other Competition Laws, rules or regulations, (iv) compliance with any applicable requirements of the Exon-Florio Act and the Foreign Investment and National Security Act of 2007, and the regulations thereunder, (v) the filing with the Registrar of Companies in Bermuda of a copy of the Proxy Statement and Form F-4 as soon as reasonably practicable after the same have been declared effective by the SEC, (vi) the filing with the IRS of the IRS Ruling request contemplated by Section 5.13(b), (vii) the filing of the Certificate of Merger with the Secretary of State and (viii) such other filings, registrations, notifications, orders, authorizations, consents or approvals the absence or omission of which has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

Section 4.5 Financial Statements.

The consolidated balance sheet of Parent as of December 31, 2009 and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable) for the fiscal year ended December 31, 2009, and the unaudited consolidated balance sheets of Parent (including the related notes, where applicable) as of March 31, 2010 and June 30, 2010 and the related (i) unaudited consolidated statements of income for the three- month and six-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders’ equity for the three-month and six-month periods then ended (including, in each case, the related notes, where applicable) (all of the foregoing financial statements, including the related notes, if applicable, the “Parent Financial Statements”), fairly presented in all material respects, and the financial statements to be disclosed by Parent at the OTC-list pursuant to its agreement with the Norwegian Securities Dealer Association after the date of this Agreement will fairly present in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount); and the Parent Financial Statements were, and the financial statements to be disclosed by Parent at the OTC-list pursuant to its agreement with the Norwegian Securities Dealer Association will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Pricewaterhouse Coopers LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent.

Section 4.6 Absence of Certain Changes.

(a) From December 31, 2009 to the date of this Agreement, (i) Parent and its Subsidiaries conducted their respective operations only in the ordinary course of business consistent with past practices and (ii) there has not occurred or continued to exist any event, change, occurrence, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(b) From December 31, 2009 to the date of this Agreement, neither Parent nor any of its Subsidiaries (i) other than in the ordinary course of business consistent with past practices, increased or agreed to increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2009 (which amounts have been previously disclosed to the Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Parent Benefit Plan or Parent Foreign Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Parent’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Common Shares upon the exercise of Parent Stock Options, in each case awarded prior to the date of this Agreement in accordance with their present terms, (iv) except as may have been required by a change in GAAP, changed in any material respect any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any material income tax liability, (vi) made any change in the policies and procedures of Parent or its Subsidiaries in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance in excess of twenty (20) days, or (viii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Parent’s audited balance sheet dated as of December 31, 2009 (the “Parent Balance Sheet”) or in the notes thereto, neither Parent nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to Parent and its Subsidiaries taken as a whole. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practices that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (ii) in respect of Litigation (which are the subject of Section 4.10), or (iii) arising under this Agreement and the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is in default in respect of the terms and conditions of any Indebtedness that individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

Section 4.8 Proxy Statement; Form F-4; Merger Documents. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the F-4 at the time the F-4 becomes effective under the Securities Act, (b) the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, or (c) any other document filed with any other Governmental Entity in connection with this Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the F-4 will comply in all material respects with the provisions of the Exchange Act and the Securities Act, except that no representation is made by Parent or Merger Sub with respect to statements made in the Proxy Statement based on information supplied to Parent or Merger Sub by the Company for inclusion in the Proxy Statement or the F-4.

Section 4.9 Employee Benefit Plans.

(a) With respect to all Parent Benefit Plans established or maintained outside of the United States (“Parent Foreign Plans”), (A) to the knowledge of Parent, the Parent Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (B) if intended to qualify for special Tax treatment, the Parent Foreign Plans meet the requirements for such treatment in all material respects, (C) if intended to be funded and/or book-reserved, the Parent Foreign Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (D) no liability that could be material to the Parent and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Parent Foreign Plans, other than to the extent reflected on the Parent Balance Sheet. As used in this Agreement, “Parent Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded, (i) that provides benefits to (x) any current or former employee, officer or director of Parent or any of its Subsidiaries or (y) any beneficiary or dependent of any such employee, officer or director, (ii) in which any of the foregoing is a participant, (iii) that is sponsored , maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party or is obligated to contribute, or (iv) with respect to which Parent or any of its Subsidiaries has any liability, whether direct or indirect, contingent or otherwise.

Section 4.10 Litigation; Compliance with Law.

(a) There is no Litigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their respective properties or assets or any of Parent’s officers or directors (in their capacities as such) that, individually or in the aggregate with all other such Litigation, and taking into consideration the aggregate amount reserved for such matters in Parent’s consolidated balance sheet as of June 30, 2010, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent, (ii) there is no Litigation pending or, to the knowledge of Parent, threatened that seeks to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, (iii) there are no agreements, orders, judgments, decrees, injunctions or awards of any Governmental Entity against or binding upon Parent or any of its Subsidiaries or any of Parent’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent, and (iv) there is no material Litigation that Parent or any of its Subsidiaries has pending against other parties.

(b) Neither Parent nor any of its Subsidiaries is in violation in any material respect of any applicable Law or Permit relating to its business or the ownership or operation of any of its assets, except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, and no notices, charges, claims or actions have been received by Parent or any of its Subsidiaries or been filed, commenced, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of such Laws or Permits that, individually or in the aggregate, have had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(c) Parent and its Subsidiaries hold all Permits necessary for the ownership, leasing, operation, occupancy and use of the Real Property, Parent Assets and the conduct of their respective businesses as currently conducted (“Parent Permits”), except for any such failures to hold such Parent Permits that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Parent Permit, or result in any termination, modification or nonrenewal thereof.

(d) This Section 4.10 does not relate to matters with respect to (i) Parent Benefit Plans and other employee benefit matters (which are treated exclusively in Section 4.9), (ii) Tax Laws and other Tax matters (which are treated exclusively in Section 4.12), (iii) Environmental Laws and (iv) labor matters (which are treated exclusively in Section 4.16).

Section 4.11 Intellectual Property. (i) Parent and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other rights to use, any and all United States and foreign Intellectual Property necessary for the conduct of, or otherwise material to, the business and operations of the Parent and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens). The Intellectual Property owned by the Parent or any of its Subsidiaries, and to the knowledge of the Parent, used by the Parent or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned; and (ii) use by the Parent and its Subsidiaries of any Intellectual Property, and the conduct of the business of the Parent and its Subsidiaries as currently or previously conducted, has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any Person, and none of the Parent or any of its Subsidiaries has received notice or has knowledge of any such infringement, misappropriation, dilution or other violation. No claims, suits, or other proceedings alleging such infringement, misappropriation, dilution or other violation have been brought, or threatened or asserted in writing, against the Parent or any of its Subsidiaries.

Section 4.12 Material Contracts.

(a) Section 4.11(a) of the Parent Disclosure Letter contains a list of all of the following Contracts to which Parent or any of its Subsidiaries is a party or by which any of them is bound (other than this Agreement): (i) any Contract granting any Person registration or other purchase or sale rights with respect to any equity interest in Parent or any of its Subsidiaries; (ii) any voting agreement relating to any equity interest of Parent or any of its Subsidiaries; (iii) any Contract outside the ordinary course between Parent or any of its Subsidiaries and any current or former affiliate of Parent; (iv) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (v) any drilling Contracts of one year or greater in remaining duration; (vi) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2,000,000 or more; (vii) any Contract which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof; (viii) any Contract which requires remaining payments by Parent or any of its Subsidiaries in excess of $2,000,000 and is not terminable by Parent or its Subsidiaries, as the case may be, on notice of six months or less; (ix) any contract which materially restrains, limits or impedes Parent’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s (or any of its affiliates), ability to compete with or conduct any business or any line of business, including geographic limitations on Parent’s or any of its Subsidiaries’ or the Surviving Corporation’s (or any of its affiliates) activities, (x) any material joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses; (xi) any Contract governing the terms of Indebtedness or any other obligation of third parties owed to Parent or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $1,000,000 in the aggregate made to employees of Parent or any of its Subsidiaries, by Parent or such Subsidiary in the ordinary course of business consistent with past practices; (xii) any Contract (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) pursuant to which any benefits will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (xiii) any Contract which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of the Merger Agreement or the Merger; (xiv) any material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefore; (xv) any Contract relating to the sale of any of the assets or properties of Parent or any of its Subsidiaries with a value in excess of $10,000,000 other than those as to which the sale transaction has previously closed (and is reflected as such in the Parent Financial Statements) and under which Parent and its Subsidiaries have no continuing obligation or those that relate to an intercompany transaction among Parent and its Subsidiaries in the ordinary course of business consistent with past practices; or (xvi) any Contract relating to the acquisition by Parent or any of its Subsidiaries of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than those as to which the acquisition has previously closed (and is reflected as such in the Parent Financial Statements) and under which Parent and its Subsidiaries have no continuing obligation (each Contract of the types described in clauses (i) through (xvi), regardless of whether listed in Section 4.11(a) of the Parent Disclosure Letter and regardless of whether in effect as of the date of this Agreement, is a “Parent Material Contract”. Parent has previously made available to the Company a true, complete and correct copy of each Parent Material Contract, except if (and only to the extent) that making such a copy available would violate any non-disclosure or confidentiality provisions set forth therein.

(b) Each of the Parent Material Contracts is valid and binding on Parent or the Subsidiary of Parent party thereto, as the case may be, and in full force and effect. Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has breached or is in violation of, or default under (nor does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), any Parent Material Contract, nor does the Parent know of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party had to cancel, terminate or repudiate such contract or exercise remedies thereunder.

Section 4.13 Taxes.

(a) (i) All income tax Returns and all material other tax Returns required to be filed by or with respect to Parent and its Subsidiaries have been timely filed and all such Returns are true, correct and complete in all material respects, (ii) Parent and its Subsidiaries have timely paid all income Taxes and material other Taxes due or claimed to be due, (iii) all Employment and Withholding Taxes and any other amounts required to be withheld with respect to Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in Parent Balance Sheet are adequate under GAAP, (v) no deficiencies for any Taxes have been asserted or assessed or, to the knowledge of Parent, proposed against Parent or any of its Subsidiaries that have not been finally settled or paid in full, (vi) neither Parent nor any of its Subsidiaries has waived any statute of limitation in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and (vii) there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of Parent, threatened or scheduled to commence against or with respect to Parent or any of its Subsidiaries in respect of any Tax.

(b) Parent has made available to the Company correct and complete copies of (i) all material Returns of Parent and its Subsidiaries relating to the taxable periods ended December 31, 2007, 2008 and 2009, filed through the date hereof, and (ii) any audit report within the last three years relating to any material Taxes due from or with respect to Parent or any of its Subsidiaries.

(c) Taking into account the application of the special rules set forth in Treasury Regulation Section 1.367(a)-3(c)(3)(ii), (i) Parent (or any Subsidiary that is a “qualified subsidiary” (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or a “qualified partnership” (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) is currently engaged, and will have been engaged for the entire 36-month period immediately preceding the Closing Date, in an active trade or business outside the United States within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3) (the “Qualified Trade or Business”); and (ii) Parent (and, if applicable, the Subsidiary engaged in the Qualified Trade or Business) does not have any plan or intention to substantially dispose of or discontinue the Qualified Trade or Business.

(d) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(1)(i) or (ii) following the Merger.

Section 4.14 Environmental Matters.

Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent:

(a) Parent and each of its Subsidiaries has been and is in compliance with all applicable Environmental Laws. Parent and each of its Subsidiaries possesses and is in compliance with any Permits required under Environmental Laws. To the knowledge of Parent, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Entity, the conduct of any of Parent’s or its Subsidiaries’ businesses as now conducted or that interfere with continued compliance with applicable Environmental Laws.

(b) No proceedings or known investigations of any Governmental Entity are pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries (or any other Person the obligations of which have been assumed by Parent or any of its Subsidiaries) that allege the violation of or seek to impose liability pursuant to any Environmental Laws, and and, to the knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Parent or its Subsidiaries, former) businesses, assets or properties of Parent or any of its Subsidiaries (or any other Person the obligations of which have been assumed by Parent or any of its Subsidiaries), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Substances, which constitute a material violation of Environmental Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Laws, (ii) claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.

(c) Neither Parent nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Laws or (ii) entered into or become subject to any consent decree, order or agreement with any Governmental Entity or other Persons pursuant to any Environmental Laws or relating to the cleanup of any Hazardous Substances.

Section 4.15 Real Property.

(a) Section 4.14(a) of the Parent Disclosure Letter contains a complete and correct list of all Parent Real Property setting forth information sufficient to specifically identify such Parent Real Property and, to the extent Parent Owned Real Property, the legal owner thereof. Parent and its Subsidiaries have good and marketable title to the Parent Owned Real Property and all buildings, structures and other improvements located thereon, and a valid leasehold interest in the Parent Leased Real Property, in each case free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Parent

Owned Real Property, or any material portion thereof or interest therein. Each Parent Lease grants the lessee under the Parent Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Parent Leases of its respective Parent Leased Real Property.

(b) The Parent Real Property constitutes all the fee, leasehold and other interests in real property held by Parent and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property necessary for the conduct of the business of Parent and its Subsidiaries as it is currently conducted. The use and operation of the Parent Real Property in the conduct of the business of Parent and its Subsidiaries do not violate any instrument of record or agreement affecting the Parent Real Property, except for such violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Parent. No current use by the Parent and its Subsidiaries of the Parent Real Property is dependent on a nonconforming use or other Governmental Approval.

Section 4.16 Insurance. Except as has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (a) all insurance policies maintained by or on behalf of any of Parent and its Subsidiaries as of the date of this Agreement are, and at the Closing such policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will have been paid and (b) Parent and its Subsidiaries have complied with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of Parent and its Subsidiaries.

Section 4.17 Labor Matters.

(a) As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization and (ii) to Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.

(b) Except for such matters that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (i) neither Parent nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Laws with respect to the employment of individuals by, or the employment practices of, Parent or its Subsidiaries or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against Parent or its Subsidiaries or, to the knowledge of Parent, pending or threatened against Parent or any of its Subsidiaries.

Section 4.18 Affiliate Transactions.

Except (i) for compensation or other employment arrangements in the ordinary course of business consistent with past practices and (ii) for arrangements contemplated by this Agreement, since January 1, 2009 there have not been, and there are not currently proposed, any transactions, agreements, arrangements or understandings, or any series of related transactions, agreements, arrangements or understandings, between Parent or any of its Subsidiaries, on the one hand, and any affiliate thereof (including any director or officer thereof but excluding any wholly owned subsidiary of Parent), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act if Parent were subject to U.S. securities Laws.

Section 4.19 Internal Controls.

Parent maintains internal controls designed to provide reasonable assurance (a) regarding the reliability of Parent’s financial reporting and its preparation of financial statements in accordance with GAAP, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) that Parent’s receipts and expenditures are being made only in accordance with the authorization of Parent’s management and the Parent Board and (d) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.

Section 4.20 Investment Company. Neither Parent nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act.

Section 4.21 Opinion of Financial Advisor. The Parent Board has received an opinion of Goldman Sachs International (“Goldman Sachs”) to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth in its opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent. Parent will provide the Company (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement.

Section 4.22 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

Section 4.23 Financing. Parent has received commitment letters from (a) Fokus Bank, a branch of Danske Bank AS, whereby such party has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the aggregate amount of NOK 1.5 billion and (b) Seadrill Limited whereby such party has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the aggregate amount of $450 million. Parent has delivered complete and correct copies of each of the letter referred to in this Section 4.22 as in effect on the date hereof to the Company, and Parent will deliver to the Company complete and correct copies of the definitive agreements for the financing of the Merger (the “Commitment Letter”).

Section 4.24 Certain Business Practices.

(a) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction in effect on or prior to the Effective Time applicable to Parent, any of its Subsidiaries or any of their respective operations.

(b) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any affiliate of Parent or any of its Subsidiaries is aware of or has taken, directly or indirectly, any action that would result in a violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in contravention of the FCPA, and Parent and its Subsidiaries and, to the knowledge of Parent, their affiliates have conducted their respective businesses in compliance with the FCPA.

Section 4.25 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, be reasonably likely to have or result in a Material Adverse Effect on Parent:

(a) Parent and its affiliates have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701-1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the OFAC, and any similar rules or regulations of the European Union or other jurisdiction. Neither Parent nor any of its Subsidiaries or affiliates, nor to the knowledge of Parent, any of their respective directors, officers, employees or affiliates, is a Person with whom transactions are currently prohibited under any U.S. sanctions administered by OFAC or equivalent European Union measure. Neither Parent nor any of its affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(b) No civil or criminal penalties have been imposed on Parent or any of its affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the any Governmental Entity.

Section 4.26 Customers and Suppliers. Since June 30, 2009:
(a) No material customer or supplier of Parent or any of its Subsidiaries has cancelled or otherwise terminated its relationship with Parent or any of its Subsidiaries;

(b) No material customer or supplier of Parent or any of its Subsidiaries has overtly threatened to cancel or otherwise terminate its relationship with Parent or any of its Subsidiaries or its usage of the services of Parent or any of its Subsidiaries; and

(c) Neither Parent nor any of its Subsidiaries has any direct or indirect ownership interest that is material to Parent or any of its Subsidiaries taken as a whole in any customer or supplier of Parent or any of its Subsidiaries.

Section 4.27 Brokers. Except for Goldman Sachs and Alpha Corporate, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, that is or will be payable by Parent or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of Goldman Sachs and Alpha Corporate as and to the extent set forth in the engagement letters between Parent and each such investment bank. Parent has previously delivered to Parent true and correct copies of such engagement letters.

Section 4.28 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, nor has any of them during the past three years been, the beneficial owner of any shares of Company Common Stock or has “owned” any shares of Company Common Stock within the meaning of Section 203 of the DGCL.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Parent, Merger Sub or any other Person makes, and Parent and Merger Sub disclaim, any other representations or warranties (whether express or implied) on behalf of Parent, Merger Sub or any of their respective affiliates in connection with this Agreement or the transactions contemplated hereby. Parent and Merger Sub disclaim all liability or responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of Parent or Merger Sub or any other person or contained in the files or records of Parent or Merger Sub), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent in all material respects with past practices, and the Company shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries, and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors; and, except (1) as expressly contemplated by this Agreement, (2) for transactions between or among the Company and its wholly owned Subsidiaries, (3) as required by applicable Law, (4) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), and (5) as set forth in Section 5.1 of the Company Disclosure Letter, after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) enter into any new line of business material to it and its Subsidiaries taken as a whole;

(b) make or commit to make capital expenditures in any fiscal quarter exceeding its capital expenditure budget (copies of which have been previously provided to Parent and the annual budgeted amount of which is set forth in Section 5.1(b) of the Company Disclosure Letter) for such fiscal quarter by more than $1,000,000; provided, however, that the Company may accelerate or defer any quarterly budgeted capital expenditure to the immediately preceding or succeeding fiscal quarter so long as the aggregate original budgeted capital expenditures for all affected fiscal quarters is not exceeded;

(c) amend its certificate of incorporation, bylaws or similar organizational documents;

(d) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;

(e) (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, other than issuances of shares of Company Common Stock pursuant to Company Options outstanding on the date of this Agreement and disclosed in Section 3.2(a) of the Company Disclosure Letter, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e), except shares of Company Common Stock that are withheld to satisfy applicable tax withholding requirements;

(f) (i) enter into, adopt, amend (except for such amendments as may be required by Law), renew or terminate any Company Benefit Plan or any other benefit plan or arrangement of the Company or any of its Subsidiaries, (ii) except as required by the terms of any Company Benefit Plan as in effect as of the date hereof, and except with respect to non-executive officer employees, independent contractors and consultants in the ordinary course of business consistent with past practices, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee, independent contractor or consultant; provided, that no equity or equity-based grants shall be made, (iii) pay any benefit or amount not required under any Company Benefit Plan or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (iv) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former directors, officer, employee, independent contractor or consultant, (v) except as required to comply with any agreement or policy in existence as of the date of this Agreement in the ordinary course of business consistent with past practices, (A) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of any equity or equity-based awards), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan, or (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan.

(g) change in any material respect its methods of accounting in effect at December 31, 2009, except in accordance with changes in GAAP as concurred with by its independent auditors;

(h) acquire an amount of assets material to the Company by merging or consolidating with, or by purchasing an equity interest in or all or a portion of the assets or business of, any Person, or by any other means, other than in the ordinary course of business consistent with past practices;

(i) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the ordinary course of business consistent with past practices and (B) sales to non-affiliated Persons in arms-length transactions for not less than fair market value, not less than book value, and not in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than sales of assets in the ordinary course of business resulting from equipment lost in hole;

(j) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Company Assets;

(k) (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if such payment, discharge or satisfaction would require any material payment, other than the payment, discharge or satisfaction of liabilities or obligations (A) in accordance with the terms of any Company Material Contract as in effect on the date of this Agreement or (B) in accordance with the following clause (ii), or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation in which the full amount to be paid is covered by insurance or in which the amount to be paid in excess of the applicable insurance coverage does not exceed $500,000 individually or $1,500,000 in the aggregate;

(l) except pursuant to the terms of any Company Material Contract as in effect on the date of this Agreement insofar as such agreement is disclosed in Section 3.19, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any affiliate (provided that for the purpose of this clause (l) only, the term “affiliate” shall not include any employee of the Company or its Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);

(m) make or change any election relating to Taxes, amend any Return, settle or compromise any Tax liability or change its method of tax accounting, in each case in any material respect;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(o) (i) incur or assume any Indebtedness, except for any Indebtedness: (x) contemplated by the Company 2010/2011 Budget and incurred in the ordinary course of business consistent with past practices, (y) incurred under any credit agreement to which it or any of its Subsidiaries is a party and that is outstanding on the date hereof and disclosed in Section 5.1(o) of the Company Disclosure Letter, or (z) in an amount not exceeding $14,000,000 in the aggregate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $5,000,000 in the aggregate, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees and customers in the ordinary course of business consistent with past practices and in no event exceeding $1,000,000 in the aggregate), or (iv) enter into any material commitments or transactions, except (A) as set forth in the Company 2010/2011 Budget and in the ordinary course of business consistent with past practices or (B) involving amounts not exceeding $1,000,000 in the aggregate;

(p) enter into any agreement, understanding or commitment that materially restrains, limits or impedes its or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on its or any of its Subsidiaries’ activities;

(q) enter into any material Contract other than in the ordinary course of business consistent with past practice, or modify or amend in any material respect, waive in any material respect or assign any of its rights or claims under, or terminate any material Contract to which it or any of its Subsidiaries is a party;

(r) fail to maintain in full force and effect the existing insurance policies covering it and its Subsidiaries or their respective properties, assets and businesses or replacement policies that are comparable in all material respects, except to the extent such policies cease to be available on commercially reasonable terms; or

(s) enter into any Contract or obligation to do any of the foregoing.

Notwithstanding anything in this Section 5.1 to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, take or fail to take any action, which actions or failures to act, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.2 Interim Operations of Parent.

Parent covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the business of the Parent and its Subsidiaries shall be conducted only in the ordinary course of business consistent in all material respects with past practices, and Parent shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries, and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors; and, except (1) as expressly contemplated by this Agreement, (2) for transactions between or among Parent and its Subsidiaries, (3) as required by applicable Law, (4) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), and (5) as set forth in Section 5.2 of the Parent Disclosure Letter, after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) with respect to Parent only, except to the extent required in order to comply with the rules and regulations of the OSE or the LSE, as applicable, amend its certificate of incorporation, bylaws or similar organizational documents;

(b) with respect to Parent only, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;

(c) (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements, other than issuances of shares pursuant to stock options outstanding on the date of this Agreement and disclosed in Section 4.2(a) of the Parent Disclosure Letter, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.2(c), except shares of capital stock that are withheld to satisfy applicable tax withholding requirements;

(d) change in any material respect its methods of accounting in effect at December 31, 2009, except in accordance with changes in GAAP as concurred with by its independent auditors;

(e) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any assets, except for (A) the sale of inventory or the leasing of equipment in the ordinary course of business consistent with past practices and (B) sales to non-affiliated Persons in arms-length transactions for not less than fair market value, not less than book value, and not in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(f) (i) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if such payment, discharge or satisfaction would require any material payment, other than the payment, discharge or satisfaction of liabilities or obligations (A) in accordance with the terms of any Parent Material Contract as in effect on the date of this Agreement or (B) in accordance with the following clause (ii), or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation in which the full amount to be paid is covered by insurance or in which the amount to be paid in excess of the applicable insurance coverage does not exceed $500,000 individually or $1,500,000 in the aggregate;

(g) except pursuant to the terms of any Parent Material Contract as in effect on the date of this Agreement, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any affiliate (provided that for the purpose of this clause (g) only, the term “affiliate” shall not include any employee of Parent or its Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);

(h) with respect to Parent only, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(i) (i) incur or assume any Indebtedness, except in the ordinary course of business consistent with past practices and except for Indebtedness incurred under any credit agreement to which it or any of its Subsidiaries is a party and that is outstanding on the date hereof and disclosed in Section 5.2(i) of the Parent Disclosure Letter, and in no event shall the amount so incurred or assumed exceed $1,000,000 in the aggregate, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $1,000,000 in the aggregate;

(j) fail to maintain in full force and effect the existing insurance policies covering it and its Subsidiaries or their respective properties, assets and businesses or replacement policies that are comparable in all material respects, except to the extent such policies cease to be available on commercially reasonable terms; or

(k) enter into any Contract or obligation to do any of the foregoing.

Notwithstanding anything in this Section 5.2 to the contrary, Parent shall not, nor shall it permit any of its Subsidiaries to, take or fail to take any action, which actions or failures to act, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.3 Acquisition Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries with respect to, or the making or submission of, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, furnish any non-public information or data relating to the Company or any of its Subsidiaries or any of their respective assets to, or provide access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or in contemplation of an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Required Vote, the Company and the Company Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party if (w) the Company has received a written Acquisition Proposal from such third party (and such Acquisition Proposal did not result from a breach of this Section 5.3(a), whether by the Company, any of its Subsidiaries or any of its or their respective Representatives), (x) the Company gives Parent the notice required by Section 5.3(e), (y) after receiving the advice of its financial advisors, the Company Board determines in good faith that such proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (z) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), and provided further that the Company makes available to Parent any non-public information concerning the Company or its Subsidiaries that is made available to any other Person or group in connection with any Acquisition Proposal that was not previously made available to Parent as promptly as practicable after its delivery to such Person. Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law; provided, however, that compliance with such rules shall not permit the Company to make an Adverse Recommendation Change other than in accordance with Section 5.3(c) or Section 5.3(c).

(b) Except as provided herein, none of the Company, the Company Board or any committee of the Company Board shall (i) withdraw or withhold (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or withhold (or amend or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, (x) relating to or that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of Section 5.3(a))

(each an “Acquisition Agreement”), or (y) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.3 and Section 5.6, with respect to an Acquisition Proposal, the Company Board may make an Adverse Recommendation Change if (and only if) (i) a written Acquisition Proposal (that did not result from a breach of Section 5.3(a), whether by the Company, any of its Subsidiaries or any of its or their respective Representatives) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the Company Board determines in good faith after consultation with its legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (iii) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such Adverse Recommendation Change would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (iv) the Company provides Parent five (5) Business Days’ prior written notice of its intention to take such action (a “Notice of Acquisition Proposal”), which notice shall include the information with respect to such Acquisition Proposal that is specified in Section 5.3(e), provided that any material revisions to the Acquisition Proposal shall require a new Notice of Acquisition Proposal and an additional two (2) Business Days following the end of such five (5) Business Day period (or any extension thereof pursuant to this proviso) provided under this Section 5.3(c), and (v) at the end of the five (5) Business Day period described in clause (iv) (including any extension of such period required thereunder), the Company Board again makes the determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that the Acquisition Proposal constitutes a Superior Proposal and that the failure to make such Adverse Recommendation Change would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(d) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to an Acquisition Proposal, from effecting an Adverse Recommendation Change described in clause (i) of Section 5.3(b) if (i) in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to an Acquisition Proposal) the Company Board determines in good faith after consultation with its outside legal counsel that not making such Adverse Recommendation Change would be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii) the Company has notified Parent in writing, at least five days in advance of such Adverse Recommendation Change, that it is considering taking such action and specifying in reasonable detail the reasons therefor and (iii) during such five day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith negotiations with Parent regarding, any changes or modifications to the terms and conditions of this Agreement that would allow the Company Board not to make such Adverse Recommendation Change consistent with its fiduciary duties.

(e) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.3, as promptly as practicable after receipt thereof (but in any event within 24 hours after the Company’s receipt thereof), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent a detailed, written summary of all of the material terms, provisions and other information set forth in any materials (including any draft agreements) received by the Company in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company shall keep Parent reasonably informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any material changes to any terms and conditions thereof and detailed, written summaries of all of the material terms, provisions or other information set forth in any amended or additional documents received from or provided to any Person with respect to an Acquisition Proposal). The

Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Parent.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide proposal (other than any proposal by Parent or Merger Sub or any of their respective Subsidiaries), whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 15% or more of the net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase by any Person or group of equity securities or capital stock of any class of the Company representing 15% or more of the total voting power of the Company (or of the surviving parent entity in any such transaction) or of equity securities or capital stock of any class of any Subsidiary of the Company representing 50% or more of the total voting power of such Subsidiary if the business of such Subsidiary constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group beneficially owning equity securities or capital stock of any class of the Company representing 15% or more of the total voting power of the Company (or of the surviving parent entity in any such transaction) or equity securities or capital stock of any class of any Subsidiary of the Company representing 50% or more of the total voting power of such Subsidiary if the business of such Subsidiary constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any written Acquisition Proposal to purchase (x) 50% or more of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger, or (y) assets of the Company that comprise 50% or more of the revenues and assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, in each case (A) which a majority of the Company Board determines in good faith (after consultation with its financial advisors, and taking into account all financial, legal and regulatory aspects of the Acquisition Proposal, any conditions to and the expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to the Company and its stockholders than the transactions contemplated hereby and any alternative transaction or changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3(c), (B) which is reasonably likely to be consummated on its terms and (C) which is reasonably capable of being fully financed.

(g) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in Section 5.3(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

Section 5.4 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other party, including officers, employees, accountants, counsel and other representatives of the other party, at such other party’s sole risk and expense, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, Contracts, books, records, data and personnel and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. Each of the Company and Parent agrees to review the foregoing information in a manner that does not interfere unreasonably with the operations of the other party or the other party’s Subsidiaries and with the prompt discharge by such other party’s employees of their duties. Each of the Company and Parent agrees to indemnify and hold the other party and the other party’s Subsidiaries harmless from any and all Claims and liabilities, including costs and expenses for the injury to or death of any its representatives and any loss or destruction of any property (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Company, Parent, their respective Subsidiaries, or their representatives, as applicable, during any visit to the business or property of the other party prior to the completion of the Merger, whether pursuant to this Section 5.4(a) or otherwise, other than any such Claims and liabilities arising out of or resulting from the negligence or wilful misconduct of the other party or its Subsidiaries. In addition, during such period, the Company and Parent shall, and shall cause each of their Subsidiaries to, use reasonable best efforts to cause its and their customers, suppliers, lenders and other creditors to be available to the other party, provided that the party seeking access to the customers, suppliers, lenders and other creditors of the other party shall consult with the other party prior to contacting such customers, suppliers, lenders and other creditors and shall not contact any such customer, supplier, lender or creditor to which the other party shall have reasonably objected. No party nor any of its Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company and Parent will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date of this Agreement until the Effective Time, with the prior written consent of the Company, which shall not be unreasonably withheld, Parent and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, may, at Parent’s sole risk and expense, enter into and upon all or any portion of the Company Real Property in order to investigate and assess, as Parent reasonably deems necessary or appropriate, the environmental condition of the Company Real Property, the Company Assets or the businesses of the Company or any of its Subsidiaries (the “Parent Investigation”). Subject to the Company’s consent right set forth in the preceding sentence and the other provisions of this Section 5.4, the Parent Investigation may include an environmental site assessment, or similar or related investigation, and the Company and each of its Subsidiaries shall cooperate with Parent in conducting any such Parent Investigation, shall allow Parent full access to the Company’s and its Subsidiaries’ respective businesses, the Company Real Property and the Company Assets, and shall provide to Parent all plans, soil or surface or ground water tests or reports, and any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Company, its Subsidiaries, or any of their predecessors.

(c) From the date of this Agreement until the Effective Time, with the prior written consent of Parent, which shall not be unreasonably withheld, the Company and its authorized representatives, including engineers, advisors and consultants, may, at the Company’s sole risk and expense, enter into and upon all or any portion of the Parent Real Property in order to investigate and assess, as the Company reasonably deems necessary or appropriate, the environmental condition of the Parent Real Property, the Parent Assets or the businesses of Parent or any of its Subsidiaries (the “Company Investigation”). Subject to Parent’s consent right set forth in the preceding sentence and the other provisions of this Section 5.4, the Company Investigation may include an environmental site assessment, or similar or related investigation, and Parent and each of its Subsidiaries shall cooperate with the Company in conducting any such Company Investigation, shall allow the Company full access to the Parent’s and its Subsidiaries’ respective businesses, the Parent Real Property and the Parent Assets, and shall provide to the Company all plans, soil or surface or ground water tests or reports, and any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Parent, its Subsidiaries, or any of their predecessors.

(d) Parent and the Company shall, and shall cause their respective Subsidiaries to, hold any information obtained under this Section 5.4 subject to the provisions of the confidentiality agreement between the

Company and Parent, dated as of June 23, 2010, as amended (the “Confidentiality Agreement”), and none of the Company, Parent or their respective Subsidiaries will use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Section 5.4 to the contrary, (i) the Company shall not be obligated under the terms of this Section 5.4 to disclose to Parent or its representatives, or grant Parent or its representatives access to, information that is within the possession or control of the Company or its Subsidiaries but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and the Company, to the extent requested by Parent, will use its reasonable best efforts to obtain any such consent, and (ii) Parent shall not be obligated under the terms of this Section 5.4 to disclose to the Company or its representatives, or grant the Company or its representatives access to, information that is within the possession or control of Parent or its Subsidiaries but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Parent, to the extent requested by the Company, will use its reasonable best efforts to obtain any such consent.

(f) No investigation by Parent or the Company or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no party to this Agreement shall be deemed to have made any representation or warranty to the other parties except as expressly set forth in this Agreement.

Section 5.5 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, to effect all necessary registrations and filings, and to assist Parent and Merger Sub in obtaining the Financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(b) Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each of the Company and Parent shall use reasonable best efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(c) Each party shall (i) take all actions necessary to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Parent shall not be required to take any action to exempt any shareholder of the Company from any such Law.

(d) Each of the parties hereto shall use its reasonable best efforts to prevent the entry of, and to cause to be discharged, vacated or terminated, any order, decree, ruling or injunction precluding, restraining, enjoining, delaying or prohibiting consummation of the Merger. Furthermore, if any Governmental Entity shall have issued any order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of the parties hereto shall use its reasonable best efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

(e) Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the Merger, (ii) give the other (or the other’s outside counsel) an opportunity to participate in each of such meetings, (iii) provide the other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) to or with a Governmental Entity relating to the Merger, and (iv) promptly provide each other with copies of all written communications to or from any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.5(e) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(f) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

(g) Notwithstanding anything in this Agreement to the contrary, the parties hereto will, as promptly as reasonably practicable, use their reasonable best efforts to make all necessary filings and notifications and other submissions and applications with respect to this Agreement and the transactions contemplated hereby to the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Act. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Exon-Florio Act. Such reasonable best efforts with respect to Parent shall not require Parent to agree, in a mitigation agreement for CFIUS approval or any other agreement with a U.S. Governmental Entity related to CFIUS approval, to terms and conditions which would, individually or in aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or Parent or a material adverse effect on any of the following with regard to Parent’s business in the United States as conducted on the date hereof: its operations, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities or results of operations, (y) materially impair Parent’s control over the Company or Parent’s business in the United States as conducted on the date hereof, or (z) materially impair Parent’s ability to compete in the United States through the products and services offered or planned to be offered by the Company or Parent in the United States.

(h) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other conditions or restriction with respect to) any assets or operations of Parent, Merger Sub or any of their respective affiliates or of the Company or any of its Subsidiaries if such action would reasonably be expected to result, after giving effect to the receipt of any reasonably expected proceeds of any divestiture or sale of assets, in a Material Adverse Effect on the Company or Parent.

Section 5.6 Proxy Statement; Form F-4; Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing and filing with the SEC, in connection with the Merger, a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”), the F-4, in which the Proxy Statement will be included as a prospectus, and, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, the F-4 and any such statement or schedule. Each of the Company and Parent shall give the other and its counsel a reasonable opportunity to review and comment on the Proxy Statement, the F-4 and any such statement or schedule, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to stockholders of the Company, and shall also give the other and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments from the SEC prior to their being filed with, or sent to, the SEC. Each of the Company and Parent shall use its reasonable best efforts to cause the F-4 to be declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the F-4 shall not, at the time the F-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company, Parent and Merger Sub or any of their respective affiliates for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any supplement thereto) is first mailed to the stockholders of the Company, at the time of the Company’s Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent and Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment to the F-4 or a supplement to the Proxy Statement, the Company or Parent shall promptly inform the other thereof in writing, and the Company and Parent shall cooperate in preparing and filing such amendment or supplement with the SEC, use their reasonable best efforts to cause such amendment or supplement to become effective as promptly as possible and, if necessary, mail such amendment or supplement to the stockholders of the Company. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act.

(c) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws, the rules and regulations of the NYSE, and applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the F-4 becomes effective (and in no event later than 45 days after such date), a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement, including approval of the Amendment (such meeting, including reconvened meeting held following any postponement or adjournment thereof, the “Special Meeting”), and shall, except as otherwise provided in Section 5.3(c) or (d), (i) recommend adoption of this Agreement (the “Company Board Recommendation”) and approval of the Amendment and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption and approval. Notwithstanding any Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law; provided that any such statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or disclosure (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute an Adverse Recommendation Change), and no Acquisition Proposal shall be presented to the stockholders of the Company at the Special Meeting or any other meeting of the Company’s stockholders. At any Special Meeting following any such Adverse Recommendation Change, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto.

Section 5.7 Notification of Certain Matters.

The Company, Parent and Merger Sub shall each give prompt notice to the other parties hereto of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties under this Agreement. In addition, the Company shall give prompt notice to Parent of any fact, event or circumstance known to the Company that is reasonably likely, individually or taken together with all other facts, events and circumstances known to the Company, to result in a Material Adverse Effect on the Company; and Parent shall give prompt notice to the Company of any fact, event or circumstance known to Parent that is reasonably likely, individually or taken together with all other facts, events and circumstances known to Parent, to result in a Material Adverse Effect on Parent.

Section 5.8 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, subject to applicable Law, comply with the obligations of the Company under the certificate of incorporation and bylaws of the Company and the indemnification agreements between the Company and its directors and officers, in each case as in effect immediately prior to the Effective Time and disclosed in Section 5.8 of the Company Disclosure Letter.

(b) From and after the Effective Time, each of the Surviving Corporation and Parent shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, damages, expenses (including reasonable attorneys’ fees) or liabilities arising out of or resulting from any threatened or actual claim, action, investigation, suit or proceeding (a “Claim”) that is based in whole or in part on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and that arises out of or relates to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (including any such Claim arising out of or relating to this Agreement or the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, and shall, jointly and severally, pay any expenses to each Indemnified Party, as incurred, in advance of the final disposition of any such Claim to the fullest extent permitted by applicable Law. Each Indemnified Party will be entitled to receive such advances from Parent or the Surviving Corporation within ten Business Day of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor, provided that, if required by applicable Law, any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(c) In the event any Indemnified Party becomes involved in any capacity in any Claim based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption the Surviving Corporation shall not be liable to such

Indemnified Party for any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than the reasonable legal expenses (taking into account the reduced role) incurred by one additional counsel of such Indemnified Party to monitor such defense, except that if the Surviving Corporation elects not to assume such defense or counsel for any Indemnified Party reasonably advises the Surviving Corporation that there are issues that raise conflicts of interest between the Surviving Corporation and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him or her after consultation with the Surviving Corporation, and the Surviving Corporation shall as promptly as practicable pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.8(c) to pay for only one firm of primary counsel and one firm of local counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation’s obligations under this Section 5.8 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(d) No Indemnified Party shall settle any Claim without the prior written consent of the Surviving Corporation (such consent not to be unreasonably withheld, delayed or conditioned), nor shall the Surviving Corporation settle any Claim unless (i) all Indemnified Parties against whom such Claim was made have consented to such settlement in writing (such consent not to be unreasonably withheld, delayed or conditioned), or (ii) such settlement includes an unconditional general release from the party making the Claim for all Indemnified Parties against whom such Claim was made and does not include any findings of fact or admissions of fault or culpability as to any Indemnified Party against whom such Claim was made. The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

(e) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the aggregate annual premiums for such insurance at any time during such period shall not exceed 250% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, the Company shall purchase as much coverage per policy year as is reasonably available for such maximum amount.

Section 5.9 Publicity.

(a) On the date this Agreement is executed (or if executed after the close of business in the U.S., prior to the opening of the NYSE on the next day), Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except as may be required by applicable Law, order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

(b) No party shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld or delayed. The consent provided for in this Section 5.9 shall not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or applicable regulations. The provisions of this Section 5.9 shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking the regulatory and stockholder approvals contemplated hereby.

Section 5.10 Financing.

(a) Parent shall use its reasonable best efforts to obtain and effectuate the Financing. Parent shall use its reasonable best efforts to keep the Company reasonably informed with respect to all material developments concerning the Financing contemplated by the Commitment Letter. Without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not amend or alter, or agree to amend or alter, the Commitment Letter in any manner that would reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated by this Agreement. Parent shall use commercially reasonable efforts to enforce its rights under the Commitment Letter.

(b) The Company shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall use its reasonable best efforts to cause its advisors and accountants to, provide reasonable and customary cooperation with Parent and its affiliates in connection with the Parent Equity Offering and the arrangement of the Financing and any other financing that Parent, in its reasonable discretion, deems necessary to fund the transaction, including providing access to documents, personnel and facilities, participating in meetings, due diligence sessions, road shows, rating agency presentations, the preparation of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, other marketing material and similar documents, obtaining comfort letters from the Company’s accountants (which comfort letters shall be customary in form, scope and substance), and obtaining legal opinions from the Company’s outside counsel (which legal opinions shall be customary in form, scope and substance), as may be reasonably requested by Parent.

Section 5.11 Stock Exchange Listing. Parent shall apply for a listing on either the Oslo Stock Exchange (the “OSE”), or at the option of Parent, the London Stock Exchange (the “LSE”), for all Parent Common Shares, including the Parent Common Shares to be issued in the Merger and the Parent Common Shares to be issued in the Parent Equity Offering, and shall use its reasonable best efforts to obtain such listing prior to the Effective Time. Parent shall use its reasonable best efforts to keep the Company reasonably informed with respect to all material developments concerning the listing on the OSE and the Parent Equity Offering, including, but not limited to, providing access to drafts and final versions of the pre-listing report, the listing application and the prospectus.

Section 5.12 Employee Benefits.

(a) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with Parent or any of its Subsidiaries (“Affected Employees”), for a period of one year, employee benefits (i) pursuant to the Company Benefit Plans substantially as in effect immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any of its Subsidiaries provided to similarly situated employees of Parent (it being understood that inclusion of Affected Employees in the employee benefit plans of Parent or its Subsidiaries may occur at different times with respect to different plans) on terms no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent.

(b) Parent shall, or shall cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under (but not for accrual of defined benefit pension purposes) any employee benefit and compensation plans or arrangements maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries for such Affected Employees’ service with the Company or any Subsidiary of the Company (or any predecessor entity) to the same extent that such service was credited for purposes of any comparable employee benefit plan of the Company or any of its Subsidiaries immediately prior to the Effective Time.

(c) Parent shall, or shall cause the Surviving Corporation to use its commercially reasonable efforts to, cause its third-party insurance providers or third-party administrators to, (i) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to Affected Employees or their covered dependents under any medical, dental, vision or other welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any comparable Company Benefit Plan that is a welfare benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible, coinsurance or out-of-pocket requirements under any medical, dental, vision or other welfare benefit plans that such employees and their covered dependents are eligible to participate in after the Effective Time.

(d) Following the Effective Time, Parent shall honor, fulfill and discharge and shall cause the Surviving Corporation to honor, fulfill and discharge in accordance with their terms the Company Benefit Plans (as in effect as of the Effective Time); provided, however, that nothing herein shall prevent Parent from amending or terminating any Company Benefit Plans in accordance with the terms of such plans.

(e) Nothing contained in this Section 5.12 or any other provision of this Agreement shall (i) be construed to create any third-party beneficiary rights in any Affected Employee or former employee of the Company or its Subsidiaries (including any dependent thereof) or any person other than the parties to this Agreement or any right to employment or continued employment for any specified period or to a particular term or condition of employment with Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries, (ii) require Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries to continue any specific employee benefit plans, (iii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iv) limit the ability of the Company or any of its Subsidiaries, or following the Closing, Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 5.13 Tax Matters.

(a) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(e) and Section 6.3(e) hereof and to obtain a ruling from the IRS under Treasury Regulation Section 1.367(a)-3(c)(9) to the effect that the Merger will not be subject to Section 367(a)(1) of the Code (the “IRS Ruling”). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Parent and the Company shall jointly cooperate in connection with the Company’s request for the IRS Ruling and shall promptly provide all information in connection with the IRS Ruling request. The preparation of the IRS Ruling request, and any oral or written communication with the IRS, shall be conducted jointly by the Company and Parent.

(c) Officers of Parent, Merger Sub and the Company shall execute and deliver to Andrews Kurth LLP (“Andrews Kurth”), tax counsel for the Company, and Skadden, Arps, Slate, Meagher & Flom LLP

(“Skadden Arps”), tax counsel for Parent, certificates substantially in the form agreed to by the parties and such law firms by the Closing Date, in connection with such tax counsel’s respective delivery of opinions pursuant to Section 6.2(e) and Section 6.3(e) hereof. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(c).

(d) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Merger Sub and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.

(e) With respect to the Merger, Parent will file or cause to be filed the statement described in Treasury Regulation Section 1.367(a)-3(c)(6).

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been duly and validly approved and adopted by the Company Required Vote;

(b) No statute, rule, order, decree or regulation shall have been issued, enacted, enforced, entered or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins, prevents or otherwise prohibits the consummation of the Merger, imposes any material restrictions on the parties hereto with respect to consummation of the Merger or makes the Merger illegal; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 5.5, including using its reasonable best efforts to have any such statute, rule, order, decree or regulation vacated, lifted or otherwise rendered ineffective;

(c) (i) Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated, (ii) CFIUS or the President of the United States shall have issued a written notice to the parties that CFIUS has made a determination that the transaction(s) contemplated by this Agreement do not present any unresolved national security concerns, and (iii) other than filing the Certificate of Merger in accordance with the DGCL, all other authorizations, permits, consents and approvals of all Governmental Entities required to be obtained prior to the Effective Time to consummate the Merger shall have been obtained, except in the case of this clause (iii) for such authorizations, permits, consents, and approvals absence of which, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, the Company, or, assuming the Merger has taken place, the Surviving Corporation; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party hereto whose failure to fulfill its obligations under Section 5.5 shall have been the cause of, or shall have resulted in, the failure to obtain any authorization, permit, consent or approval described in this Section 6.1(c);

(d) The F-4 shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, no stop order suspending such effectiveness of the F-4 shall be issued or in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Shares to be issued in the Merger shall have been received;

(e) All material consents and approvals of any Person necessary to the consummation of the Merger contemplated by this Agreement, including consents and approvals from parties to loans (other than those required under the Company Debt Documents), contracts, leases or other agreements shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing.

Section 6.2 Conditions to the Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of each of Parent and Merger Sub set forth in Section 4.1, Section 4.2 and Section 4.3 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of each of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (ii) for any failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that, individually or in the aggregate, have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent or the Surviving Corporation;

(b) Each of Parent and Merger Sub shall have performed in all material respects each of its material covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement;

(c) The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, circumstances or developments that, individually or in the aggregate, have had a Material Adverse Effect on the Parent or the Merger Sub;

(e) The Company shall have received the opinion of Andrews Kurth, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(e), Andrews Kurth shall have received and may rely upon the certificates and representations referred to in Section 5.13(c) hereof. After the Company Required Vote, the Company shall not waive receipt of a tax opinion from Andrews Kurth as a condition to Closing unless further approval of the shareholders of the Company is obtained with appropriate disclosure;

(f) The Parent Common Shares shall have been listed on the OSE; and

(g) A Parent Equity Offering shall have been consummated.

(h) Parent shall have received the cash proceeds of the Financing.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2 and Section 3.3 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3) shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (ii) for any failures of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company;

(b) The Company shall have performed in all material respects each of its material covenants and obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement;

(c) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, circumstances or developments that, individually or in the aggregate, have had a Material Adverse Effect on the Company;

(e) Parent shall have received the opinion of Skadden Arps, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.3(e), Skadden Arps shall have received and may rely upon the certificates and representations referred to in Section 5.13(c) hereof. After the Company Required Vote, Parent shall not waive receipt of a tax opinion from Skadden Arps as a condition to Closing unless further approval of the shareholders of the Company is obtained with appropriate disclosure;

(f) The number of Dissenting Shares shall not exceed 10.0% of the outstanding shares of Company Common Stock;

(g) As of the Closing Date, the Debt Ratio of the Company is equal to or less than (a) 5.50, if the Closing Date is on or before December 31, 2010, (b) 5.00, if the Closing Date is on or after January 1, 2011 and on or before March 31, 2011 or (c) 4.00, if the Closing Date is on or after April 1, 2011; and

(h) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to prohibit or limit in any material respect the ownership or operation by the Company, Parent, Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Required Vote (except as expressly provided otherwise below):

(a) By the mutual consent of Parent and the Company in a written instrument.

(b) By either the Company or Parent upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before February 28, 2011 (the “Outside Date”); provided, however, that if (A) the Merger has not been consummated by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 6.1(c) and/or Section 6.2(f) and (B) all other conditions set forth in ARTICLE VI have theretofore been satisfied or, to the extent legally permissible, waived, or are then capable of being promptly satisfied, then the Outside Date shall be May 31, 2011; and provided, further, that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 7.1(b)(i) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) has failed to fulfill any material obligation under this Agreement or otherwise materially breached this Agreement and such failure or breach has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided that neither the Company nor Parent shall be entitled to terminate this Agreement pursuant to this Section 7.1(b)(ii) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) directly or indirectly initiated such action or failed to comply in all material respects with its obligations under Section 5.5);

(iii) the stockholders of the Company fail to approve and adopt this Agreement by the Company Required Vote at the Special Meeting; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.3 or Section 5.6;

(iv) there shall have been a breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach or inaccuracy, by its nature, cannot be cured prior to the Closing; provided that neither the Company or Parent shall be entitled to terminate this

Agreement pursuant this Section 7.1(b)(iv) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) is then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided, further, that neither party shall be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach or inaccuracy of representation or warranty, together with all other such breaches and inaccuracies, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach or inaccuracy of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach or inaccuracy of representation or warranty by Parent or Merger Sub); or

(v) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing; provided that neither the Company or Parent shall be entitled to terminate this Agreement pursuant this Section 7.1(b)(v) if the Company (if the Company is the party seeking termination) or Parent or Merger Sub (if Parent is the party seeking termination) is then in material breach of any representation, warranty, covenant or other agreement contained herein.

(c) By Parent, upon written notice to the Company:

(i) if prior to obtaining the Company Required Vote (A) an Adverse Recommendation Change shall have occurred or the Company Board or any committee thereof shall have resolved to make an Adverse Recommendation Change or (B) the Company Board shall fail to publicly reaffirm the Company Board Recommendation within three Business Days of receipt of Parent’s written request at any time when an Acquisition Proposal shall have been made and not publicly rejected by the Company Board (provided that such three Business Day period shall be extended for an additional three Business Days following any material modification to such Acquisition Proposal occurring after receipt of Parent’s written request); or

(ii) if there has been a Material Adverse Effect on the Company that (A) would cause a failure of the condition described in Section 6.3(d) and (B) is incapable of being cured by the Outside Date or is not cured by the Company within 30 days following receipt of written notice from Parent of such Material Adverse Effect on the Company.

(d) By the Company, upon written notice to the Parent, if there has been a Material Adverse Effect on Parent that (A) would cause a failure of the condition described in Section 6.2(d) and (B) is incapable of being cured by the Outside Date or is not cured by Parent within 30 days following receipt of written notice from the Company of such Material Adverse Effect on Parent.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Fees and Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the Company Required Vote, but after obtaining the Company Required Vote no amendment shall be made without the approval of the stockholders of the Company if such amendment (i) requires a stockholder vote under applicable Law or the Company’s listing agreement with the NYSE or (ii) alters or changes (A) the Merger Consideration, (B) any term of the Certificate of Incorporation or (C) any terms or conditions of this Agreement in any way that materially adversely affects, or would reasonably be expected to materially adversely affect, the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by an authorized representative on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties hereto, and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by an authorized representative on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.3 Survival.

The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of Parent and Merger Sub (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those that, by their terms, contemplate a shorter survival period).

Section 8.4 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) personal delivery (effective upon such delivery), addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Allis-Chalmers Energy Inc.

5075 Westheimer, Suite 890

Houston, Texas 77056

Telephone: 713-369-0550

Facsimile: 281-768-3891

Attention: Theodore F. Pound III

General Counsel and Secretary

with a copy to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Telephone: 713-220-4200

Facsimile: 713-220-4285

Attention: Henry Havre

and

(b) if to Parent or Merger Sub, to:

Seawell Limited

c/o Seawell Americas Inc.

11125 Equity Drive, Suite 200

Houston, Texas 77041

Telephone: 713-856-4222

Attention: Max L. Bouthillette

Executive Vice President and General Counsel

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, TX 77002

Telephone: 713-655-5100

Facsimile: 713-655-5200

Attention: Frank E. Bayouth

Section 8.5 Interpretation; Definitions. When a reference is made in this Agreement to Articles, Sections, subsections or other subdivisions, Schedules or Exhibits, such reference shall be to the corresponding Articles, Sections, subsections or other subdivisions, Schedules or Exhibits, respectively, of this Agreement, unless otherwise indicated. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereto,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article and Section hereof in which such words occur. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The words “affiliate“ or “affiliates” when used in this Agreement shall have the meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to them in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 2010.

The following terms have the following definitions:

(a) “Business Day” means any day other than Saturday, Sunday or any day on which banks are required or authorized by U.S. federal Law to close in the State of New York.

(b) “Company 2010/2011 Budget” means the Company’s 2010/2011 budget, in the form delivered by the Company to Parent immediately prior to the date of this Agreement.

(c) “Company Debt Documents” means (i) the Indenture, dated as of January 18, 2006, among the Company, certain guarantors and Wells Fargo Bank, N.A., (ii) the Indenture, dated as of January 29, 2007, among the Company, certain guarantors and Wells Fargo Bank, N.A., and (iii) the Second Amended and Restated Credit Agreement, dated as of April 26, 2007, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and sole bookrunner, and certain lenders party thereto, as amended.

(d) “Company Lease” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(e) “Company Leased Real Property” means the real property leased by the Company or any of its Subsidiaries pursuant to the Company Leases.

(f) “Company Owned Real Property” means the real property, including oil, gas and mineral rights, and interests in real property, owned by the Company and its Subsidiaries.

(g) “Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

(h) “Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the HSR Act.

(i) “Contract” means any agreement, arrangement, commitment or instrument, written or oral, including any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.

(j) “Debt Ratio” means, as of a given time, the ratio of the Company’s Net Debt over the LTM 12-month Adjusted EBITDA.

(k) “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(l) “Employment and Withholding Taxes” means any U.S. federal, state or local or non-U.S. employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

(m) “Financing” means debt financing in the amounts set forth in the Commitment Letter and on terms not less favorable to the borrower than those set forth in the Commitment Letter.

(n) “Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any Indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

(o) “knowledge” means, with respect to any Person, within the actual conscious awareness of the executive officers of such Person and any manager(s) of such Person who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers, in each case after reasonable inquiry.

(p) “Liens” means any mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.

(q) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, at law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(r) “LTM 12-month Adjusted EBITDA” has the meaning set forth in Section 8.5(r) of the Parent Disclosure Letter.

(s) “Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, event, change, development, condition or occurrence that, individually or in the aggregate with all other facts, circumstances, effects, events, changes, developments, conditions or occurrences, has had, or would be reasonably likely to have or result in, a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent, materially delay or materially impair the ability of such Person to consummate the Merger in the timeframe contemplated hereby, but shall not include any fact, circumstance, effect, event, change, development, condition or occurrence to the extent that it results from (a) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (b) changes in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, or natural disasters or other acts of God, any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism or insurrection, whether occurring before or after the date hereof, unless any such change disproportionately affects the assets, properties, business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect), (c) the negotiation or performance of this Agreement, the announcement of the execution of this Agreement or the consummation or the pendency of the Merger (including, and solely by way of example, the direct and substantiated effect of the public announcement of this Agreement or the Merger on the relationships of such Person or any of its Subsidiaries with customers, suppliers, distributors or employees); provided, however, that clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 3.3(a) and Section 4.3(a), (d) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (d) shall not prevent or otherwise affect a determination that any facts, circumstances, effects, events, changes, developments, conditions or occurrences underlying such fluctuation have resulted in, or contributed to, a Material Adverse Effect with respect to such Person), (e) changes in applicable Law, rules or regulations or in GAAP (or the interpretation thereof) after the date hereof, (f) any legal proceedings initiated by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person) and related to this Agreement or any of the transactions contemplated hereby, (g) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (g) shall not prevent or otherwise affect a determination that any facts, circumstances, effects, events, changes, developments, conditions or occurrences underlying such failure have resulted in, or contributed to, a Material Adverse Effect), (h) any change or announcement of a potential change in the credit rating of any Person or any of its Subsidiaries, or (i) any adverse change in any industry analyst’s recommendation with respect to any trading stock of such Person (provided, however, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any facts, circumstances, effects, events, changes, developments, conditions or occurrences underlying such change have resulted in, or contributed to, a Material Adverse Effect), unless in the case of each of clauses (a), (b), (d) and (e), any such change or condition disproportionately affects the assets, properties, business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, relative to other industry participants (in which case the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect).

(t) “Net Debt” has the meaning set forth in Section 8.5(t) of the Parent Disclosure Letter.

(u) “Parent Equity Offering” means a broadly-distributed underwritten public offering and sale of Parent Common Shares on the OSE or, at the option of Parent, the LSE, which yields at least $100,000,000 (based on then-prevailing exchange rates) of gross proceeds to Parent; provided, however, that no such offering shall constitute a Parent Equity Offering unless it satisfies the conditions set forth in Section 8.5(u) of the Parent Disclosure Letter.

(v) “Parent Lease” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(w) “Parent Leased Real Property” means the real property leased by Parent or any of its Subsidiaries pursuant to the Parent Leases.

(x) “Parent Owned Real Property” means the real property, including oil, gas and mineral rights, and interests in real property, owned by Parent and its Subsidiaries.

(y) “Parent Real Property” means the Parent Owned Real Property and the Parent Leased Real Property.

(z) “Permit” means any permit, license, waiver, concession, grant, registration, variance, exemption, authorization, operating certificate, franchise, order or approval issued by any Governmental Entity.

(aa) “Permitted Liens” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, (iii) operators’, vendors’ suppliers’ carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade period) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations hat have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (iv) Liens described in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, (v) in the case of the Company, Liens securing the Second Amended and Restated Credit Agreement, dated as of April 26, 2007, among the Company, Royal Bank of Canada, as administrative agent and collateral agent, RBC Capital Markets, as lead arranger and sole bookrunner, and the lenders party thereto, as amended (the “Company Credit Agreement”), and (vi) those Liens that, individually or in the aggregate with all other Permitted Liens, do not and are not reasonably likely to materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, and in each case taken as a whole as currently used.

(bb) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

(cc) “Predecessor Claims” means “Claims” and “Other Product Liability Claims” as such terms are defined in the Reorganization Plan and includes any and all actions, causes of action, suits, claims, demands, debts, damages, liabilities, obligations, injuries, right to payment, costs and expenses in any way based upon or arising from any event, act, conduct or omission giving rise thereto that occurred prior to the Consummation Date of the Reorganization Plan (as defined in the Reorganization Plan), including, without limitation, the Debtors’ production or manufacture in whole or in part and/or sale of products occurring prior to the Consummation Date of the Reorganization Plan, or any exposure to such products (including Hazardous Substances contained in or forming a part of, or used in the manufacture of, such products).

(dd) “reasonable best efforts” means best efforts in accordance with reasonable commercial practices, without incurring unreasonable expense.

(ee) “Reorganization Plan” means that certain Amended and Restated Joint Plan of Reorganization, dated September 14, 1998, in the Debtors’ Chapter 11 Cases.

(ff) “Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(gg) “Subsidiary” means, with respect to any Person, any other Person of which 50% of more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person or which is otherwise consolidated with such Person for financial reporting purposes.

(hh) “Tax” means any U.S. federal, state or local, non-U.S. or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

Section 8.6 Headings; Schedules.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

Section 8.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 8.8 Entire Agreement.

This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

Section 8.9 Severability.

The provisions of this Agreement will be severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Subject to the preceding sentence, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Governing Law and Venue.

This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each of the parties hereby irrevocably submits to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, and in respect of the transactions contemplated hereby, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement may not be enforced in or by such Chosen Courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. Each of the parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

Section 8.11 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and any such attempted assignment without such consent shall be immediately null and void. Notwithstanding the foregoing, each of Parent and Merger Sub may assign this Agreement to any of its wholly owned Subsidiaries, provided that such Subsidiary executes a counterpart to this Agreement pursuant to which it expressly assumes all of the representations, warranties, agreement, obligations and covenants of Merger Sub hereunder and that no such assignment shall relieve Parent of any of its agreements, obligations or covenants hereunder.

Section 8.12 Parties in Interest.

This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party to this Agreement and their permitted assignees and successors, and (other than Section 5.8, Section 5.12 and Section 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance; Remedies.

The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties hereto shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

Section 8.14 Waiver of Jury Trial.

Each of the parties to this Agreement hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.14.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SEAWELL LIMITED

By:	/S/ JORGEN P. RASMUSSEN
Name:	Jorgen P. Rasmussen
Title:	Chairman

WELLCO SUB COMPANY

By:	/S/ JORGEN P. RASMUSSEN
Name:	Jorgen P. Rasmussen
Title:	Chairman

ALLIS-CHALMERS ENERGY INC.

By:	/S/ MUNAWAR H. HIDAYATALLAH
Name:	Munawar H. Hidayatallah
Title:	Chairman and CEO

EXHIBIT A

VOTING AGREEMENT

(Please see Annex D to this proxy statement/prospectus)

EXHIBIT B

AMENDMENT TO CERTIFICATE OF DESIGNATIONS

(Please see Annex C to this proxy statement/prospectus)

ANNEX B—AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (this “Agreement”), dated as of October 1, 2010, to the AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2010 (the “Merger Agreement”), by and among Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), Seawell Limited, a Bermuda corporation (“Parent”), and Wellco Sub Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

WHEREAS the parties hereto are the parties to the Merger Agreement and now wish to amend the Merger Agreement as of the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. Amendment of the Merger Agreement.

(a) Section 2.1(e) of the Merger Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(e) Fractional Shares. No certificates or scrip of Parent Common Shares representing fractional Parent Common Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates or transfer of Book Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Shares (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount in cash rounded to the nearest whole cent (without interest) equal to the product of (i) the per share closing sale price (expressed in Norwegian Kroner (NOK), or British Pounds (£), as applicable) of the Parent Common Shares on the last trading day prior to the Closing Date, (ii) the exchange rate in U.S. Dollars of one (1) NOK or one (1) British Pound (£), as applicable, as of the Closing Date, as quoted in The Wall Street Journal on the day following the Closing Date, and (iii) the fraction of a Parent Common Share which such holder would otherwise be entitled to receive pursuant to Section 1.7. No cash payment in lieu of fractional Parent Common Shares shall be paid to a holder of any Certificate that has not been properly surrendered or Book Entry share that has not been properly transferred. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Corporation to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of cash consideration in lieu of issuing fractional Parent Common Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional Parent Common Shares.

(b) Section 5.10(b) of the Merger Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(b) The Company shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall use its reasonable best efforts to cause its advisors and accountants to, provide reasonable and customary cooperation with Parent and its affiliates in connection with the arrangement of the Financing and any other financing that Parent, in its reasonable discretion, deems necessary to fund the transaction, including providing access to documents, personnel and facilities, participating in meetings, due diligence sessions, road shows, rating agency presentations, the preparation of offering memoranda, private placement memoranda, prospectuses, rating agency presentations, other marketing material and similar documents, obtaining comfort letters from the Company’s accountants (which comfort letters shall be customary in form, scope and substance), and obtaining legal opinions from the

Company’s outside counsel (which legal opinions shall be customary in form, scope and substance), as may be reasonably requested by Parent.

(c) The following is hereby added as a new Section 5.10(c) of the Merger Agreement:

(c) Until the earlier of the Effective Time or termination of this Agreement, Parent shall set aside and reserve at least $100 million from the private placement completed on August 16, 2010 and shall not spend, commit or invest such funds; provided, however, that the foregoing restriction shall not apply to investments by Parent in any interest-bearing time deposits, government securities or other marketable securities, or any combination thereof.

(d) Section 5.11 of the Merger Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

Parent shall apply for a listing on either the Oslo Stock Exchange (the “OSE”), or at the option of Parent, the London Stock Exchange (the “LSE”), for all Parent Common Shares, including the Parent Common Shares to be issued in the Merger, and shall use its reasonable best efforts to obtain such listing prior to the Effective Time. Parent shall use its reasonable best efforts to keep the Company reasonably informed with respect to all material developments concerning the listing on the OSE, including, but not limited to, providing access to drafts and final versions of the pre-listing report and the listing application.

(e) Section 6.2(g) of the Merger Agreement is hereby deleted in its entirety and replaced with “RESERVED.”

(f) Section 8.5(u) of the Merger Agreement is hereby deleted in its entirety and replaced with “RESERVED.”

SECTION 2. Company, Parent and Merger Sub Representations. Each of the parties to this Agreement hereby represents to the others that (a) it has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Agreement by such party have been duly and validly authorized by all necessary corporate action on the part of such party and (c) this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

SECTION 3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4. No Other Effect on the Merger Agreement. Except as modified by this Agreement, all of the terms of the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect.

SECTION 5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

SECTION 6. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SEAWELL LIMITED

By	/S/ JORGEN P. RASMUSSEN
Name: Jorgen P. Rasmussen
Title: Chairman

WELLCO SUB COMPANY

By	/S/ JORGEN RASMUSSEN
Name: Jorgen Rasmussen
Title: Chairman

ALLIS-CHALMERS ENERGY INC.

By	/S/ MUNAWAR H. HIDAYATALLAH
Name: Munawar H. Hidayatallah
Title: Chairman and CEO

ANNEX C—CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATIONS OF

7.0% CONVERTIBLE PERPETUAL PREFERRED STOCK

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS

OF

7.0% CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

ALLIS-CHALMERS ENERGY INC.

Allis-Chalmers Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:

FIRST: That the Board of Directors of the Company, at a duly convened meeting on [                ], duly adopted resolutions approving and adopting the amendments set forth below to the Certificate of Designations of 7.0% Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designations”), and that such amendments have been approved and adopted by the requisite number of existing holders of the Common Stock and the 7.0% Convertible Perpetual Preferred Stock of the Company.

SECOND: That the amendments set forth below have been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the Certificate of Designations is hereby amended as follows:

A.	The last two sentences of Section 9 of the Certificate of Designations shall be deleted and replaced by the following:

“If the holders of the Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the holders of Preferred Stock shall have the same rights as the holders of the Common Stock with respect to any such election. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by [            ], its [            ], as of the [    ] day of [            ], [2011].

ALLIS-CHALMERS ENERGY INC.

By:
Name:
Title:

C-1

ANNEX D—VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of August 12, 2010, between Lime Rock Partners V, L.P., a Cayman Island exempted limited partnership (the “Stockholder”), on the one hand, and Seawell Limited, a Bermuda corporation (“Sea”), on the other hand.

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Sea, Wellco Sub Company, a Delaware corporation and a wholly owned subsidiary of Sea (“Merger Sub”), and Allis Chalmers Energy Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will be merged with and into Merger Sub (the “Merger”), each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted, at the election of the holder thereof, into either 1.15 common shares, par value $2.00 per share, of Sea (“Sea Common Shares”), subject to adjustment as provided in the Merger Agreement, or $4.25 in cash, subject to pro ration as provided in the Merger Agreement;

WHEREAS, the Stockholder owns of record and possesses legal title to 19,889,044 shares of Company Common Stock and 36,393 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”), which on an as-converted basis represents, together with such shares of Company Common Stock, approximately 39.4% of the outstanding Company Common Stock (collectively, such shares of Company Common Stock and Company Preferred Stock are referred to herein as the “Subject Shares”);

WHEREAS, as a condition to Sea to enter into the Merger Agreement, Sea has required that the Stockholder enter into this Agreement;

WHEREAS, the execution and delivery of this Agreement by the Stockholder, and the form and substance of this Agreement, have been approved by the independent members of the Board of Directors of the Company; and

WHEREAS, Sea is prepared to execute the Merger Agreement and tender it to the Company for execution by the Company upon receipt of this Agreement duly executed and delivered by the Stockholder.

NOW, THEREFORE, to induce Sea to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein and therein, the parties, intending to be legally bound hereby, agree as follows:

1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Sea as of the date hereof as follows:

(a) Due Organization; Qualification. The Stockholder is an exempted limited partnership duly formed under the laws of the Cayman Islands and is validly existing and in good standing under the laws thereof.

(b) Authority; No Violation. The Stockholder has full limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly approved by the Board of Directors of LRP GP V, Inc., the general partner of Lime Rock Partners GP V, L.P., the general partner of the Stockholder, and no other limited partnership proceedings on the part of the Stockholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by Sea) this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Neither the execution and delivery of this Agreement by the Stockholder, nor the consummation by the Stockholder of the transactions contemplated hereby, nor compliance by the Stockholder with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of the Stockholder or the certificate of incorporation, by-laws or similar governing documents of any of the Stockholder’s affiliates (as defined in the Merger Agreement), (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Stockholder or any of the Stockholder’s affiliates, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Subject Shares pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Stockholder or any of the Stockholder’s affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

(c) The Subject Shares. The Stockholder is the beneficial owner of and has the sole right to vote and dispose of the Subject Shares, free and clear of any Encumbrances whatsoever, except for any Liens which arise hereunder. None of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction, except as contemplated by this Agreement. Without limiting the generality of the foregoing, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer (including by tendering into any tender or exchange offer), assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose of or encumber, including by operation of law or otherwise (each, a “Transfer”), or cause to be Transferred, any of the Subject Shares, and (ii) no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. Neither the Stockholder nor any of its affiliates is a party to, or otherwise subject to, any Derivative Transaction (as defined herein). Other than the Subject Shares, the Stockholder does not own any equity interests or other securities in the Company. “Derivative Transaction” means the purchase or acquisition or sale or transfer of any derivative security that gives any Person or any of such Person’s affiliates the economic equivalent of ownership of an amount of any equity securities of the Company (including the Subject Shares) or any of its Subsidiaries due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, or which provides such Person or any of such Person’s affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any change in the value of such securities, in any case without regard to whether (x) such derivative conveys any voting rights in such securities to such Person or any of such Person’s affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of such securities, or (z) such Person or any of such Person’s affiliates may have entered into other transactions that hedge the economic effect of such derivative.

(d) Certain Transactions Involving Company Common Stock or Company Preferred Stock. Since January 1, 2010, other than Restricted Stock Units that vest January 29, 2001 granted to John T. Reynolds and Saad A. Bargach, such proceeds to be remitted to Lime Rock Management LP, the Stockholder has not purchased, received, accepted as collateral, sold, transferred, hypothecated, pledged, or exchanged any shares of Company Common Stock or Company Preferred Stock, or any options, warrants, or rights to purchase or sell shares of Company Common Stock or Company Preferred Stock, and has not entered into, and is not subject to (regardless of when entered into), any agreement to do any of the foregoing.

(e) Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Entity that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

(f) No Consents Required. No consent of, or registration, declaration or filing with, any Person or Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement.

(g) Reliance. The Stockholder understands and acknowledges that Sea is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(h) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Sea, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

(i) Investment Intent, Etc.

(i) The Stockholder is financially able to bear the economic risk of an investment in the Sea Common Shares, has adequate means for providing for its current needs and personal contingencies, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Sea Common Shares, as the case may be, and can afford a complete loss of its investment.

(ii) The Stockholder has been provided an opportunity for a reasonable time prior to the date hereof to obtain information concerning the Sea Common Shares, Sea and all other information to the extent Sea possesses such information or can acquire it without unreasonable effort or expense. The Stockholder has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, Sea or its representatives concerning the Sea Common Shares and other matters pertaining to this investment. The Stockholder has not been furnished with any representation, oral or otherwise, in connection with any offering of the Sea Common Shares other than Sea’s express representations and warranties set forth herein, and the Stockholder is not relying on Sea or its Affiliates with respect to economic considerations involved in this investment.

2. Representations and Warranties of Sea. Sea hereby represents and warrants to the Stockholder as of the date hereof as follows:

(a) Due Organization. Sea is a corporation duly incorporated under the laws of Bermuda and is validly existing and in good standing under the laws thereof.

(b) Authority; No Violation. Sea has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement have been duly and validly approved by the Board of Directors of Sea and no other corporate proceedings on the part of Sea are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Sea and (assuming due authorization, execution and delivery by the Stockholder) this Agreement constitutes a valid and binding obligation of Sea, enforceable against Sea in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought. Neither the execution and delivery of this Agreement by Sea, nor the consummation by Sea of the transactions contemplated hereby, nor compliance by Sea with any of the terms or provisions hereof, will (x) violate any provision of the governing documents of Sea or the certificate of incorporation, by-laws or similar governing documents of any of the Sea’s subsidiaries, (y) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Sea or any of Sea’s Subsidiaries, or any of their respective properties or assets, or (z) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sea or any of Sea’s subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sea or any of Sea’s subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3. Covenants of the Stockholder. The Stockholder agrees as follows:

(a) Vote Against Alternative Proposals. During the Applicable Period (as defined below), at any meeting of stockholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, the Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) the Subject Shares (and each class thereof) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries or any Acquisition Proposal (as defined in the Merger Agreement), and (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any outstanding class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing during the Applicable Period. “Applicable Period” means the period from and including the date of this Agreement to and including the nine-month anniversary of the termination of the Merger Agreement.

(b) No Transfers. Except as provided in the last sentence of this Section 3(b), the Stockholder agrees not to, and to cause each of its affiliates not to, in any such case directly or indirectly, during the Applicable Period (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any Person, other than in accordance with the Merger Agreement, (ii) enter into or otherwise become subject to any Derivative Transaction, (iii) grant any proxies, or proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement, or (iv) convert (or cause to be converted) any of the Subject Shares consisting of Company Preferred Stock into Company Common Stock. Subject to the last sentence of this Section 3(b), the Stockholder further agrees not to commit or agree to take any of the foregoing actions during the Applicable Period. Notwithstanding the foregoing, the Stockholder shall have the right to Transfer its Subject Shares to an affiliate if and only if such affiliate shall have agreed in writing, in a manner acceptable in form and substance to Sea, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement as if it were “the Stockholder” for all purposes of this Agreement; provided, however, that no such transfer shall relieve the Stockholder from its obligations under this Agreement with respect to any Subject Shares.

(c) Amendment of Certificate of Designations. If the Stockholder votes for the adoption of the merger agreement and approval of the merger and related transaction, then the Stockholder agrees that it will vote for the approval of the proposed amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designations”), substantially in the form attached hereto as Exhibit A (the “Amendment”).

(d) Stock Election. If the Stockholder votes for the adoption of the merger agreement and approval of the merger and related transactions, then, subject to the approval and adoption of the Amendment to the Certificate of Designations, the Stockholder agrees that it will elect to receive the Per Share Stock Consideration (as defined in the Merger Agreement) with respect to all of the Subject Shares.

(e) Dissenters’ Rights. The Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(f) Adjustment to Subject Shares. In case of a stock dividend or distribution, or any change in the Company Common Stock or the Company Preferred Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(g) Non-Solicitation. Except to the extent that the Company or the Company Board is permitted to do so under the Merger Agreement, but subject to any limitations imposed on the Company or the Company Board under the Merger Agreement, the Stockholder agrees, solely in its capacity as a stockholder of the Company, that it shall not, and shall cause its affiliates and its and their respective agents and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal or (iv) enter into any letter of intent or similar document or agreement or commitment with respect to an Acquisition Proposal. The Stockholder shall, and shall cause its affiliates and its and their respective investment bankers, attorneys, accountants and other representatives to, immediately cease and terminate all activities, discussions and negotiations with any Person, with respect to, or which could reasonably be expected to lead to, an Acquisition Proposal. Nothing contained in this Section 3(f) shall prevent any person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including, without limitation, taking any actions permitted under Section 5.3 of the Merger Agreement. If the Stockholder receives any inquiry or proposal regarding any Acquisition Proposal, the Stockholder shall promptly inform Sea of such inquiry or proposal and the details thereof.

4. Assignment; No Third Party Beneficiaries. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sea may assign, it its sole discretion, any or all of its rights, interest and obligations hereunder to any direct or indirect wholly owned subsidiary of Sea. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

5. Termination. This Agreement shall terminate upon the mutual written consent of the parties hereto. The restrictions set forth in Sections 3(a), (b) and (f) shall terminate upon consummation of the Merger. In addition, the covenant set forth in Section 3(f) shall terminate upon termination of the Merger Agreement.

6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Sea in accordance with the notification provision contained in the Merger Agreement and to the Stockholder at its address set forth on the books of the Company (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 12, 2010.

(d) Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof or of any other jurisdiction.

(g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated and unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(h) Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(i) Further Assurances. The Stockholder will, from time to time, (i) at the request of Sea take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Sea may reasonably request for the purpose of effectively carrying out the intent and purposes of this Agreement.

(j) Publicity. Except as otherwise required by law, so long as this Agreement is in effect, the Stockholder shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Merger Agreement, without the consent of Sea, which consent shall not be unreasonably withheld.

(k) Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

7. Stockholder Capacity. The Stockholder signs solely in its capacity as the beneficial owner of the Subject Shares and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, affiliate or representative of the Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company to the extent such actions are permissible under the Merger Agreement, and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal court sitting in the state of Delaware or a Delaware state court, (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby, and (e) appoints The Corporation Trust Company as such party’s agent for service of process in the State of Delaware.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

SEAWELL LIMITED

By:	/S/ JORGEN P. RASMUSSEN
Name: Jorgen P. Rasmussen
Title: Chairman

LIME ROCK PARTNERS V, L.P.

By: Lime Rock Partners GP V, L.P., its General Partner

By: LRP GP V, Inc., its General Partner

By:	/S/ JOHN T. REYNOLDS
Name: John T. Reynolds
Title: Authorized Signatory

[Signature Page to Voting Agreement]

EXHIBIT A

Form of Certificate of Amendment

(Please see Annex C to this proxy statement/prospectus)

ANNEX E—OPINION OF RBC CAPITAL MARKETS CORPORATION

RBC Capital Markets Corporation Three World Financial Center 200 Vesey Street New York, NY 10281-8098

August 12, 2010

The Board of Directors

Allis-Chalmers Energy Inc.

5075 Westheimer, Suite 890

Houston, Texas 77056

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), other than Lime Rock (as defined below) and its affiliates, of the Merger Consideration (as defined below) to be received by the holders of the Company Common Stock in the merger contemplated by the terms of the proposed Agreement and Plan of Merger, to be dated on or about the date hereof (the “Agreement”), by and among Seawell Ltd., a Bermuda corporation (“Parent”), Wellco Sub Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

We understand that the Agreement provides that the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent, and, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) any share of Company Common Stock held directly or indirectly by Parent, Merger Sub or the Company or any of their respective subsidiaries, or (B) any share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the General Corporation Law of the State of Delaware as to appraisal rights (the shares contemplated by clause (A) or clause (B) collectively, the “Excluded Shares”)) shall be converted into the right to receive, at the election of the holder thereof and subject to certain terms, limitations and pro ration procedures set forth in the Agreement (which include a limitation on the aggregate cash consideration to be paid in the Merger), as to which we express no opinion, either (i) a number of shares of common shares of a par value of $2.00 each of Parent (“Parent Common Shares”) equal to the exchange ratio (the “Exchange Ratio”) of (x) 1.15, if the volume-weighted average sale price of the Parent Common Shares on the over-the counter list operated by the Norwegian Securities Dealer Association for the thirty calendar days immediately prior to November 15, 2010 is in excess of NOK 20, or (ii) 1.20, if the volume-weighted average sale price of the Parent Common Shares on the over-the counter list operated by the Norwegian Securities Dealer Association for the thirty calendar days immediately prior to November 15, 2010 is equal to or less than NOK 20 (the “Per Share Stock Consideration”) or (ii) cash in an amount equal to $4.25 (the “Per Share Cash Consideration” and together with the Per Share Stock Consideration, the “Merger Consideration”). We understand that the Agreement also provides that Lime Rock Partners V, L.P. (“Lime Rock”) will enter into a Voting Agreement with Parent, pursuant to which Lime Rock will agree, among other things, to not vote its shares of Company Common Stock and/or preferred stock of the Company (“Company Preferred Stock”) in favor of certain other proposals related to the acquisition of the Company. The terms and conditions of the Merger are more fully set forth in the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate

RBC Capital Markets Corporation Three World Financial Center 200 Vesey Street New York, NY 10281-8098

restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as a financial advisor to the Company in connection with the Merger and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed, we will receive an additional larger fee, against which the fee we received for delivery of this opinion will be credited. In addition, if, in connection with the Merger not being completed, the Company receives a termination fee, we will be entitled to a specified percentage of that fee (less the amount of expenses incurred in connection with the Merger) in cash, when it is received by the Company. The Company has also agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for our reasonable out-of-pocket expenses incurred in connection with our services.

In the ordinary course of business, RBC or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of Parent and/or the Company and receive customary compensation and may also actively trade securities of Parent and/or the Company for our or its own account and the accounts of our or its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. In addition, RBC and/or one or more of its affiliates have in the past provided investment banking services to the Company, for which we have received customary fees. In particular, RBC served as a financial advisor in connection with the Company’s 2008 proposed acquisition of Bronco Drilling Company, Inc., which transaction was ultimately terminated, its 2009 rights offering and concurrent sale of securities to Lime Rock and/or certain of its affiliates and a 2009 proposed acquisition transaction, which transaction was ultimately terminated, as well as the dealer manager for the Company’s tender offer for certain of its senior notes in 2009 in connection with its 2009 rights offering and concurrent sale of securities. In addition, RBC’s parent company, Royal Bank of Canada, has extended financing to the Company in the past, including $17.5 million of a $90 million revolving credit facility in 2007, for which RBC acts as the lead arranger and administrative agent and is paid customary fees for such services, and financing commitments in connection with the financing of the 2008 potential acquisition of Bronco Drilling Company, Inc. through a $350 million bridge financing commitment (together with Goldman Sachs Credit Partners L.P.) and other related financing activities.

In light of RBC’s prior services to the Company, RBC anticipates that it may be selected by the Company and/or Parent to provide investment banking and financial advisory and/or financing services that may be required by the Company and/or Parent in the future, regardless of whether the Merger is successfully completed, for which RBC would expect to receive customary fees.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the latest draft of the Agreement provided to us on August 11, 2010 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent, respectively; (iii) we reviewed financial projections and forecasts of the Company prepared by the Company’s management, financial projections and forecasts of Parent prepared by Parent’s management, and forecasts of certain potential benefits of the Merger expected to be realized by the combined post-Merger company from the Merger prepared by the

RBC Capital Markets Corporation Three World Financial Center 200 Vesey Street New York, NY 10281-8098

Company’s management (collectively, the “Forecasts”); (iv) we conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company and Parent as standalone entities as well as the strategic rationale and potential benefits of the Merger; (v) we reviewed the reported prices and trading activity for Company Common Stock and Parent Common Shares; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we performed a valuation analysis of the Company as a standalone entity, using historical trading price, analyst research estimates, comparable company trading analysis, precedent transaction analysis and discounted cash flow analysis with respect to the Company; (ii) we performed a valuation analysis of Parent as a standalone entity, using historical trading price, analyst research estimates, comparable company trading analysis and discounted cash flow analysis with respect to Parent; (iii) we performed a relative valuation analysis of the Company as a standalone entity relative to Parent as a standalone entity, using historical trading price, analyst research estimates, comparable company trading analysis and discounted cash flow analysis, with respect to each of the Company and Parent; (iv) we performed a historical exchange ratio analysis of Company Common Stock relative to Parent Common Shares, using historical trading prices; (v) we performed a relative contribution analysis; and (vi) we reviewed the pro forma transaction impact on the pro forma company after the Merger and the stockholders of each of the Company and Parent.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was reviewed by us, including all of the financial, legal, tax, operating and other information provided to or discussed with us by or on behalf of the Company or Parent (including, without limitation, the financial statements and related notes thereto of each of the Company and Parent) and upon the assurances of the management of the Company and Parent that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, and we have not assumed responsibility for independently verifying, and have not independently verified, such information. We have assumed that all Forecasts prepared by or on behalf of the Company or Parent, as the case may be (including Forecasts with respect to certain potential benefits of the Merger expected to be realized from the Merger and the timing of their occurrence), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company or Parent (as the case may be), respectively, as standalone entities (or, in the case of the benefits of the Merger, as a combined company). We express no opinion as to any such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not

RBC Capital Markets Corporation Three World Financial Center 200 Vesey Street New York, NY 10281-8098

been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company or Parent.

In rendering our opinion, we have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger and the financing for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of the date or the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such party thereunder. We have assumed that the Parent Common Shares to be offered by Parent in the equity offering contemplated by the Agreement will be sold at a price per share equal to the closing price per share of Parent Common Shares on August 10, 2010 less applicable underwriting fees. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

In rendering our opinion, we have not considered any effects of any Excluded Shares or the holders of any Company Preferred Stock. We have assumed that each holder of shares of Company Preferred Stock shall receive consideration in the Merger equal to the consideration to be received by the holders of each share of the Company Common Stock in the Merger multiplied by the applicable rate of conversion of each share of Company Preferred Stock into shares of Company Common Stock.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not undertake any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which shares of Company Common Stock or Parent Common Shares have traded or will trade at any time, including following the announcement or consummation of the Merger, regardless of whether or not the Merger is consummated.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger. We express no opinion and make no recommendation to any stockholder of the Company or Parent or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the Merger, including any election that any stockholder of the Company may make regarding the form of Merger Consideration to receive in the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Board of Directors of the Company, and they may not be used for any other purpose without the prior written consent of RBC except as required by law. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, this opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC or this opinion must be in a form acceptable

RBC Capital Markets Corporation Three World Financial Center 200 Vesey Street New York, NY 10281-8098

to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

Our opinion does not address the underlying business decision by the Company to engage in the Merger or any other transaction related thereto or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

Our opinion addresses solely the fairness of the Merger Consideration to be received in the Merger, from a financial point of view, to the holders of Company Common Stock (other than Lime Rock and its affiliates). We express no opinion as to the allocation of the consideration or any form of the consideration among the various holders of Company Common Stock and/or Company Preferred Stock. Our opinion does not in any way address other terms or conditions of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement, nor does it address, and we express no opinion with respect to, the solvency of the Company or Parent or the impact thereon of the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we express no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party of the Merger, or class of such persons, relative to the Merger Consideration or otherwise.

Our opinion has been approved by RBC’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than Lime Rock and its affiliates).

Very truly yours,

RBC CAPITAL MARKETS CORPORATION

ANNEX F—DELAWARE GENERAL CORPORATION LAW SECTION 262

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX G—COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS OF SEAWELL

LIMITED

Seawell Limited

Index to Combined and Consolidated Financial Statements

Page
Combined and Consolidated Audited Financial Statements
Report of Independent Registered Public Accounting Firm	G-2
Combined and Consolidated Statement of Operations for the year ended December 31, 2007 and Consolidated Statements of Operations for the years ended December 31, 2008 and 2009	G-3
Consolidated Balance Sheets as of December 31, 2008 and December 31, 2009	G-4
Combined and Consolidated Statement of Cash Flows for the year ended December 31, 2007 and Consolidated Statement of Cash Flows for the years ended December 31, 2008 and 2009	G-5
Combined and Consolidated Statement of Comprehensive Income for the year ended December 31, 2007 and Consolidated Statement of Comprehensive Income for the years ended December 31, 2008 and 2009	G-7

Combined and Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2007 and Consolidated Statement of Changes in Shareholders’ Equity for the years ended December 31, 2008 and 2009

G-8
Notes to Combined and Consolidated Financial Statements for the year ended December 31, 2007 and Notes to Consolidated Financial Statement for the years ended December 31, 2008 and 2009	G-10

Unaudited Consolidated Financial Statements
Unaudited Consolidated Statements of Operations for the three months ended September 30, 2009 and 2010 and the nine months ended September 30, 2009 and 2010	G-47
Unaudited Consolidated Statements of Comprehensive Income for the three months ended September 30, 2009 and 2010 and the nine months ended September 30, 2009 and 2010	G-48
Unaudited Consolidated Balance Sheets as of December 31, 2009 and September 30, 2010	G-49
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2009 and 2010	G-50
Unaudited Consolidated Statement of Changes in Shareholders’ Equity for the nine months ended September 30, 2010	G-51
Notes to Unaudited Interim Financial Statements	G-52

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Seawell Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders’ equity present fairly, in all material respects, the financial position of Seawell Limited and its subsidiaries at December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Without qualifying our opinion, we draw attention to the fact that, as described on page G-10, the Seawell Ltd Group had not been operated as a separate entity prior to October 1, 2007. These combined and consolidated financial statements are therefore not indicative of results that would have occurred if the Seawell Ltd Group had been a separate stand-alone entity during the periods presented or of future results of the Seawell Ltd Group.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Stavanger, Norway

October 13, 2010

Seawell Limited

Combined and Consolidated Statement of Operations for the year ended December 31, 2007 and Consolidated Statements of Operations for the years ended December 31, 2008 and 2009

(In millions of NOK, except per share data)

	Year ended December 31, 2007 Combined and Consolidated	Year ended December 31, 2008 Consolidated	Year ended December 31, 2009 Consolidated
Operating revenues
Operating revenues	2,276.4	3,006.2	3,101.2
Reimbursables	451.7	618.5	723.6

Total operating revenues	2,728.1	3,624.7	3,824.8

Operating expenses
Operating expenses	1,896.3	2,538.8	2,538.3
Reimbursable expenses	439.0	600.9	692.5
Depreciation and amortization	53.6	107.4	131.6
General and administrative expenses	88.6	71.9	103.1

Total operating expenses	2,477.5	3,319.0	3,465.5

Operating income	250.6	305.7	359.3

Financial items
Interest income	22.1	25.3	5.6
Interest expenses	(33.7)	(148.3)	(95.5)
Other financial items	3.3	(39.0)	(34.4)

Total financial items	(8.3)	(162.0)	(124.3)

Income before income taxes	242.3	143.7	235.0

Income taxes	(67.8)	(24.7)	(60.6)

Net income	174.5	119.0	174.4

Net income attributable to the parent	175.9	122.5	176.2
Net income attributable to the non-controlling interest	(1.4)	(3.5)	(1.8)

Basic earnings per share (NOK)	2.07	1.14	1.60
Diluted earnings per share (NOK)	2.06	1.14	1.59

Weighted average number of shares outstanding
Basic	85,000,050	107,222,272	110,000,050
Diluted	85,371,574	107,222,272	110,567,792

See accompanying notes that are an integral part of these Combined and Consolidated Financial Statements.

Seawell Limited

Consolidated Balance Sheets as of December 31, 2008 and December 31, 2009

(In millions of NOK)

	December 31, 2008 Consolidated	December 31, 2009 Consolidated
ASSETS
Current assets
Cash and cash equivalents	224.1	236.7
Restricted cash (note 5)	64.4	51.8
Accounts receivables, net of allowance for doubtful accounts of NOK 4.6 and NOK 6.0	571.6	550.4
Other current assets	325.4	191.0
Total current assets	1,185.5	1,029.9
Non-current assets
Drilling equipment and other fixed assets	314.0	404.9
Asset under construction	160.2	167.0
Deferred income tax asset	19.0	9.3
Other intangible assets	159,2	135.7
Goodwill	1,605.2	1,589.8
Deferred charges	4.3	3.2

Total non-current assets	2,261.9	2,309.9
Total assets	3,447.4	3,339.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt	218.7	260.8
Other current liabilities	625.3	509.5
Amounts due to parent	170.8	191.1

Total current liabilities	1,014.8	961.4

Non-current liabilities
Subordinated loan from parent	581.2	613.6
Long-term interest bearing debt	1,237.1	987.7
Other non-current liabilities	226.3	149.8
Total non current liabilities	2,044.6	1,751.1
Commitments and contingencies
Shareholders’ equity
Common shares of par value $2.00 per share:
300,000,000 shares authorized
110,000,050 outstanding shares at December 31, 2009 (December, 31 2008: 110,000,050)	1,198.4	1,198.4
Additional paid in capital	156.3	163.3
Retained earnings	160.7	336.9
Accumulated other comprehensive income	(26.2)	30.3
Contributed deficit	(1,102.1)	(1,102.1)
Non-controlling interest	1.0	0.5
Total shareholders’ equity	388.1	627.3
Total liabilities and shareholders’ equity	3,447.4	3,339.8

See accompanying notes that are an integral part of these Consolidated Financial Statements.

Seawell Limited

Combined and Consolidated Statement of Cash Flows for the year ended December 31, 2007 and Consolidated Statement of Cash Flows for the years ended December 31, 2008 and 2009

(In millions of NOK)

	Year ended December 31, 2007 Combined and Consolidated	Year ended December 31, 2008 Consolidated	Year ended December 31, 2009 Consolidated
Cash Flows from Operating Activities
Net income	174.5	119.0	174.4
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53.6	107.4	131.6
Share-based compensation expenses	2.1	12.9	7.0
Change in pension cost	49.8	36.3	(19.3)
Gain on disposal of other investments	(10.6)	—	—
Deferred income taxes	(4.8)	(37.3)	(11.3)
Unrealized foreign currency gain (loss)	(2.6)	(7.0)	59.3
Change in deferred charges	—	—	1.1
Changes in other non current liabilities	—	—	5.4
Changes in working capital items:
Trade accounts receivable and other short-term receivables	(7.6)	(215.5)	170.6
Trade accounts payable and other short-term liabilities	73.4	200.2	(195.4)
Amounts due to parent	59.9	156.7	20.3

Net cash provided by operating activities	387.6	372.6	343.7

See accompanying notes that are an integral part of these Combined and Consolidated Financial Statements.

Seawell Limited

Combined and Consolidated Statement of Cash Flows for the year ended December 31, 2007 and Consolidated Statement of Cash Flows for the years ended December 31, 2008 and 2009

(In millions of NOK)

	Year ended December 31, 2007 Combined and Consolidated	Year ended December 31, 2008 Consolidated	Year ended December 31, 2009 Consolidated
Cash Flows from Investing Activities
Additions to drilling equipment	(96.9)	(105.3)	(138.9)
Additions to assets under construction		(160.2)	(12.0)
Sale of equipment	10.6	—	—
Acquisition of subsidiaries	(1,087.1)	(853.3)	(31.0)
Net change in restricted cash	(50.3)	(14.0)	12.6
Cash assumed in the purchase of subsidiaries	9.7	27.8	1.3

Net cash used in investing activities	(1,213.4)	(1,104.9)	(168.0)

Cash Flows from Financing Activities
Proceeds from long term debt	750.0	529.5	39.2
Proceeds from short term debt	75.0	210.0	—
Distribution to shareholders	(205.3)	—	—
Repayment of short term debt	—	(75.0)	(210)
Repayment of long term debt	—	—	(23.1)
Debt fees paid	(5.6)	—	(0.2)
Proceeds from issuance of equity	275.0	195.0	—
Issuance cost in connection with issuance of equity	(9.0)	(3.4)	—

Net cash provided by (used in) financing activities	880.1	856.0	(194.1)

Effect of exchange rate changes on cash and cash equivalents	(1.0)	(31.8)	31.0
Net increase in cash and cash equivalents	53.3	91.9	12.6
Cash and cash equivalents at beginning of the period	78.9	132.2	224.1

Cash and cash equivalents at the end of the period	132.2	224.1	236.7

Interest paid	—	(71.9)	(60.9)
Taxes paid	(30.6)	(83.4)	(68.3)

See accompanying notes that are an integral part of these Combined and Consolidated Financial Statements.

Seawell Limited

Combined and Consolidated Statement of Comprehensive Income for the year ended December 31, 2007 and Consolidated Statement of Comprehensive Income for the years ended December 31, 2008 and 2009

(In millions of NOK)

	Year ended December 31, 2007 Combined and Consolidated	Year ended December 31, 2008 Consolidated	Year ended December 31, 2009 Consolidated
Net income (loss)	174.5	119.0	174.4
Change in unrealized loss/gain related to pension	14.8	(7.0)	45.1
Change in unrealized foreign exchange differences	(12.3)	(19.8)	13.5
Interest swap gain (loss)	—	—	(2.1)

Total comprehensive Income (net of tax)	177.2	92.2	230.9
Comprehensive income attributable to the parent	178.6	95.7	232.7
Comprehensive income attributable to the non controlling interest	(1.4)	(3.5)	(1.8)

	Pension – unrecognized gains/losses	Change in unrealized foreign exchange differences	Other comprehensive gains/losses	Total
Balance at December 31, 2006	(19.1)	(1.8)	—	(20.9)
Net change in gains and losses and prior service cost	11.1	—	—	11.1
Foreign exchange differences	—	(9.2)	—	(9.2)
Transfer in connection with purchase of Well Services companies from Seadrill	8.0	11.0	—	19.0
Balance	—	—	—	—

Net change in gains and losses and prior service cost	3.7	—	—	3.7
Foreign exchange differences	—	(3.1)	—	(3.1)
Balance at December 31, 2007	3.7	(3.1)	—	0.6
Net change in gains and losses and prior service cost	(7.0)	—	—	(7.0)
Foreign exchange differences	—	(19.8)	—	(19.8)
Balance at December 31, 2008	(3.3)	(22.9)	—	(26.2)
Net change in gains and losses and prior service cost	45.1	—	—	45.1
Interest swap gain (loss)	—	—	(2.1)	(2.1)
Foreign exchange differences	—	13.5	—	13.5
Balance at December 31, 2009	41.8	(9.4)	(2.1)	30.3

See accompanying notes that are an integral part of these Combined and Consolidated Financial Statements.

Seawell Limited

Combined and Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2007 and Consolidated Statement of Changes in Shareholders’ Equity for the years ended December 31, 2008 and 2009

(In millions of NOK)

	Share capital	Additional paid in capital	Accumulated other comprehensive income	Retained earnings	Contributed Deficit		Non- Controlling interest	Total share- holders’ equity
Combined Balance at December 31, 2006	—	—	(20.9)	—	1,354.5		—	1,333.6
Profit for the combined period (Jan 1 to Sept 30)	—	—	—	—	137.7		—	137.7
Translation adjustment	—	—	(9.2)	—	—		—	(9.2)
Pension—unrecognized gain/losses	—	—	11.1	—	—		—	11.1
Distribution to shareholder	—	—	—	—	(162.2	)(1)	—	(162.2)
Balance at September 30, 2007	—	—	(19.0)	—	1,330.0		—	1,311.0

Incorporation Seawell Ltd August 31, 2007 (50 shares at 2$ each)	—	—	—	—	—		—	—
Transfers in connection with purchase of Well Service companies from Seadrill	—	—	19.0	—	(19.0)		—	—
Issued shares September 2007, net of issuance costs of NOK 9	1,098.4	49.7	—	—	—		—	1,148.1
Purchase of Well Service companies from Seadrill	—	—	—	—	(2,413.1)		—	(2,413.1)
Share based compensation plans	—	2.1	—	—	—		—	2.1
Pension—unrecognized gain (loss)	—	—	3.7	—	—		—	3.7
Translation adjustment	—	—	(3.1)	—	—		—	(3.1)
Purchase of Wellbore	—	—	—	—	—		5.9	5.9
Net income	—	—	—	38.2	—		(1.4)	36.8

Consolidated Balance at December 31, 2007	1,098.4	51.8	0.6	38.2	(1,102.1)		4.5	91.4

Issued shares April 2008, net of issuance cost of NOK 3.4	100.0	91.6	—	—	—		—	191.6
Translation adjustment	—	—	(19.8)	—	—		—	(19.8)
Pension—unrecognized gain (loss)	—	—	(7.0)	—	—		—	(7.0)
Options issued	—	12.9	—	—	—		—	12.9
Net income	—	—	—	122.5	—		(3.5)	119.0

Consolidated Balance at December 31, 2008	1,198.4	156.3	(26.2)	160.7	(1,102.1)		1.0	388.1

Translation adjustment	—	—	13.5	—	—		—	13.5
Interest swap gain (loss)	—	—	(2.1)	—	—		—	(2.1)
Pension—unrecognized gain (loss)	—	—	45.1	—	—		—	45.1
Options issued	—	7.0	—	—	—		—	7.0
Share issue	—	—	—	—	—		1.3	1.3
Net income	—	—	—	176.2	—		(1.8)	174.4

Seawell Limited

Combined and Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2007 and Consolidated Statement of Changes in Shareholders’ Equity for the years ended December 31, 2008 and 2009—(Continued)

(In millions of NOK)

	Share capital	Additional paid in capital	Accumulated other comprehensive income	Retained earnings	Contributed Deficit	Non- Controlling interest	Total share- holders’ equity
Consolidated Balance at December 31, 2008	1,198.4	156.3	(26.2)	160.7	(1,102.1)	1.0	388.1
Translation adjustment	—	—	13.5	—	—	—	13.5
Interest swap gain (loss)	—	—	(2.1)	—	—	—	(2.1)
Pension—unrecognized gain (loss)	—	—	45.1	—	—	—	45.1
Options issued	—	7.0	—	—	—	—	7.0
Share issue	—	—	—	—	—	1.3	1.3
Net income	—	—	—	176.2	—	(1.8)	174.4

Consolidated Balance at December 31, 2009	1,198.4	163.3	30.3	336.9	(1,102.1)	0.5	627.3

(1)	The distribution to shareholder of NOK 162.2 recorded in 2007 represents a deemed dividend to the Company’s majority shareholder recorded prior to the acquisition of Seadrill Well Services and pertains to 2006 earnings.
(2)	Other equity of NOK 1,102.1 million represents the difference between consideration paid and net assets assumed on the acquisition of Seadrill Well Services division in 2007.

See accompanying notes that are an integral part of these Combined and Consolidated Financial Statements.

Notes to Combined and Consolidated Financial Statements for the year ended

December 31, 2007 and Notes to Combined Financial Statements for the years ended

December 31, 2008 and 2009

Note 1—General information

Seawell Limited (the “Company” or “Seawell”) is a global oilfield service company providing drilling services and well services, including platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technology. The company employs approximately 2,600 skilled and experienced people.

Seawell was incorporated in Bermuda on August 31, 2007 as a wholly owned subsidiary of Seadrill Limited (“Seadrill”). Seawell together with its wholly owned subsidiary, Seawell Holding UK acquired the shares in the entities comprising Seadrill’s Well Service division on October 1, 2007. The consideration for the shares was NOK 2,413.1 million and has been accounted for as a common control transaction. As of December 31, 2009 Seawell was owned 73.79% by Seadrill.

The Company has entered into an agreement with the Norwegian Stock Broker Association which provides an OTC (Over the Counter) market place for Seawell shares.

As used herein, unless otherwise required by the context, the term “Seawell” refers to Seawell Limited and the terms “Company”, “we”, “Group”, “our” and words of similar import refer to Seawell and its consolidated subsidiaries for the periods that are consolidated and the combined group for the period that are combined. The use herein of such terms as group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

Basis of presentation

The financial statements are presented in accordance with generally accepted accounting principles in the United States of America (US GAAP). The amounts are presented in Norwegian krone rounded to the nearest hundred thousand, unless otherwise stated.

The accompanying consolidated financial statements present the financial position of Seawell Limited and its consolidated subsidiaries. Investments in companies in which the Company directly or indirectly holds more than 50 per cent of the voting control are consolidated in the financial statements, as well as Wellbore Solutions AS which is owned 42.6% at December 31, 2009, but is consolidated as Seawell is considered to have control over the company through a shareholder agreement which gives Seawell the power to vote for 50.1% of the shares.

For historical comparison, the report represents the combined financial statements of Seadrill’s Well Service division, “Seawell combined” which represent the period from January 1, 2007 to September 30, 2007.

In accordance with US GAAP, Seawell’s acquisition of the Noble Corporation North Sea Platform division (“Noble”), Peak Well Solutions AS (“Peak”) and TecWel AS (“TecWel”) in 2008 have been accounted for as purchases in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (currently Accounting Standards Codification (ASC) Topic 805 Business Combinations). The fair value of the assets acquired and liabilities assumed were included in the Company’s consolidated financial statements beginning on the date when control was achieved.

The accompanying consolidated and combined and consolidated financial statements present the financial position of Seawell Limited (referred to as the “Company” or “Seawell”). The accounting policies set out below have been applied consistently to all periods in these consolidated financial statements.

Basis of combination and consolidation

Seawell Limited combined and consolidated:

The combined and consolidated financial statements include the financial statements of Seawell AS (previously Seadrill Well Service AS), Seawell Management Services Ltd (UK) (previously Seadrill Management Services Ltd (UK)), Seawell Ltd (UK) (Previously Seadrill Ltd (UK)), Seawell Offshore Denmark AS (DK) (Previously Seadrill Offshore Denmark (DK)) and Seadrill Services Ltd (Hong Kong). These entities represented Seadrill’s well services division prior to its transfer to Seawell. These financial statements are referred to herein as “Seawell combined”. Intercompany transactions and balances between “Seawell combined” companies are eliminated.

During 2010 the Company has identified certain errors in the 2007 cash flow statement in which the Company presented cash flows on a gross basis for the assets acquired, and consideration paid for, the acquisition of Seadrill Well Services, although a portion of this transaction was non-cash in nature. As a result, the Company has changed the classification of the affected cash flow items to a net basis to represent actual cash paid and assumed. This error had no impact on total cash flows nor on the balance sheet or statement of operations presented.

The Company has assessed the materiality of this item on the year ended December 31, 2007 in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that the error was not material. However, in accordance with SAB No. 108, the Company has elected to revise its 2007 cash flows as follows:

	As reported	Adjustment	As revised
Cash flows from investing activities:
Acquisition of subsidiaries	(2,438.1)	1,351.0	(1,087.1)
Total investing cash flows	(2,564.4)	1,351.0	(1,213.4)

Cash flows from financing activities:
Proceeds from long-term debt	1,218.9	(468.9)	750.0
Proceeds from issuance of equity	1,157.1	(882.1)	275.0
Total financing cash flows	2,231.1	(1,351.0)	880.1

Seawell consolidated:

The consolidated financial statements include controlled entities, which for the Company are those where its voting interests exceed 50 percent or the Company otherwise considers that it controls an entity. Wellbore Solutions AS which is owned 42.6% at December 31, 2009, is consolidated as Seawell is considered to have control over the company through a shareholder agreement which gives Seawell the power to vote for 50.1% of the shares. Intercompany transactions and internal sales have been eliminated on consolidation.

Note 2—Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.

Revenue recognition

The Company recognizes revenue for services and products when purchase orders, contracts or other persuasive evidence of an arrangement with the customer exist, the price is fixed or determinable, collectability is reasonable assured and services have been performed. Revenue from contract services performed on an hourly, daily or monthly rate basis is recognized as the service is performed.

All known or anticipated losses on contracts are provided for when they become evident.

Reimbursements for the purchase of supplies, equipment, personnel services and other services provided at the request of the Company’s customers in accordance with a contract or agreement are recorded as revenue when incurred. The related costs are recorded as reimbursable expenses when incurred.

Repairs and maintenance

Costs for repairs and maintenance activities are included in operating expenses and expensed when the repairs and maintenance take place.

Foreign currencies

The Company’s functional currency is the Norwegian krone (NOK) as the majority of revenues are received in NOK and a majority of the Company’s expenditures and financing are in NOK.

Most of the Company’s subsidiaries have functional currency in NOK. For subsidiaries that have functional currencies other than NOK, the Company uses the current method of translation whereby the statements of operations are translated using the average exchange rate for the month and the assets and liabilities are translated using the year end exchange rate. Foreign currency translation gains or losses are recorded as a separate component of other comprehensive income in shareholders’ equity.

Transactions in foreign currencies during the year are translated into functional currency at the specific entity at the rates of exchange in effect at the date of the transaction. Foreign currency monetary assets and liabilities are translated using rates of exchange at the balance sheet date. Foreign currency non-monetary assets and liabilities are translated using historical rates of exchange. Foreign currency transaction gains or losses are included in the consolidated statements of operations.

Current and non-current classification

Receivables and liabilities are classified as current assets and liabilities respectively, if their maturity is within one year of the balance sheet date. Receivables and liabilities not maturing within one year are classified as long-term assets and long-term liabilities respectively.

Cash and cash equivalents

Cash and cash equivalents consist of cash, demand deposits and highly liquid financial instruments purchased with maturity of three months or less, and exclude restricted cash.

Restricted cash

Restricted cash consists of bank deposits arising from advance employee tax withholdings.

Receivables

Receivables, including accounts receivables and unbilled revenue, are recorded in the balance sheet at their full amount less allowance for doubtful receivables. The Company establishes reserves for doubtful receivables on a case-by-case basis. In establishing these reserves, the Company considers changes in the financial position of the customer. Uncollectible trade accounts receivables are written off when a settlement is reached for an amount that is less than the outstanding historical balance.

Drilling equipment and other fixed assets

Drilling equipment and other fixed assets are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of the Company’s drilling equipment ranges from 3 years to 8 years, and 3 years to 10 years for other fixed assets. Seawell evaluates the remaining useful life of its drilling equipment and other fixed assets on a periodic basis to determine whether events and circumstances warrant a revision

Cost of property and equipment sold or retired, with the related accumulated depreciation and write-downs are removed from the balance sheet, and resulting gains or losses are included in the consolidated statement of operations.

Asset under construction

The carrying value of asset under construction (“Newbuildings”) represents the accumulated costs at the balance sheet date. Cost components include payments for installments and variation orders, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.

Intangible assets

Intangible assets are recorded at historical cost less accumulated amortization. The cost of these assets is amortized on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of the Company’s intangible asset ranges from 4 years to 10 years. Seawell evaluates the remaining useful life of its intangible assets on a periodic basis to determine whether events and circumstances warrant a revision of the remaining amortization period.

Capitalized interest

Interest expenses are capitalized during construction of newbuildings based on accumulated expenditures for the applicable project at the Company’s current rate of borrowing. The amount of interest expense capitalized in an accounting period shall be determined by applying an interest rate (“the capitalization rate”) to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period shall be based on the rates applicable to borrowings outstanding during the period. The Company does not capitalize amounts beyond the actual interest expense incurred in the period.

If the Company’s financing plans associate a specific new borrowing with a qualifying asset, the Company uses the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate to be applied to such excess shall be a weighted average of the rates applicable to other borrowings of the Company.

Goodwill

The Company allocates the cost of acquired businesses to the identifiable tangible and intangible assets and liabilities acquired, with any remaining amount being capitalized as goodwill. Goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. The Company has determined that its reporting units are the same as the operating segments for the purpose of allocating goodwill and the subsequent testing of goodwill for impairment. The goodwill impairment test requires the Company to compare the fair value of its reporting units to their carrying value. In the event that the fair value is less than carrying value, the Company must perform an exercise similar to a purchase price allocation in a business combination in order to determine the amount of the impairment charge.

The Company performs our annual test of goodwill impairment as of December 31 for each reporting segment, based on a discounted cash flow model. When testing for impairment we have used expected future cash flows using contract day rates during the contract periods. For periods after expiry of the contract periods, day rates have been forecasted based on estimates regarding future market conditions, including zero escalation of day rates. The estimated future cash flows have been calculated based on remaining asset lives. The estimated cash flows have been discounted using a weighted average cost of capital (“WACC”). We had no impairment of goodwill for the years ended December 31, 2009, 2008 and 2007 as the net present value of the estimated future cash flows justify the book value of goodwill. We have also performed sensitivity analysis using different scenarios regarding future cash flows, remaining asset lives and discount rates showing acceptable tolerance to changes in underlying assumptions in the impairment model before changes in assumptions would result in impairment.

Impairment of long-lived assets, including fixed asset and intangible asset

The carrying values of long-lived assets that are held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposal. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Research and Development

All research and development expenditures are expensed as incurred. In process research and development acquired, that meets the definition of an intangible asset and where fair value can be measured reliably, is immediately expensed for historical acquisitions performed prior to the provisions of SFAS 141R ( now ASC 805, ‘Business Combinations’). For acquired in-process R&D in the future, amounts that meet the definition of an intangible asset will be capitalized and amortized.

Defined benefit pension plans

The Company has several defined benefit plans which provide retirement, death and termination benefits. The Company’s net obligation is calculated separately for each plan by estimating the amount of the future benefit that employees have earned in return for their cumulative service.

The projected future benefit obligation is discounted to its present value, and the fair value of any plan assets is deducted. The discount rate is the market yield at the balance sheet date on government bonds in the currency and based on terms consistent with the post-employment benefit obligations. The retirement benefits are generally a function of years of employment and amount of compensation. The plans are primarily funded through payments to insurance companies. The Company records its pension costs in the period during which the services are rendered by the employees. Actuarial gains and losses are recognized in the income statement when the net cumulative unrecognized actuarial gains or losses for each individual plan at the end of the previous reporting year exceed 10% of the higher of the present value of the defined benefit obligation and the fair value of plan assets at that date. These gains and losses are recognized over the expected remaining working lives of the employees participating in the plans. Otherwise, recognition of actuarial gains and losses is not recognized in the income statement. On December 31, 2006, the Company adopted amended recognition and disclosures provisions, which requires the recognition of the funded status of the plan in the balance sheet with a corresponding adjustment to accumulated other comprehensive income. The adjustment to other comprehensive income represents the net unrecognized actuarial losses and unrecognized prior service costs, all of which were previously netted against the plans’ funded status on the balance sheet. These amounts will continue to be recognized as net periodic pension cost pursuant to our historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income.

Income taxes

Seawell Limited is a Bermuda company. Under current Bermuda law, Seawell is not required to pay taxes in Bermuda on either income or capital gains. The Company has received written assurance from the Minister of Finance in Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda that, in the event of any such taxes being imposed, the Company will be exempted from taxation until March 28, 2016. Certain of its subsidiaries operate in other jurisdictions where taxes are imposed, mainly Norway and the UK. Consequently income taxes have been provided in respect of taxes in such jurisdictions.

Significant judgment is involved in determining the Group-wide provision for income taxes. There are certain transactions for which the ultimate tax determination is unclear due to uncertainty in the ordinary course of business. The Group recognizes tax liabilities based on estimates of whether additional taxes will be due.

Income tax expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules. Deferred tax assets and liabilities are based on temporary differences that arise between the carrying values for financial reporting purposes and the amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilized. The amount of deferred tax provided is based upon the expected manner of settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted or substantially enacted.

Earnings per share

Basic earnings per share (“EPS”) is calculated based on the income for the period available to common stockholders divided by the weighted average number of shares outstanding for basic EPS for the period. Diluted EPS includes the effect of the assumed conversion of potentially dilutive instruments which for the Company includes share options. The determination of dilutive earnings per share requires the Company to potentially make certain adjustments to net income and to the weighted average shares outstanding used to compute basic earnings per share unless anti-dilutive.

Deferred charges

Loan related costs, including debt arrangement fees, are capitalized and amortized over the tenor of the related loan using the straight-line method, which approximates the interest method. Amortization of loan related costs is included in interest expense.

Share-based compensation

The Company has established an employee share ownership plan under which employees, directors and officers of the Group may be allocated options to subscribe for new shares in Seawell Limited.

Compensation cost for stock options is recognized as an expense over the service period based on the fair value of the options granted.

The fair value of the share options issued under the Company’s employee share option plans is determined at grant date taking into account the terms and conditions upon which the options are granted, and using a valuation technique that is consistent with generally accepted valuation methodologies for pricing financial instruments, and that incorporates all factors and assumptions that knowledgeable, willing market participants would consider in determining fair value. The fair value of the share options is recognized as personnel expenses with a corresponding increase in equity over the period during which the employees become unconditionally entitled to the options. Compensation cost is initially recognized based upon options expected to vest with appropriate adjustments to reflect actual forfeitures. National insurance contributions arising from such incentive programs are expensed when the options are exercised.

Financial Instruments

The Company enters into interest rate swaps in order to manage floating interest rates on debt. The Company’s interest-rate swap agreements are recorded at fair value in the balance sheet. A hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability may be designated as a cash flow hedge.

When the interest swap qualifies for hedge accounting the Company formally designates the swap instrument as a hedge of cash flows to be paid on the underlying loan, and when the hedge is effective, the change in the fair value of the swap each period are recognized in the “Accumulated other comprehensive loss” line of the Consolidated Balance Sheet. Any ineffective portions of the hedges are charged to the income statement and presented separately within financial items. Changes in the fair value of interest-rate swaps are otherwise recorded as a gain or loss in a separate line item within financial items in the statement of operations where those hedges are not designated as cash flow hedges.

Provisions

A provision is recognized in the balance sheet when the Company has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate of the amount can be made. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first—in, first—out (“FIFO”) method or the average cost method, which approximates FIFO. Inventory is included within the balance sheet line item ‘Other current assets’.

Segment reporting

A segment is a distinguishable component of the Company that is engaged in business activities from which it earns revenues and incur expenses whose operating results are regularly reviewed by the chief operating decision maker, in which is subject to risks and rewards that are different from those of other segments. The Company has identified two reportable industry segments; drilling services and well services. The Company provides services geographically to the North Sea (UK, Norwegian and Danish sector) but views this as one geographical area.

Related party transactions

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are subject to common control or common significant influence. All transactions between the related parties are based on the principle of arm’s length (estimated market value).

Recently issued accounting pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued new statements affecting the way companies account for future business combinations and noncontrolling interests. This requires, amongst other changes, recognition of subsequent changes in the fair value of contingent consideration in the Statement of Operations rather than against Goodwill, and transaction costs to be recognized immediately in the Statement of Operations. The guidance clarifies the classification of noncontrolling interests in consolidated balance sheets and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. In particular the noncontrolling interest in subsidiaries should be presented in the consolidated balance sheet within equity, but separate from the parent’s equity. Similarly the amount of net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the consolidated statement of income. This new guidance is effective for transactions completed in fiscal years beginning after December 15, 2008. Adoption of these Statements by the Company in the financial statements beginning January 1, 2009 did not have a material effect on the Company’s consolidated financial statements except that noncontrolling interests is classified as a component of equity.

In April 2009, the FASB issued new guidance which provides additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset. The guidance is effective for interim and annual periods ending after June 15, 2009. Adoption of this FSP did not have a material effect on our consolidated financial statements.

In May 2009, the FASB issued new guidance on management’s assessment of subsequent events. The guidance clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or are available to be issued.” Management must perform its assessment for both interim and annual financial reporting periods. The new guidance is effective prospectively for interim and annual periods ending after June 15, 2009. Adoption of the Statement did not have a material effect on the Company’s consolidated financial statements. In February 2010, the FASB amended the subsequent events guidance issued in May 2009 to remove the requirement for SEC filers to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The amendment is effective upon issuance. The adoption of this guidance did not have a material effect on our consolidated financial condition or results of operations.

In June 2009, the FASB issued amended guidance requiring companies to qualitatively assess the determination of the primary beneficiary of a variable-interest entities (“VIEs”) based on whether the entity (1) has the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. It also requires additional disclosures for any enterprise that holds a variable interest in a VIE. The new accounting and disclosure requirements become effective for the Company from January 1, 2010. The adoption of this amended guidance did not have a material effect on the Company’s consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that amends earlier guidance addressing the accounting for contractual arrangements in which an entity provides multiple products or services (deliverables) to a customer. The amendments address the unit of accounting for arrangements involving multiple deliverables and how arrangement consideration should be allocated to the separate units of accounting, when applicable, by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The amendments also require that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The guidance is effective for fiscal years beginning on or after June 15, 2010, with earlier application permitted. We are currently evaluating the effects that the guidance may have on our financial statements.

In January 2010, the FASB issued authoritative guidance that changes the disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. We adopted the guidance in the first quarter 2010, which did not have an impact on our financial position, results of operations or cash flows.

In February 2010, the FASB amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements in the first quarter 2010. The adoption of this guidance did not have an impact on our financial statements.

Note 3—Segment information

The Company provides drilling services and well services, including platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technology to the offshore oil and gas industry. Seawell’s reportable segments consist of the primary services it provides. Although Seawell’s segments are generally influenced by the same economic factors, each represents a distinct service to the oil and gas industry. There have not been any intersegment sales during the periods presented. Segment results are evaluated based on operating income. The accounting principles for the segments are the same as for the Company’s combined and consolidated financial statements. Indirect general and administrative expenses are allocated to each segment based on estimated use.

The split of our organization and aggregation of our business into two segments was based on differences in management structure and reporting, economic characteristics, customer base, asset class and contract structure. As of December 31, 2009, the Company operates in the following two segments:

•	Drilling Services: The Company performs platform drilling, drilling facility engineering and modular rig activities on several fixed installations in the North Sea.

•

Well Services: The Company performs various well intervention and oilfield technology services, including but not limited to conveying of logging, perforation, zonal isolation, well clean up, leak detection services and fishing.

Revenues from external customers

(In millions of NOK)	2007	2008	2009
Drilling Services	2,309.2	3,053.2	3,199.4
Well Services	418.9	571.5	625.4

Total	2,728.1	3,624.7	3,824.8

Depreciation and amortization

(In millions of NOK)	2007	2008	2009
Drilling Services	25.9	42.8	53.7
Well Services	27.7	64.6	77.9

Total	53.6	107.4	131.6

Operating income (loss)—net income (loss)

(In millions of NOK)	2007	2008	2009
Drilling Services	190.4	224.7	284.6
Well Services	60.2	81.0	74.7

Operating income (loss)	250.6	305.7	359.3
Unallocated items:
Total financial items	(8.3)	(162.0)	(124.3)
Income taxes	(67.8)	(24.7)	(60.6)
Non-controlling interest	1.4	3.5	1.8

Net income attributable to the parent (loss)	175.9	122.5	176.2

Total assets

(In millions of NOK)	2008	2009
Drilling Services	2,098.8	1,924.5
Well Services	1,354.6	1,415.3

Total	3,447.4	3,339.8

Total goodwill

(In millions of NOK)	Drilling Services	Well Services	Total
Seadrill’s purchase of Smedvig	650.1	354.8	1,004.9
Balance at December 31, 2006	650.1	354.8	1,004.9

Acquisition of Wellbore Solutions AS	—	15.2	15.2
Balance at December 31, 2007	650.1	370.0	1,020.1

Acquisition of Noble Corporation’s North Sea Platform Division	156.5	—	156.5
Acquisition of Peak Well Solutions AS	—	309.4	309.4
Acquisition of TecWel AS	—	119.1	119.1
Balance at December 31, 2008	806.6	798.5	1,605.1

Adjustment of purchase price Peak Well Solutions AS	—	(2.3)	(2.3)
Exchange rate fluctuations on goodwill measured in foreign currency	(13.0)	—	(13.0)

Balance at December 31, 2009	793.6	796.2	1,589.8

Capital expenditures—fixed assets

(In millions of NOK)	2007	2008	2009
Drilling Services	26.8	207.5	121.2
Well Services	70.1	58.0	74.6

Total	96.9	265.5	195.8

Geographic information by country

Revenue

(In millions of NOK)	2007	2008	2009
Norway	2,171.3	2,599.2	2,745.8
United Kingdom	539.5	967.3	930.4
Other	17.3	58.2	148.6

Total	2,728.1	3,624.7	3,824.8

The Company’s basis for attributing revenues from external customers to individual countries is based on the locations where the operational activities take place.

Long lived assets

(In millions of NOK)	2008	2009
Norway	2,825.3	2,744.1
United Kingdom	408.4	333.6
Other	213.7	262.1

Total	3,447.4	3,339.8

Note 4—Other financial items

(In millions of NOK)	2007	2008	2009
Foreign exchange differences	(3.3)	(39)	(34.4)

Note 5—Taxes

The income taxes consist of the follows:

(In millions of NOK)	2007	2008	2009
Current tax expense:
Bermuda	—	—	—
Foreign	72.6	62.0	71.9
Deferred tax expense:
Bermuda	—	—	—
Foreign	(4.8)	(37.3)	(11.3)

Total provision	67.8	24.7	60.6

The income taxes for the period ended December 31, 2009 differed from the amount computed by applying the statutory income tax rate of 0% as follows:

(In millions of NOK)	2007	2008	2009
Income taxes at statutory rate	—	—	—

Income taxes related to other countries
Norway	55.1	12.3	48.0
United Kingdom	12.3	13.2	11.1
Other	0.4	(0.8)	1.5

Total	67.8	24.7	60.6

In the consolidated financial statements for 2009 the Company has recognized NOK 7.1 million as general and administrative expenses related to stock options (NOK 12.9 million in 2008), which is not deductible for tax purposes.

The Company’s operations in the United Kingdom, United States, Brazil, Norway and Denmark are taxable.

Deferred Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The net deferred tax assets (liabilities) consist of the following:

Deferred Tax Assets:

(In millions of NOK)	December 31, 2008	December 31, 2009
Pension	57.8	34.9
Tax loss carry forward	13.6	19.5
Provisions	16.2	17.6
Other	—	—
Gross deferred tax asset	87.6	72.0

The loss of NOK 19.5 million originates in the United States, (NOK 2.6 million), and the United Kingdom, (NOK 16.9 million). The losses expire in 20 years in the United States, and are indefinite in the United Kingdom.

Deferred Tax Liability:

(In millions of NOK)	December 31, 2008	December 31, 2009
Drilling equipment and other fixed assets	3.2	4.6
Deferred tax on excess values	55.3	47.3
Other	6.2	3.9
Gross deferred tax liability	64.7	55.8
Net deferred tax asset	22.9	16.2

Included in Gross deferred tax liability for 2009 there is NOK 33.4 million related to surplus value recognized in the purchase price allocations of purchase of Noble Corporation’s North Sea Platform Division, Peak Well Solutions AS and TecWel AS.

Deferred taxes are classified as follows:

(In millions of NOK)	December 31, 2008	December 31, 2009
Short-term deferred tax asset	3.9	6.9
Long-term deferred tax asset	19.0	9.3
Short-term deferred tax liability	—	—
Long-term deferred tax liability	—	—
Net deferred tax asset	22.9	16.2

At December 31, 2009, 2008 and 2007 the company performed an analysis for uncertain tax positions in the various jurisdictions in which the Company operates, in accordance with ASC Topic 740 Income Taxes. The Company believes that no provision for tax exposures is required.

The parent company, Seawell Limited, is headquartered and incorporated in Bermuda which is a non-taxable jurisdiction. Other jurisdictions in which the Company and its subsidiaries operate are taxable based on rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it may have an overall loss at the consolidated level.

The following table summarizes the earliest tax years that remain subject to examination by the major taxable jurisdictions in which the Company operates:

Jurisdiction	Earliest Open Year
Norway	2008
United Kingdom	2008

Note 6—Earnings per share

The components of the numerator for the calculation of basic EPS and diluted EPS for net income from continuing operations and net income are shown below.

The components of the denominator for the calculation of basic EPS and diluted EPS are as follows:

	Net income allocated to majority shareholders	Weighted average shares outstanding	Earnings per share (in NOK)
2007
Earnings per share	175.9	85,000,050	2.07
Effect of dilution:
Options		371,524

Diluted earnings per share		85,371,524	2.06

	Net income allocated to majority shareholders	Weighted average shares outstanding	Earnings per share (in NOK)
2008
Earnings per share	122.5	107,222,272	1.14
Effect of dilution:
Options, not in the money		—

Diluted earnings per share		107,222,272	1.14

	Net income allocated to majority shareholders	Weighted average shares outstanding	Earnings per share (in NOK)
2009
Earnings per share	176.2	110,000,050	1.60
Effect of dilution:
Options, in the money		567,792

Diluted earnings per share		110,567,792	1.59

The computation of basic EPS for the combined and consolidated financial statements for 2007 is based on the number of shares issued to Seadrill upon the Company’s formation for the full year and issuance of shares to new investors in connection with private placement transactions were treated prospectively from the issuance date.

The Company does not have securities that could potentially dilute EPS in the future that are not included in the computation of diluted EPS.

Note 7—Restricted cash

Restricted cash of NOK 51.8 million at December 31, 2009 (NOK 64.4 million at December 31, 2008) are bank deposits arising from advance employee tax withholdings.

Note 8—Receivables, net

Accounts receivables are presented net of allowances for doubtful accounts receivables as follows:

(In millions of NOK)	December 31, 2008	December 31, 2009
Accounts receivables gross	576.6	554.9
Allowance for doubtful receivable	5.0	4.5

Accounts receivables net	571.6	550.4

Bad debt expense for 2009 and 2008 was NOK (0.5) million and 5 million, respectively.

Note 9—Other current assets

Other current assets include:

(In millions of NOK)	December 31, 2008	December 31, 2009
Unbilled revenue	165.9	31.3
Prepaid expenses	73.6	50.3
Inventory	20.4	21.5
VAT receivable	25.5	17.4
Deferred tax assets	3.9	6.9
Other short term receivables	36.1	63.6

Total other current assets	325.4	191.0

Other short term receivables are interest free.

Note 10—Drilling equipment and other fixed assets and Assets under construction

The following table discloses cost and accumulated depreciation of the Company’s operating drilling units and other fixed assets:

(In millions of NOK)	December 31, 2008	December 31, 2009
Drilling equipment:
Cost	570.6	622.6
Accumulated depreciation and amortization	(325.9)	(394.5)

Net book value drilling equipment	244.7	228.1

Depreciation and amortization for the period	61.4	68.6

(In millions of NOK)	December 31, 2008	December 31, 2009
Other fixed assets:
Cost—Office equipment, furniture, fittings and motor vehicles	91.8	259.6
Accumulated depreciation and amortization	(22.5)	(82.8)

Net book value	69.3	176.8

Depreciation and amortization for the period	15.5	29.4

Total Drilling equipment and other fixed assets	314.0	404.9

In February 2008, Seawell ordered a modularized drilling rig (Well Service Unit).The estimated capital expenditure for the unit is some EUR 32 million (NOK 265 million).

(In millions of NOK)	December 31, 2008	December 31, 2009
Asset under construction—Modular Rig:
Cost	160.2	167.0
Accumulated depreciation and amortization	—	—

Net book value	160.2	167.0

Depreciation and amortization for the period	—	—

Included in capitalized cost of asset under construction are interest expenses and loan related cost of NOK 5.3 million for the year ended December 31, 2009 (NOK 2.9 million for the year ended December 31, 2008).

Note 11—Intangible assets

The following table discloses the Company’s intangible assets:

(In millions of NOK)	December 31, 2008	December 31, 2009
Intangible assets
Cost	174.9	174.9
Accumulated depreciation and amortization	(15.7)	(39.2)

Net book value	159.2	135.7

Depreciation and amortization for the period	15.7	23.5

The cost at December 31, 2009 of NOK 174.9 million consists of identified technology of NOK 84.6 million , and customer relationships of NOK 90.3 million The remaining average amortization period as of December 31, 2009 for the intangible assets is 83 months. (97 months for technology and 72 months for customer relationship).

Future amortization of intangible asset as of December 31, 2009 is as follows:

(In millions of NOK)	2010	2011	2012	2013	2014 and thereafter
Intangible assets
Customer relationship	15.5	15.5	7.4	4.7	20.4
Technology	8.1	8.3	8.3	8.3	31.3

Total intangible amortizations	23.6	23.8	15.7	13.0	51.7

Note 12—Goodwill

In the years ended December 31, 2009 and 2008 and in the quarter ended December 31, 2007, Seawell acquired several entities which have been consolidated into its financial statement since their acquisitions dates—see Note 19 Acquisitions and non-controlling interests. In addition, in the year ended December 31, 2006, Seadrill acquired Smedvig AS. Seawell records the excess of purchase price over the fair value of tangible and identifiable intangible asset acquired as goodwill, which represents primarily intangible assets which are not separately identifiable.

The financial statements for “Seawell combined” and the consolidated financial statements of the Seawell group are based on group carrying values for group consolidation purposes. As such “Seawell combined” and the consolidated financial statements of the Seawell group include goodwill and excess values related to fixed assets recorded in the Seadrill group consolidated financial statement for the entities included in “Seawell combined”.

The goodwill in the balance sheet relates to the following transactions:

(In millions of NOK)	Total
Seadrill’s acquisition of Smedvig	1,004.9
Net book balance at December 31, 2006	1,004.9

Acquisition of Wellbore Solutions AS	15.2
Net book balance at December 31, 2007	1,020.1

Acquisition of Noble Corporation’s North Sea Platform Division	156.5
Acquisition of Peak Well Solutions AS	309.4
Acquisition of TecWel AS	119.1
Net book balance at December 31, 2008	1,605.2

Adjustment of purchase price Peak Well Solutions AS	(2.3)
Exchange rate fluctuations	(13.0)

Net book balance at December 31, 2009	1,589.8

All of the entities have been combined or consolidated into our financial statements since their respective acquisition dates. The acquired entities assets and liabilities were recorded in the consolidated accounts at their fair values on the acquisition date. The purchase price paid in excess of the fair value of the net identifiable assets acquired (excess purchase price) was allocated to goodwill (see note 18 Acquisition and non-controlling interest). The goodwill is related to human capital and expected future increase in market conditions among others.

We perform our annual test of goodwill impairment as of December 31 for each reporting segment based on a discounted cash flow model. When testing for impairment we have used expected future cash flows using budgets and forecasts regularly reviewed by management. For periods after expiry of the contract period, revenue has been forecasted based on conservative assumptions regarding future market conditions. The estimated cash flows have been discounted using a WACC. We had no impairment of goodwill for the years ended December 31, 2009, 2008 and 2007 as the net present value of the estimated future cash flows justify the book value of goodwill. We have also performed sensitivity analysis using different scenarios regarding future cash flows, asset maintenance investment and discount rates, showing an acceptable tolerance to changes in underlying assumptions in the impairment model before changes in assumptions would result in impairment.

The goodwill balance and changes in the carrying amount of goodwill are as follows:

(In millions of NOK)	December 31, 2008	December 31, 2009
The aggregated amount of goodwill acquired	1,605.2	1,589.8
The aggregated amount of impairment losses	—	—

Net book balance at December 31	1,605.2	1,589.8

Note 13—Operating leases

The Company has signed operating leases for certain premises. The most significant lease agreements are related to offices in Stavanger, Bergen and Aberdeen. Rental expenses amounted to NOK 42.3 million for 2009 (NOK 34.1 million for 2008 and NOK 13.9 million for 2007).

Estimated future minimum rental payments for the period 2010 to 2014, and thereafter, are as follows:

Year	Amount in NOK million
2010	48.0
2011	46.9
2012	46.1
2013	39.7
2014	35.2
Thereafter	88.5

Total	304.4

Note 14—Deferred charges

Deferred charges represent debt arrangement fees that are capitalized and amortized to interest expense over the life of the debt instrument. The deferred charges are comprised of the following amounts:

(In millions of NOK)	December 31, 2008	December 31, 2009
Debt arrangement fees	5.5	5.5
Accumulated amortization	(1.2)	(2.3)

Total book value	4.3	3.2

Amortization for the period	1.1	1.1

Note 15—Long-term interest bearing debt and subordinated loan

(NOK in millions)	2008	2009
Long-term debt:
Fokus Bank Loan Facility Tranche A	1,075.0	915.0
Fokus Bank Loan Facility Tranche B	350.0	299.1
Other debt	30.8	34.4
Subordinated loan from Seadrill Limited	581.2	613.6
	2037.0	1,862.1
Less: current portion	(218.7)	(260.6)
Long-term portion of interest bearing debt	1,818.3	1,601.5

The outstanding debt as of December 31, 2009 is repayable as follows:

(in NOK millions)
Year ending December 31
2010	260.8
2011	287.0
2012	1,314.3
Total debt	1,862.1

The weighted average interest for the loans was 4.55% in 2009. In 2008 the weighted average interest for the loans was 7.24%.

Fokus Bank Loan Facility Tranche A and B

The Company has an agreement with Fokus Bank, Norwegian branch of Fokus Bank AS, as agent for a multi-tranche NOK 1,500 million Senior Bank Debt Facility.

The facility is divided into the following tranches;

•	Tranche A: NOK 915 million

•	Tranche B: NOK 300 million, divided between NOK 183.1 million and EUR 14 million.

Both tranches have a five year repayment profile started at October 31, 2008.

The interest rates of the Fokus Bank tranches are currently NIBOR + 1.50%. Commitment fees regarding Tranche B are 40% of the applicable margin. As at December 31, 2009, NOK 1,214.1 million of the facility has been drawn, with down repayments of NOK 210 million during 2009.

Interest paid by the Company during 2009, 2008 and 2007 was NOK 58.5 million, NOK 85.3 million and NOK 0.0 million respectively. The effective interest rate for 2009 and 2008 was 4.21% and 7.28%, respectively.

Other debt

The Company also has capital lease commitments within two of it’s wholly owned subsidiaries, Seawell Oil Tools AS and TecWel AS, of NOK 30.8 million and NOK 3.6 million respectively. These lease commitments expire from 2010-2012.

Subordinated loan from Seadrill

In October 2007, the Company entered into a subordinated loan facility with Seadrill Limited, which is the Company’s ultimate parent company. The loan originated as a sales credit on the Company’s acquisition of Seadrill’s Wells Service division. The subordinated loan from Seadrill has an interest rate as at December 31, 2009 6 months NIBOR + 3.5% margin. The interest of the loan is added to the loan principal, and the maturity of both the loan and the interest is January 31, 2013.

The weighted average interest for the loans was 5.47% in 2009. In 2008 the weighted average interest for the loans was 8.79%. The effective interest rate for 2009 and 2008 was 5.47% and 8.79%, respectively.

The amount of the loan outstanding as at December 31, 2009 was NOK 613.6 million. Interest accreted during 2009 2008 and 2007 was NOK 32.4 million, NOK 48.9 million, and NOK 20.0 million respectively.

Interest rate swap agreement

The Company has entered into an interest rate swap agreement, securing the interest rate on NOK 750 million of the credit facility for its remaining term. The agreement was entered into in mid March 2009, with the commencement of the hedging period and designation of hedge accounting by end of April 2009.

Unused overdraft facility

The Company has an overdraft facility of NOK 100 million with Fokus Bank. This facility is available until March 31, 2011, and is unused to date.

Covenants on facilities

In addition to security provided to lenders in the form of pledged assets, agreements relating to long-term debt generally contain financial covenants, the main ones being as follows:

•	The total consolidated net debt, excluding the subordinated loan, should not exceed EBITDA by more than 3.5x until September 30, 2010, thereafter not higher than 3.0x.

•	To maintain an equity, including subordinated loan, ratio of minimum 22.5 % until September 30, 2010, thereafter minimum 25.0% (equity as a percentage of total asset).

•	Restrictions on dividend payments to shareholders until the Company has listed on a recognized stock exchange.

As of December 31, 2009, the Company is in compliance with all of the covenants under its long-term facilities.

Note 16—Share capital

	2008		2009
All shares are common shares of $2.00 par value each	Shares	NOK million	Shares	NOK million
Authorized share capital	300,000,000	3,241.0	300,000,000	3,241.0
Issued, outstanding and fully paid share capital	110,000,050	1,198.35	110,000,050	1,198.35

The authorized share capital has been translated at the rate in effect on October 1, 2007, the date of incorporation.

The Company’s shares are traded “over the counter” (“OTC”) by the Oslo Stock Broker Association.

The Company was incorporated on August 31, 2007 and 100 common shares of par value $1.00 each were issued. On September 18, 2007, the then sole shareholder of Seawell resolved to redesignate Seawell’s then 100 common shares of par value $1.00 each to 50 common shares of $2.00 each. In October 2007 there was one share issue of 80,000,000 shares at NOK 13.75 per share and one issue of 20,000,000 shares at NOK 13.75 per share. At the end of December 2007 a total of 100,000,050 shares of par value $2.00 each were issued and outstanding. In April 2008 there was an equity issue of 10,000,000 shares at NOK 19.50 per share. There were no new shares issued in 2009.

Note 17—Share option plans

Options on Seawell Limited shares:

Seawell has granted options to senior management and directors of the Company which provide the employee with the right to subscribe for shares in Seawell Limited. The options are not transferable and may be withdrawn upon termination of employment under certain conditions.

As of December 31, 2009 there are three programs issued, one in 2007 and two in 2009.

Options issued under the 2007 Program may be exercised up to October 5, 2012. The exercise price is initially NOK 13.75 per share increasing by 6 percent per anniversary. Options issued under the 2007 Program may be exercised by one third per year, beginning on January 1, 2009. As at December 31, 2009, one third of the options granted under the 2007 program are exercisable.

Options issued under the first 2009 Program may be exercised up to December 31, 2015. The exercise price is NOK 10 per share. Options issued under this program may be exercised by one third per year, beginning on January 1, 2010. As at December 31, 2009, none of the granted options are exercisable.

Options issued under the second 2009 Program may be exercised up to December 31, 2015. The exercise price is NOK 12 per share. Options issued under this program may be exercised by one third per year, beginning on October 1, 2010. As at December 31, 2009, none of the granted options are exercisable.

Accounting for share-based compensation

The fair value of the share options is recognized as personnel expenses. During 2009, NOK 7.0 million has been expensed in the income statement (NOK 9.0 million in 2008). There were no effects on taxes in the financial statements. If the option is exercised, social security costs related to the exercise is expensed at the exercise date.

Share options plan in Seawell—2007 program:

	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2007		—
Options granted	13.75	4,097,000
Options forfeited		—
Outstanding at December 31, 2007		4,097,000

Outstanding at January 1, 2008	13.96	4,097,000
Options granted		—
Options forfeited		—
Outstanding at December 31, 2008		4,097,000

Outstanding at January 1, 2009	14.79	4,097,000
Options granted		—
Options forfeited		50,000

Outstanding at December 31, 2009		4,047,000

Share options plan in Seawell—first 2009 program:

	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2009		—
Options granted	10.00	1,600,000
Options forfeited		—
Outstanding at December 31, 2009		1,600,000

Share options plan in Seawell—second 2009 program:

	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2009		—
Options granted	12.00	500,000
Options forfeited		—
Outstanding at December 31, 2009		500,000

As of December 31, 2009, total unrecognized compensation costs related to all unvested share-based awards totaled NOK 6.1 million, which is expected to be recognized as expenses in 2010, 2011 and 2012 by, NOK 4.5 million, NOK 1.3 and NOK 0.3 million, respectively.

The Company has used the Black & Scholes pricing model in its fair value estimation. The following table summarizes the information of share options outstanding as of December 31, 2009:

Option program	2007 Program	1st 2009 Program	2nd 2009 Program
Number of shares	4,097,000	1,600,000	500,000
Exercise price	15.69-18.40	10.00	12.00
Remaining contractual life (months)	45	72	75
Fair value at grant date	4.50	3.39	5.94

Pricing model assumptions:
Risk free interest rate (percent)	5.55	3.65	4.24
Expected life (years)	5	6.92	6.92
Volatility	37%	41%	44%
Expected retirement of option holders	10%	10%	10%
Expected dividend	0	0	0

Average fair value of grants	4.50	3.39	5.94

The Company will pay employers’ national insurance contributions related to the options, while the option holders will be charged for the individual income taxes.

When stock options are exercised the Company intends to settle the obligation by issuing new shares.

Overview of fully vested options as at December 31, 2009:

Outstanding number of fully vested option	Weighted average exercise price	Aggregated intrinsic value	Weighted average remaining term of options
2,698,000	NOK per option 15.68	NOK 0.0 million	33 months

Options on Seadrill Limited shares:

Some of the senior management and directors also have options in Seadrill Limited. The option agreement provides the option holder with the right to subscribe for new shares in Seadrill Limited. The options are not transferable and may be withdrawn upon termination of employment under certain conditions. The subscription price under the options is fixed at the date of grant.

Options issued under the 2006 Programs may be exercised up to May-September 2011. The exercise price for the Program 1 to Program 4, from 2006, is in the range of $2.23 to NOK 102 per share. Options issued under the Programs may be exercised by one third per year, first time one year after they were granted. As at December 31, 2009, all of the options granted under the 2006 Programs are exercisable.

Accounting for share-based compensation

The fair value of the share options is recognized as personnel expenses. During 2009, NOK 0.1 million has been expensed in the income statement (2008, NOK 3.9 million; 2007, NOK 7.3 million). There were no effects on taxes in the financial statements, however if the option is exercised a tax benefit would be recorded as the gain is recorded as deductible for tax purposes. If the option is exercised, social security costs related to the benefit from the option being exercised will be expensed at the exercise date.

Share option plans in Seadrill:

	Weighted average exercise price per option	Number of shares
Outstanding at January 1, 2007	—	860,000
Options forfeited	88.13	(80,000)
Options exercised	88.13	(73,300)

Outstanding at December 31, 2007	92.34	706,700

Outstanding at January 1, 2008	—	706,700
Options granted	132.12	105,000
Options forfeited	88.13	(30,000)
Options exercised	83.74-88.13	(204,600)

Outstanding at December 31, 2008	99.96	577,100

Outstanding at January 1, 2009	—	577,100
Options forfeited	106.33	(375,000)
Options exercised	88.13	(40,000)

Outstanding at December 31, 2009	89.48	162,100

As of December 31, 2009, total unrecognized compensation costs related to all unvested share-based awards totaled approximately NOK 68 000.

The Company has used the Black & Scholes pricing model in its fair value estimation. The following table summarizes the information of share options outstanding as of December 31, 2009:

Option program	Aggregated numbers of outstanding options as of December 31, 2008	Aggregated numbers of outstanding options as of December 31, 2009
Number of shares	577,100	162,100
Weighted average exercise price	99.96	89.48
Remaining contractual life (months)	33	21
Weighted average fair value at grant date	43.11	34.04

Pricing model assumptions:
Risk free interest rate (percent)	4.14	4.14
Expected life (years)	4	4
Volatility	34%	34%
Expected retirement of option holders	0%	0%
Expected dividend	0	0

During 2009 the total intrinsic value at the day of exercise amounted to NOK 2.4 million.

Overview of fully vested options as at December 31, 2009:

Outstanding number of fully vested option	Weighted average exercise price	Aggregated intrinsic value	Weighted average remaining term of options
160,433	NOK per option 89.48	NOK 9.2 million	18 months

Included in the above figures are Seadrill options awarded to certain board members of Seawell. The directors are also board members in Seadrill.

Valuation:

For the options plans in both Seawell and Seadrill the Company uses the Black-Scholes pricing model to value stock options granted. The fair value of options granted is determined based on the expected term, risk-free interest rate, dividend yield and expected volatility. The expected term is based on historical information of past employee behavior regarding exercises and forfeiture of options. The risk-free interest rate assumption is based upon the published U.S. treasury yield curve in effect at the grant date for instruments with a similar life. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

The Company uses a blended volatility for the volatility assumption, to reflect the expectation of how the share price will react to the future cyclicality of the Company’s industry. The blended volatility is calculated using two components. The first component is derived from volatility computed from historical data for a period of time approximately equal to the expected term of the stock option, starting from the grant date. The second component is the implied volatility derived from the Company’s “at-the-money” long-term call options. The two components are equally weighted to create a blended volatility.

Note 18—Pension benefits

The Company has a defined benefit pension plan covering substantially all Norwegian employees as of December 31, 2009. A significant part of this plan is administered by a life insurance company.

The primary benefits for the onshore employees in Norway are a retirement pension of approximately 66 percent of salary at retirement age of 67 years, together with a long-term disability pension. The retirement pension per employee is capped at an annual payment of 66 percent of the total of 12 times the Norwegian Social Security Base. Most employees in this group may choose to retire at 62 years of age on a pre-retirement pension. Offshore employees in Norway have retirement and long-term disability pension of approximately 60 percent of salary at retirement age of 67. Offshore employees on mobile units may choose to retire at 60 years of age on a pre-retirement pension. Offshore employees on fixed installations have the same pre-retirement pension, but the employees may not retire until they are 62 years of age.

The pension obligations were transferred from the Seadrill group to the Seawell group in connection with the spin-off and transfer of Seadrill Well Service companies from Seadrill in 2007. One pension contract was split between Seadrill and Seawell, as only some of the participants in the pension contract was transferred to Seawell. The obligations related to retired persons as of October 1, 2007 participating in this contract were not transferred and is a Seadrill obligation.

On December 31, 2006, Seawell adopted new recognition and disclosure provisions which require the recognition of the funded status of the Defined Benefit and Postretirement Benefits Other Than Pensions (“OPEB”) plans on the December 31, 2006 balance sheet with a corresponding adjustment to accumulated other comprehensive income. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial application of SFAS No. 87, Employers’ Accounting for Pension (“SFAS 87”), all of which were previously netted against the plans’ funded status on the balance sheet. These amounts will be subsequently recognized as net periodic pension cost pursuant to our historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income.

The incremental effect of adopting this new standard on the consolidated balance sheet at December 31, 2006 was an increase in Other non-current liabilities of NOK 26.5 million, an increase in Deferred tax assets of NOK 7.4 million and a decrease in Shareholders equity of NOK 19.1 million. The adoption of the new standard did not affect the consolidated statement of operations for the year ended December 31, 2006, or any prior period presented, and it will not have any affect on our operating results in future periods.

Annual pension cost

(in NOK million)	2007	2008	2009
Benefits earned during the year	56.3	53.5	50.1
Interest cost on prior years’ benefit obligation	14.9	18.4	25.8

Gross pension cost for the year	71.2	71.9	75.9
Expected return on plan assets	(10.1)	(12.5)	(18.9)
Administration charges	0.5	1.0	1.2

Net pension cost for the year	61.6	60.4	58.2
Social security cost	8.7	8.5	8.2
Amortization of actuarial gains/losses	2.3	(0.6)	(0.8)
Amortization of prior service cost	—	—	—
Amortization of net transition assets	0.1	—	—

Total net pension cost	72.7	68.3	65.6

The funded status of the defined benefit plan

(in NOK million)	December 31, 2007	December 31, 2008	December 31, 2009
Projected benefit obligations	349.3	445.1	421.9
Plan assets at market value	(208.5)	(264.1)	(312.7)
Accrued pension liability exclusive social security	140.8	181.0	109.2
Social security related to pension obligations	19.8	25.5	15.4
Accrued pension liabilities	160.6	206.5	124.6

Change in benefit obligations

(in NOK million)	2007	2008	2009
Benefit obligations at beginning of year	318.5	349.3	445.1
Interest cost	14.9	18.4	25.8
Current service cost	56.4	53.5	50.1
Benefits paid	(2.9)	(4.3)	(2.8)
Change in unrecognized actuarial gain	(37.6)	28.2	(96.2)
Benefit obligations at end of year	349.3	445.1	421.9

Change in pension plan assets

(in NOK million)	2007	2008	2009
Fair value of plan assets at beginning of year	153.9	208.5	264.1
Estimated return	10.1	12.6	18.8
Contribution by employer	46.8	25.4	73.7
Administration charges	(0.5)	(1.0)	(1.2)
Benefits paid	(1.8)	(1.8)	(2.0)
Change in unrecognized actuarial gain	—	20.4	(40.7)
Fair value of plan assets at end of year	208.5	264.1	312.7

Pension obligations are actuarially determined and are affected by assumptions including expected return on plan assets, discount rates, compensation increases and employee turnover rates. The Company evaluates the assumptions periodically and makes adjustments to these assumptions and the recorded liabilities as necessary.

Two of the most critical assumptions used in calculating the Company’s pension expense and liabilities are the expected rate of return on plan assets and the assumed discount rate. The Company evaluates assumptions regarding the estimated rate of return on plan assets based on historical experience and future expectations on investment returns, which are calculated by a third party investment advisor utilizing the asset allocation classes held by the plan’s portfolios. In determining the discount rate Seawell utilized the Norwegian government 10 year-bond effective yield plus 0.3-0.5 percent. Changes in these and other assumptions used in the actuarial computations could impact the projected benefit obligations, pension liabilities, pension expense and other comprehensive income.

Assumptions used in calculation of pension obligations	2007	2008	2009
Rate of compensation increase at the end of year	4.50%	4.50%	4.25%
Discount rate at the end of year	5.30%	5.80%	5.40%
Prescribed pension index factor	2.75%	2.50%	2.50%
Expected return on plan assets for the year	5.75%	6.30%	5.60%
Turnover	4.00%	4.00%	4.00%
Expected increases in Social Security Base	4.35%	4.25%	4.00%
Expected annual early retirement from age 60/62:
Offshore personnel fixed installations	30.0%	30.0%	30.0%
Offshore personnel and onshore employees	50.0%	50.0%	50.0%

The asset allocation of funds related to the Company’s defined benefit plan at December 31, 2009 was as follows:

Pension benefit plan assets	2007	2008	2009
Equity securities	19.4%	11.5%	3.8%
Debt securities	37.9%	59.4%	58.7%
Real estate	18.5%	16.8%	16.8%
Money market	17.3%	8.3%	14.0%
Other	6.9%	4.0%	6.7%

Total	100.0%	100.0%	100.0%

The investment policies and strategies for the pension benefit plan funds do not use target allocations for the individual asset categories. The investment objectives are to maximize returns subject to specific risk management policies. The Company addresses diversification by the use of domestic and international fixed income securities and domestic and international equity securities. These investments are readily marketable and can be sold to fund benefit payment obligations as they become payable. The estimated yearly return on pension assets was 5.60 percent in 2009.

Cash flows—Benefits expected to be paid

The table below shows the Company’s expected annual pension plan payments under defined benefit plans for the years 2010-2019. The expected payments are based on the assumptions used to measure the Company’s obligations at December 31, 2009 and include estimated future employee services.

(in NOK million)
2010	56.1
2011	63.7
2012	72.5
2013	82.7
2014	94.2
2015-2019	671.3

Total payments expected during the next 10 years	1,040.5

Note 19—Related party transactions

The Company transacts business with the following related parties, being companies in which our parent company’s principal shareholders Hemen Holding Ltd and Farahead Investments Inc (hereafter jointly referred to as “Hemen”) and companies associated with Hemen have a significant interest:

•	Seadrill Limited (“Seadrill”)

•	Frontline Management (Bermuda) Limited (“Frontline”)

Seawell was established at the end of the third quarter of 2007, as a spin-off of Seadrill’s Well Service division. Seawell together with its wholly owned subsidiary, Seawell Holding UK acquired the shares in the Seadrill Well Service division entities on October 1, 2007. The consideration for the shares was NOK 2,413.1 million. The acquisition has been accounted for as a common control transaction with the asset and liabilities acquired recorded by Seawell at historical carrying value of Seadrill. The excess of consideration of the net asset and liabilities acquired has been recorded as adjustment to equity of NOK 1,102.1 million. The Company’s acquisition of companies comprising the previous Seadrill well service division was financed with a subordinated loan from Seadrill. As of December 31, 2009, the subordinated loan was NOK 613.6 million. Reference is made to note 15 for further information regarding the terms of the subordinated loan. The interest on the subordinated loan is added to the principal and is charged to the income statement item ‘Interest expense’ as it does not merit separate disclosure. The amount of the loan outstanding as at December 31, 2009 and 2008 was NOK 613.6 million and NOK 581.2 million, respectively. Interest accreted during 2009, 2008 and 2007 was NOK 32.4 million, NOK 48.9 million and NOK 20.0 million, respectively

As of December 31, 2009, NOK 191.1 million of the current liabilities stated in the balance sheet is related to short term loans to Seadrill (NOK 170.8 million at December 31, 2008). The interest rate on the short term loans is 3 months NIBOR + 1.25% margin, and interest accreted during 2009, 2008 and 2007 was NOK 6.3 million, NOK 8.1 million and NOK 0 million, respectively.

Seadrill Management AS, a company within the Seadrill group has charged the Company a fee of NOK 11.3 million for providing management support and administrative services in 2009 (2008; NOK 33.0 million). Frontline provides management support and administrative services for the Company, and charged the Company fees of NOK 0.8 million, NOK 0.0 million and NOK 0.0 million for these services in the years 2009, 2008 and 2007, respectively.

These amounts are included in “General and administrative expenses”, as they do not merit separate disclosure.

Note 20—Acquisitions and non-controlling interest

Acquisition in 2007:

Seadrill’s Well Service division

On October 1, 2007 Seawell together with its wholly owned subsidiary, Seawell Holding UK acquired the shares in the entities comprising Seadrill’s Well Service division. The consideration for the shares was NOK 2,413.1 million (of which NOK 1,062.1 million was cash settled in 2007) and has been accounted for as a common control transaction. As such the consolidation of the purchased companies are based on Seadrill group net asset carrying values of NOK 1,311 million and include goodwill of NOK 1,004.9 million and excess values related to fixed assets of NOK 100 million.

Wellbore Solutions AS

On November 7, 2007 Seawell Norge AS completed a purchase of 33.7% of the shares in Wellbore Solutions AS, a company developing equipment to be used in the oil service industry. The purchase price of the shares was NOK 20 million. Simultaneously with the purchase Wellbore Solutions AS issued shares to Seawell for a total consideration of NOK 5 million, increasing Seawell’s ownership to 40.3%.

Wellbore Solutions AS is consolidated from the date of acquisition as Seawell is considered to have control over the company through a shareholder agreement which gives Seawell the power to vote for 50,1% of the shares.

In 2009 the Company increased it’s ownership in Wellbore Solutions AS to 42.6% at a cost of NOK 2.0 million.

The purchase price of Seadrill’s Well Service division and Wellbore Solutions AS has been allocated as follows:

(in NOK million)	Seadrill’s Well Services division	Wellbore Solutions AS	Total
Current assets
Cash and cash equivalents	90.8	9.2	100.0
Accounts receivable	512.1	—	512.1
Other current asset	64.7	—	64.7

Total current assets	667.7	9.2	676.9

Non-current assets
Deferred tax asset	57.5	—	57.5
Drilling equipment	218.8	—	218.8
Technology rights	—	5.7	5.7
Other non current asset	9.8	—	9.8
Goodwill	1,004.9	15.2	1,020.1

Total non-current assets	1,291.0	20.9	1,311.9

Current liabilities
Other current liabilities	438.1	0.4	438.5

Total current liabilities	438.1	0.4	438.5

Pension liabilities	202.8	—	183.8
Other non-current liabilities	6.8	—	6.8

Total non-current liabilities	209.6	—	190.6

Non-controlling interest	—	5.8	5.8

Acquired in process R&D	—	1.0	1.0
Difference between purchase price paid and equity assumed in combination recorded to equity	1,102.1
Total purchase price (fair value)	2,413.1	25.0	2,438.1

The non-controlling interest has been recorded at historical value at the time of the purchase.

Non-controlling interest:

(in NOK million)	Wellbore Solutions AS
Balance at December 31, 2006	—

Changes	5.8
Result 2007	(1.4)
Balance at December 31, 2007	4.4

Result 2008	(3.4)
Balance at December 31, 2008	1.0

Changes	1.3
Result 2009	(1.8)
Balance at December 31, 2009	0.5

Acquisitions in 2008:

Noble North Sea Platform division:

On January 16, 2008, Seawell Limited announced the purchase of Noble Corporation North Sea Platform division (ND UK), by acquiring all shares in Noble Drilling UK Limited. The purchase price was approximately $51 million. (NOK 168.3 million)

The acquisition included platform drilling contracts on 11 fixed installations covering five different fields on the UK continental shelf.

The purchase was closed on April 1, 2008 and results of operations are included in the consolidated entity from this date.

Peak Well Solution AS:

March 25, 2008, Seawell Limited announced the purchase of Peak Well Solutions AS. The purchase price was NOK 412.3 million.

Peak Well Solutions is a Norwegian owned oil service company offering products and services for the upstream offshore oil and gas industry. Peak Well Solutions performs development, engineering, assembly, testing, sales and operations of casing, plugs, and liner technologies and services. The company employs approximately 60 people.

The purchase was closed on May 1, 2008, and results of operations are included in the consolidated entity from this date.

In 2009 there has been an adjustment of the purchase price of Peak Well Solutions AS of NOK 2.4 million. This brings the total purchase price of Peak Well Solutions AS down to NOK 409.9 million. The reduction has been booked as a reduction in goodwill in the consolidated accounts.

TecWel AS:

On May 27, 2008, Seawell Limited announced the purchase of TecWel AS. TecWel develops and manufactures proprietary high frequency ultrasound investigation tools and provides cased-hole services within production optimization and well integrity to the oil and gas industry world wide.

The purchase was closed on July 1, 2008, and results of operations are included in the consolidated entity from this date. The purchase price was NOK 172.7 million.

In addition the purchase price is subject to two earn out considerations:

•	NOK 25 million, related to successfully completing a binding contract for minimum one commercial job based on the well observation tool under development (WPE) before June 30, 2009, and

•

Up to NOK 50 million, based on aggregated EBITDA for financial years 2008 and 2009, where aggregated EBITDA on or above NOK 100 million gives a full payment. The payment is reduced on a linear basis down to NOK 0 million for aggregated EBITDA results of NOK 60 million or less.

The earn out considerations is not reflected in the purchase price allocation. The earn out consideration was not achieved, and as such has lapsed.

The purchase price of these acquisitions have been allocated as follows:

(in NOK million)	Noble Drilling UK Ltd	Peak Well Solutions AS	TecWel AS	Total
Current assets
Cash and cash equivalents	—	21.5	6.3	27.8
Accounts receivable	82.2	17.4	14.1	113.7
Other current assets	—	36.6	5.7	42.3

Total current assets	82.2	75.5	26.1	183.8

Non-current assets
Drilling equipment and other fixed asset	—	31.5	19.3	50.8
Other intangible asset	43.3	72.5	57.7	173.5
Goodwill	156.5	307.2	119.1	582.8

Total non-current assets	199.8	411.2	196.1	807.1

Current liabilities
Other current liabilities	1.5	29.6	14.5	45.6

Total current liabilities	1.5	29.6	14.5	45.6

Deferred taxes	12.1	21.0	17.3	50.4
Other non-current liabilities	—	26.2	27.0	53.1

Total non-current liabilities	12.1	47.2	42.3	103.5

IP R&D (expensed to P&L as depreciation and amortization)	—	—	9.3	9.3

Total purchase price (fair value)	268.4	409.9	172.7	851.1

Acquisitions in 2009:

In April 2009, Seawell Limited utilized an option to purchase Sandsliåsen 59 AS, a property company located in Bergen, Norway. The purchase price was NOK 33.3 million. Seawell has leased a building owned by Sandsliåsen for 10 years. This building continues to be Seawell’s operational support office in Bergen, Norway. The transaction has been accounted for as the purchase of an asset, and all surplus value has been allocated to the property owned.

Note 21—Risk management and financial instruments

The majority of the Company’s gross earnings from operations are receivable in Norwegian krone (“NOK”) and the majority of its other transactions, assets and liabilities are denominated in NOK, the functional currency of the Company. However, the Company has operations and assets in a number of countries worldwide and incurs expenditure in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates, primarily relative to British pounds. The Company is also exposed to changes in interest rates on variable interest rate debt, and to the impact of changes in currency exchange rates on debt denominated in British pounds. There is thus a risk that currency and interest rate fluctuations will have a negative effect on the value of the Company’s cash flows.

Interest rate risk management

The Company’s exposure to interest rate risk relates mainly to its variable interest rate debt and balances of surplus funds placed with financial institutions, and this is managed through the use of interest rate swaps and other derivative arrangements. The Company’s policy is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on cash at bank. Such deposits generally have short-term maturities, in order to provide the Company with flexibility to meet requirements for working capital and capital investments.

The extent to which the Company utilizes interest rate swaps and other derivatives to manage its interest rate risk is determined by reference to its net debt exposure and its views regarding future interest rates. At December 31, 2009, the Company had outstanding interest rate swap agreements covering NOK 750 million of its NOK interest bearing debt (2008: NOK 0.0), effectively fixing the interest rate on approximately 40% of the debt (2008: 0%). These agreements qualify for hedge accounting, and accordingly any changes in the fair values of the swap agreements are included in the Consolidated Balance Sheet under “Other Comprehensive Income “. The total fair value gain (loss) relating to interest rate swaps in 2009 amounted to NOK (2.1) million.

Any change in fair value resulting from hedge ineffectiveness is recognized immediately in earnings. The Company recognized a NOK 3.4 million loss related to the interest swap agreement prior to the start up of the hedging period. Other then this, the Company has not recognized any gain or loss due to hedge ineffectiveness in the consolidated financial statements during the year ended December 31, 2009 or prior.

The Company’s interest rate swap agreement as at December 31, 2009, was as follows:

Notional amount	Receive rate	Pay rate	Length of contract
(In NOK millions)
750	3 month NIBOR	3.355%	April 30, 2009 - October 31, 2012

The interest swap agreement is reduced with NOK 35 million on October 29, 2010, NOK 225 million on October 31, 2011 and the rest, NOK 490 million on October 31, 2012.

The counterparties to the above contract are Fokus Bank. Credit risk exists to the extent that the counterparties are unable to perform under the contracts, but this risk is considered remote as the counterparties are all banks which have provided the Company with loan finance and the interest rate swaps are related to those financing arrangements.

Foreign currency risk management

The Company is exposed to foreign currency exchange movements in both transactions that are denominated in currency other than NOK, and in translating consolidated subsidiaries who do not have a functional currency of NOK, which is the presentational currency for the Company. Transaction losses are recognized in Other Financial Items in the period to which they relate. Translation differences are recognized as a component of equity. The total transaction loss relating to foreign exchange movements recognized in the consolidated statement of operations in 2009 amounted to NOK 34.4 million (2008; 39.0 million; 2007; NOK 3.3 million).

Credit risk

The Company has financial assets, including cash and cash equivalents, other receivables and certain amounts receivable on derivative instruments, mainly interest rate swaps. These assets expose the Company to credit risk arising from possible default by the counterparty. The Company considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate swap agreements is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting agreements. It is the Company’s policy to enter into master netting agreements with the counterparties to derivative financial instrument contracts, which give the Company the legal right to discharge all or a portion of amounts owed to a counterparty by offsetting them against amounts that the counterparty owes to the Company.

Fair values

The carrying value and estimated fair value of the Company’s financial instruments at December 31, 2009 and December 31, 2008 are as follows:

	December 31, 2008		December 31, 2009
(In millions of NOK)	Fair value	Carrying value	Fair value	Carrying value
Non-Derivatives
Cash and cash equivalents	224.1	224.1	236.7	236.7
Restricted cash	64.4	64.4	51.8	51.8
Current portion of long term floating rate debt	218.3	218.3	260.8	260.8
Long term interest bearing debt	1,818.3	1,818.3	1,601.3	1,601.3
Interest rate swap agreement—long term liability	—	—	(5.6)	(5.6)

The above financial assets and liabilities are measured at fair value on a recurring basis as follows:

		Fair value measurements at reporting date using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in millions of NOK)	December 31, 2009	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and cash equivalents	236.7	236.7
Restricted cash	51.8	51.8
Total assets	288.5	288.5	—	—
Liabilities:
Current portion of long term debt	260.8	260.8
Long-term portion of floating rate debt	1,601.3	1,601.3
Interest rate swap contracts—long term liability	5.6		5.6
Total liabilities	1,862.1	1,862.1	5.6	—

ASC Topic 820 Fair Value Measurement and Disclosures emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

Level one inputs utilize unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The carrying value of cash and cash equivalents, including restricted cash, which are highly liquid, is a reasonable estimate of fair value.

The fair value of the current portion of long-term debt is estimated to be equal to the carrying value, since it is repayable within twelve month.

The fair value of the long-term portion of floating rate debt is estimated to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis. This debt is not freely tradable and cannot be purchased by the Company at prices other than the outstanding balance plus accrued interest.

The fair value of the subordinated loan is equal to the loan balance plus the fair market value of the interest payable.

The fair values of interest rate swaps are calculated using well-established independent valuation techniques applied to contracted cash flows and LIBOR and NIBOR interest rates as at December 31, 2009.

Retained Risk

Physical Damage Insurance

The Company retains the risk, through self-insurance, for the deductibles relating to physical damage insurance on the Company’s capital equipment, currently a maximum of NOK 0.03 million per occurrence. In the opinion of management, adequate provisions have been made in relation to such exposures, based on known and estimated losses.

Concentration of risk

With respect to credit risk arising from other financial assets of the Group, which comprise cash and cash equivalents and other receivables, the Company’s exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. However, the Company believes this risk is remote as the counterparties are of high credit quality parties.

The following table summarizes revenues from major customers as a percentage of total revenues (revenues in excess of 10 percent for the period):

Customer	2007	2008	2009
StatoilHydro	65%	52%	51%
Shell	17%	11%	6%
British Petroleum	8%	12%	16%
Customer <10%	10%	25%	27%

Total	100%	100%	100%

Figures in the table are total operating revenues, and include reimbursables.

The Company has operations and assets in different countries across the world, but the majority in northern Europe. Consequently, the Company’s results from operations are affected by fluctuations in currency exchange rates, primarily relative to the Euro. When the Euro appreciates against other currencies, the Company’s profit from operations in foreign currencies reported in Euro may increase. Likewise, when the Euro depreciates against other currencies, the Company’s profit from operations in foreign currencies reported in Euro may decrease.

The Company is also exposed to changes in interest rates on debt with variable interest rates. In 2009 the Company has entered into an interest rate swap agreement, securing the interest rate on NOK 750 million of the company’s interest bearing debt.

Before the commencement of the hedging period and start up of hedging accounting, NOK 3.4 million of the difference between fair value and interest swap agreement is recognized in the income statement through other financial items. After commencement of hedging period and start up of hedge accounting NOK 2.1 million in losses related to change in fair value of the interest swap agreement has been recognized as other comprehensive income.

Note 22—Other current liabilities

Other current liabilities are comprised of the followings:

(In millions of NOK)	December 31, 2008	December 31, 2009
Accounts payable	178.0	56.5
Taxes payable	76.3	70.2
Employee withheld taxes, social sec. and vacation payment	196.2	206.4
Accrued expenses and prepaid income	181.8	139.3
Amounts due to Parent	163.8	191.1
Other current liabilities	—	37.1

Total other current liabilities	796.1	700.6

Note 23—Other non-current liabilities

Other non-current liabilities are comprised of the followings:

(In millions of NOK)	December 31, 2008	December 31, 2009
Accrued pension and early retirement obligation	206.5	124.6
Other non current liabilities	19.8	25.2

Total other non-current liabilities	226.3	149.8

Note 24 – Commitments and contingencies

Purchase Commitments

In February 2008, Seawell ordered a modularized drilling rig (Well Service Unit). The estimated capital expenditure for the unit is some EUR 32 million (NOK 265 million) with delivery scheduled in the third quarter 2010. As of December 31, 2009 Seawell has paid EUR 17.8 million (NOK 153.1 million) to the builder.

Mortgages and pledged assets

As of December 31, 2009 the Company has a bank loan amounting to NOK 1,248.5 million. The loan is secured in operating cash flows and some of the fixed assets.

Guarantees

The Company has issued guarantees in favor of third parties as follows, which is the maximum potential future payment for each type of guarantee:

(In millions of NOK)	December 31, 2008	December 31, 2009
Guarantees to customers of the Company’s own performance	115.0	151.8
Guarantee in favor of banks	40.2	47.5
Other guarantees	12.0	2.0

	167.2	201.3

The guarantees have the following maturities:

Year	(In millions of NOK)
2011 and thereafter	201.3

Total	201.3

Legal Proceedings

The company had no material legal proceedings as at December 31, 2009.

Note 25—Subsequent Events

The Company has considered subsequent events through October 8, 2010.

On January 8, 2010 Seawell was awarded a contract with ConocoPhillips Scandinavia AS for platform drilling and maintenance services in the Greater Ekofisk Area. The contract has a primary term of 5 years with options to extend by consecutive periods up to a total of five years. Seawell will proceed to take over the responsibility of the platform drilling services on the Ekofisk 2/4 K & 2/4X and Eldfisk 2/7A & 2/7B during the first half of 2010.

On February 15, 2010 Seawell was awarded a contract extension by Statoil Petroleum AS for platform drilling services for the six fixed platforms on the Gullfaks and Statfjord fields on the Norwegian continental shelf. The drilling and maintenance assignment has a firm duration of two years with option for an additional two years. The estimated value for the firm part of the contract is NOK 1.2 billion. Commencement under the extended contract, with start-up October 2010, is in direct continuation of the present contract on Statfjord and Gullfaks.

On April 30, 2010 Seawell announced the acquisition of Viking Intervention Technology AS for a consideration of NOK 50 million. The purchase price has been calculated to NOK 70 million taking into account the contingent consideration. Viking Intervention Technology is a company developing an integrated carbon cable intervention system. This acquisition had the effect on the financial statements of the Company as follows:

The purchase price has been allocated as follows:

(in NOK million)	Viking Intervention Technology AS
Current assets
Cash and cash equivalents	0.1
Accounts receivable	2.8
Other current asset	4.8
Total current assets	7.7

Non-current assets
Drilling equipment and other fixed asset	4.7
Other intangible asset	70.1
Goodwill	21.3
Total non-current assets	96.1

Current liabilities
Other current liabilities	6.4
Total current liabilities	6.4

Deferred taxes	18.3
Other non-current liabilities	9.3
Total non-current liabilities	27.6

Total purchase price (fair value)	70.0

Acquisition of Allis-Chalmers Energy Inc. and Private Placement of Shares

On August 12, 2010 Seawell announced the approval of a definitive merger agreement with Allis-Chalmers Energy Inc. (“ALY”), a NYSE listed energy group. The planned transaction involves Seawell being the accounting and legal acquirer of ALY with a preliminary purchase value of USD $365.6 million (NOK 2,270.3 million). The principal reason for the acquisition is to expand the Company’s drilling services offerings and to reach new geographic markets.

The preliminary purchase price includes both cash and equity payments to the shareholders of ALY. The acquisition will involve Seawell acquiring 100% of the share capital of ALY in exchange for Seawell shares, in a ratio of 1.15 Seawell shares to ALY shares, or a cash settlement of $4.25 per share. Elections from ALY shareholders are not yet due.

As neither the purchase price nor the method of settlement are yet fixed, no accounting disclosures are included within these financial statements. The Company is unable to disclose the purchase price calculation and its effect upon these financial statements as it is not fixed until ALY shareholder elections are made, and is unable to disclose the fair value adjustments expected to arise on acquisition and their effect upon these financial statements as the final purchase price is not yet known.

The finalization of the merger is dependent upon the Company listing on the Oslo Stock Exchange. In addition, the merger is dependent upon approval by the shareholders of ALY.

Prior to entering into the Merger Agreement, Seawell entered into a Senior Bank Revolving Credit Facility of NOK 1,500 million (approximately $250 million) with Fokus Bank. This facility was used to refinance NOK 1,215 million of a NOK 1,500 million five-year term loan. As of September 30, 2010, the amount available under this facility was NOK 388 million (approximately $65 million). This facility incurs interest at a rate of NIBOR plus 2.5% and matures on September 7, 2011.

Also prior to entering into the Merger Agreement, Seawell secured a letter of commitment from its parent company, Seadrill. This commitment was limited to $450 million and was reduced by the proceeds from the private placement of Seawell shares described above to $155 million. This financing incurs interest at LIBOR plus 11% per annum, capped at 13% and incurs a commitment fee of 1.5% per annum on the daily undrawn and uncancelled amount under the letter. This commitment letter terminates on August 10, 2011.

Private Placement

In August 2010, in order to fund the transaction above and to comply with merger conditions, Seawell privately placed 115,400,000 of its own shares at an offer price of NOK 23 per share. This placement raised NOK 2,627.1 million of proceeds after payment of transaction costs.

Some of the proceeds have been used to pay down the subordinated loan and short term loans from the Company’s parent, Seadrill Limited, in the amounts of NOK 632.7 million and NOK 198.8 million, respectively.

The resulting share issue has reduced Seadrill Limited’s interest in Seawell to 50.1%. Seadrill plan to continue to consolidate Seawell and will remain the Company’s parent entity.

Acquisition of Rig Inspection Services Limited (“RIS”)

On August 5, 2010 Seawell announced the signing of a Sale/Purchase agreement with the shareholders of Rig Inspection Services Limited (“RIS”), a private company based in Singapore and Australia. The planned transaction involves acquiring 100% of the share capital of RIS in exchange for NOK 30 million of cash and contingent consideration of NOK 30 million, dependent upon certain performance criteria over the next 24 months. The principal reason for the acquisition is reach new geographic markets and acquire complimentary services.

The Company has not yet completed the acquisition of RIS and has yet to perform a fair value exercise on the acquired assets and liabilities of RIS. Therefore no financial disclosures are included within these financial statements as the acquisition impact is not yet known.

Seawell Limited

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three months ended September 30, 2009 and 2010 and the nine months ended September 30, 2009 and 2010,

(In millions of NOK, except per share data)

	For the three month period ended September 30,		For the nine month period ended September 30,
	2009	2010	2009	2010
Operating revenues
Operating revenues	751.7	938.0	2,373.1	2,658.2
Reimbursables	161.3	131.9	589.9	407.5
Other revenues	0.0	0.0	0.0	0.0

Total operating revenues	913.0	1,069.9	2,963.0	3,065.7

Operating expenses
Operating expenses	604.1	778.0	1,955.2	2,175.7
Reimbursable expenses	154.0	120.3	564.6	389.0
Depreciation and amortization	33.5	32.1	94.8	99.3
General and administrative expenses	23.7	40.9	66.3	98.0

Total operating expenses	815.3	971.3	2,680.9	2,762.0

Net operating income	97.7	98.6	282.1	303.7

Financial items
Interest income	1.1	3.5	4.3	6.1
Interest expenses	(23.0)	(20.9)	(72.4)	(68.0)
Other financial items	(60.2)	(119.9)	(33.5)	(99.6)

Total financial items	(82.1)	(137.3)	(101.6)	(161.5)

Income/(loss) before income taxes	15.6	(38.6)	180.5	142.2

Income taxes	(2.8)	(18.1)	(47.9)	(69.4)

Net income/(loss)	12.8	(56.7)	132.6	72.8

Net income/(loss) attributable to the parent	13.2	(56.6)	134.1	73.2
Net income/(loss) attributable to the non-controlling interest	(0.3)	(0.1)	(1.5)	(0.4)

Basic earnings/(loss) per share (NOK)	0.12	(0.35)	1.22	0.57
Diluted earnings/(loss) per share (NOK)	0.12	(0.35)	1.22	0.56

See accompanying notes that are an integral part of these Consolidated Financial Statements.

Seawell Limited

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

for the three months ended September 30, 2009 and 2010 and the nine months ended September 30, 2009 and 2010

(In millions of NOK)

	For the three month period ended September 30,		For the nine month period ended September 30,
	2009	2010	2009	2010
Net income/(loss)	12.8	(56.7)	132.6	72.8

Other comprehensive income/(loss), net of tax:
Unrealized gain on foreign exchange	6.0	4.9	1.0	2.2
Change in unrealized gain/(loss) on interest rate swaps	10.0	0.2	4.5	(7.3)

Other comprehensive income/(loss):	16.0	5.1	5.5	(5.1)

Total comprehensive income/(loss) for the period	28.8	(51.6)	138.1	67.7

Comprehensive income/(loss) attributable to the parent	29.1	(51.5)	139.6	68.1
Comprehensive income attributable to the non-controlling interest	(0.3)	(0.1)	(1.5)	(0.4)

Accumulated other comprehensive income as per September 30, 2010 and December 31, 2009:

	December 31, 2009	September 30, 2010
The total balance of accumulated other comprehensive income is made up as follows:
Unrealized gain on foreign exchange	(9.4)	(7.2)
Actuarial gain relating to pension	41.8	41.8
Other comprehensive gains/losses	(2.1)	(9.4)

Accumulated other comprehensive income period end	30.3	25.2

Note: All items of other comprehensive income/ (loss) are stated net of tax.

The applicable amount of income taxes associated with unrealized gain on foreign exchange and other comprehensive gains/losses is NOK 0 due to the fact that the items relate to companies domiciled in non-taxable jurisdictions. The applicable amount of income taxes associated with actuarial gain related to pension is NOK 11.7 million as this item related to companies domiciled in Norway where the tax rate is 28%.

See accompanying notes that are an integral part of these Consolidated Financial Statements.

Seawell Limited

UNAUDITED CONSOLIDATED BALANCE SHEETS

as of December 31, 2009 and September 30, 2010

(In millions of NOK)

	December 31, 2009	September 30, 2010
ASSETS
Current assets
Cash and cash equivalents	236.7	1,369.2
Restricted cash	51.8	41.1
Accounts receivables, net	550.4	694.8
Other current assets	191.0	773.5

Total current assets	1,029.9	2,878.6

Non-current assets
Drilling equipment and other fixed assets	404.9	379.0
Asset under construction	167.0	178.1
Deferred tax assets	9.3	0.6
Other intangible assets	135.7	201.1
Goodwill	1 589.8	1 642.1
Other non-current assets	3.2	0

Total non-current assets	2,309.9	2,400.9

Total assets	3,339.8	5,279.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	260.8	1,120.8
Other current liabilities	509.5	640.5
Amounts due to parent	191.1	0

Total current liabilities	961.4	1,761.3

Non-current liabilities
Subordinated loan	613.6	0.0
Long-term interest bearing debt	987.7	22.1
Deferred taxes	0.0	0.0
Other non-current liabilities	149.8	170.9

Total non-current liabilities	1,751.1	193.0

Shareholders’ equity
Common shares of par value US$2.00 per share:
600,000,000 shares authorized
225,400,050 outstanding at September 30, 2010 (December, 31 2009: 110,000,050)	1,198.4	2,622.4
Additional paid in capital	163.3	1,369.3
Retained earnings	336.9	410.2
Accumulated other comprehensive income	30.3	25.2
Other equity	(1,102.1)	(1,102.1)
Non-controlling interest	0.5	0.2

Total shareholders’ equity	627.3	3,325.2

Total liabilities and shareholders’ equity	3,339.8	5,279.5

See accompanying notes that are an integral part of these Consolidated Financial Statements

Seawell Limited

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the nine months ended September 30, 2009 and 2010

(In millions of NOK)

	9 month period ended September 30, 2009	9 month period ended September 30, 2010
Cash Flows from Operating Activities
Net income/(loss)	132.6	72.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94.8	99.3
Share-based compensation expense	4.8	3.0
Change in pension (ex effect of implementation of FAS 158)	0.0	(16.4)
Deferred income tax	(18.8)	(9.6)
Unrealized foreign exchange loss (gain)	70.4	8.6
Change in long-term receivable	1.0	3.2
Changes in other non-current liabilities	22.2	(0.6)
Changes in operating assets and liabilities, net of effect of acquisitions
Trade accounts receivable and other short-term receivables	28.4	(264.2)
Trade accounts payable and other short-term liabilities	(222.3)	179.7
Net cash provided by operating activities	113.1	75.8

Cash Flows from Investing Activities
Additions to drilling equipment	(130.5)	(95.9)
Additions to asset under construction	(5.3)	(11.1)
Sale of rigs, vessels and equipment	0.0	61.4
Acquisition of subsidiaries	(25.1)	(109.3)
Short term loan to parent		(439.0)
Change in restricted cash	34.1	10.7
Cash assumed in the purchase of subsidiaries	1.3	9.9
Net cash used in investing activities	(125.5)	(573.2)

Cash Flows from Financing Activities
Proceeds from long-term debt	29.5	12.4
Repayments of long-term debt	(19.8)	(131.8)
Proceeds from issuance of equity,	0.0	1,852.1
Issuance costs in connection with issuance of equity	0.0	(27.1)
Debt fees paid	0.0	0.0
Net cash provided by financing activities	9.7	1,705.6

Effect of exchange rate changes on cash and cash equivalents	28.0	(75.8)

Net increase/(decrease) in cash and cash equivalents	25.2	1,132.5
Cash and cash equivalents at beginning of the year	224.1	236.7
Cash and cash equivalents at the end of period	249.3	1,369.2

Supplementary disclosure of cash flow information
Interest paid	(32.6)	(40.1)
Taxes paid	(67.8)	(42.9)

On August 18, 2010 the Company completed a private placement of NOK 2 654.2 million. A total of NOK 802.1 million in loans to Seadrill was settled as a conversion of debt to equity and has therefore no cash effect.

See accompanying notes that are an integral part of these Consolidated Financial Statements.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION DIRECTLY OR INDIRECTLY IN OR

INTO THE UNITED STATES, CANADA, AUSTRALIA, OR JAPAN.

Seawell Limited

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

for the 9 months ended September 30, 2010

(In millions of NOK)

	Share Capital	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Other equity	Non- controlling interest	Total shareholders’ equity
Balance at December 31, 2009	1,198.4	163.3	30.3	336.9	(1,102.1)	0.5	627.3
Private Placement	1,424.0	1,230.2					2,654.2
Brokers fee		(27.1)					(27.1)
Employee stock options issued		3.0					3.0
Foreign exchange differences			2.2				2.2
Change in unrealized gain on interest rate swaps			(7.3)				(7.3)
Non-controlling interest				0.4			0.4
Net income				72.8		(0.4)	72.4

Balance at September 30, 2010	2,622.4	1,369.4	25.2	410.2	(1,102.1)	0.1	3,325.2

See accompanying notes that are an integral part of these Consolidated Financial Statements.

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Notes to Unaudited Interim Financial Statements

Note 1—General information

Seawell Limited (the “Company” or “Seawell”) is a global oilfield service company providing drilling services and well services, including platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technology. The Company employs approximately 3,200 skilled and experienced people.

Seawell was incorporated in Bermuda on August 31, 2007 as a wholly owned subsidiary of Seadrill Limited (“Seadrill”). Seawell together with its wholly owned subsidiary, Seawell Holding UK acquired the shares in the entities comprising Seadrill`s Well Service division on October 1, 2007. The consideration for the shares was NOK 2,413.1 million and has been accounted for as a common control transaction. As of September 30, 2010 Seawell was owned 52.26% by Seadrill.

As used herein, unless otherwise required by the context, the term “Seawell” refers to Seawell Limited and the terms “Company”, “we”, “Group”, “our” and words of similar import refer to Seawell and its consolidated subsidiaries for the periods that are consolidated and the combined group for the period that are combined. The use herein of such terms as group, organisation, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

Basis of presentation

The unaudited interim consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States of America (US GAAP) for interim financial information. The unaudited interim consolidated financial statements do not include all of the disclosures required in complete annual financial statements. These interim financial statements should be read in conjunction with the Company’s financial statements as at December 31, 2009. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The amounts are presented in Norwegian Kroner rounded to the nearest hundred thousand, unless otherwise stated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, our accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes.

Significant accounting policies

The accounting policies adopted in the preparation of the unaudited interim financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements and accompanying notes for the year ended December 31, 2009.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance that eliminates the qualifying special purpose entity concept, changes the requirements for derecognizing financial

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assets and requires enhanced disclosures about transfers of financial assets. The guidance also revises earlier guidance for determining whether an entity is a variable interest entity, requires a new approach for determining who should consolidate a variable interest entity, changes when it is necessary to reassess who should consolidate a variable interest entity, and requires enhanced disclosures related to an enterprise’s involvement in variable interest entities. We adopted the guidance effective January 1, 2010, which did not have an effect on our financial statements.

In October 2009, the FASB issued authoritative guidance that amends earlier guidance addressing the accounting for contractual arrangements in which an entity provides multiple products or services (deliverables) to a customer. The amendments address the unit of accounting for arrangements involving multiple deliverables and how arrangement consideration should be allocated to the separate units of accounting, when applicable, by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The amendments also require that arrangement consideration be allocated at the inception of an arrangement to all deliverables using the relative selling price method. The guidance is effective for fiscal years beginning on or after June 15, 2010, with earlier application permitted. We are currently evaluating the effects that the guidance may have on our financial statements.

In January 2010, the FASB issued authoritative guidance that changes the disclosure requirements for fair value measurements. Specifically, the changes require a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. The changes also clarify existing disclosure requirements related to how assets and liabilities should be grouped by class and valuation techniques used for recurring and nonrecurring fair value measurements. We adopted the guidance in the first quarter 2010, which did not have an impact on our financial position, results of operations or cash flows.

In February 2010, the FASB amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements in the first quarter 2010. The adoption of this guidance did not have an impact on our financial statements.

Note 2—Segment information

The Company provides drilling services and well services, including platform drilling, drilling facility engineering, modular rigs, well intervention and oilfield technology to the offshore oil and gas industry. Seawell’s reportable segments consist of the primary services it provides. Although Seawell’s segments are generally influenced by the same economic factors, each represents a distinct service to the oil and gas industry. There have not been any intersegment sales during the periods presented. Segment results are evaluated based on operating income. The accounting principles for the segments are the same as for the Company’s combined and consolidated financial statements. Indirect general and administrative expenses are allocated to each segment based on estimated use.

The split of our organization and aggregation of our business into two segments was based on differences in management structure and reporting, economic characteristics, customer base, asset class and contract structure. As of September 30, 2010, the Company operates in the following two segments:

•	Drilling Services: The Company performs platform drilling, drilling facility engineering and modular rig activities on several fixed installations in the North Sea.

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•

Well Services: The Company performs various well intervention and oilfield technology services, including but not limited to conveying of logging, perforation, zonal isolation, well clean up, leak detection services and fishing.

Segment results are evaluated on the basis of operating profit, and the information given below is based on information used for internal reporting. The accounting principles for the segments are the same as for the Company’s consolidated financial statements.

	For the three month period ended September 30,		For the nine month period ended September 30,
Revenues from external customers	2009	2010	2009	2010
(in millions of NOK)
Drilling Services	763.7	901.2	2,479.3	2,549.8
Well Services	149.3	168.7	483.7	515.9

Total operating revenues	913.0	1,069.9	2,963.0	3,065.7

Depreciation and amortization
(in millions of NOK)
Drilling Services	14.3	13.0	40.2	39.8
Well Services	19.2	19.1	54.6	59.5

Total depreciation and amortization	33.5	32.1	94.8	99.3

Operating income—net income
(in millions of NOK)
Drilling Services	74.5	74.3	213.4	231.4
Well Services	23.2	24.3	68.7	72.3

Operating income	97.7	98.6	282.1	303.7
Unallocated items:
Total financial items	(82.1)	(137.3)	(101.6)	(161.5)
Income taxes	(2.8)	(18.1)	(47.9)	(69.4)

Net income	12.8	(56.7)	132.6	72.8

Total assets	December 31, 2009	September 30, 2010
(in millions of NOK)
Drilling Services	1,924.5	3,284.9
Well Services	1,415.3	1,994.6
Total assets	3,339.8	5,279.5

	For the three month period ended September 30,		For the nine month period ended September 30,
Capital expenditures	2009	2010	2009	2010
(in millions of NOK)
Drilling Services	17.7	26.2	101.0	59.5
Well Services	11.9	31.7	68.9	56.4
Total expenditures	29.6	57.9	169.9	115.9

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Total goodwill	Drilling Services	Well Services	Total
(In millions of NOK)

Seadrill’s purchase of Smedvig	650.1	354.8	1,004.9
Balance at December 31, 2006	650.1	354.8	1,004.9

Acquisition of Wellbore Solutions AS	—	15.2	15.2
Balance at December 31, 2007	650.1	370.0	1,020.1

Acquisition of Noble Corporation’s North Sea Platform Division	156.5	—	156.5
Acquisition of Peak Well Solutions AS	—	309.4	309.4
Acquisition of TecWel AS	—	119.1	119.1
Balance at December 31, 2008	806.6	798.5	1,605.1

Adjustment of purchase price Peak Well Solutions AS	—	(2.3)	(2.3)
Exchange rate fluctuations on goodwill measured in foreign currency	(13.0)	—	(13.0)
Balance at December 31, 2009	793.6	796.2	1,589.8

Acquisition of Viking Intervention Technology AS	—	21.4	21.4
Acquisition of RIS and ROMEG	26.9	—	26.9
Final settlement Peak Well Solutions AS	—	3.8	3.8
Exchange rate fluctuations on goodwill measured in foreign currency	0.1	—	0.1
Balance at September 30, 2010	820.7	821.4	1,642.1

Note 3—Taxes

The income taxes for the period ended September 30, 2010 differed from the amount computed by applying the statutory income tax rate of 0% as follows:

	9 month period ended September 30, 2009	9 month period ended September 30, 2010
(in millions of NOK)
Income taxes related to other countries
Norway	35.0	56.1
UK	9.7	6.2
Other	3.2	7.1

Total	47.9	69.4

In the consolidated financial statement ended September 30, 2010 the Company has recognized NOK 67.7 million as loss due to foreign exchange loss in Bermuda, which has a statutory income tax rate of 0%.

The Company’s operations in the UK, US, Brazil, Norway and Denmark are taxable.

Note 4—Earnings per share

The computation of basic EPS is based on the weighted average number of shares outstanding during the period. Diluted EPS includes the effect of the assumed conversion of potentially dilutive instruments.

There is no difference in the components of the numerator for the calculation of basic and diluted EPS

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The components of the denominator for the calculation of basic and diluted EPS are as follows:

In thousand	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010

Basic earnings per share:
Weighted average number of common shares outstanding	110,001	162,571	110,001	127,524
Diluted earnings per share:
Weighted average number of common shares outstanding	10,267	164,871	110,267	129,824
Effect of dilutive share options	267	2,300	267	2,300

The Company does not have securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted.

Note 5—Other financial items

	Three months ended September 30,		Nine months ended September 30,
(In millions of NOK)	2009	2010	2009	2010
Foreign exchange gain (loss)	(59.3)	(107.9)	(29.2)	(86.8)
Other items	(0.9)	(12.0)	(4.3)	(12.8)

Total other financial items	(60.2)	(119.9)	(33.5)	(99.6)

Note 6—Drilling equipment and other fixed asset

Drilling equipment

(In millions of NOK)	December 31, 2009	September 30, 2010
Cost	745.1	813.5
Accumulated depreciation	(449.0)	(511.4)

Net book value	296.1	302.1

Depreciation and amortization expense was NOK 62.2 million for the nine months ended September 30, 2009 and NOK 63.8 million for the nine months end September 30, 2010. The depreciation and amortization expense for the three months ended September 30, 2009 and September 30, 2010 was NOK 21.3 million and NOK 20.7 million, respectively.

Other fixed assets

(In millions of NOK)	December 31, 2009	September 30, 2010
Cost—office equipment, furniture, fittings and motor vehicles	137.1	117.1
Accumulated depreciation	(28.3)	(40.1)

Net book value	108.8	77.0

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Depreciation and amortization expense was NOK 8.8 million the nine months ended September 30, 2009 and NOK 15.7 million for the nine months ended September 30, 2010. The depreciation and amortization expense for the three months ended September 30, 2009 and September 30, 2010 was NOK 4.3 million and NOK 5.9 million, respectively.

Seawell sold Sandsliåsen 59 AS July 1, 2010 to Rasmussen Eiendom AS. Seawell will continue to utilize the premises under a 10 year lease with Rasmussen, paying rental charges amounting to NOK 4.5 million yearly. The Company has recognized a gain of NOK 13.9 million which will be amortized over the life of the lease.

Note 7—Assets under construction—Modular Rig

(In millions of NOK)	December 31, 2009	September 30, 2010
Cost	167.0	178.1
Accumulated depreciation	—	—

Net book value	167.0	178.1

Included in capitalized cost of asset under construction are interest expenses and loan related cost of NOK 4.6 million for the period ended September 30, 2010 (NOK 5.3 million for the year ended December 31, 2009).

Note 8—Intangible assets

The following table discloses the Company’s intangible assets:

(In millions of NOK)	December 31, 2009	September 30, 2010
Intangible assets
Cost	174.9	258.7
Accumulated depreciation and amortization	(39.2)	(57.7)

Net book value	135.7	201.0

Depreciation and amortization year to date	23.5	18.5

The cost at September 30, 2010 of NOK 258.7 million consists of identified technology of NOK 89.1 million, and customer relationships of NOK 169.6 million (including NOK 79.3 million acquired since the year end). The remaining average amortization period as of September 30, 2010 for the intangible assets is 74 months (88 months for technology and 63 months for customer relationships).

Note 9—Goodwill

In the nine month period ended September 30, 2010 there were no impairment losses. Goodwill balance and changes in the carrying amount of goodwill are as follows:

(In millions of NOK)	Year ended December 31, 2009	Period ended September 30, 2010
Net book balance at beginning of period	1,605.2	1,589.8
Goodwill acquired during the period	—	52.2
Impairment losses	—	—
Currency adjustments	(13.0)	0.1
Other adjustments	(2.4)	—

Net book balance at end of period	1,589.8	1,642.1

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The goodwill acquired during 2010 represents the excess of purchase price over the fair value of tangible and identifiable intangible asset acquired, which represents primarily intangible assets which are not separately identifiable.

Note 10—Long-term interest bearing debt and interest expenses

(in millions of NOK)	December 31, 2009	September 30, 2010
MNOK 1,500 Revolving Credit facility	1,214.1	1,111.4
Other loans and capital lease liability	34.4	31.5
Subordinated loan from parent	613.6	0.0

Total loans and capital lease liability	1,862.1	1,142.9

Less: current portion	(260.8)	(1,120.8)

Long-term portion of interest bearing debt	1,601.3	22.1

NOK 1,500 million Revolving Credit Facility Agreement

On 7 September 2010, Seawell entered into a NOK 1,500 million Revolving Credit Facility Agreement with Fokus Bank, the Norwegian branch of Danske Bank AS, for general corporate purposes, replacing the December 2007 NOK 1,500 million Senior Bank Debt Facility Agreement outstanding as per second quarter 2010, capital expenditures, working capital and the issuance of guarantees to support contract performance obligations and other operating requirements. The facility is divided into two tranches. The first tranche, Tranche A, is for NOK 1,215 million, while the second tranche, Tranche B, is for NOK 285 million. Both tranches have a final maturity date of 12 months from the date of signing of the agreement. The interest rate of the tranches is the aggregate of LIBOR, NIBOR or EURIBOR, plus 2.50%, plus mandatory costs, if any. The Revolving Credit Facility Agreement entered contains events of default which include payment defaults, breach of financial covenants, breach of other obligations, breach of representations and warranties, insolvency, illegality, unenforceability, conditions subsequent, curtailment of business, claims against an obligor’s assets, appropriation of an obligor’s assets, cross-defaults to other indebtedness in excess of NOK 5 million, material adverse effect, and material litigation. As of the end of the third quarter, approximately NOK 1,111.4 million of the facility had been drawn

USD 550 million multicurrency term and Revolving Credit Facility Agreement

On November 12, 2010 Seawell executed a loan agreement for a new five year USD 550 million multicurrency term and revolving facilities agreement with a syndicate of banks.

The purpose of the new facilities is to refinance Seawell’s existing NOK 1,500 million Revolving Credit Facility Agreement of 7 September, 2010, general corporate purposes, to partially finance the cash option to Allis-Chalmers’ shareholders if exercised, and to refinance existing indebtedness in Allis-Chalmers and its subsidiaries.

Repayment of subordinated loan to parent

Subsequent to the private placement Seawell repaid the subordinated loan and short term loan to Seadrill Limited.

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The outstanding debt as of September 30, 2010 is repayable as follows:

(in millions of NOK) Year ending December 31
2010	1,113.9
2011	11.1
2012	17.9

Total debt	1,142.9

The Company has miscellaneous covenants in its loan agreements. The facility contains the following main covenants:

•	The Leverage ratio shall not be higher than 3.0

•	The Equity ratio shall be at least 25%

As of September 30, 2010, the Company is in compliance with all of the covenants under its long-term facilities.

Interest rate swap agreement

The Company has entered into an interest rate swap agreement, securing the interest rate on NOK 750 million of the credit facility for 3.5 years. The agreement was entered into in mid March 2009, with the commencement of the hedging period and start up of hedging accounting by end of April 2009. The fair value of the swaps as of September 30, 2010 was a liability of NOK 12.8 million and is included within other non current liabilities.

Note 11—Share capital

	December 31, 2009		September 30, 2010
All shares are common shares of $2.00 par value each	Shares	NOK million	Shares	NOK million
Authorized share capital	300,000,000	3,241.0	600,000,000	7,012.8
Issued, outstanding and fully paid share capital	110,000,050	1,198.35	225,400,050	2,622.4

The authorized share capital has been translated at the rate in effect on October 1, 2007, the date of incorporation.

The Company was incorporated on August 31, 2007 and 50 ordinary shares of par value US$2.00 each were issued. In October 2007 there was one share issue of 80,000,000 shares at NOK 13.75 per share and one issue of 20,000,000 shares at NOK 13.75 per share. At the end of December 2007 a total of 100,000,050 shares of par value US$ 2.00 each were issued and outstanding.

In April 2008 there was an equity issue of 10,000,000 shares at NOK 19.50 per share.

There were no new shares issued in 2009.

In August 2010 Seawell completed a private placement of 115.4 million shares at a share price of NOK 23 pr share, amounting to proceeds of NOK 2 627.1 million net of brokers fee of NOK 27.1 million.

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Note 12—Related party transactions

The Company transacts business with the following related parties, being companies in which our parent company’s principal shareholders Hemen Holding Ltd and Farahead Investments Inc (hereafter jointly referred to as “Hemen”) and companies associated with Hemen have a significant interest:

•	Seadrill Limited (“Seadrill”)

•	Frontline Management (Bermuda) Limited (“Frontline”)

Seawell was established at the end of the third quarter of 2007, as a spin-off of Seadrill’s Well Service division. Seawell together with its wholly owned subsidiary, Seawell Holding UK acquired the shares in the Seadrill Well Service division entities on October 1, 2007. The consideration for the shares was NOK 2,413.1 million. The acquisition has been accounted for as a common control transaction with the asset and liabilities acquired recorded by Seawell at historical carrying value of Seadrill. The excess of consideration of the net asset and liabilities acquired has been recorded as adjustment to equity of NOK 1,058.6 million. The Company’s acquisition of companies comprising the previous Seadrill well service division was financed with a subordinated loan from Seadrill amounted to NOK 613.6 million as of December 31, 2009. As of September 30, 2010, the subordinated loan was fully paid as a consequence of conversion of debt to equity in connection with the Private Placement held on August 23, 2010. The interest on the subordinated loan is added to the principal and is charged to the income statement item ‘Interest expense’ as it does not merit separate disclosure. Accrued interest on the subordinated loan is NOK 25 million in 2010.

As of September 30, 2010, all short term loans to Seadrill were repaid as a consequence of conversion of debt to equity in connection with the private placement on 23. August 2010. (NOK 191.1 million at December 31, 2009) The interest rate on the short term loans is 3 months NIBOR + 1.25% and interest accreted during 2010 is NOK 4.517 million.

On September 30, 2010 Seawell issued a short term loan of USD 75 million to Seadrill. The loan is repaid in the fourth quarter 2010.

Seadrill Management AS, a company within the Seadrill group has charged the Company a fee of NOK 0 million and NOK 1.6 million for these services in the three months and nine months ended September 30, 2010, respectively, and NOK 11.3 million in 2009. Frontline provides management support and administrative services for the Company, and charged the Company fees of NOK 0 million and NOK 0.7 million for these services in the three months and nine months ended September 30, 2010, respectively, and NOK 0.2 million and NOK 0.2 million in the three months and nine months ended September 30, 2009, respectively. NOK 0 million in the consolidated statement of operations were included within other payables as at September 30, 2010 and December 31, 2009.

These amounts are included in “General and administrative expenses”, as they do not merit separate disclosure.

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Note 13—Fair value of financial instruments

The carrying value and estimated fair value of the Company’s financial instruments at December 31, 2009 and September 30, 2010 are as follows:

	December 31, 2009		September 30, 2010
(In millions of NOK)	Fair value	Carrying value	Fair value	Carrying value
Non-Derivatives
Cash and cash equivalents	236.7	236.7	1,369.2	1,369.2
Restricted cash	51.8	51.8	41.1	41.1
Current portion of long term floating rate debt	260.8	260.8	1,120.8	1,120.8
Long term interest bearing debt	1,601.3	1,601.3	22.1	22.1
Derivatives
Interest rate Swap agreements	5.5	5.5	12.8	12.8

The above financial assets and liabilities are measured at fair value on a recurring basis as follows:

		Fair value measurements at reporting date using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(in millions of $)	September 30, 2010	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and cash equivalents	1,369.2	1,369.2
Restricted cash	41.1	41.1
Total assets	1,410.3	1,410.3	—	—
Liabilities:
Current portion of long term debt	1,120.8	1,120.8
Long-term portion of floating rate debt	22.1	22.1
Interest rate swap contracts—short term payables	12.8		12.8
Total liabilities	1,155.7	1,142.9	12.8	—

The Company has used a variety of methods and assumptions, which are based on market conditions and risks existing at the time, to estimate the fair value of the Company’s financial instruments as of December 31, 2009 and September 30, 2010. For certain instruments, including cash and cash equivalents, receivables and accounts payable, it is assumed that the carrying amount approximated fair value due to the short-term maturity of those instruments.

The fair value of the current portion of long-term debt is estimated to be equal to the carrying value, since it is repayable within twelve months.

The fair value of the long-term portion of floating rate debt is estimated to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis. This debt is not freely tradable and cannot be purchased by the Company at prices other than the outstanding balance plus accrued interest.

The fair values of interest rate swaps are calculated using well-established independent valuation techniques applied to contracted cash flows and LIBOR and NIBOR interest rates as at December 31, 2009 and September 30, 2010.

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Note 14—Commitments and contingencies

Purchase Commitments

In February 2008, Seawell ordered a modularized drilling rig (Well Service Unit). The estimated capital expenditure for the unit is some EUR 34 million (NOK 271 million) with delivery scheduled late in the fourth quarter 2010 or early in the first quarter 2011. As of September 30, 2010 Seawell has paid EUR 17.8 million (NOK 155.5 million) to the builder.

Legal Proceedings

The company had no legal proceedings as at September 30, 2010.

Note 15—Acquisitions and sales

Acquisition of Viking Intervention Technology AS

On April 30, 2010 Seawell announced the acquisition of Viking Intervention Technology AS for a consideration of NOK 50 million. The purchase price has been calculated to NOK 70 million taking into account certain contingent considerations. Viking Intervention Technology is a company developing an integrated carbon cable intervention system and was acquired for its complimentary product portfolio. This acquisition has had the effect on the financial statements of the Company as follows:

The purchase price has been allocated as follows:

(in NOK million)	Viking Intervention Technology AS
Current assets
Cash and cash equivalents	0.1
Accounts receivable	2.8
Other current asset	4.8
Total current assets	7.7

Non-current assets
Drilling equipment and other fixed asset	4.7
Other intangible asset	70.1
Goodwill	21.3
Total non-current assets	96.1

Current liabilities
Other current liabilities	6.4
Total current liabilities	6.4

Deferred taxes	18.3
Other non-current liabilities	9.3
Total non-current liabilities	27.6

Total purchase price (fair value)	70.0

Acquisition of Rig Inspection Services Limited

On August 5, 2010 Seawell announced the signing of a Sale/Purchase agreement with the shareholders of Rig Inspection Services Limited (RIS), a private company based in Singapore and Australia, for a price of NOK 55.3 million, where NOK 20.8 million is considered contingent based on financial performance over the

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next two years. The addition of RIS to Seawell compliments the Seawell drilling facility engineering capabilities and allows Seawell to offer its clients a very broad range of inspection services on rigs, risers and drilling equipment on a global basis.

The purchase price has been allocated as follows:

(in NOK million)	Rig Inspection Services Limited
Current assets
Cash and cash equivalents	3.6
Accounts receivable	14.8
Other current asset	1.1
Total current assets	19.5

Non-current assets
Drilling equipment and other fixed asset	0.9
Other intangible asset	13.8
Goodwill	26.9
Total non-current assets	41.6

Current liabilities
Accounts payable	3.3
Other current liabilities	2.5
Total current liabilities	5.8

Total purchase price (fair value)	55.3

Note 16—Subsequent Events

Acquisition of Allis-Chalmers Energy Inc.

On August 12, 2010 Seawell announced the approval of a definitive merger agreement with Allis-Chalmers Energy Inc. (“ALY”), an NYSE listed energy group. The planned transaction involves Seawell being the accounting and legal acquirer of ALY with a preliminary purchase value of USD $527.5 million (NOK 3,074.4 million). The principal reason for the acquisition is to expand the Company’s drilling services offerings and to reach new geographic markets.

The preliminary purchase price includes both cash and equity payments to the shareholders of ALY. The acquisition will involve Seawell acquiring 100% of the share capital of ALY in exchange for Seawell shares, in a ratio of 1.15 Seawell shares to ALY shares, or a cash settlement of USD $4.25 per share. Elections from ALY shareholders are not yet due.

As neither the purchase price nor the method of settlement is yet fixed, no accounting disclosures are included within these financial statements. The Company is unable to disclose the purchase price calculation and its effect upon these financial statements as it is not fixed until ALY shareholder elections are made, and is unable to disclose the fair value adjustments expected to arise on acquisition and their effect upon these financial statements as the final purchase price is not yet known.

The finalization of the merger is dependent upon approval by the shareholders of ALY.

Change in the Board of Directors

Mr Alf C. Thorkildsen, CEO of Seadrill Management AS, has with effect from November 1, 2010 resigned from the board of Seawell Limited. The board has appointed Mr. Fredrik Halvorsen to the board to fill the vacancy. Mr. Halvorsen’s will hold office until the next annual general meeting of the Company.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION DIRECTLY OR INDIRECTLY IN OR

INTO THE UNITED STATES, CANADA, AUSTRALIA, OR JAPAN.

Mr. Halvorsen has previously worked for Tandberg ASA and McKinsey & Co. in Southeast Asia. Mr. Halvorsen is currently employed by Frontline Corporate Services Ltd.

Alf C. Thorkildsen will continue to be available to the Company in a function as an alternate director. Mr. Thorkildsen is the CEO of Seadrill Management AS.

New loan agreement

On November 12, 2010 Seawell executed a loan agreement for a new five year USD 550 million multicurrency term and revolving facilities agreement with a syndicate of banks.

The purpose of the new facilities is to refinance Seawell’s existing NOK 1,500 million Revolving Credit Facility Agreement of 7 September, 2010, general corporate purposes, to partially finance the cash option to Allis-Chalmers’ shareholders if exercised, and to refinance existing indebtedness in Allis-Chalmers and its subsidiaries.

Listing of Seawell Limited on Oslo Stock Exchange

On November 26, 2010 Seawell Limited was listed on the Oslo Stock Exchange, and is traded under the ticker “SEAW”.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION DIRECTLY OR INDIRECTLY IN OR

INTO THE UNITED STATES, CANADA, AUSTRALIA, OR JAPAN.

Special Meeting of Stockholders of

ALLIS-CHALMERS ENERGY INC.

FEBRUARY 23, 2011

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			For	Against	Abstain
	1.	To approve and adopt the Agreement and Plan of Merger, dated as of August 12, 2010, among Allis-Chalmers Energy Inc., Seawell Limited and Wellco Sub Company.	☐	☐	☐

	2.	To approve and adopt an amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock.	☐	☐	☐

	3.	To approve the adjournment or postponement of the special meeting of the stockholders of Allis-Chalmers, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.	☐	☐	☐

The proxies are authorized to vote in their discretion on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ALLIS-CHALMERS ENERGY INC.

5075 Westheimer, Suite 890

Houston, Texas 77056

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL

MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 23, 2011.

The undersigned hereby appoints Victor M. Perez and Theodore F. Pound III, and each of them, either one of whom may act without joinder of the other, as proxies, with full power of substitution and revocation to represent the undersigned and to vote all shares of Allis-Chalmers Energy Inc. which the undersigned is entitled to vote at the special meeting of stockholders to be held at the Westin Galleria Hotel, Chevy Chase Room, 5060 West Alabama Street, Houston, Texas 77056 on February 23, 2011 at 10:00 a.m., local time, and at any adjournment or postponement thereof, (1) as designated on the reverse side on the proposals listed on the reverse side and (2) in their discretion on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

(Continued and to be Signed on the Reverse Side)

Special Meeting of Stockholders of

ALLIS-CHALMERS ENERGY INC.

FEBRUARY 23, 2011

PROXY VOTING INSTRUCTIONS

INTERNET  –  Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE  -  Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL  -  Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON  -  You may vote your shares in person by attending the Special Meeting.

Company Number
Account Number

i Please detach along perforated line and mail in the envelope provided if you are not voting via telephone or the Internet. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			For	Against	Abstain
	1.	To approve and adopt the Agreement and Plan of Merger, dated as of August 12, 2010, among Allis-Chalmers Energy Inc., Seawell Limited and Wellco Sub Company.	☐	☐	☐

	2.	To approve and adopt an amendment to the Certificate of Designations of 7% Convertible Perpetual Preferred Stock.	☐	☐	☐

	3.	To approve the adjournment or postponement of the special meeting of the stockholders of Allis-Chalmers, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.	☐	☐	☐

The proxies are authorized to vote in their discretion on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.